UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	File No

Pre-Effective Amendment No.	☐

Post-Effective Amendment No.	☐

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	File No. 811-03330

Amendment No. 341	☑

(Check appropriate box or boxes.)

NATIONWIDE VARIABLE ACCOUNT – II
(Exact Name of Registrant)

NATIONWIDE LIFE INSURANCE COMPANY
(Name of Depositor)

One Nationwide Plaza, Columbus, Ohio 43215
(Address of Depositor's Principal Executive Offices)                                                                                          (Zip Code)

Depositor's Telephone Number, including Area Code	(614) 249-7111

Robert W. Horner, III, Vice President and Secretary, One Nationwide Plaza, Columbus, Ohio 43215
(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering	As soon as possible after effective date (May 2, 2011 requested)

Title of Securities Being Registered	Individual Flexible Premium Deferred Variable Annuity Contract

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Nationwide Life Insurance Company and Nationwide Variable Account-II represent that the supplement included in this registration statement: (1) is not effective; and (2) will not be issued, unless and until an order associated with the application for exemptive relief (File No. 812-13814) is issued.

Nationwide Life Insurance Company •Nationwide Variable Account-II

Prospectus supplement dated _____________ to
prospectus dated ____________

This supplement updates certain information contained in your prospectus.  Please read it and keep it with your prospectus for future reference.

1.	The prospectus is amended to reflect that the Reduced CDSC Option ("Liquidity Option") is not available if an Extra Value Option is elected.

2.	The last paragraph of the text box on page 1 of the prospectus is amended to add the following sentence:

In addition, with respect to the Extra Value Options, be aware that the cost of electing the option and the recapture of the credits (in the event of a surrender) could exceed any benefit of receiving the Extra Value Option credits.

3.	The "Recurring Contract Expenses" table is amended to add the following:

Extra Value Options (assessed as an annualized percentage of Daily Net Assets) (an applicant may purchase one)
5% Extra Value Option Charge Total Variable Account Charges (including this option only)	0.65%1 2.00%
4% Extra Value Option Charge Total Variable Account Charges (including this option only)	0.55%2 1.85%
3% Extra Value Option Charge Total Variable Account Charges (including this option only)	0.40%3 1.70%

1 In addition to the charge assessed to Variable Account allocations, allocations made to the Fixed Account in connection with an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program, for the first 7 Contract Years will be assessed a fee of 0.65% by decreasing the interest we credit to amounts allocated to the Fixed Account.  Nationwide will discontinue deducting the charge associated with the 5% Extra Value Option 7 years from the date the contract was issued.

2 In addition to the charge assessed to Variable Account allocations, allocations made to the Fixed Account in connection with an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program, for the first 7 Contract Years will be assessed a fee of 0.55% by decreasing the interest we credit to amounts allocated to the Fixed Account.  Nationwide will discontinue deducting the charge associated with the 4% Extra Value Option 7 years from the date the contract was issued.

3 In addition to the charge assessed to Variable Account allocations, allocations made to the Fixed Account in connection with an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program, for the first 7 Contract Years will be assessed a fee of 0.40% by decreasing the interest we credit to amounts allocated to the Fixed Account.  Nationwide will discontinue deducting the charge associated with the 3% Extra Value Option 7 years from the date the contract was issued.

[Intentionally left blank. See next page.]

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4.	The "Summary of Maximum Contract Expenses" table is replaced with the following:

Summary of Maximum Contract Expenses (annualized rate, as a percentage of the Daily Net Assets)
Mortality and Expense Risk Charge (applicable to all contracts)	1.10%
Administrative Charge (applicable to all contracts)	0.20%
One-Year Enhanced Death Benefit Option Charge	0.20%
5% Extra Value Option Charge	0.65%
Maximum 7% Lifetime Income Option Charge	1.00%1
Maximum 7% Spousal Continuation Benefit Charge	0.30%1
Maximum Possible Total Variable Account Charges	3.45%2

1 This charge is a percentage of the Current Income Benefit Base.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

2 The Maximum Possible Total Variable Account Charges associated with a particular contract may be higher or lower than 3.45% depending on whether the Current Income Benefit Base is higher or lower than the Daily Net Assets.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

5.	The "Example" table is replaced with the following:

Example

This Example is intended to help Contract Owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts.  These costs include Contract Owner transaction expenses, contract fees, Variable Account annual expenses, and underlying mutual fund fees and expenses.  The Example does not reflect premium taxes or short-term trading fees which, if reflected, would result in higher expenses.

The following Example assumes:
•	a $10,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum fees and expenses of any of the underlying mutual funds;
•	the maximum Contingent Deferred Sales Charge under the standard 7 year CDSC schedule;
•	a $30 Contract Maintenance Charge expressed as a percentage of the average contract account size; and
•	the total Variable Account charges associated with the most expensive allowable combination of optional benefits (3.45%).1

For those contracts that do not elect the most expensive combination of optional benefits, the expenses would be lower.

	If you surrender your contract at the end of the applicable time period				If you annuitize your contract at the end of the applicable time period				If you do not surrender your contract
	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.
Maximum Total Underlying Mutual Fund Operating Expenses (1.85%)	$1,218	$2,199	$3,159	$5,653	*	$1,749	$2,889	$5,653	$588	$1,749	$2,889	$5,653
Minimum Total Underlying Mutual Fund Operating Expenses (0.43%)	$1,069	$1,775	$2,491	$4,512	*	$1,325	$2,221	$4,512	$439	$1,325	$2,221	$4,512

*The contracts sold under this prospectus do not permit annuitization during the first two Contract Years.

1 The total Variable Account charges associated with the most expensive allowable combination of optional benefits may be higher or lower than 3.45% depending on whether the Current Income Benefit Base is higher or lower than the Daily Net Assets.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

6.	The "Minimum Initial and Subsequent Purchase Payments" subsection of the "Synopsis of the Contracts" section is amended to add the following:

If the Contract Owner elects an Extra Value Option, amounts credited to the contract in excess of total purchase payments may not be used to meet the minimum initial and subsequent purchase payment requirements.

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7.	The "Credits on Purchase Payments" subsection of the "Synopsis of the Contracts" section is amended to add the following:

PPCs are distinct from the Extra Value Option credits described later in this prospectus.

8.	The "Charges and Expenses" subsection of the "Synopsis of the Contracts" section is amended to add the following:

Extra Value Options

For an additional charge, Nationwide will apply a credit to the contract equal to the applicable percentage shown below of each purchase payment made to the contract for the first 12 months the contract is in force.  When available, an applicant may elect one of the following Extra Value Options at the time of application:

Extra Value Options	Charge*
5% Extra Value Option	0.65%*
4% Extra Value Option	0.55%*
3% Extra Value Option	0.40%*

*The charges shown are the annualized rates charged as a percentage of the Daily Net Assets of the Variable Account.

The Extra Value Options are not available if the Liquidity Option is elected.  If an Extra Value Option is elected, the Fixed Account is not available as an investment option under the contract except as the originating investment option as part of an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program (see "Contract Owner Services").  Allocations made to the Fixed Account in connection with such programs will be assessed a fee that corresponds to the Variable Account charge associated with the Extra Value Option elected.

For all of the Extra Value Options, Nationwide will discontinue deducting the charge at the end of the 7th Contract Year.

9.	The second paragraph of the "Ten Day Free Look" subsection of the "Synopsis of the Contracts" section is amended as follows:

If the Contract Owner elects to cancel the contract pursuant to the free look provision, Nationwide will return the Contract Value, less any Purchase Payment Credits and Extra Value Option credits, and less applicable federal and state income tax withholding.

10.	The following paragraph is added to the "Fixed Account" subsection of the "Investing in the Contract" section:

The Fixed Account is not available as an investment option if the Contract Owner elected an Extra Value Option (except as the originating investment option as part of the Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits programs (see, "Contract Owner Services")).

11.	The eighth paragraph of the "Fixed Account" subsection of the "Investing in the Contract" section is amended as follows:

Nationwide guarantees that the Fixed Account value will not be less than the amount of purchase payments, Purchase Payment Credits and Extra Value Option credits allocated to the Fixed Account, plus interest credited as described above, less any surrenders and any applicable charges including CDSC.  Additionally, Nationwide guarantees that interest credited to Fixed Account allocations will not be less than the minimum interest required by applicable state law.

12.	The "Fixed Account" subsection of the "Investing in the Contract" section is amended to add the following new subsection:

Fixed Account Charges Assessed for Certain Optional Benefits

All interest rates credited to the Fixed Account will be determined as described above.  Based on the criteria listed above, it is possible for a contract with various optional benefits to receive the same rate of interest as a contract with no optional benefits.  However, for Contract Owners that elect certain optional benefits available under the contract, the charge is assessed to assets allocated to the Fixed Account by reducing the interest crediting rate.

Consequently, the charge assessed for the optional benefit will result in a lower credited interest rate (reduced by the amount of the charge), as specified below:

Optional Benefit	Fixed Account Charge
5% Extra Value Option	0.65%*
4% Extra Value Option	0.55%*
3% Extra Value Option	0.40%*

*The Fixed Account charge associated with Fixed Account allocations (in connection with an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program) will not be assessed after the end of the 7 th Contract Year.

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Although the charge assessed when any of the above optional benefits are elected will result in a lower credited interest rate, Nationwide guarantees that the interest rate credited to any assets in the Fixed Account will never be less than the minimum interest rate required by applicable state law.

13.	The "Optional Contract Benefits, Charges and Deductions" section is amended to add the following:

Extra Value Options

When available, for an additional charge, an applicant may elect one of three Extra Value Options.  The Extra Value Options are not available for election if the Liquidity Option is elected.

Applicants should be aware of the following prior to electing an Extra Value Option:

(1)	Nationwide may make a profit from the Extra Value Option charge.

(2)
Because the Extra Value Option charge will be assessed against the entire Contract Value for the first 7 Contract Years, Contract Owners who anticipate making additional purchase payments after the first Contract Year (which will not receive the Extra Value Option credit(s) but will be assessed the Extra Value Option charge) should carefully examine the Extra Value Option and consult their financial adviser regarding its desirability.

(3)
Nationwide may take back or "recapture" all or part of the amount credited under an Extra Value Option of the Contract Owner takes a surrender that is subject to a CDSC or if the Contract Owner invokes contractual free-look privilege.

(4)
If the market declines during the period that the Extra Value Option credit(s) is subject to recapture, the amount subject to recapture could decrease the amount of Contract Value available for surrender.

(5)	The cost of the Extra Value Option and the recapture of the credits (in the event of a surrender) could exceed any benefit of receiving the Extra Value Option credits.

(6)
The Fixed Account is not available as an investment option (except as the originating investment option as part of the Enhanced Fixed Account Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits programs (see, "Contract Owner Services")).

5% Extra Value Option

For an additional charge at an annualized rate of 0.65% of the Daily Net Assets of the Variable Account, an applicant can elect the 5% Extra Value Option.  In addition, allocations made to the Fixed Account in connection with an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program will be assessed a fee of 0.65%.  After the end of the 7th Contract Year, Nationwide will discontinue assessing the charges associated with the 5% Extra Value Option and the amount credited under this option will be fully vested.

In exchange, for the first 12 months the contract is in force, Nationwide will apply a credit to the contract equal to 5% of each purchase payment made to the contract.  This credit, which is funded from Nationwide’s General Account, will be allocated among the Sub-Accounts in the same proportion that the purchase payment is allocated to the contract.  For purposes of all benefits and taxes under these contracts, credits applied under this option are considered earnings, not purchase payments.

4% Extra Value Option

For an additional charge at an annualized rate of 0.55% of the Daily Net Assets of the Variable Account, an applicant can elect the 4% Extra Value Option.  In addition, allocations made to the Fixed Account in connection with an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program will be assessed a fee of 0.55%.  After the end of the 7th Contract Year, Nationwide will discontinue assessing the charges associated with the 4% Extra Value Option.  At the end of the 7th Contract Year, the amount credited under this option will be fully vested.

In exchange, for the first 12 months the contract is in force, Nationwide will apply a credit to the contract equal to 4% of each purchase payment made to the contract.  This credit, which is funded from Nationwide’s General Account, will be allocated among the Sub-Accounts in the same proportion that the purchase payment is allocated to the contract.  For purposes of all benefits and taxes under these contracts, credits applied under this option are considered earnings, not purchase payments.

3% Extra Value Option

For an additional charge at an annualized rate of 0.40% of the Daily Net Assets of the Variable Account, an applicant can elect the 3% Extra Value Option.  In addition, allocations made to the Fixed Account in connection with an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program will be assessed a fee of 0.40%.  After the end of the 7th Contract Year, Nationwide will discontinue assessing the charges associated with the 3% Extra Value Option.  At the end of the 7th Contract Year, the amount credited under this option will be fully vested.

In exchange, for the first 12 months the contract is in force, Nationwide will apply a credit to the contract equal to 3% of each purchase payment made to the contract.  This credit, which is funded from Nationwide’s General Account, will be allocated among the Sub-Accounts in the same proportion that the purchase payment is allocated to the contract.  For purposes of all benefits and taxes under these contracts, credits applied under this option are considered earnings, not purchase payments.

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Recapture of Extra Value Option Credits

Nationwide will recapture amounts credited to the contract in connection with an Extra Value Option if:

(a)	the Contract Owner cancels the contract pursuant to the contractual free-look provisions;

(b)	the Contract Owner takes a full surrender before the end of the 7th Contract Year; or

(c)	the Contract Owner takes a partial surrender before the end of the 7th Contract Year that is subject to a CDSC (including withdrawals under a Lifetime Income Option that are subject to a CDSC).

The amount of the Extra Value Option credit recaptured under the circumstances listed above is determined based on a vesting schedule.  The longer a Contract Owner waits to surrender value from the contract, the smaller the amount of the credit that Nationwide will recapture.

Contract Owners should carefully consider the consequences of taking a surrender that subjects part or all of the credit to recapture.  If Contract Value decreases due to poor market performance, the recapture provisions could decrease the amount of Contract Value available for surrender.  In other words, the dollar amount of the credit Nationwide recaptures will remain the same, but this amount may be a higher percentage of the Contract Value.

Nationwide will not recapture credits under the Extra Value Options under the following circumstances:

(1)	If the withdrawal is not subject to a CDSC;

(2)	If the distribution is taken as a result of a death, annuitization, or to meet minimum distribution requirements under the Internal Revenue Code; or

(3)	If a Lifetime Income Option is elected, when Accumulation Units are redeemed to pay the associated charge.

(4)	If the surrender occurs after the end of the 7th Contract Year.

Recapture Resulting from Exercising Free-Look Privilege

If the Contract Owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture the entire amount credited to the contract under this option.  The Contract Owner will retain any earnings attributable to the amount credited, but all losses attributable to the amount credited will be incurred by Nationwide.

Recapture Resulting from a Full Surrender

If the Contract Owner takes a full surrender of the contract before the end of the 7th Contract Year, Nationwide will recapture part or all of the amount credited to the contract under the option, according to the following vesting/recapture schedules:

Vesting and Recapture Schedule for
5% Extra Value Option
Contract Year	Credit Percentage Vested	Credit Percentage Subject to Recapture
1	0%	5% (or all of the credit)
2	0.25%	4.75% (or 95% of the credit)
3	1%	4% (or 80% of the credit)
4	1.25%	3.75% (or 75% of the credit)
5	2%	3% (or 60% of the credit)
6	3%	2% (or 40% of the credit)
7	4%	1% (or 20% of the credit)
8 and thereafter	5%	0% (credit is fully vested)

Vesting and Recapture Schedule for
4% Extra Value Option
Contract Year	Credit Percentage Vested	Credit Percentage Subject to Recapture
1	0%	4% (or all of the credit)
2	0%	4% (or all of the credit)
3	1%	3% (or 75% of the credit)
4	1%	3% (or 75% of the credit)
5	2%	2% (or 50% of the credit)
6	2%	2% (or 50% of the credit)
7	3%	1% (or 25% of the credit)
8 and thereafter	4%	0% (credit is fully vested)

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Vesting and Recapture Schedule for
3% Extra Value Option
Contract Year	Credit Percentage Vested	Credit Percentage Subject to Recapture
1	0%	3% (or all of the credit)
2	0%	3% (or all of the credit)
3	1%	2% (or 67% of the credit)
4	1%	2% (or 67% of the credit)
5	1%	2% (or 67% of the credit)
6	2%	1% (or 33% of the credit)
7	2%	1% (or 33% of the credit)
8 and thereafter	3%	0% (credit is fully vested)

For example, Ms. R, who elected the 5% Extra Value Option, makes a $100,000 initial deposit into her contract and receives a 5% credit of $5,000.  In Contract Year 3, Ms. R takes a full surrender.  For the recapture calculation, Nationwide will multiply the initial $100,000 by 4% (refer to the Vesting and Recapture Schedule for the 5% Extra Value Option) to get the portion of the original credit that Nationwide will recapture.  Thus, the amount of the original credit recaptured as a result of the full surrender is $4,000.

Recapture Resulting from a Partial Surrender

If the Contract Owner takes a partial surrender of contract before the end of the 7th Contract Year, Nationwide will recapture a proportional part of the amount credited to the contract under the option, depending on when the surrender is taken, according to the vesting and recapture schedules discussed in the "Recapture Resulting from a Full Surrender" provision.

The amount recaptured will be taken from the Sub-Accounts and the Fixed Account (in connection with an Enhanced Dollar Cost Averaging or Dollar Cost Averaging for Living Benefits program) in the same proportion that purchase payments are allocated as of the surrender date.

14.	The second paragraph of the "Reduced CDSC Option ('Liquidity Option')" section is amended as follows:

If the Liquidity Option is elected, subsequent purchase payments are only permitted during the first Contract Year and the Extra Value Options are not available as optional benefits.

15.	The prospectus is amended to reflect that, with regard to the Lifetime Income Options:

•	Deductions for the charge associated with the Lifetime Income Options will not result in the recapture of Extra Value Option credits.
•	Calculation of the Current Income Benefit Base will take into account any Extra Value Option credits applied to the contract.
•	Lifetime income surrenders are subject to the CDSC provisions of the contract and may also subject any Extra Value Option credits to recapture.

16.	The first paragraph of the "Removal of Variable Account Charges" section is amended as follows:

Removal of Variable Account Charges

The Mortality and Expense Risk Charge and the Administrative Charge apply for the life of the contract.  The charge for each optional benefit is assessed until annuitization, except for the charge for the following options:

•	the Extra Value Options, the charge for which is removed after the end of the 7th Contract Year; and

•	the Liquidity Option, the charge for which is removed after the end of the 4th Contract Year.

17.	The first paragraph of the "Determining the Contract Value" subsection of the "Operation of the Contract" section is amended as follows:

Determining the Contract Value

The Contract Value is the sum of the value of amounts (including any Extra Value Option credits and Purchase Payment Credits applied to the contract) allocated to:

(1)	the Sub-Accounts of the Variable Account; and

(2)	the Fixed Account.

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18.	The third paragraph of the "Determining Variable Account Value – Valuing an Accumulation Unit" subsection of the "Determining the Contract Value" section is amended as follows:

The net investment factor for any particular Sub-Account is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)	is the sum of:

(1)	the Net Asset Value of the underlying mutual fund as of the end of the current Valuation Period; and

(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period).

(b)	is the Net Asset Value of the underlying mutual fund determined as of the end of the preceding Valuation Period.

(c)
is a factor representing the daily total Variable Account charges, which may include charges for optional benefits elected by the Contract Owner.  The factor is equal to an annualized rate ranging from 1.30% to 2.15% of the Daily Net Assets of the Variable Account, depending on which optional benefits the Contract Owner elects.

19.	The second paragraph of the "Right to Examine and Cancel" section is amended as follows:

In the event of a free look cancellation, Nationwide will return the Contract Value as of the date of the cancellation, less any applicable federal and state income tax withholding.  Nationwide will recapture all of any Purchase Payment Credits and/or Extra Value Option credits applied to the contract.  The Contract Owner will retain any earnings attributable to such credits, but all losses attributable to the credits will be incurred by Nationwide.

20.	The following is added as the second paragraph of the "Surrender (Redemption) Prior to Annuitization" section:

If an Extra Value Option has been elected and if the amount withdrawn is subject to a CDSC, Nationwide will recapture all or a portion of the amount credited under the Extra Value Option.

21.	The first paragraph of the "Full Surrenders (Full Redemptions)" subsection of the "Surrender (Redemption) Prior to Annuitization" section is amended as follows:

Full Surrenders (Full Redemptions)

Upon full surrender, the Contract Value may be more or less than the total of all purchase payments made to the contract.  The Contract Value will reflect:

•	Variable Account charges;

•	underlying mutual fund charges;

•
a $30 Contract Maintenance Charge (this charge will be waived upon full surrender if the Contract Value is equal to or greater than $50,000 at the time of the full surrender or on any Contract Anniversary prior to the full surrender);

•	the investment performance of the underlying mutual funds;

•	amounts allocated to the Fixed Account and any interest credited;

•	Purchase Payment Credits, if applicable; and

•	if elected, Extra Value Option credits applied and, if applicable, recaptured.

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Nationwide DestinationSM Navigator (New York)
Nationwide Life Insurance Company
Individual Flexible Premium Deferred Variable Annuity Contracts
Issued by Nationwide Life Insurance Company through its Nationwide Variable Account-II
The date of this prospectus is __________, 2011.

The contracts described in this prospectus are only available in the State of New York.  This prospectus contains basic information you should understand about the contracts before investing.  Please read this prospectus carefully and keep it for future reference.

Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs.  There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products.  With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates.  Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options.  This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

The Statement of Additional Information (dated _____________, 2011), which contains additional information about the contracts and the Variable Account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference.  The table of contents for the Statement of Additional Information is on page 41.

To obtain free copies of the Statement of Additional Information and other information about the Variable Account that has been filed with the SEC, call 1-800-848-6331 (TDD 1-800-238-3035) or write:

Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522

Information about this and other Nationwide products can be found at: www.nationwide.com.

Information about Nationwide and the variable annuity contract described in this prospectus (including the Statement of Additional Information) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090.  The SEC also maintains a web site (www.sec.gov) that contains the prospectus, the Statement of Additional Information, material incorporated by reference, and other information.

Before investing, understand that annuities and/or life insurance products are not insured by the FDIC or any other Federal government agency, and are not deposits or obligations of, guaranteed by, or insured by the depository institution where offered or any of its affiliates.  Variable annuity contracts and the associated optional benefit riders involve investment risk and may lose value.  These securities have not been approved or disapproved by the SEC, nor has the SEC passed upon the accuracy or adequacy of the prospectus.  Any representation to the contrary is a criminal offense.

This contract contains features that apply credits to the Contract Value.  The benefit of the credits may be more than offset by the additional fees that the Contract Owner will pay in connection with the credits.  A contract without credits may cost less.

The Sub-Accounts available under this contract invest in underlying mutual funds of the portfolio companies listed below.
•	AllianceBernstein Variable Products Series Fund, Inc.
•	American Century Variable Portfolios II, Inc.
•	American Century Variable Portfolios, Inc.
•	BlackRock Variable Series Funds, Inc.
•	Dreyfus
•	Dreyfus Investment Portfolios
•	Dreyfus Variable Investment Fund
•	Fidelity Variable Insurance Products Fund
•	Franklin Templeton Variable Insurance Products Trust
•	Huntington VA Funds
•	Invesco
•	Ivy Funds Variable Insurance Portfolios, Inc.
•	Janus Aspen Series
•	MFS® Variable Insurance Trust
•	MFS® Variable Insurance Trust II
•	Nationwide Variable Insurance Trust
•	Neuberger Berman Advisers Management Trust
•	Oppenheimer Variable Account Funds
•	PIMCO Variable Insurance Trust
•	T. Rowe Price Equity Series, Inc.
•	Van Eck VIP Trust
•	Wells Fargo Variable Trust

For a complete list of the available Sub-Accounts, please refer to "Appendix A: Underlying Mutual Funds."  For more information on the underlying mutual funds, please refer to the prospectus for the mutual fund.

Purchase payments not invested in the Sub-Accounts of the Nationwide Variable Account-II (the "Variable Account") may be allocated to the Fixed Account.

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Glossary of Special Terms

Accumulation Unit- An accounting unit of measure used to calculate the Contract Value allocated to the Variable Account before the Annuitization Date.

Annuitant- The person upon whose continuation of life benefit payments involving life contingencies depends.

Annuitization Date- The date on which annuity payments begin.

Annuity Commencement Date- The date on which annuity payments are scheduled to begin.

Annuity Unit- An accounting unit of measure used to calculate the value of variable annuity payments.

Co-Annuitant(s)- The person(s) designated by the Contract Owner to receive the Spousal Protection Feature.

Contract Owner(s)- the person(s) who owns all rights under the contract.  All references in this prospectus to "you" shall mean the Contract Owner.

Contract Value- The value of all Accumulation Units in a contract plus any amount held in the Fixed Account.

Contract Anniversary- Each recurring one-year anniversary of the date the contract was issued.

Contract Year- Each year the contract is in force beginning with the date the contract is issued.

Current Income Benefit Base- For purposes of the Lifeime Income Options, it is equal to the Original Income Benefit Base adjusted throughout the life of the contract to account for subsequent purchase payments, excess withdrawals, and reset opportunities.  This amount is multiplied by the Lifetime Withdrawal Percentage to arrive at the benefit amount for any given year.

Daily Net Assets- A figure that is calculated at the end of each Valuation Date and represents the sum of all the Contract Owners' interests in the variable Sub-Accounts after the deduction of contract and underlying mutual fund expenses.

FDIC- Federal Deposit Insurance Corporation.

Fixed Account- An investment option that is funded by Nationwide's General Account.  Amounts allocated to the Fixed Account will receive periodic interest, subject to a guaranteed minimum crediting rate that varies depending on the type of allocation (e.g., new purchase payment, transfer, Dollar Cost Averaging allocation, Enhanced Fixed Account Dollar Cost Averaging allocation, etc.).

General Account- All assets of Nationwide other than those of the Variable Account or in other separate accounts that have been or may be established by Nationwide.

Individual Retirement Account- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Individual Retirement Annuity or IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.
Investment-Only Contract- A contract purchased by a qualified pension, profit-sharing or stock bonus plan as defined by Section 401(a) of the Internal Revenue Code.

Lifetime Withdrawal Percentage- An age-based percentage used to determine the annual amount available for surrender under a Lifetime Income Option.  The applicable percentage is multiplied by the Current Income Benefit Base to arrive at the benefit amount for any given year.

Nationwide- Nationwide Life Insurance Company.  All references in this prospectus to "we" or "us" shall mean Nationwide.

Net Asset Value- The value of one share of an underlying mutual fund investment option at the close of the New York Stock Exchange.

Non-Qualified Contract- A contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

Original Income Benefit Base- For purposes of the Lifetime Income Options, the initial benefit base calculated on the date the contract is issued, which is equal to the Contract Value.

Qualified Plan- A retirement plan that receives favorable tax treatment under Section 401 of the Internal Revenue Code, including Investment-Only Contracts.  In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.

Roth IRA- An annuity contract that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC- Securities and Exchange Commission.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Sub-Accounts- Divisions of the Variable Account, each of which invests in a single underlying mutual fund.

Valuation Date- Each day the New York Stock Exchange is open for business, or any other day during which there is a sufficient degree of trading of underlying mutual fund shares such that the current Net Asset Value of Accumulation Units or Annuity Units might be materially affected.  Values of the Variable Account are determined as of the close of the New York Stock Exchange which generally closes at 4:00 p.m. Eastern Time.

Valuation Period- The period of time commencing at the close of a Valuation Date and ending at the close of the New York Stock Exchange for the next succeeding Valuation Date.

2

Variable Account- Nationwide Variable Account-II, a separate account of Nationwide that contains Variable Account allocations.  The Variable Account is divided into Sub-Accounts, each of which invests in shares of a separate underlying mutual fund.

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Table of Contents	Page
Glossary of Special Terms	2
Contract Expenses	6
Underlying Mutual Fund Annual Expenses	7
Example	8
Synopsis of the Contracts	8
Surrenders
Minimum Initial and Subsequent Purchase Payments
Dollar Limit Restrictions
Credits on Purchase Payments
Charges and Expenses
Annuity Payments
Taxation
Death Benefit
Ten Day Free Look
Condensed Financial Information	11
Financial Statements	11
Nationwide Life Insurance Company	11
Nationwide Investment Services Corporation	11
Investing in the Contract	11
The Variable Account and Underlying Mutual Funds
The Fixed Account
The Contract in General	13
Distribution, Promotional and Sales Expenses
Underlying Mutual Fund Payments
Profitability
Contract Modification
Nationwide’s Obligation in Connection with the Lifetime Income Options
Standard Charges and Deductions	15
Mortality and Expense Risk Charge
Administrative Charge
Contract Maintenance Charge
Contingent Deferred Sales Charge
Premium Taxes
Short-Term Trading Fees
Optional Contract Benefits, Charges and Deductions	17
Reduced CDSC Option ("Liquidity Option")
One-Year Enhanced Death Benefit Option
10%, 7%, and 5% Lifetime Income Option
7% and 5% Spousal Continuation Benefit
Income Benefit Investment Options
Removal of Variable Account Charges	24
Ownership and Interests in the Contract	24
Contract Owner
Joint Owner
Contingent Owner
Annuitant
Contingent Annuitant
Co-Annuitant
Joint Annuitant
Beneficiary and Contingent Beneficiary
Changes to the Parties to the Contract
Operation of the Contract	25
Purchase Payment Credits
Pricing
Application and Allocation of Purchase Payments
Determining the Contract Value
Transfer Requests

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Table of Contents (continued)	Page
Transfer Restrictions
Transfers Prior to Annuitization
Transfers After Annuitization
Right to Examine and Cancel	29
Surrender (Redemption) Prior to Annuitization	29
Partial Surrenders (Partial Redemptions)
Full Surrenders (Full Redemptions)
Surrender (Redemption) After Annuitization	30
Assignment	30
Contract Owner Services	30
Asset Rebalancing
Dollar Cost Averaging
Enhanced Fixed Account Dollar Cost Averaging
Dollar Cost Averaging for Living Benefits
Fixed Account Interest Out Dollar Cost Averaging
Systematic Withdrawals
Custom Portfolio Asset Rebalancing Service
Death Benefits	33
Death of Contract Owner
Death of Annuitant
Death of Contract Owner/Annuitant
Death Benefit Payment
Death Benefit Calculations
Spousal Protection Feature
Annuity Commencement Date	35
Annuitizing the Contract	36
Annuitization Date
Annuitization
Fixed Annuity Payments
Variable Annuity Payments
Frequency and Amount of Annuity Payments
Annuity Payment Options	37
Annuity Payment Options for Contracts with Total Purchase Payments Less Than or Equal to $2,000,000
Annuity Payment Options for Contracts with Total Purchase Payments Greater Than $2,000,000
Annuitization of Amounts Greater than $5,000,000
Statements and Reports	38
Legal Proceedings	38
Table of Contents of Statement of Additional Information	41
Appendix A: Underlying Mutual Funds	42
Appendix B: Condensed Financial Information	51
Appendix C: Contract Types and Tax Information	52

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Contract Expenses

The following tables describe the fees and expenses that a Contract Owner will pay when buying, owning, or surrendering the contract.

The first table describes the fees and expenses a Contract Owner will pay at the time the contract is purchased, surrendered, or when cash value is transferred between investment options.

Contract Owner Transaction Expenses
Maximum Contingent Deferred Sales Charge ("CDSC") (as a percentage of purchase payments surrendered)	7%
Range of CDSC over time:
Number of Completed Years from Date of Purchase Payment	0	1	2	3	4	5	6	7+
CDSC Percentage	7%	7%	6%	5%	4%	3%	2%	0%
Maximum Premium Tax Charge (as a percentage of purchase payments)	5%1
Maximum Short-Term Trading Fee (as a percentage of transaction amount2)	1%

The next table describes the fees and expenses that a Contract Owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).

Recurring Contract Expenses
Maximum Annual Contract Maintenance Charge	$303
Variable Account Annual Expenses (assessed as an annualized percentage of Daily Net Assets)
Mortality and Expense Risk Charge Administrative Charge	1.10% 0.20%
Reduced CDSC Option ("Liquidity Option")4 (assessed as an annualized percentage of Daily Net Assets) Total Variable Account Charges (including this option only)	0.50% 1.80%
One-Year Enhanced Death Benefit Option Charge (assessed as an annualized percentage of Daily Net Assets) Total Variable Account Charges (including this option only)	0.20% 1.50%
Lifetime Income Options (assessed annually as a percentage of the Current Income Benefit Base5 ) (eligible applicants may purchase one)
Maximum 5% Lifetime Income Option Charge (available beginning July 11, 2011)	1.00%6
Maximum 7% Lifetime Income Option Charge	1.00%7
10% Lifetime Income Option Charge	1.20%
Spousal Continuation Benefits (assessed annually as a percentage of the Current Income Benefit Base) (eligible applicants may purchase the option that corresponds to the elected Lifetime Income Option)

5% Spousal Continuation Benefit Charge (available beginning July 11, 2011)	0.15%
Maximum 7% Spousal Continuation Benefit Charge	0.30%8

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The next table shows the fees and expenses that a Contract Owner would pay if he/she elected all of the optional benefits available under the contract (and the most expensive of mutually exclusive optional benefits).

Summary of Maximum Contract Expenses (annualized rate, as a percentage of the Daily Net Assets)
Mortality and Expense Risk Charge (applicable to all contracts)	1.10%
Administrative Charge (applicable to all contracts)	0.20%
Reduced CDSC Option ("Liquidity Option")	0.50%
One-Year Enhanced Death Benefit Option Charge	0.20%
Maximum 7% Lifetime Income Option Charge	1.00%9
Maximum 7% Spousal Continuation Benefit Charge	0.30%9
Maximum Possible Total Variable Account Charges	3.30%10

Underlying Mutual Fund Annual Expenses

The next table provides the minimum and maximum total operating expenses, as of December 31, 2010, charged by the underlying mutual funds that you may pay periodically during the life of the contract.  More detail concerning each underlying mutual fund's fees and expenses is contained in the prospectus for each underlying mutual fund.

Total Annual Underlying Mutual Fund Operating Expenses	Minimum	Maximum

(expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses, as a percentage of average underlying mutual fund assets)	0.43%	1.85%

The minimum and maximum underlying mutual fund operating expenses indicated above do not reflect voluntary or contractual reimbursements and/or waivers applied to some underlying mutual funds.  Therefore, actual expenses could be lower.  Refer to the underlying mutual fund prospectuses for specific expense information.

1 Nationwide will charge between 0% and 5% of purchase payments for premium taxes levied by state or other government entities.  The amount assessed to the contract will equal the amount assessed by the state or government entity.
2 The transaction amount is the amount of the transfer determined to be engaged in short-term trading.  See, "Short-Term Trading Fees," later in this prospectus.

3 On each contract's Contract Anniversary, Nationwide deducts the Contract Maintenance Charge if the Contract Value is less than $50,000 on such Contract Anniversary.  This charge is permanently waived for any contracts valued at $50,000 or more on any Contract Anniversary.

4 Election of the Liquidity Option replaces the standard 7 year CDSC schedule with the following reduced CDSC schedule:
Range of Liquidity Option CDSC over time:
Number of Completed Years from Date of Contract Issuance	0	1	2	3	4
CDSC Percentage	7%	7%	6%	5%	0%
Nationwide will discontinue deducting the charge associated with the Liquidity Option 4 years from the date the contract was issued.

5 For information about how the Current Income Benefit Base is calculated, see, "Determination of the Income Benefit Base Prior to the First Surrender," later in this prospectus.

6 The current charge associated with the 5% Lifetime Income Option (beginning July 11, 2011) is 0.75% of the Current Income Benefit Base.

7 Currently, the charge associated with the 7% Lifetime Income Option is equal to 0.95% of the Current Income Benefit Base.

8 Currently, the charge associated with the 7% Spousal Continuation Benefit is equal to 0.20% of the Current Income Benefit Base.

9 This charge is a percentage of the Current Income Benefit Base.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

10 The Maximum Possible Total Variable Account Charges associated with a particular contract may be higher or lower than 3.30% depending on whether the Current Income Benefit Base is higher or lower than the Daily Net Assets.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

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Example

This Example is intended to help Contract Owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts.  These costs include Contract Owner transaction expenses, contract fees, Variable Account annual expenses, and underlying mutual fund fees and expenses.  The Example does not reflect premium taxes or short-term trading fees which, if reflected, would result in higher expenses.

The following Example assumes:
•	a $10,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum fees and expenses of any of the underlying mutual funds;
•	the maximum Contingent Deferred Sales Charge under the standard 7 year CDSC schedule;
•	a $30 Contract Maintenance Charge expressed as a percentage of the average contract account size; and
•	the total Variable Account charges associated with the most expensive allowable combination of optional benefits (3.30%).1

For those contracts that do not elect the most expensive combination of optional benefits, the expenses would be lower.

	If you surrender your contract at the end of the applicable time period				If you annuitize your contract at the end of the applicable time period				If you do not surrender your contract
	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.
Maximum Total Underlying Mutual Fund Operating Expenses (1.85%)	$1,202	$2,154	$3,090	$5,540	*	$1,704	$2,820	$5,540	$572	$1,704	$2,820	$5,540
Minimum Total Underlying Mutual Fund Operating Expenses (0.43%)	$1,053	$1,729	$2,419	$4,381	*	$1,279	$2,149	$4,381	$423	$1,279	$2,149	$4,381

*The contracts sold under this prospectus do not permit annuitization during the first two Contract Years.

1 The total Variable Account charges associated with the most expensive allowable combination of optional benefits may be higher or lower than 3.30% depending on whether the Current Income Benefit Base is higher or lower than the Daily Net Assets.  For purposes of this table, Nationwide assumes the Current Income Benefit Base is equal to the Daily Net Assets.

Synopsis of the Contracts

The annuity described in this prospectus is intended to provide benefits to a single or joint owner and his/her beneficiaries.  The contracts described in this prospectus are individual flexible purchase payment contracts.

The contracts can be categorized as:

•	Charitable Remainder Trusts;
•	Individual Retirement Annuities ("IRAs");
•	Investment-Only Contracts (Qualified Plans);
•	Non-Qualified Contracts;
•	Roth IRAs;
•	Simplified Employee Pension IRAs ("SEP IRAs"); and
•	Simple IRAs.

For more detailed information with regard to the differences in contract types, see "Appendix C: Contract Types and Tax Information," later in this prospectus.  Prospective purchasers may apply to purchase a contract through broker dealers that have entered into a selling agreement with Nationwide Investment Services Corporation.

Surrenders

Contract Owners may generally surrender some or all of their Contract Value at any time prior to annuitization by notifying Nationwide in writing.  See, "Surrender (Redemption) Prior to Annuitization," later in this prospectus.  After the Annuitization Date, surrenders are not permitted.  See, "Surrender (Redemption) After Annuitization," later in this prospectus.

Minimum Initial and Subsequent Purchase Payments

For Non-Qualified Contracts and Charitable Remainder Trusts, the minimum initial purchase payment is $10,000.  For all other contract types, the minimum initial purchase payment is $3,000.  A Contract Owner will meet the minimum initial purchase payment requirement by making purchase payments equal to the required minimum over the course of the first Contract Year.

The minimum subsequent purchase payment is $1,000.  However, for subsequent purchase payments sent via electronic deposit, the minimum subsequent purchase payment is $150.

If the Liquidity Option is elected, subsequent purchase payments are only permitted during the first Contract Year.

Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide on the life of any one Annuitant to exceed $1,000,000.   Its decision as to whether or not to accept a purchase payment in excess of that amount will be based on one or more factors, including, but not limited to: age, spouse age (if applicable), Annuitant age, state of issue, total purchase payments, optional benefits elected, current market conditions, and current hedging costs.  All such decisions will be based on internally established actuarial guidelines and will be applied in a non-discriminatory manner.  In the event that we do not accept a purchase payment under these guidelines, we will immediately return the purchase payment in its entirety in the same manner as it was received.  If we accept the purchase payment, it will be applied to the contract immediately and will receive the next calculated

8

Accumulation Unit value.  See, "Pricing," later in this prospectus.  Any references in this prospectus to purchase payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide.

Nationwide prohibits subsequent purchase payments made after death of the Contract Owner(s), the Annuitant or Co-Annuitant.  If upon notification of death of the Contract Owner(s), the Annuitant, or Co-Annuitant, it is determined that death occurred prior to a subsequent purchase payment being made, Nationwide reserves the right to return the purchase payment.

Dollar Limit Restrictions

In addition to the potential purchase payment restriction listed above, certain features of the contract have additional purchase payment and/or Contract Value limitations associated with them:

Annuitization.  Annuity payment options will be limited if the Contract Owner submits total purchase payments in excess of $2,000,000.  Furthermore, if the amount to be annuitized is greater than $5,000,000, we may limit both the amount that can be annuitized on a single life and the annuity payment options.  See, "Annuity Payment Options," for additional information.

Death benefit calculations.  Purchase payments up to $3,000,000 will result in a higher death benefit payment than purchase payments in excess of $3,000,000.  See, "Death Benefit Calculations," for additional information.

Optional riders.  If the Contract Owner elects a Lifetime Income Option, subsequent purchase payments may be limited to an aggregate total of $50,000 per calendar year.

Credits on Purchase Payments

Purchase Payment Credits ("PPCs") are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels.

Each time a Contract Owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit.

PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PPCs are applied.  If the Contract Owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract.  The Contract Owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.

All PPCs are fully vested after the end of the contractual free-look period.

For further information on PPCs, please see "Purchase Payment Credits" later in this prospectus.

Charges and Expenses

Mortality and Expense Risk Charge

Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 1.10% of the Daily Net Assets of the Variable Account.

The Mortality and Expense Risk Charge compensates Nationwide for providing the insurance benefits under the contract, including the contract's standard death benefit that provides a guaranteed death benefit to the beneficiary(ies) even if the market declines.  It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed.  Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Administrative Charge

Nationwide deducts an Administrative Charge equal to an annualized rate of 0.20% of the Daily Net Assets of the Variable Account.

The Administrative Charge reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Contract Maintenance Charge

A $30 Contract Maintenance Charge is assessed on each Contract Anniversary and upon full surrender of the contract.  If, on any Contract Anniversary (or on the date of a full surrender) the Contract Value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.

Contingent Deferred Sales Charge

Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract.  However, Nationwide may deduct a Contingent Deferred Sales Charge ("CDSC") if any amount is withdrawn from the contract.  This CDSC reimburses Nationwide for sales expenses.  The amount of the CDSC will not exceed 7% of purchase payments surrendered.

Reduced CDSC Option ("Liquidity Option")

The contract contains a standard 7 year CDSC schedule at no additional charge.  In lieu of the standard 7 year CDSC schedule, an applicant may elect the Liquidity Option at the time of application.  Election of the Liquidity Option replaces the contract's standard 7 year CDSC schedule with a 4 year CDSC schedule that expires 4 years from the contract issue date.

If the Contract Owner elects the Liquidity Option, Nationwide will assess a charge equal to an annualized rate of 0.50% of the Daily Net Assets of the Variable Account during the first 4 Contract Years in exchange for a reduced CDSC schedule.  Subsequent purchase payments will only be permitted during the first Contract Year.

One-Year Enhanced Death Benefit Option

The contract contains a standard death benefit at no additional charge.  In lieu of the standard death benefit, an applicant may elect the One-Year Enhanced Death Benefit Option at the time

9

of application for an additional charge at the annualized rate of 0.20% of the Daily Net Assets of the Variable Account.  The One-Year Enhanced Death Benefit is only available for contracts with Annuitants age 80 or younger at the time of application.

The optional death benefit may provide a greater death benefit than the standard death benefit.  For more information about the standard and optional death benefit, see "Death Benefit Calculations."

10% Lifetime Income Option

The 10% Lifetime Income Option provides for lifetime withdrawals, up to a certain amount each year, even after the Contract Value is zero.  Additionally, if the Contract Owner delays taking withdrawals for 10 years, Nationwide will guarantee that the Current Income Benefit Base on the tenth Contract Anniversary (each Contract Anniversary is the "L.Inc Anniversary") will be no less than the Original Income Benefit Base plus simple interest at a rate of 10% annually for each of those 10 years.  The 10% Lifetime Income Option is available under the contract at the time of application.  The Contract Owner (or the Annuitant in the case of a non-natural Contract Owner) must be between age 50 and 85 at the time of application.

If the Contract Owner elects the 10% Lifetime Income Option, Nationwide will deduct an additional charge equal to 1.20% of the Current Income Benefit Base, which is the amount upon which the annual benefit is based.  The charge is deducted on each Contract Anniversary and is taken from the Sub-Accounts proportionally based on contract allocations at the time the charge is deducted.

7% Lifetime Income Option

The 7% Lifetime Income Option provides for lifetime withdrawals, up to a certain amount each year, even after the Contract Value is zero.  Additionally, if the Contract Owner delays taking withdrawals for 10 years, Nationwide will guarantee that the Current Income Benefit Base on the tenth L.Inc Anniversary will be no less than the Original Income Benefit Base plus simple interest at a rate of 7% annually for each of those 10 years.  The 7% Lifetime Income Option is available under the contract at the time of application.  The Contract Owner (or the Annuitant in the case of a non-natural Contract Owner) must be between age 50 and 85 at the time of application.

If the Contract Owner elects the 7% Lifetime Income Option, Nationwide will deduct an additional charge not to exceed 1.00% of the Current Income Benefit Base, which is the amount upon which the annual benefit is based.  The current charge for the 7% Lifetime Income Option is 0.95% of the Current Income Benefit Base.  The charge is deducted on each Contract Anniversary and is taken from the Sub-Accounts proportionally based on contract allocations at the time the charge is deducted.

5% Lifetime Income Option (available beginning July 11, 2011)

The 5% Lifetime Income Option provides for lifetime withdrawals, up to a certain amount each year, even after the Contract Value is zero.  Additionally, if the Contract Owner delays taking withdrawals for 10 years, Nationwide will guarantee that the Current Income Benefit Base on the tenth L.Inc Anniversary will be no less than the Original Income Benefit Base plus simple interest at a rate of 5% annually for each of those 10 years.  The 5% Lifetime Income Option is available under the contract at the time of application.  The Contract Owner (or the Annuitant in the case of a non-natural Contract Owner) must be between age 45 and 85 at the time of application.

If the Contract Owner elects the 5% Lifetime Income Option, Nationwide will deduct an additional charge not to exceed 1.00% of the Current Income Benefit Base, which is the amount upon which the annual benefit is based.  The current charge for the 5% Lifetime Income Option is 0.75% of the Current Income Benefit Base.  The charge is deducted on each Contract Anniversary and is taken from the Sub-Accounts proportionally based on contract allocations at the time the charge is deducted.

7% and 5% Spousal Continuation Benefit

The 7% and 5% Spousal Continuation Benefits allow a surviving spouse to continue to receive, for the duration of his/her lifetime, the benefit associated with the respective Lifetime Income Option, provided that certain conditions are satisfied.  The 7% or 5% Spousal Continuation Benefit is only available for election at the time of application if the corresponding Lifetime Income Option is elected.

If the Contract Owner elects the 7% Spousal Continuation Benefit, Nationwide will deduct an additional charge not to exceed 0.30% of the Current Income Benefit Base.  Currently, the charge for the 7% Spousal Continuation Benefit is 0.15% of the Current Income Benefit Base.  The Contract Owner's spouse (or the Annuitant's spouse in the case of a non-natural Contract Owner) must be between age 50 and 85 at the time of application.

If the Contract Owner elects the 5% Spousal Continuation Benefit, Nationwide will deduct an additional charge equal to 0.15% of the Current Income Benefit Base.  The Contract Owner's spouse (or the Annuitant's spouse in the case of a non-natural Contract Owner) must be between age 45 and 85 at the time of application.

The charge is deducted at the same time and in the same manner as the respective Lifetime Income Option charge.

Charges for Optional Benefits

The charges associated with optional benefits are generally only assessed prior to annuitization.  However, the charge associated with the Liquidity Option is assessed for the first 4 Contract Years, regardless of when the Contract Owner annuitizes.

Underlying Mutual Fund Annual Expenses

The underlying mutual funds charge fees and expenses that are deducted from underlying mutual fund assets.  These fees and expenses are in addition to the fees and expenses assessed by the contract.  The prospectus for each underlying mutual fund provides information regarding the fees and expense applicable to the fund (see, "The Variable Account and Underlying Mutual Funds," for information on how to obtain an underlying mutual fund prospectus).

10

Short-Term Trading Fees

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of allocation to the Sub-Account.  Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading.

Annuity Payments

On the Annuitization Date, annuity payments begin (see, "Annuity Commencement Date" and "Annuitizing the Contract" for more information).  Annuity payments will be based on the annuity payment option chosen prior to annuitization.  Nationwide will send annuity payments no later than 7 days after each annuity payment date.

Taxation

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority.  Premium tax rates currently range from 0% to 5% (see "Federal Tax Considerations" in "Appendix C: Contract Types and Tax Information" and "Premium Taxes").

Death Benefit

An applicant may elect the standard death benefit (at no additional cost) or may elect the One-Year Enhanced Death Benefit Option for an additional charge.  For more information about the standard and optional death benefit, see "Death Benefits" later in the prospectus.

Ten Day Free Look

Under state insurance laws, Contract Owners have the right, during a limited period of time, to examine their contract and decide if they want to keep it or cancel it.  This right is referred to as a "free look" right.  The length of this time period depends on state law and may vary depending on whether your purchase is replacing another annuity contract you own.

If the Contract Owner elects to cancel the contract pursuant to the free look provision, Nationwide will return the Contract Value, less any Purchase Payment Credits, and less applicable federal and state income tax withholding.

See "Right to Examine and Cancel" and "Purchase Payment Credits" later in this prospectus for more information.

Condensed Financial Information

The value of an Accumulation Unit is determined on the basis of changes in the per share value of the underlying mutual funds and the assessment of Variable Account charges which may vary from contract to contract (for more information on the calculation of Accumulation Unit values, see "Determining Variable Account Value – Valuing an Accumulation Unit").  Since this annuity contract was not available as of December 31, 2010, there are no Accumulation Unit values available.

Financial Statements

Financial statements for the Variable Account and consolidated financial statements for Nationwide are located in the Statement of Additional Information.  A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.

Nationwide Life Insurance Company

Nationwide, the depositor, is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

Nationwide Investment Services Corporation

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215.  NISC is a wholly owned subsidiary of Nationwide.

Investing in the Contract

The Variable Account and Underlying Mutual Funds

Nationwide Variable Account-II is a Variable Account that invests in the underlying mutual funds listed in "Appendix A: Underlying Mutual Funds."  Nationwide established the Variable Account on October 7, 1981 pursuant to Ohio law.  Although the Variable Account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the Variable Account.

Income, gains, and losses credited to, or charged against, the Variable Account reflect the Variable Account's own investment experience and not the investment experience of Nationwide's other assets.  The Variable Account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide.  Nationwide is obligated to pay all amounts promised to Contract Owners under the contracts.

The Variable Account is divided into Sub-Accounts, each of which invests in shares of a single underlying mutual fund.  Nationwide uses the assets of each Sub-Account to buy shares of the underlying mutual funds based on Contract Owner instructions.

Contract Owners receive underlying mutual fund prospectuses when they make their initial Sub-Account allocations and any time they change those allocations.  Contract Owners can

11

obtain prospectuses for underlying funds free of charge at any other time by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.  Contract Owners should read these prospectuses carefully before investing.

Underlying mutual funds in the Variable Account are NOT publicly traded mutual funds.  They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives.  However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund.  Contract Owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the Variable Account.  The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

The particular underlying mutual funds available under the contract may change from time to time.  Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment.  New underlying mutual funds or new share classes of currently available underlying mutual funds may be added.  Contract Owners will receive notice of any such changes that affect their contract.

In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the Variable Account.  These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

Voting Rights

Contract Owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights.  Nationwide will vote Contract Owner shares at special shareholder meetings based on Contract Owner instructions.  However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract Owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting.  Notification will contain proxy materials and a form with which to give Nationwide voting instructions.  Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.  What this means to you is that when only a small number of Contract Owners vote, each vote has a greater impact on, and may control, the outcome.

The number of shares which a Contract Owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the Net Asset Value of that underlying mutual fund.  Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide.  Nationwide does not anticipate any disadvantages to this.  However, it is possible that a conflict may arise between the interests of the Variable Account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the Contract Owners and those of other companies.  If a material conflict occurs, Nationwide will take whatever steps are necessary to protect Contract Owners and variable annuity payees, including withdrawal of the Variable Account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1)	shares of a current underlying mutual fund are no longer available for investment; or

(2)	further investment in an underlying mutual fund is inappropriate.

No substitution of shares may take place without the prior approval of the SEC.  All affected Contract Owners will be notified in the event there is a substitution, elimination or combination of shares.

Deregistration of the Variable Account

Nationwide may deregister the Variable Account under the 1940 Act in the event the Variable Account meets an exemption from registration under the 1940 Act, if there are no shareholders in the separate account, or for any other purpose approved by the SEC.

No deregistration may take place without the prior approval of the SEC.  All affected Contract Owners will be notified in the event Nationwide deregisters the Variable Account.

The Fixed Account

The Fixed Account is an investment option that is funded by Nationwide's General Account.  The General Account contains all of Nationwide's assets other than those in this and other Nationwide separate accounts and is used to support Nationwide's annuity and insurance obligations.  The General Account is not subject to the same laws as the Variable Account and the SEC has not reviewed material in this prospectus relating to the Fixed Account.

Purchase payments will be allocated to the Fixed Account by election of the Contract Owner.  Nationwide reserves the right to limit or refuse purchase payments allocated to the Fixed Account at its sole discretion. Generally, Nationwide will invoke this right when interest rates are low by historical standards.

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The investment income earned by the Fixed Account will be allocated to the contracts at varying guaranteed interest rate(s) depending on the following categories of Fixed Account allocations:

•
New Money Rate – The rate credited on the Fixed Account allocation when the contract is purchased or when subsequent purchase payments are made.  Subsequent purchase payments may receive different New Money Rates than the rate when the contract was issued, since the New Money Rate is subject to change based on market conditions.

•
Variable Account to Fixed Rate – Allocations transferred from any of the underlying investment options in the Variable Account to the Fixed Account may receive a different rate.  The rate may be lower than the New Money Rate.  There may be limits on the amount and frequency of movements from the Variable Account to the Fixed Account.

•
Renewal Rate – The rate available for maturing Fixed Account allocations which are entering a new guarantee period.  The Contract Owner will be notified of this rate in a letter issued with the quarterly statements when any of the money in the Contract Owner's Fixed Account matures.  At that time, the Contract Owner will have an opportunity to leave the money in the Fixed Account and receive the Renewal Rate or the Contract Owner can move the money to any of the other underlying mutual fund options.

•
Dollar Cost Averaging Rate – From time to time, Nationwide may offer a more favorable rate for an initial purchase payment into a new contract when used in conjunction with a dollar cost averaging program.  Rates will vary depending on the Dollar Cost Averaging program elected (see "Contract Owner Services").

All of these rates are subject to change on a daily basis; however, once applied to the Fixed Account, the interest rates are guaranteed until the end of the calendar quarter during which the 12 month anniversary of the Fixed Account allocation occurs.

Credited interest rates are annualized rates – the effective yield of interest over a one-year period.  Interest is credited to each contract on a daily basis.  As a result, the credited interest rate is compounded daily to achieve the stated effective yield.

The guaranteed rate for any purchase payment will be effective for not less than twelve months.  Nationwide guarantees that the rate will not be less than the minimum interest rate required by applicable state law.

Any interest in excess of the minimum interest rate required by applicable state law will be credited to Fixed Account allocations at Nationwide's sole discretion.  The Contract Owner assumes the risk that interest credited to Fixed Account allocations may not exceed the minimum interest rate required by applicable state law for any given year.

Nationwide guarantees that the Fixed Account value will not be less than the amount of purchase payments and Purchase Payment Credits allocated to the Fixed Account, plus interest credited as described above, less any surrenders and any applicable charges including CDSC.  Additionally, Nationwide guarantees that interest credited to Fixed Account allocations will not be less than the minimum interest required by applicable state law.

Fixed Account Interest Rate Guarantee Period

The Fixed Account interest rate guarantee period is the period of time that the Fixed Account interest rate is guaranteed to remain the same.  During a Fixed Account interest rate guarantee period, transfers cannot be made from the Fixed Account, and amounts transferred to the Fixed Account must remain on deposit.

For new purchase payments allocated to the Fixed Account and transfers to the Fixed Account, the Fixed Account interest rate guarantee period begins on the date of deposit or transfer and ends on the one year anniversary of the deposit or transfer.  The guaranteed interest rate period may last for up to 3 months beyond the 1 year anniversary because guaranteed terms end on the last day of a calendar quarter.

The Contract in General

In order to comply with the USA Patriot Act and rules promulgated thereunder, Nationwide has implemented procedures designed to prevent contracts described in this prospectus from being used to facilitate money laundering or the financing of terrorist activities.

If this contract is purchased to replace another variable annuity, be aware that the mortality tables used to determine the amount of annuity payments may be less favorable than those in the contract being replaced.

These contracts are offered to customers of various financial institutions and brokerage firms.  No financial institution or brokerage firm is responsible for any of the contractual insurance benefits and features guaranteed under the contracts.  These guarantees are the sole responsibility of Nationwide.

In general, deferred variable annuities are long-term investments; they are not intended as short-term investments.  Deferred variable annuities are not intended to be sold to a terminally ill Contract Owner or Annuitant.  Accordingly, Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership.  It is very important that Contract Owners and prospective Contract Owners understand all the costs associated with owning a contract, and if and how those costs change during the lifetime of the contract.  Contract and optional charges may not be the same in later Contract Years as they are in early Contract Years.  The various contract and optional benefit charges are assessed in order to compensate Nationwide for administrative services, distribution and operational expenses, and assumed actuarial risks associated with the contract.

Following is a discussion of some relevant factors that may be of particular interest to prospective investors.

Distribution, Promotional and Sales Expenses

Nationwide pays commissions to the firms that sell the contracts.  The maximum gross commission that Nationwide will pay on the sale of the contracts is 8.00% of purchase payments.  Note that the individual registered representatives typically receive only a portion of this amount; the remainder

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is retained by the firm.  Nationwide may also, instead of a premium-based commission, pay an asset-based commission (sometimes referred to as "trails" or "residuals"), or a combination of the two.

In addition to, or partially in lieu of commission, Nationwide may also pay the selling firms a marketing allowance, which is based on the firm's ability and demonstrated willingness to promote and market Nationwide's products.  How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities that may contribute to the promotion and marketing of Nationwide's products.  For more information on the exact compensation arrangement associated with this contract, please consult your registered representative.

Underlying Mutual Fund Payments

Nationwide's Relationship with the Underlying Mutual Funds

The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares.  The Variable Account aggregates Contract Owner purchase, redemption, and transfer requests and submits net or aggregated purchase/redemption requests to each underlying mutual fund daily.  The Variable Account (not the Contract Owners) is the underlying mutual fund shareholder.  When the Variable Account aggregates transactions, the underlying mutual fund does not incur the expense of processing individual transactions it would normally incur if it sold its shares directly to the public.  Nationwide incurs these expenses instead.

Nationwide also incurs the distribution costs of selling the contract (as discussed above), which benefit the underlying mutual funds by providing Contract Owners with Sub-Account options that correspond to the underlying mutual funds.

An investment adviser or subadviser of an underlying mutual fund or its affiliates may provide Nationwide or its affiliates with wholesaling services that assist in the distribution of the contract and may pay Nationwide or its affiliates to participate in educational and/or marketing activities.  These activities may provide the adviser or subadviser (or their affiliates) with increased exposure to persons involved in the distribution of the contract.

Types of Payments Nationwide Receives

In light of the above, the underlying mutual funds and their affiliates make certain payments to Nationwide or its affiliates (the "payments").  The amount of these payments is typically based on a percentage of assets invested in the underlying mutual funds attributable to the contracts and other variable contracts Nationwide and its affiliates issue, but in some cases may involve a flat fee.  These payments may be used by us for any corporate purpose, which includes reducing the prices of the contracts, paying expenses that Nationwide or its affiliates incur in promoting, marketing, and administering the contracts and the underlying mutual funds, and achieving a profit.

Nationwide or its affiliates receive the following types of payments:

•	Underlying mutual fund 12b-1 fees, which are deducted from underlying mutual fund assets;

•	Sub-transfer agent fees or fees pursuant to administrative service plans adopted by the underlying mutual fund, which may be deducted from underlying mutual fund assets; and

•
Payments by an underlying mutual fund's adviser or subadviser (or its affiliates).  Such payments may be derived, in whole or in part, from the advisory fee, which is deducted from underlying mutual fund assets and is reflected in mutual fund charges.

Furthermore, Nationwide benefits from assets invested in Nationwide's affiliated underlying mutual funds (i.e., Nationwide Variable Insurance Trust) because its affiliates also receive compensation from the underlying mutual funds for investment advisory, administrative, transfer agency, distribution, and/or other services.  Thus, Nationwide may receive more revenue with respect to affiliated underlying mutual funds than unaffiliated underlying mutual funds.

Nationwide took into consideration the anticipated payments from the underlying mutual funds when we determined the charges imposed under the contracts (apart from fees and expenses imposed by the underlying mutual funds).  Without these payments, Nationwide would have imposed higher charges under the contract.

Amount of Payments Nationwide Receives

Most underlying mutual funds or their affiliates have agreed to make payments to Nationwide or its affiliates, although the applicable percentages may vary from underlying mutual fund to underlying mutual fund and some may not make any payments at all.  Because the amount of the actual payments Nationwide and its affiliates receive depends on the assets of the underlying mutual funds attributable to the contract, Nationwide and its affiliates may receive higher payments from underlying mutual funds with lower percentages (but greater assets) than from underlying mutual funds that have higher percentages (but fewer assets).

For additional information related to amount of payments Nationwide receives, go to www.nationwide.com.

Identification of Underlying Mutual Funds

Nationwide may consider several criteria when identifying the underlying mutual funds, including some or all of the following:  investment objectives, investment process, investment performance, risk characteristics, investment capabilities, experience and resources, investment consistency, and fund expenses.  Another factor Nationwide considers during the identification process is whether the underlying mutual fund's adviser or subadviser is one of our affiliates or whether the underlying mutual fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates.

There may be underlying mutual funds with lower fees, as well as other variable contracts that offer underlying mutual funds with lower fees.  You should consider all of the fees and charges of the contract in relation to its features and benefits when making your decision to invest.  Please note that higher contract and underlying mutual fund fees and charges have a direct effect on and may lower your investment performance.

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Profitability

Nationwide does consider profitability when determining the charges in the contract.  In early Contract Years, Nationwide does not anticipate earning a profit, since that is a time when administrative and distribution expenses are typically higher.  Nationwide does, however, anticipate earning a profit in later Contract Years.  In general, Nationwide's profit will be greater the higher the investment return and the longer the contract is held.

Contract Modification

Nationwide may modify the contract, but no modification will affect the amount or term of any contract unless a modification is required to conform the contract to applicable federal or state law.  No modification will affect the method by which Contract Value is determined.

Nationwide’s Obligation in Connection with the Lifetime Income Options

Nationwide’s Lifetime Income Options guarantee that, subject to the terms and conditions of the contract, Nationwide will make lifetime income surrender payments to the Contract Owner (and his or her spouse if a Spousal Continuation Benefit is elected) even after the Contract Value is depleted.  If the Contract Value gets depleted, additional lifetime income surrender payments are: (i) obligations of Nationwide’s General Account; and (ii) subject to the rights of Nationwide’s creditors and ultimately, its overall claims paying ability.

Standard Charges and Deductions

Mortality and Expense Risk Charge

Nationwide deducts a Mortality and Expense Risk Charge from the Variable Account.  This amount is computed on a daily basis and is equal to an annualized rate of 1.10% of the Daily Net Assets of the Variable Account.  This fee compensates Nationwide for providing the insurance benefits under the contract, including the contract's standard death benefit.  It also compensates Nationwide for assuming the risk that Annuitants will live longer than assumed.  Finally, the Mortality and Expense Risk Charge compensates Nationwide for guaranteeing that charges will not increase regardless of actual expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Administrative Charge

Nationwide deducts an Administrative Charge from the Variable Account.  This amount is computed on a daily basis and is equal to an annualized rate of 0.20% of the Daily Net Assets of the Variable Account.  This fee reimburses Nationwide for administrative costs it incurs resulting from providing contract benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees, as well as various related expenses.  Nationwide may realize a profit from this charge, which Nationwide may use to finance the distribution of the contracts.

Contract Maintenance Charge

Nationwide deducts a Contract Maintenance Charge of $30 on each Contract Anniversary that occurs before annuitization and upon full surrender of the contract.  This charge reimburses Nationwide for administrative expenses involved in issuing and maintaining the contract.

If, on any Contract Anniversary (or on the date of a full surrender), the Contract Value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.

The deduction of the Contract Maintenance Charge will be taken proportionately from each Sub-Account and the Fixed Account based on the value in each option as compared to the total Contract Value.

Nationwide will not increase the Contract Maintenance Charge.  Nationwide will not reduce or eliminate the Contract Maintenance Charge where it would be discriminatory or unlawful.

Contingent Deferred Sales Charge

No sales charge deduction is made from purchase payments upon deposit into the contracts.  However, if any part of the contract is surrendered, Nationwide may deduct a CDSC.  The CDSC will not exceed 7% of purchase payments surrendered.

For contracts that have not elected the Liquidity Option, the standard CDSC schedule applies.  The CDSC is calculated by multiplying the applicable CDSC percentage shown in Table 1 by the amount of purchase payments surrendered.  For purposes of calculating the CDSC, surrenders are considered to come first from the oldest purchase payment made to the contract, then the next oldest purchase payment, and so forth.

Table 1
Standard CDSC Schedule

Number of Completed Years from Date of Purchase Payment	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7	0%

For contracts that have elected the Liquidity Option, the standard CDSC schedule is replaced with a reduced CDSC schedule.  The CDSC is calculated by multiplying the applicable CDSC percentage shown in Table 2 by the amount of purchase payments surrendered.

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Table 2
Liquidity Option CDSC Schedule

Number of Completed Years from Date of Contract Issuance	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	0%

Earnings are not subject to the CDSC, but may not be distributed prior to the distribution of all purchase payments.  (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)

The CDSC is used to cover sales expenses, including commissions, production of sales material, and other promotional expenses.  If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets, which may indirectly include portions of the Variable Account charges, since Nationwide may generate a profit from these charges.

All or a portion of any withdrawal may be subject to federal income taxes.  Contract Owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.

Waiver of Contingent Deferred Sales Charge

The maximum amount that can be withdrawn annually without a CDSC is the greater of:

(1)	10% of (purchase payments that are subject to CDSC minus purchase payments previously withdrawn that were already subject to the CDSC); or

(2)	an amount withdrawn to meet minimum distribution requirements for this contract under the Internal Revenue Code.

This CDSC-free withdrawal privilege is non-cumulative.  Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

Note: CDSC-free withdrawals do not count as "purchase payments previously withdrawn that were subject to CDSC" and, therefore, do not reduce the amount used to calculate subsequent CDSC-free withdrawal amounts.

In addition, no CDSC will be deducted:

(1)	upon the annuitization of contracts which have been in force for at least 2 years;

(2)
upon payment of a death benefit.  However, additional purchase payments made to the contract after receiving the benefit of an increased Contract Value (under the Spousal Protection Feature) are subject to the CDSC provisions of the contract; or

(3)	from any values for which the applicable CDSC period has expired:

(a)	for those contracts without the Liquidity Option, purchase payments held for at least seven years from the date of allocation to the contract; and

(b)	for those contracts with the Liquidity Option, for any surrenders after the end of the fourth Contract Year.

No CDSC applies to transfers among Sub-Accounts or between or among the various investment options in the contract.

A contract held by a Charitable Remainder Trust (within the meaning of Internal Revenue Code Section 664) may withdraw CDSC-free the greater of the amount that would otherwise be available for withdrawal without a CDSC; and the difference between:

(a)	the Contract Value at the close of the day prior to the date of the withdrawal; and

(b)	the total purchase payments made to the contract (less an adjustment for amounts surrendered).

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

The waiver of CDSC only applies to partial surrenders.  If the Contract Owner elects to surrender the contract in full, where permitted by state law, Nationwide will assess a CDSC on the entire amount surrendered.  For purposes of the CDSC free withdrawal privilege, a full surrender is:

•	multiple surrenders taken within a one-year period that deplete the entire Contract Value; or

•	any single surrender of 90% or more of the Contract Value.

Premium Taxes

Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity.  Premium tax rates currently range from 0% to 5%.  This range is subject to change.  Nationwide will assess premium taxes to the contract at the time Nationwide is assessed the premium taxes by the state.  Premium tax requirements vary from state to state.

Premium taxes may be deducted from death benefit proceeds.

Short-Term Trading Fees

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of allocation to the Sub-Account.

Short-term trading fees are intended to compensate the underlying mutual fund (and Contract Owners with interests allocated in the underlying mutual fund) for the negative impact on fund performance that may result from frequent, short-term trading strategies.  Short-term trading fees are not intended to affect the large majority of Contract Owners not engaged in such strategies.

Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading.  Short-term trading fees will only apply to those Sub-Accounts corresponding to underlying mutual funds that charge such fees (see the underlying mutual fund prospectus).  Any short-term trading fees paid are retained by the underlying mutual fund, not by Nationwide,

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and are part of the underlying mutual fund's assets.  Contract Owners are responsible for monitoring the length of time allocations are held in any particular underlying mutual fund.  Nationwide will not provide advance notice of the assessment of any applicable short-term trading fee.

To determine whether a particular underlying mutual fund assesses (or reserves the right to assess) a short-term trading fee, see "Appendix A: Underlying Mutual Funds," later in this prospectus.

If a short-term trading fee is assessed, the underlying mutual fund will charge the Variable Account 1% of the amount determined to be engaged in short-term trading.  The Variable Account will then pass the short-term trading fee on to the specific Contract Owner that engaged in short-term trading by deducting an amount equal to the short-term trading fee from that Contract Owner's Sub-Account value.  All such fees will be remitted to the underlying mutual fund; none of the fee proceeds will be retained by Nationwide or the Variable Account.

When multiple purchase payments (or exchanges) are made to a Sub-Account that is subject to short-term trading fees, transfers will be considered to be made on a first in/first out (FIFO) basis for purposes of determining short-term trading fees.  In other words, units held the longest time will be treated as being transferred first, and units held for the shortest time will be treated as being transferred last.

Some transactions are not subject to the short-term trading fees.  Transactions that are not subject to short-term trading fees include:

•	scheduled and systematic transfers, such as Dollar Cost Averaging, Asset Rebalancing, and Systematic Withdrawals;

•	surrenders, including CDSC-free withdrawals;

•	surrenders of Annuity Units to make annuity payments;

•	surrenders of Accumulation Units to pay the annual Contract Maintenance Charge;

•	surrenders of Accumulation Units to pay a death benefit; or

•	transfers made upon annuitization of the contract.

New share classes of certain currently available underlying mutual funds may be added as investment options under the contracts.  These new share classes may require the assessment of short-term trading or redemption fees.  When these new share classes are added, new purchase payment allocations and exchange reallocations to the underlying mutual funds in question may be limited to the new share class.

Optional Contract Benefits, Charges and Deductions

For an additional charge, the following optional benefits are available to Contract Owners.  Not all optional benefits are available in every state.  Unless otherwise indicated:

(1)	optional benefits must be elected at the time of application;

(2)	optional benefits, once elected, may not be terminated; and

(3)	the charges associated with optional benefits will be assessed until annuitization.

Reduced CDSC Option ("Liquidity Option")

For an additional charge equal to an annualized rate of 0.50% of the Daily Net Assets of the Variable Account, an applicant may elect the Liquidity Option.  The charge associated with the Liquidity Option will be assessed until the end of the 4th Contract Year.  Nationwide may realize a profit from the charge assessed for this option.

If the Liquidity Option is elected, subsequent purchase payments are only permitted during the first Contract Year.

Election of the Liquidity Option replaces the contract's standard 7 year CDSC schedule with a 4 year CDSC schedule.

The Liquidity Option CDSC schedule applies as follows:

Number of Completed Years from Date of Contract Issuance	CDSC Percentage
0	7%
1	7%
2	6%
3	5%
4	0%

Under this option, CDSC will not exceed 7% of purchase payments surrendered and no CDSC will be assessed on any surrender taken after the end of the 4th Contract Year.

One-Year Enhanced Death Benefit Option

In lieu of the standard death benefit, applicants with Annuitants age 80 or younger at the time of application can elect the One-Year Enhanced Death Benefit Option for an additional charge equal to an annualized rate of 0.20% of the Daily Net Assets of the Variable Account.  Nationwide may realize a profit from the charge assessed for this option.

If the Annuitant dies before the Annuitization Date, the death benefit will be the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest Contract Value on any Contract Anniversary prior to the Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrenders.

Note: For Contract Owners who have elected this option, if the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be adjusted as described in the "Death Benefit Calculations" provision.

The One-Year Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic

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benefit of the death benefit upon the death of the other spouse.  See "Spousal Protection Feature" later in this prospectus.

10%, 7%, and 5% Lifetime Income Option

The 10% Lifetime Income Option, the 7% Lifetime Income Option, and the 5% Lifetime Income Option (collectively, the "Lifetime Income Options") provide for lifetime withdrawals, up to a certain amount each year, even after the Contract Value is zero.  The age of the person upon which the benefit depends (the "determining life") must be between 50 and 85 years old at the time of application (except for contracts that elect the 5% Lifetime Income Option, where the Contract Owner (or the Annuitant in the case of a non-natural Contract Owner) must be between age 45 and 85 at the time of application).  For most contracts, the determining life is that of the Contract Owner.  For those contracts where the Contract Owner is a non-natural person, for purposes of this option, the determining life is that of the Annuitant, and all references in this option to "Contract Owner" shall mean Annuitant.  If in addition to the Annuitant, a Co-Annuitant has been elected, the determining life will be that of the younger Annuitant.  The determining life may not be changed.

Although the tax treatment for surrenders under withdrawal benefits such as the Lifetime Income Options is not clear, Nationwide will treat a portion of each surrender as a taxable distribution, as follows:

First, we determine which is greater: (1) the Contract Value immediately before the surrender; or (2) the guaranteed benefit amount immediately before the surrender.  That amount (the greater of (1) or (2)) minus any remaining investment in the contract at the time of the surrender will be reported as a taxable distribution.

For any surrender taken when the Contract Value is less than or equal to the total investment in the contract, Nationwide treats the surrender as a tax-free return of investment until the entire investment in the contract has been received tax-free.  Once the entire investment in the contract has been received tax-free, surrenders will be reported as taxable distributions.  Please consult a qualified tax adviser.

Availability

The 10% Lifetime Income Option and the 7% Lifetime Income Option are available under the contract at the time of application.  The 5% Lifetime Income Option is available under the contract at the time of application beginning July 11, 2011.

The Lifetime Income Options are not available to be purchased by contract owners who purchase the contract as a beneficially owned contract.  (A beneficially owned contract is a contract that is inherited by a beneficiary who continues to hold the contract as a beneficiary for tax purposes -- as opposed to treating the contract as his/her own.)  However, contracts that are purchased in the normal course of business with a Lifetime Income Option may keep the elected Lifetime Income Option even after such contract becomes beneficially owned.  However, once a contract becomes beneficially owned, the contract will not receive the benefit of the RMD privilege discussed later in this section.

Lifetime Income Option Charge

In exchange for the 10% Lifetime Income Option, Nationwide will assess an annual charge equal to 1.20% of the Current Income Benefit Base.  In exchange for the 7% Lifetime Income Option, Nationwide will assess an annual charge not to exceed 1.00% of the Current Income Benefit Base.  The current charge for the 7% Lifetime Income Option is 0.95% of the Current Income Benefit Base.  In exchange for the 5% Lifetime Income Option, Nationwide will assess an annual charge not to exceed 1.00% of the Current Income Benefit Base.  The current charge for the 5% Lifetime Income Option is 0.75% of the Current Income Benefit Base.  The charge associated with the respective Lifetime Income Option will not change, except, possibly, upon the Contract Owner's election to reset the benefit base, as discussed herein.

The charge will be assessed on each Contract Anniversary (the "L.Inc Anniversary") and will be deducted via redemption of Accumulation Units.  A prorated charge will also be deducted upon full surrender of the contract.  Accumulation Units will be redeemed proportionally from each Sub-Account in which the Contract Owner is invested at the time the charge is taken.  Amounts redeemed as the Lifetime Income Option charge will not negatively impact calculations associated with other benefits elected or available under the contract, and will not be subject to a CDSC and will not reduce amounts available under the CDSC-free withdrawal privilege.  (See below for an explanation of what happens if application of the CDSC causes the gross surrender (the surrender amount plus the CDSC) to exceed the Lifetime Withdrawal Percentage limit).

Lifetime Income Option Investment Requirements

Election of one of the Lifetime Income Options requires that the Contract Owner, until annuitization, allocate the entire Contract Value to the Custom Portfolio Asset Rebalancing Service (see “Contract Owner Services”) or to a limited set of investment options currently available in the contract.  For the list of investment options available under each Lifetime Income Option, see "Income Benefit Investment Options" later in this prospectus.  Allocation requests to investment options other than those listed in the "Income Benefit Investment Options" section will not be honored; they will be treated as though no allocation request was submitted.  The Contract Owner may elect Dollar Cost Averaging for Living Benefits described in the "Contract Owner Services" provision.  Allocation to the Fixed Account is not permitted (except as the originating account when the Contract Owner elects Dollar Cost Averaging for Living Benefits).

Transfers Among Permitted Investment Options

The Contract Owner may reallocate the Contract Value among the limited set of investment options in accordance with the "Transfers Prior to Annuitization" provision.  The Contract Owner may reallocate the Contract Value within the Custom Portfolio Asset Rebalancing Service in accordance with that provision.  Additionally, Contract Owners may change from the Custom Portfolio Asset Rebalancing Service to the permitted investment options, and vice versa.

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Subsequent Purchase Payments

Where permitted by state law, subsequent purchase payments are permitted under the elected Lifetime Income Option as long as the Contract Value is greater than zero.  There may be instances where a subsequent purchase payment creates a financial risk that Nationwide is unwilling to bear.  If this occurs, Nationwide may exercise its right to refuse subsequent purchase payments which total in aggregate $50,000 or more in any calendar year.  If Nationwide exercises this right to refuse a purchase payment, the entire purchase payment that causes the aggregate amount to exceed $50,000 will be immediately returned to the Contract Owner in the same form in which it was received.

Determination of the Income Benefit Base Prior to the First Surrender

Upon contract issuance, the Original Income Benefit Base is equal to the Contract Value.  Thereafter, Nationwide tracks, on a continuous basis, the Current Income Benefit Base, which is used to calculate the benefit amount.  The Current Income Benefit Base from the date of contract issuance until the first surrender will reflect any additional purchase payments, Purchase Payment Credits, and reset opportunities, as described below.

10% Lifetime Income Option. Provided no surrenders are taken from the contract, the Current Income Benefit Base for the 10% Lifetime Income Option will equal the greater of:

(1)	the highest Contract Value on any L.Inc Anniversary plus purchase payments submitted and any Purchase Payment Credits applied after that L.Inc Anniversary; or

(2)	the 10% roll-up amount, which is equal to the sum of the following calculations:

(a)
Original Income Benefit Base with Roll-up: the Original Income Benefit Base, plus 10% of the Original Income Benefit Base for each L.Inc Anniversary up to and including the 10th L.Inc Anniversary; plus

(b)
Purchase Payments with Roll-up: any purchase payments submitted after contract issuance and before the 10th L.Inc Anniversary, plus any Purchase Payment Credits applied, increased by simple interest at an annual rate of 10% each year through the 10th L.Inc Anniversary; plus

(c)	Purchase Payments with No Roll-up: any purchase payments submitted after the 10th L.Inc Anniversary, plus any Purchase Payment Credits applied.

7% Lifetime Income Option.  Provided no surrenders are taken from the contract, the Current Income Benefit Base for the 7% Lifetime Income Option will equal the greater of:

(1)	the highest Contract Value on any L.Inc Anniversary plus purchase payments submitted and any Purchase Payment Credits applied after that L.Inc Anniversary; or

(2)	the 7% roll-up amount, which is equal to the sum of the following calculations:

(a)	Original Income Benefit Base with Roll-up: the Original Income Benefit Base, plus 7% of the Original Income Benefit Base for each L.Inc Anniversary up to and including the 10th L.Inc Anniversary; plus

(b)
Purchase Payments with Roll-up: any purchase payments submitted after contract issuance and before the 10th L.Inc Anniversary, plus any Purchase Payment Credits applied, increased by simple interest at an annual rate of 7% each year through the 10th L.Inc Anniversary; plus

(c)	Purchase Payments with No Roll-up: any purchase payments submitted after the 10th L.Inc Anniversary, plus any Purchase Payment Credits applied.

5% Lifetime Income Option.  Provided no surrenders are taken from the contract, the Current Income Benefit Base for the 5% Lifetime Income Option will equal the greater of:

(1)	the highest Contract Value on any L.Inc Anniversary plus purchase payments submitted and any Purchase Payment Credits applied after that L.Inc Anniversary; or

(2)	the 5% roll-up amount, which is equal to the sum of the following calculations:

(a)	Original Income Benefit Base with Roll-up: the Original Income Benefit Base, plus 5% of the Original Income Benefit Base for each L.Inc Anniversary up to and including the 10th L.Inc Anniversary; plus

(b)
Purchase Payments with Roll-up: any purchase payments submitted after contract issuance and before the 10th L.Inc Anniversary, plus any Purchase Payment Credits applied, increased by simple interest at an annual rate of 5% each year through the 10th L.Inc Anniversary; plus

(c)	Purchase Payments with No Roll-up: any purchase payments submitted after the 10th L.Inc Anniversary, plus any Purchase Payment Credits applied.

Regardless of which Lifetime Income Option is elected, when a purchase payment and any Purchase Payment Credit is applied on a date other than a L.Inc Anniversary, simple interest is calculated using a prorated method based upon the number of days from the date of the purchase payment to the next L.Inc Anniversary.

However, if at any time prior to the first surrender the Contract Value equals zero, no further benefit base calculations will be made.  The annual benefit amount will be based on the Current Income Benefit Base in effect at that time.

Since the roll-up is only calculated for the first 10 Contract Years, purchase payments applied during the first 10 Contract Years will have a greater impact on the Current Income Benefit Base than purchase payments applied after the 10th Contract Year.

Lifetime Income Surrenders

At any time after the Lifetime Income Option is elected, the Contract Owner may begin taking the lifetime income benefit by taking a surrender from the contract.  The first surrender under the contract constitutes the first lifetime income

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surrender, even if such surrender is taken to meet minimum distribution requirements under the Internal Revenue Code.  Nationwide will surrender Accumulation Units proportionally from the Sub-Accounts as of the date of the surrender request.

As with any surrender, lifetime income surrenders reduce the Contract Value and, consequently, will reduce the amount available for annuitization.  Lifetime income surrenders are subject to the CDSC provisions of the contract.

At the time of the first surrender, the Current Income Benefit Base is locked in and will not change unless the Contract Owner takes excess surrenders, elects a reset opportunity (both discussed later in this provision), or submits additional purchase payments.  Additional purchase payments submitted after the first surrender from the contract (including any associated credits) will increase the Current Income Benefit Base by the amount of the purchase payment (and any associated credit).

Simultaneously, the Lifetime Withdrawal Percentage is determined based on the age of the Contract Owner and which Lifetime Income Option was chosen (10%, 7% or 5%) as indicated in the following tables:

10% Lifetime Income Option

Contract Owner's Age (at time of first surrender)	Lifetime Withdrawal Percentage
50 up to 59½	3%
59½ through 64	4%
65 through 80	5.25%
81 and older	6.25%

7% Lifetime Income Option

Contract Owner's Age (at time of first surrender)	Lifetime Withdrawal Percentage
50 up to 59½	3%
59½ through 64	4%
65 through 80	5.25%
81 and older	6.25%

5% Lifetime Income Option

Contract Owner's Age (at time of first surrender)	Lifetime Withdrawal Percentage
45 up to 59½	3%
59½ through 64	3.50%
65 through 80	4.50%
81 and older	5.50%

A Contract Owner will receive the highest Lifetime Withdrawal Percentage only if he or she does not take a surrender from the contract prior to age 81.  Note: The Internal Revenue Code requires that IRAs, SEP IRAs, and Simple IRAs begin distributions no later than April 1 of the calendar year following the calendar year in which the Contract Owner reaches age 70½.  Thus, if the contract is subject to these minimum distribution rules and distributions are taken at the latest date possible under the tax rules, the Contract Owner would not be able to receive the maximum Lifetime Withdrawal Percentage available to that contract.  Contract Owners may be eligible to take the minimum required distributions from other IRA, SEP IRA, or Simple IRA contracts or accounts, and thus may be able to receive the maximum Lifetime Withdrawal Percentage.  Consult a qualified tax adviser for more information.

At the time of the first surrender and on each L.Inc Anniversary thereafter, the Lifetime Withdrawal Percentage is multiplied by the Current Income Benefit Base to determine the benefit amount for that year.  The benefit amount is the maximum amount that can be surrendered from the contract before the next L.Inc Anniversary without reducing the Current Income Benefit Base.  The ability to surrender the current benefit amount will continue until the earlier of the Contract Owner's death or annuitization.

The Contract Owner can elect to set up systematic surrenders or can request each surrender separately.  All lifetime income surrender requests must be made on a Nationwide form available by contacting Nationwide's home office at the phone number and address shown on page 1 of this prospectus.

Each year’s benefit amount is non-cumulative.  A Contract Owner cannot take a previous year’s benefit amount in a subsequent year without causing an excess surrender (see below) that will reduce the Current Income Benefit Base.

Although surrenders up to the benefit amount do not reduce the Current Income Benefit Base, they do reduce the Contract Value and the death benefit, and are subject to the CDSC provisions of the contract.

If a CDSC does apply, application of the CDSC could cause the gross surrender (the surrender amount plus the CDSC) to exceed the Lifetime Withdrawal Percentage limit.  To avoid this, the Contract Owner can request to receive the surrender net of the CDSC.  The gross amount of the surrender (including the CDSC) is the amount used to determine whether the surrender exceeds the Lifetime Withdrawal Percentage limit.

Impact of Withdrawals in Excess of the Withdrawal Percentage Limit

The Contract Owner is permitted to surrender Contract Value in excess of that year's benefit amount provided that the Contract Value is greater than zero.  Surrenders in excess of the benefit amount will reduce the Current Income Benefit Base, and consequently, the benefit amount calculated for subsequent years.  In the event of excess surrenders, the Current Income Benefit Base will be reduced by the greater of:

(1)	the dollar amount of the surrender in excess of the benefit amount; or

(2)	a figure representing the proportional amount of the withdrawal. This amount is determined by the following formula:

dollar amount of the excess surrender	X	Current Income Benefit Base prior to the surrender
Contract Value (reduced by the amount of the benefit amount surrendered)

In situations where the Contract Value exceeds the existing Current Income Benefit Base, excess surrenders will typically result in a dollar amount reduction to the new Current Income Benefit Base.  In situations where the Contract Value is less

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than the existing Current Income Benefit Base, excess surrenders will typically result in a proportional reduction to the new Current Income Benefit Base.

Currently, Nationwide allows for an "RMD privilege" whereby Nationwide permits a Contract Owner to surrender Contract Value in excess of the benefit amount without reducing the Current Income Benefit Base if such excess surrender is for the sole purpose of meeting Internal Revenue Code required minimum distributions for this contract.  This RMD privilege does not apply to beneficially owned contracts.  In order to qualify for the RMD privilege, the Contract Owner must:

(1)	be at least 70½ years old as of the date of the request;

(2)	own the contract as an IRA, SEP IRA, Simple IRA, or Investment-Only Contract; and

(3)
submit a completed administrative form in advance of the withdrawal to Nationwide's home office which can be obtained by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.

Nationwide reserves the right to modify or eliminate the RMD privilege if there is any change to the Internal Revenue Code or IRS rules relating to required minimum distributions, including the issuance of relevant IRS guidance.  If Nationwide exercises this right, Nationwide will provide notice to Contract Owners and any surrender in excess of the benefit amount will reduce the remaining Current Income Benefit Base.

Once the Contract Value falls to zero, the Contract Owner is no longer permitted to submit additional purchase payments or take surrenders in excess of the benefit amount.  Additionally, there is no Contract Value to annuitize, making the payment of the benefit associated with this option the only income stream producing benefit remaining in the contract.  Surrenders of the benefit amount after the Contract Value falls to zero are not subject to the CDSC provisions of the contract.

Reset Opportunities

Nationwide offers an automatic reset of the income benefit base.  If, on any L.Inc Anniversary, the Contract Value exceeds the Current Income Benefit Base, Nationwide will automatically reset the Current Income Benefit Base to equal that Contract Value.  This higher amount will be the new Current Income Benefit Base.  This automatic reset will continue until any terms and conditions associated with the Lifetime Income Option change.  A change in terms and conditions is a change in price, a change in investment option availability, a change in Lifetime Withdrawal Percentages, or a change in the age ranges associated with a given Lifetime Withdrawal Percentage.

In the event one or more terms and conditions of the Lifetime Income Option change, the reset opportunities still exist, but are not longer automatic.  Instead, the Contract Owner must affirmatively elect to reset their Current Income Benefit Base.  On or about each L.Inc Anniversary, Nationwide will notify Contract Owners that their contract has had a change in terms and conditions, and will provide the Contract Owner with information necessary to make the determination as to whether or not to reset their Current Income Benefit Base.  Specifically, Nationwide will provide: the Contract Value; the Current Income Benefit Base; the current terms and conditions associated with the respective Lifetime Income Option; and instructions on how to communicate an election to reset the benefit base.

If the Contract Owner elects to reset the Current Income Benefit Base, it will be at the then current terms and conditions of the respective Lifetime Income Option as described in the most current prospectus.  If Nationwide does not receive a Contract Owner's election to reset the Current Income Benefit Base within 60 days after the L.Inc Anniversary, Nationwide will assume that the Contract Owner does not wish to reset the Current Income Benefit Base.  If the Current Income Benefit Base is not reset, it will remain the same and the terms and conditions of the Lifetime Income Option will not change (as applicable to that particular contract).

Contract Owners may cancel the automatic reset feature of the Lifetime Income Option by notifying Nationwide as to such election.  Nationwide reserves the right to modify or terminate the automatic reset feature at any time upon written notice to Contract Owners.

Settlement Options

If, after beginning the lifetime income surrenders, a Contract Owner's Contract Value falls to zero and there is still a positive Current Income Benefit Base, Nationwide will provide the Contract Owner with one or more settlement options (in addition to the ability to continue annual benefit payments).  Specifically, Nationwide will provide a notification to the Contract Owner describing the following three options, along with instructions on how to submit the election to Nationwide:

(1)	The Contract Owner can continue to take annual surrenders of no more than the annual benefit amount until the death of the Contract Owner;

(2)	The Contract Owner can elect the Age Based Lump Sum Settlement Option, as described below; or

(3)	If the Contract Owner qualifies after a medical examination, the Contract Owner can elect the Underwritten Lump Sum Settlement Option, as described below.

The settlement options each result in a different amount ultimately received under the respective Lifetime Income Option.  The Underwritten Lump Sum Settlement Option will generally pay a larger amount than the Age Based Lump Sum Settlement Option when a Contract Owner is healthier than the normal population.  Regardless of age or health, the Underwritten Lump Sum Settlement Option amount will never be less than the Age Based Lump Sum Settlement Option amount.  Election of the Age Based Lump Sum Settlement Option enables the Contract Owner to receive payment without a medical exam, which could potentially delay payment.  Before selecting a settlement option, consult with a qualified financial adviser to determine which option is best for you based on your individual financial situation and needs.

The Contract Owner will have 60 days from the date of Nationwide's notification letter to make an election.  Once the

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Contract Owner makes an election, the election is irrevocable.  If the Contract Owner does not make an election within 60 days of the date of the notification letter, Nationwide will assume that the Contract Owner intends to continue to take surrenders of the annual benefit amount.  If the Contract Owner requested systematic surrenders of the annual benefit amount prior to the notice, those systematic surrenders will continue.  If the Contract Owner did not request systematic surrenders prior to the notice, the Contract Owner may request systematic surrenders by contacting Nationwide at the phone number and address shown on page 1.  It is the Contract Owner's responsibility to establish systematic surrenders or otherwise request the annual benefit amount.  Benefit amounts not withdrawn in a given year are forfeited.

Age Based Lump Sum Settlement Option.  Under the Age Based Lump Sum Settlement Option, in lieu of taking surrenders of the annual benefit amount, Nationwide will pay the Contract Owner a lump sum equal to the Contract Owner's most recently calculated annual benefit amount multiplied by the Annual Benefit Multiplier listed below:

Contract Owner's Age (as of the date the Age Based Lump Sum Option is elected)	Annual Benefit Multiplier
Up to Age 70	5.5
71-75	4.5
76-80	3.5
81-85	2.5
86-90	2.0
91-95	1.5
96+	1.0

For contracts that have elected the Spousal Continuation Benefit, if both spouses are living on the date the Age Based Lump Sum Settlement Option is elected, Nationwide will use the age of the younger spouse minus three years to determine the Annual Benefit Multiplier.  If only one spouse is living on the date the Age Based Lump Sum Settlement Option is elected, Nationwide will use the age of the living spouse to determine the Annual Benefit Multiplier.

Underwritten Lump Sum Settlement Option.  Under the Underwritten Lump Sum Settlement Option, in lieu of taking surrenders of the annual benefit amount, for those who qualify based on a medical exam, Nationwide will pay the Contract Owner a lump sum based upon the attained age, sex, and health of the Contract Owner (and spouse if the Spousal Continuation Benefit is elected).  Once Nationwide receives the Contract Owner's election to take the Underwritten Lump Sum Settlement Option, Nationwide will provide the Contract Owner with a medical examination form, which must be completed by a certified physician chosen by the Contract Owner and returned to Nationwide's home office within 30 days.  Upon completion of underwriting by Nationwide, the lump sum settlement amount is issued to the Contract Owner. If Nationwide does not receive the completed form within the 30-day period, Nationwide will pay the Contract Owner the amount that would be payable under the Age Based Lump Sum Settlement Option.

Annuitization

If the Contract Owner elects to annuitize the contract, the Lifetime Income Option will terminate.  Specifically, the charge associated with the option will no longer be assessed and all benefits associated with the Lifetime Income Option will terminate.

Death of Determining Life

For contracts with no Spousal Continuation Benefit, upon the death of the determining life, the benefits associated with the option terminate.  If the Contract Owner is also the Annuitant, the death benefit will be paid in accordance with the "Death Benefits" provision.  If the Contract Owner is not the Annuitant, the Contract Value will be distributed in accordance with the "Required Distributions" section of "Appendix C: Contract Types and Tax Information."

For contracts with the Spousal Continuation Benefit, upon the death of the determining life, the surviving spouse continues to receive the same benefit associated with the elected Lifetime Income Option which had been received by the deceased spouse, for the remainder of the survivor's lifetime.  The Contract Value will reflect the death benefit and Spousal Protection Feature.

7% and 5% Spousal Continuation Benefit

At the time the 7% Lifetime Income Option or the 5% Lifetime Income Option is elected (at time of application), the Contract Owner may elect the corresponding Spousal Continuation Benefit (not available for contracts issued as Charitable Remainder Trusts).  The charge for the 7% Spousal Continuation Benefit will not exceed 0.30% of the Current Income Benefit Base.  The current charge for the 7% Spousal Continuation Benefit is 0.15% of the Current Income Benefit Base.  The charge for the 5% Spousal Continuation Benefit is equal to 0.15% of the Current Income Benefit Base.

The Spousal Continuation Benefit allows a surviving spouse to continue to receive, for the duration of his/her lifetime, the benefit associated with the respective Lifetime Income Option, provided that the following conditions are satisfied:

(1)	Both spouses must be between 45 and 85 years old at the time of application.

(2)
For contracts that elect the 7% Spousal Continuation Benefit, both spouses must be at least age 50 before either spouse is eligible to begin withdrawals. For contracts that elect the 5% Spousal Continuation Benefit, both spouses must be age 45 before either spouse is eligible to begin withdrawals.  Note: the Internal Revenue Code imposes a penalty tax if a distribution is made before the Contract Owner reaches age 59½ unless certain exceptions are met.  See, "Federal Tax Considerations," in "Appendix C: Contract Types and Tax Information" for additional information.

(3)	Once the Spousal Continuation Benefit is elected, it may not be removed from the contract, except as provided below.

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(4)	The Lifetime Withdrawal Percentage will be based on the age of the younger spouse as of the date of the first surrender from the contract.

(5)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.  For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner.

(6)	Both spouses must be named as beneficiaries. For contracts with non-natural owners, both spouses must be named as Co-Annuitants.

(7)	No person other than the spouse may be named as Contract Owner, Annuitant or beneficiary.

(8)
If both spouses are alive upon annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the Contract Owner).

Note: The Spousal Continuation Benefit is distinct from the Spousal Protection Feature associated with the death benefits. The Spousal Continuation Benefit allows a surviving spouse to continue receiving the lifetime income payments associated with the elected Lifetime Income Option.  In contrast, the Spousal Protection Feature is a death benefit bump-up feature associated with the death benefits.

Marriage Termination

If, prior to taking any surrenders from the contract, the marriage terminates due to divorce, dissolution, or annulment, the Contract Owner may remove the Spousal Continuation Benefit from the contract. Nationwide will remove the benefit and the associated charge upon the Contract Owner's written request and evidence of the marriage termination satisfactory to Nationwide.  Once the Spousal Continuation Benefit is removed from the contract, the benefit may not be re-elected or added to cover a subsequent spouse.

If, after taking any surrender from the contract, the marriage terminates due to divorce, dissolution, or annulment, the Contract Owner may not remove the Spousal Continuation Benefit from the contract.

Risks Associated with Electing the Spousal Continuation Benefit

There are situations where a Contract Owner who elects the Spousal Continuation Benefit will not receive the benefits associated with the option.  This will occur if:

(1)	your spouse (contingent-annuitant) dies before you;

(2)	the contract is annuitized; or

(3)	withdrawals are taken after the withdrawal start date and the marriage terminates due to divorce, dissolution, or annulment.

Additionally, in the situations described in (1) and (3) above, not only will the Contract Owner not receive the benefits associated with the Spousal Continuation Benefit, but he/she must continue to pay for the option and comply with all of the terms and conditions associated with the respective Lifetime Income Option, including the investment option requirements, until annuitization.

Income Benefit Investment Options

The following investment options are the only investment options available for contracts that have elected a Lifetime Income Option:

Custom Portfolio Asset Rebalancing Service (see "Contract Owner Services" later in this prospectus)
•	Balanced
•	Capital Appreciation
•	Conservative
•	Moderate
•	Moderately Conservative

Fidelity Variable Insurance Products Fund
•	Fidelity VIP Freedom Fund 2010 Portfolio: Service Class 2
•	Fidelity VIP Freedom Fund 2020 Portfolio: Service Class 2

Nationwide Variable Insurance Trust
•	American Funds NVIT Asset Allocation Fund: Class II
•	NVIT CardinalSM Balanced Fund: Class II
•	NVIT CardinalSM Capital Appreciation Fund: Class II
•	NVIT CardinalSM Conservative Fund: Class II
•	NVIT CardinalSM Moderate Fund: Class II
•	NVIT CardinalSM Moderately Conservative Fund: Class II
•	NVIT Investor Destinations Balanced Fund: Class II
•	NVIT Investor Destinations Capital Appreciation Fund: Class II
•	NVIT Investor Destinations Conservative Fund: Class II
•	NVIT Investor Destinations Moderate Fund: Class II
•	NVIT Investor Destinations Moderately Conservative Fund: Class II

Static Asset Allocation Model (see below)
•	American Funds Option (33% NVIT - American Funds NVIT Asset Allocation Fund, 33% NVIT - American Funds NVIT Bond Fund and 34% NVIT - American Funds NVIT Growth-Income Fund)

Note: Some of the investment options listed above are funds of funds.  Please refer to "Appendix A: Underlying Mutual Funds" for more information.

Static Asset Allocation Model

A Static Asset Allocation Model is an allocation strategy comprised of two or more underlying mutual funds that together provide a unique allocation mix not available as a single underlying mutual fund.  Contract Owners that elect a Static Asset Allocation Model directly own Sub-Account units of the underlying mutual funds that comprise the particular model.  In other words, a Static Asset Allocation Model is not a portfolio of underlying mutual funds with one Accumulation Unit/Annuity Unit value, but rather, direct investment in a certain allocation of Sub-Accounts.  There is no additional charge associated with investing in a Static Asset Allocation Model.

The Static Asset Allocation Model is just that: static.  The allocations or "split" between one or more Sub-Accounts is not monitored and adjusted to reflect changing market conditions.  However, a Contract Owner's investment in a

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Static Asset Allocation Model is rebalanced quarterly to ensure that the assets are allocated to the percentages in the same proportion that they were allocated at the time of election.  The entire Contract Value must be allocated to the elected model.

With respect to transferring into and out of a Static Asset Allocation Model, the model is treated like an underlying mutual fund and is subject to the "Transfers Prior to Annuitization" provision.  You may request to transfer from a model to a permitted underlying mutual fund.  Each transfer into or out of a Static Asset Allocation Model is considered one transfer event.

For additional information about the underlying mutual funds that comprise the Static Asset Allocation Model, see "Appendix A: Underlying Mutual Funds."

Removal of Variable Account Charges

The Mortality and Expense Risk Charge and the Administrative Charge apply for the life of the contract.  The charge for each optional benefit is assessed until annuitization, except the Liquidity Option, the charge for which is removed after the end of the 4th Contract Year.

To remove a Variable Account charge, Nationwide systematically re-rates the contract.  This re-rating results in lower contract charges, but no change in Contract Value or any other contractual benefit.

Re-rating involves two steps: the adjustment of contract expenses and the adjustment of the number of units in the contract.

The first step, the adjustment of contract expenses, involves removing the charge from the unit value calculation.  For example, on a contract where the only optional benefit elected is the Liquidity Option, the Variable Account value will be calculated using unit values with Variable Account charges of 1.80%.  Once the benefit is paid, the charge associated with the Liquidity Option will be removed.  From that point on, the Variable Account value will be calculated using the unit values with Variable Account charges at 1.30%.  Thus, the Liquidity Option charge is no longer included in the daily Sub-Account valuation for the contract.

The second step of the re-rating process, the adjustment of the number of units in the contract, is necessary in order to keep the re-rating process from altering the Contract Value.  Generally, for any given Sub-Account, the higher the Variable Account charges, the lower the unit value, and vice versa.  For example, Sub-Account X with charges of 1.80% will have a lower unit value than Sub-Account X with charges of 1.30% (higher expenses result in lower unit values).  When, upon re-rating, the unit values used in calculating Variable Account value are dropped from the higher expense level to the lower expense level, the higher unit values will cause an incidental increase in the Contract Value.  In order to avoid this incidental increase, Nationwide adjusts the number of units in the contract down so that the Contract Value after the re-rating is the same as the Contract Value before the re-rating.

Ownership and Interests in the Contract

Contract Owner

Prior to the Annuitization Date, the Contract Owner has all rights under the contract, unless a joint owner is named.  If a joint owner is named, each joint owner has all rights under the contract.  Purchasers who name someone other than themselves as the Contract Owner will have no rights under the contract.

On the Annuitization Date, the Annuitant becomes the Contract Owner, unless the Contract Owner is a Charitable Remainder Trust.  If the Contract Owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the Contract Owner after annuitization.

Contract Owners of Non-Qualified Contracts may name a new Contract Owner at any time before the Annuitization Date.  Any change of Contract Owner automatically revokes any prior Contract Owner designation.  Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

Joint Owner

Joint owners each own an undivided interest in the contract.

Non-Qualified Contract Owners can name a joint owner at any time before annuitization.  However, joint owners must be spouses at the time joint ownership is requested.

Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners.  However, if a written election, signed by both Contract Owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently.  If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

If either joint owner dies before the Annuitization Date, the contract continues with the surviving joint owner as the remaining Contract Owner.

Contingent Owner

The contingent owner succeeds to the rights of a Contract Owner if a Contract Owner who is not the Annuitant dies before the Annuitization Date, and there is no surviving joint owner.

If a Contract Owner who is the Annuitant dies before the Annuitization Date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.

The Contract Owner may name a contingent owner at any time before the Annuitization Date.

Annuitant

The Annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends.  This person must be age 85 or younger at the time of contract issuance,

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unless Nationwide approves a request for an Annuitant of greater age.

Only Non-Qualified Contract Owners may name someone other than himself/herself as the Annuitant.

The Contract Owner may not name a new Annuitant without Nationwide's consent.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the contingent annuitant becomes the Annuitant.  The contingent annuitant must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a contingent annuitant of greater age.

If a contingent annuitant is named, all provisions of the contract that are based on the Annuitant's death prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and contingent annuitant.

Co-Annuitant

A Co-Annuitant, if named, must be the Annuitant's spouse.  The Co-Annuitant must be named at the time of application and will receive the benefit of the Spousal Protection Feature, provided all of the requirements listed in the "Spousal Protection Feature" are met.

If either Co-Annuitant dies before the Annuitization Date, the surviving Co-Annuitant may continue the contract and will receive the benefit of the Spousal Protection Feature.

Joint Annuitant

The joint annuitant is designated as a second person (in addition to the Annuitant) upon whose continuation of life any annuity payment involving life contingencies depend.  The joint annuitant is named at the time of annuitization.

Beneficiary and Contingent Beneficiary

The beneficiary is the person who is entitled to the death benefit if the Annuitant dies before the Annuitization Date and there is no joint owner.  The Contract Owner can name more than one beneficiary.  Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid.  The Contract Owner can name more than one contingent beneficiary.  Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.

Changes to the Parties to the Contract

Prior to the Annuitization Date (and subject to any existing assignments), the Contract Owner may request to change the following:

•	Contract Owner (Non-Qualified Contracts only);

•	joint owner;

•	contingent owner;

•	Annuitant (subject to Nationwide's underwriting and approval);

•	contingent annuitant (subject to Nationwide's underwriting and approval);

•	Co-Annuitant;

•	beneficiary; or

•	contingent beneficiary.

The Contract Owner must submit the request to Nationwide in writing and Nationwide must receive the request at its home office before the Annuitization Date.  Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed, whether or not the Contract Owner or Annuitant is living at the time it was recorded.  The change will not affect any action taken by Nationwide before the change was recorded.

In addition to the above requirements, any request to change the Contract Owner must be signed by the existing Contract Owner and the person designated as the new Contract Owner.  Nationwide may require a signature guarantee.

If the Contract Owner is not a natural person and there is a change of the Annuitant, distributions will be made as if the Contract Owner died at the time of the change, regardless of whether the Contract Owner named a contingent annuitant.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract.

Operation of the Contract

Purchase Payment Credits

Purchase Payment Credits ("PPCs") are additional credits that Nationwide will apply to a contract when cumulative purchase payments reach certain aggregate levels.

When determining PPCs Nationwide will include the purchase payments in this contract, as well as the purchase payments of any other Nationwide annuity contract issued to an immediate family member made within the 12 months before the purchase of this contract.  Immediate family members include spouses, children, or other family members living within the Contract Owner's household.  In order to be considered for PPCs, the Contract Owner must notify Nationwide in writing of all Nationwide annuity contracts owned by the Contract Owner or immediate family members.

Each time a Contract Owner submits a purchase payment, Nationwide will perform a calculation to determine if and how many PPCs are payable as a result of that particular deposit.

The formula used to determine the amount of the PPC is as follows:

(Cumulative Purchase Payments x PPC%)
–	PPCs Paid to Date
=	PPCs Payable

Cumulative Purchase Payments = the total of all purchase payments applied to the contract, including the current deposit, minus any surrenders.

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PPC% = either 0.0%, 0.5%, or 1.0%, depending on the level of Cumulative Purchase Payments as follows:

If Cumulative Purchase Payments are . . .	Then the PPC% is . . .
$0 - $499,999	0.0% (no PPC is payable)
$500,000 - $999,999	0.5%
$1,000,000 or more	1.0%

PPCs Paid to Date = the total PPCs that Nationwide has already applied to the contract.

PPCs Payable = the PPCs that Nationwide will apply to the contract as a result of the current deposit.

For example, on March 1, Ms. Z makes an initial deposit of $200,000 to her contract.  She does not receive a PPC since her Cumulative Purchase Payments are less than $500,000.

On April 1, Ms. Z applies additional purchase payments of $350,000.  Cumulative Purchase Payments now equal $550,000.  Nationwide will apply PPCs to Ms. Z's contract equal to $2,750, which is (0.5% x $550,000) - $0.

On May 1, Ms. Z takes a surrender of $150,000.  Cumulative Purchase Payments now equal $400,000.

On June 1, Ms. Z applies additional purchase payments of $500,000.  Cumulative Purchase Payments now equal $900,000.  Nationwide will apply PPCs to Ms. Z's contract equal to $1,750, which is ($900,000 x 0.5%) - $2,750.  At this point in time, a total of $4,500 in PPCs have been applied to Ms. Z's contract.

On July 1, Ms. Z applies additional purchase payments of $300,000.  Cumulative Purchase Payments now equal $1,200,000.  Nationwide will apply PPCs to Ms. Z's contract equal to $7,500, which is ($1,200,000 x 1.0%) - $4,500.  At this point in time, a total of $12,000 in PPCs have been applied to Ms. Z's contract.

For purposes of all benefits and taxes under these contracts, PPCs are considered earnings, not purchase payments, and they will be allocated in the same proportion that purchase payments are allocated on the date the PPCs are applied.

If the Contract Owner cancels the contract pursuant to the contractual free-look provision, Nationwide will recapture all PPCs applied to the contract.  The Contract Owner will retain any earnings attributable to the PPCs, but all losses attributable to the PPCs will be incurred by Nationwide.
All PPCs are fully vested after the end of the contractual free-look period and are not subject to recapture.

Pricing

Generally, Nationwide prices Accumulation Unit values of the Sub-Accounts on each day that the New York Stock Exchange is open.  (Pricing is the calculation of a new Accumulation Unit value that reflects that day's investment experience.)

Accumulation Units are not priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

•New Year's Day	•Independence Day
•Martin Luther King, Jr. Day	•Labor Day
•Presidents' Day	•Thanksgiving
•Good Friday	•Christmas
•Memorial Day

Nationwide also will not price purchase payments, surrenders or transfers if:

(1)	trading on the New York Stock Exchange is restricted;

(2)	an emergency exists making disposal or valuation of securities held in the Variable Account impracticable; or

(3)	the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist.  If Nationwide is closed on days when the New York Stock Exchange is open, Contract Value may change and Contract Owners will not have access to their accounts.

Application and Allocation of Purchase Payments

Initial Purchase Payments

Initial purchase payments will be priced at the Accumulation Unit value next determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete and are received at Nationwide's home office before the close of the New York Stock Exchange, which generally occurs at 4:00 p.m. Eastern Time.  If the order is received after the close of the New York Stock Exchange, the initial purchase payment will be priced within 2 business days after the next business day.

If an incomplete application is not completed within 5 business days of receipt at Nationwide's home office, the prospective purchaser will be informed of the reason for the delay.  The purchase payment will be returned unless the prospective purchaser specifically consents to allow Nationwide to hold the purchase payment until the application is completed.

Nationwide will immediately allocate initial purchase payments to the investment options based on the instructions contained on the application.

Subsequent Purchase Payments

Any subsequent purchase payment received at Nationwide's home office (along with all necessary information) before the close of the New York Stock Exchange will be priced at the Accumulation Unit value next determined after receipt of the purchase payment.  If a subsequent purchase payment is received at Nationwide's home office (along with all necessary information) after the close of the New York Stock Exchange, it will be priced at the Accumulation Unit value determined on the following Valuation Date.

Allocation of Purchase Payments

Nationwide allocates purchase payments to Sub-Accounts as instructed by the Contract Owner.  Shares of the underlying

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mutual funds allocated to the Sub-Accounts are purchased at Net Asset Value, then converted into Accumulation Units.

Contract Owners can change allocations or make exchanges among the Sub-Accounts.  However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any Sub-Account.  In the event that Nationwide receives such a request, Nationwide will inform the Contract Owner that the allocation instructions are invalid and that the contract's allocations among the Sub-Accounts prior to the request will remain in effect.  Certain transactions may be subject to conditions imposed by the underlying mutual funds.

Determining the Contract Value

The Contract Value is the sum of the value of amounts (including any Purchase Payment Credits applied to the contract) allocated to:

(1)	the Sub-Accounts of the Variable Account; and

(2)	the Fixed Account.

If charges are assessed against the whole Contract Value, Nationwide will deduct a proportionate amount from each Sub-Account and the Fixed Account based on current cash values.

Determining Variable Account Value – Valuing an Accumulation Unit

Sub-Account allocations are accounted for in Accumulation Units.  Accumulation Unit values (for each Sub-Account) are determined by calculating the net investment factor for the underlying mutual funds for the current Valuation Period and multiplying that result with the Accumulation Unit values determined on the previous Valuation Period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a Sub-Account from Valuation Period to Valuation Period.  For each Sub-Account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular Sub-Account invests, including the charges assessed against that Sub-Account for a Valuation Period.

The net investment factor for any particular Sub-Account is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)	is the sum of:

(1)	the Net Asset Value of the underlying mutual fund as of the end of the current Valuation Period; and

(2)	the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period).

(b)	is the Net Asset Value of the underlying mutual fund determined as of the end of the preceding Valuation Period.

(c)
is a factor representing the daily total Variable Account charges, which may include charges for optional benefits elected by the Contract Owner.  The factor is equal to an annualized rate ranging from 1.30% to 2.00% of the Daily Net Assets of the Variable Account, depending on which optional benefits the Contract Owner elects.

Note: The range shown above reflects only those Variable Account charges that are assessed daily as part of the daily Accumulation Unit calculation.  It does not reflect the cost of other optional benefits that assess charges via the redemption of Accumulation Units (e.g., the Lifetime Income Options).

Based on the change in the net investment factor, the value of an Accumulation Unit may increase or decrease.  Changes in the net investment factor may not be directly proportional to changes in the Net Asset Value of the underlying mutual fund shares because of the deduction of Variable Account charges.

Though the number of Accumulation Units will not change as a result of investment experience, the value of an Accumulation Unit may increase or decrease from Valuation Period to Valuation Period.

Determining Fixed Account Value

Nationwide determines the value of the Fixed Account by:

(1)	adding all amounts allocated to the Fixed Account, minus amounts previously transferred or surrendered from the Fixed Account;

(2)	adding any interest earned on the amounts allocated to the Fixed Account; and

(3)	subtracting charges deducted in accordance with the contract.

Transfer Requests

Contract Owners may submit transfer requests in writing, over the telephone, or via the internet.  Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine.  Nationwide may restrict or withdraw the telephone and/or internet transfer privilege at any time.

Generally, Sub-Account transfers will receive the Accumulation Unit value next computed after the transfer request is received.  However, if a contract that is limited to submitting transfer requests via U.S. mail submits a transfer request via the internet or telephone pursuant to Nationwide's one-day delay policy, the transfer will be executed on the next business day after the exchange request is received by Nationwide (see "Managers of Multiple Contracts").

Transfer Restrictions

Neither the contracts described in this prospectus nor the underlying mutual funds are designed to support active trading strategies that require frequent movement between or among Sub-Accounts (sometimes referred to as "market-timing" or "short-term trading").  A Contract Owner who intends to use an active trading strategy should consult his/her registered representative and request information on other Nationwide variable annuity contracts that offer underlying mutual funds that are designed specifically to support active trading strategies.

Nationwide discourages (and will take action to deter) short-term trading in this contract because the frequent movement

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between or among Sub-Accounts may negatively impact other investors in the contract.  Short-term trading can result in:

•	the dilution of the value of the investors' interests in the underlying mutual fund;

•
underlying mutual fund managers taking actions that negatively impact performance (keeping a larger portion of the underlying mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or

•	increased administrative costs due to frequent purchases and redemptions.

To protect investors in this contract from the negative impact of these practices, Nationwide has implemented, or reserves the right to implement, several processes and/or restrictions aimed at eliminating the negative impact of active trading strategies. Nationwide makes no assurances that all risks associated with short-term trading will be completely eliminated by these processes and/or restrictions.

Nationwide cannot guarantee that its attempts to deter active trading strategies will be successful.  If we are unable to deter active trading strategies, the performance of the Sub-Accounts that are actively traded may be adversely impacted.

Redemption Fees

Some underlying mutual funds assess a short-term trading fee in connection with transfers from a Sub-Account that occur within 60 days after the date of the allocation to the Sub-Account.  The fee is assessed against the amount transferred and is paid to the underlying mutual fund.  Redemption fees compensate the underlying mutual fund for any negative impact on fund performance resulting from short-term trading.  For more information on short-term trading fees, see "Short-Term Trading Fees."

U.S. Mail Restrictions

Nationwide monitors transfer activity in order to identify those who may be engaged in harmful trading practices.  Transaction reports are produced and examined.  Generally, a contract may appear on these reports if the Contract Owner (or a third party acting on their behalf) engages in a certain number of "transfer events" in a given period.  A "transfer event" is any transfer, or combination of transfers, occurring on a given trading day (Valuation Period).  For example, if a Contract Owner executes multiple transfers involving 10 underlying mutual funds in one day, this counts as one transfer event.  A single transfer occurring on a given trading day and involving only two underlying mutual funds (or one underlying mutual fund if the transfer is made to or from the Fixed Account) will also count as one transfer event.

As a result of this monitoring process, Nationwide may restrict the method of communication by which transfer orders will be accepted.

In general, Nationwide will adhere to the following guidelines:

Trading Behavior	Nationwide's Response
6 or more transfer events in one calendar quarter
Nationwide will mail a letter to the Contract Owner notifying them that:
(1)they have been identified as engaging in harmful trading practices; and
(2)if their transfer events exceed 11 in two consecutive calendar quarters or 20 in one calendar year, the Contract Owner will be limited to submitting transfer requests via U.S. mail on a Nationwide issued form.

More than 11 transfer events in two consecutive calendar quarters OR More than 20 transfer events in one calendar year	Nationwide will automatically limit the Contract Owner to submitting transfer requests via U.S. mail on a Nationwide issued form.

Each January 1st, Nationwide will start the monitoring anew, so that each contract starts with 0 transfer events each January 1.  See, however, the "Other Restrictions" provision.

Managers of Multiple Contracts

Some investment advisers/representatives manage the assets of multiple Nationwide contracts pursuant to trading authority granted or conveyed by multiple Contract Owners.  These multi-contract advisers will generally be required by Nationwide to submit all transfer requests via U.S. mail.

Nationwide may, as an administrative practice, implement a "one-day delay" program for these multi-contract advisers, which they can use in addition to or in lieu of submitting transfer requests via U.S. mail.  The one-day delay option permits multi-contract advisers to continue to submit transfer requests via the internet or telephone.  However, transfer requests submitted by multi-contract advisers via the internet or telephone will not receive the next available Accumulation Unit value.  Rather, they will receive the Accumulation Unit value that is calculated on the following business day.  Transfer requests submitted under the one-day delay program are irrevocable.  Multi-contract advisers will receive advance notice of being subject to the one-day delay program.

Other Restrictions

Contract Owners that are required to submit transfer requests via U.S. mail will be required to use a Nationwide issued form for their transfer request.  Nationwide will refuse transfer requests that either do not use the Nationwide issued form for their transfer request or fail to provide accurate and complete information on their transfer request form.  In the event that a Contract Owner's transfer request is refused by Nationwide, they will receive notice in writing by U.S. mail and will be required to resubmit their transfer request on a Nationwide issued form.

Nationwide reserves the right to refuse or limit transfer requests, or take any other action it deems necessary, in order

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to protect Contract Owners, Annuitants, and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices employed by some Contract Owners (or third parties acting on their behalf).  In particular, trading strategies designed to avoid or take advantage of Nationwide's monitoring procedures (and other measures aimed at curbing harmful trading practices) that are nevertheless determined by Nationwide to constitute harmful trading practices, may be restricted.

Any restrictions that Nationwide implements will be applied consistently and uniformly.

Underlying Mutual Fund Restrictions and Prohibitions

Pursuant to regulations adopted by the SEC, Nationwide is required to enter into written agreements with the underlying mutual funds which allow the underlying mutual funds to:

(1)	request the taxpayer identification number, international taxpayer identification number, or other government issued identifier of any Nationwide Contract Owner;

(2)	request the amounts and dates of any purchase, redemption, transfer or exchange request ("transaction information"); and

(3)
instruct Nationwide to restrict or prohibit further purchases or exchanges by Contract Owners that violate policies established by the underlying mutual fund (whose policies may be more restrictive than Nationwide's policies).

Nationwide is required to provide such transaction information to the underlying mutual funds upon their request.  In addition, Nationwide is required to restrict or prohibit further purchases or requests to exchange into an underlying mutual fund upon instruction from the underlying mutual fund.  Nationwide and any affected Contract Owner may not have advance notice of such instructions from an underlying mutual fund to restrict or prohibit further purchases or requests to exchange into an underlying mutual fund.  If an underlying mutual fund refuses to accept a purchase or request to exchange into the underlying mutual fund submitted by Nationwide, Nationwide will keep any affected Contract Owner in their current underlying mutual fund allocation.

Transfers Prior to Annuitization

Transfers from the Fixed Account

A Contract Owner may request to transfer allocations from the Fixed Account to the Sub-Accounts only upon reaching the end of a Fixed Account interest rate guarantee period.  Fixed Account transfers must be made within 45 days after the end of the interest rate guarantee period.  The Fixed Account interest rate guarantee period is the period of time that the Fixed Account interest rate is guaranteed to remain the same.

Normally, Nationwide will permit 100% of the maturing Fixed Account allocations to be transferred.  However, Nationwide may limit the amount that can be transferred from the Fixed Account.  Nationwide will determine the amount that may be transferred and will declare this amount at the end of the Fixed Account interest rate guarantee period.  The maximum transferable amount will never be less than 10% of the Fixed Account allocation reaching the end of a Fixed Account interest rate guarantee period.

Contract Owners who use Dollar Cost Averaging may transfer from the Fixed Account under the terms of that program.

Nationwide is required by state law to reserve the right to postpone the transfer of assets from the Fixed Account for a period of up to 6 months from the date of the transfer request.

Transfers from the Sub-Accounts

A Contract Owner may request to transfer allocations from the Sub-Accounts to the Fixed Account.  Nationwide reserves the right to limit or refuse transfers to the Fixed Account.

Transfers Among the Sub-Accounts

A Contract Owner may request to transfer allocations among the Sub-Accounts at any time, subject to terms and conditions imposed by this prospectus and the underlying mutual funds.

Transfers After Annuitization

After annuitization, the portion of the Contract Value allocated to fixed annuity payments and the portion of the Contract Value allocated to variable annuity payments may not be changed.

After annuitization, transfers among Sub-Accounts may only be made on the anniversary of the Annuitization Date.

Right to Examine and Cancel

If the Contract Owner elects to cancel the contract, he/she may return it to Nationwide's home office within a certain period of time known as the "free look" period.  Depending on the state in which the contract was purchased (and, in some states, if the contract is purchased as a replacement for another annuity contract), the free look period may be 10 days or longer.  For ease of administration, Nationwide will honor any free look cancellation that is received at Nationwide's home office or postmarked within 30 days after the contract issue date.  The contract issue date is the date the initial purchase payment is applied to the contract.

In the event of a free look cancellation, Nationwide will return the Contract Value as of the date of the cancellation, less any applicable federal and state income tax withholding.  Nationwide will recapture all of any Purchase Payment Credits applied to the contract.  The Contract Owner will retain any earnings attributable to such credits, but all losses attributable to the credits will be incurred by Nationwide.

Liability of the Variable Account under this provision is limited to the Contract Value in each Sub-Account on the date of revocation.  Any additional amounts refunded to the Contract Owner will be paid by Nationwide.

Surrender (Redemption) Prior to Annuitization

Prior to annuitization and before the Annuitant's death, Contract Owners may generally surrender some or all of their Contract Value.  Surrenders from the contract may be subject to federal income tax and/or a tax penalty.  See "Federal Income Taxes" in "Appendix C: Contract Types and Tax Information."  Surrender requests must be in writing and Nationwide may require additional information.  When taking

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a full surrender, the contract must accompany the written request.  Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered from the Sub-Accounts within 7 days.  However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.  Please see the "Pricing" section for additional information.

Nationwide is required by state law to reserve the right to postpone payment of assets in the Fixed Account for a period of up to 6 months from the date of the surrender request.

Partial Surrenders (Partial Redemptions)

If a Contract Owner requests a partial surrender, Nationwide will surrender Accumulation Units from the Sub-Accounts and an amount from the Fixed Account.  The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

Partial surrenders are subject to the CDSC provisions of the contract.  If a CDSC is assessed, the Contract Owner may elect to have the CDSC deducted from either:

(a)	the amount requested; or

(b)	the Contract Value remaining after the Contract Owner has received the amount requested.

If the Contract Owner does not make a specific election, any applicable CDSC will be deducted from the amount requested by the Contract Owner.

The CDSC deducted is a percentage of the amount requested by the Contract Owner.  Amounts deducted for CDSC are not subject to subsequent CDSC.

Partial Surrenders to Pay Investment Advisory Fees

Some Contract Owners utilize an investment adviser(s) to manage their assets, for which the investment adviser assesses a fee.  Investment advisers are not endorsed or affiliated with Nationwide and Nationwide makes no representation as to their qualifications.  The fees for these investment advisory services are specified in the respective account agreements and are separate from and in addition to the contract fees and expenses described in this prospectus.  Some Contract Owners authorize their investment adviser to take a partial surrender(s) from the contract in order to collect investment advisory fees.  Surrenders taken from this contract to pay advisory or investment management fees are subject to the CDSC provisions of the contract and may be subject to income tax and/or tax penalties.

Full Surrenders (Full Redemptions)

Upon full surrender, the Contract Value may be more or less than the total of all purchase payments made to the contract.  The Contract Value will reflect:

•	Variable Account charges;

•	underlying mutual fund charges;

•
a $30 Contract Maintenance Charge (this charge will be waived upon full surrender if the Contract Value is equal to or greater than $50,000 at the time of the full surrender or on any Contract Anniversary prior to the full surrender);

•	the investment performance of the underlying mutual funds;

•	amounts allocated to the Fixed Account and any interest credited; and

•	Purchase Payment Credits, if applicable.

Full surrenders are subject to the CDSC provisions of the contract.  The CDSC-free withdrawal privilege does not apply to full surrenders of the contract.  For purposes of the CDSC free withdrawal privilege, a full surrender is:

•	multiple surrenders taken within a Contract Year that deplete the entire Contract Value; or

•	any single net surrender of 90% or more of the Contract Value.

Surrender (Redemption) After Annuitization

After the Annuitization Date, surrenders other than regularly scheduled annuity payments are not permitted.

Assignment

Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, and Simple IRAs may not be assigned, pledged or otherwise transferred except where allowed by law.

A Non-Qualified Contract Owner may assign some or all rights under the contract subject to Nationwide’s consent.  Additionally, Nationwide reserves the right to refuse to recognize assignments on a non-discriminatory basis.  Nationwide is not responsible for the validity or tax consequences of any assignment and Nationwide is not liable for any payment or settlement made before the assignment is recorded.  Assignments will not be recorded until Nationwide receives sufficient direction from the Contract Owner and the assignee regarding the proper allocation of contract rights.

Contract Owner Services

Asset Rebalancing

Asset Rebalancing is the automatic reallocation of Contract Values to the Sub-Accounts on a predetermined percentage basis.  Asset Rebalancing is not available for assets held in the Fixed Account.  Requests for Asset Rebalancing must be on a Nationwide form.  Once Asset Rebalancing is elected, it will only be terminated upon specific instruction from the Contract Owner; manual transfers will not automatically terminate the program.

Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide.  If the last day of the three-month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day.  Each Asset Rebalancing reallocation is considered a transfer event.

Contract Owners should consult a financial adviser to discuss the use of Asset Rebalancing.

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Nationwide reserves the right to stop establishing new Asset Rebalancing programs.

Dollar Cost Averaging

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time.  It involves the automatic transfer of a specified amount from the Fixed Account and/or certain Sub-Accounts into other Sub-Accounts.  Nationwide does not guarantee that this program will result in profit or protect Contract Owners from loss.

Contract Owners direct Nationwide to automatically transfer specified amounts from the Fixed Account and the:

Nationwide Variable Insurance Trust
•	NVIT Core Bond Fund: Class II
•	NVIT Government Bond Fund: Class I
•	NVIT Money Market Fund: Class I
•	NVIT Short Term Bond Fund: Class II
Neuberger Berman Advisers Management Trust
•	AMT Short Duration Bond Portfolio: I Class
PIMCO Variable Insurance Trust
•	Low Duration Portfolio: Advisor Class

to any other underlying mutual fund(s).  Dollar Cost Averaging transfers may not be directed to the Fixed Account.

Transfers occur monthly or on another frequency if permitted by Nationwide.  Dollar Cost Averaging transfers are not considered transfer events.  Nationwide will process transfers until either the value in the originating investment option is exhausted, or the Contract Owner instructs Nationwide to stop the transfers.

Transfers from the Fixed Account must be equal to or less than 1/30th of the Fixed Account value at the time the program is requested.  Contract Owners that wish to utilize Dollar Cost Averaging from the Fixed Account should first inquire whether any Enhanced Fixed Account Dollar Cost Averaging programs are available.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the Fixed Account for a period of up to 6 months from the date of the transfer request.

Enhanced Fixed Account Dollar Cost Averaging

Nationwide may, periodically, offer Enhanced Fixed Account Dollar Cost Averaging programs.  Only new purchase payments to the contract are eligible for Enhanced Fixed Account Dollar Cost Averaging.

Enhanced Fixed Account Dollar Cost Averaging involves the automatic transfer of a specific amount from the Fixed Account into the Sub-Accounts.  Enhanced Fixed Account Dollar Cost Averaging transfers may not be directed to the Fixed Account.  Amounts allocated to the Fixed Account as part of an Enhanced Fixed Account Dollar Cost Averaging program earn a higher rate of interest than other assets allocated to the Fixed Account.  Each enhanced interest rate is guaranteed for as long as the corresponding program is in effect.

Transfers occur monthly or on another frequency if permitted by Nationwide.  Enhanced Fixed Account Dollar Cost Averaging transfers are not considered transfer events.  Nationwide will process transfers until either amounts allocated to the Fixed Account as part of an Enhanced Fixed Account Dollar Cost Averaging program are exhausted or the Contract Owner instructs Nationwide to stop the transfers.  For Enhanced Fixed Account Dollar Cost Averaging, when a Contract Owner instructs Nationwide to stop the transfers, Nationwide will automatically transfer any amount remaining in the enhanced Fixed Account according to future investment allocation instructions.

Nationwide reserves the right to stop establishing new Enhanced Fixed Account Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the Fixed Account, including transfers as part of an Enhanced Fixed Account Dollar Cost Averaging program, for a period of up to 6 months from the date of the transfer request.

Dollar Cost Averaging for Living Benefits

Nationwide may periodically offer Dollar Cost Averaging programs with the Lifetime Income Options referred to as "Dollar Cost Averaging for Living Benefits."  Dollar Cost Averaging for Living Benefits involves the automatic transfer of a specific amount from the Fixed Account into another Sub-Account(s).  With this service, the Contract Owner benefits from the ability to invest in the Sub-Accounts over a period of time, thereby smoothing out the effects of market volatility.

Only new purchase payments to the contract are eligible for Dollar Cost Averaging for Living Benefits.  Nationwide reserves the right to require a minimum balance to establish this program.  Additionally, only those investment options available for the elected Lifetime Income Option are available for use in Dollar Cost Averaging for Living Benefits -- transfers may not be directed to the Fixed Account or to any investment option that is unavailable with the respective Lifetime Income Option.  If a Contract Owner elected Custom Portfolio for their Lifetime Income Option, dollar cost averaging transfers into the elected model will be allocated to the Sub-Accounts in the same percentages as the model allocations to those Sub-Accounts.  Please refer to the "Income Benefit Investment Options" section earlier in this prospectus for the investment options available for each Lifetime Income Option.

Once a Dollar Cost Averaging for Living Benefits program has begun, no transfers among or between Sub-Accounts is permitted until the Dollar Cost Averaging for Living Benefits program is completed or terminated.  The interest rate credited on amounts applied to the Fixed Account as part of Dollar Cost Averaging for Living Benefits programs may vary depending on the Lifetime Income Option elected.

Fixed Account Interest Out Dollar Cost Averaging

Nationwide may, periodically, offer Fixed Account Interest Out Dollar Cost Averaging programs.  Fixed Account Interest Out Dollar Cost Averaging involves the automatic transfer of the interest earned on Fixed Account allocations into any other Sub-Accounts.  Fixed Account Interest Out Dollar Cost Averaging transfers may not be directed to the Fixed Account.

Transfers occur monthly or on another frequency if permitted by Nationwide.  Fixed Account Interest Out Dollar Cost

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Averaging transfers are not considered transfer events.  Nationwide will continue to process transfers until the Contract Owner instructs Nationwide to stop the transfers.

Nationwide reserves the right to stop establishing new Fixed Account Interest Out Dollar Cost Averaging programs.

Nationwide is required by state law to reserve the right to postpone transfer of assets from the Fixed Account for a period of up to 6 months from the date of the transfer request.

Systematic Withdrawals

Systematic Withdrawals allow Contract Owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis.  Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the Sub-Accounts and the Fixed Account proportionately unless Nationwide is instructed otherwise.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the Contract Owner.  The Internal Revenue Service may impose a 10% penalty tax if the Contract Owner is under age 59½ unless the Contract Owner has made an irrevocable election of distributions of substantially equal payments.

A CDSC may apply to amounts taken through Systematic Withdrawals.  If the Contract Owner takes Systematic Withdrawals, the maximum amount that can be withdrawn annually without a CDSC is the greater of the amount available under the CDSC-free withdrawal privilege, and a given percentage of the Contract Value that is based on the Contract Owner's age.  This translates into CDSC-free Systematic Withdrawals equal to the greatest of:

(1)	10% of the net difference of purchase payments that are subject to CDSC minus purchase payments surrendered that were subject to CDSC;

(2)	an amount withdrawn to meet minimum distribution requirements for this contract under the Internal Revenue Code; or

(3)	a percentage of the Contract Value based on the Contract Owner's age, as shown in the table below:

Contract Owner's Age	Percentage of Contract Value
Under age 59½	5%
59½ through age 61	7%
62 through age 64	8%
65 through age 74	10%
75 and over	13%

The Contract Owner's age is determined as of the date the request for Systematic Withdrawals is recorded by Nationwide's home office.  For joint owners, the older joint owner's age will be used.

In any given Contract Year, any amount surrendered in excess of the greatest of (1), (2), or (3) above will be subject to the CDSC provisions (see "Contingent Deferred Sales Charge" earlier in this prospectus).

The CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative.  Free amounts not taken during any Contract Year cannot be taken as free amounts in a subsequent Contract Year.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs.  Systematic Withdrawals are not available before the end of the ten-day free-look period.

Custom Portfolio Asset Rebalancing Service

For Contract Owners that have elected a Lifetime Income Option, Nationwide makes available the Custom Portfolio Asset Rebalancing Service ("Custom Portfolio") at no extra charge.  Custom Portfolio is an asset allocation program that Contract Owners can use to build their own customized portfolio of investments, subject to certain limitations.  Asset allocation is the process of investing in different asset classes (such as equity funds, fixed income funds, and money market funds) and may reduce the risk and volatility of investing. There are no guarantees that Custom Portfolio will result in a profit or protect against loss in a declining market.

Each model is comprised of different percentages of standardized asset categories designed to meet different investment goals, risk tolerances, and investment time horizons.  The Contract Owner selects their model, then selects the specific underlying mutual funds (also classified according to standardized asset categories) and investment percentages within the model's parameters, enabling the Contract Owner to create their own unique "Custom Portfolio."  Only one "Custom Portfolio" may be created and in effect at a time and the entire Variable Account Contract Value must participate in the model.

Note: Contract Owners should consult with a qualified investment adviser regarding the use of Custom Portfolio and to determine which model is appropriate for them.

Once the Contract Owner creates their "Custom Portfolio," that Contract Owner's model is static.  This means that the percentage allocated to each underlying mutual fund will not change over time, except for quarterly rebalancing, as described below.  Note: allocation percentages within a particular model may subsequently change, but any such changes will not apply to existing model participants; the changes will only apply to participants that elect the model after the change implementation date.

To participate in Custom Portfolio, eligible Contract Owners must submit the proper administrative form to Nationwide's home office.  While Custom Portfolio is elected, Contract Owners cannot participate in Asset Rebalancing.

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Asset Allocation Models available with Custom Portfolio

The following models are available with Custom Portfolio:
Conservative:	Designed for Contract Owners that are willing to accept very little risk but still want to see a small amount of growth.
Moderately Conservative:	Designed for Contract Owners that are willing to accept some market volatility in exchange for greater potential income and growth.
Balanced:	Designed for Contract Owners that are willing to accept some market volatility in exchange for potential long-term returns.
Moderate:	Designed for Contract Owners that are willing to accept some short-term price fluctuations in exchange for potential long-term returns.
Capital Appreciation:	Designed for Contract Owners that are willing to accept more short-term price fluctuations in exchange for potential long-term returns.

The specific underlying mutual funds available to comprise the equity and fixed income components of the models are contained in the election form, which is provided to Contract Owners at the time Custom Portfolio is elected.  At that time, Contract Owners elect their model and the specific underlying mutual funds and percentages that will comprise their "Custom Portfolio."

Quarterly Rebalancing

At the end of each calendar quarter, Nationwide will reallocate the Variable Account Contract Value so that the percentages allocated to each underlying mutual fund match the most recently provided percentages provided by the Contract Owner.  If the end of a calendar quarter is a Saturday, Sunday, recognized holiday, or any other day that the New York Stock Exchange is closed, the quarterly rebalancing will occur on the next business day.  Rebalancing will be priced using the unit value determined on the last Valuation Date of the calendar quarter.  Each quarterly rebalancing is considered a transfer event.  However, quarterly rebalancing transfers within your Custom Portfolio are not subject to short-term trading fees.

Changing Models or Underlying Mutual Fund Allocations

Contract Owners who have elected a Lifetime Income Option may change the underlying mutual fund allocations within their elected model, percentages within their elected model and/or may change models and create a new "Custom Portfolio" within that new model.  To implement one of these changes, Contract Owners must submit new allocation instructions to Nationwide's home office in writing on Nationwide's administrative form.  Any model and percentage changes will be subject to short-term trading fees and will count as a transfer event, as described in the "Transfer Restrictions" provision.

Nationwide reserves the right to limit the number of model changes a Contract Owner can make each year.

Terminating Participation in Custom Portfolio

Contract Owners can terminate participation in Custom Portfolio by submitting a written request to Nationwide's home office.  In order for the termination to be effective, the termination request must contain valid reallocation instructions that are in accordance with the terms and conditions of the elected Lifetime Income Option.  Termination is effective on the date the termination request is received at Nationwide's home office in good order.

Death Benefits

Death of Contract Owner

If a Contract Owner (including a joint owner) who is not the Annuitant dies before the Annuitization Date, no death benefit is payable and the surviving joint owner becomes the Contract Owner.

If no joint owner is named, the contingent owner becomes the Contract Owner.

If no contingent owner is named, the beneficiary becomes the Contract Owner.

If no beneficiary survives the Contract Owner, the last surviving Contract Owner's estate becomes the Contract Owner.

Distributions will be made pursuant to the "Required Distributions for Non-Qualified Contracts" in "Appendix C: Contract Types and Tax Information."

Death of Annuitant

If the Annuitant who is not a Contract Owner dies before the Annuitization Date, the contingent annuitant becomes the Annuitant and no death benefit is payable.  If no contingent annuitant is named, a death benefit is payable to the beneficiary.  Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the Annuitant, the contingent beneficiary receives the death benefit.  Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries or contingent beneficiaries survive the Annuitant, the Contract Owner or the last surviving Contract Owner's estate will receive the death benefit.

If the Contract Owner is a Charitable Remainder Trust and the Annuitant dies before the Annuitization Date, the death benefit will accrue to the Charitable Remainder Trust.  Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death of Contract Owner/Annuitant

If a Contract Owner (including a joint owner) who is also the Annuitant dies before the Annuitization Date, a death benefit is payable to the surviving joint owner.

If there is no surviving joint owner, the death benefit is payable to the beneficiary.  Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the Contract Owner/Annuitant, the contingent beneficiary receives the death benefit.  Multiple

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contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the Contract Owner/Annuitant, the last surviving Contract Owner's estate will receive the death benefit.

If the Contract Owner/Annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death Benefit Payment

The recipient of the death benefit may elect to receive the death benefit:

(1)	in a lump sum;

(2)	as an annuity (please see the "Annuity Payment Options" section for additional information); or

(3)	in any other manner permitted by law and approved by Nationwide.

Nationwide will pay (or will begin to pay) the death benefit upon receiving proof of death and the instructions as to the payment of the death benefit.  If the recipient of the death benefit does not elect the form in which to receive the death benefit payment, Nationwide will pay the death benefit in a lump sum.  Contract Value will continue to be allocated according to the most recent allocation instructions until the death benefit is paid.

If the contract has multiple beneficiaries entitled to receive a portion of the death benefit, the Contract Value will continue to be allocated according to the most recent allocation instructions until the first beneficiary provides Nationwide with all of the information necessary to pay that beneficiary's portion of the death benefit proceeds.  At the time the first beneficiary’s proceeds are paid, the remaining portion(s) of the death benefit proceeds that are allocated to Sub-Accounts  will be allocated to the available money market Sub-Account until instructions are received from the remaining  beneficiary(ies).  Any Contract Value allocated to the Fixed Account will remain invested and will not be allocated to the available money market Sub-Account.

Death Benefit Calculations

An applicant may elect either the standard death benefit or the One-Year Enhanced Death Benefit Option that is offered under the contract for an additional charge.  If no election is made at the time of application, the death benefit will be the standard death benefit.

The value of each component of the applicable death benefit calculation will be determined as of the date of the Annuitant's death, except for the Contract Value component, which will be determined as of the date Nationwide receives:

(1)	proper proof of the Annuitant's death;

(2)	an election specifying the distribution method; and

(3)	any state required form(s).

Nationwide reserves the right to refuse purchase payments in excess of $1,000,000 (see "Synopsis of the Contracts"). If you do not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply to your contract.

Standard Death Benefit

If the Annuitant dies before the Annuitization Date, the standard death benefit will be the greater of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit; or

(2)	the total of all purchase payments, less an adjustment for amounts surrendered.

The adjustment for amounts surrendered will reduce item (2) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

The standard death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

One-Year Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.20% of the Daily Net Assets of the Variable Account, an applicant can elect the One-Year Enhanced Death Benefit Option at the time of application.  The One-Year Enhanced Death Benefit Option is only available for contracts with Annuitants age 80 or younger at the time of application.

If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest Contract Value on any Contract Anniversary prior to the Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the Annuitant's death, the death benefit will be the greater of (1) or (2) above.

If the Annuitant dies prior to the Annuitization Date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A = the greatest of:

(1)	the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit;

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(2)	the total of all purchase payments, less an adjustment for amounts surrendered; or

(3)
the highest Contract Value on any Contract Anniversary prior to the Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that Contract Anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

If Nationwide does not receive all information necessary to pay the death benefit within one year of the Annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B = the Contract Value as of the date that Nationwide receives all the information necessary to pay the death benefit; and

F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The practical effect of this formula is that the beneficiary recovers a lesser percentage of purchase payments in excess of $3,000,000 than for purchase payments up to $3,000,000.  In no event will the beneficiary receive less than the Contract Value.

The One-Year Enhanced Death Benefit Option also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

Spousal Protection Feature

The standard death benefit and the One-Year Enhanced Death Benefit Option include a Spousal Protection Feature at no additional charge.  The Spousal Protection Feature is not available for contracts issued as Charitable Remainder Trusts.  The Spousal Protection Feature allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse, provided the conditions described below are satisfied:

(1)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.  For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner;

(2)	The spouses must be Co-Annuitants;

(3)	(a) Both spouses must be age 85 or younger at the time the contract is issued for the standard death benefit;

(b) Both spouses must be age 80 or younger at the time the contract is issued for the One-Year Enhanced Death Benefit Option;

(c) Both spouses must be age 75 or younger at the time the contract is issued for the Combination Enhanced Death Benefit Option or the One-Month Enhanced Death Benefit Option;

(4)	Both spouses must be named as beneficiaries;

(5)	No person other than the spouse may be named as Contract Owner, Annuitant or primary beneficiary;

(6)
If both spouses are alive upon annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the Contract Owner); and

(7)
If the Contract Owner requests to add a Co-Annuitant after contract issuance, the date of marriage must be after the contract issue date and Nationwide will require the Contract Owner to provide a copy of the marriage certificate.  The new Co-Annuitant must meet the age requirement of the respective death benefit option on the date the Co-Annuitant is added.

If a Co-Annuitant dies before the Annuitization Date, the surviving spouse may continue the contract as its sole Contract Owner.  Additionally, if the death benefit value is higher than the Contract Value at the time of the first Co-Annuitant's death, Nationwide will adjust the Contract Value to equal the death benefit value.  The surviving Co-Annuitant may then name a new beneficiary but may not name another Co-Annuitant.

If the marriage terminates due to the death of a spouse, divorce, dissolution, or annulment, the surviving spouse the Spousal Protection Feature may not elect to cover a subsequent spouse.

Additional purchase payments made to the contract after receiving the benefit of the Spousal Protection Feature are subject to the CDSC provisions of the contract.

Annuity Commencement Date

The Annuity Commencement Date is the date on which annuity payments are scheduled to begin.  Generally, the Contract Owner designates the Annuity Commencement Date at the time of application.  If no Annuity Commencement Date is designated at the time of application, Nationwide will establish the Annuity Commencement Date as the date the Annuitant reaches age 90 for Non-Qualified Contracts and the date the Contract Owner reaches age 70½ for all other contract types.

The Contract Owner may change the Annuity Commencement Date before annuitization.  This change must be in writing and approved by Nationwide.  The Annuity Commencement Date may not be later than the first day of the first calendar month after the Annuitant's 90th birthday (or the 90th birthday of the oldest Annuitant if there are joint annuitants) unless approved by Nationwide.

Annuity Commencement Date and Lifetime Income Option

If the Contract Owner elected a Lifetime Income Option, Nationwide will, approximately three months before the Annuity Commencement Date, notify the Contract Owner of the impending Annuity Commencement Date and give the Contract Owner the opportunity to defer the Annuity Commencement Date in order to preserve the benefit associated with the Lifetime Income Option.  Deferring the

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Annuity Commencement Date may have negative tax consequences.  See "Required Distributions for IRAs, SEP IRAs, Simple IRAs and Roth IRAs" in "Appendix C: Contract Types and Tax Information," and the "10%, 7%, and 5% Lifetime Income Options" provision in this prospectus.  Consult a qualified tax adviser.

Annuitizing the Contract

Annuitization Date

The Annuitization Date is the date that annuity payments begin.  Annuity payments will not begin until the Contract Owner affirmatively elects to begin annuity payments.  If the Contract Owner has elected a Lifetime Income Option, an election to begin annuity payments will terminate all benefits, conditions, guarantees, and charges associated with the Lifetime Income Option.

The Annuitization Date will be the first day of a calendar month unless otherwise agreed.  The Annuitization Date must be at least 2 years after the contract is issued, but may not be later than either:

•	the age (or date) specified in your contract; or

•	the age (or date) specified by state law, where applicable.

On the Annuitization Date, the Annuitant becomes the Contract Owner unless the Contract Owner is a Charitable Remainder Trust.

The Internal Revenue Code may require that distributions be made prior to the Annuitization Dates specified above see "Required Distributions" in "Appendix C: Contract Types and Tax Information."

Annuitization

Annuitization is the period during which annuity payments are received.  It is irrevocable once payments have begun.  Upon arrival of the Annuitization Date, the Annuitant must choose:

(1)	an annuity payment option; and

(2)	either a fixed payment annuity, variable payment annuity, or an available combination.

Any allocations in the Fixed Account that are to be annuitized as a variable payment annuity must be moved to the Variable Account prior to the Annuitization Date.  There are no restrictions on Fixed Account transfers made in anticipation of annuitization.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization.  Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the Contract Owner.

Fixed Annuity Payments

Fixed annuity payments provide for level annuity payments.  Premium taxes are deducted prior to determining fixed annuity payments.  The fixed annuity payments will remain level unless the annuity payment option provides otherwise.

Variable Annuity Payments

Variable annuity payments will vary depending on the performance of the underlying mutual funds selected.  The underlying mutual funds available during annuitization are those underlying mutual funds shown in "Appendix A: Underlying Mutual Funds."  The Static Asset Allocation Model is not available after annuitization.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

•	the portion of purchase payments allocated to provide variable annuity payments;

•	the Variable Account value on the Annuitization Date;

•	the adjusted age and sex of the Annuitant (and joint annuitant, if any) in accordance with the contract;

•	the annuity payment option elected;

•	the frequency of annuity payments;

•	the Annuitization Date;

•	the assumed investment return (the net investment return required to maintain level variable annuity payments);

•	the deduction of applicable premium taxes; and

•	the date the contract was issued.

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the underlying mutual funds chosen by the Contract Owner after the investment performance is adjusted by the assumed investment return factor.

The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the first annuity payment funded by a particular Sub-Account divided by the Annuity Unit value for that Sub-Account as of the Annuitization Date.  This establishes the number of Annuity Units provided by each Sub-Account for each variable annuity payment after the first.

The number of Annuity Units comprising each variable annuity payment, on a Sub-Account basis, will remain constant, unless the Contract Owner transfers value from one underlying mutual fund to another.  After annuitization, transfers among Sub-Accounts may only be made on the anniversary of the Annuitization Date.

The number of Annuity Units for each Sub-Account is multiplied by the Annuity Unit value for that Sub-Account for the Valuation Period for which the payment is due.  The sum of these results for all the Sub-Accounts in which the Contract Owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected underlying mutual funds is greater or lesser than the assumed investment return.

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Assumed Investment Return

An assumed investment return is the net investment return required to maintain level variable annuity payments.  Nationwide uses a 3.5% assumed investment return factor.  Therefore, if the net investment performance of each Sub-Account in which the Contract Owner invests exactly equals 3.5% for every payment period, then each payment will be the same amount.  To the extent that investment performance is not equal to 3.5% for given payment periods, the amount of the payments in those periods will not be the same.  Payments will increase from one payment date to the next if the annualized net rate of return is greater than 3.5% during that time.  Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than 3.5% during that time.

Nationwide uses the assumed investment rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Unit

Annuity Unit values for Sub-Accounts are determined by:

(1)
multiplying the Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period by the net investment factor for the Sub-Account for the subsequent Valuation Period (see "Determining the Contract Value – Determining Variable Account Value – Valuing an Accumulation Unit"); and then

(2)	multiplying the result from (1) by a factor to neutralize the assumed investment return factor.

Frequency and Amount of Annuity Payments

Annuity payments are based on the annuity payment option elected.

If no purchase payments are received in the 3 years before the Annuitization Date and if the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $20.  The payment frequency will be changed to an interval that will result in payments of at least $20.

Nationwide will send annuity payments no later than 7 days after each annuity payment date.

Annuity Payment Options

The Annuitant must elect an annuity payment option before the Annuitization Date.  If the Annuitant does not elect an annuity payment option, a variable payment life annuity with a guarantee period of 240 months will be assumed as the automatic form of payment upon annuitization.  Once elected or assumed, the annuity payment option may not be changed.

The annuity payment options available may be limited based on the Annuitant's age (and the joint annuitant's age, if applicable) or requirements under the Internal Revenue Code.

Nationwide reserves the right to refuse purchase payments in excess of $1,000,000 (see "Synopsis of the Contracts"). If you do not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply to your contract.  If you are permitted to submit purchase payments in excess of $1,000,000, additional restrictions apply, as follows.

Annuity Payment Options for Contracts with Total Purchase Payments Less Than or Equal to $2,000,000

If, at the Annuitization Date, the total of all purchase payments made to the contract is less than or equal to $2,000,000, the annuity payment options available are:

•	Single Life;

•	Standard Joint and Survivor; and

•	Single Life with a 10 or 20 Year Term Certain.

Each of the annuity payment options is discussed more thoroughly below.

Single Life

The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the Annuitant.

Payments will cease with the last payment before the Annuitant's death.  For example, if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one payment.  The Annuitant will only receive two annuity payments if he or she dies before the third payment date, and so on.  No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Standard Joint and Survivor

The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the Annuitant and joint annuitant.  After the death of either the Annuitant or joint annuitant, payments will continue for the life of the survivor.

Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and joint annuitant.  As is the case of the Single Life annuity payment option, there is no guaranteed number of payments.  Therefore, it is possible that if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one annuity payment.  No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with a 10 or 20 Year Term Certain

The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the Annuitant's lifetime or for the term selected, whichever is longer.  The term may be either 10 or 20 years.

If the Annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.

No withdrawals other than the scheduled annuity payments are permitted.

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Any Other Option

Annuity payment options not set forth in this provision may be available.  Any annuity payment option not set forth in this provision must be approved by Nationwide.

Annuity Payment Options for Contracts with Total Purchase Payments Greater Than $2,000,000

If, at the Annuitization Date, the total of all purchase payments made to the contract is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:

(1)	a Fixed Life Annuity with a 20 Year Term Certain; or

(2)	a Fixed Life Annuity with a Term Certain to Age 95.

Annuitization of Amounts Greater than $5,000,000

Additionally, we may limit the amount that may be annuitized on a single life to $5,000,000.  If the total amount to be annuitized is greater than $5,000,000, the Contract Owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial surrender from the contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an annuity payment option with a term certain, if available.

Statements and Reports

Nationwide will mail Contract Owners statements and reports.  Therefore, Contract Owners should promptly notify Nationwide of any address change.

These mailings will contain:

•	statements showing the contract's quarterly activity;

•
confirmation statements showing transactions that affect the contract's value.  Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs).  Instead, confirmation of recurring transactions will appear in the contract's quarterly statements; and

•	semi-annual and annual reports of allocated underlying mutual funds.

Contract Owners can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide's eDelivery program.  Nationwide will notify Contract Owners by email when important documents (statements, prospectuses and other documents) are ready for a Contract Owner to view, print, or download from Nationwide's secure server.  To choose this option, go to:

www.nationwide.com/login

Contract Owners should review statements and confirmations carefully.  All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract.  Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

IMPORTANT NOTICE REGARDING DELIVERY OF CONTRACT OWNER DOCUMENTS

When multiple copies of the same disclosure document(s), such as prospectuses, supplements, proxy statements and semi-annual and annual reports are required to be mailed to multiple Contract Owners in the same household, Nationwide will mail only one copy of each document, unless notified otherwise by the Contract Owner(s).  Household delivery will continue for the life of the contracts.

A Contract Owner can revoke their consent to household delivery and reinstitute individual delivery by calling 1-866-223-0303 or by writing to the address on page 1 of this prospectus.  Nationwide will reinstitute individual delivery within 30 days after receiving such notification.

Legal Proceedings

Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, "the Company") was formed in November 1996.  NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base.  NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.

The Company is a subject to legal and regulatory proceedings in the ordinary course of its business. The Company's legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates. The Company's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted. Regulatory proceedings also could affect the outcome of one or more of the Company's litigations matters. Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs' claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. Management believes, however, that based on their currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company's consolidated financial position. Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of

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litigation, it is possible that such outcomes could materially affect the Company's consolidated financial position or results of operations in a particular quarter or annual period.

The financial services industry has been the subject of increasing scrutiny on a broad range of issues by regulators and legislators. The Company and/or its affiliates have been contacted by, self reported or received subpoenas from state and federal regulatory agencies, including the Securities and Exchange Commission, and other governmental bodies, state securities law regulators and state attorneys general for information relating to, among other things, compensation, the allocation of compensation, revenue sharing and bidding arrangements, market-timing, anticompetitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, and the use of side agreements and finite reinsurance agreements. The Company is cooperating with regulators in connection with these inquiries and will cooperate with Nationwide Mutual Insurance Company (NMIC) in responding to these inquiries to the extent that any inquiries encompass NMIC's operations.

A promotional and marketing arrangement associated with the Company's offering of a retirement plan product and related services in Alabama was investigated by the Alabama Attorney General, which assumed the investigation from the Alabama Securities Commission. On October 27, 2010, the State Attorney General announced a settlement agreement, subject to court approval, between the Company and the State of Alabama, the Alabama Department of Insurance, the Alabama Securities Commission, and the Alabama State Personnel Board. If the court approves the settlement agreement, the Company currently expects that the settlement will not have a material adverse impact on its consolidated financial position. It is not possible to predict what effect, if any, the settlement may have on the Company's retirement plan operations with respect to promotional and marketing arrangements in general in the future.

On September 10, 2009, Nationwide Retirement Solutions, Inc. (NRS) was named in a lawsuit filed in the Circuit Court for Montgomery County, Alabama entitled Twanna Brown, Individually and on behalf of all other persons in Alabama who are similarly situated, v Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc., Edwin "Mac" McArthur, Steve Walkley, Glenn Parker, Ulysses Lavender, Diana McLain, Randy Hebson, and Robert Wagstaff; and Unknown Defendants A-Z. On February 17, 2010, Brown filed an Amended Complaint alleging in Count One, that all the defendants were involved in a civil conspiracy and seeks to recover actual damages, forfeiture of all other payments and/or salaries to be the fruit of such other payments, punitive damages and costs and attorneys fees. In Count Two, although NRS is not named, it is alleged that the remaining defendants breached their fiduciary duties and seeks actual damages, forfeiture of all other payments and/or salaries to be the fruit of such other payments, punitive damages and costs and attorneys fees. In Count Three, although NRS is not named, the plaintiff seeks declaratory relief that the individual defendants breached their fiduciary duties, seeks injunctive relief permanently removing said defendants from their respective offices in the Alabama State Employees Association (ASEA) and PEBCO and costs and attorneys fees. In Count Four, it alleges that any money Nationwide paid belonged exclusively to ASEA for the use and benefit of its membership at large and not for the personal benefit of the individual defendants. Plaintiff seeks to recover actual damages from the individual defendants, forfeiture of all other payments and/or salaries to be the fruit of such other payments, punitive damages and costs and attorneys fees. On March 10, 2011, the plaintiff filed a Notice of Dismissal. The Company continues to defend this case vigorously.

On November 20, 2007, NRS and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On March 12, 2010, NRS and NLIC were named in a Second Amended Class Action Complaint filed in the Circuit Court of Jefferson County, Alabama entitled Steven E. Coker, Sandra H. Turner, David N. Lichtenstein and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc, Alabama State Employees Association, Inc., PEBCO, Inc. and Fictitious Defendants A to Z claiming to represent a class of all participants in the ASEA Plan, excluding members of the Deferred Compensation Committee, ASEA's directors, officers and board members, and PEBCO's directors, officers and board members. The class period is from November 20, 2001 to the date of trial. In the second amended class action complaint, the plaintiffs allege breach of fiduciary duty, wantonness and breach of contract. The second amended class action complaint seeks a disgorgement of amounts paid, compensatory damages and punitive damages, plus interest, attorneys' fees and costs and such other equitable and legal relief to which plaintiffs and class members may be entitled. On April 2, 2010, NRS and NLIC filed an answer. On June 4, 2010, the plaintiffs filed a motion for class certification. On July 8, 2010, the defendants filed their briefs in opposition to plaintiffs' motion for class certification. On October 17, 2010, Twanna Brown filed a motion to intervene in this case. On October 22, 2010, the parties to this action executed a stipulation of settlement that agrees to certify a class for settlement purposes only, that provides for payments to the settlement class, and that provides for releases, certain bar orders, and dismissal of the case, subject to the Circuit Courts' approval. After a hearing on November 5, 2010, on November 9, 2010, the Court denied Brown's motion to intervene. On November 13, 2010, the Court issued a Preliminary Approval Order and held a Settlement Fairness Hearing on January 26, 2011. On November 22, 2010, Brown filed a Notice of Appeal with the Supreme Court of Alabama, appealing the Preliminary Approval Order. On January 25, 2011, the Alabama Supreme Court dismissed the appeal. Class notices were sent out on November 24, 2010. On December 3, 2010, Brown filed a motion with the trial court to stay this case. On December 22, 2010, Brown filed with the Alabama Supreme Court, a motion to stay all further Gwin trial court proceedings until Ms. Brown's appeal of the certification order is decided. On January 25, 2011, the Alabama Supreme Court denied Brown's motion to stay. On February 28, 2011, the Court entered its Order permitting ASEA/PEBCO to assert indemnification claims for attorneys' fees and costs, but barring them from asserting any other claims for

39

indemnification. On March 3, 2011, ASEA and PEBCO filed a cross claim against NLIC and NRS seeking indemnification. On March 9, 2011, the Court severed the cross claim. NRS and NLIC continue to defend this case vigorously.

On July 11, 2007, NLIC was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on Behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et al. The plaintiffs seek to represent a class of all current or former NEA members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries). The plaintiffs allege that the defendants violated ERISA by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties. The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys' fees. On May 23, 2008, the Court granted the defendants' motion to dismiss. On June 19, 2008, the plaintiffs filed a notice of appeal. On December 20, 2010, the 9th Circuit Court of Appeals affirmed the dismissal of this case and entered judgment. The plaintiffs did not file a writ of certiorari with the US Supreme Court. NLIC intends to continue to defend this case vigorously.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. In the plaintiffs' sixth amended complaint, filed November 18, 2009, they amended the list of named plaintiffs and claim to represent a class of qualified retirement plan trustees under ERISA that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys' fees. On November 6, 2009, the Court granted the plaintiff's motion for class certification and certified a class of "All trustees of all employee pension benefit plans covered by ERISA which had variable annuity contracts with NFS and NLIC or whose participants had individual variable annuity contracts with NFS and NLIC at any time from January 1, 1996, or the first date NFS and NLIC began receiving payments from mutual funds based on a percentage of assets invested in the funds by NFS and NLIC, whichever came first, to the date of November 6, 2009". On October 20, 2010, the Second Circuit Court of Appeals granted NLIC's 23(f) petition agreeing to hear an appeal of the District Court's order granting class certification. On October 21, 2010, the District Court dismissed NFS from the lawsuit. On October 27, 2010, the District Court stayed the underlying action pending a decision from the Second Circuit Court of Appeals. On March 2, 2011, the Company filed its brief in the 2nd Circuit Court of Appeals. NLIC continues to defend this lawsuit vigorously.

On May 14, 2010, NLIC was named in a lawsuit filed in the Western District of New York entitled Sandra L. Meidenbauer, on behalf of herself and all others similarly situated v. Nationwide Life Insurance Company. The plaintiff claims to represent a class of all individuals who purchased a variable life insurance policy from NLIC during an unspecified period. The complaint claims breach of contract, alleging that NLIC charged excessive monthly deductions and costs of insurance resulting in reduced policy values and, in some cases, premature lapsing of policies. The complaint seeks reimbursement of excessive charges, costs, interest, attorney's fees, and other relief. NLIC filed a motion to dismiss the complaint on July 23, 2010. NLIC filed a motion to disqualify the proposed class representative on August 27, 2010. Plaintiff filed a motion to amend the complaint on September 17, 2010, and NLIC filed an opposition to the motion to amend on November 2, 2010. Those motions have been fully briefed. NLIC continues to vigorously defend this case.

On October 22, 2010, NRS was named in a lawsuit filed in the United States District Court, Middle District of Florida, Orlando Division entitled Camille McCullough, and Melanie Monroe, Individually and on behalf of all others similarly situated v. National Association of Counties, NACo Research Foundation, NACo Financial Services Corp., NACo Financial Center, and Nationwide Retirement Solutions, Inc. The Plaintiffs' First Amended Class Action Complaint and Demand for Jury Trial was filed on February 18, 2011. If the Court determines that the Plan is governed by ERISA, then Plaintiffs seek to represent a class of "All natural persons in the United States who are currently employed or previously were employed at any point during the six years preceding the date Plaintiffs filed their Original Class Action Complaint, by a government entity that is or was a member of the National Association of Counties, and who participate or participated in the Section 457 Deferred Compensation Plan for Public Employees endorsed by the National Association of Counties and administered by Nationwide Retirement Solutions, Inc." If the Court determines that the Plan is not governed by ERISA, then the Plaintiffs seek to represent a class of "All natural persons in the United States who are currently employed or previously were employed at any point during the four years preceding the date Plaintiffs filed their Original Class Action Complaint, by a government entity that is or was a member of the National Association of Counties, and who participate or participated in a Section 457 Deferred Compensation Plan for Public Employees endorsed by the National Association of Counties and administered by Nationwide Retirement Solutions, Inc." The First Amended Complaint alleges ERISA Violation, Breach of Fiduciary Duty - NACo, Aiding and Abetting Breach of Fiduciary Duty - Nationwide, Breach of Fiduciary Duty - Nationwide, and Aiding and Abetting Breach of Fiduciary Duty - NACo. The First Amended Complaint asks for actual damages, lost profits, lost opportunity costs,

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restitution, and/or other injunctive or other relief, including without limitation (a) ordering Nationwide and NACo to restore all plan losses, (b) ordering Nationwide to refund all fees associated with Nationwide's Plan to Plaintiffs and Class members, (c) ordering NACo and Nationwide to pay the expenses and losses incurred by Plaintiffs and/or any Class member as a proximate result of Defendants' breaches of fiduciary duty, (d) forcing NACo to forfeit the fees that NACo received from Nationwide for promoting and endorsing its Plan and disgorging all profits, benefits, and other compensation obtained by NACo from its wrongful conduct, and (e) awarding Plaintiff and Class members their reasonable and necessary attorney's fees and cost incurred in connection with this suit, punitive damages, and pre-judgment and post judgment interest, at the highest rates allowed by law, on the damages awarded. On March 21, 2011, the Company filed a motion to dismiss the plaintiffs' first amended complaint. The Company intends to defend this case vigorously.

On December 27, 2006, NLIC and NRS were named as defendants in a lawsuit filed in Circuit Court, Cole County Missouri entitled State of Missouri, Office of Administration, and Missouri State Employees Deferred Comp Plan v NLIC and NRS. The complaint seeks recovery for breach of contract and breach of the implied covenant of good faith and fair dealing against NLIC and NRS as well as a breach of fiduciary duty against NRS. The complaint seeks to recover the amount of the market value adjustment withheld by NLIC ($18,586,380), prejudgment interest, loss of investment income from ING due to Nationwide's assessment of the market value adjustment, and an accounting. On March 8, 2007 the Company filed a motion to remove this case from state court to federal court in Missouri. On March 20, 2007 the State filed a motion to remand to state court and to stay court order. On April 3, 2007 the case was remanded to state court. On June 25, 2007 the Companies filed an Answer. On October 16, 2009, the plaintiff filed a partial motion for summary judgment. On November 20, 2009, the Companies filed a response to the plaintiff's motion for summary judgment and also filed a motion for summary judgment on behalf of the Companies. On February 26, 2010, the court denied Missouri's partial motion for summary judgment and granted Nationwide's motion for summary judgment and dismissed the case. On March 8, 2011, the Missouri Court of Appeals reversed the granting of Nationwide's motion for summary judgment and directed the trial court to enter judgment in favor of the State and against Nationwide in the amount of $18,586,380, plus statutory interest at the rate of 9% per annum from June 2, 2006. On March 22, 2011, the Companies filed with the Missouri Court of Appeals, a motion for rehearing and an application for transfer to the Supreme Court of Missouri. The Companies intend to defend this case vigorously.

The general distributor, NISC, is not engaged in any litigation of any material nature.

To learn more about this product, you should read the Statement of Additional Information (the "SAI") dated the same date as this prospectus.  For a free copy of the SAI and to request other information about this product please call our Service Center at 1-800-848-6331 (TDD 1-800-238-3035) or write to us at Nationwide Life Insurance Company, 5100 Rings Road, RR1-04-F4, Dublin, Ohio 43017-1522.

The SAI has been filed with the SEC and is incorporated by reference into this prospectus.  The SEC maintains an Internet website (http://www.sec.gov) that contains the SAI and other information about us and the product.  Information about us and the product (including the SAI) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090.

Investment Company Act of 1940 Registration File No. 811-03330
Securities Act of 1933 Registration File No.

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Appendix A: Underlying Mutual Funds

Below is a list of the available Sub-Accounts and information about the corresponding underlying mutual funds in which they invest.  The underlying mutual funds in which the Sub-Accounts invest are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.  There is no guarantee that the investment objectives will be met.  Please refer to the prospectus for each underlying mutual fund for more detailed information.

Designations Key:

STTF:	The underlying mutual fund corresponding to this Sub-Account assesses (or reserves the right to assess) a short-term trading fee (see "Short-Term Trading Fees" earlier in the prospectus).

FF:
The underlying mutual fund corresponding to this Sub-Account primarily invests in other mutual funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors in this Sub-Account may incur higher charges than if the assets were invested in an underlying mutual fund that does not invest in other mutual funds.  Please refer to the prospectus for this underlying mutual fund for more information.

AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Small/Mid Cap Value Portfolio: Class B
Investment Advisor:	AllianceBernstein L.P.
Investment Objective:	Long-term growth of capital.

American Century Variable Portfolios II, Inc. - American Century VP Inflation Protection Fund: Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	Long-term total return using a strategy that seeks to protect against U.S. inflation.

American Century Variable Portfolios, Inc. - American Century VP Mid Cap Value Fund: Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth with income as a secondary objective.

BlackRock Variable Series Funds, Inc. - BlackRock Global Allocation V.I. Fund: Class III
Investment Advisor:	BlackRock Advisors, LLC
Sub-advisor:	BlackRock Investment Management, LLC; BlackRock International Limited
Investment Objective:	Seeks high total investment return.

Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio: Service Shares
Investment Advisor:	The Dreyfus Corporation
Sub-advisor:	Mellon Capital Management
Investment Objective:	To match performance of the S&P SmallCap 600 Index®.

Dreyfus Stock Index Fund, Inc.: Service Shares
Investment Advisor:	The Dreyfus Corporation
Investment Objective:	To match performance of the S&P 500.

Dreyfus Variable Investment Fund - Appreciation Portfolio: Service Shares
Investment Advisor:	The Dreyfus Corporation
Sub-advisor:	Fayez Sarofim & Co.
Investment Objective:	Long-term capital growth consistent with the preservation of capital.

Fidelity Variable Insurance Products Fund - Fidelity VIP Freedom Fund 2010 Portfolio: Service Class 2
Investment Advisor:	Strategic Advisers Inc. Boston MA
Sub-advisor:	FMR Co., Inc., Fidelity Research & Analysis Company
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Designation: FF

Fidelity Variable Insurance Products Fund - Fidelity VIP Freedom Fund 2020 Portfolio: Service Class 2
Investment Advisor:	Strategic Advisers Inc. Boston MA
Sub-advisor:	FMR Co., Inc., Fidelity Research & Analysis Company
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Designation: FF

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Fidelity Variable Insurance Products Fund - Fidelity VIP Freedom Fund 2030 Portfolio: Service Class 2
Investment Advisor:	Strategic Advisers Inc. Boston MA
Sub-advisor:	FMR Co., Inc., Fidelity Research & Analysis Company
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Designation: FF

Fidelity Variable Insurance Products Fund - VIP Energy Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company Boston, MA
Sub-advisor:	FMR Co., Inc., Fidelity Research & Analysis Company
Investment Objective:	Capital appreciation.
Designation: STTF

Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company Boston, MA
Sub-advisor:
FMR Co., Inc., Fidelity Management & Research (U.K.) Inc., Fidelity Research & Analysis Company, Fidelity Investments Japan Limited, Fidelity International Investment Advisors, Fidelity International Investment Advisors (U.K.) Limited

Investment Objective:	Reasonable income.

Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company Boston, MA
Sub-advisor:
FMR Co., Inc., Fidelity Management & Research (U.K.) Inc., Fidelity Research & Analysis Company, Fidelity International Investment Advisors, Fidelity International Investment Advisors (U.K.) Limited, Fidelity Investments Japan Limited

Investment Objective:	Capital appreciation.

Fidelity Variable Insurance Products Fund - VIP Investment Grade Bond Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company Boston, MA
Sub-advisor:	Fidelity Investments Money Management, Inc., Fidelity Research & Analysis Company, Fidelity International Investment Advisors, Fidelity International Investment Advisors (U.K.) Limited
Investment Objective:	High level of current income.

Fidelity Variable Insurance Products Fund - VIP Mid Cap Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company Boston, MA
Sub-advisor:
FMR Co., Inc., Fidelity Management & Research (U.K.) Inc., Fidelity Research & Analysis Company, Fidelity Investments Japan Limited, Fidelity International Investment Advisors, Fidelity International Investment Advisors (U.K.) Limited

Investment Objective:	Long-term growth of capital.

Fidelity Variable Insurance Products Fund - VIP Overseas Portfolio: Service Class 2R
Investment Advisor:	Fidelity Management & Research Company Boston, MA
Sub-advisor:
FMR Co., Inc., Fidelity Management & Research (U.K.) Inc., Fidelity Research & Analysis Company, Fidelity International Investment Advisors, Fidelity International Investment Advisors (U.K.) Limited, Fidelity Investments Japan Limited

Investment Objective:	Long-term capital growth.
Designation: STTF

Franklin Templeton Variable Insurance Products Trust - Franklin Income Securities Fund: Class 2
Investment Advisor:	Franklin Advisers, Inc.
Investment Objective:	Maximum income while maintaining prospects for capital appreciation.

Franklin Templeton Variable Insurance Products Trust - Franklin Small Cap Value Securities Fund: Class 2
Investment Advisor:	Franklin Advisory Services, LLC
Investment Objective:	Long-term total return.

Franklin Templeton Variable Insurance Products Trust - Franklin Templeton VIP Founding Funds Allocation Fund: Class 2
Investment Advisor:	Franklin Templeton Services, LLC
Investment Objective:	Capital appreciation with income as a secondary goal.
Designation: FF

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Franklin Templeton Variable Insurance Products Trust - Templeton Global Bond Securities Fund: Class 3
Investment Advisor:	Franklin Advisers, Inc.
Investment Objective:	High current income, consistent with preservation of capital, with capital appreciation as a secondary consideration.
Designation: STTF

Huntington VA Funds - Huntington VA International Equity Fund
Investment Advisor:	Huntington Asset Advisors, Inc.
Investment Objective:	Seeks total return on its assets.

Huntington VA Funds - Huntington VA Situs Fund
Investment Advisor:	Huntington Asset Advisors, Inc.
Investment Objective:	Seeks long-term capital appreciation.

Invesco - Invesco V.I. Capital Development Fund: Series II
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	Long-term growth of capital.

Ivy Funds Variable Insurance Portfolios, Inc. - Asset Strategy
Investment Advisor:	Waddell & Reed Investment Management Company
Investment Objective:	High total return over the long run.

Janus Aspen Series - Forty Portfolio: Service Shares
Investment Advisor:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.

Janus Aspen Series - Global Technology Portfolio: Service II Shares
Investment Advisor:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.
Designation: STTF

Janus Aspen Series - Overseas Portfolio: Service II Shares
Investment Advisor:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.
Designation: STTF

MFS® Variable Insurance Trust - MFS Value Series: Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	To seek capital appreciation.

MFS® Variable Insurance Trust II - MFS® International Value Portfolio: Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	The fund’s investment objective is to seek capital appreciation. MFS normally invests the fund’s assets primarily in foreign equity securities, including emerging market equity securities.

Nationwide Variable Insurance Trust - American Century NVIT Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	American Century Investment Management, Inc.
Investment Objective:	Seeks long-term capital appreciation.

Nationwide Variable Insurance Trust - American Century NVIT Multi Cap Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	American Century Investment Management, Inc.
Investment Objective:	The Fund seeks capital appreciation, and secondarily current income.

Nationwide Variable Insurance Trust - American Funds NVIT Asset Allocation Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The fund seeks to provide high total return (including income and capital gains) consistent with the preservation of capital over the long term.

Nationwide Variable Insurance Trust - American Funds NVIT Bond Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The Fund seeks to maximize an investor's level of current income and preserve the investor's capital.

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Nationwide Variable Insurance Trust - American Funds NVIT Global Growth Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The Fund is designed for investors seeking capital appreciation through stocks.

Nationwide Variable Insurance Trust - American Funds NVIT Growth Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The Fund is designed for investors seeking capital appreciation principally through investment in stocks.

Nationwide Variable Insurance Trust - American Funds NVIT Growth-Income Fund: Class II
Investment Advisor:	Capital Research and Management Company
Investment Objective:	The fund seeks returns from both capital gains as well as income generated by dividends paid by stock issuers.

Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class III
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Federated Investment Management Company
Investment Objective:	The Fund seeks to provide high current income.
Designation: STTF

Nationwide Variable Insurance Trust - Neuberger Berman NVIT Multi Cap Opportunities Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Neuberger Berman Management LLC
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - Neuberger Berman NVIT Socially Responsible Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Neuberger Berman Management LLC
Investment Objective:	The Fund seeks long-term total return by investing primarily in securities of companies that meet the fund's financial criteria and social policy.

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Aggressive Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Aggressive Fund seeks maximum growth of capital consistent with a more aggressive level of risk as compared to other Cardinal Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Balanced Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks a high level of total return through investment in both equity and fixed income securities.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Capital Appreciation Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks growth of capital, but also seeks income consistent with a less aggressive level of risk as compared to other Cardinal Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks a high level of total return consistent with a conservative level of risk as compared to other Cardinal Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderate Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks a high level of total return consistent with a moderate level of risk as compared to other Cardinal Funds.
Designation: FF

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Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Aggressive Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The Fund seeks growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to other Cardinal Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Cardinal(SM) Moderately Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The fund seeks a high level of total return consistent with a moderately conservative level of risk.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Core Bond Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	The Fund seeks a high level of current income consistent with preserving capital.

Nationwide Variable Insurance Trust - NVIT Core Plus Bond Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Neuberger Berman Fixed Income LLC
Investment Objective:	The Fund seeks long-term total return consistent with reasonable risk.

Nationwide Variable Insurance Trust - NVIT Emerging Markets Fund: Class VI
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Baring International Investment Limited
Investment Objective:	The Fund seeks long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.
Designation: STTF

Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	The fund seeks as high level of income as is consistent with the preserving of capital.

Nationwide Variable Insurance Trust - NVIT International Equity Fund: Class VI
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Invesco Advisers, Inc.
Investment Objective:	The Fund seeks long-term capital growth by investing primarily in equity securities of companies in Europe, Australasia, the Far East and other regions, including developing countries.
Designation: STTF

Nationwide Variable Insurance Trust - NVIT International Index Fund: Class VIII
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	The Fund seeks to match the performance of the MSCI, Inc. Europe, Australasia and Far East Index (“MSCI EAFE»Index”) as closely as possible before the deduction of Fund expenses.
Designation: STTF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Aggressive Fund seeks maximum growth of capital consistent with a more aggressive level of risk as compared to other Investor Destinations Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Balanced Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Balanced Fund seeks a high level of total return through investment in both equity and fixed-income securities.
Designation: FF

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Nationwide Variable Insurance Trust - NVIT Investor Destinations Capital Appreciation Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:
The NVIT Investor Destinations Capital Appreciation Fund seeks growth of capital, but also seeks income consistent with a less aggressive level of risk as compared to other NVIT Investor Destinations Funds.

Designation: FF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Conservative Fund seeks a high level of total return consistent with a conservative level of risk as compared to other Investor Destinations Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Moderate Fund seeks a high level of total return consistent with a moderate level of risk as compared to other Investor Destinations Funds.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:
The NVIT Investor Destinations Moderately Aggressive Fund seeks growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to other Investor Destinations Funds.

Designation: FF

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Investment Objective:	The NVIT Investor Destinations Moderately Conservative Fund seeks a high level of total return consistent with a moderately conservative level of risk.
Designation: FF

Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	BlackRock Investment Management, LLC
Investment Objective:	The Fund seeks capital appreciation.

Nationwide Variable Insurance Trust - NVIT Money Market Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Federated Investment Management Company
Investment Objective:	The Fund seeks as high a level of current income as is consistent with preserving capital and maintaining liquidity.

Nationwide Variable Insurance Trust - NVIT Multi Sector Bond Fund: Class I
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Logan Circle Partners, L.P.
Investment Objective:	The Fund seeks to provide above average total return over a market cycle of three to five years.

Nationwide Variable Insurance Trust - NVIT Multi-Manager International Growth Fund: Class VI
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Invesco Advisers, Inc. and American Century Investment Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.
Designation: STTF

Nationwide Variable Insurance Trust - NVIT Multi-Manager International Value Fund: Class VI
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	AllianceBernstein L.P.; JPMorgan Investment Management, Inc.
Investment Objective:	The Fund seeks long-term capital appreciation.
Designation: STTF

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Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Winslow Capital Management, Inc.; Neuberger Berman Management Inc. and Wells Capital Management, Inc.;
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Goldman Sachs Asset Management, L.P.; Wellington Management Company, LLP; The Boston Company Asset Management, LLC
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	American Century Investment Management, Inc.; Neuberger Berman Management LLC; Wells Capital Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	American Century Investment Management, Inc.; Columbia Management Investment Advisers, LLC; Thompson, Siegel & Walmsley LLC
Investment Objective:	The fund seeks long-term capital appreciation.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Waddell & Reed Investment Management Company; OppenheimerFunds, Inc.
Investment Objective:	The Fund seeks capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Aberdeen Asset Management, Inc.; Epoch Investment Partners, Inc.; J.P. Morgan Investment Management Inc.
Investment Objective:	The Fund seeks capital appreciation.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Aberdeen Asset Management, Inc.; Morgan Stanley Investment Management; Neuberger Berman Management, Inc.; Putnam Investment Management, LLC; and Waddell & Reed Investment Management Company
Investment Objective:	The Fund seeks capital appreciation.

Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Aberdeen Asset Management, Inc. and Diamond Hill Capital Management, Inc.
Investment Objective:	The Fund seeks total return through a flexible combination of capital appreciation and current income.

Nationwide Variable Insurance Trust - NVIT Real Estate Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Morgan Stanley Investment Management, Inc.
Investment Objective:	The Fund seeks current income and long-term capital appreciation.

Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Nationwide Asset Management, LLC
Investment Objective:	The Fund seeks to provide a high level of current income while preserving capital and minimizing fluctuations in share value.

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Nationwide Variable Insurance Trust - NVIT Worldwide Leaders Fund: Class VI
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Invesco Advisers, Inc.
Investment Objective:	The fund seeks long-term capital growth.
Designation: STTF

Nationwide Variable Insurance Trust - Oppenheimer NVIT Large Cap Growth Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	OppenheimerFunds, Inc.
Investment Objective:	The Fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - Templeton NVIT International Value Fund: Class III
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Templeton Investment Counsel, LLC
Investment Objective:	The Fund seeks to maximize total return consisting of capital appreciation and/or current income.
Designation: STTF

Nationwide Variable Insurance Trust - Van Kampen NVIT Comstock Value Fund: Class II
Investment Advisor:	Nationwide Fund Advisors
Sub-advisor:	Invesco Advisers, Inc.
Investment Objective:	The Fund’s investment objective is to seek capital growth and income through investments in equity securities, including common stocks, preferred stocks, and convertible securities.

Neuberger Berman Advisers Management Trust - AMT Short Duration Bond Portfolio: I Class
Investment Advisor:	Neuberger Berman Management LLC
Sub-advisor:	Neuberger Berman Fixed Income LLC
Investment Objective:	Highest available current income consistent with liquidity and low risk to principal; total return is a secondary goal.

Oppenheimer Variable Account Funds - Oppenheimer Global Securities Fund/VA: Class 4
Investment Advisor:	OppenheimerFunds, Inc.
Investment Objective:
Long-term capital appreciation by investing a substantial portion of its assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special situations that are considered to have appreciation possibilities.

Designation: STTF

Oppenheimer Variable Account Funds - Oppenheimer Main Street Fund®/VA: Service Shares
Investment Advisor:	OppenheimerFunds, Inc.
Investment Objective:	High total return which includes growth in the value of its shares as well as current income from equity and debt securities.

Oppenheimer Variable Account Funds - Oppenheimer Main Street Small- & Mid-Cap Fund®/VA: Service Shares
Investment Advisor:	OppenheimerFunds, Inc.
Investment Objective:	Capital appreciation.

PIMCO Variable Insurance Trust - Foreign Bond Portfolio (Unhedged): Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:
Seeks maximum total return consistent with preservation of capital and prudent investment management. The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to foreign (non-U.S.) countries, representing at least three foreign countries, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements.

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PIMCO Variable Insurance Trust - Low Duration Portfolio: Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:
Seeks maximum total return, consistent with preservation of capital and prudent investment management. The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements.

PIMCO Variable Insurance Trust - Total Return Portfolio: Advisor Class
Investment Advisor:	Pacific Investment Management Company LLC
Investment Objective:	The fund seeks maximum total return, consistent with preservation of capital and prudent investment management.

T. Rowe Price Equity Series, Inc. - T. Rowe Price Health Sciences Portfolio: II
Investment Advisor:	T. Rowe Price Investment Services
Investment Objective:	Long-term capital appreciation.

Van Eck VIP Trust - Van Eck VIP Global Hard Assets Fund: Class R1
Investment Advisor:	Van Eck Associates Corporation
Investment Objective:	Long-term capital appreciation by investing primarily in hard asset securities. Income is a secondary consideration.
Designation: STTF

Wells Fargo Variable Trust - Wells Fargo Advantage VT Small Cap Growth Fund
Investment Advisor:	Wells Fargo Funds Management, LLC
Sub-advisor:	Wells Capital Management Inc.
Investment Objective:	Long-term capital appreciation.

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Appendix B: Condensed Financial Information

Because the contracts described in this prospectus have not been previously made available for sale, there are no Accumulation Unit values for the year ending December 31, 2010.  The Statement of Additional Information is available FREE OF CHARGE by:

calling:                      1-800-848-6331, TDD 1-800-238-3035
writing:                      Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522
checking
on-line at:                      www.nationwide.com

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Appendix C: Contract Types and Tax Information

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code.  Following is a general description of the various contract types.  Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on contract type.

Charitable Remainder Trusts

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code.  Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in three respects:

(1)	Waiver of CDSC. In addition to the CDSC-free withdrawal privilege available to all contracts, Charitable Remainder Trusts may also withdraw the difference between:

(a)	the Contract Value on the day before the withdrawal; and

(b)	the total amount of purchase payments made to the contract (less an adjustment for amounts surrendered).

(2)
Contract ownership at annuitization.  On the Annuitization Date, if the Contract Owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the Contract Owner and the Annuitant will NOT become the Contract Owner.

(3)
Recipient of death benefit proceeds.  With respect to the death benefit proceeds, if the Contract Owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust.  Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

While these provisions are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex.  A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract.  An annuity that has a Charitable Remainder Trust endorsement is not a charitable remainder trust; the endorsement is merely to facilitate ownership of the contract by a Charitable Remainder Trust.

Investment Only (Qualified Plans)

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan.  The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.
Individual Retirement Annuities (IRAs)

IRAs are contracts that satisfy the provisions of Section 408(b) of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•
if the Contract Owner is younger than age 50, the annual premium cannot exceed $5,000; if the Contract Owner is age 50 or older, the annual premium cannot exceed $6,000 (although rollovers of greater amounts from Qualified Plans and other IRAs can be received);

•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from other Individual Retirement Accounts, other Individual Retirement Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

When the owner of an IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  In addition, upon the death of the owner of an IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire Contract Value within the required statutory period.  Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the Contract Value.

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established and the annuity contract's IRA endorsement.

Non-Qualified Contracts

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, or a Simple IRA.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period.

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Non-Qualified contracts that are owned by natural persons allow the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.  Non-Qualified contracts that are owned by non-natural persons, such as trusts, corporations and partnerships are generally subject to current income tax on the income earned inside the contract, unless the non-natural person owns the contract as an "agent" of a natural person.

Roth IRAs

Roth IRA contracts are contracts that satisfy the provisions of Section 408A of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•
if the Contract Owner is younger than age 50, the annual premium cannot exceed $5,000; if the Contract Owner is age 50 or older, the annual premium cannot exceed $6,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA or another eligible retirement plan; however, the amount rolled over from the IRA or other eligible retirement plan to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA or other eligible retirement plan to a Roth IRA.

For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established and the annuity contract's IRA endorsement.

Simplified Employee Pension IRAs (SEP IRA)

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA subject to the same restrictions and limitations as an IRA.  In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan must satisfy:

•	minimum participation rules;

•	top-heavy contribution rules;

•	nondiscriminatory allocation rules; and

•	requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

When the owner of a SEP IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the Contract Value. In addition, upon the death of the owner of a SEP IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire Contract Value within the required statutory period.

Simple IRAs

A Simple IRA is an Individual Retirement Annuity that is funded exclusively by a qualified salary reduction arrangement and satisfies:

•	vesting requirements;

•	participation requirements; and

•	administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple IRA.

When the owner of Simple IRA attains the age of 70½, the Internal Revenue Code requires that certain minimum distributions be made.  Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the Contract Value.

In addition, upon the death of the owner of a Simple IRA, mandatory distribution requirements are imposed by the Internal Revenue Code to ensure distribution of the entire Contract Value within the required statutory period.

Federal Tax Considerations

Federal Income Taxes

The tax consequences of purchasing a contract described in this prospectus will depend on:

•	the type of contract purchased;

•	the purposes for which the contract is purchased; and

•	the personal circumstances of individual investors having interests in the contracts.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation.  Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

Representatives of the Internal Revenue Service have informally suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment.  In 2003, the Internal Revenue Service

53

issued formal guidance, in Revenue Ruling 2003-91, that indicates that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of underlying mutual funds alone would not cause the contract to not qualify for the desired tax treatment.  The Internal Revenue Service has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the contract, when determining whether the contract qualifies for the desired tax treatment.  The revenue ruling did not indicate the actual number of underlying mutual funds that would cause the contract to not provide the desired tax treatment.  Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the contract would no longer qualify for tax deferred treatment under Section 72 of the Internal Revenue Code, Nationwide will take whatever steps are available to remain in compliance.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401 and 408(a), of the Internal Revenue Code), tax advantages enjoyed by the Contract Owner and/or Annuitant may relate to participation in the plan rather than ownership of the annuity contract.  Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts.  In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes.  The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Nothing in this prospectus should be considered to be tax advice.  Contract owners and prospective Contract Owners should consult a financial consultant, tax adviser or legal counsel to discuss the taxation and use of the contracts.

IRAs, SEP IRAs and Simple IRAs

Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed as ordinary income when received.  If any of the amounts contributed to the Individual Retirement Annuity was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to the regular income tax, and an additional penalty tax of 10% is generally applicable.  (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2-year period beginning on the date that the individual first participated in the Simple IRA.)  The 10% penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

•	used for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the Contract Owner dies before the contract is completely distributed, the balance will be included in the Contract Owner's gross estate for tax purposes.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are "qualified distributions" or "non-qualified distributions."  A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

•	it is made on or after the date on which the Contract Owner attains age 59½;

•	it is made to a beneficiary (or the Contract Owner's estate) on or after the death of the Contract Owner;

•	it is attributable to the Contract Owner's disability; or

•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five-year rule generally is satisfied if the distribution is not made within the five year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not included in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA.  Any non-qualified distribution in excess of total contributions is includable in the Contract Owner's gross income as ordinary income in the year that it is distributed to the Contract Owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%.  The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or

54

joint life expectancies) of the owner and his or her designated beneficiary;

•	for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the Contract Owner dies before the contract is completely distributed, the balance will be included in the Contract Owner's gross estate for tax purposes.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the Annuitization Date are taxable to the Contract Owner to the extent that the cash value of the contract exceeds the Contract Owner's investment in the contract at the time of the distribution.  In general, the investment in the contract is equal to the purchase payments made with after-tax dollars.  Distributions, for this purpose, include full and partial surrenders, any portion of the contract that is assigned or pledged, amounts borrowed from the contract, or any portion of the contract that is transferred by gift.  For these purposes, a transfer by gift may occur upon annuitization if the Contract Owner and the Annuitant are not the same individual.

With respect to annuity distributions on or after the Annuitization Date, a portion of each annuity payment is excludable from taxable income.  The amount excludable from each annuity payment is determined by multiplying the annuity payment by a fraction which is equal to the Contract Owner's investment in the contract, divided by the expected return on the contract.  Once the entire investment in the contract is recovered, all distributions are fully includable in income.  The maximum amount excludable from income is the investment in the contract.  If the Annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the Annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same Contract Owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982.  For those contracts, distributions that are made prior to the Annuitization Date are treated first as a recovery of the investment in the contract as of that date.  A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the Contract Owner reaches age 59½.  The amount of the penalty is 10% of the portion of any distribution that is includable in gross income.  The penalty tax does not apply if the distribution is:

•	the result of a Contract Owner's death;

•	the result of a Contract Owner's disability (as defined in the Internal Revenue Code);

•
one of a series of substantially equal periodic payments made over the life (or life expectancy) of the Contract Owner or the joint lives (or joint life expectancies) of the Contract Owner and the beneficiary selected by the Contract Owner to receive payment under the annuity payment option selected by the Contract Owner; or

•	is allocable to an investment in the contract before August 14, 1982.

If the Contract Owner dies before the contract is completely distributed, the balance will be included in the Contract Owner's gross estate for tax purposes.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals.  Different rules (the so-called "non-natural persons" rules) apply if the Contract Owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code.  Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned.  Taxation is not deferred, even if the income is not distributed out of the contract.  The income is taxable as ordinary income, not capital gain.

The non-natural persons rules do not apply to all entity-owned contracts.  For purposes of the non-natural persons rule, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual.  This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral.  However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural persons rules also do not apply to contracts that are:

•	acquired by the estate of a decedent by reason of the death of the decedent;

•	issued in connection with certain qualified retirement plans and individual retirement plans;

•	purchased by an employer upon the termination of certain qualified retirement plans; or

•	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

If the Annuitant dies before the contract is completely distributed, the balance may be included in the Annuitant's gross estate for tax purposes, depending on the obligations that the non-natural owner may have owed to the Annuitant.

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Exchanges

As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property.  However, pursuant to Section 1035 of the Code, an annuity contract may be exchanged tax-free for another annuity, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts.  If the exchange includes the receipt of property in addition to another annuity contract, such as cash, special rules may cause a portion of the transaction to be taxable.

Tax Treatment of a Partial 1035 Exchange With Subsequent Withdrawal

In March 2008, the IRS issued Rev. Proc. 2008-24, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract.  A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under section 1035 of the Internal Revenue Code if, for a period of at least 12 months from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange.  In addition, the tax-free status of the exchange may still be preserved despite a distribution or surrender from either contract if the Contract Owner can show that between the date of the direct transfer and the distribution or surrender, one of the conditions described under section 72(q)(2) of the Internal Revenue Code that would exempt the distribution from the 10% early distribution penalty (such as turning age 59½, or becoming disabled; but not a series of substantially equal periodic payments or an immediate annuity) or "other similar life event" such as divorce or loss of employment occurred.  Absent a showing of such an occurrence, Rev. Proc. 2008-24 concludes that the direct transfer would fail to qualify as a tax-free 1035 exchange, and the full amount transferred from the original contract would be treated as a taxable distribution, followed by the purchase of a new annuity contract.  Rev. Proc. 2008-24 applies to direct transfers completed on or after June 30, 2008.  Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax adviser.

Taxation of Lifetime Surrenders Under the Lifetime Income Options

While the tax treatment for surrenders for benefits such as the Lifetime Income Options is not clear under federal tax law, Nationwide intends to treat surrenders under these options as taxable to the extent that the cash value of the contract exceeds the Contract Owner's investment at the time of the surrender.  Specifically, we intend to treat the following amount of each surrender as a taxable distribution:

The greater of:

(1)	A – C; or

(2)	B – C,

Where

A = the Contract Value immediately before the surrender;

B = the guaranteed annual benefit amount immediately before the surrender; and

C = the remaining investment in the contract.

In certain circumstances, this treatment could result in your Contract Value being less than your investment in the contract after such a surrender.  If you subsequently surrender your contract under such circumstances, you would have a loss that may be deductible.  If you purchase one of these options in an IRA, surrenders in excess of the annual benefit amount may be required to satisfy the minimum distribution requirements under the Internal Revenue Code.  Please consult a qualified tax adviser.

Same-Sex Marriages, Domestic Partnership and Other Similar Relationships

Pursuant to Section 3 of the federal Defense of Marriage Act ("DOMA"), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax adviser. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder's spouse.

Withholding

Pre-death distributions from the contracts are subject to federal income tax.  Nationwide will withhold the tax from the distributions unless the Contract Owner requests otherwise.  Under some circumstances, the Internal Revenue Code will not permit Contract Owners to waive withholding.  Such circumstances include:

•	if the payee does not provide Nationwide with a taxpayer identification number; or

•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a Contract Owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

Non-Resident Aliens

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed.

Nationwide is required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

(1)	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and

56

(2)	provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another exemption from the 30% withholding rate is for the non-resident alien to provide Nationwide with sufficient evidence that:

(1)	the distribution is connected to the non-resident alien's conduct of business in the United States;

(2)	the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and

(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28%, if a correct taxpayer identification number is not provided.

Federal Estate, Gift and Generation Skipping Transfer Taxes

The following transfers may be considered a gift for federal gift tax purposes:

•	a transfer of the contract from one Contract Owner to another; or

•	a distribution to someone other than a Contract Owner.

Upon the Contract Owner's death, the value of the contract may be subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any.  A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

a)	an individual who is two or more generations younger than the Contract Owner; or

b)	certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not two or more generations younger than the Contract Owner).

If the Contract Owner is not an individual, then for this purpose only, "Contract Owner" refers to any person:

•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide may be required to deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

Charge for Tax

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts.  If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

Diversification

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts.  A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

•	the failure to diversify was accidental;

•	the failure is corrected; and

•	a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the Contract Owner if the income, for the period the contract was not diversified, had been received by the Contract Owner.

If the violation is not corrected, the Contract Owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract.  Nationwide believes that the investments underlying this contract meet these diversification requirements.

Tax Changes

The foregoing tax information is based on Nationwide's understanding of federal tax laws.  It is NOT intended as tax advice.  All information is subject to change without notice.  You should consult with your personal tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted.  EGTRRA made numerous changes to the Internal Revenue Code, including the following:

•	generally lowering federal income tax rates;

•	increasing the amounts that may be contributed to various retirement plans, such as IRAs and Qualified Plans;

•	increasing the portability of various retirement plans by permitting IRAs, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

•	eliminating and/or reducing the highest federal estate tax rates;

•	increasing the estate tax credit; and

•	for persons dying after 2009, repealing the estate tax.

In 2006, the Pension Protection Act of 2006 made permanent the EGTRRA provisions noted above that increase the amounts that may be contributed to various retirement plans and that increase the portability of various retirement plans.  However, all of the other changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December

57

31, 2010 unless they are extended by additional legislation.  If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form.  This creates uncertainty as to future tax requirements and implications.  Please consult a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.

Required Distributions

Any distribution paid that is NOT due to payment of the death benefit may be subject to a CDSC.

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus.  Following is an overview of the required distribution rules applicable to each type of contract.  Please consult a qualified tax or financial adviser for more specific required distribution information.

If you purchase a Lifetime Income Option, surrenders in excess of the annual benefit amount may be required to satisfy the minimum distribution requirements under the Internal Revenue Code.  Please consult a qualified tax adviser.

Required Distributions – General Information

In general, a beneficiary is an individual or other entity that the Contract Owner designates to receive death proceeds upon the Contract Owner's death.  The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs and Roth IRAs after the death of the Annuitant, or that are made from Non-Qualified Contracts after the death of the Contract Owner.  A designated beneficiary is a natural person who is designated by the Contract Owner as the beneficiary under the contract.  Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.

Required distributions paid upon the death of the Contract Owner are paid to the beneficiary or beneficiaries stipulated by the Contract Owner.  How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries.  For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the Contract Owner's death.  For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until September 30 of the year following the Contract Owner's death.  If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period.  Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

Required Distributions for Non-Qualified Contracts

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a Contract Owner dies.  The following distributions will be made in accordance with the following requirements:

(1)
If any Contract Owner dies on or after the Annuitization Date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the Contract Owner's death.

(2)
If any Contract Owner dies before the Annuitization Date, then the entire interest in the contract (consisting of either the death benefit or the Contract Value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the Contract Owner's death, provided however:

(a)
any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary.  Payments must begin within one year of the Contract Owner's death unless otherwise permitted by federal income tax regulations; and

(b)
if the designated beneficiary is the surviving spouse of the deceased Contract Owner, the spouse can choose to become the Contract Owner instead of receiving a death benefit.  Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

(a)	the death of the Annuitant will be treated as the death of a Contract Owner;

(b)	any change of Annuitant will be treated as the death of a Contract Owner; and

(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

Required Distributions for IRAs, SEP IRAs, Simple IRAs and Roth IRAs

Distributions from an IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the Contract Owner reaches age 70½.  Distributions may be paid in a lump sum or in substantially equal payments over:

(a)	the life of the Contract Owner or the joint lives of the Contract Owner and the Contract Owner's designated beneficiary; or

(b)
a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the Contract Owner and a person 10 years younger than the Contract Owner.  If the designated beneficiary is the spouse of the Contract Owner, the period may not exceed the longer of the

58

period determined under such table or the joint life expectancy of the Contract Owner and the Contract Owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.

For IRAs, SEP IRAs and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA or Simple IRA of the Contract Owner.

The Worker, Retiree, and Employer Recovery Act of 2008 provides that the normal required distribution rules will not be applicable to defined contribution plans (which generally includes IRAs and SEP IRAs) during 2009.  However, annuitized distributions from such plans may not receive the same exception and should continue to be made.  Consequently, if you desire to forego the distribution that would be required to be made to you during 2009, you should consult with your adviser and notify us of your decision.

If the Contract Owner's entire interest in an IRA, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date.  The required beginning date is April 1 of the calendar year following the calendar year in which the Contract Owner reaches age 70½.  The rules for Roth IRAs do not require distributions to begin during the Contract Owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the Contract Value.

If the Contract Owner dies before the required beginning date (in the case of an IRA, SEP IRA or Simple IRA) or before the entire Contract Value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)
if the designated beneficiary is the Contract Owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the Contract Owner's death.  For calendar years after the death of the Contract Owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b)
if the designated beneficiary is not the Contract Owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the Contract Owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the Contract Owner's death.

If the Contract Owner dies on or after the required beginning date, the interest in the IRA, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)
if the designated beneficiary is the Contract Owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the Contract Owner's death.  For calendar years after the death of the Contract Owner's surviving spouse, the applicable distribution period is the greater of (a) the Contract Owner's remaining life expectancy using the Contract Owner's birthday in the calendar year of the Contract Owner's death, reduced by one for each year thereafter; or (b) the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b)
if the designated beneficiary is not the Contract Owner's surviving spouse, the applicable distribution period is the greater of (a) the Contract Owner's remaining life expectancy using the Contract Owner's birthday in the calendar year of the Contract Owner's death, reduced by one for each year thereafter; or (b) the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the Contract Owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c)
if there is no designated beneficiary, the applicable distribution period is the Contract Owner's remaining life expectancy using the Contract Owner's birthday in the calendar year of the Contract Owner's death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, SEP IRAs and Simple IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates.  The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution.  The owner of an IRA, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs or Simple IRAs.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions.

59

STATEMENT OF ADDITIONAL INFORMATION

________, 2011

Individual Flexible Premium Deferred Variable Annuity Contracts

Issued by Nationwide Life Insurance Company
through its Nationwide Variable Account-II

This Statement of Additional Information is not a prospectus.  It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated _______, 2011.  The prospectus may be obtained from Nationwide Life Insurance Company by writing 5100 Rings Road, RR1-04-F4, Dublin, Ohio 43017-1522, or calling 1-800-848-6331, TDD 1-800-238-3035.  Capitalized terms in this Statement of Additional Information correspond to terms defined in the prospectus.

General Information and History

The Variable Account is a separate investment account of Nationwide.  Nationwide is a stock life insurance company organized under the laws of the State of Ohio in March 1929 with its Home Office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide provides life insurance, annuities and retirement products.  Nationwide is admitted to do business in all states, the District of Columbia and Puerto Rico.  Nationwide is a member of the Nationwide group of companies and all of its common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company.  Nationwide Corporation owns all of NFS's common stock and is a holding company, as well.  All of Nationwide Corporation's common stock is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $148.7 billion as of December 31, 2010.

Services

Nationwide, which has responsibility for administration of the contracts and the Variable Account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each Contract Owner and the number and type of contract issued to each Contract Owner and records with respect to the Contract Value.

The custodian of the assets of the Variable Account is Nationwide.  Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds.  Nationwide, or its affiliates, may have entered into agreements with the underlying mutual funds and/or their affiliates.  The agreements relate to services furnished by Nationwide or an affiliate of Nationwide.  Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials and fund communications, as well as maintaining the websites and voice response systems necessary for Contract Owners to execute trades in the funds.  Nationwide also acts as a limited agent for the fund for purposes of accepting the trades.  See "Underlying Mutual Fund Payments" located in the prospectus.

Distribution, Promotional, and Sales Expenses

In addition to or partially in lieu of commission, Nationwide may pay the selling firms a marketing allowance, which is based on the firm's ability and demonstrated willingness to promote and market Nationwide's products.  How any marketing allowance is spent is determined by the firm, but generally will be used to finance firm activities, such as training and education, that may contribute to the promotion and marketing of Nationwide's products.  Nationwide makes certain assumptions about the amount of marketing allowance it will pay and takes these assumptions into consideration when it determines the charges that will be assessed under the contracts.  For the contracts described in the prospectus, Nationwide assumed 0.75% (of the purchase payment amount) for marketing allowance when determining the charges for the contracts.  The actual amount of the marketing allowance may be higher or lower than this assumption.  If the actual amount of marketing allowance paid is more than what was assumed, Nationwide will fund the difference.  Nationwide generally does not profit from any excess marketing allowance if the amount assumed was higher than what is actually paid.  Any excess would be spent on additional marketing for the contracts.  For more information about marketing allowance or how a particular selling firm uses marketing allowances, please consult with your registered representative.

Independent Registered Public Accounting Firm

The financial statements of Nationwide Variable Account-II and the consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP covering the consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company and subsidiaries changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.  KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

Purchase of Securities Being Offered

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the Financial Industry Regulatory Authority (FINRA).

Underwriters

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide.  For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.  During the fiscal years ended December 31, 2010, 2009 and 2008, no underwriting commissions were paid by Nationwide to NISC.

Advertising

Money Market Yields

Nationwide may advertise the "yield" and "effective yield" for the money market Sub-Account.  Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.

Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund's units.  The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC.  Thus, effective yield will be slightly higher than yield, due to the compounding.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the Sub-Accounts in accordance with SEC prescribed calculations.  Performance information is annualized.  However, if a Sub-Account has been available in the Variable Account for less than one year, the performance information for that Sub-Account is not annualized.

Performance information is based on historical earnings and is not intended to predict or project future results.

Standardized performance will reflect the maximum Variable Account charges possible under the contract, the Contract Maintenance Charge, and the CDSC schedule.  Non-standardized performance, which will be accompanied by standardized performance, will reflect other expense structures contemplated under the contract.  The expense assumptions will be stated in the advertisement.

Additional Materials

Nationwide may provide information on various topics to Contract Owners and prospective Contract Owners in advertising, sales literature or other materials.

Performance Comparisons

Each Sub-Account may, from time to time, include in advertisements the ranking of its performance figures compared with performance figures of other annuity contracts' Sub-Accounts with the same investment objectives which are created by Lipper Analytical Services, Morningstar, Inc. or other recognized ranking services.

Annuity Payments

See "Frequency and Amount of Annuity Payments" located in the prospectus.

Condensed Financial Information

The contracts were not available for sale as of December 31, 2010.  Therefore, no Condensed Financial Information is available.

2

Report of Independent Registered Public Accounting Firm

The Board of Directors of Nationwide Life Insurance Company and

Contract Owners of Nationwide Variable Account-II:

We have audited the accompanying statement of assets, liabilities and contract owners’ equity of Nationwide Variable Account-II (comprised of the sub-accounts listed in note 1(b) (collectively, “the Accounts”)) as of December 31, 2010, and the related statements of operations for the year then ended, the statements of changes in contract owners’ equity for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Accounts’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2010, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Accounts as of December 31, 2010, the results of their operations for the year then ended, the changes in contract owners’ equity for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Columbus, Ohio

March 9, 2011

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2010

Assets:
Investments at fair value:
MidCap Growth Portfolio - Class S Shares (ALMCS)
36,668 shares (cost $608,222)	$452,481
Growth Fund - Class 1 (AFGF)
200,473 shares (cost $10,212,473)	10,981,915
High-Income Bond Fund - Class 1 (AFHY)
159,458 shares (cost $1,841,670)	1,785,924
U.S. Government/AAA - Rated Securities Fund-Class 1 (AFGC)
96,904 shares (cost $1,150,252)	1,220,019
Variable Series Funds, Inc. - Global Allocation V.I. Fund - Class III (MLVGA3)
5,904,621 shares (cost $79,558,414)	85,557,955
Credit Suisse Trust - International Equity Flex III Portfolio (CSIEF3)
340,059 shares (cost $2,023,902)	2,234,188
U.S. Equity Flex I Portfolio (WSCP)
2,358,706 shares (cost $29,297,871)	33,611,561
VA International Equity Fund (HVIE)
18,154 shares (cost $255,868)	262,511
VA Situs Fund (HVSIT)
34,396 shares (cost $496,492)	515,603
Insurance Trust - Insurance Trust Mid Cap Value Portfolio 1 (JPMMV1)
977,990 shares (cost $4,423,381)	6,650,335
Janus Aspen Series - Balanced Portfolio-Service Shares (JABS)
440,555 shares (cost $12,212,781)	12,961,124
Janus Aspen Series - Forty Portfolio - Service Shares (JACAS)
3,628,387 shares (cost $122,013,633)	127,864,349
Janus Aspen Series - Global Technology Portfolio - Service II Shares (JAGTS2)
1,808,719 shares (cost $8,548,337)	10,472,485
Janus Aspen Series - Global Technology Portfolio - Service Shares (JAGTS)
390,719 shares (cost $1,375,821)	2,211,471
Janus Aspen Series - Overseas Portfolio - Service II Shares (JAIGS2)
2,936,575 shares (cost $131,495,224)	165,505,359
Janus Aspen Series - Overseas Portfolio - Service Shares (JAIGS)
165,723 shares (cost $5,438,690)	9,287,109
Investors Growth Stock Series - Service Class (MIGSC)
1,123,665 shares (cost $10,504,535)	12,090,639
Value Series - Service Class (MVFSC)
26,501,019 shares (cost $260,239,912)	340,008,071
Variable Insurance Trust II - International Value Portfolio - Service Class (MVIVSC)
974,394 shares (cost $13,997,929)	15,034,895
Core Plus Fixed Income Portfolio - Class I (MSVFI)
197,956 shares (cost $1,962,092)	1,981,538
Core Plus Fixed Income Portfolio - Class II (MSVF2)
2,296,606 shares (cost $22,091,194)	22,943,091
Emerging Markets Debt Portfolio - Class I (MSEM)
491,823 shares (cost $3,886,087)	4,003,438
Emerging Markets Debt Portfolio - Class II (MSEMB)
139,475 shares (cost $1,098,842)	1,129,751
U.S. Real Estate Portfolio - Class I (MSVRE)
4,782 shares (cost $47,375)	61,735
U.S. Real Estate Portfolio - Class II (MSVREB)
701 shares (cost $6,691)	8,996
Managed Allocation Fund - Moderate Growth II (VFMG2)
427,890 shares (cost $4,226,902)	4,073,512
AllianceBernstein NVIT Global Fixed Income Fund - Class III (NVAGF3)
317,357 shares (cost $3,582,276)	3,481,406
American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)
4,565,837 shares (cost $63,743,834)	64,789,229
American Century NVIT Multi Cap Value Fund - Class II (NVAMV2)
11,267,895 shares (cost $155,797,315)	159,440,714
American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)
123,307,386 shares (cost $1,985,845,883)	2,134,450,854
American Funds NVIT Bond Fund - Class II (GVABD2)
69,676,925 shares (cost $744,445,836)	770,626,786
American Funds NVIT Global Growth Fund - Class II (GVAGG2)
5,138,925 shares (cost $109,372,454)	112,182,737
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2010

American Funds NVIT Growth Fund - Class II (GVAGR2)
3,533,300 shares (cost $197,355,741)	191,822,872
American Funds NVIT Growth-Income Fund - Class II (GVAGI2)
21,414,701 shares (cost $694,139,443)	789,560,032
Federated NVIT High Income Bond Fund - Class I (HIBF)
1,293,362 shares (cost $9,441,991)	8,859,528
Federated NVIT High Income Bond Fund - Class III (HIBF3)
13,984,122 shares (cost $91,015,363)	95,651,391
Gartmore NVIT Emerging Markets Fund - Class I (GEM)
36,571 shares (cost $504,115)	482,368
Gartmore NVIT Emerging Markets Fund - Class II (GEM2)
152,530 shares (cost $2,004,081)	1,988,985
Gartmore NVIT Emerging Markets Fund - Class III (GEM3)
3,058,730 shares (cost $42,943,736)	40,283,469
Gartmore NVIT Emerging Markets Fund - Class VI (GEM6)
4,842,331 shares (cost $61,171,820)	63,579,806
Gartmore NVIT International Equity Fund - Class I (GIG)
4,857 shares (cost $40,973)	43,667
Gartmore NVIT International Equity Fund - Class III (GIG3)
3,674,657 shares (cost $28,144,281)	33,071,914
Gartmore NVIT International Equity Fund - Class VI (NVIE6)
2,370,364 shares (cost $17,566,865)	21,262,164
Gartmore NVIT Worldwide Leaders Fund - Class III (GEF3)
194,719 shares (cost $2,579,542)	2,194,480
Gartmore NVIT Worldwide Leaders Fund - Class VI (NVGWL6)
196,594 shares (cost $1,987,689)	2,217,577
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)
10,882,407 shares (cost $84,026,795)	97,397,543
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class II (NVNMO2)
2,082,767 shares (cost $17,936,821)	18,515,802
Neuberger Berman NVIT Socially Responsible Fund - Class I (NVNSR1)
190,036 shares (cost $1,616,901)	1,964,971
Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)
19,640,581 shares (cost $168,640,081)	203,083,611
NVIT Cardinal Aggressive Fund - Class II (NVCRA2)
2,459,088 shares (cost $19,871,439)	22,008,840
NVIT Cardinal Balanced Fund - Class II (NVCRB2)
88,392,524 shares (cost $823,823,476)	921,934,021
NVIT Cardinal Capital Appreciation Fund - Class II (NVCCA2)
128,570,001 shares (cost $1,142,606,600)	1,303,699,815
NVIT Cardinal Conservative Fund - Class II (NVCCN2)
36,138,914 shares (cost $358,544,622)	377,651,654
NVIT Cardinal Moderate Fund - Class II (NVCMD2)
128,444,054 shares (cost $1,177,583,676)	1,321,689,320
NVIT Cardinal Moderately Aggressive Fund - Class II (NVCMA2)
38,180,234 shares (cost $321,474,694)	379,893,332
NVIT Cardinal Moderately Conservative Fund - Class II (NVCMC2)
38,305,999 shares (cost $367,986,091)	402,596,054
NVIT Core Bond Fund - Class I (NVCBD1)
222,804 shares (cost $2,378,683)	2,346,129
NVIT Core Bond Fund - Class II (NVCBD2)
13,779,370 shares (cost $141,383,365)	144,821,180
NVIT Core Plus Bond Fund - Class II (NVLCP2)
2,448,479 shares (cost $27,082,400)	27,153,628
NVIT Fund - Class I (TRF)
15,914,138 shares (cost $160,521,438)	144,977,799
NVIT Fund - Class II (TRF2)
21,974,442 shares (cost $189,947,021)	199,308,192
NVIT Government Bond Fund - Class I (GBF)
39,166,969 shares (cost $459,638,141)	450,028,476
NVIT Growth Fund - Class I (CAF)
2,596,356 shares (cost $22,431,091)	36,193,205
NVIT International Index Fund - Class VIII (GVIX8)
1,873,092 shares (cost $14,623,260)	15,977,477
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)
36,801,333 shares (cost $401,122,531)	341,516,366
NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)
21,055,350 shares (cost $257,047,492)	273,719,549
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2010

NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)
30,144,708 shares (cost $391,828,385)	429,562,083
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)
37,043,765 shares (cost $365,342,301)	377,475,962
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)
232,620,617 shares (cost $2,573,264,603)	2,456,473,718
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
142,743,954 shares (cost $1,644,664,533)	1,484,537,117
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
67,109,121 shares (cost $707,595,856)	699,277,036
NVIT Mid Cap Index Fund - Class I (MCIF)
5,393,489 shares (cost $92,476,098)	99,563,808
NVIT Money Market Fund - Class I (SAM)
566,434,186 shares (cost $566,434,186)	566,434,186
NVIT Multi-Manager International Growth Fund - Class III (NVMIG3)
4,574,391 shares (cost $34,910,396)	44,737,547
NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)
20,264,615 shares (cost $169,734,231)	197,782,642
NVIT Multi-Manager International Value Fund - Class II (GVDIV2)
87,058 shares (cost $1,226,126)	884,506
NVIT Multi-Manager International Value Fund - Class III (GVDIV3)
755,310 shares (cost $10,473,074)	7,673,948
NVIT Multi-Manager International Value Fund - Class VI (GVDIV6)
5,599,246 shares (cost $52,962,764)	56,608,382
NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
1,245,114 shares (cost $11,260,255)	11,965,542
NVIT Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)
13,594,824 shares (cost $106,583,388)	130,374,366
NVIT Multi-Manager Large Cap Value Fund - Class I (NVMLV1)
427,112 shares (cost $3,790,990)	3,835,467
NVIT Multi-Manager Large Cap Value Fund - Class II (NVMLV2)
4,712,776 shares (cost $36,517,129)	42,226,471
NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
20,187,530 shares (cost $149,869,663)	214,795,318
NVIT Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)
14,526,694 shares (cost $105,179,652)	153,401,891
NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
30,274,328 shares (cost $254,871,002)	311,825,577
NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)
459,996 shares (cost $6,941,683)	7,097,746
NVIT Multi-Manager Small Cap Growth Fund - Class II (SCGF2)
1,062,002 shares (cost $14,947,297)	16,036,238
NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)
3,886,253 shares (cost $43,385,623)	40,611,341
NVIT Multi-Manager Small Cap Value Fund - Class II (SCVF2)
2,414,565 shares (cost $18,570,127)	24,894,167
NVIT Multi-Manager Small Company Fund - Class I (SCF)
4,976,651 shares (cost $100,780,323)	89,878,321
NVIT Multi-Manager Small Company Fund - Class II (SCF2)
2,748,390 shares (cost $44,423,987)	48,509,082
NVIT Multi-Sector Bond Fund - Class I (MSBF)
12,751,229 shares (cost $110,510,324)	109,405,549
NVIT Short Term Bond Fund - Class II (NVSTB2)
7,340,352 shares (cost $75,409,451)	75,899,242
Oppenheimer NVIT Large Cap Growth Fund - Class I (NVOLG1)
27,814,939 shares (cost $421,118,767)	422,508,929
Oppenheimer NVIT Large Cap Growth Fund - Class II (NVOLG2)
19,783,349 shares (cost $298,593,573)	299,717,736
Templeton NVIT International Value Fund - Class III (NVTIV3)
18,236,982 shares (cost $214,750,631)	228,509,391
Van Kampen NVIT Comstock Value Fund - Class II (EIF2)
12,442,675 shares (cost $103,877,861)	125,422,163
Van Kampen NVIT Real Estate Fund - Class I (NVRE1)
8,193,329 shares (cost $54,173,754)	70,626,499
Van Kampen NVIT Real Estate Fund - Class II (NVRE2)
7,889,493 shares (cost $53,771,659)	67,770,745
Advisers Management Trust - Short Duration Bond Portfolio - I Class Shares (AMTB)
17,906,017 shares (cost $216,041,139)	200,547,389
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2010

Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)
1,540,068 shares (cost $16,876,413)	17,556,777
Low Duration Portfolio - Advisor Class (PMVLAD)
19,538,198 shares (cost $201,154,571)	203,978,788
V.I. Basic Value Fund - Series II (AVBV2)
1,378 shares (cost $8,072)	8,735
V.I. Capital Appreciation Fund - Series II (AVCA2)
324,228 shares (cost $8,232,828)	7,431,299
V.I. Capital Development Fund - Series II (AVCD2)
1,767,399 shares (cost $22,956,134)	23,011,531
VPS Growth and Income Portfolio - Class B (ALVGIB)
478,136 shares (cost $10,402,513)	8,133,095
VPS Small/Mid Cap Value Portfolio - Class B (ALVSVB)
2,715,771 shares (cost $35,360,964)	45,815,052
Money Market Portfolio(TM) (CHSMM)
13,880,750 shares (cost $13,880,751)	13,880,750
VP Balanced Fund - Class I (ACVB)
5,979,924 shares (cost $38,557,189)	37,673,524
VP Capital Appreciation Fund - Class I (ACVCA)
8,778 shares (cost $86,050)	124,121
VP Income & Growth Fund - Class I (ACVIG)
2,498,301 shares (cost $16,736,267)	15,114,718
VP Income & Growth Fund - Class II (ACVIG2)
972,317 shares (cost $6,767,085)	5,882,519
VP Inflation Protection Fund - Class II (ACVIP2)
16,602,192 shares (cost $175,450,214)	184,118,309
VP International Fund - Class I (ACVI)
3,203 shares (cost $22,126)	27,418
VP International Fund - Class III (ACVI3)
27 shares (cost $185)	235
VP Mid Cap Value Fund - Class I (ACVMV1)
479,012 shares (cost $5,407,421)	6,773,233
VP Mid Cap Value Fund - Class II (ACVMV2)
4,207,516 shares (cost $48,435,015)	59,494,272
VP Ultra(R) Fund - Class II (ACVU2)
1,092 shares (cost $7,510)	10,137
VP Value Fund - Class I (ACVV)
3,617 shares (cost $20,499)	21,194
VP Value Fund - Class II (ACVV2)
1,225 shares (cost $7,081)	7,178
VP Vista(SM) Fund - Class I (ACVVS1)
493 shares (cost $5,649)	8,050
Small Cap Stock Index Portfolio - Service Shares (DVSCS)
6,287,551 shares (cost $60,047,235)	76,708,120
Stock Index Fund, Inc. - Initial Shares (DSIF)
8,242,944 shares (cost $213,021,442)	244,568,134
Stock Index Fund, Inc. - Service Shares (DSIFS)
3,678,309 shares (cost $107,155,756)	109,245,789
The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)
1,508,169 shares (cost $33,292,755)	45,094,254
Appreciation Portfolio - Initial Shares (DCAP)
783,257 shares (cost $26,422,830)	27,758,613
Appreciation Portfolio - Service Shares (DCAPS)
1,107,221 shares (cost $35,755,980)	39,007,379
Developing Leaders Portfolio - Service Shares (DVDLS)
64,758 shares (cost $1,885,542)	1,956,349
Growth and Income Portfolio - Initial Shares (DGI)
777,658 shares (cost $15,175,282)	15,366,525
Capital Appreciation Fund II - Service Shares (FCA2S)
357,816 shares (cost $2,119,351)	2,290,024
Quality Bond Fund II - Primary Shares (FQB)
1,115,099 shares (cost $12,014,942)	12,879,399
Quality Bond Fund II - Service Shares (FQBS)
4,431,648 shares (cost $48,057,996)	50,963,949
Contrafund Portfolio - Service Class 2 (FC2)
2,310 shares (cost $48,769)	54,264
Equity-Income Portfolio - Initial Class (FEIP)
20,035,639 shares (cost $447,435,927)	381,077,850
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2010

Fidelity(R) VIP Fund - Value Strategies Portfolio - Service Class 2 (FVSS2)
1,383,063 shares (cost $13,694,852)	13,540,185
High Income Portfolio - Initial Class (FHIP)
10,901,055 shares (cost $63,164,519)	60,718,876
VIP Fund - Asset Manager Portfolio - Initial Class (FAMP)
11,815,441 shares (cost $163,693,938)	171,796,513
VIP Fund - Contrafund Portfolio - Initial Class (FCP)
8,840 shares (cost $182,972)	211,095
VIP Fund - Energy Portfolio - Service Class 2 (FNRS2)
4,064,172 shares (cost $85,545,115)	81,039,584
VIP Fund - Equity-Income Portfolio - Service Class 2 (FEI2)
7,881,400 shares (cost $172,682,452)	147,776,244
VIP Fund - Freedom Fund 2010 Portfolio - Service Class (FF10S)
517,737 shares (cost $5,022,640)	5,488,008
VIP Fund - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)
8,558,951 shares (cost $89,764,622)	90,382,522
VIP Fund - Freedom Fund 2020 Portfolio - Service Class (FF20S)
907,665 shares (cost $8,705,483)	9,603,099
VIP Fund - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)
21,473,986 shares (cost $220,125,940)	226,550,556
VIP Fund - Freedom Fund 2030 Portfolio - Service Class (FF30S)
660,583 shares (cost $6,244,394)	6,737,950
VIP Fund - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)
2,256,241 shares (cost $23,450,496)	22,968,535
VIP Fund - Growth Opportunities Portfolio - Initial Class (FGOP)
3 shares (cost $54)	54
VIP Fund - Growth Portfolio - Initial Class (FGP)
10,167,207 shares (cost $323,229,967)	377,101,708
VIP Fund - Growth Portfolio - Service Class 2 (FG2)
1,711,681 shares (cost $61,728,441)	62,852,913
VIP Fund - High Income Portfolio - Initial Class R (FHIPR)
4,522,593 shares (cost $23,302,032)	25,100,394
VIP Fund - Investment Grade Bond Portfolio - Service Class (FIGBS)
2,327,451 shares (cost $28,566,782)	29,628,449
VIP Fund - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)
33,717,965 shares (cost $412,388,317)	424,846,357
VIP Fund - Mid Cap Portfolio - Service Class (FMCS)
1,082,073 shares (cost $29,942,965)	35,189,013
VIP Fund - Mid Cap Portfolio - Service Class 2 (FMC2)
8,246,041 shares (cost $240,615,317)	264,945,309
VIP Fund - Overseas Portfolio - Initial Class (FOP)
4,198,023 shares (cost $69,740,485)	70,400,839
VIP Fund - Overseas Portfolio - Initial Class R (FOPR)
2,003,011 shares (cost $39,814,962)	33,510,376
VIP Fund - Overseas Portfolio - Service Class 2 (FO2)
235,394 shares (cost $4,186,357)	3,912,246
VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)
3,653,218 shares (cost $62,821,004)	60,205,040
VIP Fund - Value Strategies Portfolio - Service Class (FVSS)
820,288 shares (cost $6,002,299)	7,964,993
Franklin Income Securities Fund - Class 2 (FTVIS2)
8,624,345 shares (cost $136,375,313)	127,812,799
Franklin Rising Dividends Securities Fund - Class 2 (FTVRD2)
3,835,469 shares (cost $68,021,754)	72,183,520
Franklin Small Cap Value Securities Fund - Class 2 (FTVSV2)
10,199,330 shares (cost $104,231,634)	165,739,117
Templeton Developing Markets Securities Fund - Class 3 (FTVDM3)
3,175,649 shares (cost $31,743,006)	35,662,537
Templeton Foreign Securities Fund - Class 2 (TIF2)
371,911 shares (cost $5,053,652)	5,314,607
Templeton Foreign Securities Fund - Class 3 (TIF3)
6,170,573 shares (cost $64,539,896)	87,868,964
Templeton Global Bond Securities Fund - Class 3 (FTVGI3)
5,309,967 shares (cost $91,687,595)	103,438,149
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)
2,188,711 shares (cost $14,933,641)	16,874,961
Growth Portfolio - I Class Shares (AMTG)
1,314 shares (cost $18,831)	24,448
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2010

Partners Portfolio - I Class Shares (AMTP)
4,484 shares (cost $43,888)	50,533
Small-Cap Growth Portfolio - S Class Shares (AMFAS)
507,629 shares (cost $5,613,722)	6,223,526
Socially Responsive Portfolio - I Class Shares (AMSRS)
2,176,893 shares (cost $32,163,950)	32,348,629
Balanced Fund/VA - Non-Service Shares (OVMS)
4,189,535 shares (cost $62,916,908)	48,053,961
Capital Appreciation Fund/VA - Service Class (OVCAFS)
49 shares (cost $1,867)	1,979
Capital Appreciation Fund/VA - Non-Service Shares (OVGR)
2,040 shares (cost $72,902)	82,319
Core Bond Fund/VA - Non-Service Shares (OVB)
5,206,541 shares (cost $55,371,770)	40,246,564
Global Securities Fund/VA - Class 3 (OVGS3)
2,136,302 shares (cost $62,956,057)	65,157,220
Global Securities Fund/VA - Class 4 (OVGS4)
2,378,398 shares (cost $74,060,145)	71,542,216
Global Securities Fund/VA - Non-Service Shares (OVGS)
4,341,094 shares (cost $101,260,951)	131,535,135
Global Securities Fund/VA - Service Class (OVGSS)
341,826 shares (cost $9,328,909)	10,268,452
High Income Fund/VA - Class 3 (OVHI3)
260,298 shares (cost $517,322)	557,038
High Income Fund/VA - Class 4 (OVHI4)
3,501,385 shares (cost $6,438,524)	7,562,993
High Income Fund/VA - Non-Service Shares (OVHI)
23,267 shares (cost $173,569)	49,560
High Income Fund/VA - Service Class (OVHIS)
1,615,688 shares (cost $12,163,099)	3,457,573
Main Street Fund(R)/VA - Non-Service Shares (OVGI)
620,940 shares (cost $12,874,635)	12,965,224
Main Street Fund(R)/VA - Service Class (OVGIS)
12,019,940 shares (cost $236,676,314)	248,932,957
Main Street Small Cap Fund(R)/VA - Non-Service Shares (OVSC)
230,342 shares (cost $3,075,292)	4,067,846
Main Street Small Cap Fund(R)/VA - Service Class (OVSCS)
2,637,572 shares (cost $27,846,459)	46,157,507
MidCap Fund/VA - Non-Service Shares (OVAG)
211,529 shares (cost $9,969,071)	9,846,658
Putnam VT Growth and Income Fund - IB Shares (PVGIB)
216,131 shares (cost $4,419,417)	3,507,803
Putnam VT International Equity Fund - IB Shares (PVTIGB)
53,146 shares (cost $784,797)	626,064
Putnam VT Voyager Fund - IB Shares (PVTVB)
103,419 shares (cost $3,156,754)	3,998,163
Diversified Stock Fund Class A Shares (VYDS)
53,860 shares (cost $489,069)	526,751
Blue Chip Growth Portfolio - II (TRBCG2)
340 shares (cost $3,560)	3,745
Equity Income Portfolio - II (TREI2)
276 shares (cost $5,098)	5,489
Health Sciences Portfolio - II (TRHS2)
218,473 shares (cost $2,870,156)	3,176,600
Worldwide Insurance Trust - Worldwide Bond Fund - Class R1 (VWBFR)
497,403 shares (cost $5,701,367)	5,983,758
Worldwide Insurance Trust - Worldwide Bond Fund - Initial Class (VWBF)
1,021,165 shares (cost $11,895,394)	12,284,618
Worldwide Insurance Trust - Worldwide Emerging Markets Fund - Class R1 (VWEMR)
1,651,822 shares (cost $17,177,007)	23,340,239
Worldwide Insurance Trust - Worldwide Emerging Markets Fund - Initial Class (VWEM)
1,696,025 shares (cost $24,640,095)	23,981,795
Worldwide Insurance Trust - Worldwide Hard Assets Fund - Class R1 (VWHAR)
1,427,045 shares (cost $45,720,462)	53,771,040
Worldwide Insurance Trust - Worldwide Hard Assets Fund - Initial Class (VWHA)
904,801 shares (cost $23,043,024)	34,083,862
Ivy Fund Variable Insurance Portfolios, Inc. - Asset Strategy (WRASP)
7,849,168 shares (cost $71,787,910)	77,797,814
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2010

Ivy Fund Variable Insurance Portfolios, Inc. - Pathfinder Moderate (WRPMP)
5,310 shares (cost $24,964)	27,978
Advantage Funds Variable Trust - VT Discovery Fund (SVDF)
1,881 shares (cost $32,063)	40,017
Advantage Funds Variable Trust - VT Opportunity Fund (SVOF)
18,450 shares (cost $251,354)	339,847
Advantage Funds Variable Trust - VT Small Cap Growth Fund (WFVSCG)
3,356,156 shares (cost $23,559,951)	27,017,059
Advantage Funds Variable Trust - VT Small-Mid Cap Value Fund (WFVSMV)
1,081 shares (cost $9,367)	9,765
Advantage Funds Variable Trust - VT Total Return Bond Fund (WFVTRB)
26,361 shares (cost $273,083)	274,422
Advantage Funds(R) - VT Omega Growth - Class 2 (WFVOG2)
2,583 shares (cost $48,842)	61,981

Total Investments	$26,665,645,347
Accounts Receivable - VP International Fund - Class III (ACVI3)	57
Accounts Payable	(118,850)

$26,665,526,554

Contract Owners’ Equity:
Accumulation units	26,656,927,762
Contracts in payout (annuitization) period (note 1f)	8,598,792

Total Contract Owners’ Equity (note 5)	$26,665,526,554

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	Total	ALBS	ALMCS	AFGF	AFHY	AFGC	MLVGA3	CSIEF3
Reinvested dividends	$335,727,159	4,392	-	98,696	132,078	24,638	895,596	1,510
Mortality and expense risk charges (note 2)	(375,497,849)	(1,970)	(4,751)	(134,886)	(17,719)	(17,540)	(843,706)	(20,597)

Net investment income (loss)	(39,770,690)	2,422	(4,751)	(36,190)	114,359	7,098	51,890	(19,087)

Realized gain (loss) on investments	(411,632,210)	(37,818)	(52,335)	41,929	393,524	8,620	248,062	(2,233)
Change in unrealized gain (loss) on investments	2,832,478,785	37,177	128,460	1,696,018	(300,617)	41,511	4,945,273	191,961

Net gain (loss) on investments	2,420,846,575	(641)	76,125	1,737,947	92,907	50,131	5,193,335	189,728

Reinvested capital gains	116,160,217	-	-	-	-	6,086	486,456	-

Net increase (decrease) in contract owners’ equity resulting from operations	$2,497,236,102	1,781	71,374	1,701,757	207,266	63,315	5,731,681	170,641

Investment Activity:	WSCP	HVIE	HVSIT	JPMMV1	JABS	JACAS	JAGTS2	JAGTS
Reinvested dividends	$49,699	-	-	74,272	333,416	269,921	-	-
Mortality and expense risk charges (note 2)	(441,122)	(228)	(445)	(82,515)	(186,446)	(1,748,359)	(81,967)	(29,251)

Net investment income (loss)	(391,423)	(228)	(445)	(8,243)	146,970	(1,478,438)	(81,967)	(29,251)

Realized gain (loss) on investments	1,626,667	(11)	(143)	382,519	287,704	563,537	233,178	164,380
Change in unrealized gain (loss) on investments	2,749,412	6,643	19,111	841,739	415,208	7,307,648	1,355,173	299,684

Net gain (loss) on investments	4,376,079	6,632	18,968	1,224,258	702,912	7,871,185	1,588,351	464,064

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$3,984,656	6,404	18,523	1,216,015	849,882	6,392,747	1,506,384	434,813

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	JAIGS2	JAIGS	MIGSC	MVFSC	MVIVSC	MSVFI	MSVF2	MSEM
Reinvested dividends	$1,002,331	46,903	35,734	5,071,897	-	120,000	1,242,675	175,438
Mortality and expense risk charges (note 2)	(2,637,116)	(124,354)	(198,552)	(6,542,888)	(59,679)	(27,493)	(397,273)	(56,421)

Net investment income (loss)	(1,634,785)	(77,451)	(162,818)	(1,470,991)	(59,679)	92,507	845,402	119,017

Realized gain (loss) on investments	(23,243,130)	1,087,912	196,227	(1,638,522)	11,359	(79,391)	(125,112)	(27,641)
Change in unrealized gain (loss) on investments	56,759,658	860,732	1,109,650	32,748,631	1,036,966	101,893	507,809	252,089

Net gain (loss) on investments	33,516,528	1,948,644	1,305,877	31,110,109	1,048,325	22,502	382,697	224,448

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$31,881,743	1,871,193	1,143,059	29,639,118	988,646	115,009	1,228,099	343,465

Investment Activity:	MSEMB	MSVRE	MSVREB	VFMG2	NVAGF3	NVAMV1	NVAMV2	GVAAA2

Reinvested dividends	$52,982	835	216	27,367	195,233	99,684	279,695	20,742,473
Mortality and expense risk charges (note 2)	(18,784)	(635)	(142)	(58,036)	(45,790)	(51,291)	(265,117)	(25,877,768)

Net investment income (loss)	34,198	200	74	(30,669)	149,443	48,393	14,578	(5,135,295)

Realized gain (loss) on investments	5,959	3,911	2,396	(110,405)	51,578	26,972	325,842	(313,653)
Change in unrealized gain (loss) on investments	63,280	7,685	211	494,316	(66,561)	1,045,072	3,426,235	192,526,853

Net gain (loss) on investments	69,239	11,596	2,607	383,911	(14,983)	1,072,044	3,752,077	192,213,200

Reinvested capital gains	-	-	-	-	80,474	136,535	410,638	-

Net increase (decrease) in contract owners’ equity resulting from operations	$103,437	11,796	2,681	353,242	214,934	1,256,972	4,177,293	187,077,905

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	GVABD2	GVAGG2	GVAGR2	GVAGI2	HIBF	HIBF3	GEM	GEM2
Reinvested dividends	$11,598,088	721,695	254,253	4,971,346	799,192	6,679,543	266	-
Mortality and expense risk charges (note 2)	(11,352,105)	(1,454,515)	(2,462,473)	(10,580,002)	(147,273)	(1,118,110)	(6,714)	(29,964)

Net investment income (loss)	245,983	(732,820)	(2,208,220)	(5,608,656)	651,919	5,561,433	(6,448)	(29,964)

Realized gain (loss) on investments	(2,237,351)	(1,266,938)	(2,860,535)	(6,507,905)	(500,730)	6,533,437	2,167	(13,047)
Change in unrealized gain (loss) on investments	24,268,332	11,859,553	31,280,307	79,624,930	889,712	(4,262,834)	73,524	288,441

Net gain (loss) on investments	22,030,981	10,592,615	28,419,772	73,117,025	388,982	2,270,603	75,691	275,394

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$22,276,964	9,859,795	26,211,552	67,508,369	1,040,901	7,832,036	69,243	245,430

Investment Activity:	GEM3	GEM6	GVGU2	GVGU	GIG	GIG3	NVIE6	GEF3
Reinvested dividends	$25,788	-	2,258	24,452	399	301,937	164,917	21,858
Mortality and expense risk charges (note 2)	(503,737)	(851,822)	(1,601)	(14,111)	(507)	(426,663)	(285,132)	(29,574)

Net investment income (loss)	(477,949)	(851,822)	657	10,341	(108)	(124,726)	(120,215)	(7,716)

Realized gain (loss) on investments	(5,692,588)	(6,484,858)	(153,050)	(1,089,826)	5,082	(3,948,851)	1,279,970	(508,522)
Change in unrealized gain (loss) on investments	11,188,499	14,671,480	139,351	953,426	(1,698)	7,497,128	1,475,501	697,776

Net gain (loss) on investments	5,495,911	8,186,622	(13,699)	(136,400)	3,384	3,548,277	2,755,471	189,254

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$5,017,962	7,334,800	(13,042)	(126,059)	3,276	3,423,551	2,635,256	181,538

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	NVGWL6	NVNMO1	NVNMO2	NVNSR1	NVNSR2	NVCRA2	NVCRB2	NVCCA2
Reinvested dividends	$14,527	189,927	26,743	13,731	1,393,206	46,662	5,536,245	5,600,614
Mortality and expense risk charges (note 2)	(19,247)	(1,295,035)	(280,006)	(21,124)	(4,546,873)	(220,453)	(10,547,133)	(12,821,507)

Net investment income (loss)	(4,720)	(1,105,108)	(253,263)	(7,393)	(3,153,667)	(173,791)	(5,010,888)	(7,220,893)

Realized gain (loss) on investments	20,289	2,182,069	1,795,186	(76,499)	(10,821,321)	(61,849)	-	(1,058,755)
Change in unrealized gain (loss) on investments	195,256	3,233,777	(1,423,865)	407,623	58,521,859	843,954	65,214,174	115,236,041

Net gain (loss) on investments	215,545	5,415,846	371,321	331,124	47,700,538	782,105	65,214,174	114,177,286

Reinvested capital gains	-	8,019,402	1,483,066	-	-	1,545,023	-	38,876

Net increase (decrease) in contract owners’ equity resulting from operations	$210,825	12,330,140	1,601,124	323,731	44,546,871	2,153,337	60,203,286	106,995,269

Investment Activity:	NVCCN2	NVCMD2	NVCMA2	NVCMC2	NVCBD1	NVCBD2	NVLCP2	TRF
Reinvested dividends	$3,400,204	6,328,813	1,267,136	2,669,846	69,433	4,291,983	544,176	1,413,269
Mortality and expense risk charges (note 2)	(4,460,060)	(12,108,640)	(3,598,773)	(4,135,320)	(36,395)	(3,645,017)	(340,180)	(1,869,778)

Net investment income (loss)	(1,059,856)	(5,779,827)	(2,331,637)	(1,465,474)	33,038	646,966	203,996	(456,509)

Realized gain (loss) on investments	2,738,635	(189,243)	(1,431,640)	(60,696)	115,093	4,919,162	501,432	(9,679,061)
Change in unrealized gain (loss) on investments	8,641,609	102,370,642	37,100,913	22,752,140	(13,961)	3,734,489	(215,740)	25,809,410

Net gain (loss) on investments	11,380,244	102,181,399	35,669,273	22,691,444	101,132	8,653,651	285,692	16,130,349

Reinvested capital gains	4,894,609	-	-	629,895	23,410	1,597,585	605,884	-

Net increase (decrease) in contract owners’ equity resulting from operations	$15,214,997	96,401,572	33,337,636	21,855,865	157,580	10,898,202	1,095,572	15,673,840

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	TRF2	GVGF2	GVGFS	GBF	CAF	GVGH2	GVGHS	GVGH6
Reinvested dividends	$1,693,739	2,241	6,974	15,890,446	210,565	3,223	13,847	38,460
Mortality and expense risk charges (note 2)	(4,515,024)	(3,237)	(8,501)	(9,024,000)	(451,452)	(6,355)	(18,981)	(80,862)

Net investment income (loss)	(2,821,285)	(996)	(1,527)	6,866,446	(240,887)	(3,132)	(5,134)	(42,402)

Realized gain (loss) on investments	(80,236,091)	(417,402)	208,774	12,947,598	964,925	(107,257)	(30,704)	(19,712)
Change in unrealized gain (loss) on investments	106,205,805	427,835	(174,814)	(16,894,962)	4,820,374	126,131	98,729	235,901

Net gain (loss) on investments	25,969,714	10,433	33,960	(3,947,364)	5,785,299	18,874	68,025	216,189

Reinvested capital gains	-	-	-	16,973,323	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$23,148,429	9,437	32,433	19,892,405	5,544,412	15,742	62,891	173,787

Investment Activity:	GVIX8	GVIDA	NVDBL2	NVDCA2	GVIDC	GVIDM	GVDMA	GVDMC
Reinvested dividends	$277,611	5,800,417	1,793,074	2,874,926	7,159,524	43,363,672	26,187,458	13,396,296
Mortality and expense risk charges (note 2)	(201,703)	(6,522,671)	(2,150,215)	(3,540,728)	(5,220,197)	(39,400,825)	(24,095,041)	(11,215,207)

Net investment income (loss)	75,908	(722,254)	(357,141)	(665,802)	1,939,327	3,962,847	2,092,417	2,181,089

Realized gain (loss) on investments	(1,535,452)	(28,332,215)	314,373	-	(1,083,406)	(5,445,074)	(23,249,284)	(1,137,506)
Change in unrealized gain (loss) on investments	2,350,871	68,312,440	14,957,141	32,879,135	12,559,582	201,544,115	168,825,643	40,907,646

Net gain (loss) on investments	815,419	39,980,225	15,271,514	32,879,135	11,476,176	196,099,041	145,576,359	39,770,140

Reinvested capital gains	-	-	439,463	666,586	881,635	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$891,327	39,257,971	15,353,836	32,879,919	14,297,138	200,061,888	147,668,776	41,951,229

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	GVUSL	MCIF	SAM	NVMIG3	NVMIG6	GVDIV2	GVDIV3	GVDIV6
Reinvested dividends	$3,630	1,122,788	756	324,369	1,025,092	17,513	166,551	1,128,943
Mortality and expense risk charges (note 2)	(11,956)	(1,312,875)	(8,911,540)	(586,215)	(4,074,609)	(14,369)	(102,029)	(763,584)

Net investment income (loss)	(8,326)	(190,087)	(8,910,784)	(261,846)	(3,049,517)	3,144	64,522	365,359

Realized gain (loss) on investments	(1,063,613)	(2,003,839)	-	1,184,777	(12,445,712)	(82,171)	(1,215,017)	(531,169)
Change in unrealized gain (loss) on investments	1,188,044	21,773,133	-	4,159,962	42,786,867	111,040	1,453,894	3,409,451

Net gain (loss) on investments	124,431	19,769,294	-	5,344,739	30,341,155	28,869	238,877	2,878,282

Reinvested capital gains	-	101,280	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$116,105	19,680,487	(8,910,784)	5,082,893	27,291,638	32,013	303,399	3,243,641

Investment Activity:	NVMLG1	NVMLG2	NVMLV1	NVMLV2	NVMMG1	NVMMG2	NVMMV2	SCGF
Reinvested dividends	$5,583	-	19,270	206,891	-	-	4,181,447	-
Mortality and expense risk charges (note 2)	(118,449)	(2,664,124)	(34,421)	(616,332)	(2,593,143)	(2,759,734)	(5,207,896)	(73,557)

Net investment income (loss)	(112,866)	(2,664,124)	(15,151)	(409,441)	(2,593,143)	(2,759,734)	(1,026,449)	(73,557)

Realized gain (loss) on investments	383,728	20,125,584	(87,586)	1,416,626	5,405,112	(11,158,149)	(2,783,334)	(446,556)
Change in unrealized gain (loss) on investments	260,056	(8,950,436)	44,478	1,538,284	42,024,705	49,733,263	42,034,588	1,735,974

Net gain (loss) on investments	643,784	11,175,148	(43,108)	2,954,910	47,429,817	38,575,114	39,251,254	1,289,418

Reinvested capital gains	440,757	5,742,403	129,945	1,765,438	-	-	13,937,980	-

Net increase (decrease) in contract owners’ equity resulting from operations	$971,675	14,253,427	71,686	4,310,907	44,836,674	35,815,380	52,162,785	1,215,861

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	SCGF2	SCVF	SCVF2	SCF	SCF2	MSBF	NVSTB2	GGTC
Reinvested dividends	$-	220,265	102,539	236,110	25,789	6,104,495	1,023,049	-
Mortality and expense risk charges (note 2)	(183,590)	(495,834)	(365,689)	(1,115,596)	(640,032)	(1,431,677)	(1,261,179)	(689)

Net investment income (loss)	(183,590)	(275,569)	(263,150)	(879,486)	(614,243)	4,672,818	(238,130)	(689)

Realized gain (loss) on investments	(1,095,952)	(2,652,184)	(4,865,702)	(7,211,594)	(3,986,958)	(1,231,851)	795,813	9,952
Change in unrealized gain (loss) on investments	3,840,433	11,264,017	10,430,506	25,989,387	13,852,684	3,774,161	(125,786)	(6,131)

Net gain (loss) on investments	2,744,481	8,611,833	5,564,804	18,777,793	9,865,726	2,542,310	670,027	3,821

Reinvested capital gains	-	-	-	-	-	-	141,285	-

Net increase (decrease) in contract owners’ equity resulting from operations	$2,560,891	8,336,264	5,301,654	17,898,307	9,251,483	7,215,128	573,182	3,132

Investment Activity:	GGTC2	GGTC3	GGTC6	GVUG2	GVUGL	NVOLG1	NVOLG2	NVTIV3
Reinvested dividends	$-	-	-	-	-	19,981	17,285	5,027,866
Mortality and expense risk charges (note 2)	(3,519)	(21,276)	(75,337)	(77,131)	(10,085)	(339,333)	(331,193)	(4,830,451)

Net investment income (loss)	(3,519)	(21,276)	(75,337)	(77,131)	(10,085)	(319,352)	(313,908)	197,415

Realized gain (loss) on investments	(60,911)	1,214,804	2,044,593	(2,328,913)	(555,337)	22,550	613,954	23,326,986
Change in unrealized gain (loss) on investments	80,698	(1,134,325)	(1,591,794)	3,037,621	670,829	1,370,722	1,017,862	(44,174,253)

Net gain (loss) on investments	19,787	80,479	452,799	708,708	115,492	1,393,272	1,631,816	(20,847,267)

Reinvested capital gains	-	-	-	-	-	116,357	100,130	31,669,310

Net increase (decrease) in contract owners’ equity resulting from operations	$16,268	59,203	377,462	631,577	105,407	1,190,277	1,418,038	11,019,458

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	EIF2	NVRE1	NVRE2	AMTB	PMVFAD	PMVLAD	AVBV2	AVCA2
Reinvested dividends	$1,610,887	1,259,701	998,299	11,807,050	180,026	2,929,522	29	36,807
Mortality and expense risk charges (note 2)	(2,179,963)	(886,957)	(898,514)	(4,206,334)	(207,708)	(3,233,337)	(151)	(120,228)

Net investment income (loss)	(569,076)	372,744	99,785	7,600,716	(27,682)	(303,815)	(122)	(83,421)

Realized gain (loss) on investments	(8,484,501)	3,034,529	2,312,063	(12,374,159)	238,768	638,544	717	(440,367)
Change in unrealized gain (loss) on investments	24,057,433	7,676,131	6,600,077	13,669,559	939,618	5,115,871	(175)	1,408,817

Net gain (loss) on investments	15,572,932	10,710,660	8,912,140	1,295,400	1,178,386	5,754,415	542	968,450

Reinvested capital gains	-	5,350,740	5,130,076	-	141,853	660,860	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$15,003,856	16,434,144	14,142,001	8,896,116	1,292,557	6,111,460	420	885,029

Investment Activity:	AVCD2	ALVGIB	ALVSVB	CHSMM	ACVB	ACVCA	ACVIG	ACVIG2
Reinvested dividends	$-	-	84,034	1,454	714,032	-	223,918	74,971
Mortality and expense risk charges (note 2)	(332,638)	(126,864)	(520,597)	(144,346)	(511,449)	(1,399)	(198,136)	(89,106)

Net investment income (loss)	(332,638)	(126,864)	(436,563)	(142,892)	202,583	(1,399)	25,782	(14,135)

Realized gain (loss) on investments	(2,174,243)	(910,604)	(11,190)	-	233,150	5,489	(625,517)	(338,254)
Change in unrealized gain (loss) on investments	5,734,180	1,849,385	7,556,809	-	3,209,906	23,507	2,361,543	1,029,127

Net gain (loss) on investments	3,559,937	938,781	7,545,619	-	3,443,056	28,996	1,736,026	690,873

Reinvested capital gains	-	-	-	5,376	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$3,227,299	811,917	7,109,056	(137,516)	3,645,639	27,597	1,761,808	676,738

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	ACVIP2	ACVI	ACVI3	ACVMV1	ACVMV2	ACVU2	ACVV	ACVV2
Reinvested dividends	$2,791,394	731	8	136,437	1,039,565	48	858,546	1,023,217
Mortality and expense risk charges (note 2)	(2,619,843)	(387)	(4)	(80,227)	(769,689)	(167)	(707,299)	(1,074,562)

Net investment income (loss)	171,551	344	4	56,210	269,876	(119)	151,247	(51,345)

Realized gain (loss) on investments	701,064	1,450	23	98,575	(25,351)	895	(15,631,317)	(13,226,299)
Change in unrealized gain (loss) on investments	4,545,535	984	2	802,531	7,656,068	593	20,600,805	19,807,264

Net gain (loss) on investments	5,246,599	2,434	25	901,106	7,630,717	1,488	4,969,488	6,580,965

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$5,418,150	2,778	29	957,316	7,900,593	1,369	5,120,735	6,529,620

Investment Activity:	ACVVS1	ACVVS2	DVSCS	DSIF	DSIFS	DSRG	DCAP	DCAPS
Reinvested dividends	$-	-	276,821	4,277,296	1,524,338	380,719	551,493	463,780
Mortality and expense risk charges (note 2)	(101)	(1)	(898,639)	(3,195,980)	(1,445,078)	(572,581)	(336,321)	(441,716)

Net investment income (loss)	(101)	(1)	(621,818)	1,081,316	79,260	(191,862)	215,172	22,064

Realized gain (loss) on investments	564	(40)	(11,286,627)	6,057,062	(871,161)	(774,588)	(209,369)	(281,883)
Change in unrealized gain (loss) on investments	1,137	-	26,527,117	22,351,997	13,240,912	6,371,680	3,312,741	4,370,941

Net gain (loss) on investments	1,701	(40)	15,240,490	28,409,059	12,369,751	5,597,092	3,103,372	4,089,058

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$1,600	(41)	14,618,672	29,490,375	12,449,011	5,405,230	3,318,544	4,111,122

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	DVDLS	DGI	FCA2S	FALFS	FVMOS	FQB	FQBS	FC2
Reinvested dividends	$9,480	170,893	13,291	15,757	195,276	653,025	2,597,070	112,912
Mortality and expense risk charges (note 2)	(19,751)	(191,215)	(33,172)	(2,759)	(18,714)	(177,619)	(865,066)	(3,281,212)

Net investment income (loss)	(10,271)	(20,322)	(19,881)	12,998	176,562	475,406	1,732,004	(3,168,300)

Realized gain (loss) on investments	(246,444)	197,362	38,153	(376,860)	(378,818)	133,379	102,628	(69,631,655)
Change in unrealized gain (loss) on investments	651,736	2,119,622	191,867	395,018	259,775	295,834	1,639,326	100,383,820

Net gain (loss) on investments	405,292	2,316,984	230,020	18,158	(119,043)	429,213	1,741,954	30,752,165

Reinvested capital gains	-	-	-	-	-	-	-	23

Net increase (decrease) in contract owners’ equity resulting from operations	$395,021	2,296,662	210,139	31,156	57,519	904,619	3,473,958	27,583,888

Investment Activity:	FEIP	FVSS2	FHIP	FAMP	FCP	FNRS2	FEI2	FF10S
Reinvested dividends	$6,530,344	36,196	4,548,265	2,792,421	182,016	258,082	2,170,639	107,585
Mortality and expense risk charges (note 2)	(4,979,441)	(205,208)	(839,612)	(2,242,095)	(4,495,812)	(1,112,941)	(1,976,880)	(70,782)

Net investment income (loss)	1,550,903	(169,012)	3,708,653	550,326	(4,313,796)	(854,859)	193,759	36,803

Realized gain (loss) on investments	(20,414,460)	(1,182,072)	(1,264,493)	(3,423,574)	(18,555,775)	(6,920,480)	(2,745,307)	(278,312)
Change in unrealized gain (loss) on investments	65,912,237	4,154,865	4,797,748	22,330,240	68,716,596	18,950,653	19,212,224	741,465

Net gain (loss) on investments	45,497,777	2,972,793	3,533,255	18,906,666	50,160,821	12,030,173	16,466,917	463,153

Reinvested capital gains	-	-	-	839,890	97	-	-	98,549

Net increase (decrease) in contract owners’ equity resulting from operations	$47,048,680	2,803,781	7,241,908	20,296,882	45,847,122	11,175,314	16,660,676	598,505

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	FF10S2	FF20S	FF20S2	FF30S	FF30S2	FGOP	FGP	FG2
Reinvested dividends	$1,675,740	189,814	4,258,903	119,246	383,943	-	936,132	16,421
Mortality and expense risk charges (note 2)	(1,223,390)	(108,832)	(2,503,058)	(74,387)	(353,530)	(175,200)	(4,602,488)	(755,515)

Net investment income (loss)	452,350	80,982	1,755,845	44,859	30,413	(175,200)	(3,666,356)	(739,094)

Realized gain (loss) on investments	(494,859)	(430,284)	(207,823)	(482,715)	(678,649)	2,696,753	(15,781,781)	(1,666,959)
Change in unrealized gain (loss) on investments	6,309,170	1,325,951	18,687,982	1,171,591	3,123,165	322,636	89,947,399	12,467,308

Net gain (loss) on investments	5,814,311	895,667	18,480,159	688,876	2,444,516	3,019,389	74,165,618	10,800,349

Reinvested capital gains	1,466,028	68,157	1,435,518	45,140	156,478	-	1,155,600	176,958

Net increase (decrease) in contract owners’ equity resulting from operations	$7,732,689	1,044,806	21,671,522	778,875	2,631,407	2,844,189	71,654,862	10,238,213

Investment Activity:	FHIPR	FIGBS	FIGBP2	FMCS	FMC2	FOP	FOPR	FO2
Reinvested dividends	$1,903,596	1,041,550	14,312,860	80,504	285,989	914,209	437,645	42,219
Mortality and expense risk charges (note 2)	(311,330)	(420,073)	(8,892,884)	(341,332)	(3,464,198)	(889,681)	(421,100)	(52,457)

Net investment income (loss)	1,592,266	621,477	5,419,976	(260,828)	(3,178,209)	24,528	16,545	(10,238)

Realized gain (loss) on investments	3,777,050	491,823	10,522,262	(739,010)	(3,955,894)	368,813	(360,401)	(35,698)
Change in unrealized gain (loss) on investments	(2,761,427)	467,549	9,738,715	7,173,888	58,356,537	6,620,606	3,609,263	435,592

Net gain (loss) on investments	1,015,623	959,372	20,260,977	6,434,878	54,400,643	6,989,419	3,248,862	399,894

Reinvested capital gains	-	325,830	4,715,302	87,760	710,996	124,665	59,679	6,998

Net increase (decrease) in contract owners’ equity resulting from operations	$2,607,889	1,906,679	30,396,255	6,261,810	51,933,430	7,138,612	3,325,086	396,654

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	FO2R	FVSS	FTVIS2	FTVRD2	FTVSV2	FTVDM3	TIF2	TIF3
Reinvested dividends	$662,793	31,618	7,697,887	1,102,792	1,461,790	531,915	97,800	1,407,439
Mortality and expense risk charges (note 2)	(818,081)	(99,649)	(1,791,374)	(1,109,992)	(3,030,576)	(514,601)	(77,310)	(1,379,488)

Net investment income (loss)	(155,288)	(68,031)	5,906,513	(7,200)	(1,568,786)	17,314	20,490	27,951

Realized gain (loss) on investments	(5,340,828)	(1,245,208)	(2,825,865)	(274,493)	6,312,921	(5,077,579)	23,162	(2,834,134)
Change in unrealized gain (loss) on investments	11,614,533	2,827,530	9,287,109	11,999,565	32,414,932	9,737,861	280,684	8,258,267

Net gain (loss) on investments	6,273,705	1,582,322	6,461,244	11,725,072	38,727,853	4,660,282	303,846	5,424,133

Reinvested capital gains	107,480	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$6,225,897	1,514,291	12,367,757	11,717,872	37,159,067	4,677,596	324,336	5,452,084

Investment Activity:	FTVGI3	FTVFA2	AMTG	AMINS	AMTP	AMFAS	AMSRS	OVMS
Reinvested dividends	$1,195,149	340,623	-	-	316	-	10,188	700,445
Mortality and expense risk charges (note 2)	(1,305,210)	(238,650)	(232)	(3)	(453)	(62,280)	(420,002)	(651,507)

Net investment income (loss)	(110,061)	101,973	(232)	(3)	(137)	(62,280)	(409,814)	48,938

Realized gain (loss) on investments	873,615	356,290	17,863	(95)	452	(728,803)	(1,214,608)	(3,653,058)
Change in unrealized gain (loss) on investments	9,212,709	992,127	(7,856)	(1)	6,082	1,375,485	7,053,405	8,793,270

Net gain (loss) on investments	10,086,324	1,348,417	10,007	(96)	6,534	646,682	5,838,797	5,140,212

Reinvested capital gains	217,667	1,277	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$10,193,930	1,451,667	9,775	(99)	6,397	584,402	5,428,983	5,189,150

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	OVCAFS	OVGR	OVB	OVGS3	OVGS4	OVGS	OVGSS	OVHI3
Reinvested dividends	$-	79,269	786,413	918,802	805,347	1,880,962	136,139	31,310
Mortality and expense risk charges (note 2)	(544,386)	(537,277)	(566,832)	(833,722)	(967,912)	(1,720,345)	(151,398)	(8,311)

Net investment income (loss)	(544,386)	(458,008)	219,581	85,080	(162,565)	160,617	(15,259)	22,999

Realized gain (loss) on investments	2,014,524	5,202,460	(3,620,686)	556,222	(1,000,580)	8,201,720	144,851	90,896
Change in unrealized gain (loss) on investments	541,792	(2,127,409)	7,422,046	7,723,897	9,908,518	8,742,885	1,187,915	(24,700)

Net gain (loss) on investments	2,556,316	3,075,051	3,801,360	8,280,119	8,907,938	16,944,605	1,332,766	66,196

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$2,011,930	2,617,043	4,020,941	8,365,199	8,745,373	17,105,222	1,317,507	89,195

Investment Activity:	OVHI4	OVHI	OVHIS	OVGI	OVGIS	OVSC	OVSCS	OVAG
Reinvested dividends	$385,840	2,839	214,215	148,893	2,828,419	29,078	152,212	-
Mortality and expense risk charges (note 2)	(110,862)	(593)	(52,971)	(172,326)	(5,267,460)	(53,707)	(602,145)	(110,071)

Net investment income (loss)	274,978	2,246	161,244	(23,433)	(2,439,041)	(24,629)	(449,933)	(110,071)

Realized gain (loss) on investments	804,994	(4,627)	(2,094,904)	(87,059)	(42,293,327)	385,397	1,139,444	(242,080)
Change in unrealized gain (loss) on investments	(217,501)	8,272	2,350,135	1,818,433	79,731,748	405,776	7,061,131	2,324,724

Net gain (loss) on investments	587,493	3,645	255,231	1,731,374	37,438,421	791,173	8,200,575	2,082,644

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$862,471	5,891	416,475	1,707,941	34,999,380	766,544	7,750,642	1,972,573

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	PVGIB	PVTIGB	PVTVB	VYDS	TRBCG2	TREI2	TRHS2	TRLT2
Reinvested dividends	$56,225	22,845	45,058	3,674	-	892,439	-	3
Mortality and expense risk charges (note 2)	(55,958)	(9,253)	(56,268)	(6,983)	(570,283)	(1,095,991)	(14,972)	(1)

Net investment income (loss)	267	13,592	(11,210)	(3,309)	(570,283)	(203,552)	(14,972)	2

Realized gain (loss) on investments	(531,838)	(25,323)	175,040	(25,447)	6,828,427	(6,757,262)	(4,892)	-
Change in unrealized gain (loss) on investments	925,398	58,937	433,795	77,984	(1,858,084)	14,634,695	306,444	-

Net gain (loss) on investments	393,560	33,614	608,835	52,537	4,970,343	7,877,433	301,552	-

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$393,827	47,206	597,625	49,228	4,400,060	7,673,881	286,580	2

Investment Activity:	VWBFR	VWBF	VWEMR	VWEM	VWHAR	VWHA	WRASP	WRPMP
Reinvested dividends	$234,216	471,277	120,224	131,618	108,870	118,103	589,792	-
Mortality and expense risk charges (note 2)	(85,399)	(172,160)	(258,382)	(290,734)	(469,271)	(405,070)	(887,188)	(37)

Net investment income (loss)	148,817	299,117	(138,158)	(159,116)	(360,401)	(286,967)	(297,396)	(37)

Realized gain (loss) on investments	(33,954)	(119,580)	(1,653,517)	(1,847,822)	(481,359)	3,549,813	1,312,225	2
Change in unrealized gain (loss) on investments	190,809	428,734	6,149,883	7,028,655	11,218,034	4,258,555	4,373,525	3,014

Net gain (loss) on investments	156,855	309,154	4,496,366	5,180,833	10,736,675	7,808,368	5,685,750	3,016

Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$305,672	608,271	4,358,208	5,021,717	10,376,274	7,521,401	5,388,354	2,979

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENT OF OPERATIONS

Year Ended December 31, 2010

Investment Activity:	SVDF	WFVLCG	WFVMM	SVOF	WFVSCG	WFVSMV	WFVTRB	WFVOG2
Reinvested dividends	$-	760	32	2,201	-	142	9,168	-
Mortality and expense risk charges (note 2)	(465)	(1,067)	(1,378)	(4,060)	(341,943)	(105)	(3,395)	(576)

Net investment income (loss)	(465)	(307)	(1,346)	(1,859)	(341,943)	37	5,773	(576)

Realized gain (loss) on investments	9,707	(7,407)	-	15,502	1,582,023	(317)	235	2,697
Change in unrealized gain (loss) on investments	1,944	(2,793)	-	51,989	2,464,303	1,821	1,419	13,139

Net gain (loss) on investments	11,651	(10,200)	-	67,491	4,046,326	1,504	1,654	15,836

Reinvested capital gains	-	-	-	-	-	-	7,389	-

Net increase (decrease) in contract owners’ equity resulting from operations	$11,186	(10,507)	(1,346)	65,632	3,704,383	1,541	14,816	15,260

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	Total		ALBS		ALMCS		AFGF
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(39,770,690)	49,602,881	2,422	3,700	(4,751)	(3,645)	(36,190)	(43,108)
Realized gain (loss) on investments	(411,632,210)	(1,638,769,490)	(37,818)	(12,724)	(52,335)	(45,009)	41,929	(359,600)
Change in unrealized gain (loss) on investments	2,832,478,785	5,024,146,648	37,177	57,489	128,460	187,323	1,696,018	3,503,727
Reinvested capital gains	116,160,217	266,022,593	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	2,497,236,102	3,701,002,632	1,781	48,465	71,374	138,669	1,701,757	3,101,019

Equity transactions:
Purchase payments received from contract owners (note 3)	4,997,174,244	3,692,844,513	-	-	-	-	25,162	25,996
Transfers between funds	-	-	(221,780)	7,072	(1,329)	31,665	(248,274)	(166,604)
Redemptions (note 3)	(2,213,555,252)	(1,877,272,449)	(301)	(8,320)	(50,237)	(5,564)	(782,185)	(1,525,292)
Annuity benefits	(1,798,113)	(1,682,121)	-	-	-	-	(574)	(472)
Contract maintenance charges (note 2)	(64,398,005)	(34,430,609)	(5)	(8)	(5)	(39)	(4,025)	(4,634)
Contingent deferred sales charges (note 2)	(19,999,120)	(17,198,031)	-	-	-	-	(242)	(2,515)
Adjustments to maintain reserves	(413,602)	1,535,292	(1)	(7)	(1)	(10)	216	268

Net equity transactions	2,697,010,152	1,763,796,595	(222,087)	(1,263)	(51,572)	26,052	(1,009,922)	(1,673,253)

Net change in contract owners’ equity	5,194,246,254	5,464,799,227	(220,306)	47,202	19,802	164,721	691,835	1,427,766
Contract owners’ equity beginning of period	21,471,280,300	16,006,481,073	220,306	173,104	432,673	267,952	10,290,161	8,862,395

Contract owners’ equity end of period	$26,665,526,554	21,471,280,300	-	220,306	452,475	432,673	10,981,996	10,290,161

CHANGES IN UNITS:
Beginning units	1,768,312,525	1,454,565,115	18,711	18,716	38,321	35,463	156,482	185,887
Units purchased	980,997,336	888,311,585	57	2,396	192	5,759	372	496
Units redeemed	(639,721,804)	(574,564,175)	(18,768)	(2,401)	(4,394)	(2,901)	(14,675)	(29,901)

Ending units	2,109,588,057	1,768,312,525	-	18,711	34,119	38,321	142,179	156,482

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	AFHY		AFGC		MLVGA3		CSIEF3
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$114,359	95,253	7,098	18,930	51,890	226,145	(19,087)	(1,233)
Realized gain (loss) on investments	393,524	1,167	8,620	1,011	248,062	19,518	(2,233)	52
Change in unrealized gain (loss) on investments	(300,617)	393,367	41,511	(10,779)	4,945,273	1,054,267	191,961	18,325
Reinvested capital gains	-	-	6,086	12,897	486,456	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	207,266	489,787	63,315	22,059	5,731,681	1,299,930	170,641	17,144

Equity transactions:
Purchase payments received from contract owners (note 3)	3,982	5,459	2,123	52,886	27,290,593	14,104,617	11,823	1
Transfers between funds	(71,163)	652	(75,000)	(38,207)	29,232,318	13,167,385	671,944	1,677,185
Redemptions (note 3)	(88,161)	(61,209)	(125,074)	(199,930)	(4,853,439)	(386,948)	(285,984)	(11,760)
Annuity benefits	(1,298)	(1,070)	(239)	(237)	-	-	(3,139)	-
Contract maintenance charges (note 2)	(732)	(694)	(834)	(1,052)	(3,714)	(643)	(1,386)	(49)
Contingent deferred sales charges (note 2)	-	-	-	-	(20,176)	(537)	(63)	(3)
Adjustments to maintain reserves	454	636	79	74	(3,333)	(143)	30,749	(38,075)

Net equity transactions	(156,918)	(56,226)	(198,945)	(186,466)	51,642,249	26,883,731	423,944	1,627,299

Net change in contract owners’ equity	50,348	433,561	(135,630)	(164,407)	57,373,930	28,183,661	594,585	1,644,443
Contract owners’ equity beginning of period	1,735,819	1,302,258	1,355,698	1,520,105	28,183,661	-	1,644,443	-

Contract owners’ equity end of period	$1,786,167	1,735,819	1,220,068	1,355,698	85,557,591	28,183,661	2,239,028	1,644,443

CHANGES IN UNITS:
Beginning units	41,033	42,363	42,499	48,345	2,338,768	-	161,230	-
Units purchased	106,319	50,187	65	2,683	5,247,675	2,409,651	88,599	162,407
Units redeemed	(110,274)	(51,517)	(5,986)	(8,529)	(1,014,336)	(70,883)	(53,624)	(1,177)

Ending units	37,078	41,033	36,578	42,499	6,572,107	2,338,768	196,205	161,230

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	WSCP		HVIE		HVSIT		JPMMV1
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(391,423)	(56,409)	(228)	-	(445)	-	(8,243)	(52,350)
Realized gain (loss) on investments	1,626,667	335,321	(11)	-	(143)	-	382,519	120,458
Change in unrealized gain (loss) on investments	2,749,412	6,359,410	6,643	-	19,111	-	841,739	1,385,216
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	3,984,656	6,638,322	6,404	-	18,523	-	1,216,015	1,453,324

Equity transactions:
Purchase payments received from contract owners (note 3)	680,575	654,609	237,893	-	429,339	-	44,798	16,373
Transfers between funds	(973,119)	(1,219,878)	18,214	-	67,835	-	11,044	5,141,431
Redemptions (note 3)	(5,014,258)	(4,438,788)	-	-	(93)	-	(693,178)	(534,065)
Annuity benefits	(2,866)	(2,226)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(22,508)	(25,375)	-	-	(2)	-	(2,630)	(1,921)
Contingent deferred sales charges (note 2)	(7,382)	(14,104)	-	-	-	-	(595)	(1,610)
Adjustments to maintain reserves	(812)	(1,326)	2	-	(7)	-	599	682

Net equity transactions	(5,340,370)	(5,047,088)	256,109	-	497,072	-	(639,962)	4,620,890

Net change in contract owners’ equity	(1,355,714)	1,591,234	262,513	-	515,595	-	576,053	6,074,214
Contract owners’ equity beginning of period	34,965,344	33,374,110	-	-	-	-	6,074,214	-

Contract owners’ equity end of period	$33,609,630	34,965,344	262,513	-	515,595	-	6,650,267	6,074,214

CHANGES IN UNITS:
Beginning units	2,532,513	2,973,366	-	-	-	-	515,602	-
Units purchased	55,803	85,441	25,794	-	45,699	-	69,951	607,494
Units redeemed	(432,580)	(526,294)	(334)	-	(14)	-	(122,195)	(91,892)

Ending units	2,155,736	2,532,513	25,460	-	45,685	-	463,358	515,602

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	JABS		JACAS		JAGTS2		JAGTS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$146,970	161,806	(1,478,438)	(1,322,453)	(81,967)	(51,931)	(29,251)	(26,821)
Realized gain (loss) on investments	287,704	98,845	563,537	1,346,294	233,178	77,619	164,380	3,692
Change in unrealized gain (loss) on investments	415,208	1,901,259	7,307,648	30,329,801	1,355,173	1,695,971	299,684	901,951
Reinvested capital gains	-	444,011	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	849,882	2,605,921	6,392,747	30,353,642	1,506,384	1,721,659	434,813	878,822

Equity transactions:
Purchase payments received from contract owners (note 3)	208,800	90,629	24,392,579	17,346,363	1,091,499	102,217	-	-
Transfers between funds	182,789	1,268,903	(326,944)	6,936,783	3,301,854	1,196,390	(65,143)	(50,583)
Redemptions (note 3)	(1,869,065)	(979,595)	(11,213,552)	(8,372,768)	(586,665)	(583,035)	(526,666)	(159,089)
Annuity benefits	-	-	-	(686)	-	-	(407)	(318)
Contract maintenance charges (note 2)	(1,091)	(1,332)	(179,548)	(76,618)	(2,406)	(2,286)	(1,977)	(2,065)
Contingent deferred sales charges (note 2)	(8,647)	(15,404)	(85,264)	(74,858)	(2,548)	(2,637)	(344)	(286)
Adjustments to maintain reserves	213	(309)	(7,788)	(2,861)	(191)	(78)	(14)	(148)

Net equity transactions	(1,487,001)	362,892	12,579,483	15,755,355	3,801,543	710,571	(594,551)	(212,489)

Net change in contract owners’ equity	(637,119)	2,968,813	18,972,230	46,108,997	5,307,927	2,432,230	(159,738)	666,333
Contract owners’ equity beginning of period	13,598,156	10,629,343	108,890,102	62,781,105	5,164,464	2,732,234	2,371,177	1,704,844

Contract owners’ equity end of period	$12,961,037	13,598,156	127,862,332	108,890,102	10,472,391	5,164,464	2,211,439	2,371,177

CHANGES IN UNITS:
Beginning units	876,368	848,549	7,958,375	6,759,021	417,666	342,194	566,071	628,439
Units purchased	196,612	158,019	3,163,870	4,021,501	598,210	218,356	-	-
Units redeemed	(291,095)	(130,200)	(2,593,828)	(2,822,147)	(250,320)	(142,884)	(136,468)	(62,368)

Ending units	781,885	876,368	8,528,417	7,958,375	765,556	417,666	429,603	566,071

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	JARLCS		JAIGS2		JAIGS		MIGSC
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$-	(14,809)	(1,634,785)	(1,725,699)	(77,451)	(78,437)	(162,818)	(142,819)
Realized gain (loss) on investments	-	(1,782,822)	(23,243,130)	(13,207,264)	1,087,912	520,950	196,227	(264,896)
Change in unrealized gain (loss) on investments	-	2,118,307	56,759,658	94,042,772	860,732	3,836,579	1,109,650	4,149,861
Reinvested capital gains	-	-	-	4,306,852	-	235,876	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	-	320,676	31,881,743	83,416,661	1,871,193	4,514,968	1,143,059	3,742,146

Equity transactions:
Purchase payments received from contract owners (note 3)	(116)	47,451	10,998,350	8,676,868	(10)	1	159,901	188,142
Transfers between funds	110	(3,655,957)	(54,480,174)	3,456,988	(261,775)	(565,795)	(866,921)	(718,949)
Redemptions (note 3)	6	(305,303)	(17,021,268)	(14,062,429)	(1,848,999)	(809,687)	(1,754,225)	(1,387,814)
Annuity benefits	-	-	(10,542)	(7,349)	-	-	-	-
Contract maintenance charges (note 2)	-	(4,832)	(163,405)	(310,406)	(4,943)	(4,857)	(1,258)	(1,353)
Contingent deferred sales charges (note 2)	-	(6,798)	(138,130)	(136,077)	(2,519)	(2,332)	(16,968)	(17,783)
Adjustments to maintain reserves	-	(38)	1,825	76,341	(46)	(431)	(207)	(35)

Net equity transactions	-	(3,925,477)	(60,813,344)	(2,306,064)	(2,118,292)	(1,383,101)	(2,479,678)	(1,937,792)

Net change in contract owners’ equity	-	(3,604,801)	(28,931,601)	81,110,597	(247,099)	3,131,867	(1,336,619)	1,804,354
Contract owners’ equity beginning of period	-	3,604,801	194,437,248	113,326,651	9,534,039	6,402,172	13,426,951	11,622,597

Contract owners’ equity end of period	$-	-	165,505,647	194,437,248	9,286,940	9,534,039	12,090,332	13,426,951

CHANGES IN UNITS:
Beginning units	-	333,684	8,647,430	8,802,005	602,788	711,183	996,255	1,184,843
Units purchased	-	42,163	2,310,524	3,164,155	6,413	4,011	84,921	79,443
Units redeemed	-	(375,847)	(5,033,132)	(3,318,730)	(138,415)	(112,406)	(271,751)	(268,031)

Ending units	-	-	5,924,822	8,647,430	470,786	602,788	809,425	996,255

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	MVFSC		MVIVSC		MSVFI		MSVF2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(1,470,991)	(1,623,011)	(59,679)	-	92,507	202,344	845,402	11,170,625
Realized gain (loss) on investments	(1,638,522)	(6,438,115)	11,359	-	(79,391)	(321,844)	(125,112)	(36,883,147)
Change in unrealized gain (loss) on investments	32,748,631	77,682,129	1,036,966	-	101,893	310,295	507,809	32,378,594
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	29,639,118	69,621,003	988,646	-	115,009	190,795	1,228,099	6,666,072

Equity transactions:
Purchase payments received from contract owners (note 3)	29,890,254	20,597,621	7,924,615	-	33,644	126,119	476,070	2,620,763
Transfers between funds	(31,204,677)	193,679,815	6,267,926	-	(58,424)	(815,884)	(933,517)	(192,753,077)
Redemptions (note 3)	(26,173,318)	(16,296,041)	(138,260)	-	(177,304)	(430,071)	(2,271,970)	(6,736,700)
Annuity benefits	(4,971)	(1,807)	-	-	-	-	(7,023)	(484)
Contract maintenance charges (note 2)	(1,195,715)	(872,738)	(5,135)	-	(564)	(850)	(23,660)	(256,029)
Contingent deferred sales charges (note 2)	(350,202)	(246,961)	(865)	-	(311)	(1,024)	(31,566)	(90,086)
Adjustments to maintain reserves	5,360	1,246,895	(2,123)	-	(77)	808	201	178,618

Net equity transactions	(29,033,269)	198,106,784	14,046,158	-	(203,036)	(1,120,902)	(2,791,465)	(197,036,995)

Net change in contract owners’ equity	605,849	267,727,787	15,034,804	-	(88,027)	(930,107)	(1,563,366)	(190,370,923)
Contract owners’ equity beginning of period	339,409,689	71,681,902	-	-	2,069,531	2,999,638	24,506,017	214,876,940

Contract owners’ equity end of period	$340,015,538	339,409,689	15,034,804	-	1,981,504	2,069,531	22,942,651	24,506,017

CHANGES IN UNITS:
Beginning units	22,272,897	5,622,918	-	-	199,374	312,617	2,319,135	22,132,369
Units purchased	7,522,139	19,970,632	1,486,644	-	31,877	88,322	221,242	873,668
Units redeemed	(9,366,024)	(3,320,653)	(85,964)	-	(50,631)	(201,565)	(479,811)	(20,686,902)

Ending units	20,429,012	22,272,897	1,400,680	-	180,620	199,374	2,060,566	2,319,135

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	MSEM		MSEMB		MSVRE		MSVREB
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$119,017	289,584	34,198	82,894	200	1,251,954	74	737,229
Realized gain (loss) on investments	(27,641)	(117,690)	5,959	(89,704)	3,911	(66,930,523)	2,396	(57,817,100)
Change in unrealized gain (loss) on investments	252,089	914,507	63,280	320,524	7,685	68,126,489	211	58,458,616
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	343,465	1,086,401	103,437	313,714	11,796	2,447,920	2,681	1,378,745

Equity transactions:
Purchase payments received from contract owners (note 3)	(25)	-	-	-	(9,869)	745,024	(563)	588,205
Transfers between funds	(139,966)	(304,590)	(59,252)	(69,763)	9,430	(56,957,139)	646	(41,945,950)
Redemptions (note 3)	(627,810)	(627,664)	(258,404)	(211,428)	13,525	(5,271,515)	(73)	(2,760,743)
Annuity benefits	-	-	-	-	(5,153)	(7,927)	(7,601)	(5,442)
Contract maintenance charges (note 2)	(2,700)	(3,207)	(255)	(306)	-	(21,019)	(11)	(4,594)
Contingent deferred sales charges (note 2)	(170)	(1,009)	(1,061)	(4,280)	57	(14,348)	-	(46,447)
Adjustments to maintain reserves	(142)	(32)	(41)	(115)	(3,387)	3,444	63	(4,040)

Net equity transactions	(770,813)	(936,502)	(319,013)	(285,892)	4,603	(61,523,480)	(7,539)	(44,179,011)

Net change in contract owners’ equity	(427,348)	149,899	(215,576)	27,822	16,399	(59,075,560)	(4,858)	(42,800,266)
Contract owners’ equity beginning of period	4,430,726	4,280,827	1,345,283	1,317,461	41,272	59,116,832	13,655	42,813,921

Contract owners’ equity end of period	$4,003,378	4,430,726	1,129,707	1,345,283	57,671	41,272	8,797	13,655

CHANGES IN UNITS:
Beginning units	206,910	256,891	72,537	91,031	-	2,056,027	27	3,061,013
Units purchased	-	3	3,830	-	660	113,849	2	313,220
Units redeemed	(34,268)	(49,984)	(20,176)	(18,494)	(348)	(2,169,876)	(2)	(3,374,206)

Ending units	172,642	206,910	56,191	72,537	312	-	27	27

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	VFMG2		NVAGF3		NVAMV1		NVAMV2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(30,669)	(64,372)	149,443	49,768	48,393	184	14,578	3,691
Realized gain (loss) on investments	(110,405)	(880,284)	51,578	12,227	26,972	394	325,842	10,546
Change in unrealized gain (loss) on investments	494,316	1,768,219	(66,561)	(34,308)	1,045,072	324	3,426,235	217,163
Reinvested capital gains	-	25,226	80,474	7,662	136,535	2,329	410,638	157,670

Net increase (decrease) in contract owners’ equity resulting from operations	353,242	848,789	214,934	35,349	1,256,972	3,231	4,177,293	389,070

Equity transactions:
Purchase payments received from contract owners (note 3)	26,108	9,543	819,543	737,506	142,525	797	8,174,041	3,179,594
Transfers between funds	(250,360)	(961,621)	921,343	1,002,127	63,935,817	65,674	143,680,798	791,681
Redemptions (note 3)	(600,880)	(432,753)	(233,252)	(14,581)	(607,916)	-	(793,867)	(21,260)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(1,677)	(1,699)	(245)	(27)	(1,550)	(7)	(51,957)	(1,127)
Contingent deferred sales charges (note 2)	(7,392)	(6,666)	(1,228)	(123)	(1,197)	-	(12,305)	(379)
Adjustments to maintain reserves	300	(2,743)	42	(57)	525	4	(30,804)	(52)

Net equity transactions	(833,901)	(1,395,939)	1,506,203	1,724,845	63,468,204	66,468	150,965,906	3,948,457

Net change in contract owners’ equity	(480,659)	(547,150)	1,721,137	1,760,194	64,725,176	69,699	155,143,199	4,337,527
Contract owners’ equity beginning of period	4,554,149	5,101,299	1,760,194	-	69,699	-	4,337,527	-

Contract owners’ equity end of period	$4,073,490	4,554,149	3,481,331	1,760,194	64,794,875	69,699	159,480,726	4,337,527

CHANGES IN UNITS:
Beginning units	407,960	567,913	155,699	-	5,595	-	349,190	-
Units purchased	8,258	10,470	240,763	171,252	4,737,018	5,917	11,482,377	369,575
Units redeemed	(81,247)	(170,423)	(107,899)	(15,553)	(96,778)	(322)	(302,298)	(20,385)

Ending units	334,971	407,960	288,563	155,699	4,645,835	5,595	11,529,269	349,190

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GVAAA2		GVABD2		GVAGG2		GVAGR2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(5,135,295)	(14,372,663)	245,983	(5,947,980)	(732,820)	(1,012,227)	(2,208,220)	(1,734,567)
Realized gain (loss) on investments	(313,653)	(967,861)	(2,237,351)	(5,520,833)	(1,266,938)	(2,346,433)	(2,860,535)	(14,738,005)
Change in unrealized gain (loss) on investments	192,526,853	183,848,906	24,268,332	48,539,026	11,859,553	20,478,116	31,280,307	37,729,828
Reinvested capital gains	-	23,952,905	-	133,572	-	5,145,844	-	13,208,018

Net increase (decrease) in contract owners’ equity resulting from operations	187,077,905	192,461,287	22,276,964	37,203,785	9,859,795	22,265,300	26,211,552	34,465,274

Equity transactions:
Purchase payments received from contract owners (note 3)	712,887,949	492,950,710	225,685,723	173,717,962	22,090,984	15,317,189	32,202,433	26,497,378
Transfers between funds	41,057,714	9,346,514	32,314,699	20,338,341	42,501	5,452,070	2,290,735	(8,236,059)
Redemptions (note 3)	(62,031,108)	(34,651,835)	(27,849,860)	(16,049,975)	(8,075,407)	(5,262,339)	(10,854,285)	(8,889,548)
Annuity benefits	(2,624)	(2,334)	(433)	(210)	(3,275)	(1,174)	(4,490)	(187)
Contract maintenance charges (note 2)	(8,768,810)	(3,734,141)	(2,393,084)	(754,523)	(179,966)	(82,671)	(287,264)	(136,267)
Contingent deferred sales charges (note 2)	(1,150,427)	(515,423)	(527,216)	(282,812)	(65,682)	(49,079)	(117,620)	(101,955)
Adjustments to maintain reserves	(99,745)	27,605	(538)	21,238	(2,592)	6,556	(3,004)	(100,589)

Net equity transactions	681,892,949	463,421,096	227,229,291	176,990,021	13,806,563	15,380,552	23,226,505	9,032,773

Net change in contract owners’ equity	868,970,854	655,882,383	249,506,255	214,193,806	23,666,358	37,645,852	49,438,057	43,498,047
Contract owners’ equity beginning of period	1,265,479,532	609,597,149	521,119,406	306,925,600	88,516,088	50,870,236	142,385,263	98,887,216

Contract owners’ equity end of period	$2,134,450,386	1,265,479,532	770,625,661	521,119,406	112,182,446	88,516,088	191,823,320	142,385,263

CHANGES IN UNITS:
Beginning units	138,502,206	81,161,084	50,794,802	33,032,987	8,693,755	6,969,825	16,804,221	15,955,035
Units purchased	86,762,477	67,596,456	30,066,490	25,075,596	3,579,513	3,855,621	6,191,345	6,604,527
Units redeemed	(13,836,859)	(10,255,334)	(9,020,155)	(7,313,781)	(2,219,490)	(2,131,691)	(3,550,474)	(5,755,341)

Ending units	211,427,824	138,502,206	71,841,137	50,794,802	10,053,778	8,693,755	19,445,092	16,804,221

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GVAGI2		HIBF		HIBF3		GEM
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(5,608,656)	(6,898,859)	651,919	743,227	5,561,433	4,190,567	(6,448)	(306)
Realized gain (loss) on investments	(6,507,905)	(12,387,580)	(500,730)	(868,839)	6,533,437	(6,795,418)	2,167	(13,506)
Change in unrealized gain (loss) on investments	79,624,930	111,016,457	889,712	3,419,998	(4,262,834)	20,803,406	73,524	249,347
Reinvested capital gains	-	9,902,860	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	67,508,369	101,632,878	1,040,901	3,294,386	7,832,036	18,198,555	69,243	235,535

Equity transactions:
Purchase payments received from contract owners (note 3)	226,129,891	170,711,985	321	48	6,045,233	4,738,785	-	-
Transfers between funds	29,689,031	7,220,754	(693,079)	(704,785)	18,998,335	23,732,554	(45,611)	(39,904)
Redemptions (note 3)	(22,926,591)	(12,195,578)	(1,611,951)	(956,679)	(7,998,866)	(5,978,036)	(136,754)	(82,113)
Annuity benefits	(2,415)	(1,682)	(282)	(260)	(9,410)	(7,798)	(632)	(922)
Contract maintenance charges (note 2)	(2,282,780)	(695,470)	(1,336)	(1,435)	(6,615)	(5,007)	(199)	(259)
Contingent deferred sales charges (note 2)	(475,706)	(261,313)	(12,396)	(19,299)	(62,432)	(73,686)	(46)	(255)
Adjustments to maintain reserves	(20,422)	135,912	(284)	(463)	(681)	2,122	(3,325)	411

Net equity transactions	230,111,008	164,914,608	(2,319,007)	(1,682,873)	16,965,564	22,408,934	(186,567)	(123,042)

Net change in contract owners’ equity	297,619,377	266,547,486	(1,278,106)	1,611,513	24,797,600	40,607,489	(117,324)	112,493
Contract owners’ equity beginning of period	491,948,344	225,400,858	10,137,433	8,525,920	70,853,298	30,245,809	599,638	487,145

Contract owners’ equity end of period	$789,567,721	491,948,344	8,859,327	10,137,433	95,650,898	70,853,298	482,314	599,638

CHANGES IN UNITS:
Beginning units	64,562,256	38,038,535	689,492	833,712	6,014,764	3,688,239	25,866	33,579
Units purchased	39,245,276	35,144,378	38,355	1,892	5,824,170	5,264,322	-	-
Units redeemed	(9,097,580)	(8,620,657)	(187,315)	(146,112)	(4,558,918)	(2,937,797)	(7,760)	(7,713)

Ending units	94,709,952	64,562,256	540,532	689,492	7,280,016	6,014,764	18,106	25,866

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GEM2		GEM3		GEM6		GVGU2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(29,964)	(7,169)	(477,949)	(12,936)	(851,822)	(181,474)	657	7,591
Realized gain (loss) on investments	(13,047)	(151,694)	(5,692,588)	(5,122,632)	(6,484,858)	(14,512,801)	(153,050)	(23,217)
Change in unrealized gain (loss) on investments	288,441	1,060,048	11,188,499	21,233,938	14,671,480	33,590,395	139,351	33,458
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	245,430	901,185	5,017,962	16,098,370	7,334,800	18,896,120	(13,042)	17,832

Equity transactions:
Purchase payments received from contract owners (note 3)	-	2	1,461,643	1,246,746	7,570,683	5,582,825	-	-
Transfers between funds	(108,960)	(182,671)	(1,794,095)	465,710	(126,870)	3,202,579	(315,100)	(12,351)
Redemptions (note 3)	(310,106)	(348,089)	(5,054,735)	(5,221,848)	(5,896,439)	(5,221,001)	(22,468)	(58,442)
Annuity benefits	-	-	(5,693)	(4,681)	(7,212)	(6,463)	-	-
Contract maintenance charges (note 2)	(462)	(517)	(18,119)	(20,129)	(7,226)	(7,044)	(17)	(62)
Contingent deferred sales charges (note 2)	(2,779)	(4,021)	(17,724)	(15,853)	(61,093)	(71,105)	-	(668)
Adjustments to maintain reserves	(104)	(139)	2,192	(319)	1,291	(1,641)	24	(32)

Net equity transactions	(422,411)	(535,435)	(5,426,531)	(3,550,374)	1,473,134	3,478,150	(337,561)	(71,555)

Net change in contract owners’ equity	(176,981)	365,750	(408,569)	12,547,996	8,807,934	22,374,270	(350,603)	(53,723)
Contract owners’ equity beginning of period	2,165,809	1,800,059	40,692,298	28,144,302	54,771,472	32,397,202	350,603	404,326

Contract owners’ equity end of period	$1,988,828	2,165,809	40,283,729	40,692,298	63,579,406	54,771,472	-	350,603

CHANGES IN UNITS:
Beginning units	66,147	88,202	1,637,414	1,827,343	2,858,691	2,681,445	18,909	23,118
Units purchased	5,095	260	309,359	400,550	1,029,748	1,544,209	-	-
Units redeemed	(18,457)	(22,315)	(533,147)	(590,479)	(997,648)	(1,366,963)	(18,909)	(4,209)

Ending units	52,785	66,147	1,413,626	1,637,414	2,890,791	2,858,691	-	18,909

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GVGU		GIG		GIG3		NVIE6
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$10,341	91,395	(108)	(79)	(124,726)	(135,832)	(120,215)	(82,852)
Realized gain (loss) on investments	(1,089,826)	(1,835,008)	5,082	2,830	(3,948,851)	(3,448,615)	1,279,970	(1,111,808)
Change in unrealized gain (loss) on investments	953,426	1,849,941	(1,698)	13,373	7,497,128	8,852,276	1,475,501	3,598,820
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(126,059)	106,328	3,276	16,124	3,423,551	5,267,829	2,635,256	2,404,160

Equity transactions:
Purchase payments received from contract owners (note 3)	8,575	106,055	-	-	480,901	488,133	4,252,656	2,363,567
Transfers between funds	(3,157,494)	(1,203,978)	-	-	(1,422,899)	18,024,650	(997,220)	9,684,968
Redemptions (note 3)	(241,472)	(652,910)	(23,067)	(13,941)	(4,338,072)	(3,649,230)	(1,028,281)	(772,853)
Annuity benefits	-	-	-	-	(6,778)	(2,966)	-	-
Contract maintenance charges (note 2)	(604)	(1,999)	(38)	(67)	(15,052)	(10,253)	(26,941)	(8,538)
Contingent deferred sales charges (note 2)	(544)	(1,368)	-	-	(5,476)	(7,452)	(15,971)	(8,002)
Adjustments to maintain reserves	(27)	(924)	(6)	(9)	(1,755)	14,142	(1,004)	(1,088)

Net equity transactions	(3,391,566)	(1,755,124)	(23,111)	(14,017)	(5,309,131)	14,857,024	2,183,239	11,258,054

Net change in contract owners’ equity	(3,517,625)	(1,648,796)	(19,835)	2,107	(1,885,580)	20,124,853	4,818,495	13,662,214
Contract owners’ equity beginning of period	3,517,625	5,166,421	63,507	61,400	34,952,573	14,827,720	16,443,478	2,781,264

Contract owners’ equity end of period	$-	3,517,625	43,672	63,507	33,066,993	34,952,573	21,261,973	16,443,478

CHANGES IN UNITS:
Beginning units	217,412	340,376	6,007	7,437	2,072,015	1,123,906	2,369,404	510,631
Units purchased	5,298	35,047	-	-	106,050	1,451,530	1,452,165	2,236,631
Units redeemed	(222,710)	(158,011)	(2,332)	(1,430)	(424,133)	(503,421)	(1,066,722)	(377,858)

Ending units	-	217,412	3,675	6,007	1,753,932	2,072,015	2,754,847	2,369,404

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GEF3		NVGWL6		NVNMO1		NVNMO2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(7,716)	(7,010)	(4,720)	(149)	(1,105,108)	(442,119)	(253,263)	(91,964)
Realized gain (loss) on investments	(508,522)	(915,157)	20,289	8,059	2,182,069	588,120	1,795,186	(66,350)
Change in unrealized gain (loss) on investments	697,776	1,375,926	195,256	34,632	3,233,777	10,150,274	(1,423,865)	2,292,034
Reinvested capital gains	-	-	-	-	8,019,402	221,132	1,483,066	23,974

Net increase (decrease) in contract owners’ equity resulting from operations	181,538	453,759	210,825	42,542	12,330,140	10,517,407	1,601,124	2,157,694

Equity transactions:
Purchase payments received from contract owners (note 3)	114,365	53,758	1,281,617	357,931	1,459,772	842,403	6,274,405	3,249,490
Transfers between funds	(340,451)	(294,808)	208,335	148,158	(5,528,129)	96,754,857	263,679	5,477,366
Redemptions (note 3)	(293,048)	(424,347)	(26,982)	(1,061)	(12,890,556)	(5,977,965)	(1,035,114)	(291,262)
Annuity benefits	-	-	-	-	(13,718)	(8,793)	-	-
Contract maintenance charges (note 2)	(1,094)	(1,383)	(2,999)	(533)	(53,392)	(20,848)	(26,781)	(2,994)
Contingent deferred sales charges (note 2)	(1,754)	(869)	(155)	-	(14,516)	(16,852)	(16,056)	(5,726)
Adjustments to maintain reserves	(67)	(35)	(87)	(53)	(503)	(53,427)	17,939	8,351

Net equity transactions	(522,049)	(667,684)	1,459,729	504,442	(17,041,042)	91,519,375	5,478,072	8,435,225

Net change in contract owners’ equity	(340,511)	(213,925)	1,670,554	546,984	(4,710,902)	102,036,782	7,079,196	10,592,919
Contract owners’ equity beginning of period	2,534,945	2,748,870	546,984	-	102,102,091	65,309	11,436,241	843,322

Contract owners’ equity end of period	$2,194,434	2,534,945	2,217,538	546,984	97,391,189	102,102,091	18,515,437	11,436,241

CHANGES IN UNITS:
Beginning units	186,700	249,753	41,212	-	13,158,118	12,714	1,491,186	165,613
Units purchased	15,764	17,275	132,855	46,750	468,940	14,478,505	2,381,516	1,632,425
Units redeemed	(55,418)	(80,328)	(21,558)	(5,538)	(2,624,013)	(1,333,101)	(1,745,356)	(306,852)

Ending units	147,046	186,700	152,509	41,212	11,003,045	13,158,118	2,127,346	1,491,186

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	NVNSR1		NVNSR2		NVCRA2		NVCRB2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(7,393)	(13,555)	(3,153,667)	(3,867,075)	(173,791)	(43,900)	(5,010,888)	878,028
Realized gain (loss) on investments	(76,499)	(343,055)	(10,821,321)	(36,769,848)	(61,849)	(415,017)	-	-
Change in unrealized gain (loss) on investments	407,623	758,225	58,521,859	109,745,964	843,954	2,541,584	65,214,174	48,916,872
Reinvested capital gains	-	-	-	-	1,545,023	2,352	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	323,731	401,615	44,546,871	69,109,041	2,153,337	2,085,019	60,203,286	49,794,900

Equity transactions:
Purchase payments received from contract owners (note 3)	124,197	130,480	6,969,526	6,399,492	4,643,245	3,053,438	316,256,961	204,557,114
Transfers between funds	205,753	(179,894)	(111,755,729)	(31,644,463)	5,511,038	1,377,295	151,570,777	28,466,804
Redemptions (note 3)	(295,484)	(309,192)	(16,800,769)	(15,107,123)	(948,472)	(224,408)	(21,451,626)	(5,762,697)
Annuity benefits	-	-	(2,412)	(1,044)	-	-	-	-
Contract maintenance charges (note 2)	(1,121)	(1,283)	(923,550)	(1,121,891)	(2,644)	(1,555)	(2,330,848)	(293,515)
Contingent deferred sales charges (note 2)	(1,767)	(1,097)	(257,983)	(284,591)	(6,434)	(1,413)	(418,181)	(110,682)
Adjustments to maintain reserves	213	1,297	8,432	328,074	3,857	(114)	(22,045)	2,583

Net equity transactions	31,791	(359,689)	(122,762,485)	(41,431,546)	9,200,590	4,203,243	443,605,038	226,859,607

Net change in contract owners’ equity	355,522	41,926	(78,215,614)	27,677,495	11,353,927	6,288,262	503,808,324	276,654,507
Contract owners’ equity beginning of period	1,609,379	1,567,453	281,298,193	253,620,698	10,654,779	4,366,517	418,125,250	141,470,743

Contract owners’ equity end of period	$1,964,901	1,609,379	203,082,579	281,298,193	22,008,706	10,654,779	921,933,574	418,125,250

CHANGES IN UNITS:
Beginning units	202,450	255,949	35,752,844	41,560,970	1,320,362	688,094	45,054,749	17,964,614
Units purchased	130,357	74,631	2,876,753	7,904,924	1,574,362	827,711	51,142,762	28,898,910
Units redeemed	(130,117)	(128,130)	(17,359,069)	(13,713,050)	(478,605)	(195,443)	(4,869,565)	(1,808,775)

Ending units	202,690	202,450	21,270,528	35,752,844	2,416,119	1,320,362	91,327,946	45,054,749

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	NVCCA2		NVCCN2		NVCMD2		NVCMA2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(7,220,893)	907,250	(1,059,856)	1,819,739	(5,779,827)	1,884,735	(2,331,637)	(214,279)
Realized gain (loss) on investments	(1,058,755)	(1,407,350)	2,738,635	353,906	(189,243)	(652,099)	(1,431,640)	(3,971,723)
Change in unrealized gain (loss) on investments	115,236,041	68,998,819	8,641,609	12,131,843	102,370,642	58,689,713	37,100,913	44,166,282
Reinvested capital gains	38,876	-	4,894,609	350,618	-	23,073	-	67,529

Net increase (decrease) in contract owners’ equity resulting from operations	106,995,269	68,498,719	15,214,997	14,656,106	96,401,572	59,945,422	33,337,636	40,047,809

Equity transactions:
Purchase payments received from contract owners (note 3)	535,391,180	332,501,041	125,505,941	110,675,186	489,583,698	331,730,585	11,061,991	54,401,673
Transfers between funds	146,183,989	36,126,460	58,005,137	28,440,708	269,920,662	11,596,049	162,280,216	(1,406,821)
Redemptions (note 3)	(20,141,798)	(6,311,280)	(13,441,569)	(6,094,387)	(27,303,340)	(9,206,693)	(8,492,879)	(4,461,643)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(4,369,428)	(544,441)	(1,799,648)	(436,529)	(4,353,081)	(674,224)	(1,382,413)	(775,245)
Contingent deferred sales charges (note 2)	(593,610)	(123,533)	(292,926)	(32,353)	(605,046)	(139,380)	(285,435)	(98,419)
Adjustments to maintain reserves	(66,006)	(1,557)	(11,367)	(2,481)	(31,725)	2,017	(774)	6,552

Net equity transactions	656,404,327	361,646,690	167,965,568	132,550,144	727,211,168	333,308,354	163,180,706	47,666,097

Net change in contract owners’ equity	763,399,596	430,145,409	183,180,565	147,206,250	823,612,740	393,253,776	196,518,342	87,713,906
Contract owners’ equity beginning of period	540,299,784	110,154,375	194,470,746	47,264,496	498,076,084	104,822,308	183,374,699	95,660,793

Contract owners’ equity end of period	$1,303,699,380	540,299,784	377,651,311	194,470,746	1,321,688,824	498,076,084	379,893,041	183,374,699

CHANGES IN UNITS:
Beginning units	61,562,208	15,353,953	19,312,567	5,226,256	54,968,785	13,903,119	21,578,200	14,026,096
Units purchased	80,469,455	50,114,144	23,820,327	19,227,749	86,291,766	46,074,924	20,862,547	9,962,217
Units redeemed	(7,846,804)	(3,905,889)	(7,474,752)	(5,141,438)	(8,178,253)	(5,009,258)	(2,315,416)	(2,410,113)

Ending units	134,184,859	61,562,208	35,658,142	19,312,567	133,082,298	54,968,785	40,125,331	21,578,200

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	NVCMC2		NVCBD1		NVCBD2		NVLCP2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(1,465,474)	1,135,281	33,038	36,083	646,966	1,498,205	203,996	229,537
Realized gain (loss) on investments	(60,696)	(305,054)	115,093	41,990	4,919,162	355,131	501,432	75,296
Change in unrealized gain (loss) on investments	22,752,140	15,150,108	(13,961)	(22,864)	3,734,489	(290,103)	(215,740)	270,795
Reinvested capital gains	629,895	101,727	23,410	12,928	1,597,585	968,892	605,884	240,567

Net increase (decrease) in contract owners’ equity resulting from operations	21,855,865	16,082,062	157,580	68,137	10,898,202	2,532,125	1,095,572	816,195

Equity transactions:
Purchase payments received from contract owners (note 3)	151,849,580	106,100,414	54,444	59,176	7,545,169	5,594,869	10,494,267	4,018,629
Transfers between funds	64,125,081	18,871,580	(263,267)	2,741,095	(63,327,386)	199,148,499	3,740,832	7,567,657
Redemptions (note 3)	(10,214,723)	(3,882,006)	(553,047)	(337,571)	(13,185,388)	(5,975,921)	(1,760,868)	(937,444)
Annuity benefits	-	-	-	-	(1,790)	(592)	-	-
Contract maintenance charges (note 2)	(1,321,442)	(199,127)	(1,148)	(722)	(608,072)	(287,863)	(46,288)	(5,092)
Contingent deferred sales charges (note 2)	(155,663)	(23,180)	(636)	(1,658)	(170,474)	(110,299)	(19,029)	(9,800)
Adjustments to maintain reserves	(16,700)	(557)	(42)	(78)	(1,835)	23,221	(247)	(195)

Net equity transactions	204,266,133	120,867,124	(763,696)	2,460,242	(69,749,776)	198,391,914	12,408,667	10,633,755

Net change in contract owners’ equity	226,121,998	136,949,186	(606,116)	2,528,379	(58,851,574)	200,924,039	13,504,239	11,449,950
Contract owners’ equity beginning of period	176,473,619	39,524,433	2,952,194	423,815	203,671,886	2,747,847	13,649,167	2,199,217

Contract owners’ equity end of period	$402,595,617	176,473,619	2,346,078	2,952,194	144,820,312	203,671,886	27,153,406	13,649,167

CHANGES IN UNITS:
Beginning units	18,399,363	4,777,489	279,023	42,991	19,490,331	279,918	1,213,629	224,113
Units purchased	24,061,468	15,166,146	223,512	334,006	2,895,771	20,310,321	1,755,179	1,297,466
Units redeemed	(3,380,829)	(1,544,272)	(292,619)	(97,974)	(9,169,213)	(1,099,908)	(699,760)	(307,950)

Ending units	39,080,002	18,399,363	209,916	279,023	13,216,889	19,490,331	2,269,048	1,213,629

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	TRF		TRF2		GVGF2		GVGFS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(456,509)	22,236	(2,821,285)	(1,878,083)	(996)	(3,473)	(1,527)	(4,310)
Realized gain (loss) on investments	(9,679,061)	(17,933,556)	(80,236,091)	(90,782,560)	(417,402)	(90,836)	208,774	(1,002,849)
Change in unrealized gain (loss) on investments	25,809,410	47,498,047	106,205,805	149,784,333	427,835	267,529	(174,814)	1,661,926
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	15,673,840	29,586,727	23,148,429	57,123,690	9,437	173,220	32,433	654,767

Equity transactions:
Purchase payments received from contract owners (note 3)	2,391,674	2,337,834	3,774,644	5,221,864	93	-	7,270	33,318
Transfers between funds	(1,291,933)	(3,177,912)	(93,173,949)	(42,424,041)	(685,151)	(6,359)	(2,136,062)	(321,859)
Redemptions (note 3)	(19,367,464)	(20,852,738)	(16,930,243)	(15,783,210)	(17,917)	(94,642)	(130,484)	(195,594)
Annuity benefits	(66,122)	(62,558)	(1,611)	(815)	-	-	-	-
Contract maintenance charges (note 2)	(116,833)	(131,797)	(907,761)	(1,149,440)	(49)	(101)	(247)	(693)
Contingent deferred sales charges (note 2)	(25,900)	(27,635)	(254,646)	(296,831)	(414)	(1,069)	(420)	(102)
Adjustments to maintain reserves	(43,894)	36,326	6,735	286,017	(37)	(71)	(24)	(91)

Net equity transactions	(18,520,472)	(21,878,480)	(107,486,831)	(54,146,456)	(703,475)	(102,242)	(2,259,967)	(485,021)

Net change in contract owners’ equity	(2,846,632)	7,708,247	(84,338,402)	2,977,234	(694,038)	70,978	(2,227,534)	169,746
Contract owners’ equity beginning of period	147,795,662	140,087,415	283,645,650	280,668,416	694,038	623,060	2,227,534	2,057,788

Contract owners’ equity end of period	$144,949,030	147,795,662	199,307,248	283,645,650	-	694,038	-	2,227,534

CHANGES IN UNITS:
Beginning units	3,250,148	3,836,090	23,090,202	28,046,162	47,904	55,720	176,927	212,769
Units purchased	101,175	111,311	1,742,604	5,164,544	516	-	11,849	107,256
Units redeemed	(523,927)	(697,253)	(10,224,655)	(10,120,504)	(48,420)	(7,816)	(188,776)	(143,098)

Ending units	2,827,396	3,250,148	14,608,151	23,090,202	-	47,904	-	176,927

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GBF		CAF		GVGH2		GVGHS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$6,866,446	10,866,468	(240,887)	(248,619)	(3,132)	(16,840)	(5,134)	(42,390)
Realized gain (loss) on investments	12,947,598	1,805,355	964,925	(448,767)	(107,257)	(69,342)	(30,704)	(760,771)
Change in unrealized gain (loss) on investments	(16,894,962)	(15,554,220)	4,820,374	9,649,201	126,131	278,625	98,729	1,386,647
Reinvested capital gains	16,973,323	8,836,233	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	19,892,405	5,953,836	5,544,412	8,951,815	15,742	192,443	62,891	583,486

Equity transactions:
Purchase payments received from contract owners (note 3)	21,315,574	32,982,531	803,640	804,025	-	156	41,097	138,360
Transfers between funds	(137,248,411)	(76,356,141)	(659,635)	(614,686)	(1,265,174)	(107,751)	(4,129,343)	(387,868)
Redemptions (note 3)	(55,463,393)	(67,569,894)	(5,063,332)	(4,549,491)	(15,278)	(158,789)	(254,115)	(567,066)
Annuity benefits	(26,288)	(30,879)	(10,437)	(10,385)	-	-	-	-
Contract maintenance charges (note 2)	(1,300,685)	(1,531,608)	(35,807)	(39,938)	(79)	(241)	(698)	(2,338)
Contingent deferred sales charges (note 2)	(495,013)	(603,001)	(11,000)	(12,398)	(350)	(1,743)	(578)	(2,496)
Adjustments to maintain reserves	(5,269)	146,610	1,009	(385)	(62)	(121)	(34)	(205)

Net equity transactions	(173,223,485)	(112,962,382)	(4,975,562)	(4,423,258)	(1,280,943)	(268,489)	(4,343,671)	(821,613)

Net change in contract owners’ equity	(153,331,080)	(107,008,546)	568,850	4,528,557	(1,265,201)	(76,046)	(4,280,780)	(238,127)
Contract owners’ equity beginning of period	603,359,013	710,367,559	35,624,480	31,095,923	1,265,201	1,341,247	4,280,780	4,518,907

Contract owners’ equity end of period	$450,027,933	603,359,013	36,193,330	35,624,480	-	1,265,201	-	4,280,780

CHANGES IN UNITS:
Beginning units	43,318,770	51,150,296	2,234,563	2,568,010	84,308	104,433	342,864	425,425
Units purchased	7,114,701	13,108,786	72,586	120,945	195	219	39,645	160,519
Units redeemed	(20,203,068)	(20,940,312)	(377,500)	(454,392)	(84,503)	(20,344)	(382,509)	(243,080)

Ending units	30,230,403	43,318,770	1,929,649	2,234,563	-	84,308	-	342,864

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GVGH6		GVIX8		GVIDA		NVDBL2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(42,402)	(179,863)	75,908	109,547	(722,254)	(2,981,824)	(357,141)	238,682
Realized gain (loss) on investments	(19,712)	(3,364,043)	(1,535,452)	(1,419,623)	(28,332,215)	(23,868,768)	314,373	34,592
Change in unrealized gain (loss) on investments	235,901	5,119,108	2,350,871	3,407,422	68,312,440	85,687,122	14,957,141	1,714,917
Reinvested capital gains	-	-	-	-	-	19,329,241	439,463	385,931

Net increase (decrease) in contract owners’ equity resulting from operations	173,787	1,575,202	891,327	2,097,346	39,257,971	78,165,771	15,353,836	2,374,122

Equity transactions:
Purchase payments received from contract owners (note 3)	517,233	1,234,322	3,994,236	2,413,222	9,328,251	8,850,569	151,250,084	44,132,605
Transfers between funds	(14,472,834)	(2,621,415)	30,412	2,080,517	(19,490,293)	(11,706,288)	52,335,534	12,346,092
Redemptions (note 3)	(334,453)	(1,260,467)	(813,937)	(1,190,985)	(60,122,627)	(42,313,980)	(3,140,532)	(256,859)
Annuity benefits	-	-	-	-	(11,856)	(10,154)	-	-
Contract maintenance charges (note 2)	(335)	(1,377)	(20,975)	(9,473)	(63,574)	(71,461)	(589,087)	(5,685)
Contingent deferred sales charges (note 2)	(5,194)	(21,253)	(6,120)	(3,321)	(421,905)	(541,548)	(63,307)	(249)
Adjustments to maintain reserves	(170)	106	57	(312)	13,821	(8,125)	(17,202)	(151)

Net equity transactions	(14,295,753)	(2,670,084)	3,183,673	3,289,648	(70,768,183)	(45,800,987)	199,775,490	56,215,753

Net change in contract owners’ equity	(14,121,966)	(1,094,882)	4,075,000	5,386,994	(31,510,212)	32,364,784	215,129,326	58,589,875
Contract owners’ equity beginning of period	14,121,966	15,216,848	11,902,303	6,515,309	373,026,666	340,661,882	58,589,875	-

Contract owners’ equity end of period	$-	14,121,966	15,977,303	11,902,303	341,516,454	373,026,666	273,719,201	58,589,875

CHANGES IN UNITS:
Beginning units	1,400,047	1,764,395	1,437,538	996,023	25,390,427	28,976,150	5,086,185	-
Units purchased	240,262	755,606	890,343	873,931	3,178,858	3,113,268	18,385,056	5,296,533
Units redeemed	(1,640,309)	(1,119,954)	(504,898)	(432,416)	(7,954,779)	(6,698,991)	(1,491,005)	(210,348)

Ending units	-	1,400,047	1,822,983	1,437,538	20,614,506	25,390,427	21,980,236	5,086,185

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	NVDCA2		GVIDC		GVIDM		GVDMA
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(665,802)	515,466	1,939,327	603,519	3,962,847	(5,185,287)	2,092,417	(5,467,261)
Realized gain (loss) on investments	-	14,184	(1,083,406)	(2,135,252)	(5,445,074)	(8,238,065)	(23,249,284)	(24,234,809)
Change in unrealized gain (loss) on investments	32,879,135	4,854,563	12,559,582	18,290,179	201,544,115	278,674,054	168,825,643	247,531,738
Reinvested capital gains	666,586	576,469	881,635	1,321,137	-	43,913,323	-	55,805,571

Net increase (decrease) in contract owners’ equity resulting from operations	32,879,919	5,960,682	14,297,138	18,079,583	200,061,888	309,164,025	147,668,776	273,635,239

Equity transactions:
Purchase payments received from contract owners (note 3)	249,246,917	94,850,043	99,227,941	78,335,251	292,439,968	290,612,645	22,708,599	96,413,181
Transfers between funds	39,735,120	14,399,883	16,338,849	18,880,778	40,799,695	(18,667,189)	15,459,845	(37,110,674)
Redemptions (note 3)	(5,888,388)	(192,464)	(34,305,417)	(24,793,832)	(219,941,951)	(151,113,671)	(138,134,825)	(99,729,157)
Annuity benefits	-	-	(20,363)	(19,655)	(94,983)	(42,091)	(36,482)	(31,857)
Contract maintenance charges (note 2)	(1,300,339)	(23,579)	(1,361,614)	(572,316)	(5,658,321)	(2,973,755)	(4,164,559)	(3,500,933)
Contingent deferred sales charges (note 2)	(73,809)	(696)	(460,422)	(335,351)	(2,164,307)	(1,963,677)	(1,882,561)	(1,638,108)
Adjustments to maintain reserves	(31,065)	(394)	(2,566)	(2,988)	(4,384)	(24,516)	41,077	19,740

Net equity transactions	281,688,436	109,032,793	79,416,408	71,491,887	105,375,717	115,827,746	(106,008,906)	(45,577,808)

Net change in contract owners’ equity	314,568,355	114,993,475	93,713,546	89,571,470	305,437,605	424,991,771	41,659,870	228,057,431
Contract owners’ equity beginning of period	114,993,475	-	283,761,779	194,190,309	2,151,030,171	1,726,038,400	1,442,881,924	1,214,824,493

Contract owners’ equity end of period	$429,561,830	114,993,475	377,475,325	283,761,779	2,456,467,776	2,151,030,171	1,484,541,794	1,442,881,924

CHANGES IN UNITS:
Beginning units	9,516,319	-	23,544,842	17,322,335	159,101,261	149,844,350	99,614,695	102,697,193
Units purchased	24,295,246	9,688,321	15,314,617	12,053,707	36,315,923	31,163,181	9,000,819	11,939,661
Units redeemed	(1,592,477)	(172,002)	(8,891,088)	(5,831,200)	(28,718,739)	(21,906,270)	(16,376,414)	(15,022,159)

Ending units	32,219,088	9,516,319	29,968,371	23,544,842	166,698,445	159,101,261	92,239,100	99,614,695

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GVDMC		GVUSL		MCIF		SAM
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$2,181,089	(397,879)	(8,326)	(12,344)	(190,087)	(344,663)	(8,910,784)	(10,037,888)
Realized gain (loss) on investments	(1,137,506)	(4,659,856)	(1,063,613)	(1,095,850)	(2,003,839)	(4,294,187)	-	-
Change in unrealized gain (loss) on investments	40,907,646	60,421,548	1,188,044	1,815,308	21,773,133	24,206,416	-	-
Reinvested capital gains	-	8,567,242	-	-	101,280	2,214,895	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	41,951,229	63,931,055	116,105	707,114	19,680,487	21,782,461	(8,910,784)	(10,037,888)

Equity transactions:
Purchase payments received from contract owners (note 3)	98,689,063	96,514,150	72,584	151,308	7,481,742	6,848,398	345,990,936	306,399,948
Transfers between funds	15,364,742	4,879,922	(2,841,465)	(401,176)	(4,068,742)	1,861,958	(71,335,075)	(128,024,350)
Redemptions (note 3)	(52,882,248)	(44,506,000)	(187,997)	(489,840)	(12,326,854)	(9,315,166)	(309,469,725)	(355,206,069)
Annuity benefits	(112,480)	(101,172)	-	(3,504)	(8,212)	(4,503)	(145,631)	(130,883)
Contract maintenance charges (note 2)	(1,590,931)	(792,290)	(429)	(1,246)	(79,264)	(44,335)	(541,517)	(398,366)
Contingent deferred sales charges (note 2)	(625,795)	(608,151)	(651)	(1,212)	(107,494)	(69,319)	(1,240,899)	(1,867,886)
Adjustments to maintain reserves	8,320	(19,731)	25,455	(112)	1,594	(2,447)	(82,179)	(53,418)

Net equity transactions	58,850,671	55,366,728	(2,932,503)	(745,782)	(9,107,230)	(725,414)	(36,824,090)	(179,281,024)

Net change in contract owners’ equity	100,801,900	119,297,783	(2,816,398)	(38,668)	10,573,257	21,057,047	(45,734,874)	(189,318,912)
Contract owners’ equity beginning of period	598,474,063	479,176,280	2,816,398	2,855,066	88,990,555	67,933,508	612,169,054	801,487,966

Contract owners’ equity end of period	$699,275,963	598,474,063	-	2,816,398	99,563,812	88,990,555	566,434,180	612,169,054

CHANGES IN UNITS:
Beginning units	46,770,342	42,212,488	257,511	344,880	5,707,255	5,965,468	47,298,089	58,886,454
Units purchased	12,223,701	12,733,726	14,748	41,072	1,519,307	1,510,389	123,173,738	71,458,840
Units redeemed	(7,761,138)	(8,175,872)	(272,259)	(128,441)	(2,111,244)	(1,768,602)	(125,209,938)	(83,047,205)

Ending units	51,232,905	46,770,342	-	257,511	5,115,318	5,707,255	45,261,889	47,298,089

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	NVMIG3		NVMIG6		GVDIV2		GVDIV3
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(261,846)	(89,768)	(3,049,517)	(1,783,585)	3,144	2,759	64,522	62,794
Realized gain (loss) on investments	1,184,777	(135,374)	(12,445,712)	(11,054,510)	(82,171)	(216,109)	(1,215,017)	(3,666,379)
Change in unrealized gain (loss) on investments	4,159,962	6,322,921	42,786,867	84,231,085	111,040	427,220	1,453,894	5,548,736
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	5,082,893	6,097,779	27,291,638	71,392,990	32,013	213,870	303,399	1,945,151

Equity transactions:
Purchase payments received from contract owners (note 3)	472,509	445,197	5,220,988	5,250,614	-	102	198,701	244,051
Transfers between funds	(1,957,486)	42,413,850	(89,198,097)	4,576,132	(61,510)	(138,911)	(415,796)	(1,570,156)
Redemptions (note 3)	(6,463,827)	(2,746,691)	(15,440,948)	(12,856,665)	(117,720)	(105,450)	(981,171)	(1,487,682)
Annuity benefits	(1,436)	(473)	(1,230)	(667)	-	-	-	-
Contract maintenance charges (note 2)	(23,596)	(10,048)	(868,566)	(990,489)	(112)	(121)	(3,540)	(4,576)
Contingent deferred sales charges (note 2)	(9,533)	(6,102)	(233,070)	(243,462)	(300)	(1,332)	(1,721)	(2,257)
Adjustments to maintain reserves	14,043	(11,992)	(3,883)	106,912	(44)	(118)	948	(1,567)

Net equity transactions	(7,969,326)	40,083,741	(100,524,806)	(4,157,625)	(179,686)	(245,830)	(1,202,579)	(2,822,187)

Net change in contract owners’ equity	(2,886,433)	46,181,520	(73,233,168)	67,235,365	(147,673)	(31,960)	(899,180)	(877,036)
Contract owners’ equity beginning of period	47,623,886	1,442,366	271,015,887	203,780,522	1,032,142	1,064,102	8,573,083	9,450,119

Contract owners’ equity end of period	$44,737,453	47,623,886	197,782,719	271,015,887	884,469	1,032,142	7,673,903	8,573,083

CHANGES IN UNITS:
Beginning units	5,811,834	236,983	33,492,360	33,672,563	70,793	93,231	567,848	801,982
Units purchased	140,982	6,153,712	7,857,457	7,247,503	1,693	104	47,927	70,737
Units redeemed	(1,102,273)	(578,861)	(19,491,022)	(7,427,706)	(14,319)	(22,542)	(130,337)	(304,871)

Ending units	4,850,543	5,811,834	21,858,795	33,492,360	58,167	70,793	485,438	567,848

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GVDIV6		NVMLG1		NVMLG2		NVMLV1
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$365,359	225,485	(112,866)	(7,008)	(2,664,124)	(979,292)	(15,151)	-
Realized gain (loss) on investments	(531,169)	(124,261,973)	383,728	52,549	20,125,584	1,452,779	(87,586)	-
Change in unrealized gain (loss) on investments	3,409,451	129,977,230	260,056	447,033	(8,950,436)	32,814,686	44,478	-
Reinvested capital gains	-	-	440,757	-	5,742,403	-	129,945	-

Net increase (decrease) in contract owners’ equity resulting from operations	3,243,641	5,940,742	971,675	492,574	14,253,427	33,288,173	71,686	-

Equity transactions:
Purchase payments received from contract owners (note 3)	9,853,945	8,996,305	241,074	54,407	4,977,544	2,615,394	80,491	-
Transfers between funds	2,829,647	(86,753,689)	8,445,684	3,195,072	(41,661,883)	133,308,953	4,340,760	-
Redemptions (note 3)	(2,641,995)	(3,956,349)	(1,207,198)	(251,512)	(11,826,752)	(4,217,360)	(657,301)	-
Annuity benefits	(1,172)	(135)	(847)	-	(635)	(113)	-	-
Contract maintenance charges (note 2)	(161,908)	(199,600)	(5,106)	(964)	(465,339)	(311,406)	(1,109)	-
Contingent deferred sales charges (note 2)	(51,740)	(59,484)	(6,922)	(1,269)	(166,754)	(79,477)	(469)	-
Adjustments to maintain reserves	(1,860)	(207,465)	6,561	(51)	2,484	20,893	1,571	-

Net equity transactions	9,824,917	(82,180,417)	7,473,246	2,995,683	(49,141,335)	131,336,884	3,763,943	-

Net change in contract owners’ equity	13,068,558	(76,239,675)	8,444,921	3,488,257	(34,887,908)	164,625,057	3,835,629	-
Contract owners’ equity beginning of period	43,540,370	119,780,045	3,519,745	31,488	165,256,237	631,180	-	-

Contract owners’ equity end of period	$56,608,928	43,540,370	11,964,666	3,519,745	130,368,329	165,256,237	3,835,629	-

CHANGES IN UNITS:
Beginning units	4,221,490	14,917,379	435,720	4,988	20,688,233	100,379	-	-
Units purchased	2,128,965	1,874,134	1,402,739	482,107	6,657,280	22,082,604	528,512	-
Units redeemed	(1,075,563)	(12,570,023)	(542,192)	(51,375)	(12,962,508)	(1,494,750)	(160,494)	-

Ending units	5,274,892	4,221,490	1,296,267	435,720	14,383,005	20,688,233	368,018	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	NVMLV2		NVMMG1		NVMMG2		NVMMV2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(409,441)	(93,204)	(2,593,143)	(998,275)	(2,759,734)	(2,422,724)	(1,026,449)	(1,103,243)
Realized gain (loss) on investments	1,416,626	20,789	5,405,112	1,169,167	(11,158,149)	(8,125,079)	(2,783,334)	(28,914,331)
Change in unrealized gain (loss) on investments	1,538,284	4,641,851	42,024,705	23,108,328	49,733,263	44,098,043	42,034,588	83,167,865
Reinvested capital gains	1,765,438	-	-	-	-	-	13,937,980	-

Net increase (decrease) in contract owners’ equity resulting from operations	4,310,907	4,569,436	44,836,674	23,279,220	35,815,380	33,550,240	52,162,785	53,150,291

Equity transactions:
Purchase payments received from contract owners (note 3)	5,797,548	4,069,434	2,640,074	1,128,561	4,751,018	5,399,640	6,030,212	4,840,550
Transfers between funds	(567,308)	28,279,924	(6,135,642)	184,258,383	(42,994,406)	54,869,670	(47,012,006)	125,492,177
Redemptions (note 3)	(6,009,553)	(1,440,211)	(24,900,668)	(10,636,171)	(11,884,505)	(7,741,011)	(33,354,228)	(16,416,866)
Annuity benefits	-	-	(17,607)	(6,273)	(1,547)	(550)	(323)	(264)
Contract maintenance charges (note 2)	(53,348)	(15,992)	(137,094)	(51,803)	(523,859)	(532,964)	(729,732)	(604,548)
Contingent deferred sales charges (note 2)	(75,582)	(13,482)	(18,544)	(15,464)	(176,921)	(142,911)	(199,120)	(145,719)
Adjustments to maintain reserves	(2,009)	(3,203)	12,828	42,971	(2,850)	106,925	45,067	(645,361)

Net equity transactions	(910,252)	30,876,470	(28,556,653)	174,720,204	(50,833,070)	51,958,799	(75,220,130)	112,519,969

Net change in contract owners’ equity	3,400,655	35,445,906	16,280,021	197,999,424	(15,017,690)	85,509,039	(23,057,345)	165,670,260
Contract owners’ equity beginning of period	38,825,340	3,379,434	198,515,000	515,576	168,427,154	82,918,115	334,878,454	169,208,194

Contract owners’ equity end of period	$42,225,995	38,825,340	214,795,021	198,515,000	153,409,464	168,427,154	311,821,109	334,878,454

CHANGES IN UNITS:
Beginning units	4,932,338	538,618	25,406,505	82,831	21,823,573	13,384,980	38,969,703	25,339,928
Units purchased	1,377,784	5,081,868	536,452	27,408,665	5,109,502	12,612,549	4,066,214	25,673,168
Units redeemed	(1,478,287)	(688,148)	(3,978,743)	(2,084,991)	(10,942,329)	(4,173,956)	(12,247,597)	(12,043,393)

Ending units	4,831,835	4,932,338	21,964,214	25,406,505	15,990,746	21,823,573	30,788,320	38,969,703

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	SCGF		SCGF2		SCVF		SCVF2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(73,557)	(65,258)	(183,590)	(147,566)	(275,569)	(255,250)	(263,150)	(226,407)
Realized gain (loss) on investments	(446,556)	(513,450)	(1,095,952)	(1,457,954)	(2,652,184)	(6,879,061)	(4,865,702)	(2,835,775)
Change in unrealized gain (loss) on investments	1,735,974	1,748,706	3,840,433	3,868,968	11,264,017	14,575,750	10,430,506	8,514,583
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	1,215,861	1,169,998	2,560,891	2,263,448	8,336,264	7,441,439	5,301,654	5,452,401

Equity transactions:
Purchase payments received from contract owners (note 3)	184,189	226,326	1,807,923	1,327,561	796,568	1,060,529	2,027,012	1,582,546
Transfers between funds	719,513	94,852	1,277,886	(137,185)	(105,012)	(2,418,903)	(5,755,418)	4,199,882
Redemptions (note 3)	(809,174)	(683,620)	(1,042,213)	(983,942)	(5,349,948)	(5,766,650)	(2,891,660)	(1,986,353)
Annuity benefits	(1,764)	(1,453)	-	-	(7,764)	(7,105)	(251)	(202)
Contract maintenance charges (note 2)	(3,070)	(3,606)	(12,513)	(5,390)	(19,992)	(22,897)	(16,373)	(8,598)
Contingent deferred sales charges (note 2)	(5,436)	(4,233)	(10,847)	(15,120)	(11,525)	(16,753)	(44,023)	(35,358)
Adjustments to maintain reserves	75	(136)	(496)	(620)	1,886	563	9,353	(926)

Net equity transactions	84,333	(371,870)	2,019,740	185,304	(4,695,787)	(7,171,216)	(6,671,360)	3,750,991

Net change in contract owners’ equity	1,300,194	798,128	4,580,631	2,448,752	3,640,477	270,223	(1,369,706)	9,203,392
Contract owners’ equity beginning of period	5,797,455	4,999,327	11,455,239	9,006,487	36,971,356	36,701,133	26,274,503	17,071,111

Contract owners’ equity end of period	$7,097,649	5,797,455	16,035,870	11,455,239	40,611,833	36,971,356	24,904,797	26,274,503

CHANGES IN UNITS:
Beginning units	1,069,631	1,159,659	983,361	968,639	2,126,736	2,629,323	1,573,837	1,254,598
Units purchased	349,841	230,318	428,200	302,320	174,827	179,120	430,716	737,314
Units redeemed	(360,943)	(320,346)	(291,002)	(287,598)	(431,657)	(681,707)	(820,372)	(418,075)

Ending units	1,058,529	1,069,631	1,120,559	983,361	1,869,906	2,126,736	1,184,181	1,573,837

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	SCF		SCF2		MSBF		NVSTB2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(879,486)	(810,662)	(614,243)	(507,738)	4,672,818	5,120,254	(238,130)	281,722
Realized gain (loss) on investments	(7,211,594)	(10,059,363)	(3,986,958)	(42,981,547)	(1,231,851)	(3,174,720)	795,813	205,956
Change in unrealized gain (loss) on investments	25,989,387	32,766,156	13,852,684	52,465,466	3,774,161	9,790,510	(125,786)	767,682
Reinvested capital gains	-	-	-	-	-	-	141,285	230,664

Net increase (decrease) in contract owners’ equity resulting from operations	17,898,307	21,896,131	9,251,483	8,976,181	7,215,128	11,736,044	573,182	1,486,024

Equity transactions:
Purchase payments received from contract owners (note 3)	1,396,062	1,753,715	2,900,600	3,610,529	26,524,405	10,666,411	8,162,794	15,679,382
Transfers between funds	(3,109,420)	(3,782,633)	(2,506,445)	(27,561,474)	8,702,312	8,885,948	(3,009,730)	48,375,379
Redemptions (note 3)	(12,044,570)	(11,056,796)	(3,983,918)	(3,529,629)	(7,898,014)	(6,373,222)	(5,835,955)	(4,995,336)
Annuity benefits	(17,442)	(13,824)	(9,277)	(5,230)	(5,125)	(4,591)	(15,379)	(13,213)
Contract maintenance charges (note 2)	(46,573)	(51,600)	(43,849)	(30,979)	(164,513)	(62,661)	(228,924)	(85,949)
Contingent deferred sales charges (note 2)	(20,779)	(24,926)	(41,951)	(50,035)	(57,933)	(47,012)	(95,847)	(44,702)
Adjustments to maintain reserves	31,076	998	7,617	(179,004)	(679)	(1,040)	(424)	(5,959)

Net equity transactions	(13,811,646)	(13,175,066)	(3,677,223)	(27,745,822)	27,100,453	13,063,833	(1,023,465)	58,909,602

Net change in contract owners’ equity	4,086,661	8,721,065	5,574,260	(18,769,641)	34,315,581	24,799,877	(450,283)	60,395,626
Contract owners’ equity beginning of period	85,819,625	77,098,560	42,939,694	61,709,335	75,089,520	50,289,643	76,349,532	15,953,906

Contract owners’ equity end of period	$89,906,286	85,819,625	48,513,954	42,939,694	109,405,101	75,089,520	75,899,249	76,349,532

CHANGES IN UNITS:
Beginning units	2,862,552	3,418,854	2,565,425	4,915,642	5,998,819	4,888,835	7,363,311	1,618,282
Units purchased	96,063	160,135	421,885	662,365	4,266,332	3,037,805	2,238,464	7,625,908
Units redeemed	(534,387)	(716,437)	(632,932)	(3,012,582)	(2,210,113)	(1,927,821)	(2,336,838)	(1,880,879)

Ending units	2,424,228	2,862,552	2,354,378	2,565,425	8,055,038	5,998,819	7,264,937	7,363,311

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GGTC		GGTC2		GGTC3		GGTC6
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(689)	(1,932)	(3,519)	(9,307)	(21,276)	(50,639)	(75,337)	(141,378)
Realized gain (loss) on investments	9,952	(7,364)	(60,911)	(70,350)	1,214,804	(1,141,728)	2,044,593	(2,422,623)
Change in unrealized gain (loss) on investments	(6,131)	71,933	80,698	342,305	(1,134,325)	2,800,319	(1,591,794)	6,279,749
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	3,132	62,637	16,268	262,648	59,203	1,607,952	377,462	3,715,748

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	-	(1)	76,162	235,413	848,953	1,369,305
Transfers between funds	(153,525)	(7,668)	(749,470)	(31,794)	(5,205,603)	1,717,498	(15,591,624)	5,910,132
Redemptions (note 3)	(23,150)	(16,379)	(9,483)	(79,254)	(451,264)	(430,584)	(506,101)	(776,148)
Annuity benefits	-	-	-	-	(283)	(957)	-	-
Contract maintenance charges (note 2)	(195)	(390)	(79)	(246)	(743)	(2,068)	(547)	(1,096)
Contingent deferred sales charges (note 2)	-	(1)	(196)	(1,479)	(852)	(3,115)	(5,530)	(9,397)
Adjustments to maintain reserves	(16)	(50)	(30)	(197)	(4,950)	(58)	(79)	(548)

Net equity transactions	(176,886)	(24,488)	(759,258)	(112,971)	(5,587,533)	1,516,129	(15,254,928)	6,492,248

Net change in contract owners’ equity	(173,754)	38,149	(742,990)	149,677	(5,528,330)	3,124,081	(14,877,466)	10,207,996
Contract owners’ equity beginning of period	173,754	135,605	742,990	593,313	5,528,330	2,404,249	14,877,466	4,669,470

Contract owners’ equity end of period	$-	173,754	-	742,990	-	5,528,330	-	14,877,466

CHANGES IN UNITS:
Beginning units	59,032	69,320	49,650	59,489	503,843	328,516	1,441,431	677,283
Units purchased	-	-	205	-	68,228	383,539	211,583	1,265,448
Units redeemed	(59,032)	(10,288)	(49,855)	(9,839)	(572,071)	(208,212)	(1,653,014)	(501,300)

Ending units	-	59,032	-	49,650	-	503,843	-	1,441,431

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	GVUG2		GVUGL		NVOLG1		NVOLG2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(77,131)	(218,450)	(10,085)	(32,612)	(319,352)	(650)	(313,908)	(5,251)
Realized gain (loss) on investments	(2,328,913)	(2,984,177)	(555,337)	(970,740)	22,550	5,718	613,954	1,627
Change in unrealized gain (loss) on investments	3,037,621	6,234,180	670,829	1,488,522	1,370,722	19,440	1,017,862	106,301
Reinvested capital gains	-	-	-	-	116,357	9,860	100,130	25,634

Net increase (decrease) in contract owners’ equity resulting from operations	631,577	3,031,553	105,407	485,170	1,190,277	34,368	1,418,038	128,311

Equity transactions:
Purchase payments received from contract owners (note 3)	385,719	1,410,916	47,141	117,302	455,714	1,721	3,879,454	1,036,588
Transfers between funds	(15,146,786)	(1,331,849)	(2,406,440)	(405,055)	425,114,127	576,193	295,425,863	486,223
Redemptions (note 3)	(456,967)	(1,304,545)	(186,641)	(559,750)	(4,725,457)	(14,126)	(2,439,481)	(13,989)
Annuity benefits	-	-	(141)	(453)	(1,271)	-	(222)	-
Contract maintenance charges (note 2)	(6,134)	(7,818)	(527)	(1,659)	(12,016)	(14)	(19,656)	(180)
Contingent deferred sales charges (note 2)	(3,927)	(21,038)	(135)	(3,158)	(6,518)	-	(25,473)	(806)
Adjustments to maintain reserves	(150)	(624)	(1,406)	(68)	175,453	-	(127,342)	(33)

Net equity transactions	(15,228,245)	(1,254,958)	(2,548,149)	(852,841)	421,000,032	563,774	296,693,143	1,507,803

Net change in contract owners’ equity	(14,596,668)	1,776,595	(2,442,742)	(367,671)	422,190,309	598,142	298,111,181	1,636,114
Contract owners’ equity beginning of period	14,596,668	12,820,073	2,442,742	2,810,413	598,142	-	1,636,114	-

Contract owners’ equity end of period	$-	14,596,668	-	2,442,742	422,788,451	598,142	299,747,295	1,636,114

CHANGES IN UNITS:
Beginning units	964,339	1,047,552	188,997	270,231	46,211	-	126,715	-
Units purchased	57,652	304,431	6,775	31,885	31,041,956	49,010	22,312,953	129,675
Units redeemed	(1,021,991)	(387,644)	(195,772)	(113,119)	(703,681)	(2,799)	(699,709)	(2,960)

Ending units	-	964,339	-	188,997	30,384,486	46,211	21,739,959	126,715

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	NVTIV3		EIF2		NVRE1		NVRE2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$197,415	(1,648,673)	(569,076)	(570,015)	372,744	199,385	99,785	89,675
Realized gain (loss) on investments	23,326,986	3,445,315	(8,484,501)	(40,893,495)	3,034,529	(69,898)	2,312,063	(154,468)
Change in unrealized gain (loss) on investments	(44,174,253)	57,933,012	24,057,433	60,015,533	7,676,131	9,105,111	6,600,077	8,274,525
Reinvested capital gains	31,669,310	530,532	-	-	5,350,740	195,773	5,130,076	165,020

Net increase (decrease) in contract owners’ equity resulting from operations	11,019,458	60,260,186	15,003,856	18,552,023	16,434,144	9,430,371	14,142,001	8,374,752
Equity transactions:
Purchase payments received from contract owners (note 3)	26,754,151	13,108,600	13,858,024	9,172,596	1,335,104	884,803	3,898,081	2,257,172
Transfers between funds	(108,808,506)	252,916,536	21,647,907	(20,957,790)	557,039	53,822,228	4,172,102	40,568,817
Redemptions (note 3)	(17,084,056)	(7,524,221)	(9,728,870)	(7,213,997)	(8,911,500)	(3,673,530)	(5,620,139)	(1,694,404)
Annuity benefits	(1,006)	(342)	(7,626)	(4,138)	(1,183)	(523)	-	-
Contract maintenance charges (note 2)	(1,095,186)	(629,450)	(405,793)	(271,313)	(31,428)	(11,034)	(8,502)	(2,944)
Contingent deferred sales charges (note 2)	(269,261)	(151,389)	(126,942)	(95,496)	(17,417)	(7,478)	(70,055)	(21,447)
Adjustments to maintain reserves	2,913	10,444	(2,073)	32,377	2,769	(6,092)	204	(5,402)
Net equity transactions	(100,500,951)	257,730,178	25,234,627	(19,337,761)	(7,066,616)	51,008,374	2,371,691	41,101,792
Net change in contract owners’ equity	(89,481,493)	317,990,364	40,238,483	(785,738)	9,367,528	60,438,745	16,513,692	49,476,544
Contract owners’ equity beginning of period	317,990,364	-	85,183,266	85,969,004	61,258,496	819,751	51,256,307	1,779,763

Contract owners’ equity end of period	$228,508,871	317,990,364	125,421,749	85,183,266	70,626,024	61,258,496	67,769,999	51,256,307

CHANGES IN UNITS:
Beginning units	24,685,147	-	6,274,173	8,010,536	8,476,274	146,484	7,149,290	319,169
Units purchased	4,700,709	26,923,342	5,368,354	3,531,170	1,320,083	9,503,135	2,495,391	7,699,110
Units redeemed	(12,414,665)	(2,238,195)	(3,478,942)	(5,267,533)	(2,189,100)	(1,173,345)	(2,249,130)	(868,989)

Ending units	16,971,191	24,685,147	8,163,585	6,274,173	7,607,257	8,476,274	7,395,551	7,149,290

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	AMTB		PMVFAD		PMVLAD		AVBV2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$7,600,716	15,368,384	(27,682)	5,057	(303,815)	522,418	(122)	(234,427)
Realized gain (loss) on investments	(12,374,159)	(25,869,568)	238,768	267,920	638,544	67,791	717	(20,552,126)
Change in unrealized gain (loss) on investments	13,669,559	41,225,297	939,618	(259,254)	5,115,871	(2,291,654)	(175)	27,703,473
Reinvested capital gains	-	-	141,853	96,384	660,860	6,691,974	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	8,896,116	30,724,113	1,292,557	110,107	6,111,460	4,990,529	420	6,916,920

Equity transactions:
Purchase payments received from contract owners (note 3)	13,480,933	12,142,456	5,563,155	3,054,536	50,786,258	18,935,893	(168)	410,097
Transfers between funds	(61,267,802)	(107,449,358)	4,982,988	4,015,655	8,823,015	133,318,248	(4,729)	(26,975,706)
Redemptions (note 3)	(22,212,629)	(27,353,558)	(1,324,483)	(127,679)	(14,009,708)	(3,929,404)	5,141	(1,525,336)
Annuity benefits	(110,652)	(105,435)	-	-	(543)	(180)	(4,784)	(3,430)
Contract maintenance charges (note 2)	(622,650)	(792,369)	(1,201)	(251)	(591,612)	(223,873)	(1)	(7,026)
Contingent deferred sales charges (note 2)	(212,614)	(438,151)	(8,038)	(104)	(187,479)	(55,923)	-	(18,349)
Adjustments to maintain reserves	(1,486)	(58,456)	344	(855)	3,267	(7,352)	164	1,695

Net equity transactions	(70,946,900)	(124,054,871)	9,212,765	6,941,302	44,823,198	148,037,409	(4,377)	(28,118,055)

Net change in contract owners’ equity	(62,050,784)	(93,330,758)	10,505,322	7,051,409	50,934,658	153,027,938	(3,957)	(21,201,135)
Contract owners’ equity beginning of period	262,596,744	355,927,502	7,051,409	-	153,027,938	-	12,751	21,213,886

Contract owners’ equity end of period	$200,545,960	262,596,744	17,556,731	7,051,409	203,962,596	153,027,938	8,794	12,751

CHANGES IN UNITS:
Beginning units	24,900,539	38,156,662	649,344	-	14,013,653	-	-	2,569,381
Units purchased	4,353,798	7,473,530	1,621,274	1,118,523	11,267,961	15,001,314	6	775,808
Units redeemed	(11,215,718)	(20,729,653)	(770,046)	(469,179)	(7,239,255)	(987,661)	(6)	(3,345,189)

Ending units	18,038,619	24,900,539	1,500,572	649,344	18,042,359	14,013,653	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	AVCA2		AVCD2		ALVGIB		ALVSVB
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(83,421)	(100,915)	(332,638)	(264,531)	(126,864)	170,225	(436,563)	(117,548)
Realized gain (loss) on investments	(440,367)	(645,614)	(2,174,243)	(2,615,542)	(910,604)	(1,426,904)	(11,190)	(3,399,584)
Change in unrealized gain (loss) on investments	1,408,817	1,982,553	5,734,180	8,246,231	1,849,385	2,686,885	7,556,809	8,029,882
Reinvested capital gains	-	-	-	-	-	-	-	578,687

Net increase (decrease) in contract owners’ equity resulting from operations	885,029	1,236,024	3,227,299	5,366,158	811,917	1,430,206	7,109,056	5,091,437

Equity transactions:
Purchase payments received from contract owners (note 3)	98,420	228,424	3,153,675	3,026,379	87,678	242,776	12,131,497	6,100,315
Transfers between funds	(467,154)	(515,751)	(730,703)	(483,498)	(836,866)	(813,001)	8,251,873	(907,961)
Redemptions (note 3)	(826,371)	(836,042)	(2,013,879)	(1,242,572)	(1,039,266)	(1,099,031)	(2,612,695)	(1,060,791)
Annuity benefits	(1,179)	(1,054)	-	-	-	-	(1,271)	(1,053)
Contract maintenance charges (note 2)	(2,656)	(2,991)	(40,587)	(18,226)	(869)	(1,071)	(70,164)	(14,028)
Contingent deferred sales charges (note 2)	(8,629)	(10,639)	(23,657)	(20,477)	(5,123)	(11,520)	(27,242)	(9,085)
Adjustments to maintain reserves	(463)	(452)	(1,336)	(930)	55	(481)	(9,765)	(389)

Net equity transactions	(1,208,032)	(1,138,505)	343,513	1,260,676	(1,794,391)	(1,682,328)	17,662,233	4,107,008

Net change in contract owners’ equity	(323,003)	97,519	3,570,812	6,626,834	(982,474)	(252,122)	24,771,289	9,198,445
Contract owners’ equity beginning of period	7,754,043	7,656,524	19,440,268	12,813,434	9,115,377	9,367,499	21,043,779	11,845,334

Contract owners’ equity end of period	$7,431,040	7,754,043	23,011,080	19,440,268	8,132,903	9,115,377	45,815,068	21,043,779

CHANGES IN UNITS:
Beginning units	687,506	804,764	1,278,768	1,176,724	733,419	891,778	1,172,611	934,857
Units purchased	99,289	111,391	383,994	436,569	90,498	55,438	1,669,451	983,740
Units redeemed	(207,608)	(228,649)	(364,762)	(334,525)	(238,264)	(213,797)	(781,063)	(745,986)

Ending units	579,187	687,506	1,298,000	1,278,768	585,653	733,419	2,060,999	1,172,611

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	CHSMM		ACVB		ACVCA		ACVIG
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(142,892)	(191,242)	202,583	1,616,504	(1,399)	50,422	25,782	539,360
Realized gain (loss) on investments	-	-	233,150	(2,212,965)	5,489	4,551,873	(625,517)	(1,165,437)
Change in unrealized gain (loss) on investments	-	-	3,209,906	5,655,141	23,507	8,972,785	2,361,543	2,933,568
Reinvested capital gains	5,376	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(137,516)	(191,242)	3,645,639	5,058,680	27,597	13,575,080	1,761,808	2,307,491

Equity transactions:
Purchase payments received from contract owners (note 3)	2,533,244	4,385,177	849,573	687,329	(147)	671,313	364,573	425,211
Transfers between funds	(4,086,369)	(7,742,722)	(880,259)	(755,632)	152	(78,119,518)	(548,699)	(648,492)
Redemptions (note 3)	(1,576,519)	(5,069,072)	(6,366,224)	(7,896,741)	9,914	(6,489,214)	(2,223,202)	(2,747,404)
Annuity benefits	(28,854)	(30,144)	(23,423)	(19,393)	(21,470)	(17,449)	(5,619)	(4,914)
Contract maintenance charges (note 2)	(909)	(943)	(23,328)	(28,044)	(169)	(42,119)	(10,117)	(12,060)
Contingent deferred sales charges (note 2)	-	-	(6,159)	(15,661)	(13)	(8,626)	(9,121)	(8,056)
Adjustments to maintain reserves	12	(82)	1,715	10,348	2,439	(715)	155	(554)

Net equity transactions	(3,159,395)	(8,457,786)	(6,448,105)	(8,017,794)	(9,294)	(84,006,328)	(2,432,030)	(2,996,269)

Net change in contract owners’ equity	(3,296,911)	(8,649,028)	(2,802,466)	(2,959,114)	18,303	(70,431,248)	(670,222)	(688,778)
Contract owners’ equity beginning of period	17,177,651	25,826,679	40,476,411	43,435,525	107,547	70,538,795	15,784,863	16,473,641

Contract owners’ equity end of period	$13,880,740	17,177,651	37,673,945	40,476,411	125,850	107,547	15,114,641	15,784,863

CHANGES IN UNITS:
Beginning units	1,588,787	2,367,841	1,885,279	2,314,333	-	2,882,462	1,564,365	1,902,498
Units purchased	445,069	629,697	67,047	104,674	201	77,568	76,074	122,354
Units redeemed	(733,384)	(1,408,751)	(360,636)	(533,728)	(4)	(2,960,030)	(310,256)	(460,487)

Ending units	1,300,472	1,588,787	1,591,690	1,885,279	197	-	1,330,183	1,564,365

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	ACVIG2		ACVIP2		ACVI		ACVI2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(14,135)	176,028	171,551	285,123	344	350,396	-	17,782
Realized gain (loss) on investments	(338,254)	(572,077)	701,064	(202,624)	1,450	(9,145)	-	(106,214)
Change in unrealized gain (loss) on investments	1,029,127	1,228,206	4,545,535	11,207,481	984	3,849,929	-	318,636
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	676,738	832,157	5,418,150	11,289,980	2,778	4,191,180	-	230,204

Equity transactions:
Purchase payments received from contract owners (note 3)	142,309	122,695	37,011,430	29,026,252	27	(1,394)	-	(1,643)
Transfers between funds	(352,918)	(439,864)	4,695,972	6,687,516	(36)	(28,438,546)	-	(1,679,249)
Redemptions (note 3)	(917,703)	(691,657)	(14,410,969)	(15,901,690)	(204)	(2,198,676)	8	(170,082)
Annuity benefits	-	-	(18,454)	(18,530)	(10,931)	(9,698)	-	-
Contract maintenance charges (note 2)	(1,012)	(1,238)	(294,719)	(99,207)	30	(11,256)	(8)	(172)
Contingent deferred sales charges (note 2)	(4,654)	(7,655)	(133,780)	(161,053)	248	(2,320)	-	(3,420)
Adjustments to maintain reserves	(130)	(415)	33,101	(21,716)	1,207	(159)	-	(40)

Net equity transactions	(1,134,108)	(1,018,134)	26,882,581	19,511,572	(9,659)	(30,662,049)	-	(1,854,606)

Net change in contract owners’ equity	(457,370)	(185,977)	32,300,731	30,801,552	(6,881)	(26,470,869)	-	(1,624,402)
Contract owners’ equity beginning of period	6,339,742	6,525,719	151,822,270	121,020,718	34,807	26,505,676	-	1,624,402

Contract owners’ equity end of period	$5,882,372	6,339,742	184,123,001	151,822,270	27,926	34,807	-	-

CHANGES IN UNITS:
Beginning units	503,648	602,251	12,382,367	10,709,237	-	1,852,745	-	128,519
Units purchased	73,784	39,610	6,054,243	6,663,755	-	1	-	1,880
Units redeemed	(163,486)	(138,213)	(3,931,184)	(4,990,625)	-	(1,852,746)	-	(130,399)

Ending units	413,946	503,648	14,505,426	12,382,367	-	-	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	ACVI3		ACVI4		ACVMV1		ACVMV2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$4	203,988	-	97,651	56,210	112,896	269,876	514,738
Realized gain (loss) on investments	23	(2,231,080)	-	(5,595,137)	98,575	(943,068)	(25,351)	(3,319,997)
Change in unrealized gain (loss) on investments	2	4,460,584	-	6,920,566	802,531	1,832,781	7,656,068	10,421,729
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	29	2,433,492	-	1,423,080	957,316	1,002,609	7,900,593	7,616,470

Equity transactions:
Purchase payments received from contract owners (note 3)	(80)	490,575	-	112,832	243,156	182,296	11,008,049	7,893,643
Transfers between funds	78	(16,792,113)	-	(10,153,729)	915,161	364,378	7,229,176	(4,075,724)
Redemptions (note 3)	(496)	(1,497,357)	-	(503,635)	(810,082)	(584,248)	(2,986,917)	(2,578,139)
Annuity benefits	(126)	(389)	-	-	(589)	(475)	(78)	(64)
Contract maintenance charges (note 2)	1	(5,154)	-	(5,573)	(2,172)	(2,057)	(95,336)	(33,898)
Contingent deferred sales charges (note 2)	497	(9,555)	-	(6,329)	(2,397)	(1,684)	(58,160)	(33,262)
Adjustments to maintain reserves	33	(393)	-	(99)	360	(1,050)	10,578	(740)

Net equity transactions	(93)	(17,814,386)	-	(10,556,533)	343,437	(42,840)	15,107,312	1,171,816

Net change in contract owners’ equity	(64)	(15,380,894)	-	(9,133,453)	1,300,753	959,769	23,007,905	8,788,286
Contract owners’ equity beginning of period	356	15,381,250	-	9,133,453	5,472,376	4,512,607	36,485,845	27,697,559

Contract owners’ equity end of period	$292	356	-	-	6,773,129	5,472,376	59,493,750	36,485,845

CHANGES IN UNITS:
Beginning units	-	1,568,771	-	943,918	535,378	566,200	3,038,070	2,949,866
Units purchased	8	96,761	-	84,830	333,263	305,302	2,579,927	1,911,374
Units redeemed	(8)	(1,665,532)	-	(1,028,748)	(305,579)	(336,124)	(1,377,366)	(1,823,170)

Ending units	-	-	-	-	563,062	535,378	4,240,631	3,038,070

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	ACVU1		ACVU2		ACVV		ACVV2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$-	(9,703)	(119)	(66,189)	151,247	2,586,337	(51,345)	2,632,003
Realized gain (loss) on investments	-	(945,133)	895	(4,034,923)	(15,631,317)	(11,135,716)	(13,226,299)	(10,840,268)
Change in unrealized gain (loss) on investments	-	1,249,487	593	5,190,116	20,600,805	17,564,038	19,807,264	19,372,709
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	-	294,651	1,369	1,089,004	5,120,735	9,014,659	6,529,620	11,164,444

Equity transactions:
Purchase payments received from contract owners (note 3)	-	58,184	500	87,731	1,060,169	1,544,112	862,696	6,366,984
Transfers between funds	-	(2,001,353)	(21)	(8,487,920)	(57,665,014)	(4,659,121)	(77,779,176)	(8,025,228)
Redemptions (note 3)	-	(195,066)	(479)	(543,515)	(8,235,856)	(9,430,977)	(5,762,181)	(5,348,599)
Annuity benefits	-	-	(4,996)	(3,825)	(4,613)	(25,963)	(5,499)	(5,180)
Contract maintenance charges (note 2)	-	(945)	-	(1,276)	(26,642)	(33,770)	(98,187)	(71,058)
Contingent deferred sales charges (note 2)	-	(2,471)	-	(9,569)	(15,156)	(27,418)	(69,597)	(65,413)
Adjustments to maintain reserves	-	(4)	154	302	(16,487)	(542)	(8,382)	(2,130)

Net equity transactions	-	(2,141,655)	(4,842)	(8,958,072)	(64,903,599)	(12,633,679)	(82,860,326)	(7,150,624)

Net change in contract owners’ equity	-	(1,847,004)	(3,473)	(7,869,068)	(59,782,864)	(3,619,020)	(76,330,706)	4,013,820
Contract owners’ equity beginning of period	-	1,847,004	13,729	7,882,797	59,782,864	63,401,884	76,330,706	72,316,886

Contract owners’ equity end of period	$-	-	10,256	13,729	-	59,782,864	-	76,330,706

CHANGES IN UNITS:
Beginning units	-	259,464	-	868,516	3,000,711	3,763,741	5,307,560	5,916,904
Units purchased	7	37,922	37	37,609	129,744	257,189	429,881	1,209,254
Units redeemed	(7)	(297,386)	(37)	(906,125)	(3,130,455)	(1,020,219)	(5,737,441)	(1,818,598)

Ending units	-	-	-	-	-	3,000,711	-	5,307,560

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	ACVVS1		ACVVS2		DVSCS		DSIF
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(101)	(27,942)	(1)	(122,171)	(621,818)	356,791	1,081,316	1,700,496
Realized gain (loss) on investments	564	(2,967,805)	(40)	(9,420,126)	(11,286,627)	(6,783,770)	6,057,062	(2,732,992)
Change in unrealized gain (loss) on investments	1,137	3,303,758	-	10,407,868	26,527,117	8,152,379	22,351,997	37,276,545
Reinvested capital gains	-	-	-	-	-	5,995,719	-	14,946,956

Net increase (decrease) in contract owners’ equity resulting from operations	1,600	308,011	(41)	865,571	14,618,672	7,721,119	29,490,375	51,191,005

Equity transactions:
Purchase payments received from contract owners (note 3)	(3)	96,084	(317)	121,082	4,960,112	5,162,353	4,682,210	5,273,315
Transfers between funds	3	(3,768,080)	1,551	(12,924,234)	21,430,252	(2,313,592)	(5,629,042)	(6,693,029)
Redemptions (note 3)	-	(366,044)	(1,188)	(567,821)	(5,826,069)	(3,636,181)	(36,103,811)	(36,443,730)
Annuity benefits	(1,673)	(1,743)	-	-	(4,897)	(4,012)	(79,729)	(99,738)
Contract maintenance charges (note 2)	-	(1,157)	(5)	(7,869)	(102,963)	(19,090)	(158,962)	(179,897)
Contingent deferred sales charges (note 2)	-	(1,331)	-	(7,916)	(71,996)	(36,421)	(59,608)	(86,795)
Adjustments to maintain reserves	(1,688)	81	-	(1,910)	(521)	(75)	13,293	(2,921)

Net equity transactions	(3,361)	(4,042,190)	41	(13,388,668)	20,383,918	(847,018)	(37,335,649)	(38,232,795)

Net change in contract owners’ equity	(1,761)	(3,734,179)	-	(12,523,097)	35,002,590	6,874,101	(7,845,274)	12,958,210
Contract owners’ equity beginning of period	9,717	3,743,896	-	12,523,097	41,704,730	34,830,629	252,414,718	239,456,508

Contract owners’ equity end of period	$7,956	9,717	-	-	76,707,320	41,704,730	244,569,444	252,414,718

CHANGES IN UNITS:
Beginning units	-	560,487	-	1,499,857	2,741,931	2,849,922	10,005,487	11,829,308
Units purchased	3	71,109	274	225,386	2,941,522	1,074,035	443,657	638,747
Units redeemed	(3)	(631,596)	(274)	(1,725,243)	(1,727,560)	(1,182,026)	(1,892,585)	(2,462,568)

Ending units	-	-	-	-	3,955,893	2,741,931	8,556,559	10,005,487

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	DSIFS		DSRG		DCAP		DCAPS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$79,260	247,356	(191,862)	(139,377)	215,172	327,763	22,064	99,097
Realized gain (loss) on investments	(871,161)	(2,976,952)	(774,588)	(3,369,538)	(209,369)	(701,338)	(281,883)	(1,271,428)
Change in unrealized gain (loss) on investments	13,240,912	15,639,657	6,371,680	14,809,941	3,312,741	3,053,834	4,370,941	3,564,180
Reinvested capital gains	-	4,719,219	-	-	-	1,888,385	-	1,333,884

Net increase (decrease) in contract owners’ equity resulting from operations	12,449,011	17,629,280	5,405,230	11,301,026	3,318,544	4,568,644	4,111,122	3,725,733

Equity transactions:
Purchase payments received from contract owners (note 3)	14,966,916	9,962,850	814,615	1,056,220	548,958	547,589	9,263,113	4,671,011
Transfers between funds	(1,227,796)	(234,526)	(804,704)	(699,154)	1,831,544	(854,347)	4,452,593	(1,592,282)
Redemptions (note 3)	(9,195,424)	(8,413,768)	(5,385,669)	(5,115,033)	(3,760,133)	(3,609,451)	(2,154,277)	(1,827,265)
Annuity benefits	(38,333)	(32,498)	(2,372)	(2,639)	(5,330)	(4,242)	(9,617)	(8,861)
Contract maintenance charges (note 2)	(82,378)	(33,888)	(42,148)	(46,365)	(14,828)	(16,853)	(58,217)	(14,120)
Contingent deferred sales charges (note 2)	(107,672)	(103,370)	(10,435)	(13,983)	(9,999)	(11,334)	(25,734)	(23,550)
Adjustments to maintain reserves	(993)	(2,195)	1,697	(287)	2,418	2,438	722	(1,375)

Net equity transactions	4,314,320	1,142,605	(5,429,016)	(4,821,241)	(1,407,370)	(3,946,200)	11,468,583	1,203,558

Net change in contract owners’ equity	16,763,331	18,771,885	(23,786)	6,479,785	1,911,174	622,444	15,579,705	4,929,291
Contract owners’ equity beginning of period	92,482,437	73,710,552	45,117,970	38,638,185	25,848,176	25,225,732	23,427,337	18,498,046

Contract owners’ equity end of period	$109,245,768	92,482,437	45,094,184	45,117,970	27,759,350	25,848,176	39,007,042	23,427,337

CHANGES IN UNITS:
Beginning units	7,000,385	6,903,789	2,105,786	2,380,596	1,906,125	2,251,894	1,768,979	1,678,407
Units purchased	2,133,320	2,167,187	49,938	85,728	306,768	250,357	1,307,071	708,681
Units redeemed	(1,780,689)	(2,070,591)	(297,429)	(360,538)	(414,117)	(596,126)	(468,261)	(618,109)

Ending units	7,353,016	7,000,385	1,858,295	2,105,786	1,798,776	1,906,125	2,607,789	1,768,979

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	DVDLS		DGI		FCA2S		FALFS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(10,271)	(1,675)	(20,322)	(1,925)	(19,881)	(12,783)	12,998	5,646
Realized gain (loss) on investments	(246,444)	(312,921)	197,362	(505,313)	38,153	(83,452)	(376,860)	(342,280)
Change in unrealized gain (loss) on investments	651,736	585,449	2,119,622	3,764,193	191,867	257,704	395,018	455,714
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	395,021	270,853	2,296,662	3,256,955	210,139	161,469	31,156	119,080

Equity transactions:
Purchase payments received from contract owners (note 3)	26,374	8,279	374,430	412,574	11,267	31,930	18,910	22,124
Transfers between funds	311,159	5,547	192,437	(437,048)	795,984	(166,484)	(947,870)	(17,407)
Redemptions (note 3)	(157,176)	(130,889)	(2,379,876)	(2,404,748)	(424,554)	(289,466)	(26,296)	(96,604)
Annuity benefits	(122)	(96)	(920)	(757)	-	-	-	-
Contract maintenance charges (note 2)	(363)	(366)	(10,993)	(12,311)	(433)	(360)	(47)	(230)
Contingent deferred sales charges (note 2)	(1,761)	(2,006)	(5,807)	(7,805)	(5,307)	(5,652)	(185)	(2,844)
Adjustments to maintain reserves	(128)	(107)	392	(174)	(129)	(172)	1	(82)

Net equity transactions	177,983	(119,638)	(1,830,337)	(2,450,269)	376,828	(430,204)	(955,487)	(95,043)

Net change in contract owners’ equity	573,004	151,215	466,325	806,686	586,967	(268,735)	(924,331)	24,037
Contract owners’ equity beginning of period	1,383,243	1,232,028	14,900,160	14,093,474	1,702,974	1,971,709	924,331	900,294

Contract owners’ equity end of period	$1,956,247	1,383,243	15,366,485	14,900,160	2,289,941	1,702,974	-	924,331

CHANGES IN UNITS:
Beginning units	130,684	145,489	1,288,723	1,549,201	134,046	173,986	86,156	95,239
Units purchased	52,455	15,635	79,458	73,374	90,789	21,135	1,741	17,076
Units redeemed	(36,506)	(30,440)	(232,694)	(333,852)	(65,656)	(61,075)	(87,897)	(26,159)

Ending units	146,633	130,684	1,135,487	1,288,723	159,179	134,046	-	86,156

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FVMOS		FQB		FQBS		FC2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$176,562	(2,254)	475,406	649,092	1,732,004	2,338,098	(3,168,300)	(898,309)
Realized gain (loss) on investments	(378,818)	(266,274)	133,379	(230,073)	102,628	(1,124,820)	(69,631,655)	(25,070,556)
Change in unrealized gain (loss) on investments	259,775	2,896	295,834	1,713,072	1,639,326	7,035,508	100,383,820	85,069,691
Reinvested capital gains	-	141,524	-	-	-	-	23	56,790

Net increase (decrease) in contract owners’ equity resulting from operations	57,519	(124,108)	904,619	2,132,091	3,473,958	8,248,786	27,583,888	59,157,616

Equity transactions:
Purchase payments received from contract owners (note 3)	33,933	339,875	310,910	236,706	854,504	785,805	3,115,459	4,233,973
Transfers between funds	(7,011,235)	(698,208)	1,131,048	1,174,874	(335,841)	2,266,645	(240,940,134)	(13,251,234)
Redemptions (note 3)	(329,878)	(1,207,853)	(2,407,565)	(2,281,306)	(6,715,398)	(5,676,163)	(20,895,346)	(20,224,818)
Annuity benefits	-	-	(224)	(618)	-	-	(25,254)	(13,242)
Contract maintenance charges (note 2)	(207)	(1,743)	(5,689)	(6,382)	(15,285)	(15,807)	(69,115)	(75,834)
Contingent deferred sales charges (note 2)	(555)	(8,812)	(3,388)	(7,576)	(89,961)	(74,155)	(232,230)	(263,909)
Adjustments to maintain reserves	(14)	252	(234)	(201)	(643)	(418)	(46,000)	(1,428)

Net equity transactions	(7,307,956)	(1,576,489)	(975,142)	(884,503)	(6,302,624)	(2,714,093)	(259,092,620)	(29,596,492)

Net change in contract owners’ equity	(7,250,437)	(1,700,597)	(70,523)	1,247,588	(2,828,666)	5,534,693	(231,508,732)	29,561,124
Contract owners’ equity beginning of period	7,250,437	8,951,034	12,949,840	11,702,252	53,792,192	48,257,499	231,508,732	201,947,608

Contract owners’ equity end of period	$-	7,250,437	12,879,317	12,949,840	50,963,526	53,792,192	-	231,508,732

CHANGES IN UNITS:
Beginning units	746,449	918,459	988,389	1,061,286	4,565,974	4,844,381	14,053,840	16,338,369
Units purchased	60,523	888,808	262,273	358,525	873,867	1,006,715	933,909	1,352,059
Units redeemed	(806,972)	(1,060,818)	(332,795)	(431,422)	(1,388,794)	(1,285,122)	(14,987,749)	(3,636,588)

Ending units	-	746,449	917,867	988,389	4,051,047	4,565,974	-	14,053,840

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FEIP		FVSS2		FHIP		FAMP
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$1,550,903	3,174,105	(169,012)	(128,769)	3,708,653	3,846,362	550,326	1,633,540
Realized gain (loss) on investments	(20,414,460)	(50,571,509)	(1,182,072)	(2,813,966)	(1,264,493)	(5,007,873)	(3,423,574)	(12,329,833)
Change in unrealized gain (loss) on investments	65,912,237	136,199,989	4,154,865	7,500,826	4,797,748	22,366,884	22,330,240	50,035,162
Reinvested capital gains	-	-	-	-	-	-	839,890	265,459

Net increase (decrease) in contract owners’ equity resulting from operations	47,048,680	88,802,585	2,803,781	4,558,091	7,241,908	21,205,373	20,296,882	39,604,328

Equity transactions:
Purchase payments received from contract owners (note 3)	5,754,737	6,205,838	273,924	410,715	(264)	(2,165)	2,742,654	2,373,177
Transfers between funds	(9,182,266)	(12,821,287)	(306,786)	(131,406)	(1,759,291)	(3,080,145)	(1,014,013)	(3,384,618)
Redemptions (note 3)	(55,327,893)	(52,695,712)	(1,840,149)	(1,068,457)	(9,672,832)	(9,258,000)	(25,602,906)	(23,729,695)
Annuity benefits	(131,887)	(136,425)	-	-	(10,064)	(10,106)	(36,725)	(40,929)
Contract maintenance charges (note 2)	(220,817)	(244,126)	(2,146)	(1,935)	(35,313)	(40,517)	(107,245)	(119,993)
Contingent deferred sales charges (note 2)	(63,970)	(90,150)	(14,717)	(9,856)	(9,034)	(12,509)	(10,101)	(30,770)
Adjustments to maintain reserves	14,092	(650)	(1,385)	(882)	661	333	7,038	2,460

Net equity transactions	(59,158,004)	(59,782,512)	(1,891,259)	(801,821)	(11,486,137)	(12,403,109)	(24,021,298)	(24,930,368)

Net change in contract owners’ equity	(12,109,324)	29,020,073	912,522	3,756,270	(4,244,229)	8,802,264	(3,724,416)	14,673,960
Contract owners’ equity beginning of period	393,178,909	364,158,836	12,618,401	8,862,131	64,963,472	56,161,208	175,524,015	160,850,055

Contract owners’ equity end of period	$381,069,585	393,178,909	13,530,923	12,618,401	60,719,243	64,963,472	171,799,599	175,524,015

CHANGES IN UNITS:
Beginning units	11,095,521	13,248,157	778,358	844,676	2,706,774	3,333,874	5,946,996	6,966,315
Units purchased	218,143	362,215	116,409	178,519	-	318	165,488	147,832
Units redeemed	(1,864,004)	(2,514,851)	(224,724)	(244,837)	(454,419)	(627,418)	(967,561)	(1,167,151)

Ending units	9,449,660	11,095,521	670,043	778,358	2,252,355	2,706,774	5,144,923	5,946,996

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FCP		FNRS2		FEI2		FF10S
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(4,313,796)	83,611	(854,859)	(867,514)	193,759	545,405	36,803	120,532
Realized gain (loss) on investments	(18,555,775)	(22,120,802)	(6,920,480)	(7,593,646)	(2,745,307)	(9,021,837)	(278,312)	(569,649)
Change in unrealized gain (loss) on investments	68,716,596	120,739,144	18,950,653	32,669,819	19,212,224	33,325,206	741,465	1,402,363
Reinvested capital gains	97	90,297	-	-	-	-	98,549	39,659

Net increase (decrease) in contract owners’ equity resulting from operations	45,847,122	98,792,250	11,175,314	24,208,659	16,660,676	24,848,774	598,505	992,905

Equity transactions:
Purchase payments received from contract owners (note 3)	5,552,767	6,821,498	5,705,524	6,422,976	22,550,845	12,481,142	123,087	92,303
Transfers between funds	(378,116,736)	(12,398,175)	(6,463,378)	(413,486)	1,822,660	(2,674,115)	838,943	488,214
Redemptions (note 3)	(47,751,851)	(50,794,183)	(7,533,027)	(6,702,847)	(10,765,077)	(10,433,888)	(1,311,392)	(825,662)
Annuity benefits	(85,742)	(87,479)	(233)	(768)	(1,474)	(1,254)	(8,700)	(7,636)
Contract maintenance charges (note 2)	(177,024)	(207,672)	(14,783)	(15,951)	(172,506)	(82,234)	(2,359)	(2,329)
Contingent deferred sales charges (note 2)	(73,627)	(113,711)	(56,051)	(68,245)	(111,912)	(251,129)	(3,490)	(1,589)
Adjustments to maintain reserves	(215,974)	(10,335)	2,083	(1,918)	2,213	(1,855)	1,057	671

Net equity transactions	(420,868,187)	(56,790,057)	(8,359,865)	(780,239)	13,324,749	(963,333)	(362,854)	(256,028)

Net change in contract owners’ equity	(375,021,065)	42,002,193	2,815,449	23,428,420	29,985,425	23,885,441	235,651	736,877
Contract owners’ equity beginning of period	375,021,065	333,018,872	78,223,756	54,795,336	117,794,773	93,909,332	5,253,077	4,516,200

Contract owners’ equity end of period	$-	375,021,065	81,039,205	78,223,756	147,780,198	117,794,773	5,488,728	5,253,077

CHANGES IN UNITS:
Beginning units	12,707,542	15,111,468	5,512,532	5,594,487	8,973,964	9,142,932	508,093	534,668
Units purchased	409,619	720,719	1,295,583	2,296,029	3,075,775	2,091,396	138,863	130,499
Units redeemed	(13,117,161)	(3,124,645)	(1,938,160)	(2,377,984)	(2,085,159)	(2,260,364)	(169,570)	(157,074)

Ending units	-	12,707,542	4,869,955	5,512,532	9,964,580	8,973,964	477,386	508,093

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FF10S2		FF20S		FF20S2		FF30S
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$452,350	1,199,282	80,982	133,390	1,755,845	1,862,031	44,859	45,975
Realized gain (loss) on investments	(494,859)	(911,806)	(430,284)	(870,487)	(207,823)	(646,486)	(482,715)	(333,035)
Change in unrealized gain (loss) on investments	6,309,170	9,253,943	1,325,951	2,145,104	18,687,982	17,608,358	1,171,591	1,423,051
Reinvested capital gains	1,466,028	364,305	68,157	75,482	1,435,518	1,023,590	45,140	54,824

Net increase (decrease) in contract owners’ equity resulting from operations	7,732,689	9,905,724	1,044,806	1,483,489	21,671,522	19,847,493	778,875	1,190,815

Equity transactions:
Purchase payments received from contract owners (note 3)	19,370,241	13,346,968	540,800	480,799	81,771,325	38,725,970	565,208	703,602
Transfers between funds	10,339,687	(379,216)	1,971,893	1,127,121	15,567,742	317,281	959,466	675,431
Redemptions (note 3)	(7,788,291)	(3,310,622)	(1,308,802)	(1,157,533)	(5,816,996)	(4,458,010)	(968,091)	(551,964)
Annuity benefits	-	-	-	-	-	-	-	-
Contract maintenance charges (note 2)	(231,602)	(84,731)	(4,407)	(3,846)	(673,739)	(236,602)	(4,414)	(3,668)
Contingent deferred sales charges (note 2)	(94,512)	(52,216)	(5,025)	(9,415)	(108,273)	(75,540)	(10,728)	(2,624)
Adjustments to maintain reserves	(1,854)	(404)	260	(79)	(7,877)	(514)	1,151	(48)

Net equity transactions	21,593,669	9,519,779	1,194,719	437,047	90,732,182	34,272,585	542,592	820,729

Net change in contract owners’ equity	29,326,358	19,425,503	2,239,525	1,920,536	112,403,704	54,120,078	1,321,467	2,011,544
Contract owners’ equity beginning of period	61,055,820	41,630,317	7,363,537	5,443,001	114,146,511	60,026,433	5,416,444	3,404,900

Contract owners’ equity end of period	$90,382,178	61,055,820	9,603,062	7,363,537	226,550,215	114,146,511	6,737,911	5,416,444

CHANGES IN UNITS:
Beginning units	5,580,362	4,645,289	762,019	715,854	10,446,737	6,972,856	589,970	481,061
Units purchased	3,120,875	1,631,776	310,478	274,223	9,141,684	4,330,773	187,774	201,147
Units redeemed	(1,280,613)	(696,703)	(193,327)	(228,058)	(1,244,593)	(856,892)	(136,808)	(92,238)

Ending units	7,420,624	5,580,362	879,170	762,019	18,343,828	10,446,737	640,936	589,970

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FF30S2		FGOP		FGP		FG2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$30,413	53,612	(175,200)	(108,510)	(3,666,356)	(2,856,548)	(739,094)	(540,755)
Realized gain (loss) on investments	(678,649)	(701,172)	2,696,753	(52,792)	(15,781,781)	(34,977,296)	(1,666,959)	(3,073,061)
Change in unrealized gain (loss) on investments	3,123,165	4,641,420	322,636	4,766,496	89,947,399	114,061,560	12,467,308	12,898,364
Reinvested capital gains	156,478	203,381	-	-	1,155,600	276,561	176,958	34,803

Net increase (decrease) in contract owners’ equity resulting from operations	2,631,407	4,197,241	2,844,189	4,605,194	71,654,862	76,504,277	10,238,213	9,319,351

Equity transactions:
Purchase payments received from contract owners (note 3)	2,968,511	1,763,108	290,616	393,498	6,097,660	6,322,299	9,721,647	5,668,639
Transfers between funds	157,460	846,790	(15,267,516)	(30,944)	(5,951,204)	(9,988,799)	3,316,106	(2,521,812)
Redemptions (note 3)	(1,636,027)	(1,296,683)	(2,225,735)	(1,980,402)	(48,615,322)	(44,789,037)	(5,137,585)	(4,010,606)
Annuity benefits	-	-	-	-	(100,721)	(124,189)	(2,197)	(865)
Contract maintenance charges (note 2)	(4,436)	(3,841)	(10,619)	(11,949)	(273,092)	(299,334)	(58,419)	(25,263)
Contingent deferred sales charges (note 2)	(18,087)	(18,558)	(5,221)	(7,364)	(61,613)	(100,844)	(51,166)	(46,451)
Adjustments to maintain reserves	(457)	(302)	2,306	(478)	7,465	(437)	211	(967)

Net equity transactions	1,466,964	1,290,514	(17,216,169)	(1,637,639)	(48,896,827)	(48,980,341)	7,788,597	(937,325)

Net change in contract owners’ equity	4,098,371	5,487,755	(14,371,980)	2,967,555	22,758,035	27,523,936	18,026,810	8,382,026
Contract owners’ equity beginning of period	18,869,954	13,382,199	14,371,980	11,404,425	354,336,278	326,812,342	44,826,335	36,444,309

Contract owners’ equity end of period	$22,968,325	18,869,954	-	14,371,980	377,094,313	354,336,278	62,853,145	44,826,335

CHANGES IN UNITS:
Beginning units	1,783,182	1,631,753	1,657,626	1,893,306	8,786,028	10,315,116	3,652,787	3,750,535
Units purchased	477,279	350,148	145,970	155,429	232,193	263,397	1,656,436	1,160,938
Units redeemed	(364,630)	(198,719)	(1,803,596)	(391,109)	(1,401,417)	(1,792,485)	(1,105,326)	(1,258,686)

Ending units	1,895,831	1,783,182	-	1,657,626	7,616,804	8,786,028	4,203,897	3,652,787

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FHIPR		FIGBS		FIGBP2		FMCS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$1,592,266	1,518,854	621,477	1,679,780	5,419,976	28,357,638	(260,828)	(118,154)
Realized gain (loss) on investments	3,777,050	(2,269,294)	491,823	(137,050)	10,522,262	(2,273,040)	(739,010)	(2,099,856)
Change in unrealized gain (loss) on investments	(2,761,427)	7,925,431	467,549	1,554,955	9,738,715	24,991,543	7,173,888	7,712,842
Reinvested capital gains	-	-	325,830	99,280	4,715,302	1,820,102	87,760	99,218

Net increase (decrease) in contract owners’ equity resulting from operations	2,607,889	7,174,991	1,906,679	3,196,965	30,396,255	52,896,243	6,261,810	5,594,050

Equity transactions:
Purchase payments received from contract owners (note 3)	1,040,372	1,391,891	827,284	701,306	40,508,340	33,194,622	1,069,001	1,000,536
Transfers between funds	(63,664)	6,050,206	3,471,056	10,837,872	(120,889,695)	52,988,373	9,609,496	4,985,955
Redemptions (note 3)	(3,618,694)	(3,699,310)	(5,407,389)	(4,537,863)	(37,039,755)	(28,789,262)	(3,954,906)	(2,968,787)
Annuity benefits	-	-	(4,658)	(4,333)	(17,271)	(8,897)	(586)	(1,224)
Contract maintenance charges (note 2)	(7,075)	(6,972)	(9,111)	(8,770)	(1,532,932)	(1,316,304)	(9,428)	(7,737)
Contingent deferred sales charges (note 2)	(10,592)	(7,703)	(7,785)	(17,973)	(495,177)	(457,895)	(9,282)	(7,974)
Adjustments to maintain reserves	(292)	8,803	(462)	20	(1,418)	33,581	(3,682)	(98)

Net equity transactions	(2,659,945)	3,736,915	(1,131,065)	6,970,259	(119,467,908)	55,644,218	6,700,613	3,000,671

Net change in contract owners’ equity	(52,056)	10,911,906	775,614	10,167,224	(89,071,653)	108,540,461	12,962,423	8,594,721
Contract owners’ equity beginning of period	25,152,368	14,240,462	28,852,712	18,685,488	513,915,248	405,374,787	22,226,100	13,631,379

Contract owners’ equity end of period	$25,100,312	25,152,368	29,628,326	28,852,712	424,843,595	513,915,248	35,188,523	22,226,100

CHANGES IN UNITS:
Beginning units	2,439,833	1,960,090	2,383,390	1,760,865	43,332,353	38,795,425	2,397,217	2,030,889
Units purchased	1,410,293	2,390,042	889,884	1,510,402	8,850,172	14,598,605	1,400,540	1,262,057
Units redeemed	(1,683,329)	(1,910,299)	(969,584)	(887,877)	(18,389,039)	(10,061,677)	(808,794)	(895,729)

Ending units	2,166,797	2,439,833	2,303,690	2,383,390	33,793,486	43,332,353	2,988,963	2,397,217

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FMC2		FOP		FOPR		FO2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(3,178,209)	(1,794,811)	24,528	512,776	16,545	244,287	(10,238)	12,249
Realized gain (loss) on investments	(3,955,894)	(9,843,428)	368,813	(1,424,829)	(360,401)	(2,206,520)	(35,698)	(249,330)
Change in unrealized gain (loss) on investments	58,356,537	61,150,148	6,620,606	15,401,818	3,609,263	8,971,600	435,592	1,052,564
Reinvested capital gains	710,996	853,680	124,665	213,223	59,679	104,674	6,998	11,985

Net increase (decrease) in contract owners’ equity resulting from operations	51,933,430	50,365,589	7,138,612	14,702,988	3,325,086	7,114,041	396,654	827,468

Equity transactions:
Purchase payments received from contract owners (note 3)	33,889,981	22,745,137	7	927	1,263,900	1,698,782	(17)	113
Transfers between funds	11,719,073	(4,399,233)	(1,458,578)	(1,856,109)	(1,480,423)	(2,466,935)	(92,493)	(269,686)
Redemptions (note 3)	(19,951,092)	(13,174,342)	(8,376,602)	(8,431,504)	(4,766,393)	(5,668,926)	(293,688)	(677,127)
Annuity benefits	(12,743)	(9,512)	(12,537)	(15,745)	(1,861)	(1,643)	-	-
Contract maintenance charges (note 2)	(316,759)	(149,811)	(46,317)	(52,795)	(13,895)	(16,481)	(479)	(592)
Contingent deferred sales charges (note 2)	(277,132)	(165,128)	(3,041)	(5,128)	(15,136)	(16,455)	(1,142)	(6,179)
Adjustments to maintain reserves	81	(2,892)	4,210	748	3,047	110	(57)	(262)

Net equity transactions	25,051,409	4,844,219	(9,892,858)	(10,359,606)	(5,010,761)	(6,471,548)	(387,876)	(953,733)

Net change in contract owners’ equity	76,984,839	55,209,808	(2,754,246)	4,343,382	(1,685,675)	642,493	8,778	(126,265)
Contract owners’ equity beginning of period	187,958,033	132,748,225	73,154,958	68,811,576	35,197,951	34,555,458	3,903,354	4,029,619

Contract owners’ equity end of period	$264,942,872	187,958,033	70,400,712	73,154,958	33,512,276	35,197,951	3,912,132	3,903,354

CHANGES IN UNITS:
Beginning units	9,082,067	8,779,121	3,184,055	3,742,007	2,611,534	3,203,770	224,881	286,835
Units purchased	3,478,637	2,808,022	-	-	221,624	286,249	25,489	-
Units redeemed	(2,423,235)	(2,505,076)	(441,909)	(557,952)	(605,067)	(878,485)	(52,210)	(61,954)

Ending units	10,137,469	9,082,067	2,742,146	3,184,055	2,228,091	2,611,534	198,160	224,881

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FO2R		FVSS		FTVIS2		FTVRD2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(155,288)	219,488	(68,031)	(47,236)	5,906,513	5,912,750	(7,200)	(121,859)
Realized gain (loss) on investments	(5,340,828)	(3,191,714)	(1,245,208)	(3,081,921)	(2,825,865)	(4,985,586)	(274,493)	(2,416,337)
Change in unrealized gain (loss) on investments	11,614,533	13,102,396	2,827,530	5,693,877	9,287,109	25,793,817	11,999,565	11,464,029
Reinvested capital gains	107,480	136,178	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	6,225,897	10,266,348	1,514,291	2,564,720	12,367,757	26,720,981	11,717,872	8,925,833

Equity transactions:
Purchase payments received from contract owners (note 3)	8,057,171	6,869,227	214,711	227,963	10,337,411	9,424,692	760,707	1,190,922
Transfers between funds	(2,099,503)	4,039,139	447,023	403,046	5,133,496	1,426,480	45,097	(3,419,898)
Redemptions (note 3)	(4,821,511)	(3,619,830)	(1,202,523)	(1,009,455)	(12,244,742)	(8,993,697)	(9,210,237)	(6,864,871)
Annuity benefits	(6,611)	(5,308)	(1,376)	(1,108)	(19,269)	(14,388)	(6,817)	(4,094)
Contract maintenance charges (note 2)	(81,431)	(40,104)	(3,639)	(3,642)	(13,546)	(13,873)	(8,840)	(9,766)
Contingent deferred sales charges (note 2)	(82,598)	(42,068)	(2,701)	(8,783)	(119,936)	(66,084)	(84,347)	(74,913)
Adjustments to maintain reserves	(3,232)	(653)	(97)	(54)	(966)	23,745	8	(2,070)

Net equity transactions	962,285	7,200,403	(548,602)	(392,033)	3,072,448	1,786,875	(8,504,429)	(9,184,690)

Net change in contract owners’ equity	7,188,182	17,466,751	965,689	2,172,687	15,440,205	28,507,856	3,213,443	(258,857)
Contract owners’ equity beginning of period	53,016,260	35,549,509	6,999,231	4,826,544	112,371,427	83,863,571	68,968,438	69,227,295

Contract owners’ equity end of period	$60,204,442	53,016,260	7,964,920	6,999,231	127,811,632	112,371,427	72,181,881	68,968,438

CHANGES IN UNITS:
Beginning units	4,511,884	3,739,265	592,992	634,932	10,706,434	10,666,736	5,182,224	6,005,955
Units purchased	1,730,747	1,849,285	249,001	372,235	2,809,474	2,516,184	604,527	349,332
Units redeemed	(1,623,820)	(1,076,666)	(301,053)	(414,175)	(2,541,314)	(2,476,486)	(1,232,496)	(1,173,063)

Ending units	4,618,811	4,511,884	540,940	592,992	10,974,594	10,706,434	4,554,255	5,182,224

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FTVSV2		FTVDM3		TIF2		TIF3
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(1,568,786)	(1,028,817)	17,314	696,363	20,490	98,056	27,951	6,707,139
Realized gain (loss) on investments	6,312,921	(16,701,595)	(5,077,579)	(5,727,648)	23,162	(177,966)	(2,834,134)	(162,481,939)
Change in unrealized gain (loss) on investments	32,414,932	59,711,793	9,737,861	19,304,931	280,684	1,398,505	8,258,267	177,706,175
Reinvested capital gains	-	2,307,442	-	105,137	-	214,753	-	11,753,408

Net increase (decrease) in contract owners’ equity resulting from operations	37,159,067	44,288,823	4,677,596	14,378,783	324,336	1,533,348	5,452,084	33,684,783

Equity transactions:
Purchase payments received from contract owners (note 3)	10,840,678	7,292,513	817,893	900,004	2,085	9,873	1,542,319	12,467,713
Transfers between funds	(50,543,704)	87,122,390	(3,317,708)	4,014,508	(237,068)	(431,845)	(4,298,679)	(190,620,641)
Redemptions (note 3)	(13,436,969)	(7,938,017)	(3,370,005)	(2,900,889)	(397,089)	(447,109)	(6,354,505)	(10,563,420)
Annuity benefits	(6,021)	(5,201)	-	-	(360)	(350)	(2,495)	(318)
Contract maintenance charges (note 2)	(464,955)	(279,709)	(5,017)	(4,914)	(401)	(434)	(202,972)	(557,398)
Contingent deferred sales charges (note 2)	(186,998)	(111,460)	(24,795)	(28,606)	(4,627)	(5,677)	(82,895)	(144,859)
Adjustments to maintain reserves	7,250	(3,209)	2,829	(763)	(99)	(306)	2,058	183,889

Net equity transactions	(53,790,719)	86,077,307	(5,896,803)	1,979,340	(637,559)	(875,848)	(9,397,169)	(189,235,034)

Net change in contract owners’ equity	(16,631,652)	130,366,130	(1,219,207)	16,358,123	(313,223)	657,500	(3,945,085)	(155,550,251)
Contract owners’ equity beginning of period	182,368,851	52,002,721	36,881,360	20,523,237	5,627,688	4,970,188	91,813,393	247,363,644

Contract owners’ equity end of period	$165,737,199	182,368,851	35,662,153	36,881,360	5,314,465	5,627,688	87,868,308	91,813,393

CHANGES IN UNITS:
Beginning units	10,676,595	3,847,456	2,307,480	2,181,313	300,587	358,613	6,859,765	25,106,259
Units purchased	2,202,608	9,591,118	486,051	928,612	18,837	-	657,299	3,952,853
Units redeemed	(5,186,259)	(2,761,979)	(865,096)	(802,445)	(54,682)	(58,026)	(1,362,917)	(22,199,347)

Ending units	7,692,944	10,676,595	1,928,435	2,307,480	264,742	300,587	6,154,147	6,859,765

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	FTVGI3		FTVFA2		AMTG		AMGP
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(110,061)	9,060,672	101,973	157,661	(232)	(521,354)	-	(64,397)
Realized gain (loss) on investments	873,615	1,282,583	356,290	(366,788)	17,863	15,857,466	-	(1,070,340)
Change in unrealized gain (loss) on investments	9,212,709	517,648	992,127	1,969,640	(7,856)	(7,397,692)	-	2,228,008
Reinvested capital gains	217,667	-	1,277	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	10,193,930	10,860,903	1,451,667	1,760,513	9,775	7,938,420	-	1,093,271

Equity transactions:
Purchase payments received from contract owners (note 3)	6,784,034	2,668,657	5,868,945	6,321,411	(166)	571,976	(8)	98,483
Transfers between funds	17,570,913	1,582,994	754,855	1,620,700	(129)	(69,785,469)	9	(8,566,303)
Redemptions (note 3)	(9,080,254)	(9,167,943)	(2,955,036)	(948,779)	7,278	(5,764,253)	-	(641,337)
Annuity benefits	(15,955)	(17,021)	-	-	(7,871)	(11,806)	-	(12)
Contract maintenance charges (note 2)	(11,515)	(11,751)	(1,095)	(603)	(207)	(38,813)	-	(4,096)
Contingent deferred sales charges (note 2)	(54,012)	(82,461)	(2,459)	(3,751)	1,091	(11,533)	-	(3,916)
Adjustments to maintain reserves	(12,996)	(24,041)	(1,772)	(42)	(4,265)	(48,091)	(1)	190

Net equity transactions	15,180,215	(5,051,566)	3,663,438	6,988,936	(4,269)	(75,087,989)	-	(9,116,991)

Net change in contract owners’ equity	25,374,145	5,809,337	5,115,105	8,749,449	5,506	(67,149,569)	-	(8,023,720)
Contract owners’ equity beginning of period	78,063,694	72,254,357	11,759,706	3,010,257	19,814	67,169,383	-	8,023,720

Contract owners’ equity end of period	$103,437,839	78,063,694	16,874,811	11,759,706	25,320	19,814	-	-

CHANGES IN UNITS:
Beginning units	5,360,877	5,797,396	1,391,741	456,888	12	2,411,370	-	928,163
Units purchased	2,422,334	2,258,541	986,938	1,154,824	146	35,779	3	29,042
Units redeemed	(1,477,826)	(2,695,060)	(538,514)	(219,971)	(5)	(2,447,137)	(3)	(957,205)

Ending units	6,305,385	5,360,877	1,840,165	1,391,741	153	12	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	AMINS		AMMCGS		AMTP		AMRS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(3)	(72,565)	-	(41,169)	(137)	(618,068)	-	(82,223)
Realized gain (loss) on investments	(95)	(4,434,330)	-	(1,421,498)	452	(39,029,244)	-	(5,457,396)
Change in unrealized gain (loss) on investments	(1)	5,866,895	-	1,979,893	6,082	64,756,294	-	7,341,128
Reinvested capital gains	-	-	-	-	-	4,259	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(99)	1,360,000	-	517,226	6,397	25,113,241	-	1,801,509

Equity transactions:
Purchase payments received from contract owners (note 3)	48,136	24,481	62	50,329	(36,937)	997,299	8,294	140,028
Transfers between funds	(40,791)	(8,545,390)	(62)	(5,056,437)	24,559	(90,706,823)	8,417	(9,599,543)
Redemptions (note 3)	(6,608)	(563,846)	-	(323,000)	39,552	(6,887,642)	(16,711)	(605,109)
Annuity benefits	-	(137)	-	-	(2,578)	(11,737)	-	-
Contract maintenance charges (note 2)	(643)	(2,587)	-	(450)	23	(33,737)	-	(6,101)
Contingent deferred sales charges (note 2)	-	(10,980)	-	(5,711)	(24)	(12,819)	-	(5,878)
Adjustments to maintain reserves	5	(203)	-	(18)	813	49,686	-	(339)

Net equity transactions	99	(9,098,662)	-	(5,335,287)	25,408	(96,605,773)	-	(10,076,942)

Net change in contract owners’ equity	-	(7,738,662)	-	(4,818,061)	31,805	(71,492,532)	-	(8,275,433)
Contract owners’ equity beginning of period	-	7,738,662	-	4,818,061	21,250	71,513,782	-	8,275,433

Contract owners’ equity end of period	$-	-	-	-	53,055	21,250	-	-

CHANGES IN UNITS:
Beginning units	-	1,025,292	-	400,219	-	4,031,046	-	1,216,019
Units purchased	5,556	71,444	1	23,346	2,459	220,012	1,657	407,193
Units redeemed	(5,556)	(1,096,736)	(1)	(423,565)	(1,460)	(4,251,058)	(1,657)	(1,623,212)

Ending units	-	-	-	-	999	-	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	AMFAS		AMSRS		OVMS		OVCAFS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(62,280)	(58,760)	(409,814)	154,673	48,938	(662,696)	(544,386)	(572,973)
Realized gain (loss) on investments	(728,803)	(795,653)	(1,214,608)	(3,148,859)	(3,653,058)	(9,090,699)	2,014,524	(1,313,445)
Change in unrealized gain (loss) on investments	1,375,485	1,557,483	7,053,405	9,269,298	8,793,270	18,670,311	541,792	14,525,185
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	584,402	703,070	5,428,983	6,275,112	5,189,150	8,916,916	2,011,930	12,638,767

Equity transactions:
Purchase payments received from contract owners (note 3)	114,716	105,248	799,156	410,334	791,672	1,114,483	651,219	1,547,335
Transfers between funds	1,998,037	(62,224)	1,795,865	(1,468,124)	(1,703,465)	(2,901,639)	(38,330,419)	(3,491,963)
Redemptions (note 3)	(556,345)	(361,534)	(2,665,073)	(2,398,598)	(7,162,615)	(8,471,447)	(4,412,489)	(3,783,354)
Annuity benefits	-	-	(2,682)	(2,385)	(8,391)	(12,249)	-	-
Contract maintenance charges (note 2)	(1,311)	(1,304)	(10,796)	(10,330)	(30,250)	(34,905)	(15,047)	(12,191)
Contingent deferred sales charges (note 2)	(2,005)	(3,770)	(25,075)	(33,633)	(6,203)	(13,922)	(52,899)	(59,317)
Adjustments to maintain reserves	(292)	(300)	3,944	(1,631)	(4,363)	(1,461)	248	(1,844)

Net equity transactions	1,552,800	(323,884)	(104,661)	(3,504,367)	(8,123,615)	(10,321,140)	(42,159,387)	(5,801,334)

Net change in contract owners’ equity	2,137,202	379,186	5,324,322	2,770,745	(2,934,465)	(1,404,224)	(40,147,457)	6,837,433
Contract owners’ equity beginning of period	4,086,114	3,706,928	27,023,753	24,253,008	50,983,345	52,387,569	40,147,457	33,310,024

Contract owners’ equity end of period	$6,223,316	4,086,114	32,348,075	27,023,753	48,048,880	50,983,345	-	40,147,457

CHANGES IN UNITS:
Beginning units	371,443	406,370	2,058,008	2,392,040	2,404,729	2,972,160	3,035,663	3,576,621
Units purchased	297,945	113,019	487,146	161,426	43,597	84,968	255,464	475,266
Units redeemed	(189,145)	(147,946)	(511,923)	(495,458)	(420,597)	(652,399)	(3,291,127)	(1,016,224)

Ending units	480,243	371,443	2,033,231	2,058,008	2,027,729	2,404,729	-	3,035,663

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	OVGR		OVB		OVGS3		OVGS4
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(458,008)	(419,303)	219,581	(573,349)	85,080	542,421	(162,565)	239,474
Realized gain (loss) on investments	5,202,460	(1,103,830)	(3,620,686)	(7,488,091)	556,222	(1,860,430)	(1,000,580)	(3,022,142)
Change in unrealized gain (loss) on investments	(2,127,409)	16,507,254	7,422,046	11,077,767	7,723,897	18,953,659	9,908,518	19,828,717
Reinvested capital gains	-	-	-	-	-	1,254,910	-	1,230,433

Net increase (decrease) in contract owners’ equity resulting from operations	2,617,043	14,984,121	4,020,941	3,016,327	8,365,199	18,890,560	8,745,373	18,276,482

Equity transactions:
Purchase payments received from contract owners (note 3)	947,884	1,164,832	701,672	967,262	2,527,645	3,466,774	3,648,389	2,894,575
Transfers between funds	(44,842,183)	(1,831,921)	(1,006,520)	(1,291,294)	(1,958,377)	(2,115,944)	(2,312,676)	(3,744,690)
Redemptions (note 3)	(6,011,453)	(6,596,198)	(6,039,727)	(8,187,848)	(9,776,125)	(10,282,368)	(5,551,510)	(4,250,857)
Annuity benefits	(15,656)	(15,107)	(8,498)	(8,547)	(10,417)	(10,102)	(591)	-
Contract maintenance charges (note 2)	(30,536)	(36,661)	(22,526)	(26,715)	(27,637)	(30,897)	(8,778)	(9,317)
Contingent deferred sales charges (note 2)	(15,978)	(24,739)	(8,788)	(17,654)	(32,346)	(52,262)	(60,821)	(64,159)
Adjustments to maintain reserves	(81,119)	(361)	2,603	2,604	2,629	(1,300)	249	(2,023)

Net equity transactions	(50,049,041)	(7,340,155)	(6,381,784)	(8,562,192)	(9,274,628)	(9,026,099)	(4,285,738)	(5,176,471)

Net change in contract owners’ equity	(47,431,998)	7,643,966	(2,360,843)	(5,545,865)	(909,429)	9,864,461	4,459,635	13,100,011
Contract owners’ equity beginning of period	47,431,998	39,788,032	42,609,427	48,155,292	66,066,623	56,202,162	67,081,618	53,981,607

Contract owners’ equity end of period	$-	47,431,998	40,248,584	42,609,427	65,157,194	66,066,623	71,541,253	67,081,618

CHANGES IN UNITS:
Beginning units	3,323,768	3,977,449	2,839,959	3,473,316	3,525,444	4,134,462	5,304,073	5,863,169
Units purchased	97,338	192,523	151,435	205,355	252,926	428,687	572,329	561,561
Units redeemed	(3,421,106)	(846,204)	(547,898)	(838,712)	(740,387)	(1,037,705)	(910,629)	(1,120,657)

Ending units	-	3,323,768	2,443,496	2,839,959	3,037,983	3,525,444	4,965,773	5,304,073

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	OVGS		OVGSS		OVHI3		OVHI4
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$160,617	1,178,954	(15,259)	52,153	22,999	(4,231)	274,978	(101,425)
Realized gain (loss) on investments	8,201,720	3,579,671	144,851	(361,081)	90,896	(396,093)	804,994	(7,209,790)
Change in unrealized gain (loss) on investments	8,742,885	31,457,106	1,187,915	3,214,090	(24,700)	458,920	(217,501)	8,369,274
Reinvested capital gains	-	2,661,461	-	217,587	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	17,105,222	38,877,192	1,317,507	3,122,749	89,195	58,596	862,471	1,058,059

Equity transactions:
Purchase payments received from contract owners (note 3)	60	5,379	772	-	47,955	47,205	338,491	1,023,270
Transfers between funds	(3,887,700)	(4,921,085)	(680,275)	(579,629)	103,749	84,840	156,026	2,029,683
Redemptions (note 3)	(16,389,889)	(16,458,494)	(1,582,132)	(769,962)	(65,716)	(60,076)	(888,426)	(1,165,305)
Annuity benefits	(32,381)	(30,650)	-	-	-	-	-	-
Contract maintenance charges (note 2)	(63,811)	(71,378)	(1,065)	(1,217)	(305)	(302)	(724)	(577)
Contingent deferred sales charges (note 2)	(8,804)	(15,211)	(12,386)	(13,353)	(40)	(794)	(5,910)	(2,640)
Adjustments to maintain reserves	(24,402)	1,684	228	(248)	(61)	42	(275)	(290)

Net equity transactions	(20,406,927)	(21,489,755)	(2,274,858)	(1,364,409)	85,582	70,915	(400,818)	1,884,141

Net change in contract owners’ equity	(3,301,705)	17,387,437	(957,351)	1,758,340	174,777	129,511	461,653	2,942,200
Contract owners’ equity beginning of period	134,800,037	117,412,600	11,225,732	9,467,392	382,251	252,740	7,101,139	4,158,939

Contract owners’ equity end of period	$131,498,332	134,800,037	10,268,381	11,225,732	557,028	382,251	7,562,792	7,101,139

CHANGES IN UNITS:
Beginning units	3,835,051	4,605,983	584,534	675,950	153,077	126,679	2,841,679	2,070,239
Units purchased	-	60	44,325	-	367,487	287,182	1,605,026	3,852,811
Units redeemed	(563,789)	(770,992)	(162,715)	(91,416)	(323,773)	(260,784)	(1,761,662)	(3,081,371)

Ending units	3,271,262	3,835,051	466,144	584,534	196,791	153,077	2,685,043	2,841,679

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	OVHI		OVHIS		OVGI		OVGIS
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$2,246	(629)	161,244	(52,789)	(23,433)	79,189	(2,439,041)	(767,834)
Realized gain (loss) on investments	(4,627)	(63,621)	(2,094,904)	(3,280,723)	(87,059)	(625,644)	(42,293,327)	(44,657,022)
Change in unrealized gain (loss) on investments	8,272	74,958	2,350,135	4,048,215	1,818,433	3,511,423	79,731,748	106,998,606
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	5,891	10,708	416,475	714,703	1,707,941	2,964,968	34,999,380	61,573,750

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	3	(67)	428,671	527,853	11,091,864	9,191,540
Transfers between funds	(148)	(5,578)	(247,613)	(343,583)	(811,237)	(549,434)	(82,185,141)	(19,062,783)
Redemptions (note 3)	(705)	(11,677)	(355,029)	(395,145)	(2,222,224)	(1,996,915)	(20,982,246)	(15,485,711)
Annuity benefits	-	-	(879)	(773)	(3,477)	(8,737)	(1,326)	(673)
Contract maintenance charges (note 2)	(13)	(22)	(666)	(720)	(9,287)	(10,399)	(1,003,204)	(919,116)
Contingent deferred sales charges (note 2)	-	(206)	(3,592)	(4,684)	(11,082)	(13,587)	(306,102)	(263,893)
Adjustments to maintain reserves	(16)	(24)	(352)	(351)	(5,509)	(3,065)	6,301	(494,093)

Net equity transactions	(882)	(17,507)	(608,128)	(745,323)	(2,634,145)	(2,054,284)	(93,379,854)	(27,034,729)

Net change in contract owners’ equity	5,009	(6,799)	(191,653)	(30,620)	(926,204)	910,684	(58,380,474)	34,539,021
Contract owners’ equity beginning of period	44,537	51,336	3,648,977	3,679,597	13,885,189	12,974,505	307,312,294	272,773,273

Contract owners’ equity end of period	$49,546	44,537	3,457,324	3,648,977	12,958,985	13,885,189	248,931,820	307,312,294

CHANGES IN UNITS:
Beginning units	16,502	23,524	1,019,129	1,274,342	1,710,096	2,022,607	24,250,057	27,005,578
Units purchased	-	-	44,162	370	127,262	231,562	3,504,682	5,769,332
Units redeemed	(303)	(7,022)	(207,051)	(255,583)	(444,434)	(544,073)	(10,480,109)	(8,524,853)

Ending units	16,199	16,502	856,240	1,019,129	1,392,924	1,710,096	17,274,630	24,250,057

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	OVSC		OVSCS		OVAG		PVGIB
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(24,629)	(15,482)	(449,933)	(556,501)	(110,071)	(96,213)	267	36,495
Realized gain (loss) on investments	385,397	(1,394,041)	1,139,444	(63,027,490)	(242,080)	(484,379)	(531,838)	(764,407)
Change in unrealized gain (loss) on investments	405,776	2,392,360	7,061,131	84,946,606	2,324,724	2,598,202	925,398	1,539,993
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	766,544	982,837	7,750,642	21,362,615	1,972,573	2,017,610	393,827	812,081

Equity transactions:
Purchase payments received from contract owners (note 3)	154,475	192,583	5,488,712	4,758,071	315,046	369,284	70,830	24,796
Transfers between funds	(518,076)	1,058,592	348,812	(90,017,951)	383,865	(110,211)	(158,372)	(172,997)
Redemptions (note 3)	(815,706)	(391,722)	(3,037,218)	(5,736,367)	(1,279,235)	(894,023)	(513,468)	(362,188)
Annuity benefits	(418)	(313)	(196)	(156)	-	-	-	-
Contract maintenance charges (note 2)	(1,472)	(1,552)	(52,301)	(296,486)	(7,732)	(8,434)	(617)	(699)
Contingent deferred sales charges (note 2)	(1,135)	(1,717)	(30,891)	(99,648)	(7,480)	(6,848)	(3,869)	(4,284)
Adjustments to maintain reserves	(937)	2,688	(1,545)	410,232	935	(100)	52	(420)

Net equity transactions	(1,183,269)	858,559	2,715,373	(90,982,305)	(594,601)	(650,332)	(605,444)	(515,792)

Net change in contract owners’ equity	(416,725)	1,841,396	10,466,015	(69,619,690)	1,377,972	1,367,278	(211,617)	296,289
Contract owners’ equity beginning of period	4,484,489	2,643,093	35,692,281	105,311,971	8,468,612	7,101,334	3,719,305	3,423,016

Contract owners’ equity end of period	$4,067,764	4,484,489	46,158,296	35,692,281	9,846,584	8,468,612	3,507,688	3,719,305

CHANGES IN UNITS:
Beginning units	552,543	440,857	2,081,552	8,337,343	1,983,089	2,176,324	329,454	387,088
Units purchased	136,432	487,088	634,593	5,540,801	306,299	250,797	34,597	20,759
Units redeemed	(277,692)	(375,402)	(490,888)	(11,796,592)	(455,914)	(444,032)	(88,640)	(78,393)

Ending units	411,283	552,543	2,225,257	2,081,552	1,833,474	1,983,089	275,411	329,454

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	PVTIGB		PVTVB		VYDS		TRBCG2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$13,592	(9,572)	(11,210)	(18,036)	(3,309)	(2,972)	(570,283)	(1,560,777)
Realized gain (loss) on investments	(25,323)	(85,763)	175,040	(17,492)	(25,447)	(208,750)	6,828,427	(68,892,479)
Change in unrealized gain (loss) on investments	58,937	218,372	433,795	862,924	77,984	314,884	(1,858,084)	92,320,448
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	47,206	123,037	597,625	827,396	49,228	103,162	4,400,060	21,867,192

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	133,759	18,592	9,407	209,407	649,103	4,478,977
Transfers between funds	(23,220)	(40,284)	825,860	987,079	(6,307)	400	(38,344,020)	(129,747,549)
Redemptions (note 3)	(78,144)	(122,128)	(429,996)	(141,675)	(57,213)	(341,734)	(4,256,971)	(5,708,687)
Annuity benefits	-	-	-	-	-	-	(2,839)	(2,374)
Contract maintenance charges (note 2)	(89)	(105)	(458)	(355)	(143)	(145)	(33,065)	(277,042)
Contingent deferred sales charges (note 2)	(938)	(3,832)	(4,323)	(2,546)	(34)	(4,127)	(60,378)	(83,512)
Adjustments to maintain reserves	(55)	(47)	(998)	(263)	(14)	(65)	10,273	(54,308)

Net equity transactions	(102,446)	(166,396)	523,844	860,832	(54,304)	(136,264)	(42,037,897)	(131,394,495)

Net change in contract owners’ equity	(55,240)	(43,359)	1,121,469	1,688,228	(5,076)	(33,102)	(37,637,837)	(109,527,303)
Contract owners’ equity beginning of period	681,273	724,632	2,875,568	1,187,340	531,815	564,917	37,637,837	147,165,140

Contract owners’ equity end of period	$626,033	681,273	3,997,037	2,875,568	526,739	531,815	-	37,637,837

CHANGES IN UNITS:
Beginning units	46,786	61,180	213,154	142,184	43,065	57,375	3,605,643	19,673,406
Units purchased	3,711	-	143,627	121,467	1,032	22,285	1,421,865	2,970,721
Units redeemed	(10,948)	(14,394)	(108,318)	(50,497)	(5,768)	(36,595)	(5,027,508)	(19,038,484)

Ending units	39,549	46,786	248,463	213,154	38,329	43,065	-	3,605,643

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	TREI2		TRHS2		TRLT2		VWBFR
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(203,552)	88,647	(14,972)	-	2	433,272	148,817	185,342
Realized gain (loss) on investments	(6,757,262)	(7,374,597)	(4,892)	-	-	640,243	(33,954)	(33,812)
Change in unrealized gain (loss) on investments	14,634,695	21,418,095	306,444	-	-	984,066	190,809	140,956
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	7,673,881	14,132,145	286,580	-	2	2,057,581	305,672	292,486

Equity transactions:
Purchase payments received from contract owners (note 3)	1,181,314	7,269,697	690,956	-	(365)	612,105	112,215	159,514
Transfers between funds	(78,102,692)	(2,520,084)	2,298,567	-	893	(39,509,863)	(329,249)	(522,331)
Redemptions (note 3)	(5,352,320)	(4,224,319)	(97,000)	-	(548)	(8,929,203)	(752,131)	(1,288,898)
Annuity benefits	(2,957)	(2,476)	-	-	-	-	-	(2,006)
Contract maintenance charges (note 2)	(118,410)	(92,720)	(100)	-	6	(36,329)	(1,852)	(2,388)
Contingent deferred sales charges (note 2)	(63,531)	(42,850)	(2,377)	-	-	(204,363)	(1,736)	(2,658)
Adjustments to maintain reserves	(1,513)	(912)	(119)	-	1	(43,867)	(9,094)	605

Net equity transactions	(82,460,109)	386,336	2,889,927	-	(13)	(48,111,520)	(981,847)	(1,658,162)

Net change in contract owners’ equity	(74,786,228)	14,518,481	3,176,507	-	(11)	(46,053,939)	(676,175)	(1,365,676)
Contract owners’ equity beginning of period	74,786,228	60,267,747	-	-	11	46,053,950	6,659,349	8,025,025

Contract owners’ equity end of period	$-	74,786,228	3,176,507	-	-	11	5,983,174	6,659,349

CHANGES IN UNITS:
Beginning units	7,776,288	7,723,076	-	-	1	4,360,949	509,578	642,414
Units purchased	869,112	2,619,950	389,912	-	276	1,390,271	53,436	123,723
Units redeemed	(8,645,400)	(2,566,738)	(88,232)	-	(277)	(5,751,219)	(125,599)	(256,559)

Ending units	-	7,776,288	301,680	-	-	1	437,415	509,578

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	VWBF		VWEMR		VWEM		VWHAR
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$299,117	350,807	(138,158)	(160,068)	(159,116)	(197,139)	(360,401)	(276,460)
Realized gain (loss) on investments	(119,580)	(343,676)	(1,653,517)	(7,094,950)	(1,847,822)	(2,002,801)	(481,359)	(2,020,117)
Change in unrealized gain (loss) on investments	428,734	563,603	6,149,883	15,689,932	7,028,655	13,234,015	11,218,034	13,200,812
Reinvested capital gains	-	-	-	779,004	-	1,150,378	-	132,212

Net increase (decrease) in contract owners’ equity resulting from operations	608,271	570,734	4,358,208	9,213,918	5,021,717	12,184,453	10,376,274	11,036,447

Equity transactions:
Purchase payments received from contract owners (note 3)	(68)	21	644,719	483,773	(15)	(63,047)	5,012,352	950,351
Transfers between funds	(198,382)	(831,967)	918,872	3,807,044	(598,977)	(712,494)	11,771,600	1,334,326
Redemptions (note 3)	(1,465,294)	(1,774,252)	(2,523,622)	(1,716,563)	(2,332,627)	(1,750,466)	(4,569,271)	(3,514,636)
Annuity benefits	(2,395)	(2,422)	(3,995)	(3,045)	(7,890)	(6,134)	(5,213)	(4,456)
Contract maintenance charges (note 2)	(7,162)	(8,966)	(6,087)	(5,498)	(11,632)	(11,660)	(11,112)	(10,616)
Contingent deferred sales charges (note 2)	(315)	(1,260)	(3,010)	(3,705)	(2,434)	(2,503)	(13,710)	(3,379)
Adjustments to maintain reserves	969	759	(222)	4,236	(198)	90,339	81,390	(55)

Net equity transactions	(1,672,647)	(2,618,087)	(973,345)	2,566,242	(2,953,773)	(2,455,965)	12,266,036	(1,248,465)

Net change in contract owners’ equity	(1,064,376)	(2,047,353)	3,384,863	11,780,160	2,067,944	9,728,488	22,642,310	9,787,982
Contract owners’ equity beginning of period	13,349,332	15,396,685	19,954,902	8,174,742	21,912,323	12,183,835	31,128,372	21,340,390

Contract owners’ equity end of period	$12,284,956	13,349,332	23,339,765	19,954,902	23,980,267	21,912,323	53,770,682	31,128,372

CHANGES IN UNITS:
Beginning units	581,103	703,225	886,135	763,916	1,081,816	1,264,058	1,143,054	1,219,284
Units purchased	-	116	307,759	464,471	-	-	1,712,246	448,815
Units redeemed	(70,037)	(122,238)	(365,944)	(342,252)	(135,686)	(182,242)	(504,325)	(525,045)

Ending units	511,066	581,103	827,950	886,135	946,130	1,081,816	2,350,975	1,143,054

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	VWHA		WRASP		WRPMP		SVDF
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(286,967)	(304,766)	(297,396)	(147,843)	(37)	-	(465)	(260,026)
Realized gain (loss) on investments	3,549,813	1,937,785	1,312,225	115,041	2	-	9,707	5,880,079
Change in unrealized gain (loss) on investments	4,258,555	10,727,210	4,373,525	1,636,378	3,014	-	1,944	520,989
Reinvested capital gains	-	151,307	-	175,910	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	7,521,401	12,511,536	5,388,354	1,779,486	2,979	-	11,186	6,141,042

Equity transactions:
Purchase payments received from contract owners (note 3)	22	(3)	19,931,616	10,534,446	25,000	-	71	162,878
Transfers between funds	(1,128,234)	(1,027,034)	22,206,330	23,698,656	-	-	25	(35,453,430)
Redemptions (note 3)	(5,195,002)	(3,337,710)	(4,950,301)	(753,769)	-	-	(3)	(3,046,839)
Annuity benefits	(3,352)	(5,495)	-	-	-	-	(10,238)	(9,498)
Contract maintenance charges (note 2)	(14,259)	(15,467)	(6,238)	(970)	-	-	-	(15,802)
Contingent deferred sales charges (note 2)	(1,680)	(2,101)	(35,512)	(1,591)	-	-	-	(4,436)
Adjustments to maintain reserves	1,170	(5,467)	7,115	(168)	3	-	(424)	11,002

Net equity transactions	(6,341,335)	(4,393,277)	37,153,010	33,476,604	25,003	-	(10,569)	(38,356,125)

Net change in contract owners’ equity	1,180,066	8,118,259	42,541,364	35,256,090	27,982	-	617	(32,215,083)
Contract owners’ equity beginning of period	32,904,086	24,785,827	35,256,090	-	-	-	39,264	32,254,347

Contract owners’ equity end of period	$34,084,152	32,904,086	77,797,454	35,256,090	27,982	-	39,881	39,264

CHANGES IN UNITS:
Beginning units	761,288	892,365	2,978,019	-	-	-	-	1,508,012
Units purchased	-	-	5,430,985	3,367,695	2,491	-	-	23,949
Units redeemed	(142,224)	(131,077)	(2,265,289)	(389,676)	-	-	-	(1,531,961)

Ending units	619,064	761,288	6,143,715	2,978,019	2,491	-	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	WFVLCG		WFVMM		SVOF		WFVSCG
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$(307)	(1,507)	(1,346)	(890)	(1,859)	(1,222,661)	(341,943)	(45,813)
Realized gain (loss) on investments	(7,407)	(1,012)	-	-	15,502	(73,824,875)	1,582,023	70,675
Change in unrealized gain (loss) on investments	(2,793)	32,776	-	-	51,989	114,309,554	2,464,303	992,805
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(10,507)	30,257	(1,346)	(890)	65,632	39,262,018	3,704,383	1,017,667

Equity transactions:
Purchase payments received from contract owners (note 3)	(27)	-	599,270	139,306	(56,021)	1,221,716	7,483,170	2,421,575
Transfers between funds	(89,455)	-	(705,524)	(195,649)	36,968	(171,342,569)	8,028,271	6,815,945
Redemptions (note 3)	(3,823)	(3,809)	(48,644)	(4,400)	41,905	(13,202,435)	(2,201,487)	(194,957)
Annuity benefits	-	-	-	-	(33,045)	(34,542)	-	-
Contract maintenance charges (note 2)	(13)	(29)	(15)	(30)	(58)	(67,767)	(22,263)	(756)
Contingent deferred sales charges (note 2)	-	-	(525)	-	1,270	(23,398)	(17,634)	(140)
Adjustments to maintain reserves	90	(20)	1	2	12,723	19,703	(17,148)	(65)

Net equity transactions	(93,228)	(3,858)	(155,437)	(60,771)	3,742	(183,429,292)	13,252,909	9,041,602

Net change in contract owners’ equity	(103,735)	26,399	(156,783)	(61,661)	69,374	(144,167,274)	16,957,292	10,059,269
Contract owners’ equity beginning of period	103,735	77,336	156,783	218,444	280,953	144,448,227	10,059,269	-

Contract owners’ equity end of period	$-	103,735	-	156,783	350,327	280,953	27,016,561	10,059,269

CHANGES IN UNITS:
Beginning units	11,201	11,776	14,747	20,154	-	4,815,928	775,011	-
Units purchased	4,250	2,141	118,545	26,587	2,092	69,629	2,259,443	904,420
Units redeemed	(15,451)	(2,716)	(133,292)	(31,994)	(1,256)	(4,885,557)	(1,360,332)	(129,409)

Ending units	-	11,201	-	14,747	836	-	1,674,122	775,011

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	WFVSMV		WFVTRB		WFVOG2		WIEP
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$37	14	5,773	2,535	(576)	-	-	(132,331)
Realized gain (loss) on investments	(317)	(782)	235	54	2,697	-	-	2,885,809
Change in unrealized gain (loss) on investments	1,821	4,712	1,419	148	13,139	-	-	(674,791)
Reinvested capital gains	-	-	7,389	106	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	1,541	3,944	14,816	2,843	15,260	-	-	2,078,687

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	-	233,380	(1)	-	(2)	(4,631)
Transfers between funds	(248)	(830)	-	-	83,127	-	12	(19,424,482)
Redemptions (note 3)	(1,169)	-	-	-	(36,351)	-	4	(1,161,756)
Annuity benefits	-	-	-	-	-	-	-	(5,074)
Contract maintenance charges (note 2)	-	-	-	-	(10)	-	-	(7,185)
Contingent deferred sales charges (note 2)	-	-	-	-	-	-	(14)	(2,105)
Adjustments to maintain reserves	(3)	1	13	29	5	-	-	(2,027)

Net equity transactions	(1,420)	(829)	13	233,409	46,770	-	-	(20,607,260)

Net change in contract owners’ equity	121	3,115	14,829	236,252	62,030	-	-	(18,528,573)
Contract owners’ equity beginning of period	9,641	6,526	259,604	23,352	-	-	-	18,528,573

Contract owners’ equity end of period	$9,762	9,641	274,433	259,604	62,030	-	-	-

CHANGES IN UNITS:
Beginning units	1,175	1,260	21,348	2,116	-	-	-	1,761,884
Units purchased	41	102	-	19,232	11,151	-	-	-
Units redeemed	(190)	(187)	-	-	(6,226)	-	-	(1,761,884)

Ending units	1,026	1,175	21,348	21,348	4,925	-	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	WVCP		BF		VFLG2		MBVAG2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$-	18,402	-	8,037	-	(2,676)	-	(610)
Realized gain (loss) on investments	-	(24,024)	-	(1,104,294)	-	(306,922)	-	(166,434)
Change in unrealized gain (loss) on investments	-	375,927	-	1,050,764	-	304,960	-	139,766
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	-	370,305	-	(45,493)	-	(4,638)	-	(27,278)

Equity transactions:
Purchase payments received from contract owners (note 3)	-	-	213	38,684	1,135	3,518	-	150
Transfers between funds	-	(1,651,216)	(213)	(2,038,455)	-	(633,983)	-	(138,737)
Redemptions (note 3)	4	(124,719)	-	(171,915)	(1,135)	(6,438)	-	(548)
Annuity benefits	-	(157)	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	(1,452)	-	(751)	-	(34)	-	(60)
Contingent deferred sales charges (note 2)	(3)	(61)	-	(716)	-	(178)	-	-
Adjustments to maintain reserves	(1)	(131)	-	(20)	-	(13)	-	12

Net equity transactions	-	(1,777,736)	-	(2,173,173)	-	(637,128)	-	(139,183)

Net change in contract owners’ equity	-	(1,407,431)	-	(2,218,666)	-	(641,766)	-	(166,461)
Contract owners’ equity beginning of period	-	1,407,431	-	2,218,666	-	641,766	-	166,461

Contract owners’ equity end of period	$-	-	-	-	-	-	-	-

CHANGES IN UNITS:
Beginning units	-	184,626	-	243,504	-	85,778	-	22,130
Units purchased	-	-	24	27,484	230	1,648	-	23
Units redeemed	-	(184,626)	(24)	(270,988)	(230)	(87,426)	-	(22,153)

Ending units	-	-	-	-	-	-	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	SGRF		SGRF2		JPMCVP		VFLV2
	2010	2009	2010	2009	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$-	(19,446)	-	(91,071)	-	110,879	-	(631)
Realized gain (loss) on investments	-	(3,260,173)	-	(10,460,572)	-	(3,380,741)	-	(618,233)
Change in unrealized gain (loss) on investments	-	3,428,292	-	11,179,144	-	3,002,269	-	544,112
Reinvested capital gains	-	-	-	-	-	12,024	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	-	148,673	-	627,501	-	(255,569)	-	(74,752)

Equity transactions:
Purchase payments received from contract owners (note 3)	(2)	80,187	40,688	544,446	(10)	(17)	-	3,982
Transfers between funds	2	(5,012,035)	(34,381)	(18,955,609)	10	(5,708,844)	-	(761,228)
Redemptions (note 3)	-	(273,144)	(5,862)	(948,937)	-	(199,390)	-	(80,405)
Annuity benefits	-	(557)	-	-	-	-	-	-
Contract maintenance charges (note 2)	-	(1,369)	(445)	(7,599)	-	(1,034)	-	(99)
Contingent deferred sales charges (note 2)	-	(2,330)	-	(12,302)	-	(13)	-	(142)
Adjustments to maintain reserves	-	(4,350)	-	1,218	-	(49)	-	(18)

Net equity transactions	-	(5,213,598)	-	(19,378,783)	-	(5,909,347)	-	(837,910)

Net change in contract owners’ equity	-	(5,064,925)	-	(18,751,282)	-	(6,164,916)	-	(912,662)
Contract owners’ equity beginning of period	-	5,064,925	-	18,751,282	-	6,164,916	-	912,662

Contract owners’ equity end of period	$-	-	-	-	-	-	-	-

CHANGES IN UNITS:
Beginning units	-	1,380,783	-	2,006,297	-	654,300	-	105,574
Units purchased	13	86,728	5,899	188,149	7	-	-	5,695
Units redeemed	(13)	(1,467,511)	(5,899)	(2,194,446)	(7)	(654,300)	-	(111,269)

Ending units	-	-	-	-	-	-	-	-

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2010 and 2009

	MBVCG2		PISVP1
	2010	2009	2010	2009
Investment activity:
Net investment income (loss)	$-	(494)	-	4,058
Realized gain (loss) on investments	-	(60,514)	-	(861,598)
Change in unrealized gain (loss) on investments	-	44,039	-	807,528
Reinvested capital gains	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	-	(16,969)	-	(50,012)

Equity transactions:
Purchase payments received from contract owners (note 3)	-	(1,693)	-	-
Transfers between funds	-	(177,764)	-	(586,886)
Redemptions (note 3)	-	(2,494)	-	(9,064)
Annuity benefits	-	-	-	-
Contract maintenance charges (note 2)	-	-	-	(82)
Contingent deferred sales charges (note 2)	-	-	-	-
Adjustments to maintain reserves	-	(4)	-	2

Net equity transactions	-	(181,955)	-	(596,030)

Net change in contract owners’ equity	-	(198,924)	-	(646,042)
Contract owners’ equity beginning of period	-	198,924	-	646,042

Contract owners’ equity end of period	$-	-	-	-

CHANGES IN UNITS:
Beginning units	-	22,506	-	105,733
Units purchased	-	4,397	-	1,946
Units redeemed	-	(26,903)	-	(107,679)

Ending units	-	-	-	-

See accompanying notes to financial statements.

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

(1) Background and Summary of Significant Accounting Policies

(a) Organization and Nature of Operations

The Nationwide Variable Account-II (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on October 7, 1981. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

The Company offers tax qualified and non-tax qualified Individual Deferred Variable Annuity Contracts, and Individual Modified Single Premium Deferred Variable Annuity Contracts through the Account. The primary distribution for the contracts is through the brokerage community; however, other distributors are utilized.

(b) The Contracts

Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees are offered for purchase. See note 2 for a discussion of contract expenses.

With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

ALGER AMERICAN FUNDS

Balanced Portfolio - Class S Shares (ALBS)*

MidCap Growth Portfolio - Class S Shares (ALMCS)

AMERICAN FUNDS GROUP (THE)

Growth Fund - Class 1 (AFGF)

High-Income Bond Fund - Class 1 (AFHY)

U.S. Government/AAA-Rated Securities Fund - Class 1 (AFGC)

BB&T FUNDS

Capital Manager Equity VIF (BBCMAG)*

Large Cap VIF (BBGI)*

BLACKROCK FUNDS

Variable Series Funds, Inc. - Global Allocation V.I. Fund - Class III (MLVGA3)

CREDIT SUISSE ASSET MANAGEMENT

Credit Suisse Trust - International Equity Flex III Portfolio (CSIEF3)

U.S. Equity Flex I Portfolio (WSCP)

HUNTINGTON TRUST COMPANY

VA International Equity Fund (HVIE)

VA Situs Fund (HVSIT)

J.P. MORGAN INVESTMENT MANAGEMENT INC.

Insurance Trust - Insurance Trust Diversified Mid Cap Growth Portfolio 1 (OGGO)*

Insurance Trust - Insurance Trust Mid Cap Value Portfolio 1 (JPMMV1)

JPMorgan Insurance Trust Core Bond Portfolio 1 (OGBDP)*

JPMorgan Insurance Trust Equity Index Portfolio 1 (OGEI)*

JPMorgan Insurance Trust Intrepid Growth Portfolio - Class 1 (OGLG)*

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio 1 (OGDMP)*

JPMorgan Insurance Trust U.S. Equity Portfolio 1 (OGDEP)*

JANUS FUNDS

Janus Aspen Series - Balanced Portfolio - Service Shares (JABS)

Janus Aspen Series - Forty Portfolio - Service Shares (JACAS)

Janus Aspen Series - Global Technology Portfolio - Service II Shares (JAGTS2)

Janus Aspen Series - Global Technology Portfolio - Service Shares (JAGTS)

Janus Aspen Series - Overseas Portfolio - Service II Shares (JAIGS2)

Janus Aspen Series - Overseas Portfolio - Service Shares (JAIGS)

MASSACHUSETTS FINANCIAL SERVICES CO.

Investors Growth Stock Series - Service Class (MIGSC)

Value Series - Service Class (MVFSC)

Variable Insurance Trust II - International Value Portfolio - Service Class (MVIVSC)

MORGAN STANLEY

Core Plus Fixed Income Portfolio - Class I (MSVFI)

Core Plus Fixed Income Portfolio - Class II (MSVF2)

Emerging Markets Debt Portfolio - Class I (MSEM)

Emerging Markets Debt Portfolio - Class II (MSEMB)

U.S. Real Estate Portfolio - Class I (MSVRE)

U.S. Real Estate Portfolio - Class II (MSVREB)

MTB GROUP OF FUNDS

Managed Allocation Fund - Moderate Growth II (VFMG2)

NATIONWIDE FUNDS GROUP

AllianceBernstein NVIT Global Fixed Income Fund - Class III (NVAGF3)

American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)

American Century NVIT Multi Cap Value Fund - Class II (NVAMV2)

American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)

American Funds NVIT Bond Fund - Class II (GVABD2)

American Funds NVIT Global Growth Fund - Class II (GVAGG2)

American Funds NVIT Growth Fund - Class II (GVAGR2)

American Funds NVIT Growth-Income Fund - Class II (GVAGI2)

Federated NVIT High Income Bond Fund - Class I (HIBF)

Federated NVIT High Income Bond Fund - Class III (HIBF3)

Gartmore NVIT Emerging Markets Fund - Class I (GEM)

Gartmore NVIT Emerging Markets Fund - Class II (GEM2)

Gartmore NVIT Emerging Markets Fund - Class III (GEM3)

Gartmore NVIT Emerging Markets Fund - Class VI (GEM6)

Gartmore NVIT International Equity Fund - Class I (GIG)

Gartmore NVIT International Equity Fund - Class III (GIG3)

Gartmore NVIT International Equity Fund - Class VI (NVIE6)

Gartmore NVIT Worldwide Leaders Fund - Class III (GEF3)

Gartmore NVIT Worldwide Leaders Fund - Class VI (NVGWL6)

Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)

Neuberger Berman NVIT Multi Cap Opportunities Fund - Class II (NVNMO2)

Neuberger Berman NVIT Socially Responsible Fund - Class I (NVNSR1)

Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)

NVIT Cardinal Aggressive Fund - Class II (NVCRA2)

NVIT Cardinal Balanced Fund - Class II (NVCRB2)

NVIT Cardinal Capital Appreciation Fund - Class II (NVCCA2)

NVIT Cardinal Conservative Fund - Class II (NVCCN2)

NVIT Cardinal Moderate Fund - Class II (NVCMD2)

NVIT Cardinal Moderately Aggressive Fund - Class II (NVCMA2)

NVIT Cardinal Moderately Conservative Fund - Class II (NVCMC2)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

NVIT Core Bond Fund - Class I (NVCBD1)

NVIT Core Bond Fund - Class II (NVCBD2)

NVIT Core Plus Bond Fund - Class II (NVLCP2)

NVIT Fund - Class I (TRF)

NVIT Fund - Class II (TRF2)

NVIT Government Bond Fund - Class I (GBF)

NVIT Growth Fund - Class I (CAF)

NVIT International Index Fund - Class VIII (GVIX8)

NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)

NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)

NVIT Investor Destinations Capital Appreciation Fund - Class II (NVDCA2)

NVIT Investor Destinations Conservative Fund - Class II (GVIDC)

NVIT Investor Destinations Moderate Fund - Class II (GVIDM)

NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)

NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)

NVIT Mid Cap Index Fund - Class I (MCIF)

NVIT Money Market Fund - Class I (SAM)

NVIT Multi-Manager International Growth Fund - Class III (NVMIG3)

NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)

NVIT Multi-Manager International Value Fund - Class II (GVDIV2)

NVIT Multi-Manager International Value Fund - Class III (GVDIV3)

NVIT Multi-Manager International Value Fund - Class VI (GVDIV6)

NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)

NVIT Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)

NVIT Multi-Manager Large Cap Value Fund - Class I (NVMLV1)

NVIT Multi-Manager Large Cap Value Fund - Class II (NVMLV2)

NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)

NVIT Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)

NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)

NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)

NVIT Multi-Manager Small Cap Growth Fund - Class II (SCGF2)

NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)

NVIT Multi-Manager Small Cap Value Fund - Class II (SCVF2)

NVIT Multi-Manager Small Company Fund - Class I (SCF)

NVIT Multi-Manager Small Company Fund - Class II (SCF2)

NVIT Multi-Sector Bond Fund - Class I (MSBF)

NVIT Short Term Bond Fund - Class II (NVSTB2)

Oppenheimer NVIT Large Cap Growth Fund - Class I (NVOLG1)

Oppenheimer NVIT Large Cap Growth Fund - Class II (NVOLG2)

Templeton NVIT International Value Fund - Class III (NVTIV3)

Van Kampen NVIT Comstock Value Fund - Class II (EIF2)

Van Kampen NVIT Real Estate Fund - Class I (NVRE1)

Van Kampen NVIT Real Estate Fund - Class II (NVRE2)

NEUBERGER & BERMAN MANAGEMENT, INC.

Advisers Management Trust - Short Duration Bond Portfolio - I Class Shares (AMTB)

PIMCO FUNDS

Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)

Low Duration Portfolio - Advisor Class (PMVLAD)

PORTFOLIOS OF THE AIM VARIABLE INSURANCE FUNDS

V.I. Basic Value Fund - Series II (AVBV2)*

V.I. Capital Appreciation Fund - Series II (AVCA2)

V.I. Capital Development Fund - Series II (AVCD2)

PORTFOLIOS OF THE ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.

VPS Growth and Income Portfolio - Class B (ALVGIB)

VPS Small/Mid Cap Value Portfolio - Class B (ALVSVB)

PORTFOLIOS OF THE AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

Money Market Portfolio(TM) (CHSMM)

VP Balanced Fund - Class I (ACVB)

VP Capital Appreciation Fund - Class I (ACVCA)

VP Income & Growth Fund - Class I (ACVIG)

VP Income & Growth Fund - Class II (ACVIG2)

VP Inflation Protection Fund - Class II (ACVIP2)

VP International Fund - Class I (ACVI)*

VP International Fund - Class II (ACVI2)*

VP International Fund - Class III (ACVI3)*

VP International Fund - Class IV (ACVI4)*

VP Mid Cap Value Fund - Class I (ACVMV1)

VP Mid Cap Value Fund - Class II (ACVMV2)

VP Ultra(R) Fund - Class I (ACVU1)*

VP Ultra(R) Fund - Class II (ACVU2)*

VP Value Fund - Class I (ACVV)*

VP Value Fund - Class II (ACVV2)*

VP Vista(SM) Fund - Class I (ACVVS1)*

VP Vista(SM) Fund - Class II (ACVVS2)*

PORTFOLIOS OF THE DREYFUS INVESTMENT PORTFOLIOS

Small Cap Stock Index Portfolio - Service Shares (DVSCS)

Stock Index Fund, Inc. - Initial Shares (DSIF)

Stock Index Fund, Inc. - Service Shares (DSIFS)

The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)

PORTFOLIOS OF THE DREYFUS VARIABLE INVESTMENT FUND

Appreciation Portfolio - Initial Shares (DCAP)

Appreciation Portfolio - Service Shares (DCAPS)

Developing Leaders Portfolio - Service Shares (DVDLS)

Growth and Income Portfolio - Initial Shares (DGI)

PORTFOLIOS OF THE FEDERATED INSURANCE SERIES

Capital Appreciation Fund II - Service Shares (FCA2S)

Quality Bond Fund II - Primary Shares (FQB)

Quality Bond Fund II - Service Shares (FQBS)

PORTFOLIOS OF THE FIDELITY(R) VARIABLE INSURANCE PRODUCTS

Contrafund Portfolio - Service Class 2 (FC2)*

Equity-Income Portfolio - Initial Class (FEIP)

Fidelity(R) VIP Fund - Value Strategies Portfolio - Service Class 2 (FVSS2)

High Income Portfolio - Initial Class (FHIP)

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

VIP Fund - Asset Manager Portfolio - Initial Class (FAMP)

VIP Fund - Contrafund Portfolio - Initial Class (FCP)*

VIP Fund - Energy Portfolio - Service Class 2 (FNRS2)

VIP Fund - Equity-Income Portfolio - Service Class 2 (FEI2)

VIP Fund - Freedom Fund 2010 Portfolio - Service Class (FF10S)

VIP Fund - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)

VIP Fund - Freedom Fund 2020 Portfolio - Service Class (FF20S)

VIP Fund - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)

VIP Fund - Freedom Fund 2030 Portfolio - Service Class (FF30S)

VIP Fund - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)

VIP Fund - Growth Opportunities Portfolio - Initial Class (FGOP)*

VIP Fund - Growth Portfolio - Initial Class (FGP)

VIP Fund - Growth Portfolio - Service Class 2 (FG2)

VIP Fund - High Income Portfolio - Initial Class R (FHIPR)

VIP Fund - Investment Grade Bond Portfolio - Service Class (FIGBS)

VIP Fund - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)

VIP Fund - Mid Cap Portfolio - Service Class (FMCS)

VIP Fund - Mid Cap Portfolio - Service Class 2 (FMC2)

VIP Fund - Overseas Portfolio - Initial Class (FOP)

VIP Fund - Overseas Portfolio - Initial Class R (FOPR)

VIP Fund - Overseas Portfolio - Service Class 2 (FO2)

VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)

VIP Fund - Value Strategies Portfolio - Service Class (FVSS)

PORTFOLIOS OF THE FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

Franklin Income Securities Fund - Class 2 (FTVIS2)

Franklin Rising Dividends Securities Fund - Class 2 (FTVRD2)

Franklin Small Cap Value Securities Fund - Class 2 (FTVSV2)

Templeton Developing Markets Securities Fund - Class 3 (FTVDM3)

Templeton Foreign Securities Fund - Class 2 (TIF2)

Templeton Foreign Securities Fund - Class 3 (TIF3)

Templeton Global Bond Securities Fund - Class 3 (FTVGI3)

VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)

PORTFOLIOS OF THE NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

Growth Portfolio - I Class Shares (AMTG)

Guardian Portfolio - I Class Shares (AMGP)*

International Portfolio - S Class Shares (AMINS)*

Mid-Cap Growth Portfolio - S Class Shares (AMMCGS)*

Partners Portfolio - I Class Shares (AMTP)

Regency Portfolio - S Class Shares (AMRS)*

Small-Cap Growth Portfolio - S Class Shares (AMFAS)

Socially Responsive Portfolio - I Class Shares (AMSRS)

PORTFOLIOS OF THE OPPENHEIMER VARIABLE ACCOUNT FUNDS

Balanced Fund/VA - Non-Service Shares (OVMS)

Capital Appreciation Fund/VA - Service Class (OVCAFS)*

Capital Appreciation Fund/VA - Non-Service Shares (OVGR)*

Core Bond Fund/VA - Non-Service Shares (OVB)

Global Securities Fund/VA - Class 3 (OVGS3)

Global Securities Fund/VA - Class 4 (OVGS4)

Global Securities Fund/VA - Non-Service Shares (OVGS)

Global Securities Fund/VA - Service Class (OVGSS)

High Income Fund/VA - Class 3 (OVHI3)

High Income Fund/VA - Class 4 (OVHI4)

High Income Fund/VA - Non-Service Shares (OVHI)

High Income Fund/VA - Service Class (OVHIS)

Main Street Fund(R)/VA - Non-Service Shares (OVGI)

Main Street Fund(R)/VA - Service Class (OVGIS)

Main Street Small Cap Fund(R)/VA - Non-Service Shares (OVSC)

Main Street Small Cap Fund(R)/VA - Service Class (OVSCS)

MidCap Fund/VA - Non-Service Shares (OVAG)

PORTFOLIOS OF THE PUTNAM VARIABLE TRUST

Putnam VT Growth and Income Fund - IB Shares (PVGIB)

Putnam VT International Equity Fund - IB Shares (PVTIGB)

Putnam VT Voyager Fund - IB Shares (PVTVB)

PORTFOLIOS OF THE VAN KAMPEN - THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

Global Real Estate Portfolio - Class II (VKVGR2)*

PORTFOLIOS OF THE VICTORY VARIABLE INSURANCE FUNDS

Diversified Stock Fund Class A Shares (VYDS)

T. ROWE PRICE

Blue Chip Growth Portfolio - II (TRBCG2)*

Equity Income Portfolio - II (TREI2)*

Health Sciences Portfolio - II (TRHS2)

Limited-Term Bond Portfolio - II (TRLT2)*

VAN ECK ASSOCIATES CORPORATION

Worldwide Insurance Trust - Worldwide Bond Fund - Class R1 (VWBFR)

Worldwide Insurance Trust - Worldwide Bond Fund - Initial Class (VWBF)

Worldwide Insurance Trust - Worldwide Emerging Markets Fund - Class R1 (VWEMR)

Worldwide Insurance Trust - Worldwide Emerging Markets Fund - Initial Class (VWEM)

Worldwide Insurance Trust - Worldwide Hard Assets Fund - Class R1 (VWHAR)

Worldwide Insurance Trust - Worldwide Hard Assets Fund - Initial Class (VWHA)

WADDELL & REED, INC.

Ivy Fund Variable Insurance Portfolios, Inc. - Asset Strategy (WRASP)

Ivy Fund Variable Insurance Portfolios, Inc. - Pathfinder Conservative (WRPCP)*

Ivy Fund Variable Insurance Portfolios, Inc. - Pathfinder Moderate (WRPMP)

Ivy Fund Variable Insurance Portfolios, Inc. - Pathfinder Moderately Aggressive (WRPMAP)*

WRPMCP (WRPMCP)*

WELLS FARGO FUNDS

Advantage Funds Variable Trust - VT Asset Allocation Fund (WFVAA)*

Advantage Funds Variable Trust - VT Discovery Fund (SVDF)*

Advantage Funds Variable Trust - VT Opportunity Fund (SVOF)

Advantage Funds Variable Trust - VT Small Cap Growth Fund (WFVSCG)

Advantage Funds Variable Trust - VT Small-Mid Cap Value Fund (WFVSMV)

Advantage Funds Variable Trust - VT Total Return Bond Fund (WFVTRB)

Advantage Funds(R) - VT Omega Growth - Class 2 (WFVOG2)

*	At December 31, 2010, contract owners were not invested in the fund.
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

The contract owners’ equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2). The accompanying financial statements include only contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners’ Equity if a prior period purchase payment is refunded to a contract owner due to a contract cancellation during the free look period, and/or if a gain is realized by the contract owner during the free look period.

The Company allocates purchase payments to sub-accounts and/or the fixed account as instructed by the contract owner. Shares of the sub-accounts are purchased at Net Asset Value, then converted into accumulation units. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

(c) Security Valuation, Transactions and Related Investment Income

Investments in underlying mutual funds are valued at the closing net asset value per share at December 31, 2010 of such funds, which represents fair value. The cost of investments sold is determined on a first in - first out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends and capital gain distributions are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d) Federal Income Taxes

Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue

Code. The Company does not provide for income taxes within the Account. Taxes are generally the responsibility of the contract owner upon termination or withdrawal.

(e) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Calculation of Annuity Reserves

At each financial reporting date, the separate account financial statement includes an aggregate amount of net assets allocated to future contract benefits for the contracts in the payout (annuitization) period. The payout (annuitization) period begins when amounts accumulated under the contract (the contract value) are applied according to payment method selected by the contract holder.

Annuity reserves are computed for contracts in the variable payout stage according to industry standard mortality tables. The assumed investment return is 3.5% unless the annuitant elects otherwise, in which case the rate may vary from 3.5% to 7%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company to cover greater longevity of annuitants than expected. Conversely, if reserves exceed amounts required, transfers may be made to the Company.

(g) Recently Issued Accounting Standards

In September 2006, the FASB issued FASB ASC 820, Fair Value Measurements and Disclosures (SFAS No. 157, Fair Value Measurements). FASB ASC 820 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements and also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. FASB ASC 820 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

FASB ASC 820 was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Account adopted FASB ASC 820 effective January 1, 2008. The adoption of FASB ASC 820 did not have a material impact on the Account’s financial position or results of operations.

In September 2009 the FASB issued ASU 2009-12, which amends FASB ASC 820, Fair Value Measurements and Disclosures. This guidance applies to reporting entities that hold an investment that is required or permitted to be measured or disclosed at fair value on a recurring or nonrecurring basis if the investment does not have a readily determinable fair value and the investee has attributes of an investment company. For these investments, this update allows, as a practical expedient, the use of net asset value (NAV) as the basis to estimate fair value as long as it is not probable, as of the measurement date that the investment will be sold and NAV is not the value that will be used in the sale. The NAVs must be calculated consistent with the American Institute of Certified Public Accountants Audit and Accounting Guide, Investment Companies, which generally requires these investments to be measured at fair value. Additionally, the guidance provided updated disclosures for investments within its scope and noted that if the investor can redeem the investment with the investee on the measurement date at NAV, the investment should likely be classified as Level 2 in the fair value hierarchy. Investments that cannot be redeemed with the investee at NAV would generally be classified as Level 3 in the fair value hierarchy. If the investment is not redeemable with the investee on the measurement date, but will be at a future date, the length of time until the investment is redeemable should be considered in determining classification as Level 2 or 3. This guidance is effective for interim and annual periods ending after December 15, 2009 with early adoption permitted. The Account adopted this guidance effective the period ending December 31, 2009. The adoption of this guidance did not have a material impact on the financial statements of the Account.

In January 2010, the FASB issued ASU 2010-06, which amends FASB ASC 820, Fair Value Measurement and Disclosures. This guidance requires new disclosures and provides amendments to clarify existing disclosures. The new requirements include disclosing transfers in and out of Levels 1 and 2 fair value measurements, the reasons for the transfers, and further disaggregating activity in Level 3 fair value measurements. The clarification of existing disclosure guidance includes further disaggregation of fair value measurement disclosures for each class of assets and liabilities and providing disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures regarding the activity in Level 3 measurements, which shall be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted this guidance effective January 1, 2010, except for the new disclosure regarding the activity in Level 3 measurements, which the Company will adopt for the fiscal period beginning January 1, 2011.

(h) Subsequent Events

The Company evaluated subsequent events through the date the financial statements were issued with the SEC.

(2) Expenses

The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is redeemed, the Company will, with certain exceptions, deduct from a contract owners’ contract value a contingent deferred sales charge. For BOA IV contracts issued prior to December 15, 1988, the contingent deferred sales charge will be equal to 5% of the lesser of purchase payments or the amount redeemed. For America’s Vision, America’s Future II, All American Gold, Future Venue, Choice Venue II and for BOA IV contracts issued on or after December 15, 1988, the contingent deferred sales charge will not exceed 7% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 7 years this charge is 0%. For Achiever contracts, this charge will not exceed 8% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 8 years this charge is 0%. For Elite Venue and Nationwide Destination L contracts, the contingent deferred sales charge will not exceed 7% of purchase payments redeemed, such charge declining a specified percentage each year. After the purchase payment has been held in the contract for 4 years this charge is 0%. No contingent deferred sales charge is deducted on NEBA, Nationwide Destination C (formerly Exclusive Venue), Income Architect or Schwab contracts. No sales charges are deducted on redemptions used to purchase units in the fixed investment options of the company.

The Company may deduct a contract maintenance charge of up to $30, dependent upon contract type and issue date, which is satisfied by redeeming units. The Company deducts a mortality and expense risk charge assessed through a reduction of the unit value. The Option tables on the following two pages illustrate the annual rate for all contract level charges by product, as well as the maximum variable account charge per product. The table also summarizes the contract level options available to contract holders. The options and related charges are described in more detail in the applicable product prospectus.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

Nationwide Variable Account - II Options	BOA IV	America’s Vision	NEBA	Schwab Custom Solutions	Schwab Income Choice
Variable Account Charges - Recurring	1.30%	1.40%	0.80%	0.95%	0.65%
Death Benefit Options - Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced	-	-	-	0.10%	0.20%
Combination Enhanced	-	-	-	0.40%	-
Return of Premium					0.10%
Beneficiary Protector II Option	-	-	-	0.35%	-
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Spousal Continuation Benefit Option	-	-	-	-	0.30%
Capital Preservation and Income Options:
Capital Preservation Plus Option	-	-	-	0.50%	-
Lifetime Income Option
5% Lifetime Income Option (New York)	-	-	-	-	1.00%(13)
7% Lifetime Income Option (Non-New York)	-	-	-	-	1.00%(14)

Maximum Variable Account Charges*	1.30%	1.40%	0.80%	2.20%	2.15%

Nationwide Variable Account - II Options	America’s Future II	All American Gold	Achiever	Income Architect
Variable Account Charges - Recurring	1.15%	1.15%	1.55%	0.40%
CDSC Options:
Four Year CDSC	0.30%	0.50%	0.20%	-
No CDSC	0.35%	0.55%	0.25%	-
Death Benefit Options - Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced II	0.20%(2)	0.20%(2)	-	-
One-Year Enhanced	0.10%(4)	0.10%(4)	-	-
One-Month Enhanced	-	0.35%(2)	0.20%(2)	-
Combination Enhanced II	-	-	0.45%(12)	-
Combination Enhanced	-	0.40%(5)	0.30%(5)	-
Beneficiary Protector II Option	-	0.35%	0.35%	-
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Capital Preservation and Income Options:
Capital Preservation Plus Lifetime Income Option	1.00%	1.00%	1.00%	-
Capital Preservation Plus Option	0.50%(19)	0.50%(19)	0.50%(19)	-
Lifetime Income Option
5% Lifetime Income Option (New York)	1.00%(13)	1.00%(13)	1.00%(13)	-
7% Lifetime Income Option (Non-New York)	1.00%(14)	1.00%(14)	1.00%(14)	-
10% Lifetime Income Option	1.20%(15)	1.20%	1.20%(15)	-
Spousal Continuation Benefit Option
5% Spousal Continuation Benefit (New York)	0.15%	0.15%	0.15%	-
7% Spousal Continuation Benefit (Non-New York)	0.15%	0.15%	0.15%	-
10% Spousal Continuation Benefit (Non-New York)	0.30%(18)	0.30%(18)	0.30%(18)	-
Guaranteed Lifetime Withdrawal Fee	-	-	-	0.60%(20)
Spousal Continuation Benefit Option	-	-	-	0.10%(20)
Extra Value Options (EV):
Fee assessed to assets of the variable account and to allocations made to the fixed account or guaranteed term options in exchange for application of Extra Value Credit of purchase payments made during the first 12 months contract is in force.

3% Extra Value Credit Option	0.30%	0.45%(19)	0.10%	-
4% Extra Value Credit Option	0.40%	-	0.25%	-
5% Extra Value Credit Option	-	0.70%(19)	0.45%(10)	-
5% Extra Value Credit Option	-	-	0.55%(11)	-

Maximum Variable Account Charges*	3.55%	4.60%(1)	4.60%(1)	1.10%(1)
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

Nationwide Variable Account - II Options	Future Venue	Destination C	Destination L	Elite Venue	Choice Venue II
Variable Account Charges - Recurring	1.10%	1.60%	1.75%	1.75%	1.50%
Death Benefit Options -
Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced II	0.15%(3)	-	-	-	-
One-Year Enhanced	0.10%(4)	-	0.20%	-	-
One-Month Enhanced II	0.35%(3)	0.20%(2)	-	0.20%(2)	0.20%(2)
One-Month Enhanced	0.30%(6)	0.20%(6)	0.35%	0.20%(6)	0.20%(6)
Combination Enhanced II	0.45%(3)	0.35%(2)	-	0.35%(2)	0.35%(2)
Combination Enhanced	0.40%(7)	0.30%(7)	0.45%	0.30%(7)	0.30%(7)
Return of Premium
Spousal Protection Annuity Option -
Allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse
Spousal Protection Annuity Option II	0.20%(3)	-	-	-	-
Spousal Protection Annuity Option	0.10%(8)	0.20%	-	0.20%	0.20%
Beneficiary Protector II Option	0.35%	0.35%	0.35%	0.35%	0.35%
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.
Capital Preservation and Income Options:
Capital Preservation Plus Lifetime Income Option	1.00%	-	1.00%(19)	1.00%	1.00%
Capital Preservation Plus Option	0.50%(19)	0.50%(19)	-	0.50%(19)	0.50%(19)
Lifetime Income Option
5% Lifetime Income Option (New York)	1.00%(13)	-	1.00%(13)	1.00%(13)	1.00%(13)
7% Lifetime Income Option (New York)			1.00%(14)
7% Lifetime Income Option (Non-New York)	1.00%(14)	-	-	1.00%(14)	1.00%(14)
10% Lifetime Income Option	1.20%(15)	-	1.20%(15)	1.20%(15)	1.20%(15)
Spousal Continuation Benefit Option
5% Spousal Continuation Benefit (New York)	0.15%	-	0.15%	0.15%	0.15%
7% Spousal Continuation Benefit (New York)			0.30%
7% Spousal Continuation Benefit (Non-New York)	0.15%	-	-	0.15%	0.15%
10% Spousal Continuation Benefit (Non-New York)	0.30%(18)	-	0.30%(18)	0.30%(18)	0.30%(18)
Extra Value Options (EV):
Fee assessed to assets of the variable account and to allocations made to the fixed account or guaranteed term options in exchange for application of Extra Value Credit of purchase payments made during the first 12 months contract is in force.

3% Extra Value Credit Option	0.45%	-	-	-	-
Maximum Variable Account Charges*	4.05%(1)	3.00%	4.05%(1)	4.15%(1)	3.90%(1)

Nationwide Variable Account - II Options	Destination B	Destinnation EV
Variable Account Charges - Recurring ..	1.30%	1.85%
Death Benefit Options -
Allows enhanced provisions in place of the standard death benefit.
One-Year Enhanced II		-
One-Year Enhanced	0.20%	0.20%
One-Month Enhanced II
One-Month Enhanced	0.35%	0.35%
Combination Enhanced II
Combination Enhanced	0.45%	0.45%
Return of Premium
Spousal Protection Annuity Option -
Allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse
Spousal Protection Annuity Option II		-
Spousal Protection Annuity Option
Beneficiary Protector II Option
Upon death of the annuitant, in addition to any death benefit payable, the contract will be credited an additional amount.	0.35%	0.35%
Capital Preservation and Income Options:
Capital Preservation Plus Lifetime Income Option		-
Capital Preservation Plus Option
Lifetime Income Option
5% Lifetime Income Option (New York)	1.00%(19)
7% Lifetime Income Option (New York)		1.00%(14)
7% Lifetime Income Option (Non-New York)	1.00%(14)
10% Lifetime Income Option	1.20%(15)	1.20%(15)
Spousal Continuation Benefit Option
5% Spousal Continuation Benefit (New York)	0.15%(19)
7% Spousal Continuation Benefit (New York)	0.30%(17)	0.30%(17)
7% Spousal Continuation Benefit (Non-New York)
10% Spousal Continuation Benefit (Non-New York)	0.30%(18)	0.30%(18)
Extra Value Options (EV):
Fee assessed to assets of the variable account and to allocations made to the fixed account or guaranteed term options in exchange for application of Extra Value Credit of purchase payments made during the first 12 months contract is in force.

3% Extra Value Credit Option		-
Maximum Variable Account Charges*	3.60%	4.15%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

(*)	The contract charges indicated in bold, when summarized, represent the Maximum Variable Account Charges if all optional benefits available under the contract are elected including the most expensive of the mutually exclusive optional benefits.
(1)	The total variable account charges associated with this product may be higher or lower than this amount, depending on whether the Current Income Benefit Base or Guaranteed Lifetime Withdrawal Base is higher or lower than the daily net assets. For purposes of this table, the Company assumes the Current Income Benefit Base or Guaranteed Lifetime Withdrawal Base is equal to the daily net assets.
(2)	Available beginning May 1, 2004 or a later date if state law requires
(3)	Available beginning September 1, 2004 or a later date if state law requires
(4)	Available until state approval is received for the One-Year Enhanced Death Benefit II Option
(5)	Available until state approval is received for the One-Month Enhanced Death Benefit Option
(6)	Available until state approval is received for the One-Month Enhanced Death Benefit II Option
(7)	Available until state approval is received for the Combination Enhanced Death Benefit II Option
(8)	Available until state approval is received for the Spousal Protection Annuity II Option
(9)	Available until state approval is received for the 5% Extra Value Option
(10)	Non-NY residents
(11)	NY residents
(12)	Available beginning May 1, 2007 or a later date if state law requires
(13)	Currently, the charge associated with the 5% Lifetime Income Option is equal to 0.85% of the current income base and is assessed through the reduction of units.
(14)	Currently, the charge associated with the 7% Lifetime Income Option is equal to 0.95% of the current income base and is assessed through the reduction of units.
(15)	Currently, the charge associated with the 10% Lifetime Income Option is equal to 1.00% of the current income base and is assessed through the reduction of units.
(16)	Currently, the charge associated with the 5% Spousal Continuation Benefit is equal to 0.15% of the current income base and is assessed through the reduction of units.
(17)	Currently, the charge associated with the 7% Spousal Continuation Benefit is equal to 0.15% of the current income base and is assessed through the reduction of units.
(18)	Currently, the charge associated with the 10% Spousal Continuation Benefit is equal to 0.20% of the current income base and is assessed through the reduction of units.
(19)	No longer available.
(20)	This charge is a percentage of the Guaranteed Lifetime Withdrawal Base.
The following table provides mortality and expense risk charges by asset fee rates for the period ended December 31, 2010.

	Total	ALBS	ALMCS	AFGF	AFHY	AFGC	MLVGA3	CSIEF3

0.4%	$3,258	$-	$-	$-	$-	$-	$-	$-
0.65%	42,952	-	-	-	-	-	-	-
0.75%	138,269	-	-	-	-	-	1,053	-
0.8%	193,106	-	-	-	-	-	46	161
0.85%	291,803	-	-	-	-	-	49	-
0.95%	329,301	752	1,032	-	-	-	307	-
1.05%	315,768	1,218	2,680	-	-	-	223	-
1.1%	8,747,047	-	-	-	-	-	10,588	-
1.15%	35,762,295	-	-	-	-	-	49,415	-
1.2%	335,843	-	-	-	-	-	696	-
1.25%	4,553,108	-	-	-	-	-	29,626	-
1.3%	47,131,374	-	-	134,886	17,719	17,540	72,479	14,459
1.35%	8,721,299	-	-	-	-	-	22,765	-
1.4%	18,514,162	-	-	-	-	-	27,943	5,977
1.45%	6,067,029	-	1,039	-	-	-	11,326	-
1.5%	6,752,114	-	-	-	-	-	105,290	-
1.55%	33,272,768	-	-	-	-	-	102,050	-
1.6%	1,844,505	-	-	-	-	-	20,698	-
1.65%	10,668,090	-	-	-	-	-	23,997	-
1.7%	3,452,769	-	-	-	-	-	9,472	-
1.75%	62,309,202	-	-	-	-	-	145,226	-
1.8%	8,278,629	-	-	-	-	-	46,569	-
1.85%	3,712,068	-	-	-	-	-	4,532	-
1.9%	2,963,153	-	-	-	-	-	8,716	-
1.95%	10,564,047	-	-	-	-	-	55,777	-
2%	17,571,404	-	-	-	-	-	27,574	-
2.05%	3,876,716	-	-	-	-	-	1,565	-
2.1%	5,406,902	-	-	-	-	-	19,551	-
2.15%	11,118,708	-	-	-	-	-	5,520	-
2.2%	5,182,008	-	-	-	-	-	6,515	-
2.25%	6,263,442	-	-	-	-	-	93	-
2.3%	2,867,688	-	-	-	-	-	6,412	-
2.35%	28,027,542	-	-	-	-	-	19,013	-
2.4%	3,491,742	-	-	-	-	-	2,031	-
2.45%	2,066,079	-	-	-	-	-	5,775	-
2.5%	8,232,290	-	-	-	-	-	-	-
2.55%	2,609,438	-	-	-	-	-	539	-
2.6%	1,222,506	-	-	-	-	-	-	-
2.65%	220,090	-	-	-	-	-	275	-
2.7%	1,085,209	-	-	-	-	-	-	-
2.75%	253,404	-	-	-	-	-	-	-
2.8%	304,700	-	-	-	-	-	-	-
2.85%	194,805	-	-	-	-	-	-	-
2.9%	222,286	-	-	-	-	-	-	-
2.95%	163,555	-	-	-	-	-	-	-
3%	61,467	-	-	-	-	-	-	-
3.05%	59,557	-	-	-	-	-	-	-
3.1%	20,605	-	-	-	-	-	-	-
3.15%	97	-	-	-	-	-	-	-
3.2%	2,667	-	-	-	-	-	-	-
3.25%	8,189	-	-	-	-	-	-	-
3.3%	794	-	-	-	-	-	-	-

Totals	$375,497,849	$1,970	$4,751	$134,886	$17,719	$17,540	$843,706	$20,597

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	WSCP	HVIE	HVSIT	JPMMV1	JABS	JACAS	JAGTS2	JAGTS

0.4%	$-	$-	$-	$-	$-	$7	$-	$-
0.65%	-	-	-	-	-	118	-	-
0.75%	-	-	-	-	-	340	-	-
0.8%	1,501	-	-	80	-	3,230	136	38
0.85%	-	-	-	-	-	4,313	-	-
0.95%	-	-	-	-	10,379	9,230	149	-
1.05%	-	-	-	-	21,482	10,528	-	-
1.1%	-	-	-	-	434	17,565	133	-
1.15%	-	18	17	-	25,205	172,899	542	-
1.2%	-	-	-	-	164	178	-	-
1.25%	-	-	-	-	12,333	23,705	236	-
1.3%	297,014	116	246	59,875	214	314,966	55,752	19,252
1.35%	-	-	-	-	226	80,171	834	-
1.4%	142,607	-	-	22,560	901	96,568	14,087	9,961
1.45%	-	-	-	-	8,414	38,732	107	-
1.5%	-	22	36	-	9,215	32,495	1,909	-
1.55%	-	-	10	-	35,747	187,757	2,296	-
1.6%	-	-	-	-	3,727	13,615	298	-
1.65%	-	1	26	-	12,304	72,068	453	-
1.7%	-	-	1	-	7,468	13,371	84	-
1.75%	-	34	49	-	5,646	225,483	877	-
1.8%	-	9	2	-	12,964	34,929	215	-
1.85%	-	1	5	-	1,098	15,368	139	-
1.9%	-	-	-	-	129	24,481	157	-
1.95%	-	17	10	-	3,786	38,943	62	-
2%	-	-	-	-	942	74,626	2,164	-
2.05%	-	9	16	-	6,375	12,490	51	-
2.1%	-	-	5	-	673	25,126	922	-
2.15%	-	-	4	-	370	29,614	10	-
2.2%	-	-	-	-	-	21,199	234	-
2.25%	-	1	-	-	1,272	9,238	-	-
2.3%	-	-	-	-	1,462	25,488	-	-
2.35%	-	-	18	-	-	54,756	-	-
2.4%	-	-	-	-	-	11,271	-	-
2.45%	-	-	-	-	3,516	10,161	120	-
2.5%	-	-	-	-	-	25,298	-	-
2.55%	-	-	-	-	-	8,734	-	-
2.6%	-	-	-	-	-	5,796	-	-
2.65%	-	-	-	-	-	1,083	-	-
2.7%	-	-	-	-	-	1,227	-	-
2.75%	-	-	-	-	-	499	-	-
2.8%	-	-	-	-	-	538	-	-
2.85%	-	-	-	-	-	87	-	-
2.9%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	68	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$441,122	$228	$445	$82,515	$186,446	$1,748,359	$81,967	$29,251

	JAIGS2	JAIGS	MIGSC	MVFSC	MVIVSC	MSVFI	MSVF2	MSEM

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	538	-	-	1,912	49	-	-	-
0.75%	2,262	-	-	4,415	75	-	-	-
0.8%	7,463	333	-	294	-	1	-	26
0.85%	7,287	-	-	13,464	3	-	-	-
0.95%	21,756	954	160	1,759	-	-	4,328	-
1.05%	21,213	356	-	720	-	-	1,241	-
1.1%	18,211	45	717	74,832	462	-	3,393	-
1.15%	278,327	7,695	18,621	588,158	5,071	-	36,948	-
1.2%	1,105	-	1,299	5,407	-	-	117	-
1.25%	34,136	5,347	11,841	52,534	329	-	10,086	-
1.3%	624,846	60,958	284	141,766	9,248	18,362	-	40,969
1.35%	103,634	-	2,468	143,368	1,617	-	11,395	-
1.4%	158,837	28,183	2,309	94,519	2,131	9,130	3,828	15,426
1.45%	51,868	1,130	4,309	103,485	471	-	15,823	-
1.5%	40,034	1,208	21,154	108,597	2,958	-	26,414	-
1.55%	288,054	5,557	25,995	560,002	5,430	-	52,981	-
1.6%	25,240	237	3,156	26,038	1,808	-	3,967	-
1.65%	117,077	1,155	9,641	163,179	1,034	-	13,900	-
1.7%	34,904	3,427	6,030	81,649	82	-	15,619	-
1.75%	317,606	755	18,379	1,390,308	11,223	-	65,630	-
1.8%	86,246	1,710	12,241	161,192	1,144	-	20,680	-
1.85%	14,381	757	11,973	67,619	91	-	11,424	-
1.9%	19,066	-	1,956	41,512	248	-	3,004	-
1.95%	45,851	808	4,064	202,114	3,395	-	11,854	-
2%	71,344	-	7,438	436,325	5,234	-	18,795	-
2.05%	12,540	2,356	10,802	61,073	813	-	4,587	-
2.1%	45,342	1,021	6,883	101,934	773	-	5,645	-
2.15%	58,784	362	4,129	316,920	588	-	5,926	-
2.2%	30,852	-	1,256	94,249	1,546	-	5,980	-
2.25%	5,828	-	2,498	144,314	42	-	3,414	-
2.3%	8,814	-	4,068	32,847	63	-	4,332	-
2.35%	46,744	-	2,432	983,900	1,306	-	17,776	-
2.4%	12,094	-	36	90,031	622	-	2,414	-
2.45%	11,151	-	1,594	55,913	788	-	681	-
2.5%	339	-	614	34,847	725	-	10,627	-
2.55%	7,587	-	128	78,281	113	-	1,015	-
2.6%	1,070	-	-	47,913	-	-	2,545	-
2.65%	1,022	-	-	1,843	197	-	81	-
2.7%	1,244	-	51	19,467	-	-	190	-
2.75%	347	-	-	4,291	-	-	-	-
2.8%	1,343	-	26	2,164	-	-	-	-
2.85%	60	-	-	753	-	-	-	-
2.9%	390	-	-	4,728	-	-	-	-
2.95%	101	-	-	703	-	-	41	-
3%	-	-	-	-	-	-	-	-
3.05%	78	-	-	1,022	-	-	592	-
3.1%	83	-	-	166	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	15	-	-	60	-	-	-	-
3.25%	2	-	-	301	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$2,637,116	$124,354	$198,552	$6,542,888	$59,679	$27,493	$397,273	$56,421

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	MSEMB	MSVRE	MSVREB	VFMG2	NVAGF3	NVAMV1	NVAMV2	GVAAA2

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	-	-	29	2,800
0.75%	-	-	-	-	-	-	62	3,239
0.8%	-	-	-	-	2	180	-	548
0.85%	-	-	-	-	-	-	116	391
0.95%	-	-	-	-	197	-	472	262
1.05%	-	-	-	-	223	-	473	3,908
1.1%	411	-	-	-	3,469	-	10,529	1,313,934
1.15%	3,465	-	109	23,358	6,319	-	39,991	3,362,729
1.2%	-	-	-	-	217	-	136	6,612
1.25%	1,585	-	-	20,714	2,361	-	4,362	371,460
1.3%	-	403	-	-	2,868	37,620	4,780	827,624
1.35%	-	-	6	2,823	1,471	-	10,634	767,321
1.4%	412	232	-	274	3,972	13,491	2,432	246,115
1.45%	1,325	-	-	145	1,596	-	8,588	389,643
1.5%	4,775	-	27	-	181	-	8,053	607,824
1.55%	2,300	-	-	70	7,412	-	40,339	3,188,072
1.6%	156	-	-	401	1,033	-	1,237	76,797
1.65%	342	-	-	1,422	3,811	-	8,168	597,659
1.7%	388	-	-	-	-	-	2,732	253,585
1.75%	750	-	-	5,984	4,037	-	59,216	5,912,637
1.8%	1,194	-	-	-	1,783	-	7,104	402,768
1.85%	192	-	-	1,198	471	-	3,651	213,576
1.9%	173	-	-	307	-	-	1,629	145,355
1.95%	190	-	-	638	753	-	8,759	942,191
2%	1	-	-	-	526	-	9,395	957,623
2.05%	552	-	-	-	204	-	1,914	149,751
2.1%	528	-	-	-	1,156	-	4,263	404,890
2.15%	45	-	-	-	1,669	-	4,647	344,221
2.2%	-	-	-	609	-	-	2,202	322,775
2.25%	-	-	-	-	-	-	1,858	547,881
2.3%	-	-	-	-	-	-	5,306	192,633
2.35%	-	-	-	93	-	-	5,845	1,301,203
2.4%	-	-	-	-	59	-	1,097	278,112
2.45%	-	-	-	-	-	-	1,327	138,456
2.5%	-	-	-	-	-	-	2,560	1,201,111
2.55%	-	-	-	-	-	-	212	127,894
2.6%	-	-	-	-	-	-	419	43,926
2.65%	-	-	-	-	-	-	65	19,363
2.7%	-	-	-	-	-	-	184	82,872
2.75%	-	-	-	-	-	-	6	17,534
2.8%	-	-	-	-	-	-	99	45,629
2.85%	-	-	-	-	-	-	83	24,487
2.9%	-	-	-	-	-	-	96	6,270
2.95%	-	-	-	-	-	-	40	26,584
3%	-	-	-	-	-	-	-	1,919
3.05%	-	-	-	-	-	-	-	4,578
3.1%	-	-	-	-	-	-	-	658
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	348
3.3%	-	-	-	-	-	-	7	-

	$18,784	$635	$142	$58,036	$45,790	$51,291	$265,117	$25,877,768

	GVABD2	GVAGG2	GVAGR2	GVAGI2	HIBF	HIBF3	GEM	GEM2

0.4%	$-	$2	$-	$-	$-	$-	$-	$-
0.65%	1,728	9	30	1,771	-	-	-	-
0.75%	678	753	29	1,043	-	285	-	-
0.8%	457	686	1,824	348	-	346	53	-
0.85%	18	610	1,931	1,685	-	249	-	-
0.95%	4,494	1,569	2,273	1,391	803	8,549	-	-
1.05%	3,630	2,452	1,858	712	87	4,017	-	-
1.1%	347,185	23,872	52,773	326,712	633	3,403	-	256
1.15%	1,113,209	185,586	309,765	997,267	20,074	201,546	-	5,910
1.2%	5,580	1,279	1,771	3,838	5,311	176	-	569
1.25%	85,631	25,650	31,392	73,032	11,677	23,328	-	1,640
1.3%	322,473	128,693	163,244	253,772	40	75,001	2,795	-
1.35%	235,224	73,054	102,707	230,248	4,596	47,653	-	-
1.4%	88,514	51,681	67,043	25,313	1,057	48,757	3,866	2,420
1.45%	173,734	34,608	52,628	128,462	6,024	44,505	-	982
1.5%	191,286	57,842	88,767	173,978	5,093	63,845	-	824
1.55%	1,179,343	208,363	352,358	1,098,591	25,900	166,718	-	4,970
1.6%	31,070	19,076	39,137	28,895	2,807	23,597	-	109
1.65%	182,252	47,957	77,460	138,373	13,408	59,657	-	1,284
1.7%	125,912	24,469	37,723	106,437	4,760	9,970	-	815
1.75%	1,762,957	276,679	494,978	1,629,814	7,848	108,811	-	719
1.8%	150,982	41,330	88,963	95,192	15,736	66,633	-	3,568
1.85%	86,998	12,496	29,019	71,157	10,511	21,879	-	1,911
1.9%	135,984	10,391	16,281	134,222	2,905	13,308	-	960
1.95%	280,309	40,375	80,915	265,117	278	11,906	-	833
2%	301,276	48,963	91,804	292,247	1,261	44,588	-	-
2.05%	140,900	7,776	9,827	129,138	1,054	5,132	-	99
2.1%	130,222	23,530	45,232	113,227	3,485	11,133	-	198
2.15%	243,761	12,911	36,164	235,787	1,247	6,456	-	1,075
2.2%	174,163	11,562	27,398	168,074	-	11,065	-	-
2.25%	545,274	7,835	20,991	543,628	-	5,744	-	320
2.3%	149,105	9,105	19,275	160,355	60	4,197	-	-
2.35%	1,226,999	23,282	56,467	1,225,109	618	8,212	-	-
2.4%	252,586	4,576	5,341	252,669	-	317	-	-
2.45%	106,195	6,227	7,945	94,458	-	10,672	-	502
2.5%	1,209,312	19,331	31,151	1,221,035	-	95	-	-
2.55%	110,549	1,731	4,068	109,809	-	4,855	-	-
2.6%	48,644	3,878	2,904	43,526	-	-	-	-
2.65%	18,941	1,327	2,809	20,838	-	409	-	-
2.7%	80,627	698	2,790	80,938	-	59	-	-
2.75%	17,463	162	425	15,964	-	633	-	-
2.8%	21,449	1,177	567	20,116	-	404	-	-
2.85%	25,478	-	651	25,139	-	-	-	-
2.9%	5,423	536	1,242	5,522	-	-	-	-
2.95%	26,544	254	169	27,289	-	-	-	-
3%	1,912	-	-	1,970	-	-	-	-
3.05%	4,562	117	328	4,701	-	-	-	-
3.1%	657	-	-	677	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	336	-	-	360	-	-	-	-
3.3%	79	55	56	56	-	-	-	-

	$11,352,105	$1,454,515	$2,462,473	$10,580,002	$147,273	$1,118,110	$6,714	$29,964

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	GEM3	GEM6	GVGU2	GVGU	GIG	GIG3	NVIE6	GEF3
0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	-	-	6	-
0.75%	-	1,953	-	-	-	-	802	-
0.8%	1,899	-	-	70	52	693	-	401
0.85%	-	948	-	-	-	-	92	-
0.95%	-	1,288	-	-	-	-	227	-
1.05%	-	2,961	-	-	-	-	434	-
1.1%	-	6,983	-	-	-	-	4,333	-
1.15%	-	169,389	210	-	-	-	32,786	-
1.2%	-	290	-	-	-	-	-	-
1.25%	-	17,581	307	-	-	-	3,469	-
1.3%	404,717	2,010	-	10,364	111	256,120	2,258	20,467
1.35%	-	41,877	-	-	-	-	10,010	-
1.4%	97,121	7,957	11	3,677	344	169,850	2,114	8,706
1.45%	-	37,506	6	-	-	-	18,092	-
1.5%	-	31,569	19	-	-	-	10,181	-
1.55%	-	141,790	449	-	-	-	37,030	-
1.6%	-	12,893	-	-	-	-	4,246	-
1.65%	-	36,144	70	-	-	-	12,316	-
1.7%	-	18,057	54	-	-	-	10,560	-
1.75%	-	95,764	11	-	-	-	60,035	-
1.8%	-	40,281	275	-	-	-	10,902	-
1.85%	-	15,442	-	-	-	-	6,183	-
1.9%	-	7,685	-	-	-	-	3,483	-
1.95%	-	27,437	-	-	-	-	9,940	-
2%	-	37,587	-	-	-	-	11,690	-
2.05%	-	3,202	-	-	-	-	1,889	-
2.1%	-	34,799	189	-	-	-	5,098	-
2.15%	-	8,596	-	-	-	-	2,733	-
2.2%	-	8,681	-	-	-	-	2,964	-
2.25%	-	3,605	-	-	-	-	1,418	-
2.3%	-	6,719	-	-	-	-	5,144	-
2.35%	-	4,238	-	-	-	-	8,346	-
2.4%	-	1,089	-	-	-	-	600	-
2.45%	-	13,971	-	-	-	-	685	-
2.5%	-	571	-	-	-	-	2,762	-
2.55%	-	2,700	-	-	-	-	1,290	-
2.6%	-	-	-	-	-	-	434	-
2.65%	-	3,216	-	-	-	-	25	-
2.7%	-	474	-	-	-	-	-	-
2.75%	-	2,647	-	-	-	-	475	-
2.8%	-	1,922	-	-	-	-	80	-
2.85%	-	-	-	-	-	-	-	-
2.9%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$503,737	$851,822	$1,601	$14,111	$507	$426,663	$285,132	$29,574

	NVGWL6	NVNMO1	NVNMO2	NVNSR1	NVNSR2	NVCRA2	NVCRB2	NVCCA2

0.4%	$-	$-	$-	$-	$-	$-	$197	$-
0.65%	-	-	1	-	1,519	-	229	459
0.75%	-	-	877	-	4,897	-	1,428	2,498
0.8%	-	3,606	-	4	-	52	63	637
0.85%	-	-	-	-	12,015	-	3,124	4,533
0.95%	-	-	182	-	102	-	-	-
1.05%	-	-	54	-	122	-	-	-
1.1%	1,140	-	5,693	-	45,372	3,499	812,078	754,241
1.15%	2,088	-	18,794	-	376,705	28,190	825,932	1,792,142
1.2%	-	-	110	-	3,864	494	7,784	4,883
1.25%	363	-	5,953	-	23,475	6,790	160,438	212,875
1.3%	924	815,529	4,060	18,079	9,517	12,988	421,479	448,057
1.35%	694	-	10,201	-	81,896	5,292	168,686	488,867
1.4%	-	475,900	3,354	3,041	40,046	1,807	21,861	6,179
1.45%	177	-	4,174	-	52,116	1,863	118,893	203,915
1.5%	1,616	-	6,527	-	52,159	1,902	188,385	386,815
1.55%	1,448	-	33,882	-	365,226	30,182	812,911	1,359,072
1.6%	1,367	-	2,593	-	14,368	9,671	12,570	2,970
1.65%	48	-	22,156	-	106,696	3,172	154,614	180,663
1.7%	21	-	888	-	54,532	2,656	51,081	127,076
1.75%	2,505	-	44,666	-	1,020,903	24,926	1,389,895	3,371,551
1.8%	1,843	-	7,082	-	104,571	11,072	80,269	130,265
1.85%	566	-	3,722	-	33,275	337	119,042	170,571
1.9%	-	-	1,202	-	13,061	23	133,452	369,276
1.95%	475	-	18,425	-	133,351	10,852	234,544	693,442
2%	468	-	15,525	-	355,335	11,515	331,421	444,444
2.05%	-	-	1,440	-	39,389	816	72,002	72,327
2.1%	229	-	10,657	-	63,246	10,653	115,699	217,968
2.15%	237	-	4,960	-	268,825	1,144	161,928	206,718
2.2%	39	-	31,546	-	66,205	5,385	200,604	208,751
2.25%	81	-	962	-	110,672	-	252,800	41,436
2.3%	1,543	-	5,474	-	13,825	115	135,383	220,100
2.35%	889	-	2,955	-	817,502	2,751	925,898	236,135
2.4%	330	-	601	-	72,899	4,256	153,418	53,518
2.45%	-	-	7,487	-	51,256	210	109,159	88,733
2.5%	72	-	1,230	-	3,416	-	2,053,800	219,212
2.55%	49	-	640	-	63,106	2,540	67,649	71,473
2.6%	-	-	-	-	34,437	24,690	40,178	211
2.65%	-	-	1,903	-	2,157	113	2,359	1,450
2.7%	-	-	-	-	14,772	-	146,396	13,098
2.75%	35	-	30	-	3,443	-	14,482	-
2.8%	-	-	-	-	10,069	497	1,094	1,041
2.85%	-	-	-	-	593	-	29,168	9,028
2.9%	-	-	-	-	4,317	-	865	-
2.95%	-	-	-	-	633	-	4,875	3,684
3%	-	-	-	-	-	-	537	1,193
3.05%	-	-	-	-	505	-	5,377	-
3.1%	-	-	-	-	170	-	1,031	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	62	-	-	-
3.25%	-	-	-	-	251	-	2,055	-
3.3%	-	-	-	-	-	-	-	-

	$19,247	$1,295,035	$280,006	$21,124	$4,546,873	$220,453	$10,547,133	$12,821,507

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	NVCCN2	NVCMD2	NVCMA2	NVCMC2	NVCBD1	NVCBD2	NVLCP2	TRF

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	600	-	-	-	1,722	-	-
0.75%	-	2,813	2,880	204	-	4,744	2	-
0.8%	-	-	80	49	86	-	390	23,476
0.85%	1,851	1,307	468	3,722	-	13,217	506	-
0.95%	-	-	-	-	-	2,087	-	-
1.05%	-	-	-	-	-	1,274	115	-
1.1%	276,077	1,097,199	69,860	297,496	-	43,020	9,831	-
1.15%	541,136	1,737,808	571,121	517,586	-	269,172	24,921	-
1.2%	16,022	23,485	-	9,172	-	3,212	-	-
1.25%	75,662	202,190	29,364	73,951	-	22,979	7,795	-
1.3%	163,099	502,262	57,495	160,154	25,945	6,650	17,393	1,358,910
1.35%	107,579	385,878	116,227	104,631	-	55,124	4,520	-
1.4%	35,661	26,975	13,850	17,925	10,364	30,664	15,122	487,392
1.45%	78,467	215,280	68,896	82,556	-	41,241	4,941	-
1.5%	69,784	335,945	48,270	98,252	-	40,285	6,520	-
1.55%	618,985	1,458,620	492,427	621,802	-	232,461	42,615	-
1.6%	15,245	24,008	4,950	20,108	-	17,549	2,814	-
1.65%	198,746	303,772	133,242	105,025	-	78,697	22,394	-
1.7%	16,963	87,755	16,976	29,082	-	47,786	3,100	-
1.75%	1,027,620	3,076,112	980,909	779,920	-	688,235	78,829	-
1.8%	102,606	205,313	50,032	141,129	-	78,806	8,974	-
1.85%	53,517	77,203	43,724	48,667	-	30,360	7,059	-
1.9%	12,951	117,734	19,299	71,361	-	6,414	2,390	-
1.95%	190,365	512,401	111,359	118,499	-	82,682	20,563	-
2%	282,599	560,856	255,925	183,566	-	310,149	12,276	-
2.05%	5,545	42,763	37,140	9,056	-	34,389	2,858	-
2.1%	214,815	212,326	31,255	72,242	-	31,870	1,331	-
2.15%	13,236	134,893	110,948	39,502	-	178,385	6,130	-
2.2%	90,708	222,063	99,296	113,240	-	60,048	10,875	-
2.25%	27,475	20,918	13,113	37,042	-	138,792	1,287	-
2.3%	33,490	91,072	75,086	78,263	-	7,497	6,884	-
2.35%	56,135	259,429	87,003	53,111	-	858,264	7,560	-
2.4%	14,217	32,362	20,032	29,961	-	55,119	2,133	-
2.45%	19,670	40,222	11,817	13,866	-	44,206	3,828	-
2.5%	56,889	14,378	13,792	112,565	-	2,903	1,714	-
2.55%	13,114	38,747	1,200	6,838	-	60,301	104	-
2.6%	10,193	7,686	4,811	9,633	-	37,969	-	-
2.65%	1,168	11,803	1,320	2,601	-	1,176	634	-
2.7%	4,873	6,158	3,981	37,028	-	13,784	1,772	-
2.75%	1,435	3,991	-	979	-	4,630	-	-
2.8%	7,320	-	-	1,355	-	1,964	-	-
2.85%	966	7,533	-	5,872	-	536	-	-
2.9%	-	1,516	604	4,036	-	3,650	-	-
2.95%	714	5,065	-	23,273	-	347	-	-
3%	-	-	-	-	-	-	-	-
3.05%	3,162	-	-	-	-	339	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	199	21	-	-	318	-	-
3.3%	-	-	-	-	-	-	-	-

	$4,460,060	$12,108,640	$3,598,773	$4,135,320	$36,395	$3,645,017	$340,180	$1,869,778

	TRF2	GVGF2	GVGFS	GBF	CAF	GVGH2	GVGHS	GVGH6

0.4%	$-	$-	$-	$6	$-	$-	$-	$-
0.65%	1,444	-	-	2,228	-	-	-	-
0.75%	3,760	-	-	7,780	-	-	-	-
0.8%	-	-	89	3,833	5,024	-	43	-
0.85%	11,125	-	-	16,682	-	-	-	-
0.95%	2,215	81	-	16,006	-	89	-	345
1.05%	3,443	-	-	11,442	-	-	-	370
1.1%	43,327	-	-	67,587	-	15	-	273
1.15%	399,191	725	-	826,688	-	791	-	10,317
1.2%	3,928	121	-	6,158	-	-	-	20
1.25%	25,644	492	-	82,660	-	1,201	-	1,897
1.3%	6,544	-	6,524	1,200,218	335,641	-	13,693	23
1.35%	91,811	-	-	214,195	-	-	-	2,713
1.4%	40,157	54	1,888	585,944	110,787	141	5,245	491
1.45%	53,955	20	-	157,201	-	211	-	3,040
1.5%	55,206	47	-	129,809	-	264	-	2,353
1.55%	384,814	302	-	712,051	-	935	-	12,504
1.6%	12,026	10	-	41,286	-	-	-	1,008
1.65%	112,191	79	-	244,474	-	324	-	6,608
1.7%	57,710	-	-	95,698	-	275	-	4,534
1.75%	1,029,500	7	-	1,365,853	-	117	-	8,388
1.8%	101,863	1,241	-	242,642	-	1,310	-	9,934
1.85%	35,657	23	-	69,143	-	400	-	2,526
1.9%	11,517	-	-	22,072	-	74	-	327
1.95%	133,002	-	-	200,741	-	-	-	759
2%	323,757	-	-	466,658	-	-	-	3,888
2.05%	41,033	-	-	61,078	-	94	-	488
2.1%	63,210	32	-	94,875	-	60	-	3,345
2.15%	275,118	3	-	317,567	-	3	-	417
2.2%	63,282	-	-	158,630	-	37	-	1,450
2.25%	102,236	-	-	169,362	-	-	-	4
2.3%	11,586	-	-	22,756	-	-	-	349
2.35%	778,079	-	-	1,061,887	-	-	-	271
2.4%	73,285	-	-	98,405	-	14	-	580
2.45%	36,994	-	-	54,415	-	-	-	764
2.5%	2,953	-	-	21,075	-	-	-	13
2.55%	60,328	-	-	76,059	-	-	-	165
2.6%	33,987	-	-	48,610	-	-	-	47
2.65%	1,500	-	-	5,226	-	-	-	288
2.7%	15,621	-	-	19,823	-	-	-	50
2.75%	3,864	-	-	13,872	-	-	-	313
2.8%	1,794	-	-	2,738	-	-	-	-
2.85%	616	-	-	570	-	-	-	-
2.9%	4,144	-	-	6,001	-	-	-	-
2.95%	672	-	-	810	-	-	-	-
3%	-	-	-	-	-	-	-	-
3.05%	483	-	-	600	-	-	-	-
3.1%	167	-	-	172	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	61	-	-	62	-	-	-	-
3.25%	224	-	-	352	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$4,515,024	$3,237	$8,501	$9,024,000	$451,452	$6,355	$18,981	$80,862

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	GVIX8	GVIDA	NVDBL2	NVDCA2	GVIDC	GVIDM	GVDMA	GVDMC

0.4%	$-	$-	$-	$-	$-	$2,736	$-	$214
0.65%	2	-	5	845	1,643	5,500	1,949	2,172
0.75%	-	395	1,429	6,268	2,540	13,140	3,853	2,690
0.8%	28	4,196	1	89	404	4,248	8,099	2,914
0.85%	1,008	940	6,676	3,154	2,556	14,104	2,287	7,949
0.95%	777	1,069	-	-	1,885	8,495	6,938	3,853
1.05%	1,704	1,565	99	-	1,562	5,842	10,051	500
1.1%	21,317	10,575	188,704	230,105	169,388	745,012	188,907	216,222
1.15%	31,913	245,780	306,569	624,642	690,601	3,624,410	2,414,562	1,054,722
1.2%	290	4,789	90	56	12,524	23,502	45,848	5,998
1.25%	1,243	40,614	49,565	42,867	75,036	426,870	233,329	176,033
1.3%	15,217	135,578	223,022	265,564	236,958	735,334	357,368	236,362
1.35%	5,479	68,104	63,895	106,614	107,557	802,399	521,293	275,828
1.4%	9,811	88,047	6,567	3,150	165,123	499,481	374,266	167,647
1.45%	6,328	42,753	11,410	114,211	118,104	414,478	303,357	201,132
1.5%	3,587	86,588	77,244	115,405	102,490	514,097	258,543	147,476
1.55%	24,581	192,844	229,361	469,825	683,177	2,771,092	2,150,391	858,656
1.6%	857	25,985	9,556	9,801	17,069	183,461	90,433	65,390
1.65%	1,793	482,371	26,727	55,982	216,057	1,464,352	1,356,313	363,781
1.7%	1,438	78,160	3,037	14,436	24,528	329,927	230,903	64,213
1.75%	22,330	1,010,646	353,662	893,155	968,199	7,278,305	5,982,886	1,693,664
1.8%	15,866	86,481	12,545	33,420	321,009	689,924	481,352	291,573
1.85%	2,789	126,286	4,121	21,773	73,766	393,477	373,680	104,448
1.9%	406	122,766	31,810	3,498	67,786	328,275	302,705	157,557
1.95%	5,635	297,381	85,437	235,051	90,052	1,206,463	1,084,600	237,016
2%	13,602	441,274	63,721	94,912	389,211	3,827,268	1,021,128	728,136
2.05%	544	374,313	5,889	4,820	29,575	618,870	634,257	123,179
2.1%	1,001	224,702	32,755	66,997	81,394	445,984	532,154	77,188
2.15%	1,112	455,653	24,085	39,112	66,395	1,984,113	1,669,811	406,385
2.2%	1,953	52,147	18,006	27,292	135,024	724,678	280,888	141,344
2.25%	1,046	386,173	50,393	4,865	29,169	749,029	358,000	558,000
2.3%	1,336	166,123	16,370	12,870	41,062	271,713	295,417	79,800
2.35%	4,859	737,857	70,143	18,622	124,835	5,923,282	1,472,138	1,798,495
2.4%	114	67,079	3,990	1,878	22,277	492,375	270,443	236,991
2.45%	682	88,583	4,139	9,805	20,156	195,520	115,851	72,062
2.5%	778	52,231	88,516	26	43,941	588,548	166,453	427,538
2.55%	15	149,766	5,328	9,276	29,839	571,217	197,700	106,029
2.6%	103	42,022	8,512	-	12,501	195,860	67,356	25,126
2.65%	-	9,607	5,505	337	6,721	10,338	29,800	172
2.7%	-	52,563	8,642	5	5,355	198,631	66,006	42,477
2.75%	159	7,156	1,692	-	8,190	22,196	25,958	6,420
2.8%	-	26,866	375	-	20,333	11,012	14,190	6,941
2.85%	-	2,977	13,686	-	4,205	16,334	4,074	7,238
2.9%	-	14,128	23,298	-	-	44,122	40,308	8,671
2.95%	-	873	4,023	-	-	11,390	2,795	10,965
3%	-	7,259	-	-	-	2,468	31,823	12,005
3.05%	-	7,162	8,494	-	-	1,433	9,307	1,248
3.1%	-	2,244	-	-	-	8,068	5,174	-
3.15%	-	-	-	-	-	-	97	-
3.2%	-	-	1,121	-	-	-	-	787
3.25%	-	-	-	-	-	1,452	-	-
3.3%	-	-	-	-	-	-	-	-

	$201,703	$6,522,671	$2,150,215	$3,540,728	$5,220,197	$39,400,825	$24,095,041	$11,215,207

	GVUSL	MCIF	SAM	NVMIG3	NVMIG6	GVDIV2	GVDIV3	GVDIV6

0.4%	$-	$6	$18	$-	$-	$-	$-	$4
0.65%	-	5	1,131	-	1,255	-	-	33
0.75%	-	104	4,653	-	3,383	-	-	30
0.8%	170	1,713	13,327	1,890	-	-	203	-
0.85%	-	506	4,674	-	9,606	-	-	27
0.95%	-	1,132	7,301	-	917	340	-	3,191
1.05%	-	1,404	4,000	-	1,725	-	-	1,752
1.1%	-	4,721	75,832	-	41,646	-	-	19,036
1.15%	-	123,311	788,565	-	374,681	2,498	-	116,588
1.2%	-	1,526	3,131	-	3,798	-	-	1,310
1.25%	-	26,895	95,273	-	27,193	466	-	9,822
1.3%	9,969	378,573	1,972,779	398,242	6,839	-	71,194	8,646
1.35%	-	37,582	179,149	-	81,423	-	-	23,658
1.4%	1,817	124,921	1,041,855	186,083	37,704	303	30,632	6,990
1.45%	-	37,099	200,819	-	59,562	477	-	15,360
1.5%	-	20,983	231,244	-	50,480	718	-	20,181
1.55%	-	126,158	786,269	-	368,415	4,363	-	110,947
1.6%	-	11,281	105,128	-	10,929	213	-	4,752
1.65%	-	42,687	205,074	-	104,943	411	-	25,202
1.7%	-	18,168	66,521	-	50,881	81	-	15,325
1.75%	-	98,896	981,546	-	944,268	86	-	156,344
1.8%	-	40,527	309,410	-	96,423	823	-	23,478
1.85%	-	9,886	120,399	-	37,550	471	-	11,867
1.9%	-	8,135	37,291	-	11,335	457	-	11,769
1.95%	-	31,223	171,725	-	126,865	193	-	26,970
2%	-	41,441	321,713	-	287,600	-	-	36,547
2.05%	-	27,899	66,768	-	37,835	1,726	-	10,712
2.1%	-	10,317	140,448	-	61,349	635	-	14,216
2.15%	-	16,708	140,472	-	246,899	108	-	9,470
2.2%	-	12,791	227,360	-	56,397	-	-	7,668
2.25%	-	6,780	88,270	-	85,382	-	-	5,913
2.3%	-	8,640	44,519	-	10,765	-	-	13,229
2.35%	-	17,071	279,813	-	633,695	-	-	21,042
2.4%	-	4,113	38,147	-	66,020	-	-	2,398
2.45%	-	3,965	42,905	-	34,056	-	-	5,945
2.5%	-	6,277	50,552	-	2,779	-	-	12,951
2.55%	-	594	22,202	-	49,334	-	-	2,212
2.6%	-	114	18,267	-	25,645	-	-	1,417
2.65%	-	671	4,623	-	1,787	-	-	1,110
2.7%	-	417	4,553	-	12,268	-	-	530
2.75%	-	414	7,897	-	3,571	-	-	632
2.8%	-	6,834	2,359	-	1,796	-	-	3,504
2.85%	-	-	1,524	-	481	-	-	-
2.9%	-	-	1,303	-	3,635	-	-	767
2.95%	-	85	276	-	596	-	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	302	339	-	477	-	-	-
3.1%	-	-	-	-	167	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	72	-	-	-
3.25%	-	-	93	-	182	-	-	-
3.3%	-	-	23	-	-	-	-	39

	$11,956	$1,312,875	$8,911,540	$586,215	$4,074,609	$14,369	$102,029	$763,584

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	NVMLG1	NVMLG2	NVMLV1	NVMLV2	NVMMG1	NVMMG2	NVMMV2	SCGF

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	660	-	-	-	669	1,009	-
0.75%	-	1,892	-	362	-	1,797	2,550	-
0.8%	725	-	169	45	5,011	-	2,530	193
0.85%	-	5,063	-	28	-	5,189	7,203	-
0.95%	-	1,755	-	921	-	3,336	-	-
1.05%	-	2,101	-	711	-	2,302	-	-
1.1%	-	23,933	-	8,305	-	30,951	33,978	-
1.15%	-	251,416	-	68,212	-	276,313	260,298	-
1.2%	-	3,585	-	1,757	-	2,518	2,402	-
1.25%	-	28,983	-	19,555	-	30,203	17,756	-
1.3%	91,507	4,535	25,232	18,543	2,128,305	4,790	1,747,739	58,596
1.35%	-	59,893	-	15,560	-	69,195	64,708	-
1.4%	26,217	24,281	9,020	12,529	459,827	23,797	555,319	14,768
1.45%	-	41,836	-	14,450	-	48,593	38,041	-
1.5%	-	44,160	-	25,269	-	44,309	32,978	-
1.55%	-	268,827	-	97,299	-	267,679	266,450	-
1.6%	-	11,559	-	5,457	-	8,317	7,315	-
1.65%	-	84,402	-	27,338	-	93,780	75,399	-
1.7%	-	43,607	-	16,505	-	39,548	37,942	-
1.75%	-	547,987	-	78,221	-	580,827	692,854	-
1.8%	-	86,625	-	51,315	-	74,197	67,694	-
1.85%	-	27,880	-	19,026	-	31,719	25,455	-
1.9%	-	9,464	-	2,243	-	12,946	6,764	-
1.95%	-	80,948	-	21,454	-	84,545	99,500	-
2%	-	184,437	-	22,689	-	176,338	196,298	-
2.05%	-	29,068	-	15,620	-	25,006	29,029	-
2.1%	-	48,389	-	9,793	-	39,028	45,339	-
2.15%	-	147,122	-	13,634	-	149,201	186,726	-
2.2%	-	41,146	-	6,824	-	37,144	39,906	-
2.25%	-	53,555	-	5,999	-	55,813	67,731	-
2.3%	-	11,600	-	8,558	-	11,862	9,406	-
2.35%	-	365,874	-	8,602	-	387,054	439,572	-
2.4%	-	38,650	-	1,988	-	42,499	48,691	-
2.45%	-	21,077	-	3,656	-	23,605	24,393	-
2.5%	-	8,347	-	10,102	-	8,843	6,816	-
2.55%	-	29,091	-	338	-	28,723	33,825	-
2.6%	-	15,663	-	1,035	-	21,079	17,753	-
2.65%	-	911	-	1,640	-	993	783	-
2.7%	-	7,348	-	612	-	7,319	8,350	-
2.75%	-	2,144	-	26	-	2,576	2,255	-
2.8%	-	1,138	-	30	-	2,047	1,094	-
2.85%	-	261	-	-	-	250	310	-
2.9%	-	2,062	-	-	-	2,042	2,555	-
2.95%	-	357	-	81	-	322	485	-
3%	-	-	-	-	-	-	-	-
3.05%	-	244	-	-	-	245	368	-
3.1%	-	106	-	-	-	85	146	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	34	-	-	-	34	53	-
3.25%	-	108	-	-	-	106	128	-
3.3%	-	-	-	-	-	-	-	-

	$118,449	$2,664,124	$34,421	$616,332	$2,593,143	$2,759,734	$5,207,896	$73,557

	SCGF2	SCVF	SCVF2	SCF	SCF2	MSBF	NVSTB2	GGTC

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	16	-	-	-	-	72	38	-
0.75%	-	-	-	-	4	299	-	-
0.8%	-	2,439	-	6,847	-	540	170	2
0.85%	-	-	354	-	344	157	7,257	-
0.95%	193	-	1,210	-	4,321	5,627	1,253	-
1.05%	-	-	174	-	2,555	3,629	1,978	-
1.1%	1,349	-	2,074	-	7,000	19,071	25,206	-
1.15%	26,551	-	53,321	-	128,466	151,290	160,947	-
1.2%	14	-	345	-	733	828	748	-
1.25%	6,235	-	20,395	-	31,986	30,530	9,539	-
1.3%	1,194	354,705	1,541	755,260	3,253	161,510	70,397	584
1.35%	5,111	-	19,298	-	54,870	41,375	29,696	-
1.4%	2,598	138,690	3,442	353,489	7,183	65,792	32,428	103
1.45%	12,090	-	22,725	-	35,806	53,226	36,438	-
1.5%	7,678	-	11,031	-	24,501	34,409	34,246	-
1.55%	35,688	-	63,710	-	88,392	169,920	118,450	-
1.6%	2,978	-	4,786	-	7,457	16,451	18,248	-
1.65%	6,572	-	19,594	-	33,189	44,034	31,835	-
1.7%	5,794	-	8,477	-	25,821	13,456	17,357	-
1.75%	25,183	-	28,990	-	67,843	193,193	221,847	-
1.8%	9,459	-	23,821	-	27,999	48,794	27,024	-
1.85%	3,554	-	9,271	-	8,244	22,787	18,267	-
1.9%	2,244	-	5,666	-	13,844	14,896	21,181	-
1.95%	5,299	-	9,175	-	12,576	41,716	37,921	-
2%	4,246	-	21,067	-	15,096	38,039	48,928	-
2.05%	1,994	-	2,763	-	3,754	15,204	11,961	-
2.1%	2,065	-	7,067	-	7,318	24,964	28,846	-
2.15%	2,118	-	3,172	-	6,135	17,032	24,606	-
2.2%	1,467	-	2,136	-	4,456	17,325	24,530	-
2.25%	2,031	-	1,778	-	1,692	20,104	24,946	-
2.3%	372	-	2,691	-	5,498	12,673	11,382	-
2.35%	5,520	-	4,795	-	4,477	73,643	57,622	-
2.4%	709	-	466	-	970	5,005	12,222	-
2.45%	280	-	1,792	-	468	16,210	6,239	-
2.5%	2,419	-	1,097	-	1,186	45,434	58,502	-
2.55%	62	-	310	-	1,132	3,024	5,162	-
2.6%	153	-	194	-	174	5,502	13,017	-
2.65%	187	-	-	-	8	-	2,300	-
2.7%	-	-	290	-	138	902	2,616	-
2.75%	-	-	-	-	-	520	3,111	-
2.8%	167	-	6,647	-	223	503	648	-
2.85%	-	-	-	-	326	1,618	640	-
2.9%	-	-	24	-	375	-	1,074	-
2.95%	-	-	-	-	219	373	301	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	55	-

	$183,590	$495,834	$365,689	$1,115,596	$640,032	$1,431,677	$1,261,179	$689

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	GGTC2	GGTC3	GGTC6	GVUG2	GVUGL	NVOLG1	NVOLG2	NVTIV3

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	-	-	18	1,346
0.75%	-	-	-	-	-	-	2	3,880
0.8%	-	126	-	-	59	664	-	-
0.85%	-	-	-	-	-	-	22	11,079
0.95%	-	-	120	69	-	-	384	-
1.05%	-	-	149	-	-	-	972	-
1.1%	4	-	253	263	-	-	4,296	62,785
1.15%	874	-	8,150	9,202	-	-	49,304	462,239
1.2%	-	-	122	209	-	-	494	3,920
1.25%	656	-	1,550	1,393	-	-	11,707	27,378
1.3%	-	15,133	-	-	7,648	241,453	2,557	38,324
1.35%	-	-	3,151	4,405	-	-	16,996	101,962
1.4%	77	6,017	451	340	2,378	97,216	4,262	44,764
1.45%	67	-	2,477	2,242	-	-	12,641	58,923
1.5%	109	-	2,043	3,320	-	-	11,729	63,197
1.55%	274	-	12,348	13,926	-	-	51,361	441,279
1.6%	9	-	723	1,192	-	-	4,278	10,129
1.65%	152	-	10,907	5,250	-	-	15,724	114,574
1.7%	63	-	4,041	994	-	-	5,076	56,589
1.75%	67	-	5,802	10,454	-	-	40,010	1,158,125
1.8%	196	-	4,232	6,434	-	-	17,419	103,506
1.85%	116	-	1,366	849	-	-	7,895	35,311
1.9%	328	-	420	1,270	-	-	2,575	12,277
1.95%	189	-	2,767	2,247	-	-	8,803	170,615
2%	-	-	5,016	2,741	-	-	16,910	334,403
2.05%	23	-	227	1,968	-	-	5,354	40,503
2.1%	32	-	2,514	1,102	-	-	6,746	78,036
2.15%	148	-	948	1,910	-	-	8,375	285,502
2.2%	-	-	1,486	1,480	-	-	5,384	66,969
2.25%	-	-	207	231	-	-	2,334	88,274
2.3%	-	-	756	129	-	-	2,522	16,599
2.35%	-	-	579	758	-	-	6,336	705,293
2.4%	-	-	450	639	-	-	1,941	75,293
2.45%	135	-	600	597	-	-	1,529	41,798
2.5%	-	-	42	1,008	-	-	1,201	2,918
2.55%	-	-	368	223	-	-	644	56,556
2.6%	-	-	-	95	-	-	538	28,151
2.65%	-	-	186	-	-	-	124	2,244
2.7%	-	-	147	90	-	-	278	13,927
2.75%	-	-	604	-	-	-	10	3,629
2.8%	-	-	135	67	-	-	2,406	1,751
2.85%	-	-	-	-	-	-	11	562
2.9%	-	-	-	10	-	-	4	4,109
2.95%	-	-	-	24	-	-	21	703
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	530
3.1%	-	-	-	-	-	-	-	224
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	83
3.25%	-	-	-	-	-	-	-	192
3.3%	-	-	-	-	-	-	-	-

	$3,519	$21,276	$75,337	$77,131	$10,085	$339,333	$331,193	$4,830,451

	EIF2	NVRE1	NVRE2	AMTB	PMVFAD	PMVLAD	AVBV2	AVCA2

0.4%	$-	$-	$-	$-	$-	$7	$-	$-
0.65%	269	-	-	1,262	-	846	-	-
0.75%	976	-	168	6,076	176	3,333	-	-
0.8%	145	4,619	-	341	115	258	-	125
0.85%	3,002	-	9	8,142	243	6,882	-	-
0.95%	228	-	6,374	7,491	211	7,697	-	668
1.05%	107	-	1,562	947	52	5,342	-	1,510
1.1%	31,081	-	4,651	40,303	3,660	56,219	-	611
1.15%	214,331	-	183,642	337,616	44,616	322,136	2	11,990
1.2%	2,054	-	480	4,137	130	2,000	-	-
1.25%	28,905	-	27,105	31,700	4,324	35,592	-	3,267
1.3%	59,912	606,361	1,753	306,311	23,749	116,842	-	2,932
1.35%	45,047	-	43,502	62,403	14,501	81,011	-	1,110
1.4%	28,480	275,977	10,590	183,557	9,072	72,174	-	2,730
1.45%	31,525	-	44,905	82,957	4,956	49,149	-	2,827
1.5%	67,644	-	35,184	60,479	5,322	70,875	-	5,345
1.55%	233,146	-	158,337	318,295	24,653	316,021	149	14,619
1.6%	15,221	-	11,554	16,073	12,714	34,230	-	761
1.65%	58,151	-	38,504	118,716	4,771	79,767	-	3,726
1.7%	49,163	-	23,835	50,146	1,883	32,847	-	4,548
1.75%	495,967	-	101,155	625,951	21,730	662,064	-	15,646
1.8%	66,104	-	62,445	123,518	5,965	82,613	-	4,983
1.85%	26,070	-	21,928	42,261	955	25,863	-	4,872
1.9%	11,059	-	7,668	18,271	493	18,160	-	4,302
1.95%	76,089	-	18,213	86,478	4,247	129,059	-	2,398
2%	129,925	-	26,755	294,687	8,707	186,706	-	4,927
2.05%	21,903	-	7,413	40,000	1,229	24,360	-	5,353
2.1%	42,764	-	20,303	51,453	2,980	38,894	-	2,906
2.15%	108,374	-	5,166	130,449	704	128,020	-	4,277
2.2%	34,845	-	14,129	63,995	1,923	93,558	-	430
2.25%	17,442	-	2,449	130,319	8	51,378	-	1,200
2.3%	16,146	-	6,569	18,534	124	13,210	-	1,441
2.35%	175,839	-	2,655	730,674	-	355,146	-	5,374
2.4%	26,404	-	2,400	46,309	608	35,088	-	1,081
2.45%	12,724	-	2,567	38,113	1,862	31,475	-	947
2.5%	14,244	-	24	18,739	-	3,246	-	1,726
2.55%	17,309	-	919	46,135	1,025	28,581	-	332
2.6%	6,284	-	-	33,528	-	14,103	-	795
2.65%	1,848	-	106	2,573	-	1,905	-	-
2.7%	3,781	-	115	11,901	-	6,488	-	104
2.75%	1,933	-	-	8,601	-	2,095	-	-
2.8%	1,549	-	3,380	1,842	-	5,240	-	151
2.85%	169	-	-	953	-	251	-	-
2.9%	1,085	-	-	2,865	-	1,857	-	-
2.95%	374	-	-	406	-	293	-	214
3%	67	-	-	-	-	-	-	-
3.05%	143	-	-	568	-	236	-	-
3.1%	82	-	-	-	-	86	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	30	-	-	-	-	30	-	-
3.25%	23	-	-	259	-	104	-	-
3.3%	-	-	-	-	-	-	-	-

	$2,179,963	$886,957	$898,514	$4,206,334	$207,708	$3,233,337	$151	$120,228

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	AVCD2	ALVGIB	ALVSVB	CHSMM	ACVB	ACVCA	ACVIG	ACVIG2

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	2	-	-	-	-	-
0.75%	-	-	103	4,131	-	-	-	-
0.8%	121	-	184	-	1,516	-	302	-
0.85%	8	-	26	11,579	-	-	-	-
0.95%	1,360	2,609	1,327	57,381	-	-	-	3,984
1.05%	179	1,690	2,260	65,778	-	-	-	3,278
1.1%	3,010	444	11,395	-	-	-	-	-
1.15%	33,478	11,338	48,827	-	-	-	-	13,276
1.2%	369	766	443	-	-	-	-	-
1.25%	8,948	12,204	10,315	-	-	-	-	5,327
1.3%	10,135	1,531	40,265	-	350,725	1,258	145,849	-
1.35%	9,962	73	12,834	2,614	-	-	-	326
1.4%	5,198	814	21,467	-	159,208	141	51,985	2,858
1.45%	9,745	9,818	12,013	1,382	-	-	-	5,109
1.5%	9,238	10,773	16,420	-	-	-	-	2,731
1.55%	38,431	18,678	73,845	1,481	-	-	-	19,367
1.6%	3,332	2,622	4,735	-	-	-	-	1,435
1.65%	11,835	6,496	24,910	-	-	-	-	3,205
1.7%	3,763	3,321	12,906	-	-	-	-	477
1.75%	48,044	8,257	65,956	-	-	-	-	1,923
1.8%	10,087	16,632	29,145	-	-	-	-	7,342
1.85%	4,613	1,198	7,053	-	-	-	-	2,638
1.9%	2,492	3,176	2,896	-	-	-	-	1,084
1.95%	17,765	2,268	26,661	-	-	-	-	4,698
2%	9,334	1,501	20,202	-	-	-	-	266
2.05%	7,914	2,413	4,262	-	-	-	-	1,531
2.1%	18,545	2,636	4,494	-	-	-	-	7,154
2.15%	16,515	1,791	11,911	-	-	-	-	67
2.2%	4,563	47	3,685	-	-	-	-	331
2.25%	2,386	749	3,065	-	-	-	-	-
2.3%	9,064	1,811	11,998	-	-	-	-	40
2.35%	12,068	-	9,985	-	-	-	-	-
2.4%	2,576	591	3,241	-	-	-	-	93
2.45%	4,578	35	9,317	-	-	-	-	6
2.5%	7,545	-	9,093	-	-	-	-	-
2.55%	2,679	95	991	-	-	-	-	139
2.6%	199	376	1,416	-	-	-	-	401
2.65%	-	-	-	-	-	-	-	-
2.7%	224	-	298	-	-	-	-	-
2.75%	1,554	-	569	-	-	-	-	-
2.8%	-	111	81	-	-	-	-	20
2.85%	541	-	-	-	-	-	-	-
2.9%	-	-	1	-	-	-	-	-
2.95%	200	-	-	-	-	-	-	-
3%	40	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$332,638	$126,864	$520,597	$144,346	$511,449	$1,399	$198,136	$89,106

	ACVIP2	ACVI	ACVI3	ACVMV1	ACVMV2	ACVU2	ACVV	ACVV2

0.4%	$12	$-	$-	$-	$-	$-	$-	$-
0.65%	138	-	-	-	7	-	-	-
0.75%	901	-	-	-	853	-	-	364
0.8%	1,123	-	-	1,328	-	-	2,160	-
0.85%	7,769	-	-	-	1,498	-	-	935
0.95%	13,786	-	-	-	975	-	-	3,627
1.05%	7,557	-	-	-	942	-	-	4,980
1.1%	36,478	-	-	-	17,186	-	-	14,977
1.15%	311,263	-	-	-	90,648	-	-	168,661
1.2%	2,416	-	-	-	303	-	-	1,125
1.25%	66,818	-	-	-	11,052	-	-	37,017
1.3%	247,196	180	4	55,197	5,554	-	507,799	1,225
1.35%	70,701	-	-	-	27,123	-	-	65,795
1.4%	130,602	207	-	23,702	8,697	-	197,340	24,042
1.45%	77,265	-	-	-	24,742	-	-	44,390
1.5%	69,261	-	-	-	18,607	-	-	29,389
1.55%	363,470	-	-	-	108,792	167	-	121,634
1.6%	42,346	-	-	-	7,458	-	-	11,580
1.65%	110,008	-	-	-	21,099	-	-	56,057
1.7%	24,595	-	-	-	13,596	-	-	22,806
1.75%	353,916	-	-	-	135,257	-	-	139,275
1.8%	115,293	-	-	-	28,586	-	-	57,848
1.85%	36,217	-	-	-	12,974	-	-	23,637
1.9%	10,774	-	-	-	6,689	-	-	14,636
1.95%	75,386	-	-	-	35,723	-	-	20,225
2%	82,725	-	-	-	22,096	-	-	25,917
2.05%	24,028	-	-	-	5,884	-	-	24,840
2.1%	67,039	-	-	-	23,001	-	-	14,475
2.15%	31,039	-	-	-	20,021	-	-	32,743
2.2%	48,751	-	-	-	52,100	-	-	9,307
2.25%	26,019	-	-	-	4,741	-	-	13,489
2.3%	31,581	-	-	-	6,455	-	-	11,473
2.35%	51,914	-	-	-	18,607	-	-	37,009
2.4%	8,625	-	-	-	4,024	-	-	10,718
2.45%	10,597	-	-	-	3,316	-	-	4,941
2.5%	39,963	-	-	-	21,417	-	-	14,901
2.55%	9,619	-	-	-	1,984	-	-	846
2.6%	9,930	-	-	-	1,676	-	-	2,370
2.65%	132	-	-	-	1,228	-	-	425
2.7%	374	-	-	-	3,472	-	-	2,897
2.75%	170	-	-	-	7	-	-	-
2.8%	409	-	-	-	389	-	-	809
2.85%	538	-	-	-	543	-	-	1,236
2.9%	114	-	-	-	46	-	-	1,651
2.95%	568	-	-	-	273	-	-	238
3%	41	-	-	-	-	-	-	-
3.05%	296	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	80	-	-	-	48	-	-	52

	$2,619,843	$387	$4	$80,227	$769,689	$167	$707,299	$1,074,562

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	ACVVS1	ACVVS2	DVSCS	DSIF	DSIFS	DSRG	DCAP	DCAPS

0.4%	$-	$-	$2	$-	$10	$-	$-	$-
0.65%	-	-	62	-	7	-	-	-
0.75%	-	-	745	-	1,423	-	-	469
0.8%	-	-	382	8,590	-	2,189	884	-
0.85%	-	-	1,477	-	3,598	-	-	20
0.95%	-	-	3,219	-	16,989	-	-	3,834
1.05%	-	-	3,580	-	12,982	-	-	3,753
1.1%	-	-	7,060	-	29,412	-	-	6,552
1.15%	-	-	112,196	-	281,924	-	-	54,737
1.2%	-	-	1,013	-	8,602	-	-	-
1.25%	-	-	16,996	-	45,222	-	-	11,964
1.3%	101	-	122,245	2,123,380	7,284	446,373	246,192	6,872
1.35%	-	-	24,478	-	55,774	-	-	11,067
1.4%	-	-	41,702	1,064,010	25,591	124,019	89,245	5,171
1.45%	-	-	34,610	-	73,875	-	-	15,038
1.5%	-	-	23,728	-	72,424	-	-	17,647
1.55%	-	-	105,776	-	193,223	-	-	70,592
1.6%	-	-	6,594	-	23,935	-	-	3,560
1.65%	-	1	23,465	-	70,894	-	-	18,829
1.7%	-	-	12,210	-	15,117	-	-	5,722
1.75%	-	-	139,703	-	158,278	-	-	55,778
1.8%	-	-	47,657	-	59,674	-	-	19,779
1.85%	-	-	8,876	-	28,519	-	-	11,723
1.9%	-	-	3,431	-	19,084	-	-	4,236
1.95%	-	-	25,976	-	30,952	-	-	25,409
2%	-	-	26,122	-	71,172	-	-	13,642
2.05%	-	-	5,061	-	26,885	-	-	3,794
2.1%	-	-	13,437	-	19,080	-	-	9,523
2.15%	-	-	25,005	-	19,914	-	-	9,576
2.2%	-	-	8,349	-	10,722	-	-	4,338
2.25%	-	-	3,584	-	8,275	-	-	4,854
2.3%	-	-	3,823	-	12,479	-	-	10,849
2.35%	-	-	26,523	-	16,912	-	-	9,873
2.4%	-	-	6,064	-	6,617	-	-	1,803
2.45%	-	-	2,146	-	2,467	-	-	2,699
2.5%	-	-	4,186	-	7,181	-	-	9,789
2.55%	-	-	2,137	-	1,020	-	-	1,017
2.6%	-	-	3,119	-	3,494	-	-	5,090
2.65%	-	-	595	-	999	-	-	71
2.7%	-	-	607	-	1,966	-	-	378
2.75%	-	-	230	-	475	-	-	1,040
2.8%	-	-	200	-	4	-	-	590
2.85%	-	-	29	-	623	-	-	-
2.9%	-	-	159	-	-	-	-	-
2.95%	-	-	35	-	-	-	-	-
3%	-	-	-	-	-	-	-	38
3.05%	-	-	38	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	7	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$101	$1	$898,639	$3,195,980	$1,445,078	$572,581	$336,321	$441,716

	DVDLS	DGI	FCA2S	FALFS	FVMOS	FQB	FQBS	FC2

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.8%	-	446	-	-	-	796	-	-
0.85%	-	-	-	-	-	-	-	-
0.95%	434	-	138	11	-	-	2,574	1,828
1.05%	49	-	91	-	-	-	1,641	4,774
1.1%	-	-	373	-	17	-	2,509	20,716
1.15%	7,551	-	5,135	308	1,436	-	104,390	484,409
1.2%	-	-	136	-	-	-	8,744	5,187
1.25%	980	-	3,194	242	62	-	41,543	130,204
1.3%	-	133,264	-	-	4,309	121,144	770	7,485
1.35%	76	-	-	-	367	-	36,884	209,383
1.4%	132	57,505	445	3	2,314	55,679	8,179	53,072
1.45%	589	-	1,340	160	1,251	-	36,409	152,744
1.5%	608	-	2,792	282	135	-	37,939	129,717
1.55%	2,872	-	7,809	754	2,039	-	120,402	431,624
1.6%	563	-	1,412	252	207	-	9,871	55,071
1.65%	866	-	1,680	210	179	-	63,229	190,063
1.7%	932	-	864	92	140	-	21,437	58,599
1.75%	520	-	897	17	1,126	-	109,079	399,061
1.8%	1,043	-	1,788	107	1,498	-	88,083	197,776
1.85%	144	-	1,197	39	140	-	15,117	95,917
1.9%	-	-	678	17	2	-	8,074	23,358
1.95%	818	-	461	81	20	-	16,974	82,867
2%	94	-	11	-	1,616	-	23,965	95,681
2.05%	411	-	2,008	40	84	-	11,983	63,903
2.1%	139	-	86	22	217	-	11,211	74,991
2.15%	-	-	378	79	28	-	22,942	96,491
2.2%	-	-	1	-	117	-	9,065	33,429
2.25%	669	-	227	36	5	-	8,005	29,573
2.3%	-	-	-	-	637	-	10,493	25,817
2.35%	-	-	-	-	767	-	14,620	71,749
2.4%	261	-	31	7	-	-	5,985	16,964
2.45%	-	-	-	-	-	-	1,807	9,443
2.5%	-	-	-	-	-	-	505	8,526
2.55%	-	-	-	-	-	-	95	5,477
2.6%	-	-	-	-	-	-	9,061	6,263
2.65%	-	-	-	-	1	-	-	1,551
2.7%	-	-	-	-	-	-	1,301	5,326
2.75%	-	-	-	-	-	-	-	920
2.8%	-	-	-	-	-	-	166	1,024
2.85%	-	-	-	-	-	-	-	77
2.9%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	14	65
3%	-	-	-	-	-	-	-	87
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$19,751	$191,215	$33,172	$2,759	$18,714	$177,619	$865,066	$3,281,212

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	FEIP	FVSS2	FHIP	FAMP	FCP	FNRS2	FEI2	FF10S

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	630	153	-
0.8%	6,498	-	1,586	981	7,937	1,539	-	348
0.85%	-	-	-	-	-	4,520	5	-
0.95%	-	-	-	-	-	1,514	234	-
1.05%	-	-	-	-	-	2,384	1,258	-
1.1%	-	235	-	-	-	5,042	28,067	-
1.15%	-	26,384	-	-	-	119,013	312,765	-
1.2%	-	6,124	-	-	-	939	3,749	-
1.25%	-	10,597	-	-	-	14,473	63,442	-
1.3%	3,470,299	-	527,633	1,817,633	3,131,662	186,897	16,541	50,297
1.35%	-	8,354	-	-	-	40,862	78,878	-
1.4%	1,502,644	3,900	310,393	423,481	1,356,213	51,765	16,074	20,137
1.45%	-	5,503	-	-	-	33,463	73,941	-
1.5%	-	6,837	-	-	-	26,315	65,715	-
1.55%	-	32,377	-	-	-	166,776	272,632	-
1.6%	-	4,585	-	-	-	10,441	27,877	-
1.65%	-	19,490	-	-	-	38,779	95,073	-
1.7%	-	2,145	-	-	-	11,825	26,619	-
1.75%	-	12,605	-	-	-	102,834	266,680	-
1.8%	-	11,752	-	-	-	55,875	113,648	-
1.85%	-	7,332	-	-	-	10,927	51,964	-
1.9%	-	1,686	-	-	-	4,151	17,674	-
1.95%	-	8,090	-	-	-	18,461	58,862	-
2%	-	3,535	-	-	-	39,999	86,237	-
2.05%	-	9,930	-	-	-	2,497	57,399	-
2.1%	-	5,260	-	-	-	112,922	34,637	-
2.15%	-	6,644	-	-	-	8,690	49,257	-
2.2%	-	1,336	-	-	-	16,121	33,414	-
2.25%	-	2,226	-	-	-	822	17,962	-
2.3%	-	690	-	-	-	8,295	16,932	-
2.35%	-	2,499	-	-	-	1,816	49,067	-
2.4%	-	593	-	-	-	2,182	6,300	-
2.45%	-	230	-	-	-	4,603	10,845	-
2.5%	-	245	-	-	-	369	14,168	-
2.55%	-	195	-	-	-	1,289	2,822	-
2.6%	-	3,399	-	-	-	-	1,653	-
2.65%	-	237	-	-	-	1,130	138	-
2.7%	-	-	-	-	-	251	1,689	-
2.75%	-	-	-	-	-	1,290	455	-
2.8%	-	193	-	-	-	1,240	1,166	-
2.85%	-	-	-	-	-	-	4	-
2.9%	-	-	-	-	-	-	183	-
2.95%	-	-	-	-	-	-	645	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	56	-

	$4,979,441	$205,208	$839,612	$2,242,095	$4,495,812	$1,112,941	$1,976,880	$70,782

	FF10S2	FF20S	FF20S2	FF30S	FF30S2	FGOP	FGP	FG2
0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	164
0.8%	-	301	-	875	-	706	6,810	-
0.85%	-	-	-	-	-	-	-	757
0.95%	-	-	-	-	-	-	-	219
1.05%	-	-	-	-	-	-	-	1,756
1.1%	47,720	-	137,936	-	1,009	-	-	10,242
1.15%	113,508	-	364,001	-	20,498	-	-	109,631
1.2%	305	-	2,427	-	103	-	-	6,198
1.25%	8,357	-	36,267	-	12,071	-	-	22,400
1.3%	15,024	96,728	93,368	68,762	1,256	120,857	3,659,109	12,022
1.35%	22,661	-	69,488	-	21,749	-	-	19,597
1.4%	5,757	11,803	8,234	4,750	395	53,637	936,569	5,133
1.45%	52,101	-	86,335	-	6,034	-	-	26,928
1.5%	16,899	-	38,576	-	4,315	-	-	26,620
1.55%	100,441	-	355,799	-	39,185	-	-	110,088
1.6%	11,943	-	14,794	-	2,022	-	-	8,337
1.65%	29,607	-	59,462	-	8,083	-	-	41,187
1.7%	7,698	-	13,178	-	2,707	-	-	12,255
1.75%	194,296	-	622,339	-	91,811	-	-	102,970
1.8%	25,918	-	24,996	-	2,523	-	-	52,626
1.85%	16,928	-	5,901	-	1,422	-	-	15,538
1.9%	2,454	-	10,506	-	961	-	-	6,080
1.95%	34,370	-	109,605	-	15,123	-	-	28,017
2%	91,390	-	134,381	-	7,312	-	-	33,744
2.05%	2,997	-	9,391	-	8,768	-	-	17,982
2.1%	42,653	-	31,110	-	5,689	-	-	12,768
2.15%	130,987	-	120,688	-	41,628	-	-	20,197
2.2%	19,513	-	40,463	-	309	-	-	5,797
2.25%	12,997	-	3,631	-	6,591	-	-	6,540
2.3%	3,812	-	8,581	-	10,779	-	-	6,949
2.35%	186,754	-	70,259	-	23,464	-	-	8,804
2.4%	3,803	-	15,880	-	5,733	-	-	7,207
2.45%	10,165	-	6,006	-	3,590	-	-	4,391
2.5%	1,423	-	3,419	-	949	-	-	6,761
2.55%	9,258	-	4,887	-	6,962	-	-	1,813
2.6%	262	-	1,018	-	-	-	-	1,399
2.65%	-	-	12	-	-	-	-	714
2.7%	1,389	-	-	-	489	-	-	210
2.75%	-	-	28	-	-	-	-	217
2.8%	-	-	-	-	-	-	-	470
2.85%	-	-	92	-	-	-	-	546
2.9%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	170
3%	-	-	-	-	-	-	-	71
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$1,223,390	$108,832	$2,503,058	$74,387	$353,530	$175,200	$4,602,488	$755,515

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	FHIPR	FIGBS	FIGBP2	FMCS	FMC2	FOP	FOPR	FO2

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	2,583	-	50	-	-	-
0.75%	-	-	9,625	-	664	-	-	-
0.8%	324	2,013	-	2,689	-	416	1,156	-
0.85%	-	-	22,475	-	4,953	-	-	-
0.95%	-	-	3,012	-	2,053	-	-	-
1.05%	-	-	4,219	-	6,218	-	-	-
1.1%	-	-	99,947	-	39,527	-	-	1,077
1.15%	-	-	964,310	-	494,417	-	-	14,926
1.2%	-	-	7,291	-	3,373	-	-	-
1.25%	-	-	97,088	-	77,626	-	-	7,273
1.3%	205,738	284,302	34,106	263,483	28,621	711,830	347,492	1,135
1.35%	-	-	214,698	-	166,080	-	-	-
1.4%	105,268	133,758	88,688	75,160	32,572	177,435	72,452	2,019
1.45%	-	-	167,902	-	106,866	-	-	2,515
1.5%	-	-	157,496	-	96,516	-	-	3,707
1.55%	-	-	813,716	-	444,122	-	-	4,226
1.6%	-	-	46,783	-	50,047	-	-	597
1.65%	-	-	267,721	-	169,119	-	-	3,075
1.7%	-	-	115,717	-	57,781	-	-	3,683
1.75%	-	-	1,789,905	-	518,958	-	-	906
1.8%	-	-	235,869	-	192,832	-	-	4,338
1.85%	-	-	84,260	-	59,851	-	-	521
1.9%	-	-	47,334	-	44,973	-	-	420
1.95%	-	-	246,248	-	97,924	-	-	621
2%	-	-	605,874	-	145,071	-	-	230
2.05%	-	-	85,500	-	80,444	-	-	459
2.1%	-	-	119,414	-	71,233	-	-	322
2.15%	-	-	385,400	-	102,876	-	-	205
2.2%	-	-	130,141	-	48,169	-	-	-
2.25%	-	-	220,108	-	35,835	-	-	32
2.3%	-	-	40,693	-	39,124	-	-	170
2.35%	-	-	1,343,250	-	108,967	-	-	-
2.4%	-	-	117,195	-	27,596	-	-	-
2.45%	-	-	67,343	-	16,432	-	-	-
2.5%	-	-	41,336	-	31,438	-	-	-
2.55%	-	-	99,657	-	14,314	-	-	-
2.6%	-	-	61,017	-	24,825	-	-	-
2.65%	-	-	4,931	-	2,774	-	-	-
2.7%	-	-	24,980	-	3,112	-	-	-
2.75%	-	-	9,860	-	1,609	-	-	-
2.8%	-	-	3,230	-	13,546	-	-	-
2.85%	-	-	837	-	44	-	-	-
2.9%	-	-	8,900	-	1,102	-	-	-
2.95%	-	-	863	-	487	-	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	690	-	-	-	-	-
3.1%	-	-	172	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	61	-	-	-	-	-
3.25%	-	-	439	-	-	-	-	-
3.3%	-	-	-	-	57	-	-	-

	$311,330	$420,073	$8,892,884	$341,332	$3,464,198	$889,681	$421,100	$52,457

	FO2R	FVSS	FTVIS2	FTVRD2	FTVSV2	FTVDM3	TIF2	TIF3

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	1	-	-	-	662	-	-	-
0.75%	461	-	-	-	2,211	-	-	-
0.8%	-	473	614	-	714	499	-	834
0.85%	367	-	1,488	-	5,290	-	-	-
0.95%	407	-	390	1,816	4,440	235	350	1,936
1.05%	722	-	1,475	1,562	3,866	1,468	37	2,568
1.1%	11,999	-	19,535	5,667	32,583	3,664	559	17,283
1.15%	117,048	-	206,704	126,830	300,789	55,051	12,712	172,850
1.2%	1,131	-	1,840	4,775	11,592	292	411	1,698
1.25%	15,824	-	32,779	47,344	38,134	6,896	8,258	21,262
1.3%	6,627	76,945	157,175	2,935	89,404	61,188	-	36,865
1.35%	29,488	-	111,645	41,329	91,213	19,539	-	50,398
1.4%	5,949	22,231	104,023	13,610	54,208	28,197	3,011	19,673
1.45%	32,719	-	55,049	32,007	70,177	14,748	3,836	47,189
1.5%	28,518	-	57,772	45,657	56,592	17,969	6,126	55,153
1.55%	125,561	-	252,106	160,780	291,381	80,874	12,822	190,634
1.6%	7,830	-	30,553	16,568	17,278	6,731	6,790	17,963
1.65%	25,837	-	84,749	86,421	79,296	15,774	2,601	45,274
1.7%	27,840	-	25,538	16,495	39,815	7,318	2,509	26,266
1.75%	115,231	-	297,880	99,337	570,982	62,102	1,455	248,645
1.8%	57,762	-	103,764	81,714	106,652	29,737	6,864	54,321
1.85%	15,804	-	23,708	32,567	36,124	6,586	1,062	23,829
1.9%	10,721	-	3,156	11,804	11,740	3,760	1,965	15,552
1.95%	23,715	-	41,442	29,101	91,939	19,587	1,776	43,561
2%	42,764	-	71,581	45,144	195,682	12,511	796	48,203
2.05%	4,274	-	5,262	41,851	26,382	2,389	1,098	11,171
2.1%	16,527	-	28,041	34,739	48,694	32,073	1,401	23,952
2.15%	7,625	-	20,476	29,504	132,477	7,093	380	19,910
2.2%	8,304	-	7,476	30,334	39,164	2,299	-	15,718
2.25%	4,919	-	13,579	9,537	50,092	1,234	491	15,605
2.3%	9,171	-	8,064	17,558	12,704	6,395	-	20,386
2.35%	27,563	-	8,820	19,908	383,869	219	-	63,789
2.4%	1,670	-	2,522	3,700	33,158	1,231	-	7,327
2.45%	5,190	-	4,153	5,115	22,765	3,099	-	4,674
2.5%	10,350	-	604	5,991	11,643	559	-	36,646
2.55%	2,115	-	5,238	1,866	29,880	2,121	-	3,410
2.6%	2,413	-	1,184	2,988	16,974	-	-	9,005
2.65%	665	-	-	1,002	775	286	-	143
2.7%	1,199	-	3	1,366	7,728	144	-	2,288
2.75%	178	-	46	747	1,408	241	-	1,026
2.8%	11,097	-	153	65	7,088	492	-	1,161
2.85%	428	-	-	4	278	-	-	638
2.9%	-	-	-	122	1,948	-	-	9
2.95%	67	-	787	95	257	-	-	459
3%	-	-	-	37	-	-	-	-
3.05%	-	-	-	-	307	-	-	175
3.1%	-	-	-	-	84	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	26	-	-	-
3.25%	-	-	-	-	111	-	-	-
3.3%	-	-	-	-	-	-	-	39

	$818,081	$99,649	$1,791,374	$1,109,992	$3,030,576	$514,601	$77,310	$1,379,488

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	FTVGI3	FTVFA2	AMTG	AMINS	AMTP	AMFAS	AMSRS	OVMS

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	27	-	-	-	-	-	-	-
0.75%	30	-	-	-	-	-	-	-
0.8%	563	-	-	-	-	71	93	849
0.85%	476	428	-	-	-	-	-	-
0.95%	1,463	-	-	-	-	224	6,634	-
1.05%	2,296	131	-	-	-	157	3,754	-
1.1%	6,161	2,098	-	-	-	268	6,310	-
1.15%	176,000	15,546	-	-	-	4,510	57,775	-
1.2%	672	-	-	-	-	42	-	-
1.25%	27,017	4,887	-	-	-	2,551	7,432	-
1.3%	212,460	15,948	93	-	166	4,050	58,314	444,320
1.35%	69,399	10,282	-	-	-	1,095	13,155	-
1.4%	84,945	4,880	139	-	287	3,272	13,804	206,338
1.45%	67,074	13,827	-	-	-	3,378	12,660	-
1.5%	50,229	9,805	-	-	-	2,016	13,182	-
1.55%	138,889	55,025	-	-	-	8,967	34,348	-
1.6%	15,280	29,719	-	-	-	1,371	3,858	-
1.65%	74,064	2,781	-	-	-	4,440	19,410	-
1.7%	10,541	2,243	-	-	-	668	2,506	-
1.75%	142,023	43,515	-	-	-	8,605	78,019	-
1.8%	87,840	3,704	-	-	-	1,876	14,993	-
1.85%	16,236	2,139	-	-	-	980	7,097	-
1.9%	1,881	79	-	-	-	896	8,260	-
1.95%	17,140	3,055	-	-	-	2,067	4,647	-
2%	43,382	3,735	-	3	-	1,860	8,414	-
2.05%	5,259	48	-	-	-	2,180	7,060	-
2.1%	9,893	62	-	-	-	1,079	6,191	-
2.15%	7,517	833	-	-	-	693	5,705	-
2.2%	20,123	3,450	-	-	-	1,561	7,733	-
2.25%	4,024	6	-	-	-	280	914	-
2.3%	3,154	4,385	-	-	-	174	4,279	-
2.35%	586	1,400	-	-	-	1,765	4,650	-
2.4%	1,092	1,262	-	-	-	978	6,137	-
2.45%	2,384	-	-	-	-	26	-	-
2.5%	62	-	-	-	-	105	1,717	-
2.55%	1,256	1,950	-	-	-	47	37	-
2.6%	411	-	-	-	-	-	428	-
2.65%	1,681	1,427	-	-	-	-	237	-
2.7%	190	-	-	-	-	-	159	-
2.75%	1,490	-	-	-	-	-	75	-
2.8%	-	-	-	-	-	28	3	-
2.85%	-	-	-	-	-	-	-	-
2.9%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	12	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$1,305,210	$238,650	$232	$3	$453	$62,280	$420,002	$651,507

	OVCAFS	OVGR	OVB	OVGS3	OVGS4	OVGS	OVGSS	OVHI3

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	54	-	-	-
0.8%	-	1,435	1,051	1,315	-	1,126	-	351
0.85%	-	-	-	-	762	-	-	-
0.95%	724	-	-	-	9,185	-	8	-
1.05%	353	-	-	-	5,750	-	231	-
1.1%	2,906	-	-	-	7,145	-	838	-
1.15%	84,640	-	-	-	203,960	-	25,405	-
1.2%	1,955	-	-	-	1,627	-	1,025	-
1.25%	24,607	-	-	-	41,398	-	29,777	-
1.3%	866	412,696	349,604	695,158	2,400	1,098,890	2,936	6,081
1.35%	15,481	-	-	-	92,917	-	-	-
1.4%	4,912	123,146	216,177	137,249	17,432	620,329	2,337	1,879
1.45%	27,081	-	-	-	59,800	-	8,911	-
1.5%	22,205	-	-	-	37,978	-	8,090	-
1.55%	78,028	-	-	-	144,758	-	19,437	-
1.6%	6,829	-	-	-	12,851	-	512	-
1.65%	31,604	-	-	-	72,020	-	11,687	-
1.7%	8,169	-	-	-	10,562	-	2,365	-
1.75%	57,592	-	-	-	92,005	-	3,472	-
1.8%	40,198	-	-	-	48,252	-	18,651	-
1.85%	10,259	-	-	-	14,011	-	4,549	-
1.9%	3,632	-	-	-	4,420	-	2,726	-
1.95%	11,598	-	-	-	17,522	-	1,530	-
2%	19,863	-	-	-	20,752	-	1,033	-
2.05%	14,932	-	-	-	4,458	-	1,730	-
2.1%	11,249	-	-	-	12,384	-	2,507	-
2.15%	18,240	-	-	-	4,064	-	1,230	-
2.2%	8,880	-	-	-	17,339	-	-	-
2.25%	4,103	-	-	-	2,342	-	152	-
2.3%	7,408	-	-	-	1,757	-	259	-
2.35%	10,898	-	-	-	3,396	-	-	-
2.4%	5,617	-	-	-	3,838	-	-	-
2.45%	1,470	-	-	-	158	-	-	-
2.5%	5,443	-	-	-	137	-	-	-
2.55%	1,635	-	-	-	285	-	-	-
2.6%	679	-	-	-	-	-	-	-
2.65%	35	-	-	-	-	-	-	-
2.7%	130	-	-	-	193	-	-	-
2.75%	-	-	-	-	-	-	-	-
2.8%	-	-	-	-	-	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.9%	-	-	-	-	-	-	-	-
2.95%	165	-	-	-	-	-	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$544,386	$537,277	$566,832	$833,722	$967,912	$1,720,345	$151,398	$8,311

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	OVHI4	OVHI	OVHIS	OVGI	OVGIS	OVSC	OVSCS	OVAG

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	1,454	-	6	-
0.75%	-	-	-	-	4,324	-	-	-
0.8%	-	20	-	219	-	309	-	309
0.85%	-	-	-	-	11,609	-	98	-
0.95%	267	-	573	-	1,194	-	1,609	-
1.05%	179	-	474	-	839	-	2,917	-
1.1%	342	-	266	-	53,581	-	8,676	-
1.15%	20,342	-	7,716	-	472,841	-	84,160	-
1.2%	77	-	273	-	4,375	-	147	-
1.25%	2,767	-	3,297	-	45,468	-	15,267	-
1.3%	-	365	-	138,655	12,334	43,975	3,861	93,311
1.35%	6,954	-	2,277	-	112,545	-	37,238	-
1.4%	740	208	1,829	33,452	47,024	9,423	4,098	16,451
1.45%	8,830	-	2,933	-	75,378	-	26,853	-
1.5%	4,799	-	1,333	-	82,980	-	15,652	-
1.55%	18,601	-	9,857	-	493,179	-	104,086	-
1.6%	382	-	449	-	17,360	-	10,327	-
1.65%	3,071	-	3,131	-	146,000	-	43,207	-
1.7%	2,023	-	944	-	74,608	-	7,449	-
1.75%	18,243	-	3,254	-	1,163,499	-	72,665	-
1.8%	7,969	-	7,048	-	151,230	-	44,032	-
1.85%	1,172	-	1,006	-	46,390	-	8,138	-
1.9%	1,257	-	649	-	14,055	-	4,985	-
1.95%	1,956	-	285	-	164,600	-	23,201	-
2%	4,480	-	1,863	-	354,612	-	17,124	-
2.05%	180	-	658	-	57,613	-	3,915	-
2.1%	1,753	-	1,176	-	83,143	-	20,825	-
2.15%	1,234	-	209	-	308,079	-	10,600	-
2.2%	1,796	-	1,037	-	74,100	-	4,746	-
2.25%	92	-	173	-	104,838	-	2,133	-
2.3%	259	-	29	-	16,279	-	4,516	-
2.35%	-	-	110	-	802,629	-	8,293	-
2.4%	185	-	-	-	79,636	-	1,015	-
2.45%	469	-	82	-	41,679	-	2,366	-
2.5%	-	-	-	-	14,884	-	5,451	-
2.55%	-	-	-	-	63,561	-	613	-
2.6%	-	-	-	-	36,243	-	78	-
2.65%	-	-	-	-	3,412	-	306	-
2.7%	59	-	40	-	16,344	-	76	-
2.75%	287	-	-	-	4,850	-	311	-
2.8%	97	-	-	-	1,981	-	1,065	-
2.85%	-	-	-	-	778	-	-	-
2.9%	-	-	-	-	4,281	-	-	-
2.95%	-	-	-	-	660	-	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	511	-	-	-
3.1%	-	-	-	-	186	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	69	-	-	-
3.25%	-	-	-	-	225	-	-	-
3.3%	-	-	-	-	-	-	40	-

	$110,862	$593	$52,971	$172,326	$5,267,460	$53,707	$602,145	$110,071

	PVGIB	PVTIGB	PVTVB	VYDS	TRBCG2	TREI2	TRHS2	TRLT2

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	-	-	-	-
0.75%	-	-	-	-	-	-	-	-
0.8%	-	-	-	-	524	247	142	-
0.85%	-	-	-	-	61	327	-	-
0.95%	-	-	313	-	1,537	2,852	-	-
1.05%	96	-	-	-	922	2,859	16	-
1.1%	464	-	62	-	6,432	11,681	30	-
1.15%	8,631	1,711	6,311	326	56,661	132,440	680	-
1.2%	-	-	-	-	-	889	-	-
1.25%	1,934	717	3,782	3,776	5,964	12,939	927	-
1.3%	-	-	-	-	46,096	78,893	2,211	-
1.35%	1,155	-	819	1,086	15,808	47,136	968	-
1.4%	235	1,018	426	-	17,979	35,381	511	-
1.45%	1,388	634	1,722	-	10,683	43,987	43	-
1.5%	1,523	1,056	1,202	-	13,154	24,307	1,561	1
1.55%	9,654	1,118	5,048	46	82,679	149,134	1,679	-
1.6%	765	30	4,566	479	5,861	6,254	51	-
1.65%	7,792	5	7,656	271	13,148	37,760	492	-
1.7%	714	-	549	-	8,863	15,725	43	-
1.75%	3,527	604	7,405	21	65,959	213,516	876	-
1.8%	2,176	1,033	5,962	-	20,884	32,136	55	-
1.85%	1,100	392	757	34	15,543	19,666	340	-
1.9%	410	-	183	-	3,274	8,960	-	-
1.95%	927	-	589	441	7,149	19,822	196	-
2%	2,134	-	1,097	-	33,113	29,739	1,215	-
2.05%	3,404	524	2,143	-	5,062	7,095	-	-
2.1%	1,574	72	433	503	24,097	24,244	1,070	-
2.15%	2,197	-	45	-	19,414	30,551	117	-
2.2%	279	-	112	-	45,553	15,461	72	-
2.25%	1,717	-	911	-	3,948	15,946	-	-
2.3%	400	-	1,095	-	6,609	8,548	-	-
2.35%	565	-	638	-	14,244	32,134	516	-
2.4%	289	339	306	-	7,721	3,719	43	-
2.45%	164	-	1,027	-	1,136	3,232	1,118	-
2.5%	466	-	489	-	5,081	18,203	-	-
2.55%	-	-	-	-	2,281	2,623	-	-
2.6%	278	-	385	-	1,110	4,868	-	-
2.65%	-	-	-	-	271	571	-	-
2.7%	-	-	222	-	579	747	-	-
2.75%	-	-	-	-	236	41	-	-
2.8%	-	-	13	-	400	885	-	-
2.85%	-	-	-	-	79	-	-	-
2.9%	-	-	-	-	75	61	-	-
2.95%	-	-	-	-	93	360	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	52	-	-

	$55,958	$9,253	$56,268	$6,983	$570,283	$1,095,991	$14,972	$1

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	VWBFR	VWBF	VWEMR	VWEM	VWHAR	VWHA	WRASP	WRPMP

0.4%	$-	$-	$-	$-	$-	$-	$-	$37
0.65%	-	-	-	-	-	-	14	-
0.75%	-	-	-	-	639	-	1,287	-
0.8%	3	53	1,185	1,217	1,372	2,050	308	-
0.85%	-	-	-	-	437	-	55	-
0.95%	-	-	-	-	41	-	163	-
1.05%	-	-	-	-	31	-	2,037	-
1.1%	-	-	-	-	44	-	6,874	-
1.15%	-	-	-	-	4,055	-	89,771	-
1.2%	-	-	-	-	-	-	67	-
1.25%	-	-	-	-	686	-	28,261	-
1.3%	56,599	120,388	200,439	206,675	312,644	295,578	109,341	-
1.35%	-	-	-	-	2,112	-	30,736	-
1.4%	28,797	51,719	56,758	82,842	96,499	107,442	32,852	-
1.45%	-	-	-	-	1,420	-	30,180	-
1.5%	-	-	-	-	2,329	-	69,909	-
1.55%	-	-	-	-	3,963	-	86,225	-
1.6%	-	-	-	-	3,166	-	15,774	-
1.65%	-	-	-	-	2,881	-	26,021	-
1.7%	-	-	-	-	1,447	-	7,697	-
1.75%	-	-	-	-	3,405	-	122,907	-
1.8%	-	-	-	-	4,806	-	46,324	-
1.85%	-	-	-	-	800	-	2,794	-
1.9%	-	-	-	-	311	-	1,745	-
1.95%	-	-	-	-	1,236	-	49,055	-
2%	-	-	-	-	1,244	-	55,248	-
2.05%	-	-	-	-	301	-	1,779	-
2.1%	-	-	-	-	3,679	-	27,786	-
2.15%	-	-	-	-	576	-	7,196	-
2.2%	-	-	-	-	1,663	-	18,475	-
2.25%	-	-	-	-	323	-	1,088	-
2.3%	-	-	-	-	1	-	6,681	-
2.35%	-	-	-	-	222	-	2,330	-
2.4%	-	-	-	-	1,578	-	715	-
2.45%	-	-	-	-	5,395	-	2,447	-
2.5%	-	-	-	-	-	-	-	-
2.55%	-	-	-	-	1,418	-	494	-
2.6%	-	-	-	-	-	-	-	-
2.65%	-	-	-	-	2,205	-	211	-
2.7%	-	-	-	-	724	-	-	-
2.75%	-	-	-	-	4,735	-	-	-
2.8%	-	-	-	-	883	-	2,341	-
2.85%	-	-	-	-	-	-	-	-
2.9%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$85,399	$172,160	$258,382	$290,734	$469,271	$405,070	$887,188	$37

	SVDF	WFVLCG	WFVMM	SVOF	WFVSCG	WFVSMV	WFVTRB	WFVOG2

0.4%	$-	$-	$-	$-	$-	$-	$-	$-
0.65%	-	-	-	-	2	-	-	-
0.75%	-	-	-	-	166	-	-	-
0.8%	-	-	-	-	255	-	-	-
0.85%	-	-	-	-	2,618	-	-	-
0.95%	-	-	-	-	638	-	-	-
1.05%	-	-	-	-	128	-	-	-
1.1%	-	-	-	-	5,504	105	-	-
1.15%	-	-	35	-	29,758	-	313	-
1.2%	-	-	-	-	6	-	-	-
1.25%	-	-	-	-	2,337	-	3,082	-
1.3%	74	-	-	3,589	36,287	-	-	-
1.35%	-	-	-	-	7,509	-	-	-
1.4%	391	10	631	471	20,184	-	-	59
1.45%	-	-	-	-	9,996	-	-	-
1.5%	-	-	-	-	5,730	-	-	-
1.55%	-	-	-	-	56,848	-	-	-
1.6%	-	186	664	-	4,306	-	-	265
1.65%	-	-	-	-	5,938	-	-	-
1.7%	-	-	-	-	675	-	-	-
1.75%	-	45	3	-	42,684	-	-	40
1.8%	-	-	-	-	15,193	-	-	-
1.85%	-	-	-	-	2,273	-	-	-
1.9%	-	70	-	-	6,830	-	-	-
1.95%	-	-	-	-	11,673	-	-	-
2%	-	112	-	-	27,270	-	-	60
2.05%	-	-	45	-	1,843	-	-	-
2.1%	-	58	-	-	6,322	-	-	-
2.15%	-	-	-	-	2,176	-	-	-
2.2%	-	586	-	-	7,363	-	-	152
2.25%	-	-	-	-	629	-	-	-
2.3%	-	-	-	-	4,308	-	-	-
2.35%	-	-	-	-	8,200	-	-	-
2.4%	-	-	-	-	262	-	-	-
2.45%	-	-	-	-	6,473	-	-	-
2.5%	-	-	-	-	371	-	-	-
2.55%	-	-	-	-	2,223	-	-	-
2.6%	-	-	-	-	-	-	-	-
2.65%	-	-	-	-	254	-	-	-
2.7%	-	-	-	-	25	-	-	-
2.75%	-	-	-	-	-	-	-	-
2.8%	-	-	-	-	6,686	-	-	-
2.85%	-	-	-	-	-	-	-	-
2.9%	-	-	-	-	-	-	-	-
2.95%	-	-	-	-	-	-	-	-
3%	-	-	-	-	-	-	-	-
3.05%	-	-	-	-	-	-	-	-
3.1%	-	-	-	-	-	-	-	-
3.15%	-	-	-	-	-	-	-	-
3.2%	-	-	-	-	-	-	-	-
3.25%	-	-	-	-	-	-	-	-
3.3%	-	-	-	-	-	-	-	-

	$465	$1,067	$1,378	$4,060	$341,943	$105	$3,395	$576

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

(3) Related Party Transactions

The Company performs various services on behalf of the mutual fund companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. The fixed account assets are not reflected in the accompanying financial statements. In addition, the Account portion of contract owner loans is transferred to the accounts of the Company for administration and collection. Loan repayments are transferred to the Account at the direction of the contract owner. For the years ended December 31, 2010 and 2009, total transfers to the Account from the fixed account were $1,130,915,809 and $948,657,740, respectively, and total transfers from the Account to the fixed account were $218,700,309 and $269,451,440, respectively. Transfers from the Account to the fixed account are included in redemptions, and transfers to the Account from the fixed account are included in purchase payments received from contract owners, as applicable, on the accompanying Statements of Changes in Contract Owners’ Equity.

For contracts with the Extra Value option, the Company contributed $8,906,383 and $8,137,915 to the Account in the form of bonus credits to the contract owner accounts for the years ended December 31, 2010 and 2009, respectively. These amounts are included in purchase payments received from contract owners and are credited at the time the related purchase payment from the contract owner is received.

For guaranteed minimum death benefits, the Company contributed $31,583,753 and $67,645,662 to the Account in the form of additional premium to contract owner accounts for the years ended December 31, 2010 and 2009, respectively. These amounts are included in purchase payments received from contract owners and are credited at time of annuitant death.

For Purchase Payment Credits, the Company contributed $3,282,800 and $2,275,248 to the Account in the form of additional credit to the contract owner accounts for the years ended December 31, 2010 and 2009, respectively. These amounts are included in purchase payments received from contract owners and, as applicable, are applied to a contract when cumulative purchase payments reach certain aggregate levels.

(4) Fair Value Measurement

FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Account generally uses the market approach as the valuation technique due to the nature of the mutual fund investments offered in the Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.

In accordance with FASB ASC 820, the Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Account categorizes financial assets recorded at fair value as follows:

•
Level 1 - Unadjusted quoted prices accessible in active markets for identical assets at the measurement date. The assets utilizing Level 1 valuations represent investments in publicly-traded registered mutual funds with quoted market prices.

•
Level 2 - Unadjusted quoted prices for similar assets in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. The assets utilizing Level 2 valuations represent investments in privately-traded registered mutual funds only offered through insurance products. These funds have no unfunded commitments or restrictions and the Account always has the ability to redeem its interest in the funds with the investee at NAV daily. The investment objectives of these mutual funds are described by the fund name in note 1(b) and in more detail in the applicable product prospectus.

•
Level 3 - Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. The Account invests only in funds with fair value measurements in the first two levels of the fair value hierarchy.

The Account recognizes significant transfers between fair value hierarchy levels at the reporting period end. There were no significant transfers between Level 1 and 2 as of December 31, 2010.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2010:

	Level 1	Level 2	Level 3	Total
Separate Account Investments	0	$26,665,645,347	0	$26,665,645,347
The Account did not have any assets or liabilities reported at fair value on a non-recurring basis required to be disclosed under FASB ASC 820.

The cost of purchases and proceeds from sales of investments for the year ended December 31, 2010 were as follows:

	Purchases of Investments	Sales of Investments
Balanced Portfolio - Class S Shares (ALBS)	$262,577	$224,759
MidCap Growth Portfolio - Class S Shares (ALMCS)	111,175	58,840
Growth Fund - Class 1 (AFGF)	1,107,651	1,149,580
High-Income Bond Fund - Class 1 (AFHY)	4,526,368	4,919,892
U.S. Government/AAA-Rated Securities Fund - Class 1 (AFGC)	207,875	216,495
Variable Series Funds, Inc. - Global Allocation V.I. Fund - Class III (MLVGA3)	1,691,453	1,939,515
Credit Suisse Trust- International Equity Flex III Portfolio (CSIEF3)	534,799	532,566
U.S. Equity Flex I Portfolio (WSCP)	4,222,349	5,849,016
VA International Equity Fund (HVIE)	1,078	1,067
VA Situs Fund (HVSIT)	4,233	4,090
Insurance Trust - Insurance Trust Mid Cap Value Portfolio 1 (JPMMV1)	1,010,028	1,392,547
Janus Aspen Series - Balanced Portfolio - Service Shares (JABS)	2,439,166	2,726,870
Janus Aspen Series - Forty Portfolio - Service Shares (JACAS)	9,907,895	10,471,432
Janus Aspen Series - Global Technology Portfolio - Service II Shares (JAGTS2)	2,029,344	2,262,522
Janus Aspen Series - Global Technology Portfolio - Service Shares (JAGTS)	464,052	628,432
Janus Aspen Series - Overseas Portfolio - Service II Shares (JAIGS2)	109,979,820	86,736,690
Janus Aspen Series - Overseas Portfolio - Service Shares (JAIGS)	1,169,800	2,257,712
Investors Growth Stock Series - Service Class (MIGSC)	2,555,526	2,751,753
Value Series - Service Class (MVFSC)	107,639,034	106,000,512
Variable Insurance Trust II - International Value Portfolio - Service Class (MVIVSC)	119,368	130,727
Core Plus Fixed Income Portfolio - Class I (MSVFI)	608,394	529,003
Core Plus Fixed Income Portfolio - Class II (MSVF2)	4,306,978	4,181,866
Emerging Markets Debt Portfolio - Class I (MSEM)	854,849	827,208
Emerging Markets Debt Portfolio - Class II (MSEMB)	333,041	339,000
U.S. Real Estate Portfolio - Class I (MSVRE)	9,766	13,677
U.S. Real Estate Portfolio - Class II (MSVREB)	5,644	8,040
Managed Allocation Fund - Moderate Growth II (VFMG2)	1,011,502	901,097
AllianceBernstein NVIT Global Fixed Income Fund - Class III (NVAGF3)	919,262	970,840
American Century NVIT Multi Cap Value Fund - Class I (NVAMV1)	1,068,877	1,095,849
American Century NVIT Multi Cap Value Fund - Class II (NVAMV2)	1,314,683	1,640,525
American Funds NVIT Asset Allocation Fund - Class II (GVAAA2)	5,923,958	5,610,305
American Funds NVIT Bond Fund - Class II (GVABD2)	40,120,249	37,882,898
American Funds NVIT Global Growth Fund - Class II (GVAGG2)	7,948,407	6,681,469
American Funds NVIT Growth Fund - Class II (GVAGR2)	9,660,605	6,800,070
American Funds NVIT Growth-Income Fund - Class II (GVAGI2)	29,879,651	23,371,746
Federated NVIT High Income Bond Fund - Class I (HIBF)	2,967,159	2,466,429
Federated NVIT High Income Bond Fund - Class III (HIBF3)	33,094,728	39,628,165
Gartmore NVIT Emerging Markets Fund - Class I (GEM)	190,626	192,793
Gartmore NVIT Emerging Markets Fund - Class II (GEM2)	465,462	452,415
Gartmore NVIT Emerging Markets Fund - Class III (GEM3)	15,170,590	9,478,002
Gartmore NVIT Emerging Markets Fund - Class VI (GEM6)	15,112,610	8,627,752
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

Gartmore NVIT Global Utilities Fund - Class II (GVGU2)	492,274	339,224
Gartmore NVIT Global Utilities Fund - Class III (GVGU)	4,536,746	3,446,920
Gartmore NVIT International Equity Fund - Class I (GIG)	18,551	23,633
Gartmore NVIT International Equity Fund - Class III (GIG3)	10,304,019	6,355,168
Gartmore NVIT International Equity Fund - Class VI (NVIE6)	3,795,806	5,075,776
Gartmore NVIT Worldwide Leaders Fund - Class III (GEF3)	1,168,800	660,278
Gartmore NVIT Worldwide Leaders Fund - Class VI (NVGWL6)	227,017	247,306
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)	16,642,623	18,824,692
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class II (NVNMO2)	7,158,172	8,953,358
Neuberger Berman NVIT Socially Responsible Fund - Class I (NVNSR1)	994,282	917,783
Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)	147,501,599	136,680,278
NVIT Cardinal Aggressive Fund - Class II (NVCRA2)	3,369,354	3,307,505
NVIT Cardinal Capital Appreciation Fund - Class II (NVCCA2)	6,828,913	5,770,158
NVIT Cardinal Conservative Fund - Class II (NVCCN2)	19,552,225	22,290,860
NVIT Cardinal Moderate Fund - Class II (NVCMD2)	1,344,172	1,154,929
NVIT Cardinal Moderately Aggressive Fund - Class II (NVCMA2)	9,865,531	8,433,891
NVIT Cardinal Moderately Conservative Fund - Class II (NVCMC2)	2,248,902	2,188,206
NVIT Core Bond Fund - Class I (NVCBD1)	2,713,984	2,829,077
NVIT Core Bond Fund - Class II (NVCBD2)	85,010,215	89,929,377
NVIT Core Plus Bond Fund - Class II (NVLCP2)	3,531,488	4,032,920
NVIT Fund - Class I (TRF)	33,127,077	23,448,016
NVIT Fund - Class II (TRF2)	205,990,488	125,754,397
NVIT Global Financial Services Fund - Class II (GVGF2)	1,124,161	706,759
NVIT Global Financial Services Fund - Class III (GVGFS)	2,196,345	2,405,119
NVIT Government Bond Fund - Class I (GBF)	202,011,163	214,958,761
NVIT Growth Fund - Class I (CAF)	4,679,605	5,644,530
NVIT Health Sciences Fund - Class II (GVGH2)	1,394,615	1,287,358
NVIT Health Sciences Fund - Class III (GVGHS)	4,691,643	4,660,939
NVIT Health Sciences Fund - Class VI (GVGH6)	16,105,841	16,086,129
NVIT International Index Fund - Class VIII (GVIX8)	4,180,727	2,645,275
NVIT Investor Destinations Aggressive Fund - Class II (GVIDA)	109,139,609	80,807,394
NVIT Investor Destinations Balanced Fund - Class II (NVDBL2)	2,237,218	2,551,591
NVIT Investor Destinations Conservative Fund - Class II (GVIDC)	29,296,940	28,213,534
NVIT Investor Destinations Moderate Fund - Class II (GVIDM)	72,156,889	66,711,815
NVIT Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)	181,063,463	157,814,179
NVIT Investor Destinations Moderately Conservative Fund - Class II (GVDMC)	24,698,289	23,560,783
NVIT Leaders Fund - Class III (GVUSL)	4,131,749	3,068,136
NVIT Mid Cap Index Fund - Class I (MCIF)	23,627,802	21,623,963
NVIT Money Market Fund - Class I (SAM)	289,196,380	289,196,380
NVIT Multi-Manager International Growth Fund - Class III (NVMIG3)	7,692,044	8,876,821
NVIT Multi-Manager International Growth Fund - Class VI (NVMIG6)	169,326,848	156,881,136
NVIT Multi-Manager International Value Fund - Class II (GVDIV2)	276,330	194,159
NVIT Multi-Manager International Value Fund - Class III (GVDIV3)	2,908,101	1,693,084
NVIT Multi-Manager International Value Fund - Class VI (GVDIV6)	5,224,902	4,693,733
NVIT Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)	3,534,600	3,918,328
NVIT Multi-Manager Large Cap Growth Fund - Class II (NVMLG2)	75,265,735	95,391,319
NVIT Multi-Manager Large Cap Value Fund - Class I (NVMLV1)	1,476,289	1,388,703
NVIT Multi-Manager Large Cap Value Fund - Class II (NVMLV2)	5,045,169	6,461,795
NVIT Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)	25,891,019	31,296,131
NVIT Multi-Manager Mid Cap Growth Fund - Class II (NVMMG2)	95,764,166	84,606,017
NVIT Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)	108,547,432	105,764,098
NVIT Multi-Manager Small Cap Growth Fund - Class I (SCGF)	2,150,389	1,703,833
NVIT Multi-Manager Small Cap Growth Fund - Class II (SCGF2)	3,108,002	2,012,050
NVIT Multi-Manager Small Cap Value Fund - Class I (SCVF)	9,351,928	6,699,744
NVIT Multi-Manager Small Cap Value Fund - Class II (SCVF2)	16,480,753	11,615,051
NVIT Multi-Manager Small Company Fund - Class I (SCF)	22,599,635	15,388,041
NVIT Multi-Manager Small Company Fund - Class II (SCF2)	11,123,237	7,136,279
NVIT Multi-Sector Bond Fund - Class I (MSBF)	9,919,838	8,687,987
NVIT Short Term Bond Fund - Class II (NVSTB2)	14,749,534	15,545,347
NVIT Technology & Communications Fund - Class I (GGTC)	167,660	177,612
NVIT Technology & Communications Fund - Class II (GGTC2)	823,842	762,931
NVIT Technology & Communications Fund - Class III (GGTC3)	4,967,181	6,181,985
NVIT Technology & Communications Fund - Class VI (GGTC6)	14,440,804	16,485,397
NVIT U.S. Growth Leaders Fund - Class II (GVUG2)	18,033,741	15,704,828
NVIT U.S. Growth Leaders Fund - Class III (GVUGL)	3,162,217	2,606,880
Oppenheimer NVIT Large Cap Growth Fund - Class I (NVOLG1)	8,706,347	8,728,897
Oppenheimer NVIT Large Cap Growth Fund - Class II (NVOLG2)	5,770,471	6,384,425
Templeton NVIT International Value Fund - Class III (NVTIV3)	109,026,006	132,352,992
Van Kampen NVIT Comstock Value Fund - Class II (EIF2)	40,392,429	31,907,928
Van Kampen NVIT Real Estate Fund - Class I (NVRE1)	9,442,744	12,477,273
Van Kampen NVIT Real Estate Fund - Class II (NVRE2)	7,210,668	9,522,731
Advisers Management Trust - Short Duration Bond Portfolio - I Class Shares (AMTB)	103,056,579	90,682,420
Foreign Bond Portfolio (Unhedged) - Advisor Class (PMVFAD)	5,396,786	5,635,554
Low Duration Portfolio - Advisor Class (PMVLAD)	27,097,927	27,736,471
V.I. Basic Value Fund - Series II (AVBV2)	8,566	9,283
V.I. Capital Appreciation Fund - Series II (AVCA2)	2,238,343	1,797,976
V.I. Capital Development Fund - Series II (AVCD2)	5,396,091	3,221,848
VPS Growth and Income Portfolio - Class B (ALVGIB)	2,917,526	2,006,922
VPS Small/Mid Cap Value Portfolio - Class B (ALVSVB)	5,132,991	5,121,801
Money Market Portfolio(TM) (CHSMM)	6,953,022	6,953,022
VP Balanced Fund - Class I (ACVB)	6,906,487	7,139,637
VP Capital Appreciation Fund - Class I (ACVCA)	22,351	27,840
VP Income & Growth Fund - Class I (ACVIG)	3,536,536	2,911,019
VP Income & Growth Fund - Class II (ACVIG2)	1,759,541	1,421,287
VP Inflation Protection Fund - Class II (ACVIP2)	12,136,088	12,837,152
VP International Fund - Class I (ACVI)	11,536	12,986
VP International Fund - Class III (ACVI3)	139	162
VP International Fund - Class IV (ACVI4)	-	-
VP Mid Cap Value Fund - Class I (ACVMV1)	2,344,936	2,443,511
VP Mid Cap Value Fund - Class II (ACVMV2)	8,826,522	8,801,171
VP Ultra(R) Fund - Class II (ACVU2)	4,272	5,167
VP Value Fund - Class I (ACVV)	81,492,322	65,861,005
VP Value Fund - Class II (ACVV2)	98,772,111	85,545,812
VP Vista(SM) Fund - Class I (ACVVS1)	2,750	3,314
VP Vista(SM) Fund - Class II (ACVVS2)	1,319	1,279
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

Small Cap Stock Index Portfolio - Service Shares (DVSCS)	30,470,343	19,183,716
Stock Index Fund, Inc. - Initial Shares (DSIF)	35,416,089	41,473,151
Stock Index Fund, Inc. - Service Shares (DSIFS)	11,942,632	11,071,471
The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)	6,887,649	6,113,061
Appreciation Portfolio - Initial Shares (DCAP)	4,460,253	4,250,884
Appreciation Portfolio - Service Shares (DCAPS)	2,064,921	1,783,038
Developing Leaders Portfolio - Service Shares (DVDLS)	604,064	357,620
Growth and Income Portfolio - Initial Shares (DGI)	2,245,931	2,443,293
Capital Appreciation Fund II - Service Shares (FCA2S)	584,068	622,221
Clover Value Fund II - Service Shares (FALFS)	1,343,389	966,529
Market Opportunity Fund II - Service Shares (FVMOS)	7,945,072	7,566,254
Quality Bond Fund II - Primary Shares (FQB)	3,251,082	3,384,461
Quality Bond Fund II - Service Shares (FQBS)	10,222,117	10,324,745
Contrafund Portfolio - Service Class 2 (FC2)	332,833,824	263,202,169
Equity-Income Portfolio - Initial Class (FEIP)	84,543,625	64,129,165
Fidelity(R) VIP Fund - Value Strategies Portfolio - Service Class 2 (FVSS2)	4,008,129	2,826,057
High Income Portfolio - Initial Class (FHIP)	13,590,040	12,325,547
VIP Fund - Asset Manager Portfolio - Initial Class (FAMP)	30,172,141	26,748,567
VIP Fund - Contrafund Portfolio - Initial Class (FCP)	443,832,954	425,277,179
VIP Fund - Energy Portfolio - Service Class 2 (FNRS2)	22,011,868	15,091,388
VIP Fund - Equity-Income Portfolio - Service Class 2 (FEI2)	10,291,610	7,546,303
VIP Fund - Freedom Fund 2010 Portfolio - Service Class (FF10S)	2,007,524	1,729,212
VIP Fund - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)	5,525,409	5,030,550
VIP Fund - Freedom Fund 2020 Portfolio - Service Class (FF20S)	1,796,163	1,365,879
VIP Fund - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)	1,836,789	1,628,966
VIP Fund - Freedom Fund 2030 Portfolio - Service Class (FF30S)	1,523,318	1,040,603
VIP Fund - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)	3,097,524	2,418,875
VIP Fund - Growth Opportunities Portfolio - Initial Class (FGOP)	15,442,839	18,139,592
VIP Fund - Growth Portfolio - Initial Class (FGP)	69,553,075	53,771,294
VIP Fund - Growth Portfolio - Service Class 2 (FG2)	7,459,916	5,792,957
VIP Fund - High Income Portfolio - Initial Class R (FHIPR)	10,824,484	14,601,534
VIP Fund - Investment Grade Bond Portfolio - Service Class (FIGBS)	7,280,475	7,772,298
VIP Fund - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)	155,942,063	166,464,325
VIP Fund - Mid Cap Portfolio - Service Class (FMCS)	4,291,824	3,552,814
VIP Fund - Mid Cap Portfolio - Service Class 2 (FMC2)	19,867,907	15,912,013
VIP Fund - Overseas Portfolio - Initial Class (FOP)	10,412,790	10,781,603
VIP Fund - Overseas Portfolio - Initial Class R (FOPR)	6,540,701	6,180,300
VIP Fund - Overseas Portfolio - Service Class 2 (FO2)	476,144	440,446
VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)	16,929,843	11,589,015
VIP Fund - Value Strategies Portfolio - Service Class (FVSS)	4,266,076	3,020,868
Franklin Income Securities Fund - Class 2 (FTVIS2)	15,198,887	12,373,022
Franklin Rising Dividends Securities Fund - Class 2 (FTVRD2)	11,839,388	11,564,895
Franklin Small Cap Value Securities Fund - Class 2 (FTVSV2)	61,982,822	68,295,743
Templeton Developing Markets Securities Fund - Class 3 (FTVDM3)	15,087,380	10,009,801
Templeton Foreign Securities Fund - Class 2 (TIF2)	691,763	714,925
Templeton Foreign Securities Fund - Class 3 (TIF3)	17,268,725	14,434,591
Templeton Global Bond Securities Fund - Class 3 (FTVGI3)	6,366,356	7,239,971
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)	3,329,674	3,685,964
Growth Portfolio - I Class Shares (AMTG)	70,076	87,939
Guardian Portfolio - I Class Shares (AMGP)	-	-
International Portfolio - S Class Shares (AMINS)	8,805	8,710
Partners Portfolio - I Class Shares (AMTP)	28,060	28,512
Regency Portfolio - S Class Shares (AMRS)	-	-
Small-Cap Growth Portfolio - S Class Shares (AMFAS)	2,415,600	1,686,797
Socially Responsive Portfolio - I Class Shares (AMSRS)	5,905,059	4,690,451
Balanced Fund/VA - Non-Service Shares (OVMS)	12,487,742	8,834,684
Capital Appreciation Fund/VA - Service Class (OVCAFS)	41,002,796	43,017,320
Capital Appreciation Fund/VA - Non-Service Shares (OVGR)	45,404,063	50,606,523
Core Bond Fund/VA - Non-Service Shares (OVB)	11,048,146	7,427,460
Global Securities Fund/VA - Class 3 (OVGS3)	10,209,844	10,766,066
Global Securities Fund/VA - Class 4 (OVGS4)	8,055,709	7,055,129
Global Securities Fund/VA - Non-Service Shares (OVGS)	13,884,413	22,086,133
Global Securities Fund/VA - Service Class (OVGSS)	2,281,530	2,426,381
High Income Fund/VA - Class 3 (OVHI3)	713,339	804,235
High Income Fund/VA - Class 4 (OVHI4)	3,148,882	3,953,876
High Income Fund/VA - Non-Service Shares (OVHI)	6,110	1,483
High Income Fund/VA - Service Class (OVHIS)	2,756,100	661,196
Main Street Fund(R)/VA - Non-Service Shares (OVGI)	3,310,614	3,223,555
Main Street Fund(R)/VA - Service Class (OVGIS)	164,078,420	121,785,093
Main Street Small Cap Fund(R)/VA - Non-Service Shares (OVSC)	1,707,447	2,092,844
Main Street Small Cap Fund(R)/VA - Service Class (OVSCS)	2,306,767	3,446,211
MidCap Fund/VA - Non-Service Shares (OVAG)	1,856,381	1,614,301
Putnam VT Growth and Income Fund - IB Shares (PVGIB)	1,255,445	723,607
Putnam VT International Equity Fund - IB Shares (PVTIGB)	138,126	112,803
Putnam VT Voyager Fund - IB Shares (PVTVB)	829,082	1,004,122
Diversified Stock Fund Class A Shares (VYDS)	96,134	70,687
Blue Chip Growth Portfolio - II (TRBCG2)	46,857,389	53,685,816
Equity Income Portfolio - II (TREI2)	93,681,446	86,924,184
Health Sciences Portfolio - II (TRHS2)	596,197	591,305
Limited-Term Bond Portfolio - II (TRLT2)	740	740
Worldwide Insurance Trust - Worldwide Bond Fund - Class R1 (VWBFR)	1,518,679	1,484,725
Worldwide Insurance Trust - Worldwide Bond Fund - Initial Class (VWBF)	1,966,164	1,846,584
Worldwide Insurance Trust - Worldwide Emerging Markets Fund - Class R1 (VWEMR)	7,674,270	6,020,753
Worldwide Insurance Trust - Worldwide Emerging Markets Fund - Initial Class (VWEM)	5,090,212	3,242,390
Worldwide Insurance Trust - Worldwide Hard Assets Fund - Class R1 (VWHAR)	5,960,979	5,479,620
Worldwide Insurance Trust - Worldwide Hard Assets Fund - Initial Class (VWHA)	3,351,318	6,901,131
Ivy Fund Variable Insurance Portfolios, Inc. - Asset Strategy (WRASP)	10,101,259	11,413,484
Ivy Fund Variable Insurance Portfolios, Inc. - Pathfinder Moderate (WRPMP)	36	38
Advantage Funds Variable Trust - VT Discovery Fund (SVDF)	53,630	63,337
Advantage Funds Variable Trust - VT Large Company Growth Fund (WFVLCG)	101,715	94,308
Advantage Funds Variable Trust - VT Money Market Fund (WFVMM)	675,883	675,883
Advantage Funds Variable Trust - VT Opportunity Fund (SVOF)	49,622	65,124
Advantage Funds Variable Trust - VT Small Cap Growth Fund (WFVSCG)	8,957,972	10,539,995
Advantage Funds Variable Trust - VT Small-Mid Cap Value Fund (WFVSMV)	2,168	1,851
Advantage Funds Variable Trust - VT Total Return Bond Fund (WFVTRB)	3,152	3,387
Advantage Funds(R) - VT Omega Growth - Class 2 (WFVOG2)	34,292	36,989

Total	$5,203,143,584	$4,791,511,374

(5) Financial Highlights

The Company offers several variable annuity products through the Account that have unique combinations of features and fees that are assessed to the contract owner. Differences in fee structures result in a variety of contract expense rates, unit fair values and total returns. The following tabular presentation is a summary of units, unit fair values and contract owners’ equity outstanding for variable annuity contracts as of the end of the periods indicated, and contract expense rate, investment income ratio and total return for each period in the five-year period ended December 31, 2010. The information is presented as a range of minimum to maximum values based upon product grouping. The range is determined by identifying the lowest and the highest contract expense rate for contracts with units outstanding as of the balance sheet date. The unit fair values and total returns related to these identified contract expense rates are also disclosed as a range below. Accordingly, some individual contract amounts may not be within the ranges presented.

(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Balanced Portfolio - Class S Shares (ALBS)
2009	0.95% to 1.05%	18,711	$11.82 to $ 11.74	$220,306	2.91%	27.28% to 27.15%
2008	0.95% to 1.45%	18,716	9.29 to 9.04	173,104	0.00%	-32.55% to -32.89%
2007	0.95% to 1.45%	23,143	13.77 to 13.47	317,270	0.00%	13.39% to 12.82%
2006	0.95% to 1.45%	19,445	12.14 to 11.94	235,534	0.81%	3.47% to 2.95%
MidCap Growth Portfolio - Class S Shares (ALMCS)
2010	0.95% to 1.45%	34,119	13.41 to 12.93	452,475	0.00%	17.75% to 17.16%
2009	0.95% to 1.45%	38,321	11.39 to 11.03	432,673	0.00%	49.88% to 49.12%
2008	0.95% to 1.45%	35,463	7.60 to 7.40	267,952	0.00%	-58.87% to -59.08%
2007	0.95% to 1.80%	52,160	18.48 to 17.80	958,371	0.00%	30.02% to 28.90%
2006	0.95% to 1.80%	42,969	14.21 to 13.81	608,077	0.00%	8.84% to 7.91%
Growth Fund - Class 1 (AFGF)
2010	1.30%	142,179	77.23	10,979,803	0.97%	17.46%
2009	1.30%	156,482	65.75	10,287,967	0.86%	37.93%
2008	1.30%	185,887	47.67	8,860,655	1.05%	-44.56%
2007	1.30%	204,499	85.98	17,582,665	0.98%	11.17%
2006	1.30%	243,531	77.34	18,835,011	0.92%	9.05%
High - Income Bond Fund - Class 1 (AFHY)
2010	1.30%	37,078	47.97	1,778,708	10.52%	13.88%
2009	1.30%	41,033	42.12	1,728,444	7.90%	37.64%
2008	1.30%	42,363	30.60	1,296,441	5.45%	-24.74%
2007	1.30%	35,586	40.66	1,446,977	10.75%	0.29%
2006	1.30%	35,506	40.54	1,439,550	4.68%	9.45%
U.S. Government/AAA - Rated Securities Fund - Class 1 (AFGC)
2010	1.30%	36,578	33.33	1,219,260	1.84%	4.56%
2009	1.30%	42,499	31.88	1,354,789	2.60%	1.45%
2008	1.30%	48,345	31.42	1,519,125	3.08%	6.44%
2007	1.30%	49,215	29.52	1,452,853	7.14%	5.43%
2006	1.30%	62,699	28.00	1,755,517	3.68%	2.60%
Variable Series Funds, Inc. - Global Allocation V.I. Fund - Class III (MLVGA3)
2010	0.75% to 2.65%	6,572,107	13.20 to 12.78	85,557,591	1.68%	8.94% to 6.85%
2009	0.75% to 2.65%	2,338,768	12.12 to 11.96	28,183,661	2.59%	21.17% to 19.62%	*
Credit Suisse Trust-International Equity Flex III Portfolio (CSIEF3)
2010	0.80% to 1.40%	196,205	11.25 to 11.18	2,195,392	0.10%	11.33% to 10.66%
2009	0.80% to 1.40%	161,230	10.10 to 10.10	1,628,659	0.00%	1.04% to 1.01%	*
U.S. Equity Flex I Portfolio (WSCP)
2010	0.80% to 1.40%	2,155,736	15.16 to 15.42	33,594,652	0.15%	13.54% to 12.86%
2009	0.80% to 1.40%	2,532,513	13.36 to 13.66	34,947,501	1.16%	23.67% to 22.92%
2008	0.80% to 1.40%	2,973,366	10.80 to 11.11	33,357,355	0.08%	-35.12% to -35.52%
2007	0.80% to 1.40%	3,619,869	16.65 to 17.24	62,919,860	0.00%	-1.63% to -2.23%
2006	0.80% to 1.40%	4,550,318	16.92 to 17.63	80,816,137	0.00%	3.93% to 3.30%
VA International Equity Fund (HVIE)
2010	1.15% to 2.25%	25,460	10.32 to 10.30	262,513	0.00%	3.16% to 2.97%	*
VA Situs Fund (HVSIT)
2010	0.85% to 2.35%	45,685	11.30 to 11.27	515,595	0.00%	12.97% to 12.69%	*
Insurance Trust -Insurance Trust Mid Cap Value Portfolio 1 (JPMMV1)
2010	0.80% to 1.40%	463,358	14.87 to 14.28	6,650,267	1.21%	22.47% to 21.73%
2009	0.80% to 1.40%	515,602	12.14 to 11.73	6,074,214	0.00%	25.68% to 24.92%
Janus Aspen Series - Balanced Portfolio - Service Shares (JABS)
2010	0.95% to 2.45%	781,885	16.09 to 15.55	12,961,037	2.54%	7.09% to 5.47%
2009	0.95% to 2.45%	876,368	15.02 to 14.75	13,598,156	2.79%	24.39% to 22.51%
2008	0.95% to 2.55%	848,549	12.08 to 11.96	10,629,343	2.43%	-16.86% to -18.20%
2007	0.95% to 2.55%	908,896	14.53 to 14.63	13,784,481	2.33%	9.23% to 7.46%
2006	0.95% to 2.55%	946,961	13.30 to 13.61	13,298,761	2.03%	9.37% to 7.61%
Janus Aspen Series - Forty Portfolio -Service Shares (JACAS)
2010	0.40% to 2.95%	8,528,417	8.90 to 16.04	127,857,338	0.24%	6.05% to 3.34%
2009	0.40% to 2.95%	7,958,375	8.39 to 15.52	108,881,608	0.01%	45.43% to 41.71%
2008	0.80% to 2.85%	6,759,021	6.45 to 11.01	62,774,776	0.01%	-44.76% to -45.90%
2007	0.80% to 2.85%	4,763,489	11.67 to 20.36	70,732,848	0.18%	35.54% to 32.72%
2006	0.80% to 2.80%	3,715,916	8.61 to 15.37	36,031,995	0.13%	8.25% to 6.07%
Janus Aspen Series - Global Technology Portfolio - Service II Shares (JAGTS2)
2010	0.80% to 2.45%	765,556	15.90 to 11.17	10,472,391	0.00%	23.52% to 11.68%	*
2009	0.80% to 1.40%	417,666	12.87 to 12.29	5,164,464	0.00%	55.84% to 54.90%
2008	0.80% to 1.40%	342,194	8.26 to 7.93	2,732,234	0.09%	-44.35% to -44.68%
2007	0.80% to 1.40%	394,297	14.84 to 14.34	5,684,417	0.33%	20.78% to 20.04%
2006	0.80% to 1.40%	411,359	12.29 to 11.94	4,935,597	0.00%	7.08% to 6.43%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Janus Aspen Series - Global Technology Portfolio - Service Shares (JAGTS)
2010	0.80% to 1.40%	429,603	$5.43 to $ 5.09	$2,204,148	0.00%	23.40% to 22.66%
2009	0.80% to 1.40%	566,071	4.40 to 4.15	2,364,877	0.00%	55.64% to 54.70%
2008	0.80% to 1.40%	628,439	2.83 to 2.68	1,696,007	0.09%	-44.42% to -44.76%
2007	0.80% to 1.40%	733,774	5.09 to 4.86	3,581,793	0.31%	20.72% to 19.99%
2006	0.80% to 1.40%	957,855	4.22 to 4.05	3,893,993	0.00%	6.97% to 6.32%
Janus Aspen Series - INTECH Risk- Managed Core Portfolio -Service Shares (JARLCS)
2008	0.80% to 2.60%	333,684	6.32 to 10.35	3,604,801	0.69%	-36.75% to -37.90%
2007	0.80% to 2.60%	321,741	10.00 to 16.66	5,521,409	0.50%	-0.03% to 3.36%	*
2006	0.95% to 2.50%	237,661	15.64 to 16.18	3,888,158	0.15%	9.72% to 8.01%
Janus Aspen Series - Overseas Portfolio - Service II Shares (JAIGS2)
2010	0.65% to 2.80%	5,924,822	10.72 to 25.25	165,454,474	0.57%	24.22% to 21.53%
2009	0.65% to 3.25%	8,647,430	8.63 to 20.24	194,404,524	0.41%	77.91% to 73.25%
2008	0.65% to 3.25%	8,802,005	4.85 to 11.68	113,283,262	2.77%	-52.52% to -53.77%
2007	0.80% to 3.25%	7,719,861	29.56 to 25.27	212,963,970	0.45%	27.04% to 23.89%
2006	0.80% to 3.25%	6,010,855	23.27 to 20.40	131,707,793	1.95%	45.53% to 41.94%
Janus Aspen Series - Overseas Portfolio -Service Shares (JAIGS)
2010	0.80% to 2.15%	470,786	17.55 to 38.65	9,286,940	0.52%	24.02% to 22.33%
2009	0.80% to 2.15%	602,788	14.15 to 31.60	9,534,039	0.41%	77.64% to 75.22%
2008	0.80% to 2.15%	711,183	7.97 to 18.03	6,402,172	2.65%	-52.61% to -53.26%
2007	0.80% to 2.15%	879,729	16.81 to 38.58	16,732,189	0.44%	26.99% to 25.25%
2006	0.80% to 2.15%	1,090,672	13.24 to 30.80	16,201,270	1.82%	45.46% to 43.49%
Investors Growth Stock Series - Service Class (MIGSC)
2010	0.95% to 2.80%	809,425	12.96 to 12.39	12,090,332	0.30%	11.09% to 9.01%
2009	0.95% to 2.80%	996,255	11.67 to 11.37	13,426,951	0.45%	37.77% to 35.20%
2008	0.95% to 2.80%	1,184,843	8.47 to 8.41	11,622,597	0.30%	-37.58% to -38.75%
2007	0.95% to 3.15%	1,427,758	13.57 to 13.50	22,610,416	0.09%	9.96% to 7.51%
2006	0.95% to 3.15%	1,642,788	12.34 to 12.55	23,833,223	0.00%	6.29% to 3.93%
Value Series - Service Class (MVFSC)
2010	0.65% to 3.20%	20,429,012	9.20 to 13.97	339,926,147	1.39%	10.49% to 7.66%
2009	0.65% to 3.25%	22,272,897	8.33 to 12.93	339,364,913	1.18%	21.66% to 18.47%
2008	0.80% to 3.05%	5,622,918	7.91 to 11.04	71,657,666	1.02%	-33.28% to -34.80%
2007	0.80% to 3.15%	4,556,477	11.85 to 16.86	87,844,770	0.73%	6.73% to 4.19%
2006	0.80% to 3.15%	3,466,377	11.10 to 16.18	63,110,866	0.70%	11.02% to 16.72%	*
Variable Insurance Trust II - International Value Portfolio - Service Class (MVIVSC)
2010	0.65% to 2.65%	1,400,680	10.80 to 10.65	15,034,804	0.00%	7.97% to 6.52%	*
Core Plus Fixed Income Portfolio - Class I (MSVFI)
2010	0.80% to 1.40%	180,620	11.25 to 10.94	1,981,504	5.84%	6.29% to 5.64%
2009	0.80% to 1.40%	199,374	10.59 to 10.35	2,069,531	9.61%	8.77% to 8.11%
2008	0.80% to 1.40%	312,617	9.73 to 9.58	2,999,638	4.42%	-10.92% to -11.46%
2007	1.30% to 1.40%	328,510	10.83 to 10.82	3,557,887	4.01%	4.08% to 3.97%
2006	0.80% to 1.40%	136,094	10.44 to 10.40	1,416,424	1.17%	4.45% to 4.03%	*
Core Plus Fixed Income Portfolio - Class II (MSVF2)
2010	0.95% to 3.05%	2,060,566	11.80 to 9.94	22,903,727	5.14%	5.84% to 3.60%
2009	0.95% to 3.05%	2,319,135	11.15 to 9.59	24,504,304	12.99%	8.34% to 6.05%
2008	0.65% to 3.25%	22,132,369	8.92 to 8.94	214,874,888	4.27%	-11.04% to -13.37%
2007	0.95% to 3.25%	25,887,057	11.60 to 10.32	286,272,488	3.60%	4.21% to 1.78%
2006	0.95% to 3.25%	10,572,601	11.13 to 10.14	113,144,737	3.36%	2.58% to 0.20%
Emerging Markets Debt Portfolio - Class I (MSEM)
2010	0.80% to 1.40%	172,642	24.91 to 22.96	4,003,378	4.15%	8.87% to 8.21%
2009	0.80% to 1.40%	206,910	22.88 to 21.22	4,430,726	8.01%	29.17% to 28.39%
2008	0.80% to 1.40%	256,891	17.71 to 16.52	4,280,827	7.11%	-15.66% to -16.17%
2007	0.80% to 1.40%	351,451	21.00 to 19.71	6,980,725	7.33%	5.68% to 5.03%
2006	0.80% to 1.40%	498,158	19.88 to 18.77	9,413,461	8.31%	9.92% to 9.26%
Emerging Markets Debt Portfolio - Class II (MSEMB)
2010	1.10% to 2.05%	56,191	20.66 to 19.12	1,129,707	4.12%	8.53% to 7.49%
2009	1.10% to 2.15%	72,537	19.03 to 17.66	1,345,283	7.91%	28.68% to 27.32%
2008	1.10% to 2.15%	91,031	14.79 to 13.87	1,317,461	7.10%	-15.92% to -16.81%
2007	1.10% to 2.15%	113,859	17.59 to 16.68	1,965,340	7.38%	5.22% to 4.10%
2006	1.10% to 2.15%	145,536	16.72 to 16.02	2,396,495	8.35%	9.59% to 8.43%
U.S. Real Estate Portfolio - Class I (MSVRE)
2010	1.30%	312	46.86	14,620	1.02%	28.27%
2008	0.80% to 1.40%	2,056,027	30.32 to 28.44	59,067,311	3.36%	-38.39% to -38.77%
2007	0.80% to 1.40%	2,592,043	49.21 to 46.45	121,497,196	1.18%	-17.74% to -18.24%
2006	0.80% to 1.40%	3,810,701	59.82 to 56.82	218,265,572	1.07%	36.94% to 36.12%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
U.S. Real Estate Portfolio - Class II (MSVREB)
2010	1.35%	27	$22.95	$620	0.78%	27.78%
2009	1.35%	27	17.96	485	5.06%	26.76%
2008	0.95% to 2.80%	3,061,013	11.91 to 12.96	42,791,166	2.76%	-38.64% to -39.80%
2007	0.95% to 2.70%	3,568,905	19.41 to 21.64	81,882,876	1.04%	-18.06% to -19.52%
2006	0.95% to 2.80%	4,145,461	23.69 to 26.78	116,700,717	0.94%	36.36% to 33.83%
Managed Allocation Fund -Moderate Growth II (VFMG2)
2010	1.15% to 2.35%	334,971	12.14 to 11.20	4,073,490	0.67%	9.28% to 7.96%
2009	1.15% to 2.35%	407,960	11.11 to 10.37	4,554,149	0.01%	24.18% to 22.67%
2008	1.15% to 2.60%	567,913	8.95 to 8.36	5,101,299	1.30%	-29.89% to -30.92%
2007	1.15% to 2.60%	651,956	12.76 to 12.10	8,384,121	2.05%	5.65% to 4.10%
2006	1.15% to 2.60%	703,592	12.08 to 11.62	8,580,243	2.61%	9.15% to 7.56%
AllianceBernstein NVIT Global Fixed Income Fund -Class III (NVAGF3)
2010	0.80% to 2.15%	288,563	12.20 to 11.92	3,481,331	6.20%	7.37% to 5.91%
2009	0.80% to 2.40%	155,699	11.36 to 11.24	1,760,194	6.49%	13.58% to 12.35%	*
American Century NVIT Multi Cap Value Fund -Class I (NVAMV1)
2010	0.80% to 1.40%	4,645,835	14.07 to 13.93	64,777,629	1.95%	12.56% to 11.88%
2009	0.80% to 1.40%	5,595	12.50 to 12.45	69,699	1.43%	24.97% to 24.47%	*
American Century NVIT Multi Cap Value Fund -Class II (NVAMV2)
2010	0.65% to 3.30%	11,529,269	14.05 to 13.43	159,467,938	1.41%	12.42% to 9.42%
2009	1.10% to 2.75%	349,190	12.46 to 12.32	4,337,527	1.09%	24.59% to 23.20%	*
American Funds NVIT Asset Allocation Fund -Class II (GVAAA2)
2010	0.65% to 3.35%	211,427,824	9.62 to 9.27	2,134,403,370	1.30%	11.29% to 8.34%
2009	0.65% to 3.35%	138,502,206	8.64 to 8.56	1,265,434,415	0.08%	22.61% to 19.18%
2008	0.80% to 3.10%	81,161,084	7.70 to 7.23	609,557,811	3.17%	-30.34% to -31.96%
2007	0.80% to 2.95%	42,263,897	11.06 to 10.66	460,727,179	2.72%	5.29% to 2.99%
2006	0.80% to 2.70%	12,975,664	10.50 to 10.37	135,528,888	3.29%	5.01% to 3.67%	*
American Funds NVIT Bond Fund -Class II (GVABD2)
2010	0.65% to 3.35%	71,841,137	10.54 to 9.92	770,617,482	1.80%	5.30% to 2.49%
2009	0.75% to 3.35%	50,794,802	9.98 to 9.68	521,115,164	0.36%	11.31% to 8.39%
2008	0.80% to 3.10%	33,032,987	9.57 to 8.99	306,925,600	7.38%	-10.59% to -12.67%
2007	0.80% to 2.95%	12,421,457	10.71 to 10.32	130,936,805	8.10%	2.15% to -0.07%
2006	1.05% to 2.70%	1,749,769	10.47 to 10.35	18,258,647	0.44%	4.65% to 3.49%	*
American Funds NVIT Global Growth Fund -Class II (GVAGG2)
2010	0.40% to 3.30%	10,053,778	9.77 to 10.25	112,124,889	0.77%	10.86% to 7.63%
2009	0.75% to 3.30%	8,693,755	8.75 to 9.53	88,480,893	0.00%	40.54% to 36.93%
2008	0.75% to 3.05%	6,969,825	6.22 to 7.00	50,870,236	2.90%	-39.10% to -40.51%
2007	0.80% to 3.05%	5,365,947	12.23 to 11.78	64,844,710	2.79%	13.44% to 10.86%
2006	0.80% to 2.50%	2,159,481	10.78 to 10.66	23,167,616	0.10%	7.85% to 6.62%	*
American Funds NVIT Growth Fund -Class II (GVAGR2)
2010	0.65% to 3.30%	19,445,092	9.12 to 9.07	191,754,817	0.16%	17.43% to 14.30%
2009	0.75% to 3.30%	16,804,221	7.75 to 7.94	142,381,453	0.00%	37.74% to 34.20%
2008	0.65% to 3.25%	15,955,035	5.63 to 5.92	98,887,216	2.18%	-44.58% to -46.03%
2007	0.80% to 3.25%	11,269,769	11.44 to 10.98	127,268,601	0.71%	11.00% to 8.24%
2006	0.80% to 3.10%	4,677,116	10.31 to 10.15	47,960,489	1.16%	3.09% to 1.50%	*
American Funds NVIT Growth-Income Fund -Class II (GVAGI2)
2010	0.65% to 3.35%	94,709,952	8.93 to 7.83	789,529,433	0.84%	10.25% to 7.34%
2009	0.75% to 3.35%	64,562,256	8.08 to 7.29	491,918,665	0.00%	29.71% to 26.15%
2008	0.80% to 3.10%	38,038,535	6.05 to 5.81	225,395,652	3.41%	-38.56% to -39.99%
2007	0.80% to 2.95%	8,176,408	9.84 to 9.70	79,871,976	2.28%	-1.61% to -3.04%	*
Federated NVIT High Income Bond Fund -Class I (HIBF)
2010	0.95% to 2.35%	540,532	15.32 to 15.33	8,856,399	8.30%	12.08% to 10.50%
2009	0.95% to 2.35%	689,492	13.67 to 13.88	10,134,551	9.64%	44.61% to 42.57%
2008	0.95% to 2.35%	833,712	9.45 to 9.73	8,523,732	8.79%	-28.67% to -29.68%
2007	0.95% to 2.35%	1,099,805	13.25 to 13.84	15,862,330	7.26%	2.15% to 0.70%
2006	0.95% to 2.35%	1,370,433	12.98 to 13.75	19,466,090	6.92%	9.56% to 8.01%
Federated NVIT High Income Bond Fund -Class III (HIBF3)
2010	0.75% to 2.80%	7,280,016	11.68 to 12.17	95,630,359	8.85%	12.31% to 9.99%
2009	0.75% to 2.80%	6,014,764	10.40 to 11.07	70,825,989	9.70%	44.98% to 41.99%
2008	0.80% to 2.75%	3,688,239	7.78 to 7.81	30,220,484	8.86%	-28.67% to -30.08%
2007	0.80% to 2.80%	3,534,655	10.90 to 11.15	40,885,129	8.09%	2.34% to 0.26%
2006	0.80% to 2.45%	2,697,783	10.65 to 11.19	30,684,739	7.38%	6.54% to 7.90%	*
Gartmore NVIT Emerging Markets Fund -Class I (GEM)
2010	0.80% to 1.40%	18,106	27.23 to 25.59	465,619	0.05%	15.25% to 14.55%
2009	0.80% to 1.40%	25,866	23.62 to 22.34	580,996	1.17%	62.01% to 61.03%
2008	0.80% to 1.40%	33,579	14.58 to 13.87	468,183	1.15%	-58.10% to -58.36%
2007	0.80% to 1.40%	40,673	34.80 to 33.31	1,361,399	0.67%	44.41% to 43.53%
2006	0.80% to 1.40%	52,896	24.10 to 23.21	1,232,735	0.66%	35.63% to 34.81%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Gartmore NVIT Emerging Markets Fund - Class II (GEM2)
2010	1.10% to 2.45%	52,785	$38.90 to $ 34.91	$1,988,828	0.00%	14.64% to 13.08%
2009	1.10% to 2.45%	66,147	33.93 to 30.87	2,165,809	1.16%	61.29% to 59.09%
2008	1.10% to 2.45%	88,202	21.04 to 19.41	1,800,059	0.82%	-58.39% to -58.96%
2007	1.10% to 2.45%	134,775	50.56 to 47.29	6,651,015	0.42%	43.59% to 41.62%
2006	1.10% to 2.45%	171,105	35.22 to 33.39	5,894,605	0.52%	34.82% to 32.99%
Gartmore NVIT Emerging Markets Fund - Class III (GEM3)
2010	0.80% to 1.40%	1,413,626	29.79 to 28.26	40,245,214	0.07%	15.29% to 14.59%
2009	0.80% to 1.40%	1,637,414	25.84 to 24.66	40,653,617	1.30%	62.18% to 61.20%
2008	0.80% to 1.40%	1,827,343	15.93 to 15.30	28,122,168	1.09%	-58.17% to -58.42%
2007	0.80% to 1.40%	2,599,261	38.08 to 36.80	96,119,470	0.68%	44.38% to 43.50%
2006	0.80% to 1.40%	2,337,802	26.38 to 25.64	60,183,472	0.78%	35.55% to 34.74%
Gartmore NVIT Emerging Markets Fund - Class VI (GEM6)
2010	0.75% to 2.80%	2,890,791	7.95 to 20.57	63,579,406	0.00%	15.02% to 12.65%
2009	0.75% to 2.80%	2,858,691	6.91 to 18.26	54,764,422	1.12%	61.87% to 58.52%
2008	0.75% to 2.80%	2,681,445	4.27 to 11.52	32,388,303	0.99%	-58.18% to -59.05%
2007	0.95% to 2.80%	3,749,821	13.46 to 28.12	109,631,081	0.59%	34.62% to 41.36%	*
2006	1.10% to 2.80%	2,839,512	20.83 to 19.89	58,358,811	0.62%	35.06% to 32.74%
Gartmore NVIT Global Utilities Fund - Class II (GVGU2)
2009	1.15% to 2.10%	18,909	19.01 to 17.79	350,603	3.61%	6.47% to 5.45%
2008	1.15% to 2.10%	23,118	17.85 to 16.87	404,326	2.63%	-33.94% to -34.57%
2007	0.95% to 2.10%	35,923	25.25 to 25.78	952,362	2.10%	18.91% to 17.53%
2006	0.95% to 2.10%	46,958	21.23 to 21.94	1,053,325	2.21%	36.03% to 34.45%
Gartmore NVIT Global Utilities Fund - Class III (GVGU)
2009	0.80% to 1.40%	217,412	16.85 to 16.08	3,517,625	3.67%	7.11% to 6.47%
2008	0.80% to 1.40%	340,376	15.73 to 15.10	5,166,421	2.86%	-33.44% to -33.84%
2007	0.80% to 1.40%	549,810	23.63 to 22.83	12,602,303	2.41%	19.42% to 18.70%
2006	0.80% to 1.40%	703,436	19.78 to 19.23	13,573,005	2.45%	36.49% to 35.67%
Gartmore NVIT International Equity Fund - Class I (GIG)
2010	0.80% to 1.40%	3,675	12.47 to 11.72	43,672	0.96%	12.38% to 11.71%
2009	0.80% to 1.40%	6,007	11.09 to 10.49	63,507	1.18%	28.68% to 27.91%
2008	0.80% to 1.40%	7,437	8.62 to 8.20	61,400	1.38%	-46.49% to -46.81%
2007	0.80% to 1.40%	7,935	16.11 to 15.42	123,047	0.38%	26.12% to 25.36%
2006	0.80% to 1.40%	10,735	12.77 to 12.30	133,086	1.00%	31.90% to 31.11%
Gartmore NVIT International Equity Fund - Class III (GIG3)
2010	0.80% to 1.40%	1,753,932	19.73 to 18.72	33,009,096	0.96%	12.36% to 11.69%
2009	0.80% to 1.40%	2,072,015	17.56 to 16.76	34,894,818	0.69%	28.63% to 27.86%
2008	0.80% to 1.40%	1,123,906	13.65 to 13.11	14,805,125	1.25%	-46.47% to -46.80%
2007	0.80% to 1.40%	1,528,618	25.50 to 24.63	37,816,487	0.44%	26.13% to 25.36%
2006	0.80% to 1.40%	1,396,070	20.21 to 19.65	27,532,803	1.27%	31.89% to 31.10%
Gartmore NVIT International Equity Fund - Class VI (NVIE6)
2010	0.40% to 2.80%	2,754,847	8.28 to 7.47	21,261,973	0.94%	12.55% to 9.84%
2009	0.40% to 2.75%	2,369,404	7.35 to 6.81	16,443,478	0.61%	28.93% to 25.89%
2008	1.10% to 2.60%	510,631	5.47 to 5.41	2,781,264	1.52%	-45.33% to -45.88%	*
Gartmore NVIT Worldwide Leaders Fund - Class III (GEF3)
2010	0.80% to 1.40%	147,046	15.45 to 14.84	2,194,434	0.98%	10.47% to 9.80%
2009	0.80% to 1.40%	186,700	13.99 to 13.51	2,534,945	1.02%	24.00% to 23.25%
2008	0.80% to 1.40%	249,753	11.28 to 10.96	2,748,870	0.67%	-44.77% to -45.11%
2007	0.80% to 1.40%	376,901	20.42 to 19.97	7,550,213	0.49%	18.98% to 18.25%
2006	0.80% to 1.40%	384,266	17.17 to 16.89	6,502,021	0.82%	24.81% to 24.06%
Gartmore NVIT Worldwide Leaders Fund - Class VI (NVGWL6)
2010	1.10% to 2.75%	152,509	14.65 to 14.25	2,217,538	1.20%	10.02% to 8.18%
2009	1.10% to 2.50%	41,212	13.32 to 13.19	546,984	0.90%	33.18% to 31.92%	*
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class I (NVNMO1)
2010	0.80% to 1.40%	11,003,045	8.97 to 8.83	97,286,636	0.20%	14.68% to 13.99%
2009	0.80% to 1.40%	13,158,118	7.82 to 7.74	101,993,343	0.18%	51.74% to 50.82%
2008	1.30% to 1.40%	12,714	5.14 to 5.13	65,309	0.00%	-48.63% to -48.66%	*
Neuberger Berman NVIT Multi Cap Opportunities Fund - Class II (NVNMO2)
2010	0.65% to 2.75%	2,127,346	8.94 to 8.44	18,515,437	0.17%	14.64% to 12.21%
2009	0.75% to 2.75%	1,491,186	7.79 to 7.53	11,436,241	0.00%	51.82% to 48.76%
2008	1.10% to 2.75%	165,613	5.12 to 5.06	843,322	0.00%	-48.84% to -49.41%	*
Neuberger Berman NVIT Socially Responsible Fund - Class I (NVNSR1)
2010	0.80% to 1.40%	202,690	9.83 to 9.67	1,964,901	0.86%	22.59% to 21.85%
2009	0.80% to 1.40%	202,450	8.02 to 7.94	1,609,379	0.49%	30.48% to 29.69%
2008	0.80% to 1.40%	255,949	6.15 to 6.12	1,567,453	0.43%	-38.55% to -38.80%	*
Neuberger Berman NVIT Socially Responsible Fund - Class II (NVNSR2)
2010	0.65% to 3.20%	21,270,528	9.85 to 9.19	203,052,828	0.56%	22.76% to 19.61%
2009	0.65% to 3.25%	35,752,844	8.02 to 7.67	281,271,459	0.41%	30.42% to 27.00%
2008	0.65% to 3.25%	41,560,970	6.15 to 6.04	253,618,648	0.39%	-38.50% to -39.59%	*
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
NVIT Cardinal Aggressive Fund - Class II (NVCRA2)
2010	0.80% to 2.65%	2,416,119	$9.32 to $ 8.87	$22,008,706	0.35%	14.04% to 11.91%
2009	0.80% to 2.60%	1,320,362	8.18 to 7.93	10,654,779	0.99%	28.16% to 25.84%
2008	0.80% to 2.60%	688,094	6.38 to 6.30	4,366,517	1.64%	-36.21% to -36.99%	*
NVIT Cardinal Balanced Fund -Class II (NVCRB2)
2010	0.40% to 3.25%	91,327,946	11.01 to 9.68	921,933,574	0.92%	9.96% to 6.82%
2009	0.80% to 3.10%	45,054,749	9.45 to 9.08	418,125,250	2.30%	18.86% to 16.11%
2008	1.10% to 3.10%	17,964,614	7.93 to 7.82	141,470,743	1.93%	-20.70% to -21.77%	*
NVIT Cardinal Capital Appreciation Fund -Class II (NVCCA2)
2010	0.65% to 3.00%	134,184,859	10.72 to 9.34	1,303,699,380	0.69%	11.66% to 9.02%
2009	0.80% to 3.00%	61,562,208	8.89 to 8.57	540,299,784	1.96%	23.17% to 20.44%
2008	0.80% to 2.95%	15,353,953	7.22 to 7.12	110,154,375	1.75%	-27.78% to -28.83%	*
NVIT Cardinal Conservative Fund -Class II (NVCCN2)
2010	0.85% to 3.05%	35,658,142	11.63 to 10.17	377,651,311	1.21%	5.89% to 3.54%
2009	1.10% to 3.05%	19,312,567	10.15 to 9.82	194,470,746	3.10%	11.78% to 9.57%
2008	1.10% to 2.95%	5,226,256	9.08 to 8.97	47,264,496	2.21%	-9.18% to -10.32%	*
NVIT Cardinal Moderate Fund -Class II (NVCMD2)
2010	0.65% to 3.25%	133,082,298	10.82 to 9.48	1,321,688,824	0.79%	10.65% to 7.75%
2009	0.80% to 2.95%	54,968,785	9.17 to 8.84	498,076,084	2.23%	20.97% to 18.35%
2008	0.80% to 2.95%	13,903,119	7.58 to 7.47	104,822,308	1.77%	-24.19% to -25.29%	*
NVIT Cardinal Moderately Aggressive Fund -Class II (NVCMA2)
2010	0.75% to 3.25%	40,125,331	10.56 to 9.05	379,893,041	0.56%	12.46% to 9.63%
2009	0.80% to 2.70%	21,578,200	8.61 to 8.34	183,374,699	1.47%	25.57% to 23.16%
2008	1.10% to 2.70%	14,026,096	6.84 to 6.77	95,660,793	1.72%	-31.56% to -32.31%	*
NVIT Cardinal Moderately Conservative Fund -Class II (NVCMC2)
2010	0.75% to 2.95%	39,080,002	10.98 to 9.92	402,595,617	1.02%	8.22% to 5.82%
2009	0.80% to 2.95%	18,399,363	9.72 to 9.37	176,473,619	2.81%	16.74% to 14.21%
2008	1.10% to 2.95%	4,777,489	8.31 to 8.21	39,524,433	1.94%	-16.89% to -17.93%	*
NVIT Core Bond Fund -Class I (NVCBD1)
2010	0.80% to 1.40%	209,916	11.34 to 11.15	2,346,078	2.54%	6.20% to 5.56%
2009	0.80% to 1.40%	279,023	10.67 to 10.57	2,952,194	3.81%	7.91% to 7.26%
2008	1.30% to 1.40%	42,991	9.86 to 9.85	423,815	3.07%	-1.41% to -1.48%	*
NVIT Core Bond Fund -Class II (NVCBD2)
2010	0.40% to 3.05%	13,216,889	11.56 to 10.59	144,795,792	2.18%	6.35% to 3.52%
2009	0.40% to 3.25%	19,490,331	10.87 to 10.20	203,646,838	3.50%	8.16% to 5.06%
2008	1.05% to 2.70%	279,918	9.85 to 9.74	2,747,847	3.51%	-1.46% to -2.56%	*
NVIT Core Plus Bond Fund -Class II (NVLCP2)
2010	0.75% to 2.70%	2,269,048	12.25 to 11.62	27,153,406	2.61%	7.30% to 5.20%
2009	0.80% to 2.70%	1,213,629	11.41 to 11.05	13,649,167	5.17%	15.50% to 13.29%
2008	0.80% to 2.70%	224,113	9.88 to 9.75	2,199,217	2.74%	-1.24% to -2.50%	*
NVIT Fund - Class I (TRF)
2010	0.80% to 1.40%	2,827,396	20.43 to 22.74	144,432,190	1.00%	12.54% to 11.86%
2009	0.80% to 1.40%	3,250,148	18.16 to 20.33	147,253,756	1.33%	25.09% to 24.33%
2008	0.80% to 1.40%	3,836,090	14.51 to 16.35	139,622,623	1.38%	-42.02% to -42.37%
2007	0.80% to 1.40%	4,753,992	25.03 to 28.38	292,472,857	1.05%	7.31% to 6.66%
2006	0.80% to 1.40%	5,881,078	23.33 to 26.61	329,928,198	1.04%	12.72% to 12.04%
NVIT Fund - Class II (TRF2)
2010	0.65% to 3.20%	14,608,151	8.38 to 11.28	199,289,832	0.68%	12.49% to 9.60%
2009	0.65% to 3.25%	23,090,202	7.45 to 10.26	283,628,433	1.14%	24.74% to 21.48%
2008	0.65% to 3.25%	28,046,162	5.97 to 8.44	280,666,419	1.23%	-41.99% to -43.51%
2007	0.95% to 3.25%	23,169,599	10.10 to 14.95	404,959,033	0.93%	1.03% to 4.37%	*
2006	1.10% to 3.25%	11,257,455	16.96 to 14.32	185,406,908	0.96%	12.16% to 9.73%
NVIT Global Financial Services Fund -Class II (GVGF2)
2009	0.95% to 2.15%	47,904	12.37 to 13.90	694,038	0.89%	30.29% to 28.71%
2008	0.95% to 2.15%	55,720	9.49 to 10.80	623,060	1.65%	-46.85% to -47.50%
2007	0.95% to 2.15%	65,660	17.86 to 20.57	1,389,160	2.84%	-2.35% to -3.54%
2006	0.95% to 2.30%	85,448	18.29 to 21.20	1,862,421	1.63%	18.95% to 17.33%
NVIT Global Financial Services Fund -Class III (GVGFS)
2009	0.80% to 1.40%	176,927	13.10 to 12.50	2,227,534	1.11%	30.88% to 30.08%
2008	0.80% to 1.40%	212,769	10.01 to 9.61	2,057,788	2.14%	-46.64% to -46.97%
2007	0.80% to 1.40%	168,520	18.76 to 18.13	3,068,547	3.09%	-1.92% to -2.51%
2006	0.80% to 1.40%	230,182	19.13 to 18.59	4,294,613	2.27%	19.38% to 18.66%
NVIT Government Bond Fund -Class I (GBF)
2010	0.40% to 3.20%	30,230,403	11.37 to 10.73	449,815,636	2.88%	4.36% to 1.43%
2009	0.65% to 3.25%	43,318,770	11.00 to 10.54	603,120,896	3.35%	2.02% to -0.65%
2008	0.65% to 3.25%	51,150,296	10.78 to 10.61	710,154,637	4.30%	7.02% to 4.22%
2007	0.80% to 3.25%	42,800,012	18.15 to 10.18	579,531,623	4.58%	6.30% to 3.66%
2006	0.80% to 3.25%	24,042,781	17.07 to 9.82	364,128,878	4.10%	2.52% to -0.01%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
NVIT Growth Fund - Class I (CAF)
2010	0.80% to 1.40%	1,929,649	$15.63 to $ 16.98	$36,136,993	0.62%	18.29% to 17.58%
2009	0.80% to 1.40%	2,234,563	13.21 to 14.44	35,566,596	0.55%	32.40% to 31.60%
2008	0.80% to 1.40%	2,568,010	9.98 to 10.98	31,041,966	0.27%	-39.20% to -39.57%
2007	0.80% to 1.40%	3,094,521	16.41 to 18.16	61,757,970	0.17%	18.58% to 17.86%
2006	0.80% to 1.40%	3,637,231	13.84 to 15.41	61,410,149	0.05%	5.32% to 4.69%
NVIT Health Sciences Fund - Class II (GVGH2)
2009	0.95% to 2.40%	84,308	12.16 to 14.17	1,265,201	0.14%	17.71% to 15.99%
2008	0.95% to 2.40%	104,433	10.33 to 12.22	1,341,247	0.10%	-26.11% to - 27.19%
2007	0.95% to 2.40%	124,698	13.98 to 16.78	2,178,340	0.01%	11.85% to 10.20%
2006	0.95% to 2.40%	146,024	12.50 to 15.23	2,295,803	0.00%	1.46% to -0.02%
NVIT Health Sciences Fund - Class III (GVGHS)
2009	0.80% to 1.40%	342,864	13.00 to 12.41	4,280,780	0.29%	18.16% to 17.45%
2008	0.80% to 1.40%	425,425	11.01 to 10.57	4,518,907	0.27%	-25.83% to -26.28%
2007	0.80% to 1.40%	476,539	14.84 to 14.34	6,861,700	0.07%	12.32% to 11.63%
2006	0.80% to 1.40%	539,659	13.21 to 12.84	6,954,737	0.00%	1.88% to 1.27%
NVIT Health Sciences Fund - Class VI (GVGH6)
2009	0.95% to 2.75%	1,400,047	10.46 to 9.43	14,121,966	0.15%	17.83% to 15.69%
2008	0.95% to 2.60%	1,764,395	8.88 to 8.21	15,216,848	0.03%	-26.15% to -27.38%
2007	0.95% to 2.60%	1,289,936	12.03 to 11.31	15,179,536	0.06%	11.90% to 10.02%
2006	0.95% to 2.50%	1,150,570	10.75 to 10.31	12,177,962	0.00%	1.45% to -0.14%
NVIT International Index Fund - Class VIII (GVIX8)
2010	0.65% to 2.75%	1,822,983	7.83 to 8.28	15,977,303	2.10%	6.70% to 4.45%
2009	0.80% to 2.75%	1,437,538	8.52 to 7.92	11,902,303	2.84%	27.58% to 25.07%
2008	0.80% to 2.75%	996,023	6.68 to 6.33	6,515,309	1.84%	-43.55% to -44.66%
2007	0.80% to 2.60%	994,418	11.83 to 11.48	11,613,924	1.36%	8.51% to 6.53%
2006	0.80% to 2.50%	344,723	10.90 to 10.78	3,735,515	1.44%	9.05% to 7.80%	*
NVIT Investor Destinations Aggressive Fund -Class II (GVIDA)
2010	0.75% to 3.10%	20,614,506	9.19 to 14.12	341,454,727	1.70%	13.77% to 11.08%
2009	0.80% to 3.10%	25,390,427	12.62 to 12.71	372,961,401	1.08%	26.19% to 23.26%
2008	0.80% to 3.10%	28,976,150	10.00 to 10.31	340,600,981	2.05%	-37.35% to -38.81%
2007	0.80% to 3.10%	31,376,425	15.96 to 16.85	595,372,007	1.99%	5.11% to 2.66%
2006	0.80% to 3.15%	31,476,825	15.19 to 16.39	574,617,190	2.05%	15.94% to 13.20%
NVIT Investor Destinations Balanced Fund -Class II (NVDBL2)
2010	0.65% to 3.20%	21,980,236	12.64 to 12.11	273,719,201	1.26%	9.10% to 6.30%
2009	0.75% to 3.05%	5,086,185	11.58 to 11.40	58,589,875	1.75%	15.82% to 14.02%	*
NVIT Investor Destinations Capital Appreciation Fund -Class II (NVDCA2)
2010	0.65% to 3.00%	32,219,088	13.52 to 13.00	429,561,830	1.21%	11.30% to 8.67%
2009	0.65% to 2.65%	9,516,319	12.15 to 11.99	114,993,475	1.84%	21.52% to 19.88%	*
NVIT Investor Destinations Conservative Fund -Class II (GVIDC)
2010	0.65% to 2.85%	29,968,371	10.75 to 11.16	377,440,958	2.19%	5.20% to 2.88%
2009	0.65% to 2.85%	23,544,842	10.22 to 10.85	283,709,134	1.88%	8.38% to 5.98%
2008	0.65% to 2.90%	17,322,335	9.43 to 10.21	194,173,796	3.48%	-6.63% to -8.75%
2007	0.80% to 2.90%	12,824,884	12.51 to 11.19	155,324,013	3.57%	4.53% to 2.31%
2006	0.80% to 2.90%	11,627,252	11.96 to 10.94	135,903,498	3.06%	5.32% to 3.09%
NVIT Investor Destinations Moderate Fund -Class II (GVIDM)
2010	0.40% to 3.25%	166,698,445	10.19 to 12.51	2,456,068,489	1.95%	10.47% to 7.31%
2009	0.65% to 3.25%	159,101,261	9.17 to 11.66	2,150,669,858	1.54%	18.36% to 15.26%
2008	0.65% to 3.25%	149,844,350	7.75 to 10.12	1,725,868,410	2.83%	-23.70% to -25.69%
2007	0.75% to 3.25%	145,018,915	10.15 to 13.62	2,213,097,547	2.80%	1.55% to 2.21%	*
2006	0.80% to 3.25%	119,084,540	13.55 to 13.32	1,748,946,215	2.59%	10.46% to 7.74%
NVIT Investor Destinations Moderately Aggressive Fund -Class II (GVDMA)
2010	0.65% to 3.10%	92,239,100	9.62 to 13.62	1,484,512,669	1.88%	12.10% to 9.34%
2009	0.65% to 3.15%	99,614,695	8.58 to 12.41	1,442,819,680	1.32%	23.58% to 20.47%
2008	0.65% to 3.25%	102,697,193	6.95 to 10.24	1,214,743,220	2.48%	-31.84% to -33.62%
2007	0.80% to 3.25%	100,235,949	15.31 to 15.43	1,754,174,386	2.38%	5.30% to 2.68%
2006	0.80% to 3.25%	84,334,918	14.54 to 15.03	1,411,443,294	2.32%	13.63% to 10.83%
NVIT Investor Destinations Moderately Conservative Fund -Class II (GVDMC)
2010	0.40% to 3.05%	51,232,905	10.57 to 11.92	698,910,323	2.11%	8.08% to 5.21%
2009	0.65% to 3.20%	46,770,342	9.73 to 11.21	598,037,127	1.73%	13.82% to 10.90%
2008	0.65% to 3.20%	42,212,488	8.55 to 10.11	478,690,281	3.20%	-15.60% to -17.76%
2007	0.80% to 3.00%	37,093,457	13.43 to 12.41	505,146,597	3.22%	5.01% to 2.67%
2006	0.80% to 3.00%	26,410,052	12.79 to 12.09	346,803,038	2.80%	7.56% to 5.18%
NVIT Leaders Fund -Class III (GVUSL)
2009	0.80% to 1.40%	257,511	11.35 to 10.83	2,809,711	0.84%	32.82% to 32.02%
2008	0.80% to 1.40%	344,880	8.54 to 8.20	2,847,343	0.77%	-50.34% to -50.64%
2007	0.80% to 1.40%	397,523	17.20 to 16.62	6,641,009	1.16%	10.66% to 9.99%
2006	0.80% to 1.40%	416,108	15.55 to 15.11	6,311,879	0.74%	15.20% to 14.50%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
NVIT Mid Cap Index Fund - Class I (MCIF)
2010	0.40% to 3.05%	5,115,318	$11.37 to $ 17.50	$99,473,389	1.28%	25.70% to 22.36%
2009	0.80% to 3.05%	5,707,255	14.59 to 14.30	88,938,969	0.99%	35.66% to 32.58%
2008	0.80% to 3.05%	5,965,468	10.76 to 10.79	67,891,140	1.25%	-36.97% to -38.41%
2007	0.80% to 3.05%	6,776,727	17.07 to 17.51	121,741,631	1.44%	6.69% to 4.26%
2006	0.80% to 2.95%	7,922,124	16.00 to 16.86	132,450,412	1.14%	9.01% to 6.66%
NVIT Money Market Fund -Class I (SAM)
2010	0.40% to 3.30%	45,261,889	10.09 to 8.92	566,041,327	0.00%	-0.40% to -3.30%
2009	0.40% to 3.30%	47,298,089	10.13 to 9.23	611,884,145	0.05%	-0.36% to -3.26%
2008	0.65% to 3.25%	58,886,454	10.20 to 9.57	801,127,428	1.98%	1.39% to -1.26%
2007	0.80% to 3.25%	46,091,872	14.17 to 9.69	640,751,455	4.69%	3.95% to 1.37%
2006	0.80% to 3.25%	30,582,760	13.64 to 9.56	454,065,260	4.85%	3.70% to 1.14%
NVIT Multi-Manager International Growth Fund -Class III (NVMIG3)
2010	0.80% to 1.40%	4,850,543	9.35 to 9.20	44,725,588	0.74%	13.12% to 12.44%
2009	0.80% to 1.40%	5,811,834	8.27 to 8.18	47,623,886	0.86%	35.37% to 34.55%
2008	0.80% to 1.40%	236,983	6.11 to 6.08	1,442,366	0.11%	-38.93% to -39.17%	*
NVIT Multi-Manager International Growth Fund -Class VI (NVMIG6)
2010	0.65% to 3.20%	21,858,795	9.32 to 8.70	197,781,700	0.45%	13.07% to 10.17%
2009	0.65% to 3.25%	33,492,360	8.25 to 7.89	271,002,647	1.03%	35.22% to 31.68%
2008	0.65% to 3.25%	33,672,563	6.10 to 5.99	203,779,302	0.00%	-39.02% to -40.09%	*
NVIT Multi-Manager International Value Fund -Class II (GVDIV2)
2010	0.95% to 2.15%	58,167	13.57 to 14.57	884,469	1.88%	4.89% to 3.62%
2009	0.95% to 2.15%	70,793	12.94 to 14.06	1,032,142	1.79%	28.28% to 26.72%
2008	0.95% to 2.20%	93,231	10.09 to 11.08	1,064,102	1.54%	-46.99% to -47.74%
2007	0.95% to 2.30%	114,548	19.03 to 21.03	2,483,741	1.68%	1.73% to 0.33%
2006	0.95% to 2.30%	138,583	18.71 to 20.96	2,966,966	1.79%	21.24% to 19.60%
NVIT Multi-Manager International Value Fund -Class III (GVDIV3)
2010	0.80% to 1.40%	485,438	16.47 to 15.72	7,673,903	2.20%	5.26% to 4.63%
2009	0.80% to 1.40%	567,848	15.64 to 15.02	8,573,083	2.08%	28.80% to 28.02%
2008	0.80% to 1.40%	801,982	12.15 to 11.74	9,450,119	1.71%	-46.76% to -47.09%
2007	0.80% to 1.40%	1,163,407	22.81 to 22.18	25,890,831	2.19%	2.10% to 1.48%
2006	0.80% to 1.40%	1,414,407	22.34 to 21.85	30,988,347	2.04%	21.77% to 21.03%
NVIT Multi-Manager International Value Fund -Class VI (GVDIV6)
2010	0.40% to 3.30%	5,274,892	7.51 to 9.56	56,592,567	2.39%	5.43% to 2.36%
2009	0.40% to 3.30%	4,221,490	7.13 to 9.34	43,539,817	1.99%	28.97% to 25.22%
2008	0.65% to 3.25%	14,917,379	5.44 to 7.48	119,779,486	1.55%	-46.80% to -48.20%
2007	0.95% to 3.25%	17,958,586	15.73 to 14.43	274,210,858	2.13%	1.72% to -0.66%
2006	0.95% to 3.25%	8,623,100	15.46 to 14.53	130,577,252	1.68%	21.25% to 18.44%
NVIT Multi-Manager Large Cap Growth Fund -Class I (NVMLG1)
2010	0.80% to 1.40%	1,296,267	9.34 to 9.19	11,938,684	0.06%	14.59% to 13.89%
2009	0.80% to 1.40%	435,720	8.15 to 8.07	3,519,745	0.80%	28.74% to 27.96%
2008	0.80% to 1.40%	4,988	6.33 to 6.30	31,488	0.49%	-36.70% to -36.95%	*
NVIT Multi-Manager Large Cap Growth Fund -Class II (NVMLG2)
2010	0.65% to 3.20%	14,383,005	9.33 to 8.70	130,345,255	0.00%	14.61% to 11.67%
2009	0.65% to 3.25%	20,688,233	8.14 to 7.79	165,234,419	0.48%	28.51% to 25.15%
2008	1.10% to 2.60%	100,379	6.31 to 6.25	631,180	0.35%	-36.86% to -37.51%	*
NVIT Multi-Manager Large Cap Value Fund -Class I (NVMLV1)
2010	0.80% to 1.40%	368,018	10.46 to 10.42	3,835,629	0.50%	4.59% to 4.17%	*
NVIT Multi-Manager Large Cap Value Fund -Class II (NVMLV2)
2010	0.40% to 2.95%	4,831,835	9.58 to 8.42	42,225,995	0.54%	12.29% to 9.42%
2009	0.40% to 2.95%	4,932,338	8.54 to 7.69	38,825,340	1.10%	26.90% to 23.65%
2008	0.80% to 2.75%	538,618	6.31 to 6.23	3,379,434	0.97%	-36.85% to -37.69%	*
NVIT Multi-Manager Mid Cap Growth Fund -Class I (NVMMG1)
2010	0.80% to 1.40%	21,964,214	9.91 to 9.75	214,642,760	0.00%	25.80% to 25.04%
2009	0.80% to 1.40%	25,406,505	7.88 to 7.80	198,383,368	0.00%	26.10% to 25.34%
2008	0.80% to 1.40%	82,831	6.25 to 6.22	515,576	0.00%	-37.54% to -37.79%	*
NVIT Multi-Manager Mid Cap Growth Fund -Class II (NVMMG2)
2010	0.65% to 3.20%	15,990,746	9.87 to 9.21	153,386,874	0.00%	25.65% to 22.43%
2009	0.65% to 3.25%	21,823,573	7.86 to 7.52	168,407,542	0.00%	25.88% to 22.59%
2008	0.65% to 3.25%	13,384,980	6.24 to 6.13	82,917,533	0.00%	-37.57% to -38.67%	*
NVIT Multi-Manager Mid Cap Value Fund -Class II (NVMMV2)
2010	0.65% to 3.20%	30,788,320	10.37 to 9.67	311,820,186	1.26%	18.85% to 15.81%
2009	0.65% to 3.25%	38,969,703	8.72 to 8.34	334,877,361	1.06%	29.62% to 26.23%
2008	0.65% to 3.25%	25,339,928	6.73 to 6.61	169,207,097	1.07%	-32.72% to -33.90%	*
NVIT Multi-Manager Small Cap Growth Fund -Class I (SCGF)
2010	0.80% to 1.40%	1,058,529	7.08 to 6.64	7,084,169	0.00%	24.44% to 23.69%
2009	0.80% to 1.40%	1,069,631	5.69 to 5.37	5,784,908	0.00%	26.44% to 25.68%
2008	0.80% to 1.40%	1,159,659	4.50 to 4.27	4,987,989	0.00%	-46.85% to -47.17%
2007	0.80% to 1.40%	1,333,156	8.47 to 8.08	10,842,638	0.00%	8.87% to 8.21%
2006	0.80% to 1.40%	1,582,686	7.78 to 7.47	11,881,738	0.00%	2.38% to 1.77%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
NVIT Multi-Manager Small Cap Growth Fund - Class II (SCGF2)
2010	0.65% to 2.80%	1,120,559	$8.62 to $ 11.86	$16,035,870	0.00%	24.29% to 21.61%
2009	0.95% to 2.65%	983,361	7.04 to 10.84	11,455,239	0.00%	25.98% to 23.82%
2008	0.95% to 2.65%	968,639	5.59 to 8.75	9,006,487	0.00%	-47.04% to -47.96%
2007	0.95% to 2.80%	1,534,096	10.55 to 15.18	26,997,038	0.00%	5.55% to 6.42%	*
2006	1.10% to 2.50%	874,697	16.77 to 15.87	14,347,686	0.00%	1.86% to 0.42%
NVIT Multi-Manager Small Cap Value Fund -Class I (SCVF)
2010	0.80% to 1.40%	1,869,906	23.18 to 21.46	40,531,559	0.59%	25.59% to 24.83%
2009	0.80% to 1.40%	2,126,736	18.45 to 17.19	36,900,577	0.58%	25.21% to 24.45%
2008	0.80% to 1.40%	2,629,323	14.74 to 13.81	36,629,666	1.08%	-32.70% to -33.10%
2007	0.80% to 1.40%	3,462,637	21.90 to 20.65	72,051,759	1.12%	-7.64% to -8.21%
2006	0.80% to 1.40%	4,662,412	23.71 to 22.50	105,594,388	0.43%	16.36% to 15.66%
NVIT Multi-Manager Small Cap Value Fund -Class II (SCVF2)
2010	0.85% to 2.90%	1,184,181	10.57 to 16.78	24,902,171	0.44%	25.40% to 22.81%
2009	0.85% to 2.90%	1,573,837	8.43 to 13.66	26,272,189	0.48%	24.79% to 22.21%
2008	0.85% to 2.90%	1,254,598	6.75 to 11.18	17,069,075	0.90%	-32.88% to -34.27%
2007	0.95% to 2.70%	1,429,150	14.60 to 19.38	29,121,568	0.90%	-8.12% to -9.75%
2006	0.95% to 2.70%	1,931,451	15.89 to 21.48	43,101,602	0.22%	15.99% to 13.94%
NVIT Multi-Manager Small Company Fund -Class I (SCF)
2010	0.80% to 1.40%	2,424,228	40.10 to 36.60	89,746,825	0.28%	24.32% to 23.57%
2009	0.80% to 1.40%	2,862,552	32.25 to 29.62	85,697,283	0.27%	33.62% to 32.82%
2008	0.80% to 1.40%	3,418,854	24.14 to 22.30	76,995,047	0.79%	-38.68% to -39.06%
2007	0.80% to 1.40%	4,226,617	39.37 to 36.59	156,048,695	0.09%	1.31% to 0.69%
2006	0.80% to 1.40%	5,162,695	38.86 to 36.34	189,121,006	0.10%	11.14% to 10.47%
NVIT Multi-Manager Small Company Fund -Class II (SCF2)
2010	0.75% to 2.95%	2,354,378	10.27 to 16.88	48,456,246	0.06%	24.04% to 21.30%
2009	0.85% to 2.95%	2,565,425	8.26 to 13.92	42,920,845	0.15%	33.29% to 30.46%
2008	0.65% to 3.25%	4,915,642	6.21 to 10.48	61,690,354	0.61%	-38.76% to -40.36%
2007	0.95% to 3.25%	4,806,056	16.16 to 17.57	99,556,181	0.00%	0.92% to -1.44%
2006	0.95% to 3.25%	4,583,575	16.02 to 17.83	94,540,917	0.06%	10.69% to 8.13%
NVIT Multi-Sector Bond Fund -Class I (MSBF)
2010	0.65% to 2.95%	8,055,038	11.15 to 11.48	109,383,488	6.73%	9.87% to 7.33%
2009	0.80% to 2.95%	5,998,819	14.93 to 10.70	75,080,727	10.13%	23.38% to 20.71%
2008	0.80% to 2.95%	4,888,835	12.10 to 8.86	50,278,472	7.18%	-17.95% to -19.73%
2007	0.80% to 2.95%	5,127,598	14.75 to 11.04	65,624,015	3.96%	3.78% to 1.52%
2006	0.80% to 2.70%	4,491,128	14.21 to 11.36	56,418,087	4.15%	4.00% to 2.02%
NVIT Short Term Bond Fund -Class II (NVSTB2)
2010	0.65% to 3.30%	7,264,937	10.72 to 9.97	75,846,288	1.32%	1.75% to -0.96%
2009	0.80% to 3.30%	7,363,311	10.51 to 10.07	76,304,875	2.29%	6.25% to 3.58%
2008	0.80% to 2.90%	1,618,282	9.89 to 9.75	15,898,860	2.47%	-1.10% to -2.50%	*
NVIT Technology & Communications Fund -Class I (GGTC)
2009	0.80% to 1.40%	59,032	3.09 to 2.92	173,754	0.00%	51.25% to 50.33%
2008	0.80% to 1.40%	69,320	2.04 to 1.94	135,605	0.00%	-48.98% to -49.29%
2007	0.80% to 1.40%	89,808	4.00 to 3.83	346,234	0.00%	19.13% to 18.40%
2006	0.80% to 1.40%	134,349	3.36 to 3.23	437,058	0.00%	10.28% to 9.62%
NVIT Technology & Communications Fund -Class II (GGTC2)
2009	1.15% to 2.45%	49,650	15.30 to 13.97	742,990	0.00%	50.52% to 48.54%
2008	1.15% to 2.45%	59,489	10.17 to 9.41	593,313	0.00%	-49.38% to -50.05%
2007	0.95% to 2.45%	77,916	13.74 to 18.83	1,535,827	0.00%	18.85% to 17.04%
2006	0.95% to 2.45%	86,480	11.56 to 16.09	1,441,736	0.00%	9.63% to 7.97%
NVIT Technology & Communications Fund -Class III (GGTC3)
2009	0.80% to 1.40%	503,843	11.39 to 10.87	5,508,883	0.00%	51.23% to 50.31%
2008	0.80% to 1.40%	328,516	7.53 to 7.23	2,390,551	0.00%	-49.00% to -49.31%
2007	0.80% to 1.40%	430,126	14.77 to 14.27	6,165,718	0.00%	19.22% to 18.49%
2006	0.80% to 1.40%	503,432	12.38 to 12.04	6,083,287	0.00%	10.20% to 9.53%
NVIT Technology & Communications Fund -Class VI (GGTC6)
2009	0.95% to 2.80%	1,441,431	10.73 to 9.64	14,877,466	0.00%	51.04% to 48.22%
2008	0.95% to 2.80%	677,283	7.10 to 6.50	4,669,470	0.00%	-49.29% to -50.25%
2007	0.95% to 2.80%	1,169,229	14.01 to 13.07	15,963,363	0.00%	18.76% to 16.53%
2006	0.95% to 2.45%	606,445	11.79 to 11.33	7,020,073	0.00%	10.14% to 8.48%
NVIT U.S. Growth Leaders Fund -Class II (GVUG2)
2009	0.95% to 2.95%	964,339	8.10 to 12.26	14,596,668	0.00%	24.49% to 21.97%
2008	0.95% to 2.95%	1,047,552	6.51 to 10.06	12,820,073	0.00%	-42.03% to -43.20%
2007	0.95% to 2.95%	1,094,930	11.22 to 17.70	23,231,890	0.00%	12.24% to 18.50%	*
2006	1.10% to 2.95%	1,117,672	18.07 to 14.94	19,776,812	0.17%	-1.60% to -3.43%
NVIT U.S. Growth Leaders Fund -Class III (GVUGL)
2009	0.80% to 1.40%	188,997	13.43 to 12.82	2,437,489	0.00%	24.78% to 24.03%
2008	0.80% to 1.40%	270,231	10.76 to 10.33	2,805,775	0.00%	-41.73% to -42.08%
2007	0.80% to 1.40%	329,074	18.46 to 17.84	5,894,162	0.00%	21.45% to 20.71%
2006	0.80% to 1.40%	454,175	15.20 to 14.78	6,733,083	0.25%	-1.08% to -1.68%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Oppenheimer NVIT Large Cap Growth Fund - Class I (NVOLG1)
2010	0.80% to 1.40%	30,384,486	$14.02 to $ 13.88	$422,241,384	0.06%	7.93% to 7.28%
2009	0.80% to 1.40%	46,211	12.99 to 12.94	598,142	0.34%	29.90% to 29.38%	*
Oppenheimer NVIT Large Cap Growth Fund -Class II (NVOLG2)
2010	0.65% to 3.10%	21,739,959	14.00 to 13.43	299,585,237	0.07%	7.81% to 5.16%
2009	1.05% to 2.45%	126,715	12.95 to 12.82	1,636,114	0.01%	29.46% to 28.24%	*
Templeton NVIT International Value Fund -Class III (NVTIV3)
2010	0.65% to 3.20%	16,971,191	13.71 to 13.13	228,494,131	1.85%	5.65% to 2.95%
2009	0.65% to 3.25%	24,685,147	12.98 to 12.75	317,975,246	0.42%	29.78% to 27.50%	*
Van Kampen NVIT Comstock Value Fund -Class II (EIF2)
2010	0.65% to 3.20%	8,163,585	9.08 to 12.56	125,378,639	1.29%	14.70% to 11.75%
2009	0.65% to 3.25%	6,274,173	7.92 to 11.20	85,166,606	1.05%	27.43% to 24.10%
2008	0.65% to 3.25%	8,010,536	6.21 to 9.03	85,951,615	1.57%	-37.63% to -39.26%
2007	0.80% to 3.25%	18,188,564	12.93 to 14.86	315,762,751	1.56%	-3.39% to -5.79%
2006	0.80% to 3.25%	11,215,121	13.38 to 15.77	203,267,045	1.51%	14.64% to 11.81%
Van Kampen NVIT Real Estate Fund -Class I (NVRE1)
2010	0.80% to 1.40%	7,607,257	9.41 to 9.26	70,603,939	1.91%	29.14% to 28.36%
2009	0.80% to 1.40%	8,476,274	7.29 to 7.22	61,240,260	2.17%	29.79% to 29.00%
2008	0.80% to 1.40%	146,484	5.62 to 5.59	819,751	4.56%	-43.84% to -44.06%	*
Van Kampen NVIT Real Estate Fund -Class II (NVRE2)
2010	0.85% to 2.80%	7,395,551	9.33 to 8.85	67,769,999	1.69%	28.72% to 26.19%
2009	0.75% to 2.70%	7,149,290	7.26 to 7.02	51,256,307	1.92%	29.54% to 26.99%
2008	0.95% to 2.80%	319,169	5.60 to 5.53	1,779,763	3.53%	-44.02% to -44.73%	*
Advisers Management Trust -Short Duration Bond Portfolio -I Class Shares (AMTB)
2010	0.40% to 3.05%	18,038,619	10.18 to 9.18	200,415,989	4.85%	4.86% to 2.07%
2009	0.40% to 3.25%	24,900,539	9.70 to 8.87	262,364,479	7.00%	12.87% to 9.64%
2008	0.65% to 3.25%	38,156,662	8.59 to 8.09	355,647,246	4.55%	-13.99% to -16.24%
2007	0.80% to 3.25%	38,220,042	15.25 to 9.66	424,912,124	3.23%	3.93% to 1.35%
2006	0.80% to 3.25%	19,400,879	14.68 to 9.53	224,892,310	3.51%	3.37% to 0.82%
Foreign Bond Portfolio (Unhedged) -Advisor Class (PMVFAD)
2010	0.80% to 2.55%	1,500,572	11.83 to 11.49	17,556,731	1.26%	8.50% to 6.58%
2009	0.75% to 2.45%	649,344	10.91 to 10.79	7,051,409	0.97%	9.11% to 7.86%	*
Low Duration Portfolio -Advisor Class (PMVLAD)
2010	0.40% to 3.20%	18,042,359	11.54 to 11.01	203,955,140	1.54%	4.77% to 1.82%
2009	0.65% to 3.25%	14,013,653	11.00 to 10.81	153,020,206	1.62%	9.98% to 8.05%	*
V.I. Basic Value Fund -Series II (AVBV2)
2008	0.80% to 2.95%	2,569,381	5.12 to 7.08	21,201,989	0.47%	-52.29% to -53.33%
2007	0.80% to 2.95%	2,902,901	10.74 to 15.16	50,651,888	0.35%	0.55% to -1.64%
2006	0.95% to 2.95%	3,021,464	14.14 to 15.42	52,769,013	0.12%	11.87% to 9.62%
V.I. Capital Appreciation Fund -Series II (AVCA2)
2010	0.80% to 2.95%	579,187	8.56 to 10.74	7,427,438	0.51%	14.28% to 11.81%
2009	0.80% to 2.95%	687,506	7.49 to 9.60	7,749,730	0.27%	19.75% to 17.16%
2008	0.80% to 2.95%	804,764	6.25 to 8.20	7,651,910	0.00%	-43.09% to -44.32%
2007	0.80% to 2.95%	1,044,738	10.99 to 14.72	17,629,535	0.00%	10.83% to 8.42%
2006	0.80% to 2.95%	936,992	9.91 to 13.58	14,402,186	0.00%	-0.88% to 2.94%	*
V.I. Capital Development Fund -Series II (AVCD2)
2010	0.80% to 2.95%	1,298,000	9.63 to 14.87	23,011,080	0.00%	17.52% to 14.98%
2009	0.80% to 3.00%	1,278,768	8.19 to 12.88	19,440,268	0.00%	40.85% to 37.73%
2008	0.80% to 3.00%	1,176,724	5.82 to 9.35	12,813,434	0.00%	-47.55% to -48.72%
2007	0.80% to 3.00%	1,288,902	11.09 to 18.24	27,002,291	0.00%	9.66% to 7.21%
2006	0.80% to 3.00%	1,088,041	10.12 to 17.01	20,992,339	0.00%	1.15% to 12.78%	*
VPS Growth and Income Portfolio -Class B (ALVGIB)
2010	0.95% to 2.60%	585,653	11.88 to 12.94	8,132,903	0.00%	11.73% to 9.87%
2009	0.95% to 2.80%	733,419	10.63 to 10.47	9,115,377	3.52%	19.21% to 16.98%
2008	0.95% to 2.80%	891,778	8.92 to 8.95	9,367,499	1.77%	-41.26% to -42.36%
2007	0.95% to 2.90%	1,095,470	15.18 to 15.45	19,731,218	1.22%	3.86% to 1.80%
2006	0.95% to 2.90%	1,318,088	14.62 to 15.18	23,041,761	1.14%	15.88% to 13.60%
VPS Small/Mid Cap Value Portfolio -Class B (ALVSVB)
2010	0.40% to 2.80%	2,060,999	11.74 to 18.91	45,815,068	0.26%	26.08% to 23.05%
2009	0.40% to 2.90%	1,172,611	9.31 to 15.26	21,042,602	0.78%	42.09% to 38.52%
2008	0.80% to 2.80%	934,857	6.22 to 11.08	11,843,636	0.28%	-37.79% to -37.55%	*
2007	0.95% to 2.40%	394,975	16.31 to 19.59	7,812,720	0.80%	0.56% to -0.92%
2006	0.95% to 2.40%	436,802	16.22 to 19.77	8,743,128	0.23%	13.12% to 11.47%
Money Market Portfolio(TM) (CHSMM)
2010	0.75% to 1.55%	1,300,472	10.04 to 10.38	13,862,136	0.01%	-0.70% to -1.50%
2009	0.75% to 1.55%	1,588,787	10.11 to 10.54	17,129,897	0.11%	-0.65% to -1.45%
2008	0.75% to 1.85%	2,367,841	10.18 to 10.52	25,748,263	2.08%	1.35% to 0.23%
2007	0.95% to 1.85%	2,030,093	10.92 to 10.50	22,118,985	4.51%	3.74% to 2.79%
2006	0.95% to 1.85%	1,650,023	10.53 to 10.21	17,343,382	4.15%	3.61% to 2.67%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
VP Balanced Fund - Class I (ACVB)
2010	0.80% to 1.40%	1,591,690	$ 20.70 to $ 22.04	$37,481,345	1.87%	10.74% to 10.07%
2009	0.80% to 1.40%	1,885,279	18.70 to 20.03	40,271,753	5.37%	14.56% to 13.87%
2008	0.80% to 1.40%	2,314,333	16.32 to 17.59	43,388,355	2.68%	-20.97% to -21.45%
2007	0.80% to 1.40%	2,885,081	20.65 to 22.39	68,694,053	2.18%	4.09% to 3.46%
2006	0.80% to 1.40%	3,544,356	19.84 to 21.64	81,354,666	1.99%	8.74% to 8.09%
VP Capital Appreciation Fund -Class I (ACVCA)
2010	1.30%	197	49.69	9,789	0.00%	29.59%
2008	0.80% to 1.40%	2,882,462	11.93 to 14.27	70,456,060	0.00%	-46.62% to -46.94%
2007	0.80% to 1.40%	3,530,839	22.34 to 26.89	159,958,937	0.00%	44.63% to 43.75%
2006	0.80% to 1.40%	3,982,752	15.45 to 18.71	124,686,439	0.00%	16.28% to 15.58%
VP Income & Growth Fund -Class I (ACVIG)
2010	0.80% to 1.40%	1,330,183	12.13 to 11.24	15,091,629	1.52%	13.23% to 12.55%
2009	0.80% to 1.40%	1,564,365	10.71 to 9.98	15,758,920	4.85%	17.15% to 16.44%
2008	0.80% to 1.40%	1,902,498	9.15 to 8.57	16,446,480	2.09%	-35.11% to -35.50%
2007	0.80% to 1.40%	2,391,422	14.09 to 13.29	32,022,315	1.98%	-0.87% to -1.47%
2006	0.80% to 1.40%	2,937,946	14.22 to 13.49	39,889,470	1.85%	16.15% to 15.45%
VP Income & Growth Fund -Class II (ACVIG2)
2010	0.95% to 2.55%	413,946	12.59 to 13.32	5,882,372	1.26%	12.78% to 10.96%
2009	0.95% to 2.85%	503,648	11.16 to 9.01	6,339,742	4.46%	16.66% to 14.25%
2008	0.95% to 2.85%	602,251	9.57 to 7.88	6,525,719	1.80%	-35.35% to -36.67%
2007	0.95% to 2.85%	727,674	14.80 to 12.45	12,216,196	1.71%	-1.38% to -3.23%
2006	0.95% to 2.85%	861,606	15.01 to 12.86	14,784,058	1.57%	15.71% to 13.54%
VP Inflation Protection Fund -Class II (ACVIP2)
2010	0.40% to 3.30%	14,505,426	11.27 to 11.00	184,077,579	1.65%	4.70% to 1.65%
2009	0.40% to 3.30%	12,382,367	10.76 to 10.83	151,758,191	1.80%	9.77% to 6.58%
2008	0.75% to 3.05%	10,709,237	10.07 to 10.32	120,944,215	4.72%	-2.33% to -4.59%
2007	0.80% to 3.05%	6,820,642	11.89 to 10.81	79,613,998	4.31%	8.61% to 6.14%
2006	0.80% to 3.00%	6,878,406	10.94 to 10.21	74,548,587	3.41%	0.78% to -1.45%
VP International Fund -Class I (ACVI)
2008	0.80% to 1.40%	1,852,745	15.27 to 14.16	26,470,256	0.84%	-45.27% to -45.60%
2007	0.80% to 1.40%	2,292,787	27.90 to 26.02	60,157,680	0.72%	17.11% to 16.40%
2006	0.80% to 1.40%	2,905,577	23.82 to 22.36	65,448,602	1.67%	24.03% to 23.28%
VP International Fund -Class II (ACVI2)
2008	0.95% to 2.15%	128,519	11.38 to 12.17	1,624,402	0.67%	-45.42% to -46.09%
2007	0.95% to 2.15%	152,551	20.85 to 22.58	3,551,239	0.56%	16.79% to 15.37%
2006	0.95% to 2.15%	167,745	17.86 to 19.57	3,361,447	1.45%	23.56% to 22.07%
VP International Fund -Class III (ACVI3)
2008	0.80% to 1.40%	1,568,771	10.15 to 9.75	15,380,530	0.83%	-45.27% to -45.60%
2007	0.80% to 1.40%	1,893,113	18.55 to 17.92	34,085,680	0.70%	17.11% to 16.40%
2006	0.80% to 1.40%	2,121,586	15.84 to 15.40	32,787,298	1.62%	24.03% to 23.28%
VP International Fund -Class IV (ACVI4)
2008	0.95% to 2.80%	943,918	9.95 to 9.11	9,133,453	0.68%	-45.47% to -46.50%
2007	0.95% to 2.80%	1,081,252	18.24 to 17.03	19,305,697	0.42%	16.77% to 14.58%
2006	0.95% to 2.65%	741,894	15.62 to 14.92	11,421,722	1.45%	23.68% to 21.57%
VP Mid Cap Value Fund -Class I (ACVMV1)
2010	0.80% to 1.40%	563,062	12.30 to 11.96	6,762,218	2.25%	18.30% to 17.59%
2009	0.80% to 1.40%	535,378	10.40 to 10.17	5,462,541	3.84%	28.91% to 28.13%
2008	0.80% to 1.40%	566,200	8.07 to 7.94	4,504,507	0.09%	-24.95% to -25.41%
2007	0.80% to 1.40%	544,568	10.75 to 10.64	5,803,553	0.95%	-3.09% to -3.68%
2006	0.80% to 1.40%	299,448	11.09 to 11.05	3,310,661	1.20%	10.94% to 10.50%	*
VP Mid Cap Value Fund -Class II (ACVMV2)
2010	0.75% to 3.30%	4,240,631	11.42 to 12.79	59,493,597	2.24%	18.08% to 15.05%
2009	0.75% to 3.30%	3,038,070	9.67 to 11.11	36,485,640	3.39%	28.83% to 25.52%
2008	0.75% to 2.90%	2,949,866	7.51 to 8.99	27,697,339	0.09%	-25.08% to -26.70%
2007	1.10% to 2.90%	2,191,006	12.88 to 12.26	27,830,212	0.66%	-3.50% to -5.27%
2006	1.10% to 2.90%	1,253,439	13.35 to 12.95	16,593,330	0.67%	18.91% to 16.75%
VP Ultra(R) Fund -Class I (ACVU1)
2008	0.80% to 1.40%	259,464	7.37 to 7.08	1,847,004	0.00%	-41.95% to -42.30%
2007	0.80% to 1.40%	371,822	12.70 to 12.27	4,581,136	0.00%	20.04% to 19.31%
2006	0.80% to 1.40%	423,522	10.58 to 10.28	4,369,846	0.00%	-4.05% to -4.63%
VP Ultra(R) Fund -Class II (ACVU2)
2008	0.95% to 2.90%	868,516	7.82 to 7.74	7,868,731	0.00%	-42.20% to -43.34%
2007	0.95% to 2.90%	1,079,627	13.53 to 13.65	17,056,680	0.00%	19.69% to 17.32%
2006	0.95% to 2.90%	1,132,582	11.31 to 11.64	15,069,024	0.00%	-4.30% to -6.18%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
VP Value Fund - Class I (ACVV)
2009	0.80% to 1.40%	3,000,711	$21.33 to $ 19.71	$59,752,569	5.88%	18.90% to 18.19%
2008	0.80% to 1.40%	3,763,741	17.94 to 16.68	63,351,622	2.53%	-27.36% to -27.80%
2007	0.80% to 1.40%	4,831,480	24.70 to 23.10	112,542,386	1.78%	-5.90% to -6.47%
2006	0.80% to 1.40%	6,165,160	26.25 to 24.70	153,403,265	1.35%	17.71% to 17.00%
VP Value Fund - Class II (ACVV2)
2009	0.75% to 3.30%	5,307,560	8.68 to 11.81	76,316,151	5.43%	18.82% to 15.77%
2008	0.75% to 2.95%	5,916,904	7.31 to 10.41	72,299,440	2.22%	-27.35% to -28.97%
2007	0.95% to 2.95%	5,881,576	14.49 to 14.65	99,951,941	1.51%	-6.21% to -8.12%
2006	0.95% to 2.95%	5,699,037	15.45 to 15.95	104,054,486	1.05%	17.34% to 14.98%
VP Vista(SM) Fund - Class I (ACVVS1)
2008	0.80% to 1.40%	560,487	6.77 to 6.66	3,740,623	0.00%	-49.04% to -49.34%
2007	0.80% to 1.40%	951,361	13.28 to 13.14	12,519,496	0.00%	38.65% to 37.81%
2006	1.30% to 1.40%	15,762	9.54	150,403	0.00%	-4.56% to -4.63%	*
VP Vista(SM) Fund - Class II (ACVVS2)
2008	0.95% to 2.80%	1,499,857	6.31 to 8.04	12,523,097	0.00%	-49.20% to -50.15%
2007	0.95% to 2.80%	2,291,468	12.42 to 16.13	37,937,432	0.00%	24.25% to 35.61%	*
2006	1.10% to 2.90%	242,388	12.25 to 11.88	2,936,912	0.00%	7.68% to 5.73%
Small Cap Stock Index Portfolio -Service Shares (DVSCS)
2010	0.40% to 3.20%	3,955,893	11.36 to 17.02	76,702,207	0.48%	25.32% to 21.80%
2009	0.40% to 2.90%	2,741,931	9.06 to 14.26	41,696,031	2.51%	24.53% to 21.40%
2008	0.80% to 2.80%	2,849,922	10.29 to 11.82	34,819,726	0.81%	-31.47% to -32.85%
2007	0.80% to 2.70%	2,789,752	15.01 to 19.17	49,316,620	0.40%	-1.45% to -3.35%
2006	0.80% to 2.50%	3,003,653	15.23 to 20.00	53,124,303	0.42%	13.50% to 11.56%
Stock Index Fund, Inc. - Initial Shares (DSIF)
2010	0.80% to 1.40%	8,556,559	24.08 to 28.17	244,155,883	1.80%	13.92% to 13.23%
2009	0.80% to 1.40%	10,005,487	21.14 to 24.87	251,973,988	2.07%	25.32% to 24.57%
2008	0.80% to 1.40%	11,829,308	16.87 to 19.97	239,007,065	2.04%	-37.64% to -38.02%
2007	0.80% to 1.40%	14,260,866	27.05 to 32.22	464,467,374	1.71%	4.41% to 3.77%
2006	0.80% to 1.40%	17,471,027	25.91 to 31.05	547,761,774	1.59%	14.58% to 13.89%
Stock Index Fund, Inc. - Service Shares (DSIFS)
2010	0.40% to 2.85%	7,353,016	9.30 to 12.37	109,163,971	1.61%	14.08% to 11.28%
2009	0.75% to 2.85%	7,000,385	7.98 to 11.11	92,376,592	1.85%	25.10% to 22.45%
2008	0.95% to 2.85%	6,903,789	9.20 to 9.08	73,597,957	1.77%	-37.92% to -39.11%
2007	0.95% to 2.90%	7,232,672	14.82 to 14.87	124,891,794	1.53%	3.99% to 1.93%
2006	0.95% to 2.90%	7,034,417	14.25 to 14.59	117,546,992	1.41%	14.11% to 11.87%
The Dreyfus Socially Responsible Growth Fund, Inc. -Initial Shares (DSRG)
2010	0.80% to 1.40%	1,858,295	19.31 to 22.97	45,067,265	0.89%	13.90% to 13.21%
2009	0.80% to 1.40%	2,105,786	16.95 to 20.29	45,091,981	0.98%	32.69% to 31.88%
2008	0.80% to 1.40%	2,380,596	12.77 to 15.38	38,616,074	0.77%	-34.95% to -35.34%
2007	0.80% to 1.40%	2,887,153	19.64 to 23.79	72,290,938	0.55%	6.92% to 6.27%
2006	0.80% to 1.40%	3,504,269	18.37 to 22.39	82,432,140	0.11%	8.33% to 7.68%
Appreciation Portfolio -Initial Shares (DCAP)
2010	0.80% to 1.40%	1,798,776	16.54 to 15.25	27,718,064	2.19%	14.40% to 13.70%
2009	0.80% to 1.40%	1,906,125	14.46 to 13.41	25,808,007	2.70%	21.58% to 20.84%
2008	0.80% to 1.40%	2,251,894	11.90 to 11.10	25,206,414	2.03%	-30.12% to -30.54%
2007	0.80% to 1.40%	2,667,862	17.02 to 15.98	42,947,989	1.61%	6.27% to 5.62%
2006	0.80% to 1.40%	3,227,567	16.02 to 15.12	49,149,665	1.58%	15.55% to 14.85%
Appreciation Portfolio -Service Shares (DCAPS)
2010	0.75% to 2.80%	2,607,789	9.86 to 12.71	39,007,042	1.68%	14.18% to 11.83%
2009	0.75% to 3.00%	1,768,979	8.63 to 11.21	23,417,821	2.14%	21.31% to 18.56%
2008	0.75% to 3.00%	1,678,407	7.12 to 9.45	18,482,018	1.65%	-30.25% to -31.83%
2007	0.95% to 3.00%	1,388,567	14.34 to 13.87	22,154,594	1.41%	5.83% to 3.63%
2006	0.95% to 3.00%	1,641,093	13.55 to 13.38	24,926,948	1.35%	15.11% to 12.73%
Developing Leaders Portfolio -Service Shares (DVDLS)
2010	0.95% to 2.40%	146,633	11.06 to 12.71	1,954,963	0.67%	29.57% to 27.68%
2009	0.95% to 2.40%	130,684	8.54 to 9.95	1,382,149	1.28%	24.57% to 22.74%
2008	0.95% to 2.40%	145,489	6.85 to 8.11	1,231,064	0.56%	-38.36% to -39.27%
2007	0.95% to 2.40%	189,656	11.12 to 13.35	2,613,330	0.53%	-12.13% to -13.42%
2006	0.95% to 2.40%	278,075	12.65 to 15.42	4,374,516	0.17%	2.54% to 1.04%
Growth and Income Portfolio -Initial Shares (DGI)
2010	0.80% to 1.40%	1,135,487	14.57 to 13.38	15,357,509	1.20%	17.66% to 16.95%
2009	0.80% to 1.40%	1,288,723	12.39 to 11.44	14,891,654	1.32%	27.76% to 26.98%
2008	0.80% to 1.40%	1,549,201	9.69 to 9.01	14,086,099	0.63%	-40.89% to -41.25%
2007	0.80% to 1.40%	1,896,207	16.40 to 15.34	29,317,204	0.75%	7.57% to 6.92%
2006	0.80% to 1.40%	2,372,008	15.25 to 14.35	34,268,064	0.76%	13.60% to 12.91%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Capital Appreciation Fund II - Service Shares (FCA2S)
2010	0.95% to 2.40%	159,179	$ 12.75 to $ 13.50	$2,289,941	0.62%	11.93% to 10.30%
2009	0.95% to 2.25%	134,046	11.39 to 9.41	1,702,974	0.76%	12.19% to 10.58%
2008	0.95% to 2.55%	173,986	10.15 to 10.97	1,971,709	0.02%	-30.34% to -31.46%
2007	0.95% to 3.15%	192,944	14.57 to 14.35	3,164,519	0.55%	8.59% to 6.17%
2006	0.95% to 3.15%	212,094	13.42 to 13.52	3,225,966	0.53%	14.69% to 12.15%
Clover Value Fund II -Service Shares (FALFS)
2009	0.95% to 2.40%	86,156	9.69 to 10.39	924,331	2.19%	13.42% to 11.76%
2008	0.95% to 2.75%	95,239	8.54	900,294	1.53%	-34.59% to -35.78%
2007	0.95% to 2.75%	123,768	13.06 to 13.30	1,796,271	1.29%	-10.72% to -12.36%
2006	0.95% to 2.75%	147,270	14.63 to 15.17	2,411,405	1.22%	15.38% to 13.29%
Market Opportunity Fund II -Service Shares (FVMOS)
2009	0.80% to 2.65%	746,449	9.98 to 9.32	7,250,437	1.52%	0.47% to -1.40%
2008	0.80% to 2.80%	918,459	9.94 to 9.41	8,951,034	1.07%	-1.66% to -3.64%
2007	0.80% to 2.35%	295,662	10.10 to 9.84	2,944,941	1.37%	-2.28% to -3.81%
2006	1.15% to 2.30%	326,855	10.32 to 10.24	3,358,443	0.00%	3.16% to 2.37%	*
Quality Bond Fund II -Primary Shares (FQB)
2010	0.80% to 1.40%	917,867	14.69 to 13.94	12,879,317	4.92%	7.64% to 6.99%
2009	0.80% to 1.40%	988,389	13.65 to 13.03	12,949,621	6.58%	19.47% to 18.75%
2008	0.80% to 1.40%	1,061,286	11.42 to 10.97	11,701,500	5.61%	-8.03% to -8.59%
2007	0.80% to 1.40%	1,330,368	12.42 to 12.00	16,034,879	4.53%	4.54% to 3.90%
2006	0.80% to 1.40%	1,361,037	11.88 to 11.55	15,768,662	4.34%	3.32% to 2.70%
Quality Bond Fund II -Service Shares (FQBS)
2010	0.95% to 2.70%	4,051,047	13.16 to 11.48	50,963,526	4.80%	7.25% to 5.36%
2009	0.95% to 2.95%	4,565,974	12.27 to 10.54	53,792,192	6.26%	19.01% to 16.61%
2008	0.95% to 2.95%	4,844,381	10.31 to 9.04	48,257,499	4.88%	-8.43% to -10.28%
2007	0.95% to 2.95%	5,168,222	11.26 to 10.07	56,663,144	4.31%	4.14% to 2.02%
2006	0.95% to 2.95%	4,875,943	10.81 to 9.88	51,727,060	3.80%	2.94% to 0.86%
Contrafund Portfolio -Service Class 2 (FC2)
2009	0.95% to 3.10%	14,053,840	8.45 to 13.83	231,399,877	1.15%	34.18% to 31.27%
2008	0.95% to 3.10%	16,338,369	6.29 to 10.54	201,905,123	0.73%	-43.24% to -44.47%
2007	0.95% to 3.10%	18,440,700	11.09 to 18.97	404,049,775	0.79%	10.88% to 13.65%	*
2006	1.10% to 3.10%	16,826,492	19.42 to 16.70	319,679,085	1.04%	10.21% to 7.99%
Equity-Income Portfolio -Initial Class (FEIP)
2010	0.80% to 1.40%	9,449,660	22.84 to 27.86	380,431,480	1.77%	14.23% to 13.54%
2009	0.80% to 1.40%	11,095,521	19.99 to 24.53	392,467,682	2.23%	29.17% to 28.39%
2008	0.80% to 1.40%	13,248,157	15.48 to 19.11	363,508,408	2.28%	-43.11% to -43.46%
2007	0.80% to 1.40%	16,421,321	27.21 to 33.80	788,830,764	1.74%	0.71% to 0.10%
2006	0.80% to 1.40%	19,837,866	27.02 to 33.76	941,295,561	3.26%	19.23% to 18.52%
Fidelity(R) VIP Fund -Value Strategies Portfolio -Service Class 2 (FVSS2)
2010	1.10% to 3.10%	670,043	21.32 to 16.18	13,530,923	0.28%	24.95% to 22.43%
2009	1.10% to 3.10%	778,358	17.06 to 13.21	12,618,401	0.37%	55.42% to 52.28%
2008	1.10% to 3.10%	844,676	10.98 to 8.68	8,862,131	0.49%	-51.82% to -52.80%
2007	1.10% to 3.10%	1,045,050	22.79 to 18.38	22,900,224	0.63%	4.28% to 2.15%
2006	1.10% to 3.10%	1,184,531	21.85 to 18.00	25,032,411	0.35%	14.74% to 12.42%
High Income Portfolio -Initial Class (FHIP)
2010	0.80% to 1.40%	2,252,355	17.81 to 18.75	60,665,536	7.27%	12.91% to 12.23%
2009	0.80% to 1.40%	2,706,774	15.77 to 16.70	64,906,933	7.64%	42.81% to 41.94%
2008	0.80% to 1.40%	3,333,874	11.05 to 11.77	56,114,072	7.80%	-25.59% to -26.04%
2007	0.80% to 1.40%	4,420,785	14.84 to 15.91	100,020,943	6.64%	1.96% to 1.34%
2006	0.80% to 1.40%	7,076,863	14.56 to 15.70	153,544,649	7.13%	10.35% to 9.68%
VIP Fund -Asset Manager Portfolio -Initial Class (FAMP)
2010	0.80% to 1.40%	5,144,923	23.42 to 22.41	171,687,433	1.66%	13.35% to 12.67%
2009	0.80% to 1.40%	5,946,996	20.66 to 19.89	175,392,894	2.33%	28.08% to 27.31%
2008	0.80% to 1.40%	6,966,315	16.13 to 15.62	160,712,631	2.43%	-29.29% to -29.72%
2007	0.80% to 1.40%	8,375,163	22.81 to 22.23	272,815,879	6.05%	14.58% to 13.88%
2006	0.80% to 1.40%	10,118,900	19.91 to 19.52	286,791,929	2.82%	6.46% to 5.82%
VIP Fund -Contrafund Portfolio -Initial Class (FCP)
2009	0.80% to 1.40%	12,707,542	29.30 to 29.18	374,619,416	1.36%	34.62% to 33.81%
2008	0.80% to 1.40%	15,111,468	21.76 to 21.80	332,663,039	0.91%	-42.97% to -43.32%
2007	0.80% to 1.40%	18,212,023	38.16 to 38.47	706,656,295	0.90%	16.65% to 15.94%
2006	0.80% to 1.40%	21,578,263	32.72 to 33.18	721,451,899	1.27%	10.83% to 10.16%
VIP Fund -Energy Portfolio -Service Class 2 (FNRS2)
2010	0.75% to 2.80%	4,869,955	8.81 to 15.67	81,031,765	0.36%	18.26% to 15.82%
2009	0.75% to 2.75%	5,512,532	7.45 to 13.56	78,214,047	0.23%	46.47% to 43.51%
2008	0.75% to 2.80%	5,594,487	5.08 to 9.43	54,788,140	0.00%	-54.75% to -55.69%
2007	0.80% to 2.80%	5,413,172	13.59 to 21.28	118,510,583	0.13%	44.47% to 41.54%
2006	0.80% to 2.80%	2,923,524	9.41 to 15.03	44,870,467	0.90%	-5.92% to 13.36%	*
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
VIP Fund - Equity - Income Portfolio - Service Class 2 (FEI2)
2010	0.75% to 3.30%	9,964,580	$8.55 to $ 11.96	$147,773,910	1.75%	14.06% to 11.13%
2009	0.95% to 3.30%	8,973,964	6.91 to 10.76	117,787,793	2.15%	28.65% to 25.60%
2008	0.95% to 2.95%	9,142,932	5.37 to 8.75	93,902,730	2.22%	-43.36% to -44.50%
2007	0.95% to 2.95%	9,650,205	9.48 to 15.76	176,168,699	1.71%	-5.21% to -1.73%	*
2006	1.10% to 2.95%	9,285,688	18.74 to 16.04	170,040,794	2.92%	18.61% to 16.40%
VIP Fund - Freedom Fund 2010 Portfolio - Service Class (FF10S)
2010	0.80% to 1.40%	477,386	11.64 to 11.31	5,420,767	2.01%	11.84% to 11.16%
2009	0.80% to 1.40%	508,093	10.41 to 10.18	5,184,551	3.74%	23.16% to 22.41%
2008	0.80% to 1.40%	534,668	8.45 to 8.31	4,453,816	2.86%	-25.68% to -26.13%
2007	0.80% to 1.40%	450,333	11.37 to 11.25	5,074,439	3.44%	7.77% to 7.12%
2006	1.30% to 1.40%	162,866	10.51	1,711,515	3.28%	5.13% to 5.05%	*
VIP Fund - Freedom Fund 2010 Portfolio - Service Class 2 (FF10S2)
2010	1.10% to 2.60%	7,420,624	12.58 to 11.53	90,382,178	2.38%	11.31% to 9.62%
2009	1.10% to 2.70%	5,580,362	11.30 to 10.47	61,055,820	4.30%	22.59% to 20.61%
2008	1.10% to 2.70%	4,645,289	9.22 to 8.68	41,630,317	2.85%	-25.99% to -27.19%
2007	1.10% to 2.70%	3,748,220	12.45 to 11.92	45,656,435	2.62%	7.22% to 5.48%
2006	1.10% to 2.70%	2,744,382	11.62 to 11.30	31,383,195	2.38%	8.38% to 6.63%
VIP Fund - Freedom Fund 2020 Portfolio - Service Class (FF20S)
2010	0.80% to 1.40%	879,170	11.19 to 10.87	9,603,062	2.31%	13.60% to 12.92%
2009	0.80% to 1.40%	762,019	9.85 to 9.63	7,363,537	3.51%	27.75% to 26.97%
2008	0.80% to 1.40%	715,854	7.71 to 7.58	5,443,001	2.80%	-33.25% to -33.65%
2007	0.80% to 1.40%	521,510	11.55 to 11.43	5,970,926	3.23%	9.28% to 8.62%
2006	1.30% to 1.40%	138,522	10.53	1,458,810	2.86%	5.33% to 5.25%	*
VIP Fund - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)
2010	1.10% to 2.85%	18,343,828	12.65 to 11.44	226,550,215	2.67%	13.07% to 11.07%
2009	1.10% to 2.85%	10,446,737	11.19 to 10.30	114,146,511	3.98%	27.13% to 24.88%
2008	1.10% to 2.90%	6,972,856	8.80 to 8.23	60,026,433	2.68%	-33.54% to -34.75%
2007	1.10% to 2.90%	5,452,403	13.25 to 12.61	70,902,100	2.44%	8.75% to 6.76%
2006	1.10% to 2.90%	3,209,353	12.18 to 11.81	38,598,876	1.89%	10.48% to 8.47%
VIP Fund - Freedom Fund 2030 Portfolio - Service Class (FF30S)
2010	0.80% to 1.40%	640,936	10.76 to 10.46	6,737,911	2.10%	15.07% to 14.38%
2009	0.80% to 1.40%	589,970	9.35 to 9.15	5,416,444	2.40%	30.35% to 29.56%
2008	0.80% to 1.40%	481,061	7.17 to 7.06	3,404,900	2.59%	-38.57% to -38.94%
2007	0.80% to 1.40%	307,780	11.68 to 11.56	3,564,229	3.24%	10.31% to 9.64%
2006	0.80% to 1.40%	85,450	10.59 to 10.55	901,603	2.10%	5.88% to 5.46%	*
VIP Fund - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)
2010	1.10% to 2.55%	1,895,831	12.53 to 11.53	22,968,325	1.91%	14.62% to 12.94%
2009	1.10% to 2.70%	1,783,182	10.93 to 10.13	18,869,954	2.17%	29.74% to 27.64%
2008	1.10% to 2.70%	1,631,753	8.43 to 7.94	13,382,199	2.19%	-38.85% to -39.84%
2007	1.10% to 2.70%	1,398,391	13.78 to 13.20	18,889,628	2.17%	9.85% to 8.07%
2006	1.10% to 2.90%	1,094,121	12.55 to 12.17	13,545,883	1.72%	11.69% to 9.66%
VIP Fund - Growth Opportunities Portfolio - Initial Class (FGOP)
2009	0.80% to 1.40%	1,657,626	9.27 to 8.59	14,371,980	0.47%	44.68% to 43.81%
2008	0.80% to 1.40%	1,893,306	6.40 to 5.97	11,404,425	0.37%	-55.38% to -55.65%
2007	0.80% to 1.40%	2,355,583	14.35 to 13.47	31,965,894	0.00%	22.19% to 21.45%
2006	0.80% to 1.40%	2,712,499	11.75 to 11.09	30,268,618	0.72%	4.61% to 3.98%
VIP Fund - Growth Portfolio - Initial Class (FGP)
2010	0.80% to 1.40%	7,616,804	19.73 to 25.14	376,504,339	0.27%	23.18% to 22.44%
2009	0.80% to 1.40%	8,786,028	16.02 to 20.53	353,773,768	0.43%	27.26% to 26.49%
2008	0.80% to 1.40%	10,315,116	12.59 to 16.23	326,253,847	0.76%	-47.59% to -47.91%
2007	0.80% to 1.40%	12,473,199	24.02 to 31.16	745,751,636	0.84%	25.94% to 25.18%
2006	0.80% to 1.40%	15,379,782	19.07 to 24.89	723,221,795	0.41%	6.00% to 5.36%
VIP Fund - Growth Portfolio - Service Class 2 (FG2)
2010	0.75% to 2.95%	4,203,897	8.44 to 12.26	62,832,419	0.03%	22.93% to 20.21%
2009	0.85% to 3.00%	3,652,787	6.85 to 10.16	44,823,650	0.21%	26.88% to 24.13%
2008	0.85% to 3.00%	3,750,535	5.40 to 8.19	36,441,386	0.53%	-47.76% to -48.89%
2007	0.95% to 3.00%	4,763,730	11.90 to 16.02	89,331,698	0.32%	19.02% to 22.84%	*
2006	1.10% to 3.00%	3,396,781	15.59 to 13.04	51,229,656	0.16%	5.40% to 3.38%
VIP Fund - High Income Portfolio - Initial Class R (FHIPR)
2010	0.80% to 1.40%	2,166,797	11.81 to 11.55	25,100,312	8.12%	12.97% to 12.28%
2009	0.80% to 1.40%	2,439,833	10.46 to 10.29	25,152,368	8.56%	42.67% to 41.80%
2008	0.80% to 1.40%	1,960,090	7.33 to 7.26	14,240,462	8.85%	-25.48% to -25.94%
2007	0.80% to 1.40%	1,244,598	9.84 to 9.80	12,199,909	16.76%	-1.62% to -2.02%	*
VIP Fund - Investment Grade Bond Portfolio - Service Class (FIGBS)
2010	0.80% to 1.40%	2,303,690	13.39 to 12.78	29,608,881	3.32%	6.82% to 6.17%
2009	0.80% to 1.40%	2,383,390	12.53 to 12.04	28,829,928	8.21%	14.75% to 14.05%
2008	0.80% to 1.40%	1,760,865	10.92 to 10.55	18,661,455	4.21%	-4.12% to -4.70%
2007	0.80% to 1.40%	1,827,483	11.39 to 11.07	20,308,029	3.93%	3.37% to 2.74%
2006	0.80% to 1.40%	1,663,367	11.02 to 10.78	17,973,250	3.75%	3.47% to 2.84%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
VIP Fund - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)
2010	0.65% to 3.20%	33,793,486	$11.81 to $ 10.97	$424,705,116	2.81%	6.85% to 4.11%
2009	0.65% to 3.25%	43,332,353	11.06 to 10.50	513,869,040	8.32%	14.72% to 11.72%
2008	0.65% to 3.25%	38,795,425	9.64 to 9.40	405,358,697	3.91%	-4.09% to -6.60%
2007	0.95% to 3.25%	39,988,032	10.15 to 10.06	440,398,413	2.72%	1.47% to 0.68%	*
2006	1.10% to 3.25%	17,350,200	11.06 to 10.00	187,123,591	2.12%	2.99% to 0.76%
VIP Fund - Mid Cap Portfolio - Service Class (FMCS)
2010	0.80% to 1.40%	2,988,963	12.06 to 11.72	35,170,703	0.31%	27.67% to 26.90%
2009	0.80% to 1.40%	2,397,217	9.44 to 9.23	22,207,442	0.64%	38.89% to 38.06%
2008	0.80% to 1.40%	2,030,889	6.80 to 6.69	13,616,500	0.35%	-39.99% to -40.36%
2007	0.80% to 1.40%	1,880,661	11.33 to 11.22	21,120,448	0.77%	14.56% to 13.86%
2006	0.80% to 1.40%	1,041,179	9.89 to 9.85	10,260,773	0.00%	-1.10% to -1.50%	*
VIP Fund - Mid Cap Portfolio - Service Class 2 (FMC2)
2010	0.65% to 3.30%	10,137,469	10.99 to 22.51	264,905,928	0.13%	27.74% to 24.33%
2009	0.75% to 3.30%	9,082,067	8.59 to 18.10	187,933,011	0.47%	38.70% to 35.14%
2008	0.75% to 3.10%	8,779,121	6.19 to 13.55	132,721,800	0.24%	-40.06% to -41.48%
2007	0.95% to 3.10%	8,968,155	10.66 to 23.16	228,696,376	0.50%	6.62% to 11.74%	*
2006	1.10% to 3.10%	8,219,016	23.02 to 20.73	184,744,089	0.17%	11.17% to 8.93%
VIP Fund - Overseas Portfolio - Initial Class (FOP)
2010	0.80% to 1.40%	2,742,146	20.74 to 20.57	70,349,684	1.37%	12.21% to 11.53%
2009	0.80% to 1.40%	3,184,055	18.48 to 18.45	73,086,949	2.10%	25.52% to 24.76%
2008	0.80% to 1.40%	3,203,770	14.72 to 14.79	68,743,113	2.41%	-44.26% to -44.59%
2007	0.80% to 1.40%	3,885,215	26.41 to 26.69	150,451,052	3.32%	16.37% to 15.66%
2006	0.80% to 1.40%	5,556,872	22.70 to 23.07	158,028,879	0.90%	17.14% to 16.43%
VIP Fund - Overseas Portfolio - Initial Class R (FOPR)
2010	0.80% to 1.40%	2,228,091	15.72 to 14.92	33,493,024	1.38%	12.17% to 11.49%
2009	0.80% to 1.40%	2,611,534	14.02 to 13.38	35,178,482	2.07%	25.59% to 24.83%
2008	0.80% to 1.40%	3,742,007	11.16 to 10.72	34,538,550	2.39%	-44.26% to -44.60%
2007	0.80% to 1.40%	4,559,645	20.03 to 19.35	75,531,894	3.35%	16.41% to 15.70%
2006	0.80% to 1.40%	4,321,249	17.20 to 16.72	72,538,615	0.89%	17.08% to 16.37%
VIP Fund - Overseas Portfolio - Service Class 2 (FO2)
2010	1.10% to 2.30%	198,160	20.35 to 18.48	3,912,132	1.16%	11.59% to 10.24%
2009	1.10% to 2.30%	224,881	18.23 to 16.77	3,903,354	1.77%	24.83% to 23.32%
2008	1.10% to 2.30%	286,835	14.61 to 13.60	4,029,619	2.20%	-44.58% to -45.25%
2007	1.10% to 2.30%	341,789	26.35 to 24.83	8,701,501	2.94%	15.76% to 14.35%
2006	1.10% to 2.30%	395,811	22.77 to 21.72	8,723,911	0.71%	16.48% to 15.07%
VIP Fund - Overseas Portfolio - Service Class 2 R (FO2R)
2010	0.65% to 2.95%	4,618,811	8.08 to 11.92	60,187,730	1.31%	12.09% to 9.50%
2009	0.75% to 2.95%	4,511,884	7.19 to 10.88	53,010,704	2.15%	25.25% to 22.48%
2008	0.95% to 2.85%	3,739,265	5.90 to 8.93	35,540,446	2.29%	-44.48% to -45.55%
2007	0.95% to 2.80%	4,158,503	10.63 to 16.43	71,506,434	3.02%	6.30% to 13.77%	*
2006	1.10% to 2.65%	3,262,947	15.12 to 14.50	48,966,115	0.68%	16.52% to 14.70%
VIP Fund - Value Strategies Portfolio - Service Class (FVSS)
2010	0.80% to 1.40%	540,940	15.41 to 14.62	7,964,920	0.42%	25.44% to 24.69%
2009	0.80% to 1.40%	592,992	12.28 to 11.72	6,997,937	0.52%	56.14% to 55.19%
2008	0.80% to 1.40%	634,932	7.87 to 7.55	4,824,772	0.60%	-51.57% to -51.86%
2007	0.80% to 1.40%	841,048	16.24 to 15.69	13,262,544	0.93%	4.75% to 4.11%
2006	0.80% to 1.40%	959,780	15.50 to 15.07	14,522,707	0.54%	15.27% to 14.58%
Franklin Income Securities Fund - Class 2 (FTVIS2)
2010	0.80% to 2.95%	10,974,594	12.05 to 10.88	127,750,790	6.59%	11.77% to 9.35%
2009	0.80% to 2.95%	10,706,434	10.78 to 9.95	112,298,334	7.94%	34.51% to 31.60%
2008	0.80% to 2.95%	10,666,736	8.01 to 7.56	83,813,696	5.45%	-30.22% to -31.73%
2007	0.80% to 2.95%	10,613,089	11.48 to 11.07	120,358,043	3.75%	2.92% to 0.68%
2006	0.80% to 2.80%	4,753,427	11.16 to 11.01	52,751,296	0.46%	11.57% to 10.07%	*
Franklin Rising Dividends Securities Fund - Class 2 (FTVRD2)
2010	0.95% to 2.95%	4,554,255	13.86 to 13.19	72,133,916	1.63%	19.50% to 17.09%
2009	0.95% to 3.00%	5,182,224	11.60 to 11.22	68,954,337	1.46%	16.23% to 13.82%
2008	0.95% to 3.00%	6,005,955	9.98 to 9.86	69,210,732	1.80%	-27.79% to -29.29%
2007	0.95% to 3.00%	7,191,142	13.82 to 13.94	115,583,625	2.42%	-3.62% to -5.62%
2006	0.95% to 3.00%	8,485,936	14.33 to 14.78	142,480,300	1.10%	16.01% to 13.62%
Franklin Small Cap Value Securities Fund - Class 2 (FTVSV2)
2010	0.65% to 3.20%	7,692,944	11.28 to 17.72	165,721,242	0.83%	27.39% to 24.12%
2009	0.65% to 3.25%	10,676,595	8.85 to 14.23	182,350,127	0.77%	28.32% to 24.96%
2008	0.75% to 3.05%	3,847,456	6.89 to 11.52	51,984,101	1.08%	-33.52% to -35.06%
2007	0.80% to 3.05%	3,336,527	9.87 to 17.74	68,664,008	0.72%	-3.16% to -5.37%
2006	0.80% to 2.80%	3,184,805	10.19 to 18.93	68,147,428	0.58%	1.91% to 13.71%	*
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Templeton Developing Markets Securities Fund - Class 3 (FTVDM3)
2010	0.80% to 2.80%	1,928,435	$12.81 to $ 17.26	$35,662,153	1.60%	16.57% to 14.23%
2009	0.80% to 2.80%	2,307,480	10.99 to 15.11	36,881,360	4.14%	71.25% to 67.80%
2008	0.80% to 2.80%	2,181,313	6.42 to 9.01	20,523,237	2.72%	-53.05% to -54.00%
2007	0.80% to 2.80%	2,877,413	13.67 to 19.58	57,939,683	1.81%	27.66% to 25.08%
2006	0.80% to 2.80%	1,703,817	10.71 to 15.66	27,220,949	1.21%	7.06% to 24.59%	*
Templeton Foreign Securities Fund - Class 2 (TIF2)
2010	0.95% to 2.25%	264,742	17.26 to 18.91	5,310,679	1.89%	7.38% to 5.97%
2009	0.95% to 2.25%	300,587	16.08 to 17.84	5,623,798	3.46%	35.74% to 33.96%
2008	0.95% to 2.25%	358,613	11.85 to 13.32	4,967,042	2.39%	-40.95% to -41.72%
2007	0.95% to 2.25%	462,809	20.06 to 22.86	10,928,425	1.98%	14.35% to 12.85%
2006	0.95% to 2.25%	531,179	17.54 to 20.25	11,028,499	1.19%	20.29% to 18.72%
Templeton Foreign Securities Fund - Class 3 (TIF3)
2010	0.80% to 3.30%	6,154,147	10.80 to 12.73	87,837,444	1.66%	7.54% to 4.83%
2009	0.80% to 3.30%	6,859,765	10.04 to 12.14	91,812,073	5.47%	36.10% to 32.67%
2008	0.65% to 3.25%	25,106,259	6.17 to 9.17	247,362,383	2.54%	-40.78% to -42.33%
2007	0.80% to 3.25%	16,511,364	12.48 to 15.91	278,332,427	1.98%	14.52% to 11.67%
2006	0.80% to 3.25%	8,716,921	10.89 to 14.24	129,480,230	1.07%	8.94% to 17.53%	*
Templeton Global Bond Securities Fund - Class 3 (FTVGI3)
2010	0.65% to 2.75%	6,305,385	14.10 to 15.24	103,381,528	1.36%	13.64% to 11.24%
2009	0.80% to 2.75%	5,360,877	14.32 to 13.70	77,988,157	14.04%	17.74% to 15.42%
2008	0.80% to 2.80%	5,797,396	12.17 to 11.85	72,143,518	3.87%	5.36% to 3.23%
2007	0.80% to 2.80%	4,159,217	11.55 to 11.48	49,473,961	2.64%	10.14% to 7.91%
2006	1.10% to 2.65%	1,905,578	10.95 to 10.66	20,725,398	2.53%	11.61% to 9.86%
VIP Founding Funds Allocation Fund - Class 2 (FTVFA2)
2010	0.85% to 2.65%	1,840,165	9.34 to 8.90	16,874,811	2.24%	9.32% to 7.33%
2009	0.80% to 2.65%	1,391,741	8.55 to 8.29	11,759,706	4.02%	29.21% to 26.80%
2008	0.80% to 2.65%	456,888	6.62 to 6.54	3,010,257	3.50%	-33.79% to -34.62%	*
Growth Portfolio - I Class Shares (AMTG)
2010	1.30%	153	55.19	8,499	0.00%	29.63%
2009	1.30%	12	42.58	511	0.00%	28.66%
2008	0.80% to 1.40%	2,411,370	12.76 to 14.52	67,084,772	0.00%	-44.13% to -44.47%
2007	0.80% to 1.40%	2,896,657	22.83 to 26.15	143,154,846	0.00%	21.71% to 20.97%
2006	0.80% to 1.40%	3,507,840	18.76 to 21.62	141,328,488	0.00%	13.16% to 12.48%
Guardian Portfolio - I Class Shares (AMGP)
2008	0.80% to 1.40%	928,163	9.15 to 8.57	8,023,491	0.53%	-37.75% to -38.13%
2007	0.80% to 1.40%	1,105,261	14.69 to 13.86	15,420,332	0.26%	6.52% to 5.88%
2006	0.80% to 1.40%	1,399,614	13.79 to 13.09	18,425,578	0.61%	12.47% to 11.79%
International Portfolio - S Class Shares (AMINS)
2008	0.80% to 3.25%	1,025,292	5.65 to 7.10	7,732,508	0.00%	-46.87% to -48.18%
2007	0.80% to 3.25%	20,563,376	10.64 to 13.71	293,656,493	2.14%	2.38% to -0.16%
2006	0.80% to 3.25%	10,936,799	10.39 to 13.73	153,950,501	0.34%	3.93% to 19.45%	*
Mid-Cap Growth Portfolio - S Class Shares (AMMCGS)
2008	0.95% to 2.45%	400,219	10.54 to 11.44	4,818,061	0.00%	-44.05% to -44.90%
2007	0.95% to 2.80%	507,184	18.83 to 20.39	10,958,939	0.00%	21.03% to 18.76%
2006	0.95% to 2.80%	502,810	15.56 to 17.17	9,020,221	0.00%	13.39% to 11.27%
Partners Portfolio - I Class Shares (AMTP)
2010	1.30%	999	31.34	31,308	0.30%	14.16%
2008	0.80% to 1.40%	4,031,046	14.91 to 17.56	71,403,179	0.49%	-52.77% to -53.06%
2007	0.80% to 1.40%	4,821,251	31.57 to 37.41	181,803,724	0.61%	8.46% to 7.80%
2006	0.80% to 1.40%	5,867,088	29.10 to 34.71	205,069,108	0.68%	11.35% to 10.67%
Regency Portfolio - S Class Shares (AMRS)
2008	0.80% to 2.95%	1,216,019	5.60 to 6.46	8,275,433	0.93%	-46.38% to -47.55%
2007	0.80% to 2.95%	1,309,013	10.44 to 12.31	16,737,536	0.38%	2.22%
2006	0.80% to 2.55%	1,440,361	10.21 to 12.39	18,134,505	0.33%	2.14% to 8.11%	*
Small-Cap Growth Portfolio -S Class Shares (AMFAS)
2010	0.80% to 2.80%	480,243	8.45 to 10.98	6,223,316	0.00%	18.65% to 16.27%
2009	0.80% to 2.80%	371,443	7.12 to 9.44	4,086,114	0.00%	21.77% to 19.32%
2008	0.80% to 2.80%	406,370	5.85 to 7.91	3,706,928	0.00%	-39.96% to -41.17%
2007	0.80% to 2.80%	392,938	9.74 to 13.45	6,032,559	0.00%	-0.29% to -2.32%
2006	0.80% to 2.50%	399,331	9.77 to 15.09	6,218,632	0.00%	-2.34% to 2.63%	*
Socially Responsive Portfolio - I Class Shares (AMSRS)
2010	0.80% to 2.65%	2,033,231	13.79 to 14.59	32,344,561	0.04%	21.87% to 19.60%
2009	0.80% to 2.95%	2,058,008	11.32 to 11.95	27,018,092	2.16%	30.38% to 27.55%
2008	0.80% to 3.05%	2,392,040	8.68 to 9.31	24,246,445	0.27%	-39.93% to -41.29%
2007	0.80% to 3.25%	29,683,131	14.45 to 15.71	500,470,234	0.10%	6.75% to 4.10%
2006	0.80% to 3.25%	14,567,602	13.54 to 15.09	232,049,667	0.09%	12.80% to 10.02%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Balanced Fund/VA - Non-Service Shares (OVMS)
2010	0.80% to 1.40%	2,027,729	$18.44 to $ 19.22	$48,012,221	1.44%	12.01% to 11.33%
2009	0.80% to 1.40%	2,404,729	16.46 to 17.26	50,938,065	0.00%	20.92% to 20.19%
2008	0.80% to 1.40%	2,972,160	13.61 to 14.36	52,339,138	2.98%	-43.92% to -44.26%
2007	0.80% to 1.40%	3,793,326	24.27 to 25.77	119,039,885	2.68%	2.95% to 2.33%
2006	0.80% to 1.40%	4,523,880	23.58 to 25.18	137,769,586	2.17%	10.26% to 9.59%
Capital Appreciation Fund/VA - Service Class (OVCAFS)
2009	0.95% to 2.95%	3,035,663	11.08 to 10.93	40,147,457	0.01%	42.78% to 39.90%
2008	0.95% to 2.95%	3,576,621	7.76 to 7.81	33,310,024	0.00%	-46.18% to -47.27%
2007	0.95% to 2.95%	3,981,882	14.42 to 14.82	69,363,812	0.01%	12.77% to 10.48%
2006	0.95% to 2.95%	4,129,863	12.79 to 13.41	64,078,686	0.19%	6.66% to 4.51%
Capital Appreciation Fund/VA - Non-Service Shares (OVGR)
2009	0.80% to 1.40%	3,323,768	15.19 to 14.08	47,274,803	0.33%	43.36% to 42.50%
2008	0.80% to 1.40%	3,977,449	10.59 to 9.88	39,665,920	0.15%	-45.95% to -46.28%
2007	0.80% to 1.40%	4,805,480	19.60 to 18.39	89,129,237	0.24%	13.23% to 12.54%
2006	0.80% to 1.40%	6,037,158	17.31 to 16.34	99,391,010	0.39%	7.09% to 6.44%
Core Bond Fund/VA - Non- Service Shares (OVB)
2010	0.80% to 1.40%	2,443,496	12.95 to 12.91	40,204,609	1.86%	10.52% to 9.86%
2009	0.80% to 1.40%	2,839,959	11.72 to 11.75	42,563,966	0.00%	8.74% to 8.08%
2008	0.80% to 1.40%	3,473,316	10.78 to 10.87	48,106,805	4.82%	-39.54% to -39.90%
2007	0.80% to 1.40%	4,466,808	17.82 to 18.09	102,125,225	5.26%	3.55% to 2.92%
2006	0.80% to 1.40%	5,265,751	17.21 to 17.57	115,936,276	5.40%	4.44% to 3.81%
Global Securities Fund/VA - Class 3 (OVGS3)
2010	0.80% to 1.40%	3,037,983	22.30 to 21.29	65,110,849	1.47%	15.05% to 14.35%
2009	0.80% to 1.40%	3,525,444	19.39 to 18.62	66,015,905	2.26%	38.58% to 37.74%
2008	0.80% to 1.40%	4,134,462	13.99 to 13.52	56,156,335	1.57%	-40.67% to -41.03%
2007	0.80% to 1.40%	4,898,499	23.58 to 22.92	112,720,550	1.39%	5.48% to 4.84%
2006	0.80% to 1.40%	5,524,646	22.35 to 21.86	121,147,673	0.98%	16.75% to 16.05%
Global Securities Fund/VA - Class 4 (OVGS4)
2010	0.75% to 2.70%	4,965,773	9.54 to 13.25	71,526,134	1.23%	14.80% to 12.55%
2009	0.75% to 2.70%	5,304,073	8.31 to 11.77	67,081,618	1.89%	38.33% to 35.62%
2008	0.95% to 2.70%	5,863,169	9.43 to 8.68	53,981,607	1.24%	-40.91% to -41.96%
2007	0.95% to 2.70%	6,661,852	15.96 to 14.96	104,330,390	1.12%	5.05% to 3.18%
2006	0.95% to 2.70%	6,304,392	15.20 to 14.50	94,470,011	0.85%	16.29% to 14.24%
Global Securities Fund/VA - Non - Service Shares (OVGS)
2010	0.80% to 1.40%	3,271,262	39.67 to 37.62	131,293,425	1.48%	15.04% to 14.34%
2009	0.80% to 1.40%	3,835,051	34.48 to 32.90	134,559,408	2.32%	38.65% to 37.82%
2008	0.80% to 1.40%	4,605,983	24.87 to 23.88	117,211,377	1.61%	-40.67% to -41.03%
2007	0.80% to 1.40%	5,756,123	41.92 to 40.49	248,042,653	1.41%	5.46% to 4.82%
2006	0.80% to 1.40%	7,165,665	39.75 to 38.62	294,029,956	1.05%	16.75% to 16.05%
Global Securities Fund/VA - Service Class (OVGSS)
2010	0.95% to 2.30%	466,144	17.95 to 20.74	10,268,381	1.32%	14.60% to 13.04%
2009	0.95% to 2.30%	584,534	15.66 to 18.35	11,225,732	2.01%	38.03% to 36.15%
2008	0.95% to 2.30%	675,950	11.35 to 13.48	9,467,392	1.32%	-40.90% to -41.71%
2007	0.95% to 2.30%	862,593	19.20 to 23.12	20,585,407	1.22%	5.07% to 3.63%
2006	0.95% to 2.30%	967,988	18.27 to 22.31	22,124,575	0.88%	16.25% to 14.67%
High Income Fund/VA -Class 3 (OVHI3)
2010	0.80% to 1.40%	196,791	2.88 to 2.81	557,028	4.97%	13.77% to 13.08%
2009	0.80% to 1.40%	153,077	2.53 to 2.49	382,251	0.00%	25.74% to 24.98%
2008	0.80% to 1.40%	126,679	2.01 to 1.99	252,740	4.88%	-79.06% to -79.19%
2007	0.80% to 1.40%	48,923	9.61 to 9.57	468,403	0.00%	-3.91% to -4.30%	*
High Income Fund/VA - Class 4 (OVHI4)
2010	0.95% to 2.75%	2,685,043	2.88 to 2.69	7,562,792	5.30%	13.18% to 11.13%
2009	0.95% to 2.80%	2,841,679	2.54 to 2.42	7,101,139	0.00%	25.22% to 22.88%
2008	0.95% to 2.80%	2,070,239	2.03 to 1.97	4,158,939	5.83%	-78.83% to -79.23%
2007	0.95% to 2.75%	991,751	9.59 to 9.47	9,472,520	0.00%	-4.12% to -5.29%	*
High Income Fund/VA - Non-Service Shares (OVHI)
2010	0.80% to 1.40%	16,199	3.13 to 3.04	49,546	6.11%	13.90% to 13.21%
2009	0.80% to 1.40%	16,502	2.75 to 2.69	44,537	0.00%	24.31% to 23.56%
2008	0.80% to 1.40%	23,524	2.21 to 2.18	51,336	8.75%	-78.84% to -78.97%
2007	0.80% to 1.40%	49,246	10.46 to 10.35	510,531	7.99%	-0.91% to -1.51%
2006	1.30% to 1.40%	87,967	10.52 to 10.51	924,954	0.00%	5.16% to 5.09%	*
High Income Fund/VA - Service Class (OVHIS)
2010	0.95% to 2.70%	856,240	3.73 to 3.68	3,456,019	6.12%	13.35% to 11.35%
2009	0.95% to 2.70%	1,019,129	3.29 to 3.31	3,646,990	0.00%	24.75% to 22.55%
2008	0.95% to 2.70%	1,274,342	2.64 to 2.70	3,677,309	7.68%	-78.78% to -79.15%
2007	0.95% to 2.70%	1,877,575	12.44 to 12.94	25,692,805	8.06%	-1.42% to -3.17%
2006	0.95% to 2.75%	3,180,409	12.62 to 12.22	44,449,263	7.17%	8.19% to 6.23%
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Main Street Fund(R)/VA - Non-Service Shares (OVGI)
2010	0.80% to 1.40%	1,392,924	$9.81 to $ 9.20	$12,926,440	1.15%	15.18% to 14.48%
2009	0.80% to 1.40%	1,710,096	8.52 to 8.03	13,848,126	1.95%	27.26% to 26.49%
2008	0.80% to 1.40%	2,022,607	6.69 to 6.35	12,938,096	1.56%	-38.96% to -39.33%
2007	0.80% to 1.40%	2,487,109	10.97 to 10.47	26,194,088	1.03%	3.58% to 2.95%
2006	0.80% to 1.40%	2,841,846	10.59 to 10.17	29,040,677	1.13%	14.11% to 13.42%
Main Street Fund(R)/VA - Service Class (OVGIS)
2010	0.65% to 3.20%	17,274,630	9.16 to 11.94	248,917,497	0.96%	15.07% to 12.12%
2009	0.65% to 3.25%	24,250,057	7.96 to 10.62	307,298,432	1.47%	27.16% to 23.83%
2008	0.65% to 3.25%	27,005,578	6.26 to 8.57	272,771,613	1.22%	-39.02% to -40.62%
2007	0.95% to 3.25%	24,014,369	14.72 to 14.44	402,804,694	0.63%	3.16% to 0.75%
2006	0.95% to 3.25%	14,409,505	14.27 to 14.33	236,003,634	0.48%	13.67% to 11.04%
Main Street Small Cap Fund(R)/VA - Non-Service Shares (OVSC)
2010	0.80% to 1.40%	411,283	10.11 to 9.83	4,059,854	0.72%	22.42% to 21.68%
2009	0.80% to 1.40%	552,543	8.26 to 8.08	4,477,598	0.88%	36.10% to 35.27%
2008	0.80% to 1.40%	440,857	6.07 to 5.97	2,638,595	0.51%	-38.33% to -38.70%
2007	0.80% to 1.40%	418,752	9.84 to 9.74	4,084,325	0.29%	-2.00% to -2.60%
2006	0.80% to 1.40%	227,665	10.04 to 10.00	2,277,965	0.00%	0.41% to 0.01%	*
Main Street Small Cap Fund(R)/VA - Service Class (OVSCS)
2010	0.65% to 3.30%	2,225,257	10.43 to 16.52	46,157,728	0.40%	22.26% to 19.00%
2009	0.95% to 3.30%	2,081,552	13.34 to 13.88	35,691,628	1.16%	35.58% to 32.36%
2008	0.65% to 3.25%	8,337,343	6.27 to 10.52	105,311,346	0.29%	-38.41% to -40.02%
2007	0.95% to 3.25%	6,050,092	16.03 to 17.54	125,648,459	0.13%	-2.33% to -4.61%
2006	0.95% to 3.25%	3,305,000	16.41 to 18.39	70,852,158	0.01%	13.57% to 10.94%
MidCap Fund/VA - Non-Service Shares (OVAG)
2010	0.80% to 1.40%	1,833,474	5.68 to 5.32	9,846,584	0.00%	26.45% to 25.68%
2009	0.80% to 1.40%	1,983,089	4.49 to 4.23	8,468,612	0.00%	31.55% to 30.75%
2008	0.80% to 1.40%	2,176,324	3.41 to 3.24	7,101,334	0.00%	-49.48% to -49.78%
2007	0.80% to 1.40%	2,576,050	6.75 to 6.45	16,720,309	0.00%	5.48% to 4.84%
2006	0.80% to 1.40%	3,147,364	6.40 to 6.15	19,465,941	0.00%	2.13% to 1.52%
Putnam VT Growth and Income Fund - IB Shares (PVGIB)
2010	1.05% to 2.60%	275,411	12.08 to 11.77	3,507,688	1.63%	13.18% to 11.41%
2009	1.05% to 2.60%	329,454	10.67 to 10.56	3,719,305	2.72%	28.45% to 26.44%
2008	1.05% to 2.80%	387,088	8.31 to 8.26	3,423,016	2.18%	-39.34% to -40.42%
2007	1.05% to 2.80%	468,881	13.69 to 13.86	6,876,101	1.36%	-7.03% to -8.68%
2006	1.05% to 2.80%	551,603	14.73 to 15.18	8,748,454	1.52%	14.70% to 12.67%
Putnam VT International Equity Fund - IB Shares (PVTIGB)
2010	1.15% to 2.40%	39,549	16.24 to 14.73	626,033	3.71%	8.76% to 7.39%
2009	1.15% to 2.40%	46,786	14.93 to 13.72	681,273	0.00%	23.20% to 21.64%
2008	1.15% to 2.40%	61,180	12.12 to 11.28	724,632	2.19%	-44.60% to -45.30%
2007	1.15% to 2.40%	71,037	21.88 to 20.62	1,525,012	2.96%	7.11% to 5.75%
2006	1.15% to 2.40%	87,538	20.43 to 19.50	1,761,143	0.61%	26.25% to 24.66%
Putnam VT Voyager Fund - IB Shares (PVTVB)
2010	0.95% to 2.70%	248,463	15.46 to 14.80	3,997,037	1.31%	19.65% to 17.54%
2009	0.95% to 2.80%	213,154	12.92 to 12.50	2,875,568	0.65%	62.34% to 59.31%
2008	1.15% to 2.80%	142,184	8.63 to 7.85	1,187,340	0.00%	-37.76% to -38.80%
2007	1.15% to 2.80%	168,443	13.87 to 12.82	2,271,117	0.00%	4.30% to 2.55%
2006	0.95% to 2.80%	213,216	12.21 to 12.50	2,766,251	0.10%	4.44% to 2.49%
Diversified Stock Fund Class A Shares (VYDS)
2010	1.15% to 1.95%	38,329	13.92 to 13.11	526,739	0.73%	11.05% to 10.16%
2009	1.15% to 2.10%	43,065	12.53 to 11.78	531,815	0.81%	25.60% to 24.39%
2008	1.15% to 2.10%	57,375	9.98 to 9.47	564,917	0.75%	-38.58% to -39.17%
2007	1.15% to 2.10%	66,078	16.25 to 15.57	1,063,078	0.66%	8.68% to 7.63%
2006	1.15% to 2.10%	65,321	14.95 to 14.47	969,737	0.30%	12.38% to 11.30%
Blue Chip Growth Portfolio - II (TRBCG2)
2009	0.80% to 2.95%	3,605,643	9.45 to 9.84	37,628,164	0.00%	40.66% to 37.61%
2008	0.65% to 3.25%	19,673,406	5.86 to 7.07	147,156,139	0.12%	-43.02% to -44.52%
2007	0.80% to 3.25%	10,055,319	11.81 to 12.74	133,588,581	0.14%	11.58% to 8.81%
2006	0.80% to 2.90%	1,860,568	10.59 to 11.78	22,408,234	0.29%	5.86% to 6.17%	*
Equity Income Portfolio - II (TREI2)
2009	0.80% to 3.30%	7,776,288	8.86 to 8.87	74,780,990	1.74%	24.25% to 21.12%
2008	0.80% to 2.95%	7,723,076	7.13 to 7.43	60,261,084	2.21%	-36.78% to -38.15%
2007	0.80% to 2.95%	6,128,523	11.28 to 12.01	76,349,143	1.66%	2.20% to -0.03%
2006	0.80% to 2.95%	4,412,317	11.04 to 12.01	54,220,730	1.32%	10.35% to 15.16%	*
Health Sciences Portfolio - II (TRHS2)
2010	0.80% to 2.45%	301,680	10.58 to 10.46	3,176,507	0.00%	5.80% to 4.63%	*
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Limited-Term Bond Portfolio - II (TRLT2)
2009	1.30%	1	$11.34	$11	3.05%	5.96%
2008	0.80% to 2.90%	4,360,949	10.79 to 10.08	46,053,950	3.75%	0.50% to -1.63%
2007	0.80% to 2.90%	2,984,605	10.74 to 10.25	31,585,239	3.11%	4.38% to 2.16%
2006	1.10% to 2.80%	897,335	10.34 to 10.05	9,206,800	3.73%	2.88% to 1.12%
Worldwide Insurance Trust -Worldwide Bond Fund -Class R1 (VWBFR)
2010	0.80% to 1.40%	437,415	14.15 to 13.59	5,970,833	3.67%	5.35% to 4.71%
2009	0.80% to 1.40%	509,578	13.43 to 12.98	6,638,304	3.92%	5.13% to 4.50%
2008	0.80% to 1.40%	642,414	12.77 to 12.42	8,003,418	8.12%	2.87% to 2.25%
2007	0.80% to 1.40%	731,903	12.42 to 12.15	8,910,518	5.57%	8.94% to 8.27%
2006	0.80% to 1.40%	690,934	11.40 to 11.22	7,763,189	7.87%	5.55% to 4.91%
Worldwide Insurance Trust -Worldwide Bond Fund -Initial Class (VWBF)
2010	0.80% to 1.40%	511,066	19.60 to 20.30	12,265,103	3.66%	5.35% to 4.71%
2009	0.80% to 1.40%	581,103	18.61 to 19.39	13,329,078	3.83%	5.13% to 4.50%
2008	0.80% to 1.40%	703,225	17.70 to 18.55	15,375,868	9.07%	2.78% to 2.16%
2007	0.80% to 1.40%	889,847	17.22 to 18.16	19,097,162	6.47%	8.83% to 8.17%
2006	0.80% to 1.40%	1,107,173	15.82 to 16.79	21,961,040	8.79%	5.63% to 4.99%
Worldwide Insurance Trust -Worldwide Emerging Markets Fund -Class R1 (VWEMR)
2010	0.80% to 1.40%	827,950	29.14 to 27.99	23,300,754	0.62%	25.85% to 25.09%
2009	0.80% to 1.40%	886,135	23.16 to 22.37	19,920,111	0.14%	111.69% to 110.41%
2008	0.80% to 1.40%	763,916	10.94 to 10.63	8,156,428	0.00%	-65.03% to -65.25%
2007	0.80% to 1.40%	1,152,258	31.28 to 30.60	35,362,793	0.40%	36.46% to 35.63%
2006	0.80% to 1.40%	1,106,434	22.92 to 22.56	25,013,200	0.53%	38.42% to 37.59%
Worldwide Insurance Trust -Worldwide Emerging Markets Fund -Initial Class (VWEM)
2010	0.80% to 1.40%	946,130	27.27 to 25.04	23,951,440	0.60%	25.83% to 25.07%
2009	0.80% to 1.40%	1,081,816	21.67 to 20.02	21,882,865	0.17%	111.47% to 110.20%
2008	0.80% to 1.40%	1,264,058	10.25 to 9.53	12,153,665	0.00%	-65.06% to -65.27%
2007	0.80% to 1.40%	1,599,935	29.33 to 27.43	44,248,455	0.46%	36.51% to 35.68%
2006	0.80% to 1.40%	2,079,717	21.49 to 20.22	42,350,828	0.63%	38.38% to 37.55%
Worldwide Insurance Trust -Worldwide Hard Assets Fund -Class R1 (VWHAR)
2010	0.75% to 2.80%	2,350,975	11.86 to 11.69	53,750,243	0.32%	18.57% to 16.94%	*
2009	0.80% to 1.40%	1,143,054	28.03 to 27.09	31,107,182	0.26%	56.36% to 55.41%
2008	0.80% to 1.40%	1,219,284	17.93 to 17.43	21,333,920	0.35%	-46.53% to -46.85%
2007	0.80% to 1.40%	1,400,348	33.53 to 32.79	46,055,901	0.11%	44.16% to 43.28%
2006	0.80% to 1.40%	1,470,219	23.26 to 22.89	33,718,368	0.07%	23.54% to 22.80%
Worldwide Insurance Trust -Worldwide Hard Assets Fund -Initial Class (VWHA)
2010	0.80% to 1.40%	619,064	49.90 to 47.18	34,051,631	0.39%	28.20% to 27.43%
2009	0.80% to 1.40%	761,288	38.92 to 37.02	32,875,757	0.27%	56.27% to 55.33%
2008	0.80% to 1.40%	892,365	24.91 to 23.83	24,758,601	0.31%	-46.56% to -46.88%
2007	0.80% to 1.40%	1,118,247	46.61 to 44.87	58,352,118	0.12%	44.19% to 43.31%
2006	0.80% to 1.40%	1,340,984	32.32 to 31.31	48,678,714	0.07%	23.50% to 22.75%
Ivy Fund Variable Insurance Portfolios, Inc. -Asset Strategy (WRASP)
2010	0.65% to 2.80%	6,143,715	12.86 to 12.40	77,797,454	1.03%	7.97% to 5.63%
2009	0.75% to 2.80%	2,978,019	11.91 to 11.74	35,256,090	0.04%	19.06% to 17.41%	*
Ivy Fund Variable Insurance Portfolios, Inc. -Pathfinder Moderate (WRPMP)
2010	0.40%	2,491	11.23	27,982	0.00%	12.18%
Advantage Funds Variable Trust -VT Discovery Fund (SVDF)
2008	0.80% to 1.40%	1,508,012	15.55 to 18.44	32,197,505	0.00%	-44.80% to -45.14%
2007	0.80% to 1.40%	1,793,964	28.18 to 33.62	69,679,934	0.00%	21.34% to 20.60%
2006	0.80% to 1.40%	2,138,630	23.22 to 27.88	68,607,503	0.00%	13.73% to 13.04%
Advantage Funds Variable Trust -VT Large Company Growth Fund (WFVLCG)
2009	1.60% to 2.20%	11,201	9.46 to 9.17	103,735	0.38%	41.08% to 40.22%
2008	1.75% to 2.20%	11,776	6.66 to 6.54	77,336	0.27%	-40.06% to -40.34%
2007	1.75% to 2.20%	12,402	11.12 to 10.96	136,370	0.00%	5.72% to 5.23%
2006	1.40% to 2.20%	13,143	10.60 to 10.41	137,213	0.00%	0.92% to 0.10%
Advantage Funds Variable Trust -VT Money Market Fund (WFVMM)
2009	1.15% to 1.60%	14,747	10.83 to 10.58	156,783	0.24%	-1.04% to -1.49%
2008	1.15% to 1.40%	20,154	10.95 to 10.84	218,444	1.76%	1.10% to 0.84%
2007	1.15% to 1.40%	1,632	10.83 to 10.74	17,585	4.60%	3.47% to 3.20%
2006	1.15% to 1.40%	1,635	10.47 to 10.41	17,055	26.87%	3.22% to 2.96%
Advantage Funds Variable Trust -VT Opportunity Fund (SVOF)
2010	1.30%	836	58.00	48,490	0.48%	22.15%
2008	0.80% to 1.40%	4,815,928	20.38 to 23.63	144,228,895	1.88%	-40.58% to -40.94%
2007	0.80% to 1.40%	5,757,665	34.29 to 40.01	291,024,130	0.62%	5.78% to 5.13%
2006	0.80% to 1.40%	7,005,669	32.42 to 38.06	334,888,686	0.00%	11.32% to 10.65%
Advantage Funds Variable Trust -VT Small Cap Growth Fund (WFVSCG)
2010	0.80% to 2.70%	1,674,122	16.51 to 15.19	27,016,561	0.00%	25.76% to 23.35%
2009	0.75% to 2.50%	775,011	13.14 to 12.45	10,059,269	0.00%	31.36% to 48.83%	*
(Continued)

NATIONWIDE VARIABLE ACCOUNT-II NOTES TO FINANCIAL STATEMENTS December 31, 2010

	Contract Expense Rate**	Units	Unit Fair Value	Contract owners’ equity	Investment Income Ratio***	Total Return****	Inception Date
Advantage Funds Variable Trust - VT Small-Mid Cap Value Fund (WFVSMV)
2010	1.10%	1,026	$ 9.51	$9,762	1.49%	15.96%
2009	1.10%	1,175	8.20	9,641	1.27%	58.42%
2008	1.10% to 1.25%	1,260	5.18 to 5.17	6,526	0.00%	-45.16% to -45.24%
2007	1.25%	39	9.43	368	0.00%	-5.65%	*
Advantage Funds Variable Trust -VT Total Return Bond Fund (WFVTRB)
2010	1.15% to 1.25%	21,348	12.93 to 12.85	274,433	3.38%	5.81% to 5.70%
2009	1.15% to 1.25%	21,348	12.22 to 12.15	259,604	3.69%	10.71% to 10.59%
2008	1.15%	2,116	11.04	23,352	4.80%	1.21%
2007	1.15%	2,116	10.90	23,072	4.56%	4.96%
2006	1.15%	2,116	10.39	21,981	4.32%	2.63%
Advantage Funds(R) - VT Omega Growth -Class 2 (WFVOG2)
2010	1.40% to 2.20%	4,925	12.61 to 12.56	62,030	0.00%	26.08% to 25.61%	*
International Equity Flex I Portfolio (obsolete) (WIEP)
2008	0.80% to 1.40%	1,761,884	10.95 to 10.40	18,463,105	1.68%	-41.51% to -41.86%
2007	0.80% to 1.40%	2,123,568	18.72 to 17.89	38,252,943	1.05%	15.66% to 14.96%
2006	0.80% to 1.40%	2,629,775	16.18 to 15.57	41,181,190	0.99%	17.71% to 17.00%
International Equity Flex II Portfolio (obsolete) (WVCP)
2008	0.80% to 1.40%	184,626	8.13 to 7.56	1,407,276	1.73%	-47.18% to -47.50%
2007	0.80% to 1.40%	219,613	15.39 to 14.39	3,186,083	0.00%	-4.73% to -5.31%
2006	0.80% to 1.40%	285,608	16.15 to 15.20	4,372,655	0.00%	12.30% to 11.62%
J.P. Morgan NVIT Balanced Fund -Class I (obsolete) (BF)
2008	0.80% to 1.40%	243,504	9.34 to 9.08	2,218,666	2.75%	-26.14% to -26.59%
2007	0.80% to 1.40%	265,247	12.64 to 12.36	3,289,279	2.30%	3.78% to 3.15%
2006	0.80% to 1.40%	285,299	12.18 to 11.99	3,426,244	2.46%	11.35% to 10.68%
Large Cap Growth Fund II (obsolete) (VFLG2)
2008	1.15% to 2.35%	85,778	7.46 to 7.05	641,766	0.42%	-39.76% to -40.49%
2007	1.15% to 2.35%	90,603	12.39 to 11.85	1,130,341	0.38%	7.89% to 6.58%
2006	1.15% to 2.35%	91,381	11.48 to 11.12	1,057,960	0.54%	9.08% to 7.76%
Large Cap Value Fund II (obsolete) (VFLV2)
2008	1.15% to 2.40%	105,574	8.62 to 8.13	912,662	1.27%	-40.10% to -40.86%
2007	1.15% to 2.35%	111,241	14.39 to 13.77	1,613,063	1.08%	0.39% to -0.83%
2006	1.15% to 2.35%	100,046	14.34 to 13.89	1,450,895	1.01%	16.26% to 14.85%
Managed Allocation Fund -Aggressive Growth II (obsolete) (MBVAG2)
2008	1.15% to 1.85%	22,130	7.61 to 7.42	166,461	0.45%	-41.31% to -41.73%
2007	1.15% to 1.85%	33,329	12.97 to 12.73	429,215	1.38%	6.46% to 5.70%
2006	1.15% to 1.85%	27,147	12.19 to 12.04	329,302	3.32%	13.51% to 12.71%
Managed Allocation Fund -Conservative Growth II (obsolete) (MBVCG2)
2008	1.15% to 1.75%	22,506	8.94 to 8.74	198,924	2.65%	-20.62% to -21.10%
2007	1.15% to 1.75%	8,194	11.26 to 11.08	92,000	2.66%	3.94% to 3.30%
2006	1.15% to 1.75%	8,142	10.83 to 10.72	88,038	3.85%	5.73% to 5.09%
NVIT Mid Cap Growth Fund -Class I (obsolete) (SGRF)
2008	0.80% to 1.40%	1,380,783	3.82 to 3.63	5,042,610	0.00%	-46.54% to -46.87%
2007	0.80% to 1.40%	2,013,233	7.15 to 6.82	13,821,540	0.00%	8.14% to 7.48%
2006	0.80% to 1.40%	2,500,190	6.61 to 6.35	15,951,881	0.00%	9.03% to 8.37%
NVIT Mid Cap Growth Fund -Class II (obsolete) (SGRF2)
2008	0.95% to 3.20%	2,006,297	8.26 to 8.54	18,751,282	0.00%	-46.79% to -48.01%
2007	0.95% to 3.25%	16,359,805	15.52 to 16.39	287,785,579	0.00%	7.69% to 5.18%
2006	0.95% to 3.25%	7,591,461	14.41 to 15.58	124,920,647	0.00%	8.61% to 6.09%
Series Trust II -Mid Cap Value Portfolio (obsolete) (JPMCVP)
2008	0.80% to 1.40%	654,300	9.66 to 9.39	6,164,916	1.13%	-33.74% to -34.14%
2007	0.80% to 1.40%	934,069	14.58 to 14.26	13,355,230	0.93%	1.63% to 1.01%
2006	0.80% to 1.40%	1,328,877	14.35 to 14.12	18,795,204	0.59%	15.91% to 15.21%
Variable Contracts Trust -Small Cap Value VCT Portfolio -Class I Shares (obsolete) (PISVP1)
2008	0.95% to 1.05%	105,733	6.12 to 6.10	646,042	0.60%	-38.59% to -38.65%
2007	0.95% to 1.05%	117,897	9.96 to 9.95	1,173,591	0.73%	-7.85% to -7.94%
2006	0.95% to 1.05%	124,148	10.81 to 10.80	1,341,708	0.26%	8.10% to 8.04%	*

2010	Reserves for annuity contracts in payout phase:			$8,598,792
2010	Contract owners equity:			$26,665,526,554
2009	Reserves for annuity contracts in payout phase:			$8,394,197
2009	Contract owners equity:			$21,471,280,300
2008	Reserves for annuity contracts in payout phase:			$7,453,205
2008	Contract owners equity:			$16,006,481,073
2007	Reserves for annuity contracts in payout phase:			$12,121,909
2007	Contract owners equity:			$22,175,260,947
2006	Reserves for annuity contracts in payout phase:			$11,157,956
2006	Contract owners equity:			$17,880,717,436
*	This represents the range of annual contract expense rates of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owners’ accounts through the redemption of units.
**	This represents the ratio of dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by average net assets. The ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions to the contractholder accounts through reductions in unit values. The recognition of Investment Income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
***	This represents the range of minimum and maximum total returns for the period indicated, including changes in the value of the underlying mutual fund, which reflects the reduction of unit values for expenses assessed. The total returns do not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return is not annualized if the underlying mutual fund option is initially offered, funded, or both, during the period presented. Minimum and maximum ranges are not shown for underlying mutual fund options for which a single contract expense rate (product option) exists. In such cases, the total return presented is representative of all units issued and outstanding at period end.
****	Subaccounts denoted indicate the underlying mutual fund option was initially added and funded during the period presented

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index.  These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.  Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.

/s/ KPMG LLP
Columbus, Ohio

March 1, 2011

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

 Consolidated Statements of Operations
(in millions)

	Years ended December 31,
	2010	2009	2008

Revenues:
Policy charges	$ 1,399	$ 1,245	$ 1,341
Premiums	484	470	394
Net investment income	1,825	1,879	1,865
Net realized investment gains (losses)	(236)	454	(348)
Other-than-temporary impairment losses (consisting of $394 and
$992 of total other-than-temporary impairment losses, net of $174 and $417 non-credit related recognized in other comprehensive income
for the years ended December 31, 2010 and 2009, respectively)	(220)	(575)	(1,131)
Other income	2	(4)	(4)
Total revenues	$ 3,254	3,469	2,117

Benefits and expenses:
Interest credited to policyholder accounts	$ 1,056	$ 1,100	$ 1,173
Benefits and claims	873	812	856
Policyholder dividends	78	87	93
Amortization of deferred policy acquisition costs	396	466	692
Amortization of value of business acquired and other intangible assets	18	63	31
Interest expense, primarily with Nationwide Financial Services, Inc. (NFS)	55	55	62
Other operating expenses	574	579	631
Total benefits and expenses	$ 3,050	3,162	3,538

Income (loss) from continuing operations before federal income
tax expense (benefit)	$ 204	$ 307	$ (1,421)
Federal income tax expense (benefit)	24	48	(534)
Net income (loss)	$ 180	$ 259	$ (887)
Less: Net loss attributable to noncontrolling interest	60	52	72
Net income (loss) attributable to Nationwide Life Insurance Company	$ 240	$ 311	$ (815)

  See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Balance Sheets
(in millions, except for share and per share amounts)

	December 31,
	2010	2009

Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities (amortized cost $25,613 and $25,103)	$ 26,434	$ 24,750
Equity securities (cost $39 and $49)	42	53
Mortgage loans, net	6,125	6,829
Short-term investments	1,062	1,003
Other investments	1,646	1,517
Total investments	$ 35,309	$ 34,152

Cash and cash equivalents	337	49
Accrued investment income	459	402
Deferred policy acquisition costs	3,973	3,983
Value of business acquired	259	277
Goodwill	200	200
Other assets	1,985	2,080
Separate account assets	64,875	57,846
Total assets	$ 107,397	$ 98,989

Liabilities and Shareholder's Equity
Liabilities:
Future policy benefits and claims	$ 32,676	$ 33,150
Short-term debt	300	150
Long-term debt	978	706
Other liabilities	2,429	1,820
Separate account liabilities	64,875	57,846
Total liabilities	$ 101,258	$ 93,672

Shareholder's equity:
Common stock ($1 par value; authorized - 5,000,000 shares, issued
and outstanding - 3,814,779 shares)	$ 4	$ 4
Additional paid-in capital	1,718	1,718
Retained earnings	3,741	3,510
Accumulated other comprehensive income (loss)	321	(266)
Total shareholder's equity	$ 5,784	$ 4,966
Noncontrolling interest	355	351
Total equity	$ 6,139	$ 5,317
Total liabilities and equity	$ 107,397	$ 98,989

  See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Changes in Equity
(in millions)

	Class A&B common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholder's equity	Non-controlling interest	Total equity

Balance as of December 31, 2007	$ 4	$ 1,359	$ 4,228	$ (87)	$ 5,504	$ 466	$ 5,970

Dividends to NFS	-	-	(461)	-	(461)	-	(461)
Capital contributed by NFS	-	339	-	-	339	-	339
Other, net	-	-	-	-	-	22	22
Comprehensive loss:
Net loss	-	-	(815)	-	(815)	(72)	(887)
Other comprehensive loss, net of taxes	-	-	-	(1,274)	(1,274)	-	(1,274)
Total comprehensive loss					(2,089)	(72)	(2,161)

Balance as of December 31, 2008	$ 4	$ 1,698	$ 2,952	$ (1,361)	$ 3,293	$ 416	$ 3,709

Cumulative effect of change in accounting principle, net of taxes	-	-	250	(250)	-	-	-
Capital contributed by NFS	-	20	-	-	20	-	20
Other, net	-	-	(3)	-	(3)	(13)	(16)
Comprehensive income (loss):
Net income (loss)	-	-	311	-	311	(52)	259
Other comprehensive income, net of taxes	-	-		1,345	1,345	-	1,345
Total comprehensive income (loss)					1,656	(52)	1,604

Balance as of December 31, 2009	$ 4	$ 1,718	$ 3,510	$ (266)	$ 4,966	$ 351	$ 5,317

Cumulative effect of change in accounting principle, net of taxes	-	-	(9)	9	-	46	46
Other, net	-	-	-	-	-	18	18

Comprehensive income (loss):
Net income (loss)	-	-	240	-	240	(60)	180
Other comprehensive income, net of taxes	-	-	-	578	578	-	578
Total comprehensive income (loss)					818	(60)	758

Balance as of December 31, 2010	$ 4	$ 1,718	$ 3,741	$ 321	$ 5,784	$ 355	$ 6,139

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Cash Flows
(in millions)

	Years ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net income (loss)	$ 180	$ 259	$ (887)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net realized investment losses (gains)	236	(454)	348
Other-than-temporary impairment losses	220	575	1,131
Interest credited to policyholder accounts	1,056	1,100	1,173
Capitalization of deferred policy acquisition costs	(634)	(513)	(588)
Amortization of deferred policy acquisition costs	396	466	692
Amortization and depreciation	(2)	51	48
Changes in:
Policy liabilities	(579)	(725)	(173)
Other, net	(187)	(147)	(798)
Net cash provided by operating activities	$ 686	$ 612	$ 946

Cash flows from investing activities:
Proceeds from maturity of securities available-for-sale	$ 3,251	$ 3,889	$ 4,272
Proceeds from sale of securities available-for-sale	2,168	4,211	4,309
Proceeds from sales/repayments of mortgage loans	996	773	869
Cost of securities available-for-sale acquired	(5,910)	(9,206)	(7,255)
Cost of mortgage loans originated or acquired	(373)	(36)	(372)
Net (increase) decrease in short-term investments	(44)	1,910	(1,857)
Collateral received (paid), net	(23)	(869)	592
Other, net	(29)	208	15
Net cash provided by investing activities	$ 36	$ 880	$ 573

Cash flows from financing activities:
Net increase (decrease) in short-term debt	$ 150	$ (100)	$ (35)
Net proceeds from issuance of long-term debt	272	-	-
Capital contributed by NFS	-	20	-
Cash dividends paid to NFS	-	-	(281)
Investment and universal life insurance product deposits and other additions	4,540	3,877	3,862
Investment and universal life insurance product withdrawals and other deductions	(5,405)	(5,301)	(5,306)
Other, net	9	19	282
Net cash used in financing activities	$ (434)	$ (1,485)	$ (1,478)

Net increase in cash and cash equivalents	$ 288	$ 7	$ 41
Cash and cash equivalents, beginning of period	49	42	1
Cash and cash equivalents, end of period	$ 337	$ 49	$ 42

  See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(1)	Nature of Operations

Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) was incorporated in 1929 and is an Ohio stock legal reserve life insurance company.  The Company is a member of the Nationwide group of companies (Nationwide), which is comprised of Nationwide Mutual Insurance Company (NMIC) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by NFS, a holding company formed by Nationwide Corporation (Nationwide Corp.), a majority-owned subsidiary of NMIC.

Wholly-owned subsidiaries of NLIC as of December 31, 2010 include Nationwide Life and Annuity Insurance Company (NLAIC) and Nationwide Investment Services Corporation (NISC).  NLAIC offers universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI) and individual annuity contracts on a non-participating basis.  NISC is a registered broker-dealer.

The Company is a leading provider of long-term savings and retirement products in the United States of America (U.S.).  The Company develops and sells a diverse range of products including individual annuities, private and public sector group retirement plans, other investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network.  Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators, and life insurance specialists.  Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (NRS), and Nationwide Financial Network (NFN) producers.  The Company also distributes products through the agency distribution force of its ultimate parent company, NMIC.

On December 31, 2009, NLIC merged with its affiliate, Nationwide Life Insurance Company of America and subsidiaries (NLICA), with NLIC as the surviving entity.  In addition, NLIC’s subsidiary, NLAIC, merged with a subsidiary of NLICA, Nationwide Life and Annuity Company of America (NLACA), effective as of December 31, 2009, with NLAIC as the surviving entity.  The mergers were completed to streamline the enterprise's capital structure and create operational efficiencies.  See Note 2 for further information.

In 2010, the Company elected to rely on the exemption pursuant to Rule 12h-7 of the Securities Exchange Act of 1934 (Exchange Act) from its duty under Section 15(d) of the Exchange Act to file reports required by Section 13(a) of the Exchange Act for products that are registered as securities but also are regulated as insurance under state law.  Consequently, absent a further change in circumstances, the Company no longer files periodic reports with the United States Securities and Exchange Commission (SEC).

As of December 31, 2010 and 2009, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S.  Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which business is conducted that makes it overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

(2)	Summary of Significant Accounting Policies

The Company’s significant accounting policies that materially affect financial reporting are summarized below.  The accompanying consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP).

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements.  Actual results could differ significantly from those estimates.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The Company’s most critical estimates include those used to determine the following: the balance, recoverability and amortization of deferred policy acquisition costs (DAC); whether an available-for-sale security is other-than-temporarily impaired; valuation allowances for mortgage loans; valuation of derivatives; the liability for future policy benefits and claims, including the valuation of embedded derivatives resulting from living benefit contracts; and the federal income tax provision.  Although some variability is inherent in these estimates, recorded amounts reflect management’s best estimates based on facts and circumstances as of the balance sheet date.  Management believes the amounts provided are appropriate.

Basis of Presentation

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest.  All significant intercompany balances and transactions were eliminated in consolidation.

Certain items in the consolidated financial statements and related notes have been reclassified to conform to the current presentation.

Investments

The Company classifies fixed maturity and equity securities as either available-for-sale or trading. Purchases and sales of securities are recorded on the trade date. Receivables are recorded for sales of securities and liabilities for purchases not yet settled at the balance sheet date. Realized gains and losses on sales of fixed maturity and equity securities are recognized in income based on the specific identification method. Interest and dividend income are recognized when earned.

Available-for-sale securities.  Available-for-sale securities are reported at fair value, with unrealized holdings gains and losses reported as a separate component of other comprehensive income, net of adjustments for DAC, value of business acquired (VOBA), future policy benefits and claims, policyholder dividend obligations, noncontrolling interests and deferred federal income taxes.

For fixed maturity and marketable equity securities for which market quotations are available, the Company generally uses independent pricing services to assist in determining the fair value measurement.

The Company’s investments in corporate debt securities, mortgage-backed securities and other asset-backed securities are valued with the assistance of independent pricing services and non-binding broker quotes. The Company’s policy is to give priority to pricing obtained from our primary independent pricing service. In the event that pricing information is not available from an independent pricing service, non-binding broker quotes are used to assist in the valuation of the investments. In many cases, only one broker quote is available. The Company’s policy is generally not to adjust the values obtained from brokers.

Broker quotes are considered unobservable inputs as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased such that generally only one quotation is available. As the brokers often do not provide the necessary transparency into their quotes and methodologies, the Company periodically performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value.

For investments valued with the assistance of independent pricing services, the Company obtains the pricing services’ methodologies, inputs and assumptions and classifies these investments accordingly in the fair value hierarchy. The Company periodically reviews and tests the pricing and related methodologies obtained from these independent pricing services against secondary sources to ensure that management can validate the investment’s fair value and related fair value hierarchy categorization. If large variances are observed between the price obtained from the independent pricing services and secondary sources, the Company analyzes the causes driving the variance.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

For certain fixed maturity securities not priced by independent pricing services (e.g., private placement securities without quoted market prices), a corporate pricing matrix or internally developed pricing model is generally used. The corporate pricing matrix is developed using private spreads for corporate securities with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a fixed maturity security to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that security. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular fixed maturity security.

In 2009, certain residential mortgage-backed securities backed by sub-prime and Alt-A collateral experienced low levels of market activity, leading the Company to utilize internal pricing models to assist in determining the estimated fair values of these securities.

As such, the Company used a weighting of internal pricing models and independent pricing services to better estimate the investments’ fair value. Management determined the use of multiple valuation techniques, considering both an income approach that maximized the use of relevant observable inputs and minimized the use of unobservable inputs and a market approach based on that observed quotes provided by independent pricing services produced a result more representative of the securities’ fair value.

The income approach incorporated cash flows for each investment adjusted for expected losses in different interest rate and housing scenarios. The adjusted cash flows were then discounted using a risk premium that market participants would demand because of the risk in the cash flows. The risk premium was reflective of an orderly transaction between market participants at the measurement date under the then current market conditions and included items such as liquidity and structure risk. The income approach also included a weighting of external third-party values. As sufficient information is often not available to conclude whether such prices are based on orderly transactions, this weighting methodology was designed to incorporate external prices into the Company’s internal valuation process.

In addition to weighting external prices when developing the internal values, the Company further calibrated those values to market indications through pricing determined from two independent pricing services (the market approach). The Company calibrated the prices obtained from the independent pricing services and the price developed internally by utilizing the median value to determine the estimated fair value.

In 2010, the markets for these securities began to experience more normal levels of activity and the prices obtained from independent pricing services were more representative of orderly transactions between market participants. As such, these securities were priced solely with the assistance of independent pricing services as of December 31, 2010.

When the collectability of contractual interest payments on fixed maturity securities is considered doubtful, such securities are placed in non-accrual status and any accrued interest is excluded from investment income.  These securities are not restored to accrual status until all delinquent interest and principal are paid and the Company determines that payment of future principal and interest is probable.

For investments in beneficial interests of securitized assets, the Company recognizes income and amortizes discounts and premiums using the effective-yield method based on prepayment assumptions and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

Mortgage loans, net of allowance.  The Company holds commercial mortgage loans that are collateralized by properties throughout the United States.  Mortgage loans held for investment are carried at amortized cost less a valuation allowance.

The Company maintains a valuation allowance comprised of specific reserves for impaired loans and non-specific reserves for losses inherent in the balance of the portfolio.  Specific reserve changes are included in other-than-temporary impairment losses, while changes in non-specific reserves are recorded in net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Interest income on performing mortgage loans is recognized over the life of the loan using the effective-yield method.  Loans in default or in the process of foreclosure are placed on non-accrual status.  Interest received on non-accrual status mortgage loans is included in net investment income in the period received.

Policy loans.  Policy loans, which are collateralized by the related insurance policy, are carried at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Short-term investments.  Short-term investments consist of highly liquid debt instruments with maturities of greater than three months and less than twelve months when purchased.  The Company carries short-term investments at estimated fair value.

Securities lending.  The Company has entered into securities lending agreements with an agent bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income on the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of loaned securities to be held as collateral. Cash collateral is invested by the agent bank in investment-grade securities, which are included in the total investments of the Company. Non-cash collateral is recorded off-balance sheet. The Company continues to recognize loaned securities in either available-for-sale investments or short-term investments, and a securities lending payable is recorded in other liabilities for the amount of collateral received. Net income received from securities lending activities is included in net investment income.

Other-than-temporary impairments evaluations.  The Company periodically reviews its available-for-sale fixed maturities and equities on a case-by-case basis to determine if any decline in fair value to below cost or amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss, reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations, the value of the company or specific collateral securing the debt, the Company’s intent to sell the security and whether it is more likely than not that the Company will be required to sell the security before the recovery of its amortized cost basis. The Company also evaluates U.S. Treasury securities and obligations of U.S. Government corporations, U.S. Government agencies, obligations of states and political subdivisions, and debt securities issued by foreign governments for other-than-temporary impairment by examining similar characteristics referenced above for corporate debt securities.

When evaluating whether residential mortgage-backed securities, commercial mortgage-backed securities, collateralized debt obligations and other asset-backed securities are other-than-temporarily impaired, the Company examines characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, the quality of any credit guarantors, the Company’s intent to sell the security and whether it is more likely than not will be required to sell the security before the recovery of its amortized cost basis.

For all debt securities evaluated for other-than-temporary impairment (for which the Company does not have the intent to sell and it is not more likely than not that it will be required to sell the security before the recovery of its amortized cost basis), the Company considers the timing and amount of the cash flows. The Company evaluates its intent to sell on an individual security basis.

To the extent that the present value of cash flows generated by a debt security is less than the amortized cost, or the reference amount if the security is accounted for under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 325, Investments - Other, an other-than-temporary impairment is recognized through earnings.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Other-than-temporary impairment losses on securities (where the Company does not intend to sell the security and it is not more likely than not it will be required to sell the security prior to recovery of the security’s amortized cost) are bifurcated with the credit portion of the impairment loss being recognized in earnings and the non-credit loss portion of the impairment being recognized in other comprehensive income, net of applicable taxes and other offsets.

Prior to 2009, an other-than-temporary impairment charge was taken when the Company did not have the ability and intent to hold the security until the forecasted recovery or if it was probable that the Company would not recover all contractual amounts when due. Many criteria were considered during this process including, but not limited to, specific credit issues and financial prospects related to the issuer, the quality of the underlying collateral, management’s intent and ability to hold the security until recovery, current economic conditions that could affect the creditworthiness of the issuer in the future, the current fair value as compared to the amortized cost of the security, the extent and duration of the unrealized loss, and the rating of the affected security. Other-than-temporary impairment losses resulted in a permanent reduction to the cost basis of the underlying investment equal to the difference between the estimated fair value of the security and its amortized cost.

It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

The Company considers both the non-credit portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income and any subsequent changes in the fair value of those debt securities as accumulated other comprehensive losses recognized on debt securities which have credit losses in earnings.

Equity securities may experience other-than-temporary impairment in the future based on the prospects for full recovery in value in a reasonable period of time and the Company’s ability and intent to hold the security to recovery.

Derivative Instruments

The Company uses derivative instruments in efforts to manage exposures and mitigate risks associated with interest rates, equity markets, foreign currency and credit.  These derivative instruments primarily include interest rate swaps, futures contracts, credit default swaps, cross-currency swaps and other traditional swap agreements.  Certain features embedded in the Company’s investments, equity-indexed annuity contracts and variable annuity contracts are derivatives requiring separate accounting under the provisions of FASB ASC 815-15 Embedded Derivatives.  All derivative instruments are carried at fair value and are reflected as an asset or liability.  See Note 6 for a discussion on the Company’s use of derivative instruments.

The Company’s derivative transaction counterparties are generally financial institutions and corporations. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. Generally, the Company accepts collateral in the form of cash and marketable securities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Revenues and Benefits

Investment and Universal Life Insurance Products.  Investment products consist primarily of individual and group variable and fixed deferred annuities.  Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI), bank-owned life insurance (BOLI) and other interest-sensitive life insurance policies.  Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance charges, administrative fees and surrender charges that have been earned and assessed against policy account balances during the period.  The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees.  Asset fees, cost of insurance charges and administrative fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.  Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited.  Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional Life Insurance Products.  Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and primarily consist of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies.  Premiums for traditional life insurance products are recognized as revenue when due.  Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract.  This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Cash and Cash Equivalents

Cash and cash equivalents, which include highly liquid investments with original maturities of less than three months, are carried at cost, which approximates fair value.

Deferred Policy Acquisition Costs

Investment and universal life insurance products.  The Company has deferred certain costs of acquiring investment and universal life insurance products, principally commissions, certain expenses of the policy issue and underwriting department, and certain variable sales expenses that relate to and vary with the production of new and renewal business.  In addition, the Company defers sales inducements, such as interest credit bonuses and jumbo deposit bonuses.  Investment products primarily consist of individual and group variable and fixed deferred annuities in the Individual Investments and Retirement Plans segments.  Universal life insurance products include universal life insurance, variable universal life insurance, COLI, BOLI and other interest-sensitive life insurance policies in the Individual Protection segment.  DAC is subject to recoverability testing in the year of policy issuance and loss recognition testing at the end of each reporting period.  For investment and universal life insurance products, the Company amortizes DAC with interest over the lives of the policies in relation to the present value of estimated gross profits from projected interest margins, asset fees, cost of insurance charges, administrative fees, surrender charges, and net realized investment gains and losses less policy benefits and policy maintenance expenses.

The Company adjusts the DAC asset related to investment and universal life insurance products to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale. The adjustment to DAC represents the change in amortization of DAC that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines.

The assumptions used in the estimation of future gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process during the second quarter.  During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies, and an evaluation of projected general and separate account investment returns.  The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins and mortality.  Currently, the Company’s long-term assumption for net separate account investment

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

performance is approximately 7% growth per year.  The Company reviews this assumption, like others, as part of its annual process.  If this assumption were unlocked, the date of the unlocking could become the anchor date used in the reversion to the mean process (defined below).  Variances from the long-term assumption are expected since the majority of the investments in the underlying separate accounts are in equity securities, which strongly correlate in the aggregate with the Standard & Poor’s (S&P) 500 Index.  The Company bases its reversion to the mean process on actual net separate account investment performance from the anchor date to the valuation date.  The Company then assumes different performance levels over the next three years such that the separate account mean return measured from the anchor date to the end of the life of the product equals the long-term assumption.  The assumed net separate account investment performance used in the DAC models is intended to reflect what is anticipated.  However, based on historical returns of the S&P 500 Index, and as part of its pre-set parameters, the Company’s reversion to the mean process generally limits net separate account investment performance to 0-15% during the three-year reversion period.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns.  In the event actual experience differs from assumptions or future assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense, which could be significant.  In general, increases in the estimated long-term general and separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in long-term lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization.

In addition to the comprehensive annual study of assumptions, management evaluates the appropriateness of the individual variable annuity DAC balance quarterly within pre-set parameters.  These parameters are designed to appropriately reflect the Company’s long-term expectations with respect to individual variable annuity contracts while also evaluating the potential impact of short-term experience on the Company’s recorded individual variable annuity DAC balance.  If the recorded balance of individual variable annuity DAC falls outside of these parameters for a prescribed period, or if the recorded balance falls outside of these parameters and management determines it is not reasonably possible to get back within the parameters during a given period, assumptions are required to be unlocked, and DAC is recalculated using revised best estimate assumptions.  When DAC assumptions are unlocked and revised, the Company continues to use the reversion to the mean process.

See Note 7 for a discussion of assumption changes that impacted DAC amortization and related balances for 2010, 2009 and 2008.

Traditional life insurance products. Generally, DAC related to traditional life insurance products is amortized with interest over the premium-paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue.  Such anticipated premium revenue is estimated using the same assumptions as those used for computing liabilities for future policy benefits at issuance.  Under existing accounting guidance, the concept of DAC unlocking does not apply to traditional life insurance products, although evaluations of DAC for recoverability at the time of policy issuance and loss recognition testing at each reporting period are required.

Value of Business Acquired

As a result of the acquisition of Provident Mutual Life Insurance Company (Provident) in 2002 and the application of purchase accounting, the Company reports an intangible asset representing the estimated fair value of the business in force and the portion of the purchase price that was allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts existing as of the closing date of the Provident acquisition.  The value assigned to VOBA was supported by an independent valuation study commissioned by the Company and executed by a team of qualified valuation experts, including actuarial consultants.

VOBA represents the actuarially-determined value of future cash flows for acquired insurance contracts. Expected future cash flows are determined based on projected future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, changes in reserves, operating expenses, investment income and other factors. VOBA is adjusted for unrealized gains and losses on available-for-sale securities for changes in amortization that would have been

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

required had such unrealized amounts been realized. In the event actual experience differs or assumptions are revised, an increase or decrease in VOBA amortization expense is recorded, which could be significant.

See Note 8 for a discussion of VOBA amortization and related balances for 2010, 2009 and 2008.

Goodwill

In connection with acquisitions of operating entities, the Company recognizes the excess of the purchase price over the fair value of net assets acquired as goodwill.  Goodwill is not amortized, but is evaluated for impairment at the reporting unit level annually.  Goodwill of a reporting unit also is tested for impairment on an interim basis in addition to the annual evaluation if an event occurs or circumstances change which would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting units, including the method used to determine fair value; discount rates; expected levels of cash flows, revenues and earnings; and the selection of comparable companies used to develop market-based assumptions.  The Company performed its annual impairment test during the third quarter.

Closed Block

In connection with the sponsored demutualization of Provident prior to its acquisition, Provident established a closed block for the benefit of certain classes of individual participating policies that had a dividend scale payable in 2001.  Assets were allocated to the closed block in an amount that produces cash flows which, together with anticipated revenues from closed block business, is reasonably expected to be sufficient to provide for (1) payment of policy benefits, specified expenses and taxes, and (2) the continuation of dividends throughout the life of the Provident policies included in the closed block based upon the dividend scales payable for 2001, if the experience underlying such dividend scales continues.

Assets allocated to the closed block benefit only the holders of the policies included in the closed block and will not revert to the benefit of the Company.  No reallocation, transfer, borrowing or lending of assets can be made between the closed block and other portions of the Company’s general account, any of its separate accounts, or any affiliate of the Company without the approval of the Pennsylvania Insurance Department and Ohio Department of Insurance (ODI).  The closed block will remain in effect as long as any policy in the closed block is in force.

If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will increase.  If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced.  If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from the Company’s assets outside of the closed block, which are general account assets.

The assets and liabilities allocated to the closed block are recorded in the Company’s consolidated financial statements on the same basis as other similar assets and liabilities.  The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date Provident was acquired by the Company represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income, for the benefit of stockholders, over the period the policies in the closed block remain in force.

If actual cumulative earnings exceed expected cumulative earnings, the expected earnings are recognized in income.  This is because the excess cumulative earnings over expected cumulative earnings, which represents undistributed accumulated earnings attributable to policyholders, is recorded as a policyholder dividend obligation.  Therefore, the excess will be paid to closed block policyholders as an additional policyholder dividend expense in the future unless it is otherwise offset by future performance of the closed block that is less favorable than originally expected.  If actual cumulative performance is less favorable than expected, actual earnings will be recognized in income.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholder benefits, policyholder dividends, premium taxes and income taxes.  The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized gains and losses on investments held outside of the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies for the purpose of the amortization of VOBA.  See Note 10 for further disclosure.

Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives.  Separate account assets are recorded at fair value and the Company primarily uses net asset value (NAV) to estimate the underlying fair value for certain mutual funds that do not have readily determinable fair values.  The Company also uses market quotations to determine the underlying fair value of mutual funds when available.  Investment income and realized investment gains or losses of these accounts accrue directly to the contractholders.  The activity of the separate accounts is not reflected in the consolidated statements of operations except for (1) the fees the Company receives, which are assessed on a daily or monthly basis and recognized as revenue when assessed and earned, and (2) the activity related to contract guarantees, which are riders to existing variable annuity contracts.

Future Policy Benefits and Claims

The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the relative incidence of death in a given time), morbidity (the relative incidence of disability resulting from disease or physical impairment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts).

The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and universal life and variable universal life insurance policies as the policy account balance, which represents participants’ net premiums and deposits plus investment performance and interest credited less applicable contract charges.

The Company adjusts future policy benefits and claims related to investments to reflect the impact of unrealized gains and losses on fixed maturity available-for-sale securities. The adjustment to future policy benefits and claims represents the change in policy reserves from using a discount rate that would have been required had such unrealized amounts been realized and the proceeds reinvested at then current market interest rates, which vary from the then current effective portfolio rate.

The Company’s liability for funding agreements to an unrelated third party trust related to the medium-term note (MTN) program equals the balance that accrues to the benefit of the contractholder, including interest credited.  The funding agreements constitute insurance obligations and are considered annuity contracts under Ohio insurance laws.

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method using interest rates varying from 2.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals that were used or being experienced at the time the policies were issued.

The liability for future policy benefits for payout annuities was calculated using the present value of future benefits and   maintenance costs discounted using interest rates at issue varying generally from 3.0% to 13.0%

Liabilities for Variable Contract Guarantees

The Company offers various guarantees to variable annuity contractholders including a return of no less than total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period. See Note 11 for accounting policy discussion.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 8% of the Company’s life insurance in force in 2010 (9% in 2009 and 12% in 2008), 44% of the number of life insurance policies in force in 2010 (49% in 2009 and 50% in 2008).  The provision for policyholder dividends was based on the current dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

Federal Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when management determines it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe.  Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits.  In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the consolidated financial statements, which could be significant.

The Company has established tax reserves in accordance with the requirements of FASB ASC 740, Income Taxes. These reserves reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues or release of administrative guidance or rendering of a court decision affecting a particular tax issue.

NLIC filed separate consolidated federal income tax returns, with their subsidiaries, and are eligible to join the Mutual consolidated tax return group in 2014.

Reinsurance ceded

Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts.  Assets and liabilities related to reinsurance ceded generally are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company.  The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder.

NLICA and Subsidiaries Merger

On December 31, 2009, NLIC merged with its affiliate, NLICA, with NLIC as the surviving entity.  In addition, NLIC’s subsidiary, NLAIC, merged with a subsidiary of NLICA, NLACA, effective as of December 31, 2009, with NLAIC as the surviving entity.  The merger was accounted for at historical cost in a manner similar to a pooling of interests because the involved entities were under common control.  NLICA and subsidiaries are reflected in the Company’s prior year consolidated financial statements at the historical cost of the transferred net assets to provide comparative information as though the companies were combined for all periods presented.  This presentation is consistent for both GAAP and Statutory reporting.  Since NLICA and NLACA were wholly-owned subsidiaries, there was no noncontrolling interest impact.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The Company has presented its consolidated financial statements and accompanying notes as applicable for all years presented to reflect the NLICA merger.

The following tables summarize the impact of the items described above on the income statement for the years ended December 31:

(in millions)	2009	2008

Total revenues	$ 375	$ 411
Total benefits and expenses	$ 357	$ 395
Federal income tax (benefit) expense	$ (5)	$ 1
Net income	$ 23	$ 15

The following tables summarize the impact of the items described above on the balance sheet for the years ended December 31:

(in millions)	2009

Total assets	$ 5,926
Total liabilities	$ 4,895
Total shareholder's equity	$ 1,031

The impact of the merger on shareholder’s equity was $1.0 billion and $1.3 billion as of December 31, 2008 and 2007, respectively.

Subsequent events

The Company evaluated subsequent events through the date the consolidated financial statements were issued.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(3)	Recently Issued Accounting Standards

In January 2011, the FASB issued Accounting Standards Update (ASU) 2011-01, which temporarily defers the effective date for disclosures related to troubled debt restructurings contained within ASU 2010-20.  This deferral enables public companies to delay the effective date of these disclosures indefinitely until the FASB adopts clarification to the guidance for determining what constitutes a troubled debt restructuring.  The effective date for all other disclosures required under ASU 2010-20 are not subject to this deferral.  This guidance is effective for the Company immediately.  This guidance was adopted by the Company in January 2011 with no impact to the Company's financial statements.

In December 2010, the FASB adopted ASU 2010-29, which amends FASB ASC 805, Business Combinations for public entities that present comparative financial statements.  This guidance specifies that an entity should disclose revenue and earnings of the combined entity as though the business combinations that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period.  The revised guidance also expands the pro forma revenue and earnings disclosures to include a description of the nature and amount of any material, nonrecurring pro forma adjustments attributable to the business combinations.  This ASU is effective for business combinations that have an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.  The Company adopted this guidance prospectively beginning January 1, 2011.  On the date of adoption, there was no impact to the Company’s financial statements.

In December 2010, the FASB adopted ASU 2010-28, which amends FASB ASC 350, Intangibles – Goodwill and Other related to Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  As a result of this ASU, an entity will be required to perform Step 2 on reporting units that have zero or negative carrying amounts if adverse qualitative factors exist that would indicate that the reporting unit is more likely than not impaired.  This will eliminate the ability for entities to pass Step 1 of the impairment test just because the fair value of the reporting unit is generally greater than zero.  This guidance is effective for fiscal and interim reporting periods beginning after December 15, 2010.  The Company adopted this guidance effective January 1, 2011 with no impact to the Company’s financial statements.  The Company will apply this guidance prospectively as is required.

In October 2010, the FASB issued ASU 2010-26, which amends FASB ASC 944, Financial Services - Insurance. This guidance amends Topic 944 by modifying the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal contracts. Under this ASU incremental direct costs of contract acquisition can be capitalized. Additionally, certain costs related directly to underwriting, policy issuance and processing, medical and inspection, and sales force contract selling activities can be capitalized. The costs are limited to the portion of an employee’s total compensation, excluding any compensation that is capitalized as incremental direct costs of contract acquisition, and payroll-related fringe benefits related directly to time spent performing these activities for actual acquired contracts and other costs related directly to these activities that would not have been incurred if the contract had not been acquired. The guidance also specifies that only certain direct-response advertising costs are able to be included in DAC. This guidance is effective for fiscal and interim periods beginning after December 15, 2011, with early adoption permitted, but only at the beginning of an entity’s annual reporting period. The amendments are required to be applied prospectively upon adoption. Retrospective application to all prior periods presented upon the date of adoption also is permitted, but not required. The Company will adopt this guidance effective January 1, 2012. The Company is currently evaluating the impact of adoption and whether prospective application or retrospective application is desired. The adoption of this guidance could have a significant impact on the Company’s financial statements.

In July 2010, the FASB issued ASU 2010-20, which amends FASB ASC 310, Receivables.  This guidance amends Topic 310 to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses.  As a result of this guidance, an entity is required to disaggregate certain existing disclosures by portfolio segment or class.  The guidance also provides certain new disclosures about its financing receivables and related allowance for credit losses.  For disclosures as of the end of a reporting period, the guidance is effective for the Company for interim and annual reporting periods ending on or after December 15, 2010.  For disclosures about activity during a reporting period, the guidance is effective for the Company for interim and annual reporting periods beginning on or after December 15, 2010.  The Company adopted the guidance following this incremental approach as of December 31, 2010, with no impact to the consolidated financial statements of the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

In April 2010, the FASB issued ASU 2010-18, which amends FASB ASC 310, Receivables.  This guidance clarifies that modifications of loans that are accounted for within a pool under FASB ASC Subtopic 310-30, Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality, do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring.  An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change.  The guidance does not affect the accounting for loans under the scope of FASB ASC Subtopic 310-30 that are not accounted for within pools.  This guidance is effective for modifications occurring in the interim or annual period ending on or after July 15, 2010, with early adoption permitted.  The guidance was adopted on September 30, 2010 and will be applied to prospective transactions as is required. The adoption of this guidance had no impact on the consolidated financial statements of the Company.

In April 2010, the FASB issued ASU 2010-15 which clarifies that an insurance entity should not consider any separate account interests held for the benefit of policy holders in an investment to be the insurer’s interest and should not combine those interests with its general account interest in the same investment when assessing the investment for consolidation, unless the separate account interests are held for the benefit of a related party holder and the variable interest entity guidance requires the consideration of related parties.  The update also clarifies that for the purpose of evaluating whether the retention of specialized accounting for investments in consolidation is appropriate, a separate account arrangement should be considered a subsidiary.  Additionally, the amendments do not require an insurer to consolidate an investment in which a separate account holds a controlling financial interest if the investment is not or would not be consolidated in the standalone financial statements of the separate account.  When consolidation is required, the update provides guidance on how an insurer should consolidate an investment fund.  The amendments should be applied retrospectively in fiscal years beginning after December 15, 2010, and interim periods within those years with earlier application permitted.  The Company early adopted this guidance effective April 1, 2010 resulting in an immaterial impact of adoption.

In March 2010, the FASB issued ASU 2010-11 which clarifies the scope exception for embedded credit derivatives.  This scope exception allows for embedded credit-derivative features related only to the transfer of credit risk in the form of subordination of one financial instrument to another to not be subject to potential bifurcation and separate accounting under Subtopic 815-15, Embedded Derivatives.  The ASU clarifies how to apply this scope exception including how to determine which embedded credit derivative features, including those in collateralized debt obligations and synthetic collateralized debt obligations, are considered to be embedded derivatives that should not be analyzed for potential bifurcation and separate accounting under Subtopic 815-15.  To ease transition, the guidance allows companies to irrevocably elect to apply the fair-value option to any investment in a beneficial interest in securitized financial assets.  The amendments are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010 with early adoption permitted at the beginning of the first fiscal quarter beginning after issuance of the ASU.  The Company adopted this guidance effective July 1, 2010 and elected fair value treatment for synthetic collateralized debt obligations. The adoption of this guidance resulted in a cumulative effect adjustment of $9 million, net of taxes, to retained earnings with a corresponding adjustment to accumulated other comprehensive income (AOCI).  See Note 6 for further discussion on synthetic collateralized debt obligations.

In February 2010, the FASB issued ASU 2010-08 which contained technical corrections to various codification topics.  While none of the provisions in the ASU fundamentally change GAAP, certain clarifications made to the guidance on embedded derivatives and hedging (Subtopic 815-15) may cause a change in the application of that Subtopic and, thus, special transition provisions were provided for accounting changes related to that Subtopic.  The amendments of this ASU are effective for the first reporting period, including interim periods, beginning after issuance, except for certain amendments related to embedded derivatives and certain changes that affect the calculation of tax benefits attributable to reorganizations.  The amendments related to the reorganization guidance in Paragraph 852-740-45-2 should be applied to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company adopted these provisions as of January 1, 2009 with no impact of adoption.  The amendments to the embedded derivative guidance are effective for fiscal years beginning after December 15, 2009.  The Company adopted the embedded derivative provisions as of January 1, 2010 with an immaterial impact of adoption.  The Company adopted all other ASU 2010-08 provisions as of April 1, 2010 with no impact of adoption.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

In February 2010, the FASB issued ASU 2010-10, which defers the application of guidance under FASB ASC 810 for certain interests in an entity that has all of the attributes of an investment company, or for which it is industry practice to apply measurement principles for financial reporting that are consistent with those investment companies apply, or the entity is a registered money market fund.  An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities before the guidance amendments.  This guidance is effective for fiscal and interim reporting periods beginning after November 15, 2009.  The Company adopted this guidance effective January 1, 2010.  As a result of the application of this ASU, the Company deferred application for the applicable entities within the scope of the standard.

In January 2010, the FASB issued ASU 2010-06, which amends FASB ASC 820, Fair Value Measurement and Disclosures.  This guidance requires new disclosures and provides amendments to clarify existing disclosures.  The new requirements include disclosing transfers in and out of Levels 1 and 2 fair value measurements and the reasons for the transfers and further disaggregating activity in Level 3 fair value measurements.  The clarification of existing disclosure guidance includes further disaggregation of fair value measurement disclosures for each class of assets and liabilities and providing disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  The guidance also includes conforming amendments to the guidance on employers’ disclosures about the postretirement benefit plan assets.  This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures regarding the activity in Level 3 measurements, which shall be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Company adopted this guidance effective January 1, 2010, except for the new disclosure regarding the activity in level 3 measurements, which the Company will adopt for the fiscal period beginning January 1, 2011.  See Note 4 for required disclosures.

In June 2009, the FASB issued guidance under FASB ASC 860, Transfers and Servicing.  This guidance eliminates the concept of a qualifying special-purpose entity (QSPE) and clarifies and amends the derecognition criteria for a transfer to be accounted for as a sale and the unit of account eligible for sale accounting.  Additionally, this guidance requires a transferor to initially measure and recognize all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale at fair value.  Additionally, on and after the effective date, existing QSPEs (as defined under previous accounting standards) must be evaluated for consolidation in accordance with the applicable consolidation guidance.  This guidance also establishes new requirements for reporting a transfer of a portion of a financial asset as a sale.  This guidance requires enhanced disclosures about, among other things, a transferor’s continuing involvement with transfers of financial assets accounted for as sales, the risks inherent in the transferred financial assets that have been retained, and the nature and financial effect of restrictions on the transferor’s assets that continue to be reported in the consolidated balance sheets.  This guidance is effective for fiscal and interim reporting periods beginning after November 15, 2009.  The Company adopted this guidance effective January 1, 2010. The guidance will be applied to prospective transactions, as is required. There was no impact on the consolidated financial statements of the Company in the adoption of the guidance.

In June 2009, the FASB issued guidance under FASB ASC 810, Consolidation.  This guidance changes the consolidation guidance applicable to a variable interest entity (VIE).  It also amends the guidance governing the determination of whether an entity is the VIE’s primary beneficiary (the reporting entity that must consolidate the VIE) by requiring a qualitative analysis rather than a quantitative analysis.  The qualitative analysis will include consideration of who has the power to direct the activities of the entity that most significantly impact the entity’s economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.  FASB ASC 810 also requires continuous reassessment of whether an enterprise is the primary beneficiary of a VIE.  Prior guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred.  FASB ASC 810 also requires enhanced disclosures about an enterprise’s variable interest with a VIE.  See Note 21 for required disclosures.  This guidance is effective for fiscal and interim reporting periods beginning after November 15, 2009.  The Company adopted this guidance effective January 1, 2010 resulting in an increase to noncontrolling interest of $46 million.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

In April 2009, the FASB issued guidance under FASB ASC 320, Investments – Debt and Equity Securities.  This guidance is designed to create greater clarity and consistency in accounting for and presentation of impairment losses on debt securities.  This guidance is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted.  As of the beginning of the interim period of adoption, this guidance requires a cumulative-effect adjustment to reclassify the non-credit component of previously recognized other-than-temporary impairment losses on debt securities from retained earnings to the beginning balance of AOCI.  The Company adopted this guidance as of January 1, 2009.  The adoption of this guidance resulted in a cumulative-effect adjustment of $250 million, net of taxes, as an adjustment to the opening balance of retained earnings with a corresponding adjustment to the opening balance of AOCI.

(4)	Fair Value Measurements

Fair Value Option

The Company assesses the fair value option election for newly acquired financial assets or liabilities on a prospective basis. Except for synthetic collateralized debt obligations, there are no material assets or liabilities for which the Company elected the fair value option.

Fair Value Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on observable and unobservable inputs.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable inputs.  The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  In determining fair value, the Company uses various methods including market, income and cost approaches.

The Company categorizes its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets and liabilities recorded at fair value in the consolidated balance sheets as follows:

•	Level 1 – Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date.

•
Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means.

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability.  Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The Company periodically reviews its fair value hierarchy classifications for financial assets and liabilities. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications into/out of Level 3 are reported as transfers at the beginning of the period in which the change occurs.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes the sources used in determining the fair values of fixed maturity securities as of the dates indicated:

	December 31,	December 31,
	2010	2009
Independent pricing services	81%	68%
Pricing matrices	10%	11%
Broker quotes	5%	6%
Internal pricing models	2%	13%
Other sources	2%	2%
Total	100%	100%

Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)

The Company uses NAV to estimate the underlying fair value for certain mutual funds that do not have readily determinable fair values, which are included in separate account assets.

All but one of these mutual funds are included in Level 2 and had fair values totaling $50.0 billion and $44.0 billion as of December 31, 2010 and 2009, respectively.  These funds have no unfunded commitments or restrictions and the Company always has the ability to redeem the separate account investment in these funds with the investee at NAV daily.  These mutual funds are primarily invested in domestic and international equity funds.

The Company’s separate account assets include an investment in a mutual fund that may not be redeemed until a seven year guarantee period expires in 2016; however, NAV has been used to estimate the fair value of this investment as a practical expedient.  This fund has no unfunded commitments or other restrictions.  The investment strategy of this fund is to build a portfolio where the assets shall be sufficient to achieve a target portfolio value by the end of the seven year guarantee period.  The Company’s portion of the net asset value of this fund reported in separate account assets was $1.3 billion and $976 million as of December 31, 2010 and 2009, respectively, and is included in Level 3.

Since separate account assets include mutual fund investments not directed by the Company, the contractholders have the ability to select and change investment categories, which may result in the underlying mutual funds being purchased and sold in the future.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

(in millions)	Level 1	Level 2	Level 3	Total

Assets
Investments:
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 572	$ 10	$ 2	$ 584
Obligations of states and political subdivisions	-	1,377	-	1,377
Debt securities issued by foreign governments	123	-	-	123
Corporate public securities	2	12,600	114	12,716
Corporate private securities	-	3,087	1,161	4,248
Residential mortgage-backed securities	540	5,090	9	5,639
Commercial mortgage-backed securities	-	1,184	2	1,186
Collateralized debt obligations	-	61	191	252
Other asset-backed securities	-	293	16	309
Total fixed maturity securities	$ 1,237	$ 23,702	$ 1,495	$ 26,434
Equity securities	10	32	-	42
Total securities available-for-sale	$ 1,247	$ 23,734	$ 1,495	$ 26,476
Trading securities	-	-	45	45
Short-term investments	25	1,037	-	1,062
Total investments	$ 1,272	$ 24,771	$ 1,540	$ 27,583

Cash and cash equivalents	337	-	-	337
Derivative assets	-	627	211	838
Separate account assets1,3	12,325	50,745	1,805	64,875
Total assets	$ 13,934	$ 76,143	$ 3,556	$ 93,633

Liabilities
Future policy benefits and claims2	$ -	$ -	$ (226)	$ (226)
Derivative liabilities	(18)	(524)	(4)	(546)
Total liabilities	$ (18)	$ (524)	$ (230)	$ (772)

__________
1	Comprised of public, privately registered and non-registered mutual funds and investments in securities.
2
Related to embedded derivatives associated with living benefit contracts.  The Company’s guaranteed minimum accumulation benefits (GMABs), guaranteed lifetime withdrawal benefits (GLWBs) and hybrid GMABs/GLWBs are considered embedded derivatives requiring the related liabilities to be separated from the host insurance product and recognized at fair value, with changes in fair value reported in earnings.  This balance also includes embedded derivatives associated with fixed equity-indexed annuities (EIA) that provide for interest earnings that are linked to the performance of specified equity market indices.

3	The value of separate account liabilities is set to equal the fair value of separate account assets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes financial instruments for which the Company used significant unobservable inputs (Level 3) to determine fair value measurements for the year ended December 31, 2010:

		Net investment						Change in
		gains (losses)						unrealized
		In earnings		Purchases,				gains (losses)
	Balance as of	(realized		issuances,	Transfers	Transfers	Balance as of	in earnings
	December 31,	and	In OCI	sales and	into	out of	December 31,	due to assets
(in millions)	2009	unrealized)1	(unrealized)2	settlements	Level 3	Level 3	2010	still held

Assets
Investments:
Securities available-for-sale3:
Fixed maturity securities
U.S. Treasury securities and
obligations of U.S.
Government corporations
and agencies	$ 2	$ -	$ -	$ -	$ -	$ -	$ 2	$ -
Corporate public securities	215	1	4	(15)	1	(92)	114	-
Corporate private securities	1,187	3	31	(268)	311	(103)	1,161	-
Residential mortgage-backed
securities	2,034	(1)	4	(12)	2	(2,018)	9	-
Commercial mortgage-backed
securities	405	-	1	-	-	(404)	2	-
Collateralized debt obligations	240	(27)	29	(67)	16	-	191	-
Other asset-backed securities	167	(9)	8	(11)	-	(139)	16	-
Total fixed maturity securities	$ 4,250	$ (33)	$ 77	$ (373)	$ 330	$ (2,756)	$ 1,495	$ -
Equity securities	8	-	-	(7)	-	(1)	-	-
Total securities available for sale	$ 4,258	$ (33)	$ 77	$ (380)	$ 330	$ (2,757)	$ 1,495	$ -
Trading securities	-	(4)	-	49	-	-	45	(4)
Mortgage loans held for sale	48	14	-	(62)	-	-	-	2
Total investments	$ 4,306	$ (23)	$ 77	$ (393)	$ 330	$ (2,757)	$ 1,540	$ (2)

Derivative assets	331	(91)	-	(29)	-	-	211	(69)
Separate account assets4,6	1,628	188	-	(4)	1	(8)	1,805	-
Total assets	$ 6,265	$ 74	$ 77	$ (426)	$ 331	$ (2,765)	$ 3,556	$ (71)

Liabilities
Future policy benefits and claims5	$ (311)	$ 93	$ -	$ (8)	$ -	$ -	$ (226)	$ 93
Derivative liabilities	(2)	(2)	-	-	-	-	(4)	(2)
Total liabilities	$ (313)	$ 91	$ -	$ (8)	$ -	$ -	$ (230)	$ 91

1
Includes gains and losses on sales of financial instruments, changes in fair value of certain instruments and other-than-temporary impairments.  The net unrealized gain/loss on separate account assets is attributable to contractholders and, therefore, is not included in the Company’s earnings.

2	Includes changes in fair value of certain instruments and non-credit related other-than-temporary impairments.
3
Includes certain collateralized mortgage obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, certain broker or internally priced securities and securities that are at or near default based on ratings assigned by the National Association of Insurance Commissioners (NAIC) (see Note 5 for a discussion of NAIC designations.  Equity securities represent holdings in non-registered mutual funds with significant unobservable inputs.

4	Comprised of non-registered mutual funds with significant unobservable and/or liquidity restrictions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

5
Relates to GMAB, GLWB and hybrid GMAB/GLWB embedded derivatives associated with contracts with living benefit riders.  This balance also includes embedded derivatives associated with EIAs.  Related derivatives are internally valued.  The valuation of guaranteed minimum benefit embedded derivatives is based on capital market and actuarial assumptions, including risk margin considerations reflecting policyholder behavior.  The Company uses both observable and unobservable inputs, such as published swap rates and historical volatilities as well as implied volatilities, in its capital market assumptions.  Actuarial assumptions, including lapse behavior and mortality rates, are either based on annuity experience or pricing assumptions if experience has not yet developed.

6	The value of separate account liabilities is set to equal the fair value of separate account assets.

Transfers during the year ended December 31, 2010

At December 31, 2009, most of the Company’s investments in residential mortgage-backed securities backed by Alt-A and sub-prime collateral were categorized as Level 3 financial assets because there was little market activity in these securities.   During 2010, market activity increased in these securities such that they are no longer considered inactive.  As such, these securities were transferred out of Level 3 and into Level 2. Additionally, many of the Company’s investments in below investment-grade commercial mortgage-backed securities which were categorized as Level 3 financial assets as of December 31, 2009 were transferred to Level 2 in 2010. This was primarily due to an increase in the observable valuation inputs of market activity and availability of higher quality independent pricing data. There were no significant transfers into or out of Level 1 during the year ended December 31, 2010.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following tables summarize transfers of financial instruments into and out of Level 1 and Level 2 for the year ended December 31, 2010:

(in millions)	Transfers into Level 1	Transfers out of Level 1	Transfers into Level 2	Transfers out of Level 2

Assets
Investments:
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ -	$ (6)	$ 6	$ -
Debt securities issued by foreign governments	120	-	-	(120)
Corporate public securities	-	(22)	114	(1)
Corporate private securities	-	-	103	(311)
Residential mortgage-backed securities	-	(41)	2,059	(2)
Commercial mortgage-backed securities	-	-	404	-
Collateralized debt obligations	-	-	-	(16)
Other asset-backed securities	-	-	139	-
Total fixed maturity securities	$ 120	$ (69)	$ 2,825	$ (450)
Equity securities	-	-	1	-
Total securities available-for-sale	$ 120	$ (69)	$ 2,826	$ (450)
Total investments	$ 120	$ (69)	$ 2,826	$ (450)

Separate account assets	-	(1)	8	-
Total assets	$ 120	$ (70)	$ 2,834	$ (450)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

(in millions)	Level 1	Level 2	Level 3	Total

Assets
Investments:
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 748	$ 4	$ 2	$ 754
Obligations of states and political subdivisions	-	549	-	549
Debt securities issued by foreign governments	-	75	-	75
Corporate public securities	2	11,134	215	11,351
Corporate private securities	-	3,423	1,187	4,610
Residential mortgage-backed securities	229	3,246	2,034	5,509
Commercial mortgage-backed securities	-	679	405	1,084
Collateralized debt obligations	-	132	240	372
Other asset-backed securities	-	279	167	446
Total fixed maturity securities	$ 979	$ 19,521	$ 4,250	$ 24,750
Equity securities	13	32	8	53
Total securities available-for-sale	$ 992	$ 19,553	$ 4,258	$ 24,803
Mortgage loans held for sale1	-	-	48	48
Short-term investments	56	947	-	1,003
Total investments	$ 1,048	$ 20,500	$ 4,306	$ 25,854

Cash and cash equivalents	49	-	-	49
Derivative assets	-	498	331	829
Separate account assets2,4	11,607	44,611	1,628	57,846
Total assets	$ 12,704	$ 65,609	$ 6,265	$ 84,578

Liabilities
Future policy benefits and claims3	$ -	$ -	$ (311)	$ (311)
Derivative liabilities	(10)	(404)	(2)	(416)
Total liabilities	$ (10)	$ (404)	$ (313)	$ (727)

__________
1	Elected to be carried at fair value.
2	Comprised of public, privately registered and non-registered mutual funds and investments in securities.
3
Related to embedded derivatives associated with living benefit contracts.  The Company’s GMABs, GLWBs and hybrid GMABs/GLWBs are considered embedded derivatives requiring the related liabilities to be separated from the host insurance product and recognized at fair value, with changes in fair value reported in earnings.  This balance also includes embedded derivatives associated with fixed EIAs that provide for interest earnings that are linked to the performance of specified equity market indices.

4	The value of separate account liabilities is set to equal the fair value of separate account assets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes financial instruments for which the Company used significant unobservable inputs (Level 3) to determine fair value measurements for the year ended December 31, 2009:

	December 31,	and	In OCI	sales and	in to	out of	December 31,	due to assets
(in millions)	2008	unrealized)1	(unrealized)2	settlements	Level 3	Level 3	2009	still held

Assets
Investments:
Securities available-for-sale3:
Fixed maturity securities
U.S. Treasury securities and
obligations of U.S.
Government corporations
and agencies	$ 2	$ -	$ -	$ -	$ -	$ -	$ 2	$ -
Corporate public securities	253	(31)	40	(121)	92	(18)	215	-
Corporate private securities	1,074	(49)	220	(280)	395	(173)	1,187	-
Residential mortgage-backed
securities	3,036	(111)	389	(431)	1	(850)	2,034	-
Commercial mortgage-backed
securities	263	(20)	139	(7)	94	(64)	405	-
Collateralized debt obligations	251	(53)	77	(18)	-	(17)	240	-
Other asset-backed securities	112	(17)	43	(12)	49	(8)	167	-
Total fixed maturity securities	$ 4,991	$ (281)	$ 908	$ (869)	$ 631	$ (1,130)	$ 4,250	$ -
Equity securities	18	1	-	5	-	(16)	8	-
Total securities available for sale	$ 5,009	$ (280)	$ 908	$ (864)	$ 631	$ (1,146)	$ 4,258	$ -
Mortgage loans held for sale	125	(8)	-	(69)	-	-	48	(3)
Total investments	$ 5,134	$ (288)	$ 908	$ (933)	$ 631	$ (1,146)	$ 4,306	$ (3)

Derivative assets	598	(312)	(12)	57	-	-	331	(310)
Separate account assets4,6	2,142	(647)	-	400	15	(282)	1,628	218
Total assets	$ 7,874	$ (1,247)	$ 896	$ (476)	$ 646	$ (1,428)	$ 6,265	$ (95)

Liabilities
Future policy benefits and claims5	$ (1,740)	$ 1,438	$ -	$ (9)	$ -	$ -	$ (311)	$ 1,438
Derivative liabilities	(4)	2	-	-	-	-	(2)	2
Total liabilities	$ (1,744)	$ 1,440	$ -	$ (9)	$ -	$ -	$ (313)	$ 1,440

__________

1
Includes gains and losses on sales of financial instruments, changes in fair value of certain instruments and other-than-temporary impairments.  The net unrealized gain/loss on separate account assets is attributable to contractholders and, therefore, is not included in the Company’s earnings.

2	Includes changes in fair value of certain instruments and non-credit related other-than-temporary impairments.
3
Includes certain collateralized mortgage obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, certain broker or internally priced securities and securities that are at or near default based on ratings assigned by the NAIC (see Note 5 for a discussion of NAIC designations).  Equity securities represent holdings in non-registered mutual funds with significant unobservable inputs.

4	Comprised of non-registered mutual funds with significant unobservable and/or liquidity restrictions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

5
Relates to GMAB, GLWB and hybrid GMAB/GLWB embedded derivatives associated with contracts with living benefit riders.  This balance also includes embedded derivatives associated with EIAs.  Related derivatives are internally valued.  The valuation of guaranteed minimum benefit embedded derivatives is based on capital market and actuarial assumptions, including risk margin considerations reflecting policyholder behavior.  The Company uses both observable and unobservable inputs, such as published swap rates and historical volatilities as well as implied volatilities, in its capital market assumptions.  Actuarial assumptions, including lapse behavior and mortality rates, are either based on annuity experience or pricing assumptions if experience has not yet developed.

6	The value of separate account liabilities is set to equal the fair value of separate account assets.

Transfers during the year ended December 31, 2009

The Company periodically reviews its fair value hierarchy classifications.  Changes in observability of significant valuation inputs identified during these reviews may trigger reclassification of fair value hierarchy levels of financial assets and liabilities.  During 2008, the Company’s investments in residential mortgage-backed securities backed by prime collateral were classified as Level 3 financial assets because of their inactive markets and resulting illiquidity.  As of December 31, 2009, these securities were no longer considered inactive due to increased trading volume and market activity and as a result were transferred out of Level 3.  In addition, the Company was able to gain additional observable valuation inputs in the pricing of certain corporate securities, residential mortgage-backed securities and commercial mortgage-backed securities, which led to transferring these securities out of Level 3.

Additionally, certain corporate securities and commercial mortgage-backed securities had significant changes in key valuation inputs, which led to transfers into Level 3, primarily related to ratings downgrades and changes in pricing sources.

Fair Value on a Nonrecurring Basis

The Company measured certain mortgage loans at fair value, or fair value of the collateral, for collateral dependent loans, on a non-recurring basis subsequent to their initial recognition, due to impairments recorded during the year. In determining the estimated fair value for these impaired mortgage loans, the Company primarily uses the direct capitalization method based on management’s view of current market capitalization rates.  Alternatively, when deemed more appropriate, the Company may use a discounted cash flow methodology or an independently provided appraisal of value.  Each of these methodologies is considered to represent a Level 3 fair value estimate.  Refer to Note 5 for further discussion of the carrying value of mortgage loans.

Financial Instruments Not Carried at Fair Value

In estimating fair value for its disclosures for financial instruments not carried at fair value (and not included in the fair value disclosures above), the Company used the following methods and assumptions:

Mortgage loans, net:  The fair values of mortgage loans held for investment are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.  Loans with similar characteristics are aggregated for purposes of the calculations.

Policy loans:  The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts:  The fair values of the Company’s liabilities under investment type contracts are based on one of two methods.  For investment contracts without defined maturities, fair value is the amount payable on demand, net of certain surrender charges.  For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis.  Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Short-term debt:  The carrying amount reported in the consolidated balance sheets approximates fair value.

Long-term debt:  The fair values for long-term debt are based on estimated market prices.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes the carrying values and estimated fair values of financial instruments as of December 31:

	2010		2009
	Carrying	Estimated	Carrying	Estimated
(in millions)	value	fair value	value	fair value

Assets
Investments:
Mortgage loans, net	$ 6,125	$ 5,863	$ 6,781	$ 5,946
Policy loans	$ 1,088	$ 1,088	$ 1,050	$ 1,050

Liabilities
Investment contracts	$ (17,962)	$ (18,973)	$ (18,724)	$ (18,316)
Short-term debt	$ (300)	$ (300)	$ (150)	$ (150)
Long-term debt	$ (978)	$ (1,039)	$ (706)	$ (723)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(5)	Investments

Fixed Maturity Securities and Equity Securities Available-for-Sale

The following table summarizes the amortized cost, gross unrealized gains and losses, and estimated fair values of securities available-for-sale as of the dates indicated:

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
(in millions)	cost	gains	losses	fair value

December 31, 2010
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 497	$ 87	$ -	$ 584
Obligations of states and political subdivisions	1,410	15	48	1,377
Debt securities issued by foreign governments	110	13	-	123
Corporate public securities	11,921	879	84	12,716
Corporate private securities	4,038	257	47	4,248
Residential mortgage-backed securities	5,811	183	355	5,639
Commercial mortgage-backed securities	1,167	51	32	1,186
Collateralized debt obligations	365	13	126	252
Other asset-backed securities	294	19	4	309
Total fixed maturity securities	$ 25,613	$ 1,517	$ 696	$ 26,434
Equity securities	39	3	-	42
Total securities available-for-sale	$ 25,652	$ 1,520	$ 696	$ 26,476

December 31, 2009
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations	$ 688	$ 73	$ 7	$ 754
Obligations of states and political subdivisions	568	4	23	549
Debt securities issued by foreign governments	70	5	-	75
Corporate public securities	10,929	597	175	11,351
Corporate private securities	4,500	193	83	4,610
Residential mortgage-backed securities	6,079	95	665	5,509
Commercial mortgage-backed securities	1,284	7	207	1,084
Collateralized debt obligations	531	12	171	372
Other asset-backed securities	454	20	28	446
Total fixed maturity securities	$ 25,103	$ 1,006	$ 1,359	$ 24,750
Equity securities	49	5	1	53
Total securities available-for-sale	$ 25,152	$ 1,011	$ 1,360	$ 24,803

The fair value of the Company’s investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads.  The Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell debt securities in unrealized loss positions.  The Company may realize investment losses to the extent its liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate, liquidity or credit spread environments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes, for securities available-for-sale, the gross unrealized losses based on the amount of time each type of security has been in an unrealized loss position, as of the dates indicated:

	Less than or equal to one year			More than one year			Total
		Gross	Number		Gross	Number		Gross	Number
	Estimated	unrealized	of	Estimated	unrealized	of	Estimated	unrealized	of
(in millions, except number of securities)	fair value	losses	securities	fair value	losses	securities	fair value	losses	securities

December 31, 2010
Fixed maturity securities:
Obligations of states and
political subdivisions	$ 814	$ 48	77	$ -	$ -	-	$ 814	$ 48	77
Debt securities issued by foreign
governments	20	-	1	-	-	-	20	-	1
Corporate public securities	1,009	28	109	528	56	107	1,537	84	216
Corporate private securities	371	26	41	221	21	22	592	47	63
Residential mortgage-backed securities	562	13	41	1,765	342	281	2,327	355	322
Commercial mortgage-backed securities	40	1	7	182	31	35	222	32	42
Collateralized debt obligations	1	-	2	180	126	46	181	126	48
Other asset-backed securities	27	1	2	62	3	17	89	4	19
Total fixed maturity securities	$ 2,844	$ 117	$ 280	$ 2,938	$ 579	$ 508	$ 5,782	$ 696	$ 788
Equity securities	3	-	3	2	-	40	5	-	43
Total	$ 2,847	$ 117	$ 283	$ 2,940	$ 579	$ 548	$ 5,787	$ 696	$ 831

December 31, 2009
Fixed maturity securities:
U.S. Treasury securities and
obligations of U.S. Government corporations and agencies
corporations and agencies	$ 206	$ 7	10	$ -	$ -	-	$ 206	$ 7	10
Obligations of states and
political subdivisions	318	12	35	79	11	13	397	23	48
Debt securities issued by foreign
governments	1	-	2	-	-	-	1	-	2
Corporate public securities	1,198	32	160	1,117	143	201	2,315	175	361
Corporate private securities	279	19	47	973	64	73	1,252	83	120
Residential mortgage-backed securities	937	103	117	2,375	562	341	3,312	665	458
Commercial mortgage-backed securities	43	5	11	699	202	101	742	207	112
Collateralized debt obligations	30	29	13	277	142	45	307	171	58
Other asset-backed securities	5	-	12	248	28	33	253	28	45
Total fixed maturity securities	$ 3,017	$ 207	$ 407	$ 5,768	$ 1,152	$ 807	$ 8,785	$ 1,359	$ 1,214
Equity securities	17	-	13	3	1	75	20	1	88
Total	$ 3,034	$ 207	420	$ 5,771	$ 1,153	882	$ 8,805	$ 1,360	1,302

The weighted estimated fair value to amortized cost for non-investment grade fixed maturity securities that have an estimated fair value to amortized cost ratio of less than 80% and have been in an unrealized loss position for more than one year was 54% and 65% as of December 31, 2010 and 2009, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The table below summarizes the amortized cost and estimated fair values of fixed maturity securities available-for-sale, by maturity, as of December 31, 2010.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
(in millions)	cost	fair value

Fixed maturity securities available-for-sale:
Due in one year or less	$ 961	$ 980
Due after one year through five years	6,784	7,195
Due after five years through ten years	6,087	6,588
Due after ten years	4,144	4,285
Subtotal	$ 17,976	$ 19,048
Residential mortgage-backed securities	5,811	5,639
Commercial mortgage-backed securities	1,167	1,186
Collateralized debt obligations	365	252
Other asset-backed securities	294	309
Total	$ 25,613	$ 26,434

The NAIC assigns credit quality ratings (NAIC designations) to securities for the purpose of statutory reporting.  These NAIC designations are generally based on the credit ratings assigned by nationally recognized statistical rating agencies organizations (NRSRO) unless a security is not rated by an NRSRO, in which case the NAIC rates it using an alternative approach.  Beginning with year-end 2009 statutory reporting, the NAIC modified its ratings approach for residential mortgage-backed securities, which are not backed by U.S. government agencies.  Additionally, beginning with year-end 2010 statutory reporting, the NAIC similarly modified its ratings approach for commercial mortgage-backed securities.  Under the modified approach, the NAIC designations for these types of securities are based on an insurer’s reported carrying value for the security relative to a NAIC-prescribed ratings matrix for the security, with a higher NAIC designation afforded securities with lower carrying values.  In effect, this process rates the credit quality of a security based on an independent market view of the expected discounted future cash flows from the security versus its statutory carrying value.  Under this process, NAIC designations for these types of mortgage-backed securities could be higher or lower than the related NRSRO ratings.  NAIC designations range from class 1 (highest quality) to class 6 (lowest quality).  Of the Company’s fixed maturity securities, 93% and 91% were in the two highest NAIC designations categories as of December 31, 2010 and 2009, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table shows the equivalent designation between the NAIC and NRSRO and summarizes the credit quality, as determined by NAIC designations, of the Company’s fixed maturity securities portfolio as of the dates indicated:

(in millions)		December 31, 2010		December 31, 2009
NAIC Designations1, 2	NRSRO equivalent designation	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value

1	AAA/AA/A	$ 14,879	$ 15,595	$ 15,323	$ 15,196
2	BBB	8,495	8,893	7,140	7,275
3	BB	1,389	1,280	1,551	1,404
4	B	492	437	724	617
5	CCC and lower	260	191	253	188
6	In or near default	98	38	112	70
	Total	$ 25,613	$ 26,434	$ 25,103	$ 24,750

__________

1
NAIC designations are assigned at least annually.  Some ratings for securities shown have been assigned to securities not yet assigned an NAIC designation in a manner approximating equivalent NRSRO categories.

2	Class 1 and class 2 NAIC designations are generally considered to represent investment grade ratings and are considered as such by the Company in reporting its credit quality information.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Corporate Securities

Corporate securities include conventional bonds, private placement fixed maturity securities, syndicated corporate bank loans and hybrid securities with both debt and equity-like features.  For these corporate securities, the following table summarizes, as of the dates indicated, the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of	Less	More		Less	More		Less	More
estimated fair	than or	than		than or	than		than or	than
value to	equal to	one		equal to	one		equal to	one
amortized cost	one year	year	Total	one year	year	Total	one year	year	Total

December 31, 2010
99.9% - 80.0%	$ 37	$ 35	$ 72	$ 4	$ 20	$ 24	$ 41	$ 55	$ 96
79.9% - 50.0%	-	17	17	12	5	17	12	22	34
Below 50.0%	-	-	-	1	-	1	1	-	1
Total	$ 37	$ 52	$ 89	$ 17	$ 25	$ 42	$ 54	$ 77	$ 131

December 31, 2009
99.9% - 80.0%	$ 27	$ 104	$ 131	$ 13	$ 45	$ 58	$ 40	$ 149	$ 189
79.9% - 50.0%	9	46	55	2	12	14	11	58	69
Below 50.0%	-	-	-	-	-	-	-	-	-
Total	$ 36	$ 150	$ 186	$ 15	$ 57	$ 72	$ 51	$ 207	$ 258

Judgments regarding whether a corporate debt security is other-than-temporarily impaired include analyzing the issuer’s financial condition.  An analysis of the issuer’s financial condition includes whether there has been a decline in the overall value of the issuer or its ability to service the specific security.  The total enterprise value of the company issuing the security is determined through asset coverage, cash flow multiples, or other industry standards.  Several factors assessed when determining the enterprise value include, but are not limited to, credit quality ratings, cash flow sustainability, liquidity, strength, industry, and market position.  Sources of information include, but are not limited to, management projections, independent consultants, street research, peer analysis, and internal analysis.

If the Company has concerns regarding the viability of the issuer or its ability to service the specific security after this analysis, a recovery value analysis is prepared to determine if the recovery value has declined below the amortized cost of the security.  The recovery value is combined with the estimated timing to recovery, any other applicable cash flows that are expected and discounted at the security’s effective yield to arrive at the expected present value of cash flows.  If a recovery estimate is not feasible, then the market view of cash flows implied by the current fair value is the primary factor used to estimate recovery and the present value of cash flows.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The Company held hybrid securities issued by institutions in the financial sector with both debt and equity-like features, classified as corporate fixed maturity securities, with estimated fair values of $403 million and $609 million, and gross unrealized losses of $39 million and $101 million, as of December 31, 2010 and 2009, respectively.  Of these unrealized losses as of December 31, 2010, $36 million, or 92%, were in an unrealized loss position for more than one year, evaluated under the debt model, compared to $99 million, or 98%, as of December 31, 2009.  The Company evaluates such securities for other-than-temporary impairment using the criteria of either a debt or an equity security depending on the facts and circumstances of the individual issuer and security.

The Company invests in private placement fixed maturity securities because of the generally higher nominal yield available compared to comparably rated public fixed maturity securities, more restrictive financial and business covenants available in private fixed maturity security loan agreements, and stronger prepayment protection.  Although private placement fixed maturity securities are not registered with the SEC and generally are less liquid than public fixed maturity securities, restrictive financial and business covenants included in private placement fixed maturity security loan agreements generally are designed to compensate for the impact of increased liquidity risk.  A significant portion of the private placement fixed maturity securities that the Company holds are participations in large issuances that are also owned by other investors.

Residential Mortgage-Backed Securities

Residential mortgage-backed securities are a type of fixed income security backed by residential mortgage loans, which have been are sold into a trust or special purpose entity, formed for the purpose of securitizing and tranching the cash flows of the mortgage loans. The following tables summarize the distribution by collateral classification of the Company’s residential mortgage-backed securities as of dates indicated:

	December 31, 2010			December 31, 2009
			% of			% of
			estimated			estimated
	Amortized	Estimated	fair value	Amortized	Estimated	fair value
in millions	cost	fair value	total	cost	fair value	total
Government agency	$ 2,795	$ 2,929	52%	$ 2,547	$ 2,621	48%
Prime	973	944	17%	1,120	960	17%
Alt-A	1,545	1,333	23%	1,831	1,452	26%
Sub-prime	498	433	8%	577	474	9%
Other residential mortgage collateral	-	-	-	4	2	-
Total	$ 5,811	$ 5,639	100%	$ 6,079	$ 5,509	100%

The Company considers prime collateral to be mortgages whose underwriting standards qualify the mortgage for regular conforming or jumbo loan programs.  In addition, government agency collateral is considered to be mortgages securitized by government agencies both implicitly and explicitly backed by the full faith and credit of the U.S. Government.

The Company considers Alt-A collateral to be mortgages whose underwriting standards do not qualify the mortgage for regular conforming or jumbo loan programs.  Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower’s financial information, debt-to-income ratios above normal lending limits, loan-to-value ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident, and loans securing non-conforming types of real estate.  Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization (FICO) scores, and the lender typically charges a slightly higher interest rate for such mortgages.

The Company considers sub-prime collateral to be mortgages that are first or second lien mortgage loans issued to sub-prime borrowers, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores.  Second-lien mortgage loans are also considered sub-prime.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

For residential mortgage-backed securities, the following table summarizes as of the dates indicated the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of	Less	More		Less	More		Less	More
estimated fair	than or	than		than or	than		than or	than
value to	equal to	one		equal to	one		equal to	one
amortized cost	one year	year	Total	one year	year	Total	one year	year	Total

December 31, 2010
99.9% - 80.0%	$ 13	$ 97	$ 110	$ -	$ 72	$ 72	$ 13	$ 169	$ 182
79.9% - 50.0%	-	51	51	-	97	97	-	148	148
Below 50.0%	-	11	11	-	14	14	-	25	25
Total	$ 13	$ 159	$ 172	$ -	$ 183	$ 183	$ 13	$ 342	$ 355

December 31, 2009
99.9% - 80.0%	$ 29	$ 134	$ 163	$ 11	$ 42	$ 53	$ 40	$ 176	$ 216
79.9% - 50.0%	17	198	215	20	140	160	37	338	375
Below 50.0%	10	34	44	16	14	30	26	48	74
Total	$ 56	$ 366	$ 422	$ 47	$ 196	$ 243	$ 103	$ 562	$ 665

The Company evaluates its residential mortgage-backed securities for other-than-temporary impairment using multiple inputs.  Loan level defaults are estimated using an option pricing approach in which the probability of borrower default increases as home equity declines.  Home price appreciation statistics are provided by a third-party.   Other factors which influence the probability of default are debt-servicing, missed refinancing opportunities and geography.  Loan level characteristics such as issuer, FICO score, payment terms, level of documentation, residency type, dwelling type and loan purpose are also utilized in the model along with historical performance, to estimate or measure the loan’s propensity to default.  Additionally, the model takes into account loan age, seasonality, payment changes and exposure to refinancing as additional drivers of default.  For transactions where loan level data is not available, the model uses a proxy based on the collateral characteristics.  Loss severity in the model is a function of multiple factors, including but not limited to, the unpaid balance, interest rate, mortgage insurance ratios, assessed property value at origination, change in property valuation and loan-to-value ratio at origination.  Prepayment speeds, both actual and estimated, are also considered.  The cash flows generated by the collateral securing these securities are then determined based on these default, loss severity and prepayment assumptions.  These collateral cash flows are then utilized, along with consideration for the issue’s position in the overall structure, to determine the cash flows associated with the residential mortgage-backed security held by the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Commercial Mortgage-Backed Securities

The Company owns and manages commercial mortgage-backed securities, which are trust certificates or bonds offered to investors that are collateralized by a pool of commercial mortgage loans from which the principal and interest paid on those mortgages flows to investors.  These investments in commercial mortgage-backed securities are generally characterized by securities that are collateralized by static, heterogeneous pools of mortgages on commercial real estate properties.  Deals are generally diversified across property types, geography, borrowers, tenants, loan size, coupon and vintages.  For commercial mortgage-backed securities, the following tables summarize, as of the dates indicated, the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of	Less	More		Less	More		Less	More
estimated fair	than or	than		than or	than		than or	than
value to	equal to	one		equal to	one		equal to	one
amortized cost	one year	year	Total	one year	year	Total	one year	year	Total

December 31, 2010
99.9% - 80.0%	$ 1	$ 7	$ 8	$ -	$ 4	$ 4	$ 1	$ 11	$ 12
79.9% - 50.0%	-	5	5	-	10	10	-	15	15
Below 50.0%	-	-	-	-	5	5	-	5	5
Total	$ 1	$ 12	$ 13	$ -	$ 19	$ 19	$ 1	$ 31	$ 32

December 31, 2009
99.9% - 80.0%	$ 4	$ 54	$ 58	$ -	$ -	$ -	$ 4	$ 54	$ 58
79.9% - 50.0%	-	85	85	-	-	-	-	85	85
Below 50.0%	1	63	64	-	-	-	1	63	64
Total	$ 5	$ 202	$ 207	$ -	$ -	$ -	$ 5	$ 202	$ 207

Commercial mortgage-backed securities’ cash flows are generated by an industry standard fixed income analytics system designed for asset backed securities.  In addition, a third party default model is generally utilized within this service to apply loan specific probability of default, refinance risk and loss severity ratios to generate estimated cash flows.  Default and prepayment assumptions are deal specific and include, but are not limited to, delinquency, property type, loan size, debt service coverage ratio, loan to value ratios and loan age.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Collateralized Debt Obligations

Collateralized debt obligations are asset-backed securities whose value is derived from the credit quality of the underlying corporate obligations.  For collateralized debt obligations, the following tables summarize, as of the dates indicated, the Company’s gross unrealized loss position categorized as investment grade versus non-investment grade, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

Period of time for which unrealized loss has existed
	Investment Grade			Non-Investment Grade			Total
Ratio of	Less	More		Less	More		Less	More
estimated fair	than or	than		than or	than		than or	than
value to	equal to	one		equal to	one		equal to	one
amortized cost	one year	year	Total	one year	year	Total	one year	year	Total

December 31, 2010
99.9% - 80.0%	$ -	$ 9	$ 9	$ -	$ 3	$ 3	$ -	$ 12	$ 12
79.9% - 50.0%	-	8	8	-	8	8	-	16	16
Below 50.0%	-	-	-	-	98	98	-	98	98
Total	$ -	$ 17	$ 17	$ -	$ 109	$ 109	$ -	$ 126	$ 126

December 31, 2009
99.9% - 80.0%	$ 1	$ 4	$ 5	$ -	$ 15	$ 15	$ 1	$ 19	$ 20
79.9% - 50.0%	-	29	29	4	31	35	4	60	64
Below 50.0%	-	10	10	24	53	77	24	63	87
Total	$ 1	$ 43	$ 44	$ 28	$ 99	$ 127	$ 29	$ 142	$ 171

To generate the expected cash flows, NRSRO ratings of the underlying corporate securities were used to develop default probabilities.  Historical and forecasted loss severities were then applied to develop the expected losses within the security’s collateral pool.  An independent data provider is then used to model each security’s structure and waterfall to determine cash flows at the security level.  If a recovery estimate is not feasible, then the market’s view of cash flows implied by the current fair value, market discount rates, and effective yield are the primary factors used to estimate recovery.

Within the collateralized debt obligations security type are Pooled Trust Preferreds.  Pooled Trust Preferreds are collateralized debt obligations where the collateral is regional bank and insurance company trust preferred securities.  All banks in the pools were screened using data provided by U.S. Bank Rating service.  The rating service score is a combination of the bank’s liquidity, asset quality, capital adequacy and profitability.  The results of the analysis, as well as management’s evaluation of the results and broker research, are used to generate default rates which are modeled to create cash flows from the entire collateral pool underlying each pooled trust preferred security.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008
Unrealized Gains and Losses

The following table presents the components of net unrealized gains (losses) on securities available-for-sale, as of December 31:

(in millions)	2010 1	2009 2

Net unrealized gains (losses), before adjustments and taxes	$ 824	$ (350)
Change in fair value attributable to fixed maturity securities designated in fair value
hedging relationships	(20)	(35)
Net unrealized gains (losses), before adjustments and taxes	804	(385)
Adjustment to deferred policy acquisition costs	(217)	31
Adjustment to value of business acquired	1	-
Adjustment to future policy benefits and claims	27	20
Adjustment to policyholder dividend obligation	(90)	(17)
Deferred federal income tax (benefit) expense	(184)	123
Net unrealized gains (losses)	$ 341	$ (228)

__________
1	Includes the $9 million, net of taxes, cumulative effect of adoption of accounting principle as of July 1, 2010 for the adoption of FASB ASU 2010-11.
2
Includes the $250 million, net of taxes, cumulative effect of adoption of accounting principle as of January 1, 2009 for the adoption of guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities.

The following table presents an analysis of the net change in net unrealized gains (losses) on securities available-for-sale before adjustments and taxes for the years ended December 31:

(in millions)	2010 1	2009	2	2008

Fixed maturity securities	$ 1,174	$ 2,382		$ (2,682)
Equity securities	(1)	12		(14)
Net increase (decrease)	$ 1,173	$ 2,394		$ (2,696)

__________
1	Includes the $14 million cumulative effect of adoption of accounting principle as of July 1, 2010 for the adoption of FASB ASU 2010-11.
2	Includes the $384 million cumulative effect of adoption of accounting principle as of January 1, 2009 for the adoption of guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The non-credit portion of other-than-temporary impairments and any subsequent changes in the fair value of those debt securities are recognized in other comprehensive income. Cumulative non-credit gains and losses recognized on debt securities which have credit losses in earnings, before federal income tax benefit, for the years ended December 31:

(in millions)	2010	2009

Unrealized losses as of January 1,	$ (346)	$ -
Cumulative adoption of accounting principle as of January 1, 2009	-	(384)
Non-credit losses in the period	(174)	(417)
Net unrealized gains in the period	305	455
Total	$ (215)	$ (346)

Mortgage Loans, Net of Allowance

The Company’s investments in mortgage loans consist primarily of first lien, collateral dependent, non-mezzanine commercial mortgage loans.  These loans are further segregated into the following classes based on the unique risk profiles of the underlying property types: office, warehouse, retail, apartment, hotel and other.

The collectability of a mortgage loan is based on the ability of the borrower to repay and/or the value of the underlying collateral.  The quality of a loan is generally defined by the specific financial position and condition of a borrower and the underlying collateral. Many of the Company’s commercial mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan.  Third-party appraisals are generally obtained to support loaned amounts.

The Company actively monitors the credit quality of its mortgage loans to support the development of the valuation allowance.  This monitoring process includes quantitative analyses which facilitate the identification of deteriorating loans, and qualitative analyses which consider other factors relevant to the borrowers’ ability to repay.  Loans with deteriorating credit fundamentals are identified for special surveillance procedures and are categorized based on the severity of their deterioration and management’s judgment as to the likelihood of loss.

Mortgage loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  When management determines that a loan is impaired, a provision for loss is established equal to either the difference between the carrying value and the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve for losses developed based on loan surveillance categories and property type classes and reflects management’s best estimate of probable credit losses as of the balance sheet date but not yet attributable to specific loans.  Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The unpaid principal balance, amortized cost and valuation allowance for commercial mortgage loans by class as of December 31, 2010:

(in millions)	Office	Warehouse	Retail	Apartment	Hotel	Other	Total

Commercial mortgage loans subject to non-specific reserves:

Unpaid principal balance	$ 775	$ 1,360	$ 2,276	$ 1,220	$ 223	$ 88	$ 5,942

Amortized cost	$ 774	$ 1,365	$ 2,276	$ 1,222	$ 227	$ 88	$ 5,952

Non-specific reserve	$ (14)	$ (7)	$ (10)	$ (9)	$ (7)	$ -	$ (47)

Commercial mortgage loans subject to specific reserves:

Unpaid principal balance	$ 8	$ 52	$ 49	$ 23	$ 137	$ -	$ 269

Amortized cost	$ 8	$ 52	$ 49	$ 23	$ 137	$ -	$ 269

Specific reserves	$ (1)	$ (8)	$ (14)	$ (4)	$ (22)	$ -	$ (49)

The following table summarizes activity in the valuation allowance for mortgage loans for the years ended December 31:

(in millions)	2010	2009

Valuation allowance, beginning of period	$ 77	$ 42
Additions	66	85
Deductions	(47)	(50)
Valuation allowance, end of period	$ 96	$ 77

In 2010, management developed an internal credit quality rating process to reflect an internal view of the credit risk associated with individual loans, as well as the portfolio as a whole.  This process considers a number of relevant loan quality measurements and factors, including loan-to-value ratio (LTV), debt service coverage ratio (DSC), current market rent expectations, economic vacancy, property characteristics, market area, and borrower strength.  LTV is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral.  DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan.  This process yields an individual internal credit quality rating score for substantially all of the Company’s commercial mortgage loans which is then translated to a credit quality rating ranging from 1 to 5, with 1 representing the lowest risk profile and lowest potential for loss and 5 representing the highest risk profile and highest potential for loss.  These internal ratings by property will be updated at least annually.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes the amortized cost of commercial mortgage loans by internal credit quality rating and by class as of December 31, 2010:

(in millions)	Office	Warehouse	Retail	Apartment	Hotel	Other	Total

Rated 1	$ 4	$ -	$ 1	$ -	$ -	$ -	$ 5
Rated 2	173	173	571	108	24	-	1,049
Rated 3	523	1,065	1,643	935	128	16	4,310
Rated 4	66	173	105	202	209	72	827
Rated 5	16	6	5	-	3	-	30
Total commercial mortgage loans	$ 782	$ 1,417	$ 2,325	$ 1,245	$ 364	$ 88	$ 6,221

Internal credit quality ratings are not used to establish the valuation allowance; however, there is a strong correlation between the two processes.  For example, loans in the category receiving the highest loss factors for determination of the valuation allowance are generally rated with an internal credit quality rating of 4 or 5, while loans in the category receiving the lowest loss factors for determination of the valuation allowance are generally rated 1, 2 or 3.

While the internal credit ratings above display management’s assessment of relative credit risk in the mortgage loan portfolio for the date indicated based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible.

As of December 31, 2010, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio.  The Company had no mortgage loans 90 days or more past due and still accruing interest.

The estimated fair value of mortgage loans was $5.9 billion and $6.0 billion at December 31, 2010 and 2009 respectively.

Securities Lending

The estimated fair value of loaned securities was $269 million and $40 million as of December 31, 2010 and 2009, respectively.  The Company had received $276 million and $41 million of cash collateral on securities lending as of December 31, 2010 and 2009, respectively. The Company had not received any non-cash collateral on securities lending as of the balance sheet dates.

Assets on Deposit, Held in Trust and Pledged as Collateral

Fixed maturity securities with an amortized cost of $8 million and $19 million were on deposit with various regulatory agencies as required by law as of December 31, 2010 and 2009, respectively.  These securities continue to be included in fixed maturity securities on the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Net Investment Income

The following table summarizes net investment income from continuing operations by source for the years ended December 31:

(in millions)	2010	2009	2008

Securities available-for-sale:
Fixed maturity securities	$ 1,474	$ 1,465	$ 1,477
Equity securities	2	2	5
Trading assets	1	-	-
Mortgage loans	396	445	497
Short-term investments	2	6	17
Other	9	17	(75)
Gross investment income	$ 1,884	$ 1,935	$ 1,921
Less investment expenses	59	56	56
Net investment income	$ 1,825	$ 1,879	$ 1,865

Net Realized Investment Gains and Losses

The following table summarizes net realized investment gains (losses) from continuing operations by source for the years ended December 31:
(in millions)	2010	2009	2008

Net derivatives (losses) gains 1,2	$ (385)	$ 400	$ (330)
Realized gains on sales	176	192	40
Realized losses on sales	(43)	(113)	(41)
Valuation gains (losses) 3	17	(21)	(56)
Other	(1)	(4)	39
Net realized investment (losses) gains	$ (236)	$ 454	$ (348)

__________
1
Includes net losses of $155 million, net gains of $414 million, and net losses $501 million on derivatives and embedded derivatives associated with living benefit contracts for the years ended December 31, 2010, 2009, and 2008, respectively.

2
Includes net losses of $88 million, net losses of $172 million and net gains of $109 million on derivatives associated with death benefit contracts for the years ended December 31, 2010, 2009 and 2008, respectively.

3
Includes valuation of trading securities, mark-to-market valuation of mortgage loans held for sale, and changes in the non-specific loss reserves component of the valuation allowance on mortgage loans.

Proceeds from the sale of securities available-for-sale during 2010, 2009 and 2008 were $2.2 billion, $4.2 billion and $4.3 billion, respectively.  During 2010, 2009 and 2008, gross gains of $172 million, $189 million and $36 million, respectively, and gross losses of $17 million, $70 million and $25 million, respectively, were realized on those sales.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008
Other-Than-Temporary Impairment Losses

The following table summarizes other-than-temporary impairments for the years ended December 31:

		Included in OCI
(in millions)	Gross		Net
2010
Fixed maturity securities1	$ 330	$ (174)	$ 156
Equity securities	5	-	5
Mortgage loans	59	-	59
Total other-than-temporary impairment losses	$ 394	$ (174)	$ 220

2009
Fixed maturity securities1	$ 907	$ (417)	$ 490
Equity securities	7	-	7
Mortgage loans	72	-	72
Other	6	-	6
Total other-than-temporary impairment losses	$ 992	$ (417)	$ 575

2008
Fixed maturity securities1			$ 1,052
Equity securities			60
Mortgage loans			15
Other			4
Total other-than-temporary impairment losses			$ 1,131

__________

1
Declines in the creditworthiness of the issuer of hybrid securities with both debt and equity-like features requires the use of the equity model in analyzing the security for other-than-temporary impairment.  For the year ended December 31, 2010, the Company recognized $6 million in other-than-temporary impairments related to these securities compared to $168 million and $90 million for the years ended December 31, 2009 and 2008, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes the cumulative amounts related to the Company's credit loss portion of the other-than-temporary-impairment losses on debt securities that the Company does not intend to sell and it is not more likely than not that the Company will be required to sell the security prior to recovery of the amortized cost basis as of December 31:

(in millions)	2010	2009

Cumulative credit loss as of January 1, 1	$ 417	$ 507
New credit losses	31	168
Incremental credit losses2	116	72
Subtotal	$ 564	$ 747
Less:
Losses related to securities included in the beginning balance sold or paid down during the period	(202)	(267)
Losses related to securities included in the beginning balance for which there was a change in intent3	(22)	(63)
Cumulative credit loss as of December 31,1	$ 340	$ 417

__________

1
The cumulative credit loss amount excludes other-than-temporary-impairment losses on securities held as of the periods indicated that the Company intends to sell or it is more likely than not that the Company will be required to sell the security before the recovery of the amortized cost basis.

2	Includes losses on securities for which the Company can no longer assert that it does not intend to sell the securities.
3
Securities for which a credit-related other-than-temporary impairment loss was previously recorded that the Company now intends to sell or is more likely than not it will be required to sell before recovery of the amortized cost basis and has transferred the non-credit portion of loss previously recorded in other comprehensive income to earnings during the period.  Also includes hybrid securities that had previously been evaluated for other-than-temporary impairment based on the criteria as a debt security, but in the current period are evaluated as an equity security due to declines in the creditworthiness of the issuer.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(6)	Derivative Instruments

The Company is exposed to certain risks relating to its ongoing business operations which are managed by using derivative instruments and include interest rate, foreign exchange, equity market and credit risk. To manage these risks and exposures, the Company uses interest rate contracts, primarily interest rate swaps; currency derivatives, primarily cross-currency swaps and futures; equity derivatives, primarily options and futures; credit default swaps and total return swaps.  The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship.  The Company recognizes all of its derivative instruments as either assets or liabilities at fair value.

Interest Rate Risk Management:  The Company uses interest rate contracts, primarily interest rate swaps, to reduce or alter interest rate exposure arising from mismatches between assets and liabilities.  In the case of interest rate swaps, the Company enters into a contractual agreement with a counterparty to exchange, at specified intervals, the difference between fixed and variable rates of interest, calculated on a reference notional amount.

Interest rate swaps are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns.  As such, interest rate swaps are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa.

In connection with the MTN program, the Company issues funding agreements to an unconsolidated third party trust to secure notes issued to investors by the trust.  The proceeds from these funding agreements are generally used to purchase fixed rate investments, generally available-for-sale public or private corporate bonds or commercial mortgage loans. In a rising interest rate environment, the Company is exposed to narrowing margins.  To mitigate this risk, the Company enters into interest rate swap contracts to hedge the volatility associated with changes in interest rates.

The Company also enters into interest rate swap transactions which are structured to provide a hedge against the negative impact of higher interest rates on the Company’s capital position.

Foreign Currency Risk Management: As part of its regular investing activities, the Company may purchase foreign currency denominated investments, generally fixed maturity securities.  These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates.  In an effort to mitigate this risk, the Company uses cross-currency swaps.  As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged asset.

In addition, foreign exchange risks associated with foreign currency-denominated MTNs are managed using cross-currency swaps.

Credit Risk Management:  The Company enters into credit derivative contracts, primarily credit default swaps, under which the Company buys and sells credit default protection on standardized credit indices, which are established baskets of creditors, or on specific corporate creditors.  These derivatives allow the Company to manage or modify its credit risk profile in general or its credit exposure to specific creditors.

Equity Market Risk Management:  The Company offers a variety of variable annuity products available with living benefit features such as GMABs or GLWBs.  These living benefit features represent embedded derivatives in variable annuity contracts that are required to be separated from, and valued apart from, the host variable annuity contracts.  The embedded derivatives are carried at fair value. Subsequent changes in the fair value of these embedded derivatives are recognized in earnings as a component of net realized investment gains and losses.  The fair value of these embedded derivatives is calculated based on a combination of capital market and actuarial assumptions.  Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, expectations of contract holder persistency, contract holder withdrawal patterns, risk neutral market returns, correlations of market returns and market return volatility.  The Company believes the impact of claims is expected to be mitigated by its economic hedging program.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

These products and related obligations expose the Company to various market risks, predominately interest rate and equity risk.  Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility.  To mitigate these risks and hedge the living benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.

Derivatives Qualifying for Hedge Accounting

Fair Value Hedge Relationship: For derivative instruments that are designated and qualify as a fair value hedge (e.g., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the hedged item, to the extent of the risk being hedged, are recognized in net realized investment gains and losses.

The Company uses derivative instruments that are designated and qualify as fair value hedges in various financial transactions as follows:

•	Interest rate swaps are used to hedge certain fixed rate investments such as commercial mortgage loans and certain fixed maturity securities, and

•	Cross-currency swaps are used to hedge foreign currency-denominated fixed maturity securities.

Cash Flow Hedge Relationship:  For derivative instruments that are designated and qualify as a cash flow hedge (e.g., hedging the exposure to the variability in expected future cash flows that is attributable to interest rate risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction impacts earnings in the same line item associated with the forecasted transaction.  The ineffective portion of the derivative’s change in value, if any, along with any of the derivative’s change in value that is excluded from the assessment of hedge effectiveness, are recorded in net realized investment gains and losses.

The Company uses derivative instruments that are designated and qualify as a cash flow hedges in various financial transactions as follows:

•	Interest rate swaps are used to hedge cash flows from variable rate investments such as commercial mortgage loans and certain fixed maturity securities,

•	Interest rate swaps are used to hedge payments of funding agreement liabilities associated with the MTN program,

•	Cross-currency swaps are used to hedge interest payments and principal payments on foreign currency-denominated fixed maturity securities, and

•	Cross-currency swaps are used to hedge payments of foreign currency-denominated funding agreement liabilities associated with the MTN program.

Termination:  The Company is required to discontinue hedge accounting when it is determined that a derivative instrument no longer qualifies as an effective hedge.  Upon such determination, the derivative continues to be carried in the consolidated balance sheet at its fair value with changes in fair value recognized in net realized investment gains and losses.  In a discontinued fair value hedge on available-for-sale securities, changes in the fair value of the previously hedged asset or liability are no longer included in net realized gains and losses, rather are included in accumulated other comprehensive income and reclassified to net realized investment gains and losses through maturity of the hedged item.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Derivatives Not Qualifying for Hedge Accounting

For derivatives that are not designated as a hedging instrument, the gain or loss on the derivative is recognized in net realized investment gains and losses. The Company uses these derivatives in various financial transactions as follows:

•	Futures, options, interest rate swaps and total return swaps are used to hedge certain benefit rider obligations included in variable annuity products, as described above,

•	Interest rate swaps, futures and options are used to hedge portfolio duration and other interest rate risks to which the Company is exposed,

•	Cross-currency swaps and futures are used to hedge foreign currency-denominated assets and liabilities, and

•	Credit default swaps are used to either buy or sell credit protection on a credit index or specific creditor.

Credit Risk Associated with Derivatives Transactions

The Company periodically evaluates the risks within the derivative portfolios due to credit exposure.  When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty, and changes in relevant market data in order to gain insight into the probability of default by the counterparty. In addition, the effect the Company’s exposure to credit risk could have on the effectiveness of the Company’s hedging relationships is considered.  As of December 31, 2010 and 2009, the impact of the exposure to credit risk on both the fair value measurement of derivative assets and liabilities and the effectiveness of the Company’s hedging relationships was immaterial.

As of December 31, 2010 and 2009, the Company had received $351 million and $532 million, respectively, of cash for derivative collateral, which is included in short-term investments.  The Company held no material securities as off-balance sheet collateral on derivative transactions as of December 31, 2010.  The Company held $32 million as off-balance sheet collateral on derivative transactions as of December 31, 2009.  As of December 31, 2010 and 2009, the Company had pledged fixed maturity securities with a fair value of $28 million and $56 million, respectively, as collateral to derivative counterparties.  There are no contingent features associated with the Company’s derivative instruments which would require additional collateral to be pledged to counterparties.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table presents the fair value of derivative instruments, location of the related instruments in the consolidated balance sheets and the related notional amounts of the derivative instruments as of the dates indicated:

	Derivative assets			Derivative liabilities
(in millions)	Balance sheet location	Fair value	Notional amount	Balance sheet location	Fair value	Notional amount

December 31, 2010
Derivatives designated as
hedging instruments:
Interest rate contracts	Other assets	$ 1	$ 78	Other liabilities	$ 37	$ 830
Cross-currency swaps	Other assets	26	132	Other liabilities	18	101
Total derivatives designated as
hedging instruments		$ 27	$ 210		$ 55	$ 931

Derivatives not designated as
hedging instruments:
Interest rate contracts	Other assets	556	10,944	Other liabilities	418	10,225
Cross-currency swaps	Other assets	30	210	Other liabilities	30	210
Credit default swaps	Other assets	1	20	Other liabilities	-	17
Total return swaps	Other assets	12	1,119	Other liabilities	23	1,053
Equity contracts	Other assets	212	2,484	Other liabilities	20	1,124
Embedded derivatives on guaranteed benefit annuity programs	N/A	-	N/A	Future policy benefits and claims	226	N/A
Total derivatives not designated
as hedging instruments		$ 811	$ 14,777		$ 717	$ 12,629

Total derivatives		$ 838	$ 14,987		$ 772	$ 13,560

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

	Derivative assets			Derivative liabilities
(in millions)	Balance sheet location	Fair value	Notional amount	Balance sheet location	Fair value	Notional amount

December 31, 2009
Derivatives designated as
hedging instruments:
Interest rate contracts	Other assets	$ 4	$ 86	Other liabilities	$ 69	$ 1,216
Cross-currency swaps	Other assets	34	93	Other liabilities	36	216
Total derivatives designated as
hedging instruments		$ 38	$ 179		$ 105	$ 1,432

Derivatives not designated as
hedging instruments:
Interest rate contracts	Other assets	409	7,457	Other liabilities	239	5,162
Cross-currency swaps	Other assets	49	211	Other liabilities	49	210
Credit default swaps	Other assets	1	29	Other liabilities	3	82
Total return swaps	Other assets	1	85	Other liabilities	8	556
Equity contracts	Other assets	331	2,505	Other liabilities	10	996
Embedded derivatives on guaranteed benefit annuity programs	N/A	-	-	Future policy benefits and claims	311	N/A
Other embedded derivatives	N/A	-	-	Other liabilities	2	N/A
Total derivatives not designated
as hedging instruments		$ 791	$ 10,287		$ 622	$ 7,006

Total derivatives		$ 829	$ 10,466		$ 727	$ 8,438

The following table presents the gains (losses) for derivative instruments designated and qualifying as hedging instruments in fair value hedges and the location of these instruments in the consolidated financial statements for the years ended December 31:

(in millions)		2010 1	2009 1

Derivatives in fair value hedging relationships:
Interest rate contracts2	Net realized investment gains (losses)	$ 7	$ 25
Cross-currency swaps2	Net realized investment gains (losses)	1	(2)
Total		$ 8	$ 23

Underlying fair value hedge relationships:
Interest rate contracts	Net realized investment gains (losses)	$ (12)	$ (35)
Cross-currency swaps	Net realized investment gains (losses)	(3)	2
Total		$ (15)	$ (33)
__________
1	Includes $6 million and $8 million of cash paid in the termination of fair value hedging instruments for the years ended December 31, 2010 and 2009, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

2	Excludes $30 million and $37 million of periodic settlements on interest rate contracts which are recorded in net investment income for the years ended December 31, 2010 and 2009, respectively.

The following table present the gains (losses) for derivative instruments designated and qualifying as hedging instruments in cash flow hedges recognized in AOCI in the consolidated financial statements for the years ended December 31,:

(in millions)	2010	2009

Derivatives in cash flow hedging relationships:
Interest rate contracts	$ 5	$ 12
Cross-currency swaps	(2)	(4)
Currency contracts	22	(19)
Other embedded derivatives	-	(12)
Total	$ 25	$ (23)

The following table presents the gains (losses) for derivative instruments designated and qualifying as hedging instruments in cash flow hedges reclassified from AOCI into income and the location of these instruments in the consolidated financial statements for the years ended December 31:

(in millions)		2010	2009

Derivatives in cash flow hedging relationships:
Interest rate contracts	Interest credited to policyholder accounts	$ -	$ (4)
Cross-currency swaps	Net realized investment gains (losses)	-	(11)
Currency contracts	Net realized investment gains (losses)	(2)	(4)
Total		$ (2)	$ (19)

The following table presents the realized gains (losses) for derivative instruments designated and qualifying as hedging instruments in cash flow hedges recognized in income and the location of these instruments in the consolidated financial statements for the years ended December 31:

(in millions)		2010	2009

Derivatives in cash flow hedging relationships:
Cross-currency swaps	Net realized investment gains (losses)	$ -	$ (1)
Credit default swaps	Net realized investment gains (losses)	-	(3)
Total 1,2,3		$ -	$ (4)

__________
1	Ineffective portion and amounts excluded from the measurement of ineffectiveness.
2
Excludes $2 million of periodic settlements in interest rate contracts which are recorded in net investment income for the year ended December 31, 2010.  Periodic settlements in interest rate contracts for the year ended December 31, 2009 were immaterial.

3
No cash was paid in the termination of cash flow hedging instruments for the year ended December 31, 2010. Includes $17 million of cash received in the termination of cash flow hedging instruments for the year ended December 31, 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table presents the gains (losses) for derivative instruments not designated and qualifying as hedging instruments recognized in income and the location of these instruments in the consolidated financial statements for the years ended December 31:

(in millions)		2010	2009

Derivatives not designated as hedging instruments:
Interest rate contracts	Net realized investment gains (losses)	$ (39)	$ (197)
Cross-currency swaps	Net realized investment gains (losses)	-	3
Credit default swaps	Net realized investment gains (losses)	(5)	8
Equity total return swaps	Net realized investment gains (losses)	(136)	7
Equity contracts	Net realized investment gains (losses)	(389)	(739)
Embedded derivatives on guaranteed
benefit annuity programs	Net realized investment gains (losses)	98	1,432
Other embedded derivatives	Net realized investment gains (losses)	(2)	3
Total		$ (473)	$ 517

The previous tables exclude $16 million and $(151) million of net interest settlements on all derivative instruments and $94 million and $63 million of other revenue related to guaranteed benefits on annuities that are also recorded in net realized investment gains (losses) for the year ended December 31, 2010 and 2009, respectively. The previous tables exclude $13 million in losses relating to foreign denominated cash balances for the year ended December 31, 2010, compared to an immaterial balance for the year ended December 31, 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Credit Derivatives

The Company had exposure to credit protection contracts as of the years ended December 31, 2010, 2009 and 2008 and experienced credit event losses of $8 million in 2010, no credit losses in  2009 and credit event losses of $19 million in 2008 on such contracts.  The following table presents the Company’s outstanding exposure to credit protection contracts, all of which are related to corporate debt instruments, as of the dates indicated, by contract maturity and industry exposure:

	Less than or equal to one year		One to three years		Three to five years		Total
	Maximum	Estimated	Maximum	Estimated	Maximum	Estimated	Maximum	Estimated
	potential	fair	potential	fair	potential	fair	potential	fair
(in millions)	risk	value	risk	value	risk	value	risk	value

December 31, 2010
Single sector exposure:
Financial	$ 6	$ -	$ 3	$ -	$ -	$ -	$ 9	$ -
Services	-	-	10	1	-	-	10	1
Total	$ 6	$ -	$ 13	$ 1	$ -	$ -	$ 19	$ 1

December 31, 2009
Single sector exposure:
Financial	$ 35	$ (3)	$ 9	$ -	$ -	$ -	$ 44	$ (3)
Oil & gas pipelines	15	-	-	-	-	-	15	-
Services	-	-	-	-	10	-	10	-
Total	$ 50	$ (3)	$ 9	$ -	$ 10	$ -	$ 69	$ (3)

In addition, the Company invests in certain structured securities that contain embedded credit derivatives.  These securities are referred to as synthetic collateralized debt obligations and have maturity dates ranging from one to ten years.  The credit derivatives embedded in these securities have not been separated from their host contracts for separate fair value reporting, rather, the Company elected to carry the entire security at fair value with any changes in fair value included in earnings.  Effective July 1, 2010, these securities had a fair value of $35 million and were transferred from available-for-sale securities to trading securities.  At December 31, 2010, the fair value of synthetic collateralized debt obligations, including the embedded credit derivatives, was $45 million.  The fair value represents the maximum future potential loss that could be incurred by the Company as there is no future payment obligation associated with these investments.  Additionally, there are no recourse provisions related to these investments that would enable the Company to recover any losses on these securities from third parties.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(7)   Deferred Policy Acquisition Costs

During the second quarter of 2010, the Company conducted its annual comprehensive review of model assumptions used to project DAC and other related balances, including sales inducement assets, VOBA and unearned revenue reserves.  The review covered all assumptions including mortality, lapses, expenses and general and separate account returns.  As a result of this review, certain assumptions were unlocked (DAC unlock).  The unlocked assumptions primarily related to lapse assumptions in the Individual Investment segment, market performance assumptions in the Retirement Plans segment, and mortality, lapse and market performance assumptions in the Individual Protection segment.

The pre-tax positive (negative) impact on the Company’s assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2010 was as follows:

(in millions)	DAC	VOBA	Unearned Revenue Reserves	Sales Inducement Assets	Total

Segment:
Individual Investments	$ 4	$ -	$ -	$ -	$ 4
Retirement Plans	7	-	-	-	7
Individual Protection	(22)	13	1	-	(8)
Total	$ (11)	$ 13	$ 1	$ -	$ 3

During the fourth quarter of 2009, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters for the prescribed period, which primarily was driven by the continued market recovery and favorable market performance compared to assumed net separate account returns.  Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in an increase in DAC and other related balances, including sales inducement assets, and a decrease in DAC amortization and other related balances of $219 million pre-tax in the Individual Investments segment.  The Company used the reversion to the mean process with the anchor date that was reset during 2007.  The Company evaluated the assumed separate account performance level over the next three years and determined that the assumptions inherent in the reversion period were reasonable.  The annual net separate account growth rate for the mean reversion period is 15%, the maximum rate under the Company’s parameters.

During the second quarter of 2009, the Company conducted its annual comprehensive review of model assumptions used to project DAC and other related balances, including sales inducement assets, VOBA and unearned revenue reserves.  The unlocked assumptions primarily related to lower expected investment spreads and separate account returns across all segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The pre-tax positive (negative) impact on the Company’s assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2009 was as follows:

(in millions)	DAC	VOBA	Unearned Revenue Reserves	Sales Inducement Assets	Total

Segment:
Individual Investments	$ 192	$ -	$ -	$ 11	$ 203
Retirement Plans	(8)	-	-	-	(8)
Individual Protection	(44)	(13)	10	-	(47)
Total	$ 140	$ (13)	$ 10	$ 11	$ 148

During the fourth quarter of 2008, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters, which primarily was driven by continued unfavorable market performance compared to assumed net separate account returns.  Management made a determination that it was not reasonably possible to get back within the preset parameters during the remaining prescribed period.  Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a decrease in DAC and an increase in DAC amortization and other related balances of $243 million pre-tax in the Individual Investments segment.  The Company used the reversion to the mean process with the anchor date that was reset during 2007.  The Company evaluated the assumed separate account performance level over the next three years and determined that the assumptions inherent in the reversion period were reasonable.  The annual net separate account growth rate for the mean reversion period is 15%, the maximum rate under the Company’s parameters.

During the third quarter of 2008, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters for the prescribed period, which primarily was driven by unfavorable market performance compared to the assumed net separate account returns.  Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a decrease in DAC and an increase in DAC amortization and other related balances totaling $177 million pre-tax in the Individual Investments segment.

At the end of the second quarter of 2008, the Company determined as part of its comprehensive annual study of assumptions that certain assumptions should be unlocked.  The unlocked assumptions primarily related to lapse and spread assumptions in the Individual Investments segment, the assumed growth rate on deposits per contract in the Retirement Plans segment, and mortality and lapse assumptions in the Individual Protection segment.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The pre-tax positive (negative) impact on the Company’s assets and liabilities as a result of the unlocking of these assumptions during the year ended December 31, 2008 was as follows:

(in millions)	DAC	VOBA	Unearned Revenue Reserves	Sales Inducement Assets	Total

Segment:
Individual Investments	$ (429)	$ (3)	$ -	$ (1)	(433)
Retirement Plans	(2)	-	-	-	(2)
Individual Protection	(3)	8	3	-	8
Total	$ (434)	$ 5	$ 3	$ (1)	$ (427)

The following table presents a reconciliation of DAC for the years ended December 31:

	December 31,	December 31,
(in millions)	2010	2009

Balance at beginning of period	$ 3,983	$ 4,524
Capitalization of DAC	634	513
Amortization of DAC, excluding unlocks	(385)	(606)
Amortization of DAC related to unlocks	(11)	140
Adjustments to DAC related to unrealized gains and losses on securities available-for-sale and other
	(248)	(588)
Balance at end of period	$ 3,973	$ 3,983

(8)	Value of Business Acquired and Other Intangible Assets

The following table presents a reconciliation of VOBA for the years ended December 31:

(in millions)	2010	2009

Balance at beginning of period	$ 277	$ 334
Amortization of VOBA	(20)	(49)
Net realized losses on investments	1	1
Subtotal	$ 258	$ 286
Change in unrealized gain (loss) on available-for-sale securities	1	(9)
Balance at end of period	$ 259	$ 277

Interest on the unamortized VOBA balance (at interest rates ranging from 4.50% to 7.56%) is included in amortization and was $18 million, $20 million and $22 million during the years ended December 31, 2010, 2009 and 2008, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes intangible assets as of December 31:

		2010		2009
	Initial	Gross		Gross
	useful	carrying	Accumulated	carrying	Accumulated
(in millions)	life1	amount	amortization	amount	amortization

Amortizing:
VOBA	28 years	$ 595	$ 336	$ 595	$ 318
Total intangible assets		$ 595	$ 336	$ 595	$ 318

__________

1	The initial useful life was based on applicable assumptions. Actual periods are subject to revision based on variances from assumptions and other relevant factors.

During 2009, the Company recorded a $5 million pre-tax impairment charge on intangible assets associated with the NFN retirement services distribution channel.

During 2009, the Company fully amortized intangible assets related to NLICA and NLACA state insurance licenses, which resulted in an $8 million pre-tax charge.  The state insurance licenses had indefinite useful lives and were not previously amortized.  Due to the merger with NLIC and NLAIC, respectively, on December 31, 2009, the NLICA and NLACA state insurance licenses were no longer required as the surviving entities had the required state insurance licenses to conduct business on existing NLICA and NLACA products.  The Company surrendered the state insurance licenses back to each state.  See Note 1 for a description of the merger transaction between these entities.

During 2008, the Company recorded a $20 million pre-tax impairment charge on career agency force and independent agency force intangible assets associated with its plan to exit the NFN professional consulting group sales channel and selling arrangement changes for the independent agency force.

The Company’s annual impairment testing performed did not result in material impairment losses on intangible assets during 2010, 2009 and 2008.

Based on current assumptions, which are subject to change, the following table summarizes estimated amortization for the next five years ended December 31:

(in millions)	VOBA

2011	$ 23
2012	$ 21
2013	$ 19
2014	$ 15
2015	$ 13

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(9)	Goodwill

The following table summarizes changes in the carrying value of goodwill by segment for the years indicated:

	Retirement	Individual
(in millions)	Plans	Protection	Total
Balance as of December 31, 2008	$ 25	$ 175	$ 200
Adjustments	-	-	-
Balance as of December 31, 2009	$ 25	$ 175	$ 200
Adjustments	-	-	-
Balance as of December 31, 2010	$ 25	$ 175	$ 200

The Company’s annual impairment testing did not result in any impairment on existing goodwill during 2010 and 2009, respectively.  As of the 2010 and 2009 annual impairment testing, the fair value of the reporting units with goodwill was in excess of the carrying value.  The goodwill balances as of December 31, 2010 and 2009 have not been previously impaired.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(10) Closed Block

The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

The following table summarizes financial information for the closed block as of December 31:

(in millions)	2010	2009

Liabilities:
Future policyholder benefits	$ 1,794	$ 1,818
Policyholder funds and accumulated dividends	143	143
Policyholder dividends payable	28	29
Policyholder dividend obligation	121	49
Other policy obligations and liabilities	13	13
Total liabilities	$ 2,099	$ 2,052

Assets:
Fixed maturity securities available-for-sale, at estimated fair value	$ 1,312	$ 1,236
Mortgage loans	224	263
Policy loans	186	191
Other assets	162	135
Total assets	$ 1,884	$ 1,825
Excess of reported liabilities over assets	215	227

Portion of above representing other comprehensive income:
Increase in unrealized gain on fixed maturity securities available-for-sale	$ 73	$ 91
Adjustment to policyholder dividend obligation	(73)	(91)
Total	$ -	$ -

Maximum future earnings to be recognized from assets and liabilities	$ 215	$ 227

Other comprehensive income:
Fixed maturity securities available-for-sale:
Fair value	$ 1,312	$ 1,236
Amortized cost	1,222	1,253
Shadow policyholder dividend obligation	(90)	(17)
Net unrealized appreciation	$ -	$ -

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes closed block operations for the years ended December 31:

(in millions)	2010	2009	2008

Revenues:
Premiums	$ 83	$ 90	$ 93
Net investment income	101	106	109
Realized investment (losses) gains	(3)	2	(41)
Realized (losses) gains credited to to policyholder benefit obligation	(1)	(7)	37
Total revenues	$ 180	$ 191	$ 198

Benefits and expenses:
Policy and contract benefits	$ 131	$ 133	$ 131
Change in future policyholder benefits and interest credited to
policyholder accounts	(23)	(24)	(17)
Policyholder dividends	56	59	63
Change in policyholder dividend obligation	(3)	4	3
Other expenses	1	1	1
Total benefits and expenses	$ 162	$ 173	$ 181

Total revenues, net of benefits and expenses, before federal income
tax expense	$ 18	$ 18	$ 17
Federal income tax expense	6	6	6
Revenues, net of benefits and expenses and federal income tax
expense	$ 12	$ 12	$ 11

Maximum future earnings from assets and liabilities:
Beginning of period	$ 227	$ 239	$ 250
Change during period	(12)	(12)	(11)
End of period	$ 215	$ 227	$ 239

Cumulative closed block earnings from inception through December 31, 2010 and 2009 were higher than expected as determined in the actuarial calculation.  Therefore, policyholder dividend obligations (excluding the adjustment for unrealized gains on available-for-sale securities) were $31 million and $32 million as of December 31, 2010 and 2009, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(11) Variable Contracts

The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder.  The Company also provides various forms of guarantees to benefit the related contractholders.  The Company provides five primary guarantee types of variable annuity contracts: (1) guaranteed minimum death benefits (GMDB); (2) GMAB; (3) guaranteed minimum income benefits (GMIB); (4) GLWB; and (5) a hybrid guarantee with GMAB and GLWB.

The GMDB provides a specified minimum return upon death.  Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse.  The survivor has the option to terminate the contract or continue it and have the death benefit paid into the contract and a second death benefit paid upon the survivor’s death.  The Company has offered six primary GMDB types:

•
Return of premium – provides the greater of account value or total deposits made to the contract less any partial withdrawals and assessments, which is referred to as “net premiums.”  There are two variations of this benefit.  In general, there is no lock in age for this benefit.  However, for some contracts the GMDB reverts to the account value at a specified age, typically age 75.

•
Reset – provides the greater of a return of premium death benefit or the most recent five-year anniversary (prior to lock-in age) account value adjusted for withdrawals.  For most contracts, this GMDB locks in at age 86 or 90, and for others the GMDB reverts to the account value at age 75, 85, 86 or 90.

•
Ratchet – provides the greater of a return of premium death benefit or the highest specified “anniversary” account value (prior to age 86) adjusted for withdrawals.  Currently, there are three versions of ratchet, with the difference based on the definition of anniversary:  monthaversary – evaluated monthly; annual – evaluated annually; and five-year – evaluated every fifth year.

•
Rollup – provides the greater of a return of premium death benefit or premiums adjusted for withdrawals accumulated at generally 5% simple interest up to the earlier of age 86 or 200% of adjusted premiums.  There are two variations of this benefit: for certain contracts, this GMDB locks in at age 86, and for others the GMDB reverts to the account value at age 75.

•	Combo – provides the greater of annual ratchet death benefit or rollup death benefit. This benefit locks in at either age 81 or 86.
•
Earnings enhancement – provides an enhancement to the death benefit that is a specified percentage of the adjusted earnings accumulated on the contract at the date of death.  There are two versions of this benefit:  (1) the benefit expires at age 86, and a credit of 4% of account value is deposited into the contract; and (2) the benefit does not have an end age, but has a cap on the payout and is paid upon the first death in a spousal situation.  Both benefits have age limitations.  This benefit is paid in addition to any other death benefits paid under the contract.

The GMAB, offered in the Company’s Capital Preservation Plus contract rider, is a living benefit that provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract.  In some cases, the contractholder also has the option, after a specified time period, to drop the rider and continue the variable annuity contract without the GMAB.  In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GLWB, offered in the Company’s L.inc, is a living benefit that provides for enhanced retirement income security without the liquidity loss associated with annuitization.  The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder.  The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a ratchet feature that is driven by account performance and a roll-up feature that is driven by policy duration.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The GMIB is a living benefit that provides the contractholder with a guaranteed annuitization value.  The GMIB types are:

•	Ratchet – provides an annuitization value equal to the greater of account value, net premiums or the highest one-year anniversary account value (prior to age 86) adjusted for withdrawals.
•
Rollup – provides an annuitization value equal to the greater of account value and premiums adjusted for withdrawals accumulated at 5% compound interest up to the earlier of age 86 or 200% of adjusted premiums.

•	Combo – provides an annuitization value equal to the greater of account value, ratchet GMIB benefit or rollup GMIB benefit.

In January 2009, the Company simplified its living benefit guarantees and only offer L.inc on new GLWB sales.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

All GMAB contracts with the hybrid GMAB/GLWB rider are included with GMAB contracts in the following tables.  The following table summarizes the account values and net amount at risk, net of reinsurance, for variable annuity contracts with guarantees invested in both general and separate accounts as of December 31 (a contract may contain multiple guarantees):

	2010					2009
	General	Separate	Total	Net	Wtd. avg.	General	Separate	Total	Net	Wtd. avg.
	account	account	account	amount	attained	account	account	account	amount	attained
(in millions)	value	value	value	at risk1	age	value	value	value	at risk1	age

GMDB:
Return of premium	$ 832	$ 8,039	$ 8,871	$ 39	62	$ 729	$ 5,860	$ 6,589	$ 100	61
Reset	1,366	13,242	14,608	305	65	1,622	12,406	14,028	900	64
Ratchet	1,018	15,733	16,751	761	68	1,181	13,836	15,017	1,772	67
Rollup	35	264	299	13	73	42	259	301	18	73
Combo	185	1,731	1,916	192	69	229	1,577	1,806	325	69
Subtotal	$ 3,436	$ 39,009	$ 42,445	$ 1,310	66	$ 3,803	$ 33,938	$ 37,741	$ 3,115	65
Earnings enhancement	25	403	428	29	64	17	373	390	19	64
Total - GMDB	$ 3,461	$ 39,412	$ 42,873	$ 1,339	66	$ 3,820	$ 34,311	$ 38,131	$ 3,134	65

GMAB2:
5 Year	$ 167	$ 2,507	$ 2,674	$ 43	N/A	$ 383	$ 2,640	$ 3,023	$ 172	N/A
7 Year	323	2,192	2,515	52	N/A	394	2,152	2,546	180	N/A
10 Year	68	695	763	13	N/A	70	684	754	39	N/A
Total - GMAB	$ 558	$ 5,394	$ 5,952	$ 108	N/A	$ 847	$ 5,476	$ 6,323	$ 391	N/A

GMIB3:
Ratchet	$ 14	$ 220	$ 234	$ -	N/A	$ 16	$ 242	$ 258	$ -	N/A
Rollup	41	514	555	1	N/A	47	626	673	-	N/A
Total - GMIB	$ 55	$ 734	$ 789	$ 1	N/A	$ 63	$ 868	$ 931	$ -	N/A

GLWB:
L.inc	$ 287	$ 12,030	$ 12,317	$ 430	N/A	$ 230	$ 7,057	$ 7,287	$ 67	N/A
Porfolio income insurance	-	42	42	-	N/A	-	20	20	-	N/A
Total - GLWB	$ 287	$ 12,072	$ 12,359	$ 430	N/A	$ 230	$ 7,077	$ 7,307	$ 67	N/A

__________
1
Net amount at risk is calculated on a seriatim basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit).  As it relates to GMIB, net amount at risk is calculated as if all policies were eligible to annuitize immediately, although all GMIB options have a waiting period of at least 7 years from issuance.

2	GMAB contracts with the hybrid GMAB/GLWB rider had account values of $5.2 billion and $5.3 billion as of December 31, 2010 and 2009, respectively.
3	The weighted average period remaining until expected annuitization is not meaningful and has not been presented because there is currently no material GMIB exposure.

Net amount at risk is highly sensitive to changes in financial market movements.  See Note 6 for a discussion of the Company’s risk management practices with respect to financial market exposure.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes account balances of deferred variable annuity and variable single premium immediate annuity contracts that were invested in separate accounts as of December 31:

(in millions)	2010	2009

Mutual funds:
Bond	$ 4,889	$ 4,920
Domestic equity	29,987	24,599
International equity	2,985	3,047
Total mutual funds	$ 37,861	$ 32,566
Money market funds	1,254	1,473
Total	$ 39,115	$ 34,039

The following table summarizes the reserve balances, net of reinsurance, for variable annuity contracts with guarantees as of December 31:

(in millions)	2010	2009

Living benefit riders	$ 168	$ 266
GMDB	$ 46	$ 67
GMIB	$ 2	$ 3

The Company’s GMAB and GLWB living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract.  The embedded derivatives are carried at fair value.  Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses.  The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions.  Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, expectations of contractholder persistency, contractholder withdrawal patterns, risk neutral market returns, correlations of market returns and market return volatility.  As of December 31, 2010 and December 31, 2009, the net balance of the embedded derivatives for living benefits was a liability of $168 million and a liability of $266 million, respectively. The GLWB component of living benefit riders was immaterial in 2010 and 2009, respectively.

The Company’s incurred and paid amounts for living benefit features were immaterial for the years ended December 31, 2010 and 2009.  The Company does not expect any meaningful level of claims under the living benefit features for several years and believes the impact of claims is expected to be mitigated by its economic hedging program.

During the year ended December 31, 2010, the Company recorded net realized investment losses on living benefits embedded derivatives and related economic hedging activity of $155 million compared to net realized investments gains of $414 million as of December 31, 2009.

The losses recorded during the year ended December 31, 2010 were comprised of $192 million of net realized investment gains on living benefit embedded derivative liabilities and $347 million of related economic hedging losses.  The net realized investment losses were primarily driven by market volatility in the second quarter and mortality and withdrawal assumption updates.  Net realized investment losses on living benefit embedded derivatives resulted in lower amortization of DAC of $63 million during the year ended December 31, 2010.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The gains recorded in 2009 were comprised of $1.5 billion of net realized investment gains on living benefit embedded derivative liabilities and $1.1 billion of related economic hedging losses.  The net realized investment gains on living benefit embedded derivatives primarily resulted from higher interest rates on living benefit embedded derivatives, lower volatility assumptions and an increase to the nonperformance component of the discount rate.  The net realized gains resulted in higher amortization of DAC of $284 million during the year ended December 31, 2009.

The Company’s GMDB claim reserves are determined by estimating the expected value of death benefits on contracts that trigger a policy benefit and recognizing the excess ratably over the accumulation period based on total expected assessments.  GMIB claim reserves are determined each period by estimating the expected value of annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total assessments.  The Company regularly evaluates its GMDB and GMIB claim reserve estimates and adjusts the additional liability balances as appropriate, with a related charge or credit to other benefits and claims in the period of evaluation if actual experience or other evidence suggests that earlier assumptions should be revised.  The assumptions used in calculating GMIB claim reserves are consistent with those used for calculating GMDB claim reserves.  In addition, the calculation of GMIB claim reserves assumes benefit utilization ranges from a low of 3% when the contractholder’s annuitization value is at least 10% in the money to 100% utilization when the contractholder is 90% or more in the money.

The Company’s incurred and paid amounts for GMDBs were $62 million for the year ended December 31, 2010 compared to $132 million for the year ended December 31, 2009.

The following assumptions and methodologies were used to determine the GMDB claim reserves as of December 31, 2010 and 2009:

•	Data used was based on a combination of historical numbers and future projections generally involving 250 probabilistically generated economic scenarios
•	Mean gross equity performance –10.4%
•	Equity volatility –18.0%
•	Mortality – 84% of Annuity 2000 Basic table for males, 93% for females as of December 31, 2010; and 91% of Annuity 2000 Basic table for males, 101% for females as of December 31, 2009
•	Asset fees – equivalent to mutual fund and product loads
•	Discount rate – approximately 7.0%

Lapse rate assumptions vary by duration as shown below:

Duration (years)	1	2	3	4	5	6	7	8	9	10+

Minimum	1.0%	2.0%	2.5%	3.0%	5.0%	6.0%	7.0%	7.0%	10.0%	10.0%
Maximum	3.5%	2.0%	4.0%	4.5%	35.0%	40.0%	18.5%	32.5%	32.5%	18.5%

The Company’s incurred and paid amounts for GMIBs were $3 million and $7 million for the years ended December 31, 2010 and 2009.

The Company did not transfer assets from the general account to the separate account to cover guarantees for any of its variable annuity contracts during the years ended December 31, 2010 and 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following table summarizes account balances of variable universal life insurance contracts that were invested in separate accounts as of December 31:

(in millions)	2010	2009

Mutual funds:
Bond	$ 475	$ 453
Domestic equity	3,267	2,996
International equity	452	417
Total mutual funds	$ 4,194	$ 3,866
Money market funds	203	257
Total	$ 4,397	$ 4,123

(12)	Short-Term Debt

The following table summarizes outstanding short-term debt as of December 31:

[Missing Graphic Reference]
In May 2010, NMIC, NFS, and NLIC entered into a $600 million revolving credit facility.  The new facility matures in May 2011, with an option to convert the outstanding balances into a one-year term loan.  NMIC will guarantee all borrowings under the agreement.  The credit may be used for general corporate purposes.  The borrower has the ability to draw funds at a variable rate based on the Eurodollar rate.  The facility contains financial covenants that require NMIC to maintain a statutory surplus in excess of $7.1 billion and the debt is not to exceed 30% of statutory surplus, both figures determined as of the end of each fiscal quarter.  A breach of these and other named covenants will impact the availability of the line for the other borrowers and may accelerate payment. NLIC had no amounts outstanding under this agreement as of December 31, 2010.

In June 2010, NLIC entered into an agreement reducing the commercial paper program from $800 million to $600 million. The rating agency guidelines recommend that NLIC maintain minimum liquidity backup, which includes cash and liquid assets as well as committed bank lines, equal to 50% of any amounts outstanding under the commercial paper program.  Therefore, availability under the aggregate $600 million credit facility is reduced by the amount outstanding in excess of available cash and liquid assets.  NLIC had $300 million of commercial paper outstanding at December 31, 2010 at a weighted average interest rate of 0.35% and $150 million outstanding at December 31, 2009 at a weighted average interest rate of 0.29%.

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program.  This is an uncommitted facility contingent on the liquidity of the securities lending program.  The borrowing facility was established to fund commercial mortgage loans that were originated with the intent of sale through securitization.  The maximum amount available under the agreement is $350 million.  The borrowing rate on this program is equal to one-month U.S. London Interbank Offered Rate (LIBOR).  The Company had no amounts outstanding under this agreement as of December 31, 2010 and 2009.

The Company paid immaterial interest on short-term debt in 2010, compared to $1 million and $8 million in 2009 and 2008, respectively.
.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(13) Long-Term Debt

The following table summarizes surplus notes payable to affiliates as of December 31:

(in millions)	2010	2009

8.15% surplus note, due June 27, 2032	$ 300	$ 300
7.50% surplus note, due December 17, 2031	300	300
6.75% surplus note, due December 23, 2033	100	100
Variable funding surplus note, due December 31, 2040	272	-
Other	6	6
Total long-term debt	$ 978	$ 706

On December 31, 2010, Olentangy Reinsurance, LLC, a special purpose financial captive insurance subsidiary of NLAIC, issued a variable funding surplus note to Nationwide Corporation, a majority-owned subsidiary of NMIC.  The note is redeemable in full or partial amount at any time subject to proper notice and approval.  A redemption premium shall be payable if the note is redeemed on or prior to the third anniversary date of the note’s issuance.  The note will mature in full on December 31, 2040.  The note bears interest at the rate of three-month U.S. LIBOR plus 2.80% payable quarterly.  Olentangy Reinsurance, LLC agrees to draw down or reduce principal amounts in accordance with the terms outlined in the purchase agreement.  The maximum amount outstanding under the agreement is $313 million in 2015.  As of December 31, 2010, the principal amount outstanding was $272 million.

The Company made interest payments to NFS on surplus notes totaling $54 million in 2010, 2009 and 2008.  Payments of interest and principal under the notes require the prior approval of the ODI.

(14)	Federal Income Taxes

The following table summarizes the federal income tax expense (benefit) attributable to income (loss) from continuing operations for the years ended December 31:

(in millions)	2010	2009	2008

Current	$ (91)	$ 165	$ (131)
Deferred	115	(117)	(403)
Federal income tax expense (benefit)	$ 24	$ 48	$ (534)

Total federal income tax expense (benefit) differs from the amount computed by applying the U.S. federal income tax rate to income (loss) from continuing operations before federal income tax expense (benefit) as follows for the years ended December 31:

	2010		2009		2008
(in millions)	Amount	%	Amount	%	Amount	%

Computed tax expense (benefit)	$ 71	35	$ 107	35	$ (497)	35
DRD	(50)	(25)	(56)	(18)	(42)	3
Impact of noncontrolling interest	21	10	18	6	25	(2)
Tax credits	(27)	(13)	(21)	(7)	(26)	2
Other, net	9	5	-	-	6	-
Total	$ 24	12	$ 48	16	$ (534)	38

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Total federal income taxes refunded were $35 million, $59 million, and $41 million during the years ended December 31, 2010, 2009 and 2008, respectively.

During 2010, there were no material federal income tax expense adjustments.

During 2009, the Company recorded $9 million of net federal income tax expense adjustments primarily related to differences between the 2008 estimated tax liability and the amounts reported on the Company’s 2008 tax returns.  These changes in estimates primarily were driven by the Company’s separate account dividends received deduction (DRD) and foreign tax credit.

During 2008, the Company refined its separate account DRD calculation and estimation process.  As a result, the Company reduced its third quarter separate account DRD projection from a federal income tax benefit of $14 million to a $4 million benefit.  This reduction in estimate primarily was driven by the assumptions used in the estimation process regarding future dividend income within the separate accounts.  The assumptions used in the separate account DRD calculation are based on the Company’s best estimate of future events.

In addition, during 2008, the Company recorded $12 million of net federal income tax expense adjustments primarily related to differences between the 2007 estimated tax liability and the amounts expected to be reported on the Company’s 2007 tax returns when filed.  These changes in estimates primarily were driven by the Company’s separate account DRD.

As of December 31, 2010, the Company has capital loss carryforwards of $507 million, which expire between 2011 and 2015. In addition, the Company has $67 million in low income housing credit carryforwards, which expire between 2025 and 2030, $5 million in foreign tax credit carryforwards, which will expire in 2020 and $73 million in Alternative Minimum Tax credit carryforwards, which have an unlimited carryforward. The Company expects to fully utilize all carryforwards.

The following table summarizes the tax effects of temporary differences that give rise to significant components of the net deferred tax (liability) asset as of December 31:

(in millions)	2010	2009

Deferred tax assets:
Future policy benefits and claims	$ 1,030	$ 1,109
Derivatives	27	63
Capital loss carryforward	178	103
Tax credit carryforwards	145	23
Other	236	195
Gross deferred tax assets	$ 1,616	$ 1,493
Less valuation allowance	(24)	(24)
Deferred tax assets, net of valuation allowance	$ 1,592	$ 1,469

Deferred tax liabilities:
Deferred policy acquisition costs	$ (1,071)	$ (1,084)
Securities available-for-sale	(670)	(168)
Value of business acquired	(89)	(96)
Other	(150)	(96)
Gross deferred tax liabilities	$ (1,980)	$ (1,444)
Net deferred tax (liability) asset	$ (388)	$ 25

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized.  Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized.  Because it is more likely than not that certain deferred tax assets will not be realized, the Company established a valuation allowance of $24 million, $24 million and $24 million as of December 31, 2010, 2009 and 2008, respectively.  Based on management’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize the deferred tax assets for which the Company has not established valuation allowances.

The Company’s current federal income tax liability was $50 million and $109 million as of December 31, 2010 and 2009, respectively.

A rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties, is as follows:

(in millions)	2010	2009

Balance at beginning of period	$ 95	$ 44
Additions for current year tax positions	18	37
Additions for prior years tax positions	19	15
Reductions for prior years tax positions	(13)	(1)
Balance at end of period	$ 119	$ 95

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate on December 31, 2010, is $47 million.

Interest expense and any associated penalties are shown as income tax expense. The Company incurred interest and penalties of $2 million during the year ended December 31, 2010 and an immaterial balance during the year ended December 31, 2009.  The Company had accrued $6 million and $4 million for the payment of interest and penalties at December 31, 2010 and 2009, respectively.

During 2010, the Company had an appeals conference with the Internal Revenue Service (IRS) with respect to our appeal of IRS audit adjustments for the years 2003 to 2005. Though the Company has not yet reached a final settlement with the IRS for these years, it is reasonably possible that this appeal will be resolved in whole or in part within 12 months. As a result, it is reasonably possible that our liability for unrecognized tax benefits could decrease within 12 months by approximately $15 million.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions.  With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years through 2002. The IRS recently completed an audit of the Company’s tax years 2003 through 2005.  The statute remains open for these years as the Company completes the appeals process.  See “Tax Matters” in Note 19 for more information on the Company’s tax years 2003 through 2005 audit and the related appeals process.

(15)	Statutory Financial Information

Statutory Results

The Company and its life subsidiary are required to prepare statutory financial statements in conformity with the NAIC’s Accounting Practices and Procedures Manual, subject to any deviations prescribed or permitted by the applicable state department of insurance.  Statutory accounting practices focus on insurer solvency and differ from GAAP materially.  The principal differences include charging policy acquisition and certain sales inducement costs to expense as incurred, establishing future policy benefits and claims reserves using different actuarial assumptions, excluding certain assets from statutory admitted assets; and valuing investments and establishing deferred taxes on a different basis.  The following tables summarize the statutory net income (loss) and statutory capital and surplus for the Company and its primary insurance subsidiary for the years ended December 31:

(in millions)	2010	2009	2008
(unaudited)
Statutory net income (loss)
NLIC	$ 560	$ 397	$ (871)
NLAIC	$ (50)	$ (61)	$ (90)

Statutory capital and surplus
NLIC	$ 3,686	$ 3,130	$ 2,750
NLAIC	$ 287	$ 214	$ 123

On December 31, 2009, NLIC merged with its affiliate, NLICA, with NLIC as the surviving entity.  In addition, NLIC’s subsidiary, NLAIC, merged with a subsidiary of NLICA, NLACA, effective as of December 31, 2009, with NLAIC as the surviving entity.  See Note 2 for details on the accounting treatment of this transaction.

Dividend Restrictions (unaudited)
The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state.  The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year.  NLIC’s statutory capital and surplus as of December 31, 2010 was $3.7 billion, and statutory net income for the year ended December 31, 2010 was $560 million.  During the year ended December 31, 2010, NLIC did not pay any dividends to NFS.  As of January 1, 2011, NLIC has the ability to pay dividends to NFS totaling $560 million upon providing prior notice to the ODI.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus.  Earned surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets.  Additionally, following any dividend, an insurer’s policyholder surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs.  The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the state of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends in the future.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

Regulatory Risk-Based Capital

The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC.  The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk.  Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC.  Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action.  NLIC and NLAIC each exceeded the minimum risk-based capital requirements for all periods presented herein.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

(16)	Other Comprehensive Income

The Company’s other comprehensive income and loss includes net income (loss) and certain items that are reported directly within separate components of shareholder’s equity that are not recorded in net income.

The following table summarizes the Company’s other comprehensive gain (loss), before and after federal income tax expense (benefit), for the years ended December 31:

(in millions)	2010	2009	2008

Net unrealized gains (losses) on securities available-for-sale arising during the period:
Net unrealized gains (losses) before adjustments	$ 1,039	$ 2,374	$ (3,828)
Net non-credit gains	131	38	-
Net adjustment to DAC	(248)	(585)	529
Net adjustment to VOBA	1	(9)	8
Net adjustment to future policy benefits and claims	7	(27)	128
Net adjustment to policyholder dividend obligation	(73)	(91)	89
Related federal income tax (expense) benefit	(300)	(595)	1,076
Net unrealized gains (losses)	$ 557	$ 1,105	$ (1,998)

Reclassification adjustment for net realized losses on securities available-for-sale realized during the period:
Net unrealized losses	5	388	1,102
Related federal income tax benefit	(2)	(136)	(386)
Net losses realized on available-for-sale securities	$ 3	$ 252	$ 716

Other comprehensive gain (loss) on securities available-for-sale	$ 560	$ 1,357	$ (1,282)

Accumulated net holding gains (losses) on cash flow hedges:
Unrealized holding gains (losses)	27	(4)	17
Related federal income tax (expense) benefit	(9)	1	(6)
Other comprehensive income (loss) on cash flow hedges	$ 18	$ (3)	$ 11

Other unrealized (losses) gains:
Net unrealized (losses) gains	-	(14)	8
Related federal income tax benefit (expense)	-	5	(3)
Other net unrealized (losses) gains	$ -	$ (9)	$ 5

Unrecognized amounts on pension plans:
Net unrecognized amounts	-	-	(12)
Related federal income tax benefit	-	-	4
Other comprehensive loss on unrecognized pension amounts	$ -	$ -	$ (8)

Total other comprehensive income (loss)	$ 578	$ 1,345	$ (1,274)

The adjustments to DAC and VOBA represent the changes in amortization of DAC and VOBA that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines.  The adjustment to future policy benefits and claims represents the increase in policy reserves from using a discount rate that would have been required had such unrealized amounts been realized and the proceeds reinvested at then current market interest rates, which were lower than the then current effective portfolio rate.

As of July 1, 2010, the adoption of FASB ASU 2010-11 resulted in a cumulative effect adjustment of $9 million, net of taxes, to retained earnings with a corresponding adjustment to AOCI, which is excluded from the table above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The adoption of guidance impacting FASB ASC 320-10, Investments – Debt and Equity Securities during 2009 resulted in a cumulative-effect adjustment of $250 million, net of taxes, to reclassify the non-credit component of previously recognized other-than-temporary impairment losses from the beginning balance of retained earnings to AOCI, which is excluded from the table above.

Adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during the years ended December 31, 2010, 2009 and 2008.

(17)	Employee Benefit Plans

The Company and certain affiliated companies participate in a qualified defined benefit pension plan (the Nationwide Retirement Plan or the NRP), several non-qualified defined benefit supplemental executive retirement plans, postretirement benefit plans (life and health care), and the Nationwide Savings Plan 401(k), all sponsored by NMIC.  Effective January 30, 2008, NMIC merged the NLICA Retirement Plan into the NRP.

The NRP covers all employees of participating employers who have completed at least one year of service and who are at least 21 years of age. Plan assets are invested in a third-party trust and group annuity contracts issued by NLIC.  All participants are eligible for benefits based on an account balance formula.  However, participants hired prior to 2002 are eligible for benefits based on the highest average annual salary of a specified number of consecutive years of the last ten years of service, if such benefits are of greater value than the account balance feature.

Effective January 1, 2010, NMIC amended the NRP to eliminate the company-paid early retirement enhancement (an additional benefit for associates retiring between ages 55 and 65), which is part of the final average pay formula and to stop pay credits under the account balance formula for participants eligible for the account balance formula.  An affected associate’s benefits, however, will not be less than the NRP benefit he or she accrued as of December 31, 2009, under the greater of the final average pay formula or the account balance formula.

The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work benefits the Company.  In addition, separate non-qualified defined benefit pension plans sponsored by NMIC cover certain executives with at least one year of service.  The Company’s portion of expense relating to these plans was $4 million, $11 million, and $5 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The 2008 expense includes a gain of $5 million due to the merger of the NLICA Retirement Plan into the NRP.

See Note 18 for more information on group annuity contracts issued by the Company for various employee benefit plans sponsored by NMIC or its affiliates.

In addition to the NRP, the Company and certain affiliated companies participate in life and health care benefit plans sponsored by NMIC for qualifying retirees.  Contributory post-retirement life and health care benefits are generally available to associates, hired prior to and continuously employed since June 1, 2000, for health care benefits, and prior to December 31, 1994, for life benefits, who have attained age 55, and have accumulated 15 years of service with the Company.  The associate subsidy for the post-retirement death benefit was capped beginning in 2007. Employer subsidies for retiree life insurance ended as of December 31, 2008. No future employer contributions are anticipated for retiree life insurance and settlement accounting was applied during 2008. Post-retirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and co-insurance. In addition, there are caps on the Company’s contribution to the cost of the post-retirement health care benefits. The Company does not receive a Medicare Part D subsidy from the government. The Company’s policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested in a group annuity contract issued by NLIC and a third-party trust.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

On September 3, 2009, NMIC announced changes to the post-retirement health care benefits available under the health care defined benefit plans. On December 31, 2009, each eligible associate’s current cost-sharing percentage was fixed and, following this date, Company contributions towards the cost of post-retirement health care coverage for eligible associates will be based only on service through December 31, 2009. This modification does not impact former associates receiving Nationwide-sponsored retiree health care benefits prior to January 1, 2010. Additionally, effective January 1, 2010, all associates not considered to be highly compensated employees, as defined by IRC 414, became eligible to receive an annual retiree health care credit up to a maximum of $1,000 per year, not to exceed a maximum lifetime benefit amount of $25,000, which includes any years of cost-sharing service earned by December 31, 2009. The credit is equal to one-third of otherwise unmatched Health Savings Account contributions and/or Nationwide Savings Plan (NSP) 401(a) contributions. No contributions will be made by NMIC if the associate does not make eligible contributions.

The Company’s portion of expense relating to these plans was immaterial for the years ended December 31, 2010, 2009 and 2008.

Defined Contribution Plans

NMIC sponsors the NSP, a defined contribution retirement savings plan (a 401(k) plan) covering substantially all of the Company’s associates.  Associates may make salary deferral contributions of up to 80%.  Salary deferrals of up to 6% are subject to a 50% Company match.  In addition, NMIC sponsors the NLICA Producer’s Pension Plan, a defined contribution money purchase plan, covering statutory employees of NLICA.  However, this plan has no active participants, and is in the process of being terminated.  The Company’s expense for contributions to these plans was $7 million, $9 million, and $6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

(18)	Related Party Transactions

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations.  These include annuity and life insurance contracts, office space leases, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing.  Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (NSC), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed.  For the years ended December 31, 2010, 2009 and 2008, the Company made payments to NMIC and NSC totaling $250 million, $241 million, and $285 million, respectively.

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates.  Total account values of these contracts were $3.0 billion and $3.1 billion as of December 31, 2010 and 2009, respectively.  Total revenues from these contracts were $139 million, $143 million and $138 million for the years ended December 31, 2010, 2009 and 2008, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees.  Total interest credited to the account balances was $115 million, $116 million, and $116 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

The Company leases office space from NMIC.  For the years ended December 31, 2010, 2009 and 2008, the Company made lease payments to NMIC of $20 million, $21 million, and $22 million, respectively.  In addition, the Company leases office space to an affiliate of NMIC.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis.  Either party may terminate the agreement on January 1 of any year with prior notice.  Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer.  Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer.  The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder.  The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties.  Revenues ceded to NMIC for the years ended December 31, 2010, 2009 and 2008 were $209 million, $177 million, and $202 million, respectively, while benefits, claims and expenses ceded during these years were $241 million, $196 million, and $219 million, respectively.

Funds of Nationwide Funds Group (NFG), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products.  As of December 31, 2010, 2009 and 2008, customer allocations to NFG funds totaled $30.5 billion, $23.7 billion and $18.1 billion, respectively.  For the years ended December 31, 2010, 2009, and 2008, NFG paid the Company $103 million, $79 million, and $77 million, respectively, for the distribution and servicing of these funds.

The Company and various affiliates have agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants.  Amounts on deposit with NCMC for the benefit of the Company were $762 million and $919 million as of December 31, 2010 and 2009, respectively, and are included in short-term investments on the consolidated balance sheets.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS.  Total commissions and fees paid to these affiliates for the years ended December 31, 2010, 2009 and 2008 were $61 million, $48 million, and $53 million, respectively.

An affiliate of the Company is currently developing a browser-based policy administration and online brokerage software application for defined benefit plans.  In connection with the development of this application, the Company made net payments, which were expensed, to that affiliate related to development totaling $13 million, $11 million, and $11 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Refer to Note 13 for discussion of variable funding surplus note between Olentangy Reinsurance, LLC and Nationwide Corporation.

The Company entered into a note purchase agreement with an affiliate on November 17, 2006 to purchase $25 million of the affiliate’s 5.6% senior notes due November 16, 2016.  The notes are secured by certain pledged mortgage servicing rights.  The note is payable in seven equal principal installments of $4 million, which began November 6, 2010.  Interest is payable semi-annually on each May 16 and November 16.

Through September 30, 2002, the Company filed a consolidated federal income tax return with NMIC, as discussed in more detail in Note 14.  Effective October 1, 2002, NLIC began filing a consolidated federal income tax return with NLAIC.  No payments to (from) NMIC were made for the year ended December 31, 2010. Total payments to (from) NMIC were $4 million and ($23) million during the years ended December 31, 2009 and 2008, respectively.  These payments related to tax years prior to deconsolidation.

During 2009, NLIC received a $20 million capital contribution from NFS.

During 2010 and 2009, NLIC did not pay dividends to NFS.  In 2008 NLIC paid dividends to NFS totaling $461 million.

During 2010 and 2009, the Company sold, at fair value, commercial mortgage loans with a carrying value of $117 million and $273 million, respectively, to NMIC.  The sale resulted in a net realized loss of $21 million and $34 million in 2010 and 2009, respectively to the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

During 2009, the Company sold private equity investments to NMIC for $61 million.  The private equity investments were carried and sold at fair value.  No gain or loss was recognized on the sale.

(19)	Contingencies

Legal and Regulatory Matters

The Company is a subject to legal and regulatory proceedings in the ordinary course of its business. The Company’s legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates.  The Company’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted.  Regulatory proceedings also could affect the outcome of one or more of the Company’s litigations matters.  Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty.  Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages.  In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period.  In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available.  Management believes, however, that based on their currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company’s consolidated financial position.  Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company’s consolidated financial position or results of operations in a particular quarter or annual period.

The financial services industry has been the subject of increasing scrutiny on a broad range of issues by regulators and legislators. The Company and/or its affiliates have been contacted by, self reported or received subpoenas from state and federal regulatory agencies and other governmental bodies, state securities law regulators and state attorneys general for information relating to, among other things, compensation, revenue sharing and bidding arrangements, market-timing, anti-competitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, and the use of side agreements and finite reinsurance agreements.  The Company is cooperating with regulators in connection with these inquiries and will cooperate with NMIC in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

A promotional and marketing arrangement associated with the Company’s offering of a retirement plan product and related services in Alabama was investigated by the Alabama Attorney General, which assumed the investigation from the Alabama Securities Commission.  On October 27, 2010, the State Attorney General announced a settlement agreement, subject to court approval, between the Company and the State of Alabama, the Alabama Department of Insurance, the Alabama Securities Commission, and the Alabama State Personnel Board.  If the court approves the settlement agreement, the Company currently expects that the settlement will not have a material adverse impact on its consolidated financial position.  It is not possible to predict what effect, if any, the settlement may have on the Company's retirement plan operations with respect to promotional and marketing arrangements in general in the future.

On September 10, 2009, Nationwide Retirement Solutions, Inc. (NRS) was named in a lawsuit filed in the Circuit Court for Montgomery County, Alabama entitled Twanna Brown, Individually and on behalf of all other persons in Alabama who are similarly situated, v Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc., Edwin “Mac” McArthur, Steve Walkley, Glenn Parker, Ulysses Lavender, Diana McLain, Randy Hebson, and Robert Wagstaff; and Unknown Defendants A-Z.  On February 17, 2010, Brown filed an Amended Complaint alleging in Count One, that all the defendants were involved in a civil conspiracy and seeks to recover actual damages, forfeiture of all other payments and/or salaries to be the fruit of such other payments, punitive damages and costs and attorneys fees. In Count Two, although NRS is not named, it is alleged that the remaining defendants breached their fiduciary duties and seeks actual damages, forfeiture of all other payments and/or salaries to be the fruit of such other payments, punitive damages and costs and attorneys fees. In Count Three, although NRS is not named, the plaintiff seeks declaratory relief that the individual defendants breached their

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

fiduciary duties, seeks injunctive relief permanently removing said defendants from their respective offices in the Alabama State Employees Association (ASEA) and PEBCO and costs and attorneys fees. In Count Four, it alleges that any money Nationwide paid belonged exclusively to ASEA for the use and benefit of its membership at large and not for the personal benefit of the individual defendants. Plaintiff seeks to recover actual damages from the individual defendants, forfeiture of all other payments and/or salaries to be the fruit of such other payments, punitive damages and costs and attorneys fees. On March 3, 2010, the Company filed a motion to dismiss the amendment to the complaint.  On October 17, 2010, the plaintiff filed motions to intervene in Nationwide Retirement Solutions, Inc. v. Alabama State Personnel Board, PEBCO, Inc. and Alabama State Employees Association and also in Coker, et. al. v. NLIC, et. al.  The Company continues to defend this case vigorously.

On November 20, 2007, NRS and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z.  On March 12, 2010, NRS and NLIC were named in a Second Amended Class Action Complaint filed in the Circuit Court of Jefferson County, Alabama entitled Steven E. Coker, Sandra H. Turner, David N. Lichtenstein and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc, Alabama State Employees Association, Inc., PEBCO, Inc. and Fictitious Defendants A to Z claiming to represent a class of all participants in the ASEA Plan, excluding members of the Deferred Compensation Committee, ASEA's directors, officers and board members, and PEBCO’s directors, officers and board members. The class period is from November 20, 2001 to the date of trial.  In the second amended class action complaint, the plaintiffs allege breach of fiduciary duty, wantonness and breach of contract. The second amended class action complaint seeks a disgorgement of amounts paid, compensatory damages and punitive damages, plus interest, attorneys' fees and costs and such other equitable and legal relief to which plaintiffs and class members may be entitled.  On April 2, 2010, NRS and NLIC filed an answer.  On June 4, 2010, the plaintiffs filed a motion for class certification.  On July 8, 2010, the defendants filed their briefs in opposition to plaintiffs' motion for class certification.  On October 17, 2010, Twanna Brown filed a motion to intervene in this case.  On October 22, 2010, the parties to this action have executed a stipulation of settlement that agrees to certify a class for settlement purposes only, that provides for payments to the settlement class, and that provides for releases, certain bar orders, and dismissal of the case, subject to the Circuit Courts' approval. After a hearing on November 5, 2010, on November 9, 2010, the Court denied Brown’s motion to intervene. On November 13, 2010, the Court issued a Preliminary Approval Order and held a Settlement Fairness Hearing on January 26, 2011. On November 22, 2010, Brown filed a Notice of Appeal with the Supreme Court of Alabama, appealing the Preliminary Approval Order. On January 25, 2011, the Alabama Supreme Court dismissed the appeal. Class notices were sent out on November 24, 2010. On December 3, 2010, Brown filed a motion with the trial court to stay this case. On December 22, 2010, Brown filed with the Alabama Supreme Court, a motion to stay all further Gwin trial court proceedings until Ms. Brown's appeal of the certification order is decided. On January 25, 2011, the Alabama Supreme Court denied Brown’s motion to stay.  NRS and NLIC continue to defend this case vigorously.

On July 11, 2007, NLIC was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et. al.  The plaintiffs seek to represent a class of all current or former National Education Association (NEA) members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries).  The plaintiffs allege that the defendants violated the Employee Retirement Income Security Act of 1974, as amended (ERISA) by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties.  The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees.  On May 23, 2008, the Court granted the defendants’ motion to dismiss.  On June 19, 2008, the plaintiffs filed a notice of appeal.  On December 20, 2010, the 9th Circuit Court of Appeals affirmed the dismissal of this case.  NLIC continues to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company.  In the plaintiffs' sixth amended complaint, filed November 18, 2009, they amended the list of named plaintiffs and claim to represent a class of qualified retirement plan trustees under ERISA that purchased variable annuities from NLIC.  The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds.  The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees.  On November 6, 2009, the Court granted the plaintiffs’ motion for class certification and certified a class of “All trustees of all employee pension benefit plans covered by ERISA which had variable annuity contracts with NFS and NLIC or whose participants had individual variable annuity contracts with NFS and NLIC at any time from January 1, 1996, or the first date NFS and NLIC began receiving payments from mutual funds based on a percentage of assets invested in the funds by NFS and NLIC, whichever came first, to the date of November 6, 2009”.  On November 23, 2009, NFS and NLIC filed a rule 23(f) petition asking the Second Circuit Court of Appeals to hear an appeal of the District Court's order granting class certification. On December 2, 2009, NFS and NLIC filed an answer to the sixth amended complaint and a third amended counterclaim.  On January 29, 2010, the Companies filed a motion for class certification against the four named plaintiffs, as trustees of their respective retirement plans and against the trustees of other ERISA retirement plans who become members of the class certified in this lawsuit, for breach of fiduciary duty to the plans because the trustees approved and accepted the advantages of the allegedly unlawful “revenue sharing” payments.  On July 23, 2010, the District Court denied the Companies’ motion for class certification and dismissed the counterclaim.  On August 6, 2010, the Companies filed a motion for reconsideration of the ruling on the motion for certification of counterclaim defendants’ class certification order and also filed a motion for leave to amend the answer to the plaintiffs’ sixth amended complaint and third amended counterclaim.  These motions were denied on November 8, 2010. On October 20, 2010, the Second Circuit Court of Appeals granted NLIC’s 23(f) petition agreeing to hear an appeal of the District Court’s order granting class certification.  On October 21, 2010, the Court dismissed NFS from the lawsuit.  On October 27, 2010, the District Court stayed the underlying action pending a decision from the Second Circuit Court of Appeals.  NFS and NLIC continue to defend this lawsuit vigorously.

On May 14, 2010, NLIC was named in a lawsuit filed in the Western District of New York entitled Sandra L. Meidenbauer, on behalf of herself and all others similarly situated v. Nationwide Life Insurance Company.  The plaintiff claims to represent a class of all individuals who purchased a variable life insurance policy from NLIC during an unspecified period. The complaint claims breach of contract, alleging that NLIC charged excessive monthly deductions and costs of insurance resulting in reduced policy values and, in some cases, premature lapsing of policies. The complaint seeks reimbursement of excessive charges, costs, interest, attorney's fees, and other relief. NLIC filed a motion to dismiss the complaint on July 23, 2010. NLIC filed a motion to disqualify the proposed class representative on August 27, 2010. Plaintiff filed a motion to amend the complaint on September 17, 2010, and NLIC filed an opposition to the motion to amend on November 2, 2010. Those motions have been fully briefed. NLIC continues to vigorously defend this case.

On October 22, 2010, NRS was named in a lawsuit filed in the United States District Court, Middle District of Florida, Orlando Division entitled Camille McCullough, and Melanie Monroe, Individually and on behalf of all others similarly situated v. National Association of Counties, NACo Research Foundation, NACo Financial Services Corp., NACo Financial Center, and Nationwide Retirement Solutions, Inc.  The Plaintiffs’ First Amended Class Action Complaint and Demand for Jury Trial was filed on February 18, 2011.  If the Court determines that the Plan is governed by ERISA, then Plaintiffs seek to represent a class of “All natural persons in the United States who are currently employed or previously were employed at any point during the six years preceding the date Plaintiffs filed their Original Class Action Complaint, by a government entity that is or was a member of the National Association of Counties, and who participate or participated in the Section 457 Deferred Compensation Plan for Public Employees endorsed by the National Association of Counties and administered by Nationwide Retirement Solutions, Inc.”  If the Court determines that the Plan is not governed by ERISA, then the Plaintiffs seek to represent a class of “All natural persons in the United States who are currently employed or previously were employed at any point during the four years preceding the date Plaintiffs filed their Original Class Action Complaint, by a government entity that is or was a member of the National Association of Counties, and who participate or participated in a Section 457 Deferred Compensation Plan for Public Employees endorsed by the National Association of Counties and administered by Nationwide Retirement Solutions, Inc.”  The First Amended Complaint alleges ERISA Violation, Breach of Fiduciary Duty -

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

NACo, Aiding and Abetting Breach of Fiduciary Duty - Nationwide, Breach of Fiduciary Duty - Nationwide, and Aiding and Abetting Breach of Fiduciary Duty - NACo. The First Amended Complaint asks for actual damages, lost profits, lost opportunity costs, restitution, and/or other injunctive or other relief, including without limitation (a) ordering Nationwide and NACo to restore all plan losses, (b) ordering Nationwide to refund all fees associated with Nationwide’s Plan to Plaintiffs and Class members, (c) ordering NACo and Nationwide to pay the expenses and losses incurred by Plaintiffs and/or any Class member as a proximate result of Defendants’ breaches of fiduciary duty, (d) forcing NACo to forfeit the fees that NACo received from Nationwide for promoting and endorsing its Plan and disgorging all profits, benefits, and other compensation obtained by NACo from its wrongful conduct, and (e) awarding Plaintiff and Class members their reasonable and necessary attorney’s fees and cost incurred in connection with this suit, punitive damages, and pre-judgment and post judgment interest, at the highest rates allowed by law, on the damages awarded. The Company intends to defend this case vigorously.

Tax Matters

The separate account dividends received deduction (DRD) is a significant component of the Company’s federal income tax provision.  On August 16, 2007, the IRS issued Revenue Ruling 2007-54.  This ruling took a position with respect to the DRD that could have significantly reduced the Company’s DRD.  The Company believes that the position taken by the IRS in the ruling was contrary to existing law and the relevant legislative history.

In Revenue Ruling 2007-61, released September 25, 2007, the IRS and the U.S. Department of the Treasury suspended Revenue Ruling 2007-54 and informed taxpayers of their intention to address certain issues in connection with the DRD in future tax regulations. Final tax regulations could impact the Company’s DRD in periods subsequent to their effective date.

The IRS recently completed an audit of the Company’s tax years 2003 through 2005. As a result of this audit, the Company received a Revenue Agent’s Report (RAR) and 30-Day Letter (requiring payment of additional tax due or the preparation of protest to start the appeals process) from the IRS in July 2009.  The RAR includes an adjustment to reduce the Company’s DRD for the above tax years resulting in additional tax due of $151 million. The Company is still at appeals on this issue  and believes that it will ultimately prevail based on technical merits.

(20) Guarantees

Since 2002, the Company has sold $747 million of credit enhanced equity interests in LIHTC Funds to unrelated third parties.  The Company has guaranteed cumulative after-tax yields to the third party investors ranging from 3.75% to 7.75% over periods ending between 2002 and 2025.  As of December 31, 2010 and 2009, the Company held guarantee reserves totaling $6 million and $6 million, respectively, on these transactions.  These guarantees are in effect for periods of approximately 15 years each.  The LIHTC Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital.  If the tax benefits are not sufficient to provide these cumulative after-tax yields, then the Company must fund any shortfall, which is mitigated by stabilization collateral set aside by the Company at the inception of the transactions.  The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $908 million.  The Company does not anticipate making any material payments related to these guarantees.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

As of December 31, 2010, the Company did not hold any material stabilization reserves as collateral for certain properties owned by the LIHTC Funds, as the LIHTC Funds have met all of the criteria necessary to generate tax credits.  Such criteria include completion of construction and the leasing of each unit to a qualified tenant, among others.  Properties meeting the necessary criteria are considered to have “stabilized.”  The properties are evaluated regularly, and the collateral is released when stabilized.  During 2010, the stabilization reserve was not increased materially and no portion was released into income.  In 2009, $1 million of the stabilization reserve was released into income.

To the extent there are cash deficits in any specific property owned by the LIHTC Funds, property reserves, property operating guarantees and reserves held by the LIHTC Funds are exhausted before the Company is required to perform under its guarantees.  To the extent the Company is ever required to perform under its guarantees, it may recover any such funding out of the cash flow distributed from the sale of the underlying properties of the LIHTC Funds.  This cash flow distribution would be paid to the Company prior to any cash flow distributions to unrelated third party investors.

(21) Variable Interest Entities

In the normal course of business, the Company has relationships with VIEs.  The Company considers many factors when determining whether it is (or is not) the primary beneficiary of a VIE.  There is a review of the entity’s contract and other deal related information, such as 1) the entity's equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity, 2) whether the contractual or ownership interest in the entity changes with the change in fair value of the entity, and 3) the extent to which, through the variable interest, the Company has the power to direct the activities that most significantly impacts the entity’s performance and the obligation to absorb losses of the entity that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity.

The Company was not required and does not intend to provide financial or other support outside previous contractual requirements to any VIE.

Low-Income-Housing Tax Credit Funds

The Company provides guarantees to limited partners related to the amount of tax credits that will be generated LIHTC Funds.  The results of operations and financial position of each VIE of which the Company is the primary beneficiary are consolidated along with corresponding noncontrolling interest in the accompanying consolidated financial statements.

The Company had relationships with 22 and 19 LIHTC Funds that are considered VIEs as of December 31, 2010 and December 31, 2009, respectively, where the Company was the primary beneficiary. Net assets of these consolidated VIEs were $355 million and $351 million as of December 31, 2010 and December 31, 2009, respectively, composed primarily of other long-term investments of $315 million and $314 million as of the same respective dates.

Two LIHTC Funds were consolidated as a result of the adoption of guidance under FASB ASC 810, Consolidation.  Previously, the Company was not deemed the primary beneficiary.  As the managing member of the LITHC funds, the Company has the power to direct the activities that most significantly impact the economic power of the entities and consolidated the funds.  The impact of consolidation was an increase to noncontrolling interest of $46 million.

The Company’s total loss exposure from consolidated VIEs was immaterial as of December 31, 2010 and December 31, 2009 (except for the impact of guarantees disclosed in Note 20 to the 2009 audited consolidated financial statements).  Creditors (or beneficial interest holders) of the consolidated VIEs have no recourse to the general credit of the Company.

These LIHTC Funds are financed through the sale of these funds into the secondary market.  The proceeds from these sales are used to participate in low-income housing projects that provide tax benefits to the investors.

In addition to the consolidated VIEs described above, the Company holds variable interests in other LIHTC Funds that qualify as VIEs where the Company is not the primary beneficiary.  The carrying amount of these unconsolidated VIEs was $157

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

million and $110 million as of December 31, 2010 and December 31, 2009, respectively.  The total exposure to loss on these unconsolidated VIEs was $218 million and $123 million as of December 31, 2010 and December 31, 2009, respectively.  The total exposure to loss is determined by adding any unfunded commitments to the carrying amount of the VIEs.

Fixed Maturity Securities

The Company invests in fixed maturity securities that could qualify as VIEs, including corporate securities, mortgage-backed securities, and asset-backed securities.  The Company is not the primary beneficiary of these securities as the Company does not have the power to direct the activities that most significantly impacts the entities’ performances.  The Company’s maximum exposure to loss is limited to the carrying values of these securities.  There are no liquidity arrangements, guarantees or other commitments by third parties that affect the fair value of the Company’s interest in these assets.  Refer to Note 5 for additional disclosures related to these investments.

(22)	Segment Information

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments:  Individual Investments, Retirement Plans, Individual Protection, and Corporate and Other.

The primary segment profitability measure that management uses is pre-tax operating earnings (loss), which is calculated by adjusting income from continuing operations before federal income taxes and discontinued operations to exclude: (1) net realized investment gains and losses, except for operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, net realized gains and losses related to hedges on GMDB contracts and securitizations); (2) other-than-temporary impairment losses; (3) the adjustment to amortization of DAC and VOBA related to net realized investment gains and losses; and (4) net loss attributable to noncontrolling interest.

Individual Investments

The Individual Investments segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands.  Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life.  In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period or for the owner’s lifetime without future access to the original investment.  Portfolio income insurance is a form of deferred annuity that provides the income protection features common to today’s variable annuities to owners of specific managed account investments whose assets are outside of the annuity product.  The majority of assets and recent sales for the Individual Investments segment consist of deferred variable annuities.

Retirement Plans

The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans business.  The private sector primarily includes Internal Revenue Code (IRC) Section 401 fixed and variable group annuity business, and the public sector primarily includes IRC Section 457 and Section 401(a) business in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business.

Individual Protection

The Individual Protection segment consists of life insurance products, including individual variable, COLI and BOLI products; traditional life insurance products; and universal life insurance products.  Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes the MTN program; structured products business; non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits; other-than-temporary impairment losses, and other revenues and expenses not allocated to other segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

The following tables summarize the Company’s business segment operating results for the years ended December 31:

	Individual	Retirement	Individual	Corporate
(in millions)	Investments	Plans	Protection	and Other	Total
2010
Revenues:
Policy charges	$ 646	$ 98	$ 652	$ 3	$ 1,399
Premiums	209	-	275	-	484
Net investment income	569	691	510	55	1,825
Non-operating net realized investment losses1	-	-	-	(177)	(177)
Other-than-temporary impairment losses	-	-	-	(220)	(220)
Other income2	(82)	-	-	25	(57)
Total revenues	$ 1,342	$ 789	$ 1,437	$ (314)	$ 3,254

Benefits and expenses:
Interest credited to policyholder accounts	$ 391	$ 424	$ 199	$ 42	$ 1,056
Benefits and claims	354	-	524	(5)	873
Policyholder dividends	-	-	78	-	78
Amortization of DAC	231	30	184	(49)	396
Amortization of VOBA and other intangible assets	1	-	19	(2)	18
Interest expense	-	-	-	55	55
Other operating expenses	180	143	172	79	574
Total benefits and expenses	$ 1,157	$ 597	$ 1,176	$ 120	$ 3,050

Income (loss) from continuing operations before
federal income tax expense (benefit)	$ 185	$ 192	$ 261	$ (434)	$ 204
Less: non-operating net realized investment losses1	-	-	-	177
Less: non-operating net other-than-temporary impairment losses	-	-	-	220
Less: adjustment to amortization related to net realized investment gains and losses
	-	-	-	(59)
Less: net loss attributable to noncontrolling interest	-	-	-	60
Pre-tax operating earnings (loss)	$ 185	$ 192	$ 261	$ (36)

Assets as of year end	$ 53,113	$ 25,599	$ 22,874	$ 5,811	$ 107,397

_________

1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

	Individual	Retirement	Individual	Corporate
(in millions)	Investments	Plans	Protection	and Other	Total
2009
Revenues:
Policy charges	$ 522	$ 93	$ 634	$ (4)	$ 1,245
Premiums	191	-	279	-	470
Net investment income	562	679	492	146	1,879
Non-operating net realized investment gains1	-	-	-	619	619
Other-than-temporary impairment losses	-	-	-	(575)	(575)
Other income2	(168)	-	-	(1)	(169)
Total revenues	$ 1,107	$ 772	$ 1,405	$ 185	$ 3,469

Benefits and expenses:
Interest credited to policyholder accounts	$ 394	$ 433	$ 201	$ 72	$ 1,100
Benefits and claims	247	-	538	27	812
Policyholder dividends	-	-	87	-	87
Amortization of DAC	(1)	45	158	264	466
Amortization of VOBA and other intangible assets	1	9	45	8	63
Interest expense	-	-	-	55	55
Other operating expenses	178	149	184	68	579
Total benefits and expenses	$ 819	$ 636	$ 1,213	$ 494	$ 3,162

Income (loss) from continuing operations before
federal income tax expense (benefit)	$ 288	$ 136	$ 192	$ (309)	$ 307
Less: non-operating net realized investment gains1	-	-	-	(619)
Less: non-operating net other-than-temporary impairment losses	-	-	-	575
Less: adjustment to amortization related to net realized investment gains and losses
	-	-	-	297
Less: net loss attributable to noncontrolling interest	-	-	-	52
Pre-tax operating earnings (loss)	$ 288	$ 136	$ 192	$ (4)

Assets as of year end	$ 48,891	$ 25,035	$ 22,115	$ 2,948	$ 98,989

__________

1
Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations).

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2010, 2009 and 2008

	Individual	Retirement	Individual	Corporate
(in millions)	Investments	Plans	Protection	and Other	Total
2008
Revenues:
Policy charges	$ 603	$ 120	$ 618	$ -	$ 1,341
Premiums	120	-	274	-	394
Net investment income	530	651	486	198	1,865
Non-operating net realized investment losses1	-	-	-	(387)	(387)
Other-than-temporary impairment losses	-	-	-	(1,131)	(1,131)
Other income2	110	1	-	(76)	35
Total revenues	$ 1,363	$ 772	$ 1,378	$ (1,396)	$ 2,117

Benefits and expenses:
Interest credited to policyholder accounts	$ 379	$ 436	$ 196	$ 162	$ 1,173
Benefits and claims	379	-	489	(12)	856
Policyholder dividends	-	-	93	-	93
Amortization of DAC	648	41	130	(127)	692
Amortization of VOBA and other intangible assets	8	1	22	-	31
Interest expense	-	-	-	62	62
Other operating expenses	189	152	193	97	631
Total benefits and expenses	$ 1,603	$ 630	$ 1,123	$ 182	$ 3,538

Income (loss) from continuing operations before
federal income tax expense (benefit)	$ (240)	$ 142	$ 255	$ (1,578)	$ (1,421)
Less: non-operating net realized investment losses1	-	-	-	387
Less: non-operating net other-than-temporary impairment losses	-	-	-	1,131
Less: adjustment to amortization related to net realized investment gains and losses
	-	-	-	(139)
Less: net loss attributable to noncontrolling interest	-	-	-	72
Pre-tax operating earnings (loss)	$ (240)	$ 142	$ 255	$ (127)

Assets as of year end	$ 42,508	$ 22,498	$ 20,360	$ 6,438	$ 91,804

__________

1
Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations.

2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I                   Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2010 (in millions)

Column A	Column B	Column C	Column D
			Amount at
			which shown
			in the
		Fair	consolidated
Type of investment	Cost	value	balance sheet

Fixed maturity securities available-for-sale:
Bonds:
U.S. Treasury securities and obligations of U.S. Government
corporations and agencies	$ 497	$ 584	$ 584
Obligations of states and political subdivisions	1,410	1,377	1,377
Debt securities issued by foreign governments	110	123	123
Public utilities	2,492	2,655	2,655
All other corporate	21,104	21,695	21,695
Total fixed maturity securities available-for-sale	$ 25,613	$ 26,434	$ 26,434
Equity securities available-for-sale:
Common stocks:
Banks, trusts and insurance companies	$ 23	$ 24	$ 24
Industrial, miscellaneous and all other	3	4	4
Nonredeemable preferred stocks	13	14	14
Total equity securities available-for-sale	$ 39	$ 42	$ 42
Trading assets	49	45	45
Mortgage loans, net	6,211		6,125
Policy loans	1,088		1,088
Other long-term investments	513		513
Short-term investments, including amounts managed by a related party	1,062		1,062
Total investments	$ 34,575		$ 35,309

__________

1 Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans (see Note 5 to the audited consolidated financial statements), hedges and commitment hedges on mortgage loans.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III                           Supplementary Insurance Information

As of December 31, 2010, 2009 and 2008 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Deferred	Future policy
	policy	benefits, losses,		Other policy
	acquisition	claims and	Unearned	claims and	Premium
Year: Segment	costs	loss expenses	premiums1	benefits payable1	revenue
2010
Individual Investments	$ 2,126	$ 10,541			$ 209
Retirement Plans	269	11,874			-
Individual Protection	1,795	9,163			275
Corporate and Other	(217)	1,098			-
Total	$ 3,973	$ 32,676			$ 484
2009
Individual Investments	$ 1,911	$ 10,871			$ 191
Retirement Plans	271	11,703			-
Individual Protection	1,770	8,745			279
Corporate and Other	31	1,831
Total	$ 3,983	$ 33,150			$ 470
2008
Individual Investments	$ 1,883	$ 12,477			$ 120
Retirement Plans	290	11,498			-
Individual Protection	1,735	8,351			274
Corporate and Other	616	3,389			-
Total	$ 4,524	$ 35,715			$ 394

Column A	Column G	Column H	Column I	Column J	Column K
	Net	Benefits, claims,	Amortization	Other
	investment	losses and	of deferred policy	operating	Premiums
Year: Segment	income2	settlement expenses	acquisition costs	expenses2	written
2010
Individual Investments	$ 569	$ 745	$ 231	$ 181
Retirement Plans	691	424	30	143
Individual Protection	510	801	184	191
Corporate and Other	55	37	(49)	132
Total	$ 1,825	$ 2,007	$ 396	$ 647
2009
Individual Investments	$ 562	$ 641	$ (1)	$ 179
Retirement Plans	679	433	45	158
Individual Protection	492	826	158	229
Corporate and Other	146	99	264	131
Total	$ 1,879	$ 1,999	$ 466	$ 697
2008
Individual Investments	$ 530	$ 758	$ 648	$ 197
Retirement Plans	651	436	41	153
Individual Protection	486	778	130	215
Corporate and Other	198	150	(127)	159
Total	$ 1,865	$ 2,122	$ 692	$ 724
________
1   Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
2
Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV                           Reinsurance

As of December 31, 2010, 2009 and 2008 and for each of the years then ended (dollars in millions)

Column A	Column B	Column C	Column D	Column E	Column F
					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other	Net	assumed
	amount	companies	companies	amount	to net

2010

Life insurance in force	$ 208,920	$ 64,755	$ 10	$ 144,175	-

Premiums:
Life insurance 1	$ 570	$ 88	$ 1	$ 483	0.2%
Accident and health insurance	238	241	4	1	NM
Total	$ 808	$ 329	$ 5	$ 484	1.0%

2009

Life insurance in force	$ 208,485	$ 76,136	$ 8	$ 132,357	-

Premiums:
Life insurance 1	$ 549	$ 80	$ -	$ 469	-
Accident and health insurance	212	223	12	1	NM
Total	$ 761	$ 303	$ 12	$ 470	2.6%

2008

Life insurance in force	$ 208,071	$ 75,092	$ 12	$ 132,991	-

Premiums:
Life insurance 1	$ 477	$ 84	$ 1	$ 394	0.3%
Accident and health insurance	183	209	26	-	NM
Total	$ 660	$ 293	$ 27	$ 394	6.9%

__________

1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V                           Valuation and Qualifying Accounts

Years ended December 31, 2010, 2009 and 2008 (in millions)

Column A	Column B	Column C		Column D	Column E
Charged
	Balance at	(credited) to	Charged to		Balance at
	beginning	costs and	other		end of
Description	of period	expenses	accounts	Deductions1	period

2010
Valuation allowances - mortgage loans on real estate	$ 77	$ 66	$ -	$ 47	$ 96

2009
Valuation allowances - mortgage loans on real estate	$ 42	$ 85	$ -	$ 50	$ 77

2008
Valuation allowances - mortgage loans on real estate	$ 25	$ 20	$ -	$ 3	$ 42

__________

1	Amounts represent transfers to real estate owned and recoveries.

PART C. OTHER INFORMATION

Item 24.	Financial Statements and Exhibits

(a)	Financial Statements

Nationwide Variable Account-II:

Report of Independent Registered Public Accounting Firm

Statement of Assets, Liabilities and Contract
Owners’ Equity as of December 31, 2010.

Statement of Operations for the year ended December 31, 2010.

Statements of Changes in Contract Owners’ Equity for the years ended December 31, 2010 and 2009.

Notes to Financial Statements.

Nationwide Life Insurance Company and subsidiaries:

Report of Independent Registered Public Accounting Firm

Consolidated Statements of  Income (Loss) for the
years ended December 31, 2010, 2009 and
2008.

Consolidated Balance Sheets as of December
31, 2010 and 2009.

Consolidated Statements of Changes in Shareholder’s
Equity as of December 31, 2010, 2009 and 2008.

Consolidated Statements of Cash Flows for
the years ended December 31, 2010, 2009
and 2008.

Notes to Consolidated Financial Statements.

Financial Statement Schedules.

Item 24.	(b) Exhibits

(1)
Resolution of the Depositor’s Board of Directors authorizing the establishment of the Registrant – Filed with Post-Effective Amendment No. 16 on April 30, 2007 (File No. 333-103093) as Exhibit (1) and hereby incorporated by reference.

(2)	Not Applicable.

(3)
Underwriting or Distribution of Contracts between the Depositor and NISC as Principal Underwriter – Filed with Post-Effective Amendment No. 16 on April 19, 2007 (File No. 333-103093) as Exhibit (3) and hereby incorporated by reference.

(4)
The form of the variable annuity contract – Filed with Pre-Effective Amendment No. 1 to the registration statement (333-168818) on December 30, 2010 as Exhibit (4) and hereby incorporated by reference.

(5)	Variable Annuity Application – Filed with Pre-Effective Amendment No. 1 to the registration statement (333-168818) on December 30, 2010 as Exhibit (5) and hereby incorporated by reference.

(6)	Depositor’s Certificate of Incorporation and By-Laws.

(a)
Amended Articles of Incorporation for Nationwide Life Insurance Company.  Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6a.htm" and hereby incorporated by reference.

(b)
Amended and Restated Code of Regulations of Nationwide Life Insurance Company.  Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6b.htm" and hereby incorporated by reference.

(c)
Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company, effective December 31, 2009.  Filed previously with initial registration statement (333-164125) on January 4, 2010 as document "exhibit6c.htm" and hereby incorporated by reference.

(7)	Not Applicable.

(8)	Form of Participation Agreements –

The following Fund Participation Agreements were previously filed on July 17, 2007 with Pre-Effective Amendment No. 1 to the registration statement associated with 1933 Act File No. 333-140608 under Exhibit 26(h), and are hereby incorporated by reference.

(1)	Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc. dated September 15, 2004, as amended, under document "amcentfpa99h2."

(2)	Restated and Amended Fund Participation Agreement with The Dreyfus Corporation dated January 27, 2000, as amended, under document "dreyfusfpa99h3.htm."

(3)
Fund Participation Agreement with Fidelity Variable Insurance Products Fund dated May 1, 1988, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V, under document "fidifpa99h5.htm."

(4)
Amended and Restated Fund Participation with Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc., as amended, dated May 1, 2003, as document "frankfpa99h8.htm. "

(5)	Fund Participation Agreement, Service and Institutional Shares, with Janus Aspen Series, dated December 31, 1999, under document "janusfpa99h9a.htm."

(6)	Amended and Restated Fund Participation Agreement with MFS Variable Insurance Trust and Massachusetts Financial Services Company dated February 1, 2003, as amended, under document "mfsfpa99h11.htm."

(7)	Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated February 1, 2003, as amended, under document "nwfpa99h12a.htm."

(8)
Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust), American Funds Insurance Series, and Capital Research and Management Company dated May 1, 2006, under document "nwfpa99h12b.htm."

(9)
Fund Participation Agreement with Neuberger Berman Advisers Management Trust / Lehman Brothers Advisers Management Trust (formerly, Neuberger Berman Advisers Management Trust) dated January 1, 2006, under document "neuberfpa99h13.htm."

(10)	Fund Participation Agreement with Oppenheimer Variable Account Funds and Oppenheimer Funds, Inc. dated April 13, 2007, under document "oppenfpa99h14.htm."

(11)
Fund Participation Agreement with T. Rowe Price Equity Series, Inc., T. Rowe Price International Series, Inc., T. Rowe Price Fixed Income Series, Inc., and T. Rowe Price Investment Services, Inc. dated October 1, 2002, as amended, under document "trowefpa99h15.htm."

The following Fund Participation Agreements were previously filed on September 27, 2007 with Pre-Effective Amendment No. 3 to the registration statement associated with 1933 Act File No. 333-137202 under Exhibit 26(h), and are hereby incorporated by reference.

(12)
Fund Participation Agreement (Amended and Restated) with Alliance Capital Management L.P. and Alliance-Bernstein Investment Research and Management, Inc. dated June 1, 2003, as document "alliancebernsteinfpa.htm."

(13)	Fund Participation Agreement with BlackRock (formerly FAM Distributors, Inc. and FAM Variable Series Funds, Inc.), as amended, dated April 13, 2004, as document " blackrockfpa.htm."

(14)	Fund Participation Agreement with PIMCO Variable Insurance Trust and PIMCO Fund Distributors, LLC, as amended, dated March 28, 2002, as document " pimcofpa.htm."

(15)	Fund Participation Agreement with Waddell & Reed Services Company, Waddell & Reed, Inc., and W&R Target Funds, Inc., as amended, dated December 1, 2000, as document "waddellreedfpa.htm."

(16)	Fund Participation Agreement with Wells Fargo Management, LLC, Stephens, Inc., as amended, dated November 15, 2004 as document "wellsfargofpa.htm."

(17)	Fund Participation Agreement with Van Eck Investment Trust, Van Eck Associates Corporation, Van Eck Securities Corporation, as amended, dated September 1, 1989, as document “vaneckfpa.htm”.

The following Fund Participation Agreement was previously filed on May 13, 2010 with Pre-Effective Amendment No. 1 to the registration statement associated with 1933 Act File No. 333-164886 under Exhibit 26(h), and is hereby incorporated by reference.

(18)	Fund Participation Agreement with INVESCO Funds Group, Inc., and INVESCO Distributors, Inc., as amended, dated August 1, 2001, as document "ex818.htm."

For information regarding payments Nationwide receives from underlying mutual funds, please see the "Information on Underlying Mutual Fund Payments" section of the prospectus and/or the underlying mutual fund prospectuses.

(9)	Opinion of Counsel – Attached hereto.

(10)	Consent of Independent Registered Public Accounting Firm – Attached hereto.

(11)	Not Applicable.

(12)	Not Applicable.

(99)	Power of Attorney - Attached hereto.

Item 25.	Directors and Officers of the Depositor

President and Chief Operating Officer and Director	Kirt A. Walker
Executive Vice President and Chief Legal and Governance Officer	Patricia R. Hatler
Executive Vice President-Administration	Terri L. Hill
Executive Vice President-Chief Human Resources Officer	Gale V. King
Executive Vice President-Chief Information Officer	Michael C. Keller
Executive Vice President-Chief Marketing and Strategy Officer	Matthew Jauchius
Executive Vice President-Finance	Lawrence A. Hilsheimer
Executive Vice President	Mark A. Pizzi
Executive Vice President and Director	Mark R. Thresher
Senior Vice President	Harry H. Hallowell
Senior Vice President-Associate Services	Robert J. Puccio
Senior Vice President-Business Transformation Office	Gregory S. Moran
Senior Vice President-Chief Financial Officer and Director	Timothy G. Frommeyer
Senior Vice President-Chief Risk Officer	Michael W. Mahaffey
Senior Vice President-CIO IT Infrastructure	Robert J. Dickson
Senior Vice President-Customer Insight/Analytic	Paul D. Ballew
Senior Vice President-Division General Counsel	Roger A. Craig
Senior Vice President-Division General Counsel	Thomas W. Dietrich
Senior Vice President-Division General Counsel	Sandra L. Neely
Senior Vice President-Corporate Relations	Jeffrey D. Rouch
Senior Vice President-Head of Taxation	Pamela A. Biesecker
Senior Vice President-Individual Investments Business Head	Eric S. Henderson
Senior Vice President-Individual Protection Business Head and Director	Peter A. Golato
Senior Vice President-P&C Marketing	Gordon E. Hecker
Senior Vice President-CIO NF Systems	Susan Gueli
Senior Vice President, Chief Financial Officer – Property and Casualty	Michael P. Leach
Senior Vice President-Distribution and Sales	John L. Carter
Senior Vice President-President-NW Retirement Plans	Anne L. Arvia
Senior Vice President-President-Investment Management Group	Michael S. Spangler
Senior Vice President-Property and Casualty Commercial/Farm Product Pricing	W. Kim Austen
Senior Vice President-Marketing Services	Jennifer M. Hanley
Senior Vice President-President-NW Bank	J. Lynn Greenstein
Senior Vice President-Internal Audit	Kai V. Monahan
Senior Vice President-CIO Corp Apps/NBH/NW Bank	Mark A. Gaetano
Senior Vice President-CIO Corp Apps/NBH/NW Bank	Guruprasad C. Vasudeva
Senior Vice President-Nationwide Financial	Steven C. Power
Senior Vice President and Treasurer	David LePaul
Senior Vice President-Controller	James D. Benson
Senior Vice President-Field Operations IC	Jeff M. Rommel
Senior Vice President-NF Marketing	William J. Burke
Senior Vice President-PCIO Sales Support	Melissa D. Gutierrez
Senior Vice President-Chief Compliance Officer	Sandra L. Rich
Vice President – Corporate Governance and Secretary	Robert W. Horner, III
Director	Stephen S. Rasmussen

The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza, Columbus, Ohio 43215

Item 26.                      Persons Controlled by or Under Common Control with the Depositor or Registrant.
*	Subsidiaries for which separate financial statements are filed
**	Subsidiaries included in the respective consolidated financial statements
***	Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
****	Other subsidiaries
COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
1492 Capital, LLC	Ohio		The company acts as an investment holding company.
AGMC Reinsurance, Ltd.	Turks & Caicos Islands		The company is in the business of reinsurance of mortgage guaranty risks.
ALLIED General Agency Company	Iowa		The company acts as a managing general agent and surplus lines broker for property and casualty insurance products.
ALLIED Group, Inc.	Iowa		The company is a property and casualty insurance holding company.
ALLIED Property and Casualty Insurance Company	Iowa		The company underwrites general property and casualty insurance.
ALLIED Texas Agency, Inc.	Texas		The company acts as a managing general agent to place personal and commercial automobile insurance with Colonial County Mutual Insurance Company for the independent agency companies.
AMCO Insurance Company	Iowa		The company underwrites general property and casualty insurance.
American Marine Underwriters, Inc.	Florida		The company is an underwriting manager for ocean cargo and hull insurance.
Atlantic Floridian Insurance Company	Ohio		The company writes personal lines residential property insurance in the State of Florida.
Freedom Specialty Insurance Company	Ohio		The company operates as a multi-line insurance company.
Audenstar Limited	England		The company is an investment holding company.
Champions of the Community, Inc.	Ohio		The company raises money to enable it to make gifts and grants to charitable organizations.
Colonial County Mutual Insurance Company*	Texas		The company underwrites non-standard automobile and motorcycle insurance and various other commercial liability coverages in Texas.
Crestbrook Insurance Company*	Ohio		The company is an Ohio-based multi-line insurance corporation that is authorized to write personal, automobile, homeowners and commercial insurance.
Depositors Insurance Company	Iowa		The company underwrites general property and casualty insurance.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
DVM Insurance Agency, Inc.	California		The company places pet insurance business not written by Veterinary Pet Insurance Company outside of California with National Casualty Company.
Farmland Mutual Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Freedom Specialty Insurance Company	Ohio		The company operates as a multi-line insurance company.
Gates, McDonald of Ohio, LLC*	Ohio		The company provides services to employers for managing workers’ and unemployment compensation matters and employee leave administration.
Gates, McDonald & Company of New York, Inc.	New York		The company provides workers’ compensation and self-insured claims administration services to employers with exposure in New York.
GatesMcDonald Health Plus Inc.	Ohio		The company provides medical management and cost containment services to employers.
Insurance Intermediaries, Inc.	Ohio		The company is an insurance agency and provides commercial property and casualty brokerage services.
Life REO Holdings, LLC	Ohio		The company is an investment company.
Lone Star General Agency, Inc.	Texas		The company acts as general agent to market nonstandard automobile and motorcycle insurance for Colonial County Mutual Insurance Company.
National Casualty Company	Wisconsin		The company underwrites various property and casualty coverage, as well as some individual and group accident and health insurance.
National Casualty Company of America, Ltd.	England		This is a limited liability company organized for the purpose of carrying on the business of insurance, reinsurance, indemnity, and guarantee of various kinds. The company is currently inactive.
Nationwide Advantage Mortgage Company*	Iowa		The company makes residential mortgage loans.
Nationwide Affinity Insurance Company of America*	Ohio		The company is a property and casualty insurer that writes personal lines business.
Nationwide Agribusiness Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Nationwide Arena, LLC*	Ohio		The purpose of the company is to develop Nationwide Arena and to engage in related development activity.
Nationwide Asset Management Holdings	England and Wales		The company operates as an investment holding company.
Nationwide Asset Management, LLC	Ohio		The company provides investment advisory services as a registered investment adviser to affiliated and non-affiliated clients.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Assurance Company	Wisconsin		The company underwrites non-standard automobile and motorcycle insurance.
Nationwide Bank*	United States
This is a federal savings bank chartered by the Office of Thrift Supervision in the United States Department of Treasury to exercise deposit, lending, agency, custody and fiduciary powers and to engage in activities permissible for federal savings banks under the Home Owners’ Loan Act of 1933.

Nationwide Better Health Holding Company, LLC (fka Nationwide Better Health Holding Company, Inc.)	Ohio		The company provides health management services.
Nationwide Better Health (Ohio), LLC (fka Nationwide Better Health, Inc.)	Ohio		The company provides population health management.
Nationwide Cash Management Company	Ohio		The company buys and sells investment securities of a short-term nature as the agent for other corporations, foundations and insurance company separate accounts.
Nationwide Community Development Corporation, LLC	Ohio		The company holds investments in low-income housing funds.
Nationwide Corporation	Ohio		The company acts primarily as a holding company for entities affiliated with Nationwide Mutual Insurance.
Nationwide Emerging Managers, LLC	Delaware		The company acquires and holds interests in registered investment advisers and provides investment management services.
Nationwide Exclusive Agent Risk Purchasing Group, LLC	Ohio		The company’s purpose is to provide a mechanism for the purchase of group liability insurance for insurance agents operating nationwide.
Nationwide Financial Assignment Company	Ohio		The company is an administrator of structured settlements.
Nationwide Financial General Agency, Inc. (fka 1717 Brokerage Services, Inc.)	Pennsylvania		The company is a multi-state licensed insurance agency.
Nationwide Financial Institution Distributors Agency, Inc.	Delaware		The company is an insurance agency.
Nationwide Financial Services Capital Trust	Delaware		The trust’s sole purpose is to issue and sell certain securities representing individual beneficial interests in the assets of the trust.
Nationwide Financial Services, Inc.*	Delaware		The company acts primarily as a holding company for companies within the Nationwide organization that offer or distribute long-term savings and retirement products.
Nationwide Financial Structured Products, LLC	Ohio		The company captures and reports the results of the structured products business unit.
Nationwide Fund Advisors (fka Gartmore Mutual Fund Capital Trust)	Delaware		The trust acts as a registered investment adviser.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Fund Distributors LLC (successor to Gartmore Distribution Services, Inc.)	Delaware		The company is a limited purpose broker-dealer.
Nationwide Fund Management LLC (successor to Gartmore Investors Services, Inc.)	Delaware		The company provides administration, transfer and dividend disbursing agent services to various mutual fund entities.
Nationwide General Insurance Company	Ohio		The company transacts a general insurance business, except life insurance, and primarily provides automobile and fire insurance to select customers.
Nationwide Global Holdings, Inc.	Ohio		The company is a holding company for the international operations of Nationwide.
Nationwide Global Ventures, Inc.	Delaware		The company acts as a holding company.
Nationwide Indemnity Company*	Ohio		The company is involved in the reinsurance business by assuming business from Nationwide Mutual Insurance Company and other insurers within the Nationwide insurance organization.
Nationwide Insurance Company of America	Wisconsin		The company is an independent agency personal lines underwriter of property and casualty insurance.
Nationwide Insurance Company of Florida*	Ohio		The company transacts general insurance business, except life insurance.
Nationwide Insurance Foundation	Ohio		The company is a special risks, excess and surplus lines underwriting manager.
Nationwide Investment Advisors, LLC	Ohio		The company contributes to non-profit activities and projects.
Nationwide Investment Services Corporation**	Oklahoma
This is a limited purpose broker-dealer and distributor of variable annuities and variable life products for Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. The company also provides educational services to retirement plan sponsors and its participants.

Nationwide Life and Annuity Insurance Company**	Ohio		The company engages in underwriting life insurance and granting, purchasing and disposing of annuities.
Nationwide Life Insurance Company*	Ohio		The company provides individual life insurance, group life and health insurance, fixed and variable annuity products and other life insurance products.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Lloyds	Texas		The company markets commercial and property insurance in Texas.
Nationwide Mutual Capital, LLC	Ohio		The company acts as a private equity fund investing in companies for investment purposes and to create strategic opportunities for Nationwide.
Nationwide Mutual Capital I, LLC*	Delaware		The business of the company is to achieve long term capital appreciation through a portfolio of primarily domestic equity investments in financial service and related companies.
Nationwide Mutual Fire Insurance Company	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Mutual Insurance Company*	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Private Equity Fund, LLC	Ohio		The company invests in private equity funds.
Nationwide Property and Casualty Insurance Company	Ohio		The company engages in a general insurance business, except life insurance.
Nationwide Property Protection Services, LLC	Ohio		The company provides alarm systems and security guard services.
Nationwide Realty Services, Ltd.	Ohio		The company provides relocation services for associates.
Nationwide Realty Investors, Ltd.*	Ohio		The company is engaged in the business of developing, owning and operating real estate and real estate investment.
Nationwide Retirement Solutions, Inc.*	Delaware		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Arizona	Arizona		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Ohio	Ohio		The company provides retirement products, marketing, education and administration to public employees.
Nationwide Retirement Solutions, Inc. of Texas	Texas		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Insurance Agency, Inc.	Massachusetts		The company markets and administers deferred compensation plans for public employees.
Nationwide SA Capital Trust	Delaware		The trust acts as a holding company.
Nationwide Sales Solutions, Inc.	Iowa		The company engages in the direct marketing of property and casualty insurance products.
Nationwide Securities, LLC	Delaware		The company is a registered broker-dealer and provides investment management and administrative services.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Services Company, LLC	Ohio		The company performs shared services functions for the Nationwide organization.
Newhouse Capital Partners, LLC	Delaware		The company is an investment holding company.
Newhouse Capital Partners II, LLC	Delaware		The company is an investment holding company.
NF Reinsurance Ltd.*	Bermuda		The company serves as a captive reinsurer for Nationwide Life Insurance Company’s universal life, term life and annuity business.
NFS Distributors, Inc.	Delaware		The company acts primarily as a holding company for Nationwide Financial Services, Inc.’s distribution companies.
NMC CPC WT Investment, LLC	Delaware		The business of the company is to hold and exercise rights in a specific private equity investment.
NWD Asset Management Holdings, Inc.	Delaware		The company is an investment holding company.
NWD Investment Management, Inc.	Delaware		The company acts as a holding company and provides other business services for the NWD Investments group of companies.
NWD Management & Research Trust	Delaware		The company acts as a holding company for the NWD Investments group of companies and as a registered investment adviser.
Pension Associates, Inc.	Wisconsin		The company provides pension plan administration and record keeping services, and pension plan and compensation consulting.
Premier Agency, Inc.	Iowa		The company is an insurance agency.
Privilege Underwriters, Inc.	Florida		The company acts as a holding company for the PURE Group of insurance companies.
Privilege Underwriters, Reciprocal Exchange	Florida		The company acts as a reciprocal insurance company.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Pure Insurance Company	Florida		The company acts as a captive reinsurance company.
Pure Risk Management, LLC	Florida		The company acts as an attorney-in-fact for Privilege Underwriters Reciprocal Exchange.
Registered Investment Advisors Services, Inc.	Texas		The company is a technology company that facilitates third-party money management services for registered investment advisers.
Retention Alternatives, Ltd.*	Bermuda		The company is a captive insurer and writes first dollar insurance policies in workers’ compensation, general liability and automobile liability for its affiliates in the United States.
Riverview International Group, Inc.	Delaware		The company is an insurance company.
RP&C International, Inc.	Ohio		The company is an investment-banking firm that provides specialist advisory services and innovative financial solutions to public and private companies internationally.
Scottsdale Indemnity Company	Ohio		The company is engaged in a general insurance business, except life insurance.
Scottsdale Insurance Company	Ohio		The company primarily provides excess and surplus lines of property and casualty insurance.
Scottsdale Surplus Lines Insurance Company	Arizona		The company provides excess and surplus lines coverage on a non-admitted basis.
THI Holdings (Delaware), Inc.*	Delaware		The company acts as a holding company for subsidiaries of the Nationwide group of companies.
Titan Auto Insurance of New Mexico, Inc.	New Mexico		The company is an insurance agency that operates employee agent storefronts.
Titan Indemnity Company	Texas		The company is a multi-line insurance company and is operating primarily as a property and casualty insurance company.
Titan Insurance Company	Michigan		The company is a property and casualty insurance company.
Titan Insurance Services, Inc.	Texas		The company is a Texas grandfathered managing general agency.
Veterinary Pet Insurance Company*	California		The company provides pet insurance.
Victoria Automobile Insurance Company	Indiana		The company is a property and casualty insurance company.
Victoria Fire & Casualty Company	Ohio		The company is a property and casualty insurance company.
Victoria National Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Select Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Specialty Insurance Company	Ohio		The company is a property and casualty insurance company.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
VPI Services, Inc.	California		The company operates as a nationwide pet registry service for holders of Veterinary Pet Insurance Company policies, including pet indemnification and a lost pet recovery program.
Western Heritage Insurance Company	Arizona		The company underwrites excess and surplus lines of property and casualty insurance.
Whitehall Holdings, Inc.	Texas		The company acts as a holding company for the Titan group of agencies.
W.I. of Florida (d.b.a. Titan Auto Insurance)	Florida		The company is an insurance agency and operates as an employee agent storefront for Titan Indemnity Company in Florida.

	COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
*	MFS Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Multi-Flex Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-A	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-B	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-C	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-D	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-II	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-3	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-4	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-5	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-6	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-7	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-8	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-9	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-10	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-11	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-12	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-13	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-14	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-15	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-16	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-17	Ohio		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account 1	Pennsylvania		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account A	Delaware		Issuer of Annuity Contracts
	Nationwide VL Separate Account-A	Ohio		Issuer of Life Insurance Policies
	Nationwide VL Separate Account-B	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-C	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-D	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-G	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-2	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-3	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-4	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-5	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-6	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-7	Ohio		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account 1	Pennsylvania		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account A	Delaware		Issuer of Life Insurance Policies

Item 27.	Number of Contract Owners

N/A

Item 28.	Indemnification

Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.	Principal Underwriter

(a)	Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for the following separate investment accounts of Nationwide or its affiliates:

MFS Variable Account	Nationwide VA Separate Account-D
Multi-Flex Variable Account	Nationwide VLI Separate Account
Nationwide Variable Account	Nationwide VLI Separate Account-2
Nationwide Variable Account-II	Nationwide VLI Separate Account-3
Nationwide Variable Account-3	Nationwide VLI Separate Account-4
Nationwide Variable Account-4	Nationwide VLI Separate Account-5
Nationwide Variable Account-5	Nationwide VLI Separate Account-6
Nationwide Variable Account-6	Nationwide VLI Separate Account-7
Nationwide Variable Account-7	Nationwide VL Separate Account-C
Nationwide Variable Account-8	Nationwide VL Separate Account-D
Nationwide Variable Account-9	Nationwide VL Separate Account-G
Nationwide Variable Account-10	Nationwide Provident VA Separate Account 1
Nationwide Variable Account-11	Nationwide Provident VA Separate Account A
Nationwide Variable Account-12	Nationwide Provident VLI Separate Account 1
Nationwide Variable Account-13	Nationwide Provident VLI Separate Account A
Nationwide Variable Account-14
Nationwide VA Separate Account-A
Nationwide VA Separate Account-B
Nationwide VA Separate Account-C

(b)	Directors and Officers of NISC:

President	Robert O. Cline
Senior Vice President, Treasurer and Director	James D. Benson
Vice President-Chief Compliance Officer	James J. Rabenstine
Associate Vice President and Secretary	Kathy R. Richards
Associate Vice President-Financial Systems & Treasury Services and Assistant Treasurer	Terry C. Smetzer
Associate Vice President	John J. Humphries, Jr.
Assistant Secretary	Mark E. Hartman
Assistant Treasurer	Morgan J. Elliott
Assistant Treasurer	Jerry L. Greene
Director	John L. Carter
Director	Eric S. Henderson

The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
One Nationwide Plaza, Columbus, Ohio 43215

(c)
Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption or Annuitization	Brokerage Commissions	Compensation
Nationwide Investment Services Corporation	N/A	N/A	N/A	N/A

Item 30.	Location of Accounts and Records

Timothy G. Frommeyer
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH  43215

Item 31.	Management Services

Not Applicable

Item 32.	Undertakings

The Registrant hereby undertakes to:

(a)
file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

(b)
include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c)	deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

Nationwide Life Insurance Company represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide Life Insurance Company.

SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-II, has caused this Registration Statement to be behalf in the City of Columbus, and State of Ohio, on this 7th day of April, 2011.

NATIONWIDE VARIABLE ACCOUNT-II
(Registrant)
NATIONWIDE LIFE INSURANCE COMPANY
(Depositor)

By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of April, 2011.

KIRT A. WALKER
Kirt A. Walker, President and Chief Operating Officer, and Director
MARK R. THRESHER
Mark R. Thresher, Executive Vice President and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
PETER A. GOLATO
Peter A. Golato, Senior Vice President-Individual Protection Business Head and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director
By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto
Attorney-in-Fact